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As filed with the Securities and Exchange Commission on July 1, 2003

Registration No. 333-104928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIVERWOOD HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	2631	58-2205241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Edward W. Stroetz, Jr., Esq.
Secretary
Riverwood Holding, Inc.
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Paul S. Bird, Esq. Debevoise & Plimpton 919 Third Avenue New York, New York 10022 (212) 909-6000	Jill B.W. Sisson, Esq. General Counsel and Secretary Graphic Packaging International Corporation 4455 Table Mountain Drive Golden, Colorado 80403 (303) 215-4600	W. Dean Salter, Esq. Holme Roberts & Owen LLP 1700 Lincoln Street, Suite 4100 Denver, Colorado 80203 (303) 861-7000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger of Graphic Packaging International Corporation, or Graphic, with and into a wholly owned subsidiary of the registrant pursuant to the Agreement and Plan of Merger, dated as of March 25, 2003, or the merger agreement, attached as Annex A to the proxy statement/prospectus forming part of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

                Riverwood Holding, Inc., or Riverwood, and Graphic Packaging International Corporation, or Graphic, have agreed on a merger transaction involving the two companies. In order to complete the merger, Graphic's stockholders must approve the merger agreement. Coors family stockholders holding 13,481,548 shares of Graphic's outstanding common stock and all of Graphic's outstanding 10% Series B convertible preferred stock, or the convertible preferred stock (entitled to vote separately as a class and to cast a total of 24,242,424 votes with the holders of Graphic common stock) have entered into a voting agreement. These shares represent approximately 65.1% of the combined voting power of Graphic's capital stock and 100% of the voting power of the convertible preferred stock as of March 25, 2003.

        The voting agreement requires the Coors family stockholders to vote their shares of Graphic common and convertible preferred stock in favor of the merger agreement and the transactions contemplated by the merger agreement, to convert the convertible preferred stock into Graphic common stock and to make specified payments to Riverwood out of their own funds in the event that the merger agreement is terminated and an alternate transaction with a third party is consummated. The executive officers and directors of Graphic, representing approximately 0.6% of the combined voting power of Graphic's capital stock, have also advised that they intend to vote their shares in favor of the merger. Some of Graphic's directors and executive officers have interests in the merger that are different from, or in addition to, yours. Upon completion of the merger, the Graphic directors and executive officers will receive, in the aggregate, compensation and other benefits with a total value of approximately $14.4 million, including benefits with an aggregate value of approximately $1.6 million payable to Jeffrey H. Coors, a director of Graphic. These interests are discussed in "Interests of Certain Persons in the Merger" beginning on page 66. Graphic is sending you this proxy statement/prospectus to ask Graphic stockholders to vote in favor of the merger agreement.

        If the merger agreement is approved by Graphic stockholders and the merger consummated, the combined company, to be named Graphic Packaging Corporation, will be a publicly traded company. Riverwood has applied to have the combined company's stock listed on the New York Stock Exchange. As a Graphic stockholder, you will be entitled to receive one share of common stock of the combined company in exchange for each share of Graphic common stock that you own. After the merger, Graphic stockholders will own approximately 42.5% of the combined company's common stock, and Riverwood stockholders will own the remaining approximately 57.5% of the combined company's common stock, each calculated on a fully diluted basis.

        All stockholders are invited to attend the special meeting. Your participation at the special meeting, in person or in proxy, is very important. Even if you only own a few shares, Graphic wants your shares to be represented at the special meeting. The merger of Graphic with Riverwood cannot be completed without the approval of the holders of two-thirds of the combined voting power of Graphic's capital stock (including the votes to which the holder of the convertible preferred stock is entitled) and the holder of two-thirds of the outstanding shares of the convertible preferred stock, voting as a separate class. As a result of the voting agreement referred to above and the expressed intention of Graphic's executive officers and directors to vote their shares in favor of the merger agreement, the affirmative vote of holders of common stock representing an additional approximately 1% of the combined voting power of Graphic's capital stock is required to approve the merger agreement. Because of the commitments to vote for the merger by the Coors family stockholders and by Graphic directors and officers, who in the aggregate own shares entitled to vote approximately 65.7% of the combined voting power of Graphic capital stock, approval of the merger agreement by Graphic stockholders is highly likely.

        Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" approval of the merger. If you fail to return your card, the effect will be a vote against the merger. Each proxy is revocable and will not affect your right to vote in person in the event you attend the special meeting. The special meeting will take place on                                         , 2003, at             a.m. Mountain Time, at                        ,                         .

        This document is a prospectus of Riverwood relating to the issuance of shares of the combined company's common stock to be issued in connection with the merger and a proxy statement for Graphic to use in soliciting proxies for its meeting. You should consider the matters discussed under "RISK FACTORS" commencing on page 21 of the enclosed proxy statement/prospectus. We urge you to review the entire document carefully.

/s/ JEFFREY H. COORS Jeffrey H. Coors President and Chief Executive Officer Graphic Packaging International Corporation

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.         This proxy statement/prospectus is dated                        , 2003, and is first being mailed to stockholders on or about                        , 2003.

Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, Colorado 80403

Notice of Special Meeting of Stockholders
To Be Held on                            , 2003

To the Stockholders of
Graphic Packaging International Corporation:

        Notice is hereby given that a special meeting of stockholders of Graphic Packaging International Corporation will be held on                            , 2003, at              a.m. Mountain Time, at                        ,                         , for the following purposes:

        1.     To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of March 25, 2003, by and among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC, and Graphic Packaging International Corporation; and

        2.     To transact other business as may properly be presented at the special meeting or any adjournments of the special meeting.

        Graphic will not be able to complete the merger unless its stockholders approve the merger agreement.

        Stockholders of Graphic of record at the close of business on                        , 2003 are entitled to vote at the special meeting and any adjournment of the special meeting.

        Whether or not you expect to attend the special meeting in person, please mark, sign, date and return the accompanying proxy in the return envelope provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the special meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors,
/s/ JILL B.W. SISSON Jill B.W. Sisson, General Counsel and Secretary
Golden, Colorado , 2003

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY,
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

i

Listing of Combined Company Stock	74
Covenants	74
Other Covenants and Agreements	78
Representations and Warranties	78
Conditions to the Completion of the Merger	80
Termination of Merger Agreement	81
Amendments, Extensions and Waivers	84
MATERIAL TERMS OF RELATED AGREEMENTS	85
Voting Agreement	85
Stockholders Agreements	87
Amended and Restated Registration Rights Agreement	92
INFORMATION ABOUT RIVERWOOD	94
Business	94
Properties	101
Legal Proceedings	102
Management's Discussion and Analysis of Financial Condition and Results of Operations	102
Financial Statements	131
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	131
Quantitative and Qualitative Disclosures about Market Risk	131
INFORMATION ABOUT GRAPHIC	134
Business	134
Properties	139
Legal Proceedings	139
Management's Discussion and Analysis of Financial Condition and Results of Operations	140
Financial Statements	156
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	156
Quantitative and Qualitative Disclosures about Market Risk	156
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS	157
Unaudited Condensed Pro Forma Combined Balance Sheet as of March 31, 2003	158
Unaudited Condensed Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2003	159
Unaudited Condensed Pro Forma Combined Statement of Operations for the Year Ended December 31, 2002	160
Notes to Unaudited Condensed Pro Forma Combined Financial Statements	161
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER AND OTHER INFORMATION	165
Directors and Executive Officers of the Combined Company	165
Executive Compensation—Riverwood Executive Officers	168
Executive Compensation—Graphic Executive Officers	174
Compensation of Directors	176
Board Committees	176
Employment Agreements	177
Stock Plans	179

ii

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	192
Riverwood	192
Graphic	193
Riverwood-Graphic Supply Agreement	195
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	196
Security Ownership of Certain Beneficial Owners and Management of Riverwood	196
Security Ownership of Certain Beneficial Owners and Management of Graphic	198
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	201
Riverwood	201
Graphic	201
Combined Company	202
COMPARISON OF STOCKHOLDER RIGHTS	203
DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK	206
Overview	206
Common Stock	206
Preferred Stock	206
Stockholders Agreements	207
Change of Control Related Provisions of the Combined Company's Certificate of Incorporation and By-Laws, and Delaware Law	207
Stockholder Rights Plan	210
Amended and Restated Registration Rights Agreement	212
Listing	212
Exchange Agent and Registrar	212
LEGAL MATTERS	213
EXPERTS	213
INDEPENDENT AUDITORS	213
FUTURE STOCKHOLDER PROPOSALS	213
WHERE YOU CAN FIND MORE INFORMATION	213
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEXES
Annex A—Agreement and Plan of Merger
Annex B—Voting Agreement
Annex C—Opinion of Credit Suisse First Boston LLC
Annex D—Opinion of Morgan Stanley & Co. Incorporated

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What am I being asked to vote upon?

A:
You are being asked to approve the merger agreement entered into among Graphic Packaging International Corporation, or Graphic, Riverwood Holding, Inc., or Riverwood, and Riverwood Acquisition Sub LLC, or Acquisition Sub.

Q:
When is the special meeting?

A:
Graphic's special meeting of stockholders will take place on                            , 2003, at             a.m. Mountain Time, at                         ,                         .

Q:
What will happen in the merger?

A:
In the merger, Graphic will merge into Acquisition Sub, a wholly owned subsidiary of Riverwood. Riverwood and Acquisition Sub, as successor to Graphic, together after the merger are referred to collectively in this proxy statement/prospectus as the combined company. Graphic stockholders will own approximately 42.5% of the shares of the combined company common stock after the merger, calculated on a fully diluted basis. Riverwood stockholders will own the remaining approximately 57.5% of the combined company common stock after the merger, calculated on a fully diluted basis. In the merger, the combined company will issue approximately 34.9 million shares of common stock to holders of Graphic common stock (including restricted stock) and approximately 48.5 million shares of common stock to the former holder of Graphic's convertible preferred stock. After the merger, the combined company will have outstanding approximately 198.3 million shares of common stock.

Q:
What will I receive in the merger for my Graphic stock?

A:
If the merger is completed, as a Graphic stockholder, you will receive one share of common stock of Riverwood Holding, Inc., to be renamed Graphic Packaging Corporation, in exchange for each share of Graphic common stock that you own. Immediately before the effective time of the merger, Riverwood will complete a 15.21-to-one stock split of its common stock and the holder of Graphic's 10% Series B convertible preferred stock, or the convertible preferred stock, will convert that stock into Graphic common stock.

Q:
Will Graphic's shares of common stock continue to be traded on the New York Stock Exchange after the merger is completed?

A:
No, but the shares of the combined company that you receive in the merger will be. Riverwood has applied for listing of the combined company common stock on the New York Stock Exchange, or NYSE, under the ticker symbol "GPK." If the merger is completed, Graphic's shares of common stock will no longer be listed for trading on the NYSE.

Q:
Will I be able to trade the combined company common stock that I receive in connection with the merger?

A:
Yes. The shares of the combined company's common stock issued in connection with the merger will be freely tradable, unless you are an affiliate of Graphic. Generally, persons who are deemed to be affiliates of Graphic must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of combined company common stock received in connection with the merger. You will be notified if you are an affiliate of Graphic.

Q:
When do Riverwood and Graphic expect to complete the merger?

A:
Riverwood and Graphic expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the required approval of Graphic stockholders at the special meeting, are fulfilled. Fulfilling some of these conditions, such as required regulatory approvals, is not entirely within their control. Riverwood and Graphic hope to complete the merger in the third quarter of 2003.

Q:
What will happen at the special meeting?

A:
At the special meeting, holders of Graphic common stock and convertible preferred stock will vote on whether to approve the merger agreement. Riverwood and Graphic cannot complete the merger without the approval of the holders of the two-thirds of the combined voting power of Graphic's capital stock (including the votes to which the holder of the convertible preferred stock is entitled) and the holder of two-thirds of the outstanding shares of the convertible preferred stock, voting as a separate class. Please see "Graphic Stockholder Votes Required" on page 8 and "Voting Agreement" on pages 8 to 9 of "Summary".

Q:
What do I need to do to vote?

A:
Mail your signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. In order to assure that Graphic obtains your vote, please follow the voting instructions on your proxy card even if you currently plan to attend the special meeting in person.

Q:
Can I dissent and require appraisal of my shares of Graphic common stock?

A:
No. Holders of Graphic's common stock are not entitled to dissenters' rights under Colorado law in connection with the merger. The holder of the convertible preferred stock has waived any dissenters' rights under Colorado law to which it may be entitled in connection with the merger.

Q:
Should I send in my Graphic stock certificates now?

A:
No. After the merger is completed, the exchange agent for the merger will send written instructions to Graphic stockholders that explain how to exchange Graphic stock certificates for combined company stock certificates. The exchange agent will also send a letter of transmittal that must be executed by Graphic stockholders in order to obtain combined company stock certificates. Please do not send in any stock certificates until you receive these written instructions and the letter of transmittal.

Q:
How do I vote my shares of Graphic common stock if they are held in the name of a bank, broker or other fiduciary?

A:
Your bank, broker or other fiduciary will vote your shares of Graphic common stock with respect to the merger agreement only if you provide written instructions to them on how to vote, so it is important that you provide them with instructions. If you do not provide them with instructions, under the rules of the NYSE, they will not be authorized to vote your shares. If you wish to vote in person at the special meeting and hold your shares of Graphic common stock in the name of a bank, broker or other fiduciary, you must contact your bank, broker or other fiduciary and request a legal proxy. You must bring this legal proxy to the special meeting in order to vote in person. Shares of Graphic common stock held by a broker, bank or other fiduciary that are not voted because the beneficial owner has not provided instructions to the broker, bank or other fiduciary will have the same effect as a vote "against" the merger agreement.

Q:
May I change my vote even after returning a proxy card?

A:
Yes. If you are a record holder, you can change your vote by:

•
completing, signing and dating a new proxy card and returning it by mail so that it is received before the special meeting;

•
notifying Graphic's corporate secretary before the special meeting that you have revoked your proxy; or

•
attending the special meeting and voting in person.

  If your shares of Graphic common stock are held in the name of a bank, broker or other nominee and you have directed such person(s) to vote your shares of Graphic common stock, you should instruct such nominee to change your vote or bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on            , 2003, the record date for voting.

Q:
What if I do not vote, or abstain from voting, or do not instruct my broker to vote my shares of Graphic common stock?

A:
If you do not vote, it will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will also have the effect of votes against the merger agreement.

  If you sign your proxy card but do not indicate how you want to vote, your shares of Graphic common stock will be voted "FOR" approval of the merger agreement.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger agreement and the transactions contemplated by the merger agreement fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page 213.

        In this proxy statement/prospectus, the following terms have the meanings as set forth below:

"Acquisition Sub"	Riverwood Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Riverwood.
"amended and restated registration rights agreement"	The amended and restated registration rights agreement, dated as of March 25, 2003, among Riverwood, current stockholders of Riverwood and the Coors family stockholders.
"combined company," "we," "us," and "our"	Riverwood and Acquisition Sub, as successor to Graphic, together following the merger.
"convertible preferred stock"	Graphic's 10% Series B convertible preferred stock.
"Coors family stockholders"
The members of the Coors family (including Jeffrey H. Coors, President, Chief Executive Officer and a director of Graphic, and William K. Coors, also a director of Graphic), certain Coors family trusts and a Coors family foundation that are parties to a voting agreement with Riverwood described herein.
"GPC"	The company currently known as Graphic Packaging Corporation, a Delaware corporation and a wholly owned subsidiary of Graphic Packaging Holdings, Inc., which is a wholly owned subsidiary of Graphic.
"Graphic"	Graphic Packaging International Corporation, a Colorado corporation.
"merger"	The merger of Graphic with and into Acquisition Sub, with Acquisition Sub surviving as a wholly owned subsidiary of Riverwood.
"merger agreement"	The agreement and plan of merger, dated as of March 25, 2003, among Riverwood, Acquisition Sub and Graphic.
"RIC"	Riverwood International Corporation, a Delaware corporation and a wholly owned subsidiary of RIC Holding.
"RIC Holding"	RIC Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Riverwood.
"Riverwood"	The registrant, Riverwood Holding, Inc., a Delaware corporation, and its subsidiaries.
"stockholders agreement"
The stockholders agreement, dated as of March 25, 2003, as amended by an amendment no. 1, dated as of April 29, 2003, and by an amendment no. 2, dated as of June 12, 2003, among Riverwood, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A. and the Coors family stockholders.
"voting agreement"	The voting agreement, dated as of March 25, 2003, among Riverwood and the Coors family stockholders.

THE COMPANIES (see page 94 to 156)

Riverwood Holding, Inc.
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
Internet address: www.riverwood.com

        Riverwood is a Delaware corporation that manufactures paperboard packaging and paperboard for beverage and consumer products companies. Riverwood currently is privately owned, and its common stock does not trade on any stock exchange, Nasdaq or the OTC Bulletin Board. After the merger, Riverwood will change its name to "Graphic Packaging Corporation." Riverwood will apply to have the combined company's common stock listed on the New York Stock Exchange, or NYSE, under the symbol "GPK." The listing will take effect at the effective time of the merger.

Riverwood Acquisition Sub LLC
814 Livingston Court
Marietta, Georgia 30067
(404) 644-3000

        Acquisition Sub is a recently formed Delaware limited liability company that is a wholly owned subsidiary of Riverwood. At the time of the merger, Acquisition Sub will have conducted no business other than in connection with the merger agreement. After the merger of Graphic with and into Acquisition Sub, Acquisition Sub will be merged with and into Riverwood which will be renamed Graphic Packaging Corporation.

Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, Colorado 80403
(303) 215-4600
Internet address: www.graphicpkg.com

        Graphic is a Colorado corporation that manufactures packaging products used by consumer product companies as primary packaging for their end-use products. Graphic's common stock trades on the NYSE under the symbol "GPK."

THE PROPOSED MERGER (see page 35)

        Under the terms of the proposed merger, Graphic will merge with and into Acquisition Sub, a wholly owned subsidiary of Riverwood, with Acquisition Sub continuing as the surviving company. After the merger of Graphic with and into Acquisition Sub, (1) RIC Holding, Inc., or RIC Holding, will be merged with and into Graphic Packaging Holdings, Inc. which will be renamed GPI Holding, Inc., (2) GPC will be merged with and into RIC which will be renamed Graphic Packaging International, Inc., and (3) Acquisition Sub will be merged with and into Riverwood which will be renamed Graphic Packaging Corporation.

        The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger.

        The following charts depict (1) the organizational structures of Riverwood and Graphic, prior to the merger, and (2) our organizational structure upon completion of the merger.

Prior to the Merger

Upon Completion of The Merger

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GRAPHIC (see page 45)

        The Graphic board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair and in the best interests of Graphic and its stockholders and that the merger agreement is advisable. The Graphic board of directors, by unanimous vote of the directors voting, has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Graphic stockholders vote "FOR" approval of the merger agreement. Some of Graphic's directors and executive officers have interests in the merger that are different from, or in addition to, yours. These interests are discussed in "Interests of Certain Persons in the Merger" beginning on page 66.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 66)

        When you consider the Graphic board of directors' recommendation that you vote in favor of approval of the merger agreement, you should be aware that some of Graphic's directors and executive officers have interests in the merger that are different from, or in addition to, yours.

        These interests include:

  •
  a payment by Riverwood to the Trust in consideration for the conversion by the Trust of its convertible preferred stock in connection with the merger. Conversion of the convertible preferred stock is a condition to Riverwood's obligation to complete the merger. One of the trustees of the Trust, William K. Coors, is a director of Graphic and another of the trustees, Jeffrey H. Coors, is a director and officer of Graphic;

  •
  amended employment agreements between Graphic and Jeffrey H. Coors and David W. Scheible, which will take effect at the effective time of the merger;

  •
  change in control payments to three of Graphic's executive officers, Luis E. Leon, Jill B.W. Sisson and Marsha C. Williams;

  •
  acceleration of certain option and restricted stock vesting and deferred compensation payouts to executive officers with change in control agreements;

  •
  service of three current Graphic directors on the combined company's board of directors; and

  •
  indemnification by the combined company of past and present directors and officers of Graphic.

        Graphic's board of directors was aware of these interests and considered them in making its recommendation.

REASONS FOR THE MERGER (see pages 42 and 55)

        The boards of directors of Riverwood and Graphic believe that the merger will result in operating efficiencies, potential increased revenues and enhanced stockholder value for the combined company. Specifically, the boards of directors of Riverwood and Graphic believe that the merger will:

  •
  create a premier value added paperboard packaging company serving the beverage, food and consumer products industries;

  •
  increase integration and scale to provide a total customer solution;

  •
  provide enhanced growth opportunities;

  •
  provide the opportunity to achieve significant operating synergies;

  •
  create an experienced management team drawn from both Riverwood and Graphic; and

  •
  result in greater access to capital than either company has separately.

TREATMENT OF GRAPHIC STOCK OPTIONS AND RESTRICTED STOCK (see page 70)

        Except as noted below, each outstanding and unexercised option or right to purchase shares of Graphic common stock granted under the Graphic benefit plans will be assumed by the combined company and converted into an option or a right to purchase, as applicable, shares of the combined company common stock. The number of shares of the combined company common stock underlying the new combined company option will equal the number of shares of Graphic common stock for which the corresponding Graphic option was exercisable. The per share exercise price of each new combined company option will equal the exercise price of the corresponding Graphic option.

        Except as noted below, at the effective time of the merger, each outstanding restricted share of Graphic common stock granted under a Graphic benefit plan will be converted into one share of combined company common stock with the same terms, conditions and restrictions as were applicable to the restricted shares under the applicable Graphic benefit plan.

        Options and restricted shares held by employees with change in control agreements and employees party to new employment agreements with the combined company will be treated differently. See "Interests of Certain Persons in the Merger" on page 66.

GRAPHIC STOCKHOLDER VOTES REQUIRED

        Approval of the merger agreement at the Graphic special meeting requires the affirmative votes of (i) the holders of two-thirds of the combined voting power of Graphic's capital stock (including the votes to which the holder of Graphic convertible preferred stock is entitled) and (ii) the holder of two-thirds of the outstanding shares of Graphic convertible preferred stock, voting as a separate class.

        On the record date, the Coors family stockholders, in the aggregate, owned or had the right to vote 13,481,548 shares of Graphic common stock and all of the votes able to be cast by the holder of Graphic's convertible preferred stock (including the 24,242,424 votes which the holder of the convertible preferred is entitled to cast with the holders of Graphic common stock). In the aggregate, these shares represent approximately 65.1% of the combined voting power of Graphic capital stock and 100% of the outstanding voting power of Graphic convertible preferred stock as of March 25, 2003. Also on the record date, other directors and executive officers of Graphic owned and had the right to vote 321,520 shares of Graphic common stock, which shares represent approximately 0.6% of the combined voting power of Graphic capital stock as of March 25, 2003. As a result of the voting agreement referred to below and the expressed intention of Graphic's executive officers and directors to vote their shares in favor of the merger, the affirmative vote of the holders of common stock representing an additional approximately 1% of the combined voting power of Graphic's capital stock is required to approve the merger agreement. Because of the commitments to vote for the merger by the Coors family stockholders and by Graphic directors and officers, who in the aggregate own shares entitled to cast approximately 65.7% of the combined voting power of Graphic capital stock, approval of the merger agreement by Graphic stockholders is highly likely. The termination fee payable by Graphic and the disgorgement provisions applicable to the Coors family stockholders may make it less likely that a third party would make a competing proposal to acquire Graphic.

VOTING AGREEMENT (see page 85)

        Riverwood and the Coors family stockholders have entered into a voting agreement with respect to the shares owned by the Coors family stockholders. Under the voting agreement, the Coors family stockholders have agreed to vote all of their shares of Graphic common stock and Graphic convertible preferred stock in favor of the merger agreement and against any business combination with a third party. The Grover C. Coors Trust, or the Trust, also has agreed to convert all of its shares of Graphic convertible preferred stock into Graphic common stock immediately before the effective time of the merger, in exchange for a conversion payment by Riverwood equal to the estimated present value, calculated using a discount rate of 8.5%, of the dividends payable to the convertible preferred stock from the effective time of the merger through the first date on which Graphic could have redeemed the convertible preferred stock. The amount of this conversion payment is estimated to be approximately $19.8 million, assuming that the closing of the merger occurs on July 31, 2003.

        If the merger agreement is terminated under circumstances entitling Riverwood to receive a termination fee, each Coors family stockholder (other than the Adolph Coors Foundation) will be obligated to pay to Riverwood additional consideration in the event of the consummation of any business combination between Graphic and a third party within two years of the termination of the merger agreement.

        Under this provision of the voting agreement, which is sometimes referred to as the disgorgement provision, if a transaction constituting a superior proposal with a third party were consummated within two years of the termination of the merger agreement, the Coors family stockholders would be required to pay to Riverwood 75% of the first $20 million of profit received by the Coors family stockholders from the superior proposal and 50% of the next $40 million of such profit. For example, if a superior proposal transaction were completed at a price that exceeded the value of the Riverwood merger by $1.00 per share, the Coors family stockholders would keep $0.25 per share on the first $20 million of profit received by the Coors family stockholders and $0.50 per share on the next $40 million of profit, paying over the balance to Riverwood up to a maximum payment of $35 million. If such a superior proposal transaction were completed at an increased value of $1.00 per share, the Coors family stockholders would receive approximately $27 million of additional merger consideration and Riverwood would receive $35 million.

        In addition, if Riverwood increases the merger consideration in response to a superior proposal received by Graphic from a third party, each of the Coors family stockholders (other than the Adolph Coors Foundation) has agreed to waive any right to receive 50% of its respective share of such additional merger consideration.

        The voting agreement is attached as Annex B to this proxy statement/prospectus.

CONDITIONS TO THE COMPLETION OF THE MERGER (see page 80)

        Riverwood's and Graphic's respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  the approval of the merger agreement by the Graphic stockholders;

  •
  the absence of any law, order or injunction prohibiting completion of the merger in the United States or European Union;

  •
  the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which waiting period expired on May 12, 2003;

  •
  the approval for listing by the NYSE of the combined company common stock to be issued in the merger, subject to official notice of issuance;

  •
  the Securities and Exchange Commission, or SEC, having declared effective the Riverwood registration statement, of which this proxy statement/prospectus is a part;

  •
  the entry into definitive financing agreements, and the receipt of funds thereunder, sufficient to repay or redeem the existing indebtedness of Riverwood, Graphic and their subsidiaries that is required to be repaid in connection with the completion of the merger;

  •
  the receipt by Graphic of an opinion of its tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code;

  •
  material accuracy, as of the closing, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement; and

  •
  neither party having suffered any change that would reasonably be expected to have a material adverse effect on that party.

        In addition, Riverwood's obligation to complete the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  all outstanding shares of the convertible preferred stock having been converted into Graphic common stock; and

  •
  no event having occurred which would trigger a distribution under the Graphic stockholder rights plan.

TERMINATION OF MERGER AGREEMENT (see page 81)

        Right to Terminate.    The merger agreement may be terminated at any time before the completion of the merger in any of the following ways:

  •
  by mutual written consent of Riverwood and Graphic;

  •
  by either Riverwood or Graphic:

  —
  if the merger has not been completed by October 31, 2003 or, if the conditions to closing relating to antitrust or other governmental approvals of the merger have not been satisfied but all other conditions to closing are satisfied or are capable of being satisfied, December 31, 2003; except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party's failure to fulfill its obligations under the merger agreement;

  —
  if a governmental authority or a court in the United States or European Union permanently enjoins or prohibits the completion of the merger, except that a party may not terminate the merger agreement if the cause of the prohibition is a result of that party's failure to fulfill its obligations under the provision of the merger agreement that, among other requirements, requires each party to use its reasonable best efforts to obtain government approvals for the completion of the merger agreement and the transactions contemplated by the merger agreement; or

  —
  if Graphic's stockholders fail to approve the merger agreement;

  •
  by Riverwood:

  —
  if Graphic has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the agreement and such breach:

    •
    would result in the failure of certain closing conditions to the merger being satisfied; and

    •
    is incapable of being cured by or remains uncured at October 31, 2003 (or December 31, 2003, if the termination date is extended); or

  —
  if Graphic's board of directors either withdraws or changes its recommendation in a manner adverse to Riverwood, or fails to call the Graphic special meeting to vote on the merger by August 25, 2003; or

  •
  by Graphic:

  —
  if Riverwood has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the merger agreement and such breach:

  •
  would result in the failure of certain closing conditions to the merger being satisfied; and

  •
  is incapable of being cured by or remains uncured at October 31, 2003 or December 31, 2003, if applicable; or

  —
  if Graphic's board of directors (upon the recommendation of a majority of the Graphic independent directors) authorizes Graphic to enter into a binding written agreement concerning a transaction that Graphic's board of directors has determined in accordance with the merger agreement is a superior proposal, except that Graphic cannot terminate the merger agreement for this reason unless:

  •
  Graphic provides Riverwood with written notice that it intends to enter into such an agreement, attaching the most current version of such agreement or a description of its material terms;

  •
  Riverwood, within five business days of receiving such notice from Graphic, does not make an offer that the board of directors of Graphic determines is at least as favorable to the Graphic stockholders as the superior proposal Graphic received from the third party; and

  •
  Graphic pays Riverwood the fees and expenses described below in "Termination Fees and Expenses" at or before such termination.

        Termination of the merger agreement also terminates certain obligations under the voting agreement.

        Termination Fees and Expenses.    Graphic has agreed to pay Riverwood a termination fee of $30 million plus reimbursement of up to $3 million in expenses (at or by the time Graphic sends a notice of termination to Riverwood, and not later than one business day after the receipt by Graphic of a notice of termination from Riverwood), if the merger agreement is terminated:

  •
  by Riverwood because the board of directors of Graphic withdraws or changes its recommendation in a manner adverse to Riverwood, or Graphic fails to call or hold the special meeting of stockholders by August 25, 2003, unless the special meeting has not occurred because the SEC has failed to declare effective Riverwood's registration statement for the shares to be issued by the combined company in connection with the closing of the merger;

  •
  by Riverwood or Graphic because of the failure of Graphic's stockholders to approve the merger agreement, unless this failure occurs because the Coors family stockholders do not vote in accordance with the voting agreement (see "Voting Agreement" above);

  •
  by Riverwood or Graphic because the merger has not been completed on or before October 31, 2003 (or, if the date for completion of the merger has been extended, December 31, 2003), and, at the time of termination:

  —
  Graphic's stockholders have not approved the merger agreement, unless this failure has occurred because the Coors family stockholders have not cast their votes in accordance with the voting agreement; and

  —
  a third party has made an offer or proposal for, or an announcement of any intention with respect to, a transaction that would constitute a business combination involving Graphic; or

  •
  by Graphic because Graphic's board of directors has authorized Graphic to enter into a written agreement for a superior proposal by a third party and Riverwood has not, within five business days of notice from Graphic, made an offer that the board of directors of Graphic determines is at least as favorable as the superior proposal Graphic has received from the third party.

        If the merger agreement is terminated under certain circumstances entitling Riverwood to receive a termination fee from Graphic, the Coors family stockholders may be required to make certain payments to Riverwood. See "Voting Agreement" on page 85.

EFFECTS OF THE MERGER ON THE RIGHTS OF GRAPHIC STOCKHOLDERS (see page 203)

        If the merger is completed, the combined company will be governed by a restated certificate of incorporation and amended and restated by-laws. Forms of the restated certificate of incorporation and amended and restated by-laws have been filed by Riverwood as exhibits to the registration statement of which this proxy statement/prospectus is a part. The proposed restated certificate of incorporation and amended and restated by-laws of the combined company differ from Graphic's current articles of incorporation, as amended, and amended and restated by-laws. In addition, while Graphic is presently governed by Colorado corporate law, the combined company will be governed by Delaware corporate law.

RELATED AGREEMENTS (see pages 85 to 93)

        In connection with the proposed merger, Riverwood, certain of its current stockholders and the Coors family stockholders have entered into a stockholders agreement relating to nominees for the combined company's board of directors, class allocation, committee membership and other matters. In addition, Riverwood, its current stockholders and the Coors family stockholders have entered into an amended and restated registration rights agreement, providing those stockholders with the right to request registration of their combined company common stock or participate in registered offerings by the combined company under certain circumstances. Finally, Riverwood and certain of its current stockholders have entered into a side letter with respect to board observation, information rights and other matters. Each of these agreements has been filed by Riverwood as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

MERGER FINANCING (see page 61)

        Riverwood and Graphic currently expect to enter into the following financing transactions in connection with the merger:

  •
  The closing of new combined senior secured credit facilities for the combined company providing for approximately $1.6 billion of term loan and revolving credit commitments. These new senior secured credit facilities are referred to in this document as the "new credit facilities."

  •
  The offer and sale by the combined company of approximately $850 million of new senior notes and/or senior subordinated notes. These new senior notes and/or senior subordinated notes are referred to in this document as the "new notes."

  •
  The repayment of all outstanding amounts under each of RIC and GPC's existing senior secured credit facilities and the termination of all commitments under those facilities.

  •
  The consummation of tender offers and consent solicitations for all outstanding 10 5/8% senior notes due 2007 and 10 7/8% senior subordinated notes due 2008 of RIC, expected to close concurrently with the merger.

  •
  The consummation of an anticipatory tender offer and consent solicitation for all outstanding 8 5/8% senior subordinated notes due 2012 of GPC, made in anticipation of the change of control offer called for by the indenture governing such notes and expected to close concurrently with the merger.

REGULATORY APPROVALS (see page 59)

        The merger is subject to antitrust laws. On April 11, 2003, each of Riverwood and the Trust completed its initial filings under applicable antitrust laws with the United States Department of Justice and the United States Federal Trade Commission. Riverwood and Graphic are not permitted to complete the merger until the applicable waiting periods associated with those filings, including any extension of those waiting periods, have expired or been terminated and applicable clearances have been obtained. The waiting period expired on May 12, 2003. Accordingly, the condition to the merger requiring the expiration or termination of the HSR Act waiting period has been satisfied. Riverwood and Graphic also may be required to obtain applicable foreign antitrust approvals, which may not be obtained before completion of the merger. In addition, the reviewing agencies or governments, states or private persons may challenge the merger at any time before or after its completion.

        Riverwood and Graphic are not permitted to complete the merger unless the regulatory conditions to completion of the merger are satisfied.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (see page 56)

        The merger is intended to qualify as a reorganization for United States federal income tax purposes. Accordingly, it is expected that the exchange of Graphic common stock for combined company common stock in the merger will not result in the recognition of gain or loss for United States federal income tax purposes.

        However, this proxy statement/prospectus does not address all tax consequences that may be relevant to persons who exchange Graphic common stock for combined company common stock in the merger. In particular, this proxy statement/prospectus does not address any of the tax consequences associated with:

  •
  the exercise of options to purchase Graphic common stock before the effective time of the merger;

  •
  the exchange of options to purchase Graphic common stock for options to purchase combined company common stock in the merger;

  •
  the exchange of restricted Graphic common stock for restricted combined company common stock in the merger;

  •
  the conversion of the convertible preferred stock into Graphic common stock and the receipt of the conversion payment; or

  •
  participation in the merger by persons who are subject to special rules under the Code such as those persons referred to on page 56 of this proxy statement/prospectus.

        Any person who may exchange Graphic common stock for combined company common stock in the merger is urged to carefully read the discussion under "Material Federal Income Tax Consequences of the Merger" beginning on page 56, and to consult his or her tax advisor with respect to the tax consequences of participating in the merger.

ACCOUNTING TREATMENT OF THE MERGER (see page 56)

        Riverwood will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

OPINIONS OF GRAPHIC'S FINANCIAL ADVISORS

Opinion of Credit Suisse First Boston LLC Regarding the Merger (see page 45)

        In making its determination with respect to the merger agreement and the transactions contemplated by the merger agreement, Graphic's board of directors relied upon, among other factors, the opinion of Credit Suisse First Boston LLC, or Credit Suisse First Boston, its financial advisor with respect to the merger. The Graphic board received an oral opinion on March 24, 2003, which was subsequently confirmed in a written opinion dated March 25, 2003, from Credit Suisse First Boston to the effect that, as of that date and based on and subject to the assumptions, limitations, and qualifications described in its opinion, the exchange ratio was fair to the holders of Graphic common stock, other than the Coors family stockholders, from a financial point of view. The opinion, which is attached as Annex C to this proxy statement/prospectus, sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

Opinion of Morgan Stanley & Co. Incorporated Regarding the Conversion of the Convertible Preferred Stock (see page 52)

        In making its determination with respect to the conversion of the convertible preferred stock and the payment by Riverwood in consideration of such conversion, an independent committee of Graphic's board of directors relied upon, among other factors, the opinion of Morgan Stanley & Co. Incorporated, or Morgan Stanley, the independent committee's financial advisor regarding the conversion of the convertible preferred stock. The independent committee received an oral report and a written opinion dated March 24, 2003 from Morgan Stanley to the effect that, as of such date and based upon and subject to the assumptions and considerations in its opinion, the consideration to be paid to the Trust for such conversion pursuant to the voting agreement, representing an amount equal to the present value, calculated using a discount rate of 8.5%, of the future dividends payable to the convertible preferred stock from the effective time of the merger through the first date as of which Graphic could have redeemed the convertible preferred stock, was fair from a financial point of view to Graphic. The opinion, which is attached as Annex D to this proxy statement/prospectus, sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

LEGAL PROCEEDINGS REGARDING THE MERGER (see page 65)

        On April 2, 2003, two separate lawsuits were filed in the District Court of Jefferson County in Colorado on behalf of purported classes of Graphic's stockholders against Graphic, Graphic's directors and Riverwood, alleging that Graphic's directors breached their fiduciary duties to the stockholders of Graphic and that Riverwood aided and abetted the alleged breach. The complaints, which Riverwood and Graphic believe to be without merit, seek damages and to enjoin the merger.

RISK FACTORS (see page 21)

        There are risks associated with all business combinations, including this merger. In particular, you should be aware that the exchange ratio determining the number of shares of the combined company's stock that Graphic stockholders will receive is fixed and will not change as the market price of shares of Graphic common stock fluctuates in the period before the merger. Accordingly, the value of the shares of combined company common stock that you as a Graphic stockholder will receive in the merger in return for your shares of Graphic common stock may be less than the current fair market value of the shares of Graphic common stock that you currently hold. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the factors discussed in the section entitled "Risk Factors," beginning on page 21 of this proxy statement/prospectus in deciding whether to vote in favor of the merger agreement.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        Riverwood and Graphic are providing the following financial data to assist you in your analysis of the financial aspects of the proposed merger. Riverwood derived the Riverwood summary historical financial data, with the exception of net income (loss) per common share before cumulative effect of change in accounting principle and weighted average shares outstanding, from the consolidated financial statements of Riverwood as of and for each of the years ended December 31, 1998 through 2002 and the three months ended March 31, 2003 and 2002. Graphic derived the Graphic summary historical financial data from the consolidated financial statements of Graphic as of and for each of the years ended December 31, 1998 through 2002 and the three months ended March 31, 2003 and 2002. The information is only a summary and should be read in conjunction with each company's historical consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Riverwood, Graphic or the combined company.

RIVERWOOD SUMMARY HISTORICAL FINANCIAL DATA

        The following table sets forth certain of Riverwood's historical consolidated financial information. The selected consolidated financial information, with the exception of net income (loss) per common share before cumulative effect of change in accounting principle and weighted average shares outstanding, at December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 has been derived from Riverwood's audited consolidated financial statements that are not included in this proxy statement/prospectus. The selected consolidated financial information, with the exception of net income (loss) per common share before cumulative effect of change in accounting principle and weighted average shares outstanding, at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 has been derived from Riverwood's audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The selected consolidated financial information, with the exception of net income (loss) per common share before cumulative effect of change in accounting principle and weighted average shares outstanding, for the three months ended March 31, 2003 and 2002 has been derived from Riverwood's unaudited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. You should read the following selected consolidated financial information in conjunction with "Information About Riverwood—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 102 and Riverwood's consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$298,026	$291,184	$1,247,314	$1,201,613	$1,192,362	$1,174,665	$1,196,221
Cost of sales(a)	239,889	233,855	984,771	953,901	930,786	938,800	1,001,394
Selling, general and administrative	29,870	27,615	117,335	116,510	112,200	114,402	112,117
Research, development and engineering	1,467	1,316	5,227	5,111	4,554	4,078	5,570
Impairment loss	—	—	—	—	—	—	15,694
Restructuring (credit) charge(b)	—	—	—	—	(2,600)	—	25,580
Gain on sale of investment(c)	—	—	—	—	(70,863)	—	—
Other (income) expense, net	1,877	(2,471)	(631)	18,825	4,731	1,798	11,973

Income from operations	24,923	30,869	140,612	107,266	213,554	115,587	23,893
Loss on early extinguishment of debt	—	—	(11,509)	(8,724)	(2,117)	—	—
Interest income	103	455	1,350	944	848	889	1,274
Interest expense	33,980	39,060	147,407	158,910	181,285	179,197	178,030

(Loss) income before income taxes and equity in net earnings of affiliates	(8,954)	(7,736)	(16,954)	(59,424)	31,000	(62,721)	(152,863)
Income tax (benefit) expense	1,016	95	(4,664)	6,627	3,009	3,936	(617)

(Loss) income before equity in net earnings of affiliates	(9,970)	(7,831)	(12,290)	(66,051)	27,991	(66,657)	(152,246)
Equity in net earnings of affiliates	204	114	1,028	993	3,356	7,110	8,157

(Loss) income before cumulative effect of a change in accounting principle	(9,766)	(7,717)	(11,262)	(65,058)	31,347	(59,547)	(144,089)
Cumulative effect of a change in accounting principle net of tax of $0(d)	—	—	—	(499)	—	—	—

Net (loss) income	$(9,766)	$(7,717)	$(11,262)	$(65,557)	$31,347	$(59,547)	$(144,089)

Income (loss) per common share before cumulative effect of change in accounting principle:
Basic	$(1.29)	$(1.02)	$(1.49)	$(8.60)	$4.14	$(7.88)	$(19.05)
Diluted	(1.29)	(1.02)	(1.49)	(8.60)	4.08	(7.88)	(19.05)
Weighted average shares outstanding:
Basic	7,556,897	7,566,524	7,564,594	7,568,177	7,563,717	7,556,842	7,562,596
Diluted	7,556,897	7,566,524	7,564,594	7,568,177	7,684,664	7,556,842	7,562,596
	March 31,	December 31,
	2003	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,622	$13,757	$7,369	$18,417	$14,108	$13,840
Total assets(a)	1,953,691	1,957,672	2,001,096	2,094,433	2,343,771	2,405,342
Total debt	1,528,690	1,522,360	1,541,164	1,532,789	1,748,237	1,698,028
Total shareholders' equity(a)	117,059	125,575	196,715	277,038	260,277	324,510
	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Other Data:
Depreciation and amortization	$31,161	$32,103	$133,840	$137,143	$143,541	$142,597	$146,515
Additions to property, plant and equipment(e)	19,582	12,282	56,042	57,297	62,062	66,018	48,551

Notes:

(a)
During the fourth quarter of 2002, Riverwood changed its method of determining the cost of inventories from the last-in, first-out, or LIFO, method to the first-in, first-out, or FIFO, method. Prior to 2002, the majority of Riverwood's operations used the LIFO method of valuing inventory. Riverwood has concluded that the FIFO method will result in a better measurement of current inventory costs with revenues because Riverwood's operations have realized and expect to continue to realize cost reductions in its manufacturing operations. Riverwood applied this change by retroactively restating its financial statements as required by Accounting Principles Board Opinion No. 20, "Accounting Changes," which resulted in an increase to the accumulated deficit as of January 1, 1998 of approximately $6.8 million See note 27 in the notes to Riverwood's consolidated financial statements included in this proxy statement/prospectus for the effects of the restatement and change in accounting.

(b)
Net (loss) income for the years ended December 31, 2000 and 1998 included a (credit) charge for the global restructuring program, which was focused on the Riverwood European operations, of $(2.6) million and of $25.6 million, respectively.

(c)
On October 3, 2000, Riverwood, along with its joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. Riverwood recognized a gain of approximately $70.9 million in connection with the sale (see note 6 in the notes to Riverwood's consolidated financial statements included in this proxy statement/prospectus).

(d)
Net loss for the year ended December 31, 2001 included a charge of $0.5 million, net of tax, for the cumulative effect of a change in accounting principle for derivatives.

(e)
Includes amounts invested in packaging machinery and capitalized interest.

GRAPHIC SUMMARY HISTORICAL FINANCIAL DATA

        The following table sets forth certain of Graphic's historical consolidated financial information. The selected consolidated financial information at December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 has been derived from Graphic's audited consolidated financial statements that are not included in this proxy statement/prospectus. The selected consolidated financial information at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 has been derived from Graphic's audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The selected consolidated financial information at March 31, 2003 and for the three months ended March 31, 2003 and 2002 has been derived from Graphic's unaudited condensed consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. You should read the following selected consolidated financial data in conjunction with "Information About Graphic—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 140 and Graphic's consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except per share data)
Statement of Operations Data:
Net sales(1)	$260,883	$263,724	$1,057,843	$1,112,535	$1,102,590	$850,155	$691,777
Cost of goods sold	232,174	229,432	930,581	960,258	963,979	721,350	567,533

Gross profit	28,709	34,292	127,262	152,277	138,611	128,805	124,244
Selling, general and administrative expense	16,668	14,887	64,620	62,874	61,134	73,357	68,248
Merger and acquisition transaction costs	2,698	—	—	—	—	—	—
Goodwill amortization(6)	—	—	—	20,649	20,634	13,276	7,785
Asset impairment and restructuring charges	—	—	—	8,900	5,620	7,813	21,391

Operating income	9,343	19,405	62,642	59,854	51,223	34,359	26,820
Gain from sale of businesses and other assets(2)	—	—	—	3,650	19,172	30,236	—
Interest expense	(9,416)	(11,296)	(44,640)	(52,811)	(82,071)	(34,240)	(16,616)
Loss on early extinguishment of debt	—	(15,766)	(15,766)	—	—	(3,645)	—

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(73)	(7,657)	2,236	10,693	(11,676)	26,710	10,204
Income tax (expense) benefit	30	2,986	(886)	(4,257)	4,678	(10,632)	(4,751)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(43)	(4,671)	1,350	6,436	(6,998)	16,078	5,453
Income from discontinued operations, net of tax(3)	—	—	—	—	—	9,181	15,812

Income (loss) before cumulative effect of change in accounting principle	(43)	(4,671)	1,350	6,436	(6,998)	25,259	21,265
Cumulative effect of change in goodwill accounting, net of tax(6)	—	(180,000)	(180,000)	—	—	—	—

Net income (loss)	(43)	(184,671)	(178,650)	6,436	(6,998)	25,259	21,265
Preferred stock dividends declared	(2,500)	(2,500)	(10,000)	(10,000)	(3,806)	—	—

Net income (loss) attributable to common shareholders	$(2,543)	$(187,171)	$(188,650)	$(3,564)	$(10,804)	$25,259	$21,265

Net income (loss) from continuing operations before cumulative effect of change in accounting principle per common share:
Basic	$(0.08)	$(0.22)	$(0.27)	$(0.11)	$(0.37)	$0.56	$0.19
Diluted	(0.08)	(0.22)	(0.27)	(0.11)	(0.37)	0.56	0.19
Weighted average shares outstanding:
Basic	33,574	32,343	32,715	31,620	29,337	28,475	28,504
Diluted	33,574	32,343	32,715	31,620	29,337	28,767	29,030

	At March 31,	At December 31,
	2003	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5,028	$28,626	$6,766	$4,012	$15,869	$26,196
Working capital	49,589	46,112	22,403	36,640	(107,224)	152,544
Working capital, excluding current maturities of debt	53,182	49,544	59,776	95,282	292,776	238,844
Total assets	1,025,528	1,020,866	1,229,335	1,332,518	1,643,171	846,022
Total debt	487,451	478,331	525,759	640,672	1,021,097	275,881
Total shareholders' equity(4)	305,587	307,038	497,648	515,151	423,310	447,955
	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands)
Other Data:
Depreciation(5)	$15,425	$15,229	$61,165	$58,757	$62,460	$43,008	$29,746
Capital expenditures(5)	4,540	7,200	27,706	31,884	30,931	75,858	51,572

(1)
Net sales in 2003, 2002 and 2001 are from folding carton sales. Net sales from folding cartons, as opposed to sales of flexible packaging and other businesses disposed of in prior periods, totaled $1,071.9 million in 2000, $691.3 million in 1999, and $468.3 million in 1998.
(2)
Graphic disposed of the following businesses and non-core assets during the periods presented (in thousands):

Pre-tax Gains:
2001:
	Other Assets	$3,650

2000:
	Malvern Business	$11,365
	Other Assets	7,807

	Total	$19,172

1999:
	Flexible Business	$22,700
	Solar Business	7,536

	Total	$30,236

(3)
Discontinued operations include the spin-off of CoorsTek, Inc. and the sale of the assets of Golden Aluminum Company.
(4)
Includes $100 million of convertible preferred stock issued in 2000.
(5)
Excludes the discontinued operations of CoorsTek and Golden Aluminum for the years ended December 31, 1999 and 1998.
(6)
Graphic adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, and discontinued the amortization of its goodwill in accordance with the new rules.

SUMMARY UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following summary unaudited condensed pro forma combined financial information was prepared using the purchase method of accounting with Riverwood treated as the acquirer for accounting purposes. The table below presents summary financial information from the unaudited condensed pro forma combined financial statements as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 included in this proxy statement/prospectus. The unaudited condensed pro forma combined statements of operations are presented as if the merger and related financing transactions had occurred on January 1, 2002. The unaudited condensed pro forma combined balance sheet presents the combined financial position as of March 31, 2003 assuming that the merger and related financing transactions took place on March 31, 2003.

        The unaudited condensed pro forma combined financial statements are based on estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purpose of developing such pro forma information. The unaudited condensed pro forma combined financial statements are not necessarily indicative of the financial position or operating results of the combined company that would have been achieved had the merger and related financing transactions been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results of the combined company. This information should be read in conjunction with the unaudited condensed pro forma combined financial statements and related notes and the historical financial statements and the related notes thereto included in this proxy statement/prospectus.

Combined Company
Summary Unaudited Condensed Pro Forma Combined Financial Information
(in thousands, except per share data)

	Summary Unaudited Condensed Pro Forma Combined Three Months Ended March 31, 2003	Summary Unaudited Condensed Pro Forma Combined Year Ended December 31, 2002
Statement of Operations Information
Net sales	$543,102	$2,252,305
Cost of goods sold	458,506	1,871,500
Gross Profit	84,596	380,805
Selling, general and administrative and research and development expense	54,955	196,051
Operating income	29,641	184,754
Interest expense, net	(35,993)	(154,297)
Loss on early extinguishment of debt	—	(27,275)
Income tax (expense) benefit	(986)	3,778
Equity in net earnings of affiliates	204	1,028
Income (loss) before cumulative effect of change in accounting principle	(7,134)	7,988
Income (loss) per basic and diluted share before cumulative effect of change in accounting principle	$(0.04)	$0.04
At March 31, 2003
Balance Sheet Information
Cash and cash equivalents	$15,560
Working capital, excluding current maturities of debt	253,421
Total assets	3,217,366
Total debt	2,232,465
Total shareholders' equity	488,501

COMPARATIVE PER SHARE INFORMATION

        The following table presents historical per share data for Riverwood and Graphic individually and on a pro forma basis after giving effect to the merger. The merger has been accounted for using the purchase method of accounting. The combined pro forma per share data of the combined company was derived from the Unaudited Condensed Pro Forma Combined Financial Statements as presented beginning on page 157. The assumptions related to the preparation of the Unaudited Condensed Pro Forma Combined Financial Statements are described beginning at page 157. The data presented below should be read in conjunction with the historical consolidated financial statements of Graphic and with the historical consolidated financial statements of Riverwood presented elsewhere in this proxy statement/prospectus. See "Information About Riverwood—Financial Statements," on page 131 and "Information About Graphic—Financial Statements," on page 156.

        The pro forma data below is presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the operating results or financial position of the combined company that would have actually occurred had the merger taken place at or before the periods presented, or the future operating results or financial position of the combined company.

	Graphic Historical	Riverwood Historical(1)	Combined Pro Forma	Equivalent Pro Forma(2)
Income (loss) per common share before cumulative effect of change in accounting principle
Year ended December 31, 2002
Basic	$(0.27)	$(1.49)	$0.04	$0.04
Diluted	$(0.27)	$(1.49)	$0.04	$0.04
Three months ended March 31, 2003
Basic	$(0.08)	$(1.29)	$(0.04)	$(0.04)
Diluted	$(0.08)	$(1.29)	$(0.04)	$(0.04)
Book value per common share as of March 31, 2003	$9.07	$15.49	$2.46	$2.46
Cash dividends declared per common share for the quarter ended March 31, 2003 and the year ended December 31, 2002	—	—	—	—
Cash dividends declared per preferred share for the year ended December 31, 2002	$10.00	—	—	—
Cash dividends declared per preferred share for the quarter ended March 31, 2003	$2.50	—	—	—

(1)
Historical Riverwood per share amounts do not give effect to the 15.21-to-one stock split in conjunction with the merger.

(2)
Equal to combined pro forma, as share exchange ratio is one-to-one.

PER SHARE MARKET PRICE INFORMATION (see page 201)

        The closing price per share of Graphic common stock on Tuesday, March 25, 2003, the last trading day before announcement of the execution of the merger agreement, was $4.98.

        There is no established public trading market for the Class A common stock or the Class B common stock of Riverwood. In connection with the merger, Riverwood has applied to have the combined company common stock listed on the NYSE thereby establishing a public trading market.

RISK FACTORS

        Stockholders of Graphic voting in favor of the merger agreement will be choosing to invest in the combined company's common stock and to combine the business of Graphic with that of Riverwood. In deciding whether to vote in favor of the merger, you should consider the following risks related to the merger and to the combined company's business. You should carefully consider these risks along with the other information included in this proxy statement/prospectus.

RISKS RELATING TO THE MERGER

The market value of the shares of the combined company's common stock that you receive in the merger may be less than the current value of your shares of Graphic common stock.

        The market price of the combined company common stock you will receive in the merger may be less than the market price of Graphic common stock on the date of this proxy statement/prospectus or on the date of the Graphic special meeting. If the merger is completed, each share of Graphic common stock will be converted into one share of the combined company's common stock. The exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of shares of Graphic common stock. The value of the combined company common stock that you receive in the merger will depend on the public trading price of combined company common stock after the merger. The combined company common stock will not trade publicly until the merger is completed. As a result, at the time of the Graphic special meeting, you will not know the market value of the combined company common stock that you will receive in the merger.

If the combined company fails to realize the anticipated benefits of the merger, stockholders may receive lower returns than they expect.

        If the combined company fails to realize the anticipated benefits of the merger, holders of its common stock may receive lower returns than they expect. The success of the merger will depend, in part, on the ability of the combined company to realize the anticipated growth opportunities and synergies from combining the business of Graphic with that of Riverwood. Integrating two companies with the size and complexity of Riverwood and Graphic will be a challenging task that will require substantial time, expense and effort from the combined company's management. If management's attention is diverted or there are any difficulties associated with integrating Riverwood and Graphic, there could be a material adverse effect on the combined company's operating results and the value of its common stock. Even if the combined company is able to successfully combine the two business operations, it may not be possible to realize the full benefits of the integration opportunities between mills and carton plants, the purchasing synergies and the other benefits that are currently expected to result from the merger, or realize these benefits within the time frame that is currently expected.

If we are unable to implement our business strategies, our business and financial condition could be adversely affected.

        The combined company's future results of operations will depend in significant part on the extent to which we can implement our business strategies successfully. Our business strategies as a combined company include growing revenues by expanding existing relationships with customers, capitalizing on anticipated business opportunities from the merger, developing and delivering new products, and achieving the cost reductions and synergies we hope to obtain as a result of the merger. We may not be able to fully implement our strategies or realize the anticipated results of our strategies. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

The market value of the combined company's common stock could decline if large amounts of its common stock are sold following the merger.

        If, following the merger, large amounts of the combined company's common stock are sold, the price of the common stock could decline. Current stockholders of Riverwood and Graphic may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company. The principal stockholders of Riverwood and Graphic before the completion of the merger are party to an amended and restated registration rights agreement, pursuant to which such stockholders may require the combined company to conduct a registered secondary offering or offerings after the completion of the merger. Sales pursuant to a registered offering under the amended and restated registration rights agreement are exempted from the transfer restrictions applicable under the stockholders agreement and the other Riverwood stockholders side letter. These transfer restrictions also permit sales by some of the current holders of Riverwood stock into the public markets after the completion of the merger under applicable securities law exemptions from registration. Graphic stockholders receiving combined company common stock in the merger will have no limits on the transfer of their shares, other than restrictions applicable to the Coors family stockholders and affiliates of the combined company.

Changes in Graphic's, Riverwood's or the combined company's credit ratings could adversely affect the costs and expenses of the combined company.

        The credit rating of the combined company following the proposed merger may be different than the historical ratings of Riverwood or Graphic. The combined company will initially be highly leveraged, with a significant amount of debt. Riverwood currently has more debt and a lower credit rating than Graphic. The expected new credit facilities and new notes will not reduce the total amount of debt assumed by the combined company. Any downgrade in the credit ratings of Graphic, Riverwood or the combined company associated with the merger could adversely affect the ability of the combined company to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could affect the combined company's internal cost of capital estimates and therefore operational decisions.

The combined company's proposed certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        Provisions in the combined company's proposed restated certificate of incorporation and amended and restated by-laws, the combined company's stockholder rights plan, and provisions of Delaware corporate law, may delay, defer, prevent or render more difficult a takeover attempt which is not approved by the combined company's board of directors but which the combined company's stockholders might consider in their best interests. These provisions include:

  •
  authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

  •
  establishment of a classified board of directors with staggered, three-year terms;

  •
  provisions giving the board of directors sole power to set the number of directors;

  •
  limitation on the ability of stockholders to remove directors;

  •
  prohibition on stockholders from calling special meetings of stockholders;

  •
  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

  •
  requirement that the holders of at least 75% of outstanding common stock approve the amendment of the combined company's by-laws and provisions of the combined company's certificate of incorporation governing:

  •
  the classified board,

  •
  the liability of directors, and

  •
  the elimination of stockholder actions by written consent.

        These provisions may prevent the combined company's stockholders from receiving the benefit from any premium to the market price of combined company common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of the combined company common stock if they are viewed as discouraging takeover attempts in the future. These provisions may also make it difficult for stockholders to replace or remove the combined company's management.

A few significant stockholders may influence or control the direction of the combined company's business. If the ownership of the combined company common stock continues to be highly concentrated, it may limit the ability of you and other stockholders to influence significant corporate decisions.

        The interests of Clayton, Dubilier & Rice Fund V Limited Partnership, or the CDR fund, EXOR Group S.A., or Exor, and the Coors family stockholders may not be fully aligned with your interests and this could lead to a strategy that is not in your best interest. Following the completion of the merger, the CDR fund and Exor will beneficially own approximately 17% and 17%, respectively, and the Coors family stockholders will own approximately 30% of the combined company common stock, each calculated on a fully diluted basis. As a result, the CDR fund, Exor and the Coors family stockholders will exercise significant influence over matters requiring stockholder approval. Riverwood has entered into a new stockholders agreement that will become effective upon the completion of the merger, pursuant to which the CDR fund, Exor and the Coors family stockholders will have the right to designate for nomination for election, in the aggregate, three members of the combined company's board of directors immediately following the completion of the merger. The concentrated holdings of the CDR fund, Exor and the Coors family shareholders and the presence of their designees on the combined company's board of directors may delay or deter possible changes in control of the combined company, which may reduce the market price of the combined company common stock.

Certain of Graphic's officers and directors have conflicts of interest that may have influenced them to approve the merger agreement and the transactions contemplated by the merger agreement.

        Certain of Graphic's officers and directors participate in arrangements that provide them with interests in the merger that are different from, or in addition to yours. Upon completion of the merger, Graphic directors and executive officers will receive, in the aggregate, compensation and other benefits with a total value of approximately $14.4 million. The board of directors of Graphic was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement. Graphic's stockholders should consider, however, whether these interests may have influenced these officers and directors to approve the merger agreement and the transactions contemplated by the merger agreement. You should read more about these interests under the section entitled "Interests of Certain Persons in the Merger" beginning on page 66.

The terms of the new notes have not been finalized and are subject to market risk.

        The terms of the new notes described in "The Proposed Merger—Merger Financing—New Notes" reflect the current state of discussions with the proposed initial purchasers of the new notes and have not been finalized. As such, those terms may materially change depending on market conditions at the time of the offering of the new notes. The economic terms of the new notes, including interest rates and redemption prices, will be determined as part of the offering process and will vary depending on market conditions at the time of the offering of the new notes. Adverse market conditions could result in higher than expected interest rates or redemption prices for the new notes or subject the combined company to restrictive covenants that impose restrictions and limitations in addition to those currently expected.

RISKS RELATING TO THE COMBINED COMPANY'S BUSINESS

The combined company will have substantial existing debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future and react to changes in our business.

        As of March 31, 2003, on a combined pro forma as adjusted basis after giving effect to the merger and the financing transactions we expect to undertake in connection with the completion of the merger as described on page 61 and the application of the net proceeds therefrom, the combined company would have had an aggregate principal amount of approximately $2.2 billion of outstanding debt and stockholders' equity of approximately $500 million. We may incur substantial debt in the future. Our substantial debt could have important consequences to our stockholders. Because of our substantial debt:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  •
  we will be exposed to the risk of increased interest rates because certain of our borrowings will be at variable rates of interest; and

  •
  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is necessary or important to our growth strategy and productivity improvement programs.

The agreements and instruments governing the combined company's debt will contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect our stockholders.

        Our new senior secured credit facilities and the indentures for the senior notes and the senior subordinated notes we intend to issue will contain covenants that will restrict our ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness, including guarantees;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends or make investments, loans or advances;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  engage in mergers, acquisitions or consolidations;

  •
  change the business conducted by us; and

  •
  engage in transactions with affiliates.

        In addition, under our new senior secured credit facilities, we expect to be required to comply with financial covenants, comprised of consolidated debt leverage and interest coverage ratio requirements, as well as limitations on the amount of capital expenditures. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, raw material and energy costs, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The breach of any of the covenants or restrictions contained in our new senior secured credit facilities or our note indentures could result in a default under the applicable agreement which would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make any borrowings under our new senior secured credit facilities and may not be able to repay the amounts due under our new senior secured credit facilities and our notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

The combined company's ability to generate the significant amount of cash needed to pay interest and principal amounts on our debt depends on many factors beyond our control.

        Because we have substantial debt, to fund our debt service obligations we will require significant amounts of cash. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

  •
  operating difficulties;

  •
  increased operating costs;

  •
  increased raw material and energy costs;

  •
  decreased demand for our products;

  •
  market cyclicality;

  •
  product prices;

  •
  the response of competitors;

  •
  regulatory developments;

  •
  failure to realize the anticipated benefits of the merger; and

  •
  delays in implementing strategic projects.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to further reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital, or to restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payment of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. If required, we cannot be sure as to the timing of such sales or the proceeds that we could realize therefrom.

The combined company will be dependent on key customers and strategic relationships, and the loss of or reduced sales to key customers or changes in these relationships could result in decreased revenues, impact the combined company's cash flows and harm our financial position.

        The loss of one or more key customers or strategic relationships, or a declining market in which these customers reduce orders or request reduced prices, may result in decreased revenues, negatively impact the combined company's cash flows and harm its financial condition. The combined company's success will depend upon its relationships with the key customers of Riverwood and Graphic, including Altria Group, General Mills, Coors Brewing Company, Anheuser-Busch, Miller Brewing Company, Pepsi-Cola and Coca-Cola's independent bottling network. Graphic's top ten customers accounted for approximately 66% of its gross sales in 2002, and Riverwood's top ten customers accounted for over 50% of its gross sales in 2002.

        From time to time the combined company's contracts with its customers will come up for renewal. We may be unable to renew agreements with the combined company's key customers. For example, in the fourth quarter of 2002, Riverwood was notified by Coca-Cola Enterprises, or CCE, that CCE would not renew its supply contract with Riverwood. CCE represented approximately 5% of Riverwood's consolidated net sales in 2002. Riverwood expects its volumes may be negatively impacted as a result of CCE's non-renewal notice. The combined company may not be able to enter contracts with new customers to replace any key customers or strategic relationships that are lost or reduced. In addition, Riverwood's and Graphic's contracts typically do not require customers to purchase any minimum level of products and many of the combined company's contracts will permit customers to obtain price quotations from its competitors, which the combined company would have to meet to retain their business.

The combined company will face intense competition and, if it is unable to compete successfully against other manufacturers of paperboard or folding cartons, it could lose customers and its revenues may decline.

        Riverwood and Graphic currently are, and the combined company will be, subject to strong competition in most of their markets. A relatively small number of large competitors account for a significant portion of sales in the paperboard packaging industry. The combined company's primary competitors in one or more of its segments include Caraustar Industries, Inc., Field Container Company, L.P., Gulf States Paper Corporation, International Paper Company, MeadWestvaco Corporation, Packaging Corporation of America, R.A. Jones Co, Inc., Rock-Tenn Company and Smurfit-Stone Container Corporation. In addition, companies not currently in direct competition with Riverwood or Graphic may introduce competing products in the future.

        There are only two major producers in the United States of coated unbleached kraft paperboard, or CUK board, MeadWestvaco Corporation, or MeadWestvaco, and Riverwood. The combined company will face significant competition in the CUK board business segment from MeadWestvaco, as well as from other manufacturers of packaging machines. Our highly leveraged nature could limit our ability to respond to market conditions or to make necessary or desirable capital expenditures as effectively as our competitors. In addition, we could experience increased competition if there are new entrants in the CUK board market segment. In beverage multiple packaging, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Plastics and corrugated packaging generally provide lower-cost packaging solutions.

        Our paperboard sales for use in consumer products packaging are affected by competition from other substrates, including MeadWestvaco's CUK board, solid bleached sulfate and recycled clay-coated news and, internationally, white lined chip board and folding boxboard. Paperboard grades compete based on price, strength and printability. CUK board has generally been priced in a range that is higher than recycled clay-coated news and lower than solid bleached sulphate board. There are a large number of suppliers in paperboard packaging markets, which are subject to significant competitive and other business pressures. Suppliers of paperboard compete primarily on the basis of strength and printability of their paperboard, quality, service and price.

Our net sales and profitability could be adversely affected by intense pricing pressures.

        The competition in all of our business areas is driven by intense pricing pressures. The installation of state-of-the-art equipment by manufacturers has intensified the competitive pricing in the paperboard packaging industry. If the combined company's facilities are not as cost efficient as those of its competitors, or if its competitors otherwise are able to offer lower prices, the combined company may lose customers to its competitors, which would negatively impact its revenues, cash flows and financial condition. The combined company will face pricing pressure in connection with long-term contract renewals and when bidding on new business. Even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which the combined company will participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than the combined company will have, and thus can better withstand adverse economic or market conditions.

The combined company's ability to generate cash flows is subject to price weaknesses and variability.

        The combined company's financial performance will depend in significant part on the selling prices that we realize for our paperboard, cartons and containerboard products.

        Our cash flow is influenced by sales volume and selling prices for our products. In its coated board business segment, Riverwood has historically experienced moderate cyclical pricing for its cartonboard, which is principally sold in the open market to independent converters. Depressed selling prices for open market cartonboard could have a significant negative impact on the combined company's cash flow. Also, under agreements Riverwood has with a number of major converters, Riverwood is restricted in its ability to raise the selling prices of its cartonboard. This could negatively impact the combined company's margins if we were to experience increases in our costs due to inflation or otherwise. In addition, competitive factors may adversely affect prices for our carrierboard in the future, which would have a negative impact on our margins.

        Riverwood's containerboard business segment operates in markets that historically have experienced significant fluctuations in sales. Depressed selling prices for Riverwood's open market containerboard products have had, and in the future could have, a significant negative impact on the combined company's net sales and cash flow. In addition, competitive factors may adversely affect containerboard prices in the future, which would have a negative impact on our margins.

Markets may not be able to absorb our entire CUK board production, which may negatively impact the combined company's financial condition and results of operations.

        Riverwood's West Monroe and Macon mills have a current combined annual production capacity of approximately 1.2 million gross tons of CUK board. As a combined company, we expect to continue to sell a significant portion of our additional CUK board production in open markets. We may not be able to sell additional CUK board output in these markets without experiencing price reductions.

The combined company's reliance on only three mills for CUK board and coated recycled paperboard production could adversely affect our operating results and financial condition.

        All of Riverwood's, and after the merger, the combined company's CUK board will be produced at what are currently Riverwood's West Monroe and Macon mills. All of Graphic's, and after the merger, the combined company's coated recycled paperboard will be produced at what is currently Graphic's Kalamazoo mill. Any prolonged disruption in production due to labor difficulties, equipment failure or destruction of or material damage to these facilities, could have a material adverse effect on our net sales, margins and cash flows. The proceeds of property and business interruption insurance may not be adequate to repair or rebuild our facilities in such event or to compensate us for losses incurred during the period of any such disruption.

The combined company's results from operations and financial condition will be dependent upon our costs, including the cost of energy and raw materials.

        Energy, including natural gas, fuel oil and electricity, will represent a significant portion of the combined company's manufacturing costs. We believe that higher energy costs will negatively impact the combined company's results for 2003. Since negotiated contracts and the market largely determine our pricing, we are limited in our ability to pass through to our customers any energy or other cost increases that we may incur in the future. As such, our operating margins and profitability may be adversely affected by rising energy or other costs.

        The primary raw materials that will be used in the manufacture of the combined company's products are pine pulpwood, hardwood and recycled fibers, including old corrugated cardboard, or OCC, newsprint and box cuttings used in the manufacture of paperboard, and various chemicals used in the coating of CUK board. These materials are purchased in highly competitive, price sensitive markets. These raw materials have in the past, and may in the future, demonstrate price and demand cyclicality. OCC pricing, in particular, tends to be very volatile.

        With the October 1996 sale of Riverwood's timberlands, Riverwood now relies on private land owners and the open market for all of its pine pulpwood, hardwood and recycled fiber requirements, except for CUK board clippings from its converting operations. Under the terms of the sale of those timberlands, Riverwood and the buyer, Plum Creek Timber Company, L.P., or Plum Creek, entered into a 20-year supply agreement in 1996, with a 10-year renewal option, for the purchase, at market-based prices, of a majority of Riverwood's West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of its needs for hardwood at the West Monroe mill. If the supply agreement were terminated, Riverwood may not be able to find an alternative, comparable supplier or suppliers capable of providing its pine pulpwood and hardwood needs on terms or in amounts satisfactory to it. Significant increases in the cost of pine pulpwood, hardwood, recycled fiber or other raw materials, to the extent not reflected in prices for Riverwood's products, could have a material adverse effect on our margins and income from operations.

The combined company may not adequately protect its intellectual property and proprietary rights, which could harm its future success and competitive position.

        The combined company's future success and competitive position depend in part upon its ability to obtain and maintain protection for certain proprietary carton and packaging machine technologies used in its value added products, particularly those incorporating the Composipac®, Micro-Rite®, Fridge Vendor® and Z-Flute® technologies. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or may require the combined company to license other companies' intellectual property rights. It is possible that:

  •
  any of the patents owned by the combined company may be invalidated, circumvented, challenged or licensed to others; or

  •
  any of the combined company's pending or future patent applications may not be issued within the scope of the claims sought by it, if at all.

        Further, others may develop technologies that are similar or superior to the combined company's technologies, duplicate its technologies or design around its patents, and steps taken by the combined company to protect its technologies may not prevent misappropriation of such technologies.

The combined company will be subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact the combined company's financial condition and results of operations.

        The combined company will be subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, the investigation and remediation of contamination resulting from releases of hazardous substances, and the health and safety of employees. The combined company's environmental liabilities and obligations may result in significant costs, which could negatively impact our financial condition and results of operations. Capital expenditures may be necessary for the combined company to comply with such laws and regulations, including the United States Environmental Protection Agency's regulations mandating stringent controls on air and water discharges from pulp and paper mills, or the cluster rules. The combined company expects to spend approximately $22 million over the next three years to comply with the cluster rules. Any failure by the combined company to comply with environmental, health and safety laws or any permits and authorizations required thereunder could subject us to fines or sanctions. In addition, some of Riverwood's and Graphic's current and former facilities, and facilities at which each of Riverwood and Graphic disposed of hazardous substances, are the subject of environmental investigations and remediations resulting from releases of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations could be imposed in the future or for which indemnification claims could be asserted against us. We cannot estimate future investigation or remediation costs or future costs relating to indemnification claims. Also, potential future closures of facilities may necessitate further investigation and remediation at those facilities.

Loss of key management personnel could adversely affect the combined company's business.

        Our future success will depend, in significant part, upon the service of Jeffrey H. Coors, who will be our Executive Chairman, Stephen M. Humphrey, who will be our President and Chief Executive Officer, and David W. Scheible, who will be our Executive Vice President of Commercial Operations. We have employment agreements with each of these executive officers. The loss of the services of one or more of these executive officers could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. We do not expect to maintain key person insurance on any of our executive officers.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for the combined company to manufacture and distribute its products, which could result in decreased sales or increased costs, either of which would negatively impact the combined company's financial condition and results of operations.

        The combined company will be subject to risk of work stoppages and other labor relations matters because approximately 54.5% of its employees, located at 12 different plants, are unionized. Riverwood and Graphic have entered into 17 different union contracts, which the combined company will assume in connection with the merger. Three of the combined company's union contracts will expire by the end of 2003. We may not be able to successfully negotiate new union contracts covering the employees at our various sites without work stoppages or labor difficulties. In addition, such events may occur as a result of other factors. A prolonged disruption at any of our facilities due to work stoppages or labor difficulties could have a material adverse effect on our net sales, margins and cash flows. For example, Graphic experienced a labor dispute at its Kalamazoo mill and carton plant from July 2002 to January 2003 in connection with the negotiation of a new labor contract. Direct, incremental costs associated with the labor dispute were approximately $4.5 million. In addition, if new union contracts contain significant increases in wages or other benefits, our margins would be adversely impacted.

Our operations outside the United States are subject to the risks of doing business in foreign countries.

        Riverwood has, and after the merger the combined company will have, operating facilities in six foreign countries and sells products worldwide. For 2002, before intercompany eliminations, the combined company's combined pro forma net sales from operations outside the United States totaled approximately $342.0 million, representing approximately 15% of its combined pro forma net sales for such period. As a result, the combined company will be subject to the following significant risks associated with operating in foreign countries:

  •
  devaluations and fluctuations in currency exchange rates;

  •
  compliance with and enforcement of environmental, health and safety and labor laws and other regulations of the foreign countries in which the combined company will operate;

  •
  export compliance;

  •
  imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries and difficulty repatriating funds;

  •
  imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

  •
  hyperinflation in certain foreign countries; and

  •
  imposition or increase of investment and other restrictions by foreign governments.

        If any of the above events were to occur, our net sales and cash flows could be adversely impacted, possibly materially.

Foreign currency risks and exchange rate fluctuations could hinder the results of the combined company's operations, and the strength of the U.S. dollar could disadvantage us relative to our foreign competitors.

        Our financial performance will be directly affected by exchange rates as a result of:

  •
  translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies;

  •
  gains or losses from foreign operations translated into U.S. dollars; and

  •
  a strong U.S. dollar relative to the currencies of the foreign countries we sell in, which will have the effect of reducing our margins.

The combined company may be limited in the future in the amount of NOLs that it can use to offset income.

        As of December 31, 2002, Riverwood had approximately $1.2 billion of U.S. federal income tax net operating loss carry-forwards, or NOLs. After the completion of the merger, these NOLs generally may be used by the combined company to offset taxable income earned in subsequent taxable years. However, the combined company's ability to use these NOLs to offset its future taxable income may be subject to significant limitation. Imposition of any such limitation on the combined company's use of NOLs could have an adverse effect on its anticipated future cash flows. For a discussion of the combined company's NOLs, see "Information about Riverwood—Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Operating Loss Carryforwards."

The combined company may be subject to losses that might not be covered in whole or in part by existing insurance coverage. These uninsured losses could result in substantial liabilities to the combined company that would negatively impact its financial condition.

        There are various types of risks and losses for which we are not insured, such as environmental liabilities, because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the combined company could incur liabilities, lose capital invested in that property or lose the anticipated future revenues derived from the manufacturing activities conducted at a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss could result in substantial liabilities to the combined company or adversely affect its ability to replace property or capital equipment that is destroyed or damaged, and the combined company's productive capacity may diminish.

FORWARD-LOOKING STATEMENTS

        Riverwood and Graphic have made forward-looking statements in this proxy statement/prospectus that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Riverwood, Graphic and the combined company. Forward-looking statements include the information in this proxy statement/prospectus, specifically, regarding:

  •
  management forecasts;

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  efficiencies and cost savings;

  •
  income and margins;

  •
  earnings per share;

  •
  growth;

  •
  economies of scale;

  •
  combined operations;

  •
  the economy;

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  future economic performance;

  •
  conditions to, and the timetable for, completing the merger;

  •
  future acquisitions and dispositions;

  •
  litigation;

  •
  potential and contingent liabilities;

  •
  management's plans;

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  taxes;

  •
  merger and integration-related expenses;

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  product approvals and launches; and

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  refinancing of existing debt.

        These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in "Risk Factors" above and elsewhere in this proxy statement/prospectus, could affect the future results of Riverwood and Graphic, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

  •
  the ability to provide low-cost, high-quality products and to become a single-source supplier;

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  actions by customers and other third parties;

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  the effect of political and economic conditions, inflation and interest rates worldwide; and

  •
  the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters.

        Market share estimates are based on third party information that may be or may become obsolete or inaccurate.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

        Graphic's board of directors is using this document to solicit proxies from the holders of Graphic common stock for use at the Graphic special meeting. Graphic is first mailing this proxy statement/prospectus and accompanying form of proxy to Graphic stockholders on or about                        , 2003.

MATTERS RELATING TO THE SPECIAL MEETING

Time and Place

        The special meeting will take place on                            , 2003, at             a.m. Mountain Time, at                        .

Purpose of the Special Meeting

        The purpose of the special meeting is to vote on:

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  the proposal to approve the merger agreement, and

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  such other matters as may properly come before the special meeting, including the approval of any adjournment of the special meeting.

Record Date

        The record date for shares entitled to vote is                        , 2003.

Outstanding Shares Held on Record Date

        As of                        , 2003, there were approximately            outstanding shares of Graphic common stock and 1,000,000 outstanding shares of the convertible preferred stock.

Shares Entitled to Vote

        Shares of Graphic common stock and convertible preferred stock held at the close of business on the record date,                         , 2003, are entitled to vote at the special meeting. The Graphic common stock and the convertible preferred stock vote together as a class, with each share of common stock entitled to cast one vote, and the shares of convertible preferred stock entitled to cast a total of 24,242,424 votes. In addition, the shares of convertible preferred stock are entitled to vote separately as a class.

Quorum Requirement

        A quorum of stockholders is necessary to hold a valid special meeting. The presence in person or by proxy at the special meeting of holders of a majority of the shares of Graphic common stock entitled to vote at the special meeting and a majority of the shares of convertible preferred stock entitled to vote at the special meeting is a quorum. Abstentions count as present for establishing a quorum.

VOTE NECESSARY TO APPROVE THE MERGER AGREEMENT

        Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the combined voting power of Graphic's capital stock (including the votes to which the holder of the convertible preferred stock is entitled) and the affirmative vote of the holder of two-thirds of the outstanding shares of convertible preferred stock, voting as a separate class. As a result of the voting agreement referred to below and the expressed intention of Graphic's executive officers and directors to vote their shares in favor of the merger, the affirmative vote of holders of common stock representing an additional approximately 1% of the combined voting power of Graphic's capital stock is required to approve the merger agreement.

        Coors family stockholders holding 13,481,548 shares of Graphic's outstanding common stock and all of Graphic's outstanding convertible preferred stock (entitled to vote separately as a class and to cast a total of 24,242,424 votes with the holders of Graphic common stock) have entered into a voting agreement. These shares represent approximately 65.1% of the combined voting power of Graphic's capital stock (based on 33,703,676 shares of common stock outstanding as of March 25, 2003 plus the voting power of the convertible preferred stock) and 100% of the voting power of the convertible preferred stock as of March 25, 2003. The voting agreement requires these stockholders to vote their shares of Graphic common and convertible preferred stock in favor of the merger agreement. In addition, the executive officers and directors of Graphic, representing approximately 0.6% of the combined voting power of Graphic's capital stock, have advised that they intend to vote their shares in favor of the merger agreement. Because of the commitments to vote for the merger by the Coors family stockholders and by Graphic directors and officers, who in the aggregate own shares entitled to cast approximately 65.7% of the combined voting power of Graphic's capital stock, approval of the merger agreement by Graphic stockholders is highly likely. The termination fee payable by Graphic and the disgorgement provisions applicable to the Coors family stockholders may make it less likely that a third party would make a competing proposal to acquire Graphic.

PROXIES

Voting Your Proxy

        You may vote in person at the special meeting or by proxy. Graphic recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

        Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Graphic in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against, or abstain from voting on, any proposal submitted at the special meeting. The effect of not voting or abstaining will have the same effect as a vote against the merger agreement. Complete, sign, date, and return your proxy card in the enclosed envelope.

        If you submit your proxy but do not make specific choices, your proxies will follow the recommendations of the board of directors and vote your shares:

  •
  "FOR" approval of the merger agreement; and

  •
  in its discretion as to any other business as may properly come before the special meeting.

Special Meeting Costs

        Graphic will bear the cost of preparing, assembling, and mailing the Notice of Special Meeting of Stockholders, this proxy statement/prospectus, and proxies to its stockholders. Graphic will also reimburse brokers who are holders of record of common stock for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, proxies may be solicited without extra compensation by directors, officers, and employees of Graphic by telephone, telecopy or personal interview.

Revoking Your Proxy

        You may revoke your proxy before it is voted by:

  •
  completing, signing and dating a new proxy card and returning it by mail so that it is received before the special meeting;

  •
  notifying Graphic's corporate secretary in writing before the special meeting that you have revoked your proxy; or

  •
  attending the special meeting and voting in person.

Voting in Person

        If you plan to attend the special meeting and wish to vote in person, Graphic will give you a ballot to vote at the special meeting. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on                        , 2003, the record date for voting.

Broker Non-votes

        If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted. If you do not provide voting instructions (commonly referred to as "broker non-votes"), your shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be voted in favor of the proposal to approve the merger agreement. Shares not being voted as to a particular matter will be considered as abstentions. Under applicable Colorado law, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the merger agreement.

OTHER BUSINESS; ADJOURNMENTS

        Graphic is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournments may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. Graphic does not currently intend to seek an adjournment of the special meeting.

THE PROPOSED MERGER

GENERAL

        Graphic's board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Graphic common stock for use at the Graphic special meeting. Riverwood's board of directors and Riverwood's stockholders have approved the merger agreement.

        Riverwood, Acquisition Sub and Graphic have entered into the merger agreement providing for the merger. Under the merger agreement, at the time specified in the agreement, Graphic will merge with and into Acquisition Sub, with Acquisition Sub to be the surviving entity. As a Graphic stockholder, you will be entitled to receive one share of common stock of Riverwood Holding, Inc., to be renamed Graphic Packaging Corporation, in exchange for each share of Graphic common stock that you own. Immediately prior to the merger of Graphic with and into Acquisition Sub, Riverwood will transfer all of the shares of its wholly owned subsidiary RIC Holding Inc., or RIC Holding, to Acquisition Sub. After the merger of Graphic with and into Acquisition Sub, (1) RIC Holding will be merged with and into Graphic Packaging Holdings, Inc. which will be renamed GPI Holding, Inc., (2) GPC will be merged with and into RIC which will be renamed Graphic Packaging International, Inc., and (3) Acquisition Sub will be merged with and into Riverwood which will be renamed Graphic Packaging Corporation.

        As of March 25, 2003, before giving effect to the merger, Graphic had outstanding approximately 33.7 million shares of Graphic common stock (including approximately 0.4 million shares of restricted common stock), 1.0 million shares of convertible preferred stock (which are convertible into approximately 48.5 million shares of Graphic common stock) and 2.6 million shares of granted, but unissued, additional shares of restricted common stock. At such date, there were outstanding vested and unvested stock options to acquire approximately 5.5 million shares of Graphic common stock. At March 25, 2003, there were outstanding 7,054,930 shares of Riverwood Class A common stock and 500,000 shares of Riverwood Class B common stock. Immediately before the effective time of the merger, Riverwood will complete a 15.21-to-one stock split of its common stock and the holder of Graphic's convertible preferred stock will convert that stock into Graphic common stock. In the merger, the combined company will issue approximately 34.9 million shares of common stock to holders of Graphic common stock (including restricted stock) and approximately 48.5 million shares of common stock to the former holder of Graphic's convertible preferred stock. After giving effect to the stock split, Riverwood stockholders will have approximately 114.9 million shares of common stock of the combined company. After the merger, the combined company will have outstanding approximately 198.3 million shares of common stock. In the merger, holders of Graphic vested and unvested stock options will receive options to acquire shares of combined company common stock. After the effective time of the merger, stockholders of Graphic will own approximately 42.5%, in the aggregate, of all of the issued and outstanding shares of the combined company's common stock, and stockholders of Riverwood will own approximately 57.5%, in the aggregate, of the combined company's common stock, each calculated on a fully diluted basis.

        There can be no assurance that the market price per share of combined company common stock after the merger will be equal to the market price per share of Graphic common stock before the merger, or that the marketability of combined company common stock will improve or remain consistent with the marketability of Graphic common stock before the merger.

GRAPHIC PROPOSAL

        At the Graphic special meeting, holders of Graphic common stock and the holder of the convertible preferred stock will be asked to vote to approve the merger agreement.

        THE MERGER WILL NOT BE COMPLETED UNLESS GRAPHIC'S STOCKHOLDERS APPROVE THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER

        Riverwood was acquired in 1996 by a group of investors, including private equity funds managed by Clayton, Dubilier & Rice, Inc., or CD&R, Exor, an international holding company of the Agnelli Group, Madison Dearborn Partners, LLC, Brown Brothers Harriman & Co., J.P. Morgan Partners LLC and others.

        Graphic and Riverwood entered into a CUK folding boxboard supply contract in January 2000 and, as a result, senior management of each company began to develop a better understanding of the other company's business. For a description of this supply contract, see "Certain Relationships and Related Transactions—Riverwood-Graphic Supply Agreement" on page 195. The companies discussed potential joint projects for two new product offerings as well as areas of business cooperation during 2001, but none of these projects was consummated.

        Beginning in early 2002, in part as a result of the consolidations in the packaging industry and in order to compete more effectively, Graphic began considering various strategic alternatives involving its business. From March through early May 2002, Graphic had discussions about business combinations with two other companies in the packaging industry. Following negotiations and the exchange of some business information, these discussions were terminated.

        On May 3, 2002, Riverwood filed a registration statement with the SEC for an initial public offering of Riverwood common stock, and, during the summer of 2002, Riverwood was engaged in the registration process with the SEC.

        In early July 2002, representatives of Graphic contacted representatives of Goldman, Sachs & Co. or Goldman Sachs, about exploring a potential acquisition of Riverwood by Graphic for a combination of cash and stock. Credit Suisse First Boston acted as financial advisor to Graphic, and Goldman Sachs, which had been working with Riverwood on the proposed offering, acted as financial advisor to Riverwood. In connection with these preliminary discussions, Graphic executed a confidentiality agreement with Riverwood.

        On July 30, 2002, Luis E. Leon, Chief Financial Officer of Graphic, and David W. Scheible, Chief Operating Officer of Graphic, met with Stephen M. Humphrey, Chief Executive Officer of Riverwood, at CD&R's offices in New York. Representatives of Credit Suisse First Boston, on behalf of Graphic, and Goldman Sachs and CD&R, on behalf of Riverwood, also attended this meeting. At this meeting, each party presented a business overview and discussed the benefits and merits of a potential combination. In addition, representatives of Graphic discussed the structure and financing for an acquisition of Riverwood by Graphic. There were no further discussions on this proposed transaction.

        During the remaining months of the summer and early fall of 2002, the U.S. capital markets continued to experience a decline in the demand for initial public offerings of stock. Following consultations with Goldman Sachs, Riverwood's stockholders and senior management initiated discussions with Graphic regarding a potential stock-for-stock exchange or merger of equals transaction, and Riverwood executed a confidentiality agreement with Graphic. On October 9, 2002, Jeffrey H. Coors, President and Chief Executive Officer of Graphic, and Messrs. Leon and Scheible met in Golden, Colorado with representatives of Goldman Sachs and representatives of Credit Suisse First Boston. At this meeting, the concept of a stock-for-stock merger between Graphic and Riverwood and a methodology for valuation were discussed.

        From October 9, 2002 through the week of March 3, 2003, the financial advisors for both parties had numerous discussions regarding the potential valuation for any merger between Graphic and Riverwood and the relative contributions by each company to the combined entity. During the negotiations over the relative contributions of Graphic and Riverwood to the pro forma combined company, the financial advisors to the two companies discussed a number of factors to be taken into account, including the EBITDA multiple to be used to calculate enterprise value, each company's estimated EBITDA for 2002 and projected EBITDA for 2003 and any adjustments thereto, including the impact of potential acquisitions, the weight to be given to each company's tax benefits, appropriate discount rates and other factors.

        During the initial discussions regarding the parties' contribution analyses, Riverwood's financial advisors advised Graphic that their analysis indicated that approximately 65% of the equity of the combined company should be held by Riverwood stockholders and approximately 35% should be held by Graphic stockholders. Graphic's financial advisors advised Riverwood that their analysis indicated that Graphic stockholders should receive approximately 50% of the equity of the combined company. The parties acknowledged that additional due diligence would need to be done to arrive at a mutually acceptable contribution analysis.

        During the remainder of October through January 2003, Messrs. Coors, Leon and Scheible on behalf of Graphic and assisted by representatives of Credit Suisse First Boston met with Mr. Humphrey and representatives of CD&R and Goldman Sachs to discuss the strategic and operating advantages of a potential transaction, as well as the potential terms of a transaction, including valuation and the corresponding allocation of ownership of the combined company between Graphic stockholders and Riverwood stockholders, executive officer positions and board of directors composition, the treatment of incentive and employment agreements, the treatment of the convertible preferred stock held by the Trust, the potential financing for the transaction and potential synergies and cost savings resulting from the proposed merger.

        On November 18, 2002, at a special meeting, Graphic's board of directors discussed a potential transaction with Riverwood and the status of negotiations.

        On December 9, 2002 at a regularly scheduled board meeting, Graphic's board of directors discussed strategic considerations with respect to the potential transaction and other potential strategic alternatives. An overview of a proposed merger was presented to the board at this meeting and the board discussed the proposal.

        During the period from November 2002 through March 24, 2003, the Riverwood board of directors met on a regular basis in person and by conference telephone call with Mr. Humphrey, representatives of CD&R, Goldman Sachs and Debevoise & Plimpton, or Debevoise, Riverwood's legal advisor, to review and discuss the strategic rationale and the material terms of the proposed transaction.

        By the end of December 2002, the boards of directors of both companies had determined that, based on preliminary contribution analyses prepared by the companies and their financial advisors, both companies should continue to explore the terms of a merger of equals transaction. The two companies also determined to begin a more extensive due diligence investigation of each other beginning in January 2003.

        On January 8 and 9, 2003, Graphic and Riverwood, together with their financial advisors, held detailed company-to-company business review meetings at the Debevoise offices in New York. During the week of January 13, 2003, both companies made data rooms available, and due diligence investigations, including site visits, by financial, accounting, legal and other advisors for both companies began and continued through March 24, 2003.

        The due diligence investigations by both parties included the reciprocal exchange of information and documents regarding the two companies' businesses, including: historical financial information and financial forecasts; tax records; descriptions of properties, plants and equipment; human resources and employee benefits information, including benefit plans and employment agreements; studies, reports and other information related to environmental matters, occupational safety and health and risk management; pending and settled litigation matters; intellectual property matters; material contracts, including contracts relating to acquisitions and dispositions of businesses and credit facilities; and general corporate matters, including corporate governance documents, material governmental filings, auditor response letters, real estate documents and descriptions of securities. Such investigations also included interviews of and meetings with the executive and chief legal officers of Riverwood and Graphic, respectively.

        The financial forecasts provided by the management of each of Riverwood and Graphic each covered the five-year period from 2003-2007 and included income statement, balance sheet and cash flow projections for the following items, among others:

  •
  net sales;

  •
  cost of goods sold;

  •
  selling, general and administrative expenses;

  •
  earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and earnings before interest expense and taxes ("EBIT");

  •
  interest expense;

  •
  depreciation and amortization;

  •
  capital expenditures;

  •
  changes in working capital;

  •
  operating statistics such as revenue and EBITDA growth and EBITDA and EBIT margin information; and

  •
  total debt.

        The financial forecasts were prepared on the basis of a number of important assumptions, including the following:

  •
  estimates of future general economic trends, such as inflation and currency exchange rates;

  •
  pricing for the companies' paperboard and paperboard products;

  •
  growth in sales volumes of Riverwood's coated board and Riverwood's continued shift away from volatile linerboard markets;

  •
  maintenance of contracts in place and anticipated revenue growth from awarded contracts;

  •
  growth in 2003 and future years in sales volumes through expansion in current markets and penetration of new markets, for example, in frozen food, microwave and laminated applications;

  •
  specified capital investments in converting facilities resulting in increased capacity and reduced costs;

  •
  continued cost reductions from Riverwood's Total Quality Systems and Graphic's Six Sigma initiatives consistent with past performance;

  •
  realization of the anticipated synergies from the merger discussed below in the second to last paragraph of this section;

  •
  costs of raw materials, particularly energy, wood and fiber;

  •
  employee wages and benefits;

  •
  prevailing interest rates and their impact on the combined company's borrowing costs; and

  •
  the combined company's use of net operating loss carry-forwards to offset taxable income.

        On January 27, 2003, Graphic's board of directors held a meeting by telephone to discuss the potential transaction with Riverwood and the status of negotiations. Also on January 27, Mr. Coors visited Riverwood's Fiskeby board mill in Sweden to review and evaluate Riverwood's business operations there.

        On February 10, 2003, at a strategy session held prior to a regularly scheduled board meeting, Graphic's board of directors again discussed the proposed merger. This meeting included an extensive review and discussion of the transaction among the directors, as well as updates from Graphic's management on the strategic and business considerations relating to the transaction, the ongoing diligence review and the status of discussions between the parties. Messrs. Coors, Leon, Scheible and Jill B.W. Sisson, general counsel and secretary of Graphic, and Marsha C. Williams, vice president, human resources of Graphic, informed the Graphic board of various calls and meetings between Graphic and its advisors and Riverwood and its advisors that had occurred in late January and early February.

        During the weeks of February 10 and 17, Riverwood's legal advisor provided drafts of the principal transaction documents to Holme Roberts & Owen LLP, the legal advisors to Graphic, and Davis Graham & Stubbs LLP, the legal advisors to the Coors family stockholders, including the merger agreement, voting agreement, stockholders agreement, registration rights agreement and related charter and by-law amendments. The draft merger agreement contained customary representations, warranties and covenants and provided for payment by Graphic of a termination fee in the event that the Graphic board of directors determined, in the exercise of its fiduciary duties, to terminate the merger agreement to accept a superior offer from a third party. The draft stockholders agreement, to which the CDR fund, EXOR and the Coors family stockholders were to become parties, contained customary restrictions on transfer of shares of the combined company and provided for the allocation of rights to designate members of the board of directors and specified committees. The initial draft provided for a thirteen member board of directors, with the Coors family stockholders, together, having the right to designate four directors, the CD&R fund having the right to designate four directors (one of whom would be Mr. Humphrey for so long as he remained the chief executive officer of the combined company), EXOR having the right to designate two directors and with the remaining three directors to be mutually agreed and independent.

        In providing a voting agreement to the Coors family stockholders, Riverwood's advisors indicated that Riverwood would require that the Coors family stockholders agree to support the proposed transaction and that the Trust convert its shares of the convertible preferred stock into Graphic common stock in connection with the merger. The draft voting agreement proposed by Riverwood required the Coors family stockholders, as evidence of their commitment to the proposed transaction, to agree to pay to Riverwood 100% of the increased consideration per share to which the family stockholders would become entitled in the event that the Graphic board terminated the merger agreement to accept a superior offer from a third party. The draft voting agreement also required the family stockholders to agree to waive any increased consideration per share that Riverwood might offer in the event that Riverwood agreed to increase the merger consideration payable to the Graphic stockholders in response to a superior offer from a third party.

        Beginning in February and continuing through March 24, 2003, the parties, together with their respective legal and financial advisors, negotiated the principal terms of the transaction documents, including valuation and the proposed exchange ratio, and continued to conduct due diligence. The parties, together with their respective legal and financial advisors, also negotiated the composition of the board of directors and executive officers of the combined company, as well as other employee compensation and benefit matters, including amendments to the employment agreements of Messrs. Humphrey, Coors and Scheible and other Graphic employees. The negotiation of the merger agreement and other documents was handled primarily by Mr. Coors, Mr. Leon and Ms. Sisson, on behalf of Graphic, Mr. Humphrey, Daniel J. Blount, Chief Financial Officer of Riverwood, and representatives of CD&R on behalf of Riverwood, representatives of Riverwood's stockholders and representatives of the Coors family stockholders, together with each party's legal and financial advisors.

        On February 25, 2003, Riverwood and Graphic, together with their legal and financial advisors, representatives of Riverwood's stockholders and the legal advisors to the Coors family stockholders met to discuss valuation and other terms of the merger agreement, voting agreement, stockholders agreement and amended and restated registration rights agreement. No final determination was reached at that time regarding the exchange ratio.

        During the week of March 3, 2003, based on continuing valuation analyses by both companies' senior management teams and financial advisors, the parties determined that the proposed exchange ratio for the merger would reflect that 57.5% and 42.5% of the common stock of the combined company on a fully diluted basis would be held by Riverwood stockholders and Graphic stockholders, respectively. Having arrived at an agreement regarding the relative contributions of the two companies, the parties then agreed on an exchange ratio of one Riverwood share for each Graphic share, taking into account the two companies' mutual interest in having a sufficiently large number of outstanding shares to permit greater liquidity in the trading market for the combined company's common stock. On the basis of an exchange ratio of one-for-one, the Riverwood board would later approve the stock split ratio of 15.21 shares of Riverwood common stock for each outstanding share of Riverwood Class A and Class B common stock in order to arrive at an appropriate number of outstanding shares of combined company common stock held by Riverwood stockholders following the merger.

        On March 5, 2003, Graphic's board held a special meeting, during which the directors extensively discussed the status of the proposed transaction and the terms of the draft merger agreement. At that meeting, in response to Riverwood's request that the Trust convert its shares of the convertible preferred stock into Graphic common stock and Riverwood's offer to pay the Trust, in consideration of such conversion, an amount in cash equal to the estimated present value of the dividends payable on the convertible preferred stock from the effective time of the merger through the first date on which Graphic would have been able to redeem the convertible preferred stock, the members of the Graphic board not affiliated with the Coors family formed an independent committee, which retained Morgan Stanley as financial advisor to determine the fairness of the consideration proposed to be paid to the Trust.

        During the weeks of March 10 and 17, 2003, representatives and senior management of Graphic and Riverwood, representatives of Riverwood's stockholders and representatives of the Coors family stockholders, together with their respective legal and financial advisors, continued to negotiate the definitive terms of the merger agreement, voting agreement, stockholders agreement and related transaction documents. On March 13, 2003, Graphic and Riverwood, along with their respective financial advisors, met in New York to conduct additional financial due diligence on each other's respective operations. During the negotiations over the stockholders agreement, each side agreed that it would be in the best interests of stockholders of the combined company for it to have a board of directors with a majority of independent directors. As a result, the CD&R fund, EXOR and the Coors family stockholders agreed that the number of directors would be reduced to nine and that five of the nine directors would be independent, one director would be the chief executive officer and one of each of the three remaining director positions would be filled by a designee of each of the CD&R fund, EXOR and the Coors family stockholders. During the final negotiations over the voting agreement, the Coors family stockholders, through their representatives, agreed to the partial disgorgement and waiver terms set forth in the final voting agreement as executed.

        On March 24, 2003, Morgan Stanley made a presentation to an independent committee of the Graphic board of directors regarding the financial terms of the conversion payment to be made by

Riverwood in consideration of the conversion of the convertible preferred stock, and delivered to the independent committee its oral opinion that, as of that date, based upon and subject to the factors and assumptions set forth in the Morgan Stanley fairness opinion, the consideration to be paid pursuant to the voting agreement to the Trust by Riverwood representing an amount equal to the present value, calculated at a discount rate of 8.5%, of the dividends payable to the convertible preferred stock from the effective time of the merger through the first date on which Graphic could have redeemed the convertible preferred stock, was fair to Graphic from a financial point of view. The independent committee then voted unanimously to approve the proposed terms for the conversion of the convertible preferred stock, including the 8.5% discount rate used to calculate the present value of future dividends. Morgan Stanley confirmed its oral opinion in a written fairness opinion delivered to the independent committee on March 24, 2003. There were no material differences between the oral and written versions of Morgan Stanley's fairness opinion.

        On March 24, 2003, Graphic's board of directors met to consider the merger agreement and the proposed transaction. At the meeting, Graphic's management, together with Graphic's financial and legal advisors, discussed the status of negotiations and the proposed terms of the transaction, the merger agreement and the other documents contemplated by the merger agreement. Credit Suisse First Boston made a presentation regarding the financial terms of the transaction and its valuation analyses of Graphic and Riverwood. Credit Suisse First Boston then delivered to the board its oral opinion that, as of that date, based upon and subject to the factors and assumptions set forth in the Credit Suisse First Boston fairness opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of Graphic common stock other than the Coors family stockholders. Credit Suisse First Boston confirmed its oral opinion in a written fairness opinion delivered to the board on March 25, 2003. There were no material differences between the oral and written versions of Credit Suisse First Boston's fairness opinion. Since the exchange ratio has been set pursuant to the terms of the merger agreement and is not subject to adjustment, Graphic will not obtain an updated fairness opinion from Credit Suisse First Boston prior to the closing of the merger transaction.

        The Graphic board of directors noted and discussed with the two financial advisors the disparity in the discount rate and weighted average cost of capital used by each advisor and concluded that such disparity was not relevant or meaningful at arriving at their conclusion because of the quantitative and qualitative factors that explained the differences.

        After an extensive discussion, Graphic's board of directors, by unanimous vote of the directors, except for Mr. William K. Coors, who was not present at the meeting, and Mr. Jeffrey H. Coors, who abstained, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Graphic and its stockholders. The board, by unanimous vote of the directors voting, voted to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including an amendment to the Graphic rights agreement, and to recommend that Graphic's stockholders vote "for" the approval of the merger agreement.

        On March 21 and 24, 2003, the Riverwood board of directors held special meetings to review the final terms of the proposed merger agreement, the voting agreement, the stockholders agreement, the amended employment agreement for Mr. Humphrey and other related transaction documents. Also present at the meetings were members of Riverwood's senior management team and representatives of Goldman Sachs and Debevoise. Mr. Humphrey presented his assessment of the proposed transaction. Members of Riverwood management and representatives of Debevoise presented the results of the due diligence investigation of Graphic and Debevoise reviewed the proposed merger agreement in detail. Goldman Sachs reviewed the financial terms of the proposed transaction. Thereafter, at the special meeting held on March 24, the members of the board of directors of Riverwood present at the meeting voted unanimously to approve the merger agreement and the other transaction documents. Stockholders of Riverwood holding a majority of the outstanding shares of Riverwood voting stock approved the merger agreement and the transactions contemplated by the merger agreement by written consent on March 24, 2003.

        Following these meetings, representatives of Riverwood and Graphic met to finalize the transaction documents. On March 25, 2003, the merger agreement was executed by Graphic, Riverwood and Acquisition Sub, and the voting agreement, stockholders agreement, amended and restated registration rights agreement and other documents contemplated by the merger agreement, were executed by Riverwood, the Coors family stockholders and the other parties to those agreements.

        Before the opening of trading on the NYSE on March 26, 2003, Riverwood and Graphic issued a joint press release announcing their execution of the merger agreement. That same day, representatives of Riverwood and Graphic made a joint presentation to the financial community regarding the proposed merger and filed written materials made available in connection with that presentation pursuant to Rule 425 under the Securities Act. On May 19, 2003, representatives of Riverwood and Graphic met with members of the financial community regarding the merger and filed additional written materials pursuant to Rule 425. These presentations discussed a variety of matters, including merger-related synergies that are expected to result in cost savings to the combined company and enhanced growth opportunities resulting from the merger.

        The presentations noted that Riverwood and Graphic have identified significant business combination benefits associated with the merger. As of the date of this proxy statement/prospectus, Riverwood and Graphic now estimate that, based on their expectations of the combined company's future performance, the combined company will achieve approximately $52 million of synergies by the third year after the closing of the merger. Riverwood and Graphic currently expect to realize approximately 40% of these synergies by the first anniversary of the closing of the merger and approximately 75% of these synergies by the second anniversary of the closing of the merger. Riverwood and Graphic anticipate that these synergies will come primarily from savings in corporate and information technology expenses, procurement of raw materials and other commonly purchased items, operating division selling, general and administration expenses, further optimization of paper machine usage and further forward integration of internally produced paperboard. Riverwood and Graphic cannot make assurances as to the amount or timing of synergies, if any, that may be realized. Potential difficulties in realizing such synergies include, among other things, integrating personnel from the two companies, combining different corporate cultures, merging the two companies' information technology systems and integrating the companies' facilities.

        The presentations also described enhanced growth opportunities that Riverwood and Graphic expect will result from the merger. These opportunities include cross-selling of each company's products—such as Riverwood's Z-Flute® and CUK applications and Graphic's laminated applications—to customers of the other company, development of comprehensive product solutions, and leveraging Riverwood's global platform to bring to a broader market Graphic product innovations in areas such as microwave packaging.

GRAPHIC'S REASONS FOR THE MERGER

        On March 24, 2003, by unanimous vote of the directors voting, the Graphic board of directors determined that the merger is fair to and in the best interests of Graphic and its stockholders, approved and adopted the merger agreement and resolved to recommend that Graphic stockholders vote "FOR" approval of the merger agreement. Some of Graphic's directors and executive officers have interests in the merger that are different from, or in addition to, yours. These interests are discussed in "Interests of Certain Persons in the Merger" beginning on page 66.

        In reaching its decision, the Graphic board of directors considered a number of factors, including the following:

  •
  The complementary product offerings of Riverwood and Graphic, which would create a premier value added paperboard packaging company with the ability to offer a comprehensive solution to existing customers of both companies;

  •
  The attractive mix and margins of the combined company's complete product portfolio;

  •
  Riverwood's history of strong customer relationships;

  •
  The global opportunities available to Graphic as the result of Riverwood's existing operations;

  •
  The potential for enhanced liquidity for stockholders;

  •
  The opportunity to achieve significant potential synergies identified in connection with the merger, including:

                  •    reduced corporate overhead as a percentage of sales;

                  •    purchasing synergies;

                  •    savings from board substitutions;

                  •    potential tax savings from Riverwood's net operating losses;

                  •    savings in selling, general and administrative expenses at the division level;

                  •    facility optimization;

                  •    capital expenditure savings; and

                  •    working capital savings;

  •
  The variety of financial and comparative analyses performed by Credit Suisse First Boston underlying the Credit Suisse First Boston opinion;

  •
  Financial forecasts prepared by the managements of Graphic and Riverwood and the adjustments made by Graphic's management to the forecast provided by Riverwood management to reflect a more conservative view;

  •
  The opportunity for additional cost savings in the combined company, including more efficient usage of its facilities;

  •
  The ability of the combined company to be viewed by the marketplace in the same category as the largest paper and packaging companies;

  •
  The greater access to capital markets, which may result in interest cost savings to the combined company;

  •
  The oral presentation by, and written opinion dated March 25, 2003 of, Credit Suisse First Boston to the Graphic board of directors that, as of that date, based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the exchange ratio in the merger was fair to Graphic stockholders other than the Coors family stockholders, from a financial point of view;

  •
  The independent committee's unanimous vote to approve the proposed terms for the conversion of the convertible preferred stock, including the 8.5% discount rate used to calculate the present value of future dividends;

  •
  The risks to Graphic of remaining as a stand-alone company, including pricing pressure, declining margins and competitive threats;

  •
  The other strategic alternatives available to Graphic, including other potential opportunities for acquisitions or strategic relationships;

  •
  The belief of Graphic's board and management that the terms of the merger agreement, including the parties' representations, warranties, covenants and conditions to their respective obligations, are reasonable;

  •
  The structure of the merger as a tax-free reorganization for United States federal income tax purposes;

  •
  The ability of the Graphic board to consider a superior acquisition proposal and to terminate the merger agreement in connection with such a proposal, subject to procedural requirements and the payment of a termination fee;

  •
  The board's understanding of current market and industry conditions;

  •
  That various senior officers of Graphic will serve in senior management positions of the combined company; and

  •
  That the Trust, the largest stockholder of Graphic, and the other Coors family stockholders had agreed to vote for approval of the merger agreement.

        The Graphic board of directors also identified and considered the following potentially negative factors in its deliberations concerning the merger:

  •
  The risk that the merger might not be completed or that closing might be delayed;

  •
  The difficulty of integrating the management teams, business strategies and complex organizations of Graphic and Riverwood;

  •
  The risk that the identified synergies will not be fully attained within the expected time frame, or at all;

  •
  The substantial costs to be incurred in connection with the merger, including transaction expenses and costs related to integration of the two companies;

  •
  The initial highly leveraged financial position of the combined company;

  •
  The reliance of the combined company on a few major customers;

  •
  The risk that the merger could have an adverse effect on the combined company's relationships with its customers and employees;

  •
  The risk that, although Graphic has the right to terminate the merger agreement if a third party makes a superior proposal for a business combination with Graphic that is not matched by Riverwood, the termination fee of $30 million and expense reimbursement of up to $3 million payable by Graphic in such a situation would discourage such a proposal and limit Graphic's ability to pursue alternative transactions;

  •
  That the merger would be effected at a time when Graphic's stock was trading below its previous high levels and at a time before the company's strategic plans had been fully implemented and its expected benefits fully achieved; and

  •
  The other risks described in "Risk Factors" beginning on page 21.

        After deliberation, the Graphic board of directors concluded that, on balance, the potential benefits of the merger to the Graphic stockholders outweighed these risks and potential disadvantages.

        The foregoing discussion of the information and factors considered by the Graphic board of directors is not intended to be exhaustive, but includes the material factors considered by the Graphic board of directors. In reaching its decision to approve the merger and to recommend the merger to the Graphic stockholders, the Graphic board of directors did not view any single factor as determinative and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given different weights to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GRAPHIC

        THE GRAPHIC BOARD OF DIRECTORS RECOMMENDS THAT GRAPHIC STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

        In considering the recommendation of Graphic's board of directors with respect to the merger, you should be aware that some officers and directors of Graphic have interests in the merger that are different from, or in addition to, the interests of Graphic stockholders generally. Graphic's board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement. For more information on these interests, see "Interests of Certain Persons in the Merger" beginning on page 66. Mr. Jeffrey H. Coors abstained from voting on the merger to avoid any appearance of a conflict of interest. As an officer of Graphic and of the combined company, he will receive certain benefits at the effective time of the merger as described beginning on page 66. Mr. Coors did participate in discussions concerning the merger.

        In addition, you should be aware that the Coors family stockholders, who hold 13,481,548 shares of Graphic's outstanding common stock and all of the outstanding convertible preferred stock (entitled to vote separately as a class and to cast a total of 24,242,424 votes with the holders of Graphic common stock), have entered into a voting agreement, which requires these stockholders to vote their shares of Graphic common and convertible preferred stock in favor of the merger agreement. These shares represent approximately 65.1% of the combined voting power of Graphic's capital stock and 100% of the voting power of the convertible preferred stock as of March 25, 2003. Also, the executive officers and directors of Graphic, representing approximately 0.6% of the combined voting power of Graphic's capital stock, have advised that they intend to vote their shares in favor of the merger agreement. Because of the commitments to vote for the merger by the Coors family stockholders and by Graphic directors and officers, who in the aggregate own shares entitled to cast approximately 65.7% of the combined voting power of Graphic's capital stock, approval of the merger by Graphic stockholders is highly likely. The termination fee payable by Graphic and the disgorgement provisions applicable to the Coors family stockholder may make it less likely that a third party would make a competing proposal to acquire Graphic.

OPINIONS OF GRAPHIC'S FINANCIAL ADVISORS

Opinion of Credit Suisse First Boston LLC Regarding the Merger

        The following table presents the actual exchange ratio, as compared to the alternative outcomes indicated by various analyses performed by Credit Suisse First Boston as described below. The ranges reflect the implied equity value percentage received by the respective equity holders of Graphic and

Riverwood. For a fuller description of the analyses referred to in the table, please refer to the relevant sections of the discussion below.

Summary of Valuation Analyses—Implied Equity Value % Received
	Graphic	Riverwood
Transaction Value Received	42.5%	57.5%
Discounted Cash Flow Analysis Range*	37.1%–39.6%	60.4%–62.9%
Contribution Analysis Range*	40.1%–46.8%	53.2%–59.9%

*
This range reflects the highs and lows reflected in the analyses described below.

        Credit Suisse First Boston has acted as Graphic's exclusive financial advisor in connection with the merger. Graphic selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, reputation and familiarity with Graphic's business and the business of Riverwood. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        In connection with Credit Suisse First Boston's engagement, Graphic requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Graphic common stock, other than the Coors family stockholders, of the exchange ratio set forth in the merger agreement. On March 24, 2003, at a meeting of the board of directors of Graphic held to evaluate the merger, Credit Suisse First Boston delivered an oral opinion, which was subsequently confirmed in a written opinion dated March 25, 2003, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in its written opinion, the exchange ratio was fair to the holders of Graphic common stock, other than the Coors family stockholders, from a financial point of view.

        The full text of Credit Suisse First Boston's written opinion, dated March 25, 2003, to the board of directors of Graphic, is attached as Annex C to this proxy statement/prospectus. Holders of Graphic common stock are urged to read this opinion in its entirety.

        Credit Suisse First Boston's opinion is addressed to the board of directors of Graphic and relates only to the fairness, from a financial point of view, to the holders of Graphic common stock, other than the Coors family stockholders, of the exchange ratio. Credit Suisse First Boston's opinion does not constitute a recommendation to any stockholder of Graphic as to how such stockholder should vote or act on any matter relating to the merger.

        In arriving at its opinion, Credit Suisse First Boston:

  •
  reviewed certain business and financial information relating to Graphic and Riverwood, as well as the merger agreement;

  •
  reviewed certain other information, including financial forecasts provided to Credit Suisse First Boston by the managements of Riverwood and Graphic covering the five-year period from 2003-2007 and including income statement, balance sheet and cash flow projections containing net sales, EBITDA, EBIT, depreciation and amortization, capital expenditures, change in working capital and operating statistics such as sales and EBITDA growth and EBITDA and EBIT margin information, as well as adjustments made by Graphic's management to the forecast provided by Riverwood's management to reflect a more conservative view;

  •
  met with the managements of Riverwood and Graphic to discuss the business and prospects of Graphic and Riverwood;

  •
  relied upon the views of, and financial forecasts provided by, the managements of Riverwood and Graphic concerning the business, financial, operational and strategic benefits and other implications of the merger, which views included the following considerations:

                  •    purchasing savings;

                  •    savings at the divisional level;

                  •    potential for optimization of facilities;

                  •    capital expenditure savings;

                  •    working capital savings;

                  •    benefits related to the utilization of Riverwood's net operating losses;

                  •    advantages from foreign operations; and

                  •    potential negative considerations including items such as severance costs and spending on information technology;

  •
  considered certain financial and stock market data of Graphic and certain financial data of Riverwood and compared those data with similar data for other publicly held companies in businesses similar to Graphic and Riverwood; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

        In connection with Credit Suisse First Boston's review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts relating to Graphic, Credit Suisse First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Graphic's management as to the future financial performance of Graphic. With respect to the financial forecasts relating to Riverwood and the cost savings, tax benefits and other potential synergies anticipated to result from the merger, Credit Suisse First Boston assumed that such forecasts (including adjustments thereto) represented reasonable estimates and judgments as to the future financial performance of Riverwood and as to such cost savings, tax benefits and other potential synergies (including the amount, timing and achievability thereof). Credit Suisse First Boston also assumed, with Graphic's consent, that all necessary regulatory and third party approvals and consents for the merger would be obtained without material delay or expense and without any limitation, restriction or condition being imposed that would have an adverse effect on the business of Graphic or Riverwood or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, Credit Suisse First Boston assumed, with Graphic's consent, that each outstanding share of Class A common stock of Riverwood and Class B common stock of Riverwood would be reclassified into and become 15.21 shares of Riverwood common stock immediately before the merger. Graphic has also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for United States federal income tax purposes.

        In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Graphic or Riverwood, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon the information available to Credit Suisse First Boston and financial, economic, market and other conditions as they existed and could be evaluated on the date of the merger agreement. Credit Suisse First Boston did not express any opinion as to what the actual value of the shares of combined company common stock would be when issued to the holders of the Graphic common stock pursuant to the merger or the prices at which such shares would trade at any time. Credit Suisse First Boston's opinion does not address any aspect or implication of the treatment of certain restricted shares of Graphic common stock held by executives of Graphic provided for in the merger agreement. In addition, Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other transactions or business strategies that might be available to Graphic, nor did it address Graphic's underlying business decision to proceed with the merger.

        In preparing its opinion to the board of directors of Graphic, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is complex and is not readily susceptible to partial analysis or summary description. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is directly comparable to Graphic, Riverwood or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger or the other values of the companies, business segments or transactions being analyzed.

        The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        Credit Suisse First Boston's opinion and financial analyses were among many factors considered by the board of directors of Graphic in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors of Graphic or the managements of Graphic or Riverwood with respect to the merger or the consideration to be received by the holders of Graphic common stock pursuant to the merger.

Summary of Financial Analyses

        The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated March 25, 2003, delivered to the board of directors of Graphic in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses. Predictions of results of operations, cash flows, EBITDA and per share values for 2003 and subsequent years set forth in the following analyses are not guaranteed, involve risks and uncertainties and may not accurately predict future results of the combined company. These predictions may be affected by the various factors described above in the sections called "Risk Factors" and "Forward-Looking Statements."

        Comparable publicly traded company analysis.    Credit Suisse First Boston analyzed the market values and trading multiples of Graphic and of selected publicly traded paper and packaging companies that Credit Suisse First Boston believed were reasonably comparable to Graphic and Riverwood. In selecting comparable companies for this analysis, Credit Suisse First Boston considered, among other factors, business mix, industry, size and performance of publicly traded paper and packaging companies. These comparable companies consisted of:

  •
  Caraustar Industries, Inc.;

  •
  Rock-Tenn Company;

  •
  Sonoco Products Company;

  •
  Bemis Company, Inc.;

  •
  MeadWestvaco Corporation;

  •
  Packaging Corporation of America; and

  •
  Smurfit-Stone Container Corporation.

        In examining these comparable companies, Credit Suisse First Boston calculated the enterprise value of each company as a multiple of its respective 1999, 2000, 2001, 2002 and projected calendar year 2003 earnings before interest expense, taxes, depreciation and amortization, or EBITDA. Credit Suisse First Boston also calculated the four-year historical average from 1999-2002 of these multiples. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding convertible preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. Except as otherwise noted herein, all historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports. Credit Suisse First Boston's analysis of the comparable companies yielded the following multiple ranges:

Enterprise Value / EBITDA(1)

Year	Graphic	Average(2)	Median(2)
1999	9.9x	8.1x	7.1x
2000	4.8x	5.7x	5.9x
2001	6.1x	7.4x	7.6x
2002	6.9x	7.9x	8.1x
Historical Average	6.9x	7.3x	7.2x
2003(3)	6.8x	7.5x	7.4x

(1)
All historical multiples based on end of year data with the exception of 2002, which is based on the March 20, 2003 closing stock price.

(2)
Average and median include Graphic.

(3)
2003 multiple based on 2002 enterprise value (based on March 20, 2003 stock price) and 2003 EBITDA estimate.

        The average comparable company multiple of enterprise value to EBITDA was approximately 7.0x–7.5x for these periods. The results of this analysis were used to help determine inputs for the contribution and discounted cash flow analyses described below.

        Contribution analysis.    Credit Suisse First Boston analyzed the relative contributions of Graphic and Riverwood to the pro forma combined company for the year 2002 and projected year 2003 based on selected financial data, assuming no anticipated cost savings resulting from the merger, but including the effect of certain expenses and benefits that each respective party contributes. Credit Suisse First Boston analyzed the respective contributions of each company's projected EBITDA for 2003 based on estimates provided by the managements of Graphic and Riverwood (as adjusted by Graphic management). The implied percent of equity value in the table below denotes each respective company's share of pro forma equity based on its contribution to enterprise value, accounting for the debt contributed by each of Graphic and Riverwood, respectively:

	Multiple of EBITDA to Calculate Enterprise Value
	7.0x		7.5x
	Graphic Implied % of Equity Value	Riverwood Implied % of Equity Value	Graphic Implied % of Equity Value	Riverwood Implied % of Equity Value
2002:
Base Case(1)	43.4%	56.6%	41.2%	58.8%
With J.D. Cahill Co., Inc. Synergies(2)	45.0%	55.0%	42.7%	57.3%
With Labor Dispute Addback of $4.5 million(3)	45.3%	54.7%	42.9%	57.1%
With J.D. Cahill Co., Inc. Synergies and Labor Dispute Addback(4)	46.8%	53.2%	44.3%	55.7%
2003:
Base Case(1)	41.9%	58.1%	40.1%	59.9%
With J.D. Cahill Co., Inc. Synergies(2)	43.5%	56.5%	41.6%	58.4%

(1)
For calculating the Base Case, this analysis includes the anticipated EBITDA (excluding synergies) and debt from the J.D. Cahill Co., Inc. acquisition as if it occurred on January 1, 2002 or January 1, 2003 as applicable.

(2)
For calculating Graphic's EBITDA, this analysis includes anticipated synergies from the March 6, 2003 acquisition of J.D. Cahill Co., Inc.

(3)
For calculating Graphic's EBITDA, this analysis adds back the costs related to a labor dispute at the Kalamazoo mill in 2002, but excludes anticipated synergies from the March 6, 2003 acquisition of J.D. Cahill Co., Inc.

(4)
For calculating Graphic's EBITDA, this analysis adds back the costs related to a labor dispute at the Kalamazoo mill in 2002 and includes anticipated synergies from the March 6, 2003 acquisition of J.D. Cahill Co., Inc.

        Pro forma financial impact.    Using projections provided by the management of Graphic and Riverwood (as adjusted by Graphic management), Credit Suisse First Boston compared the projected earnings per share, or EPS, of Graphic for 2003 through 2007 on a stand-alone basis to the projected pro forma EPS for 2003-2007 of the combined company after the merger. This analysis showed that with anticipated cost savings, tax benefits and other potential synergies (as estimated by Graphic management), the merger would have the following effects:

	Standalone Graphic EPS	Pro Forma EPS for Combined Company	Accretion / (Dilution)
2003	$0.29	$0.42	43.1%
2004	0.31	0.50	58.6%
2005	0.35	0.62	78.3%
2006	0.38	0.70	84.5%
2007	0.41	0.77	87.7%

        Discounted cash flow analysis.    Credit Suisse First Boston performed a discounted cash flow, or DCF, analysis of the projected cash flows of Graphic for the fiscal years ending December 31, 2003 through December 31, 2012, using projections and assumptions provided by the management of Graphic. The DCFs for Graphic were estimated using discount rates ranging from 9.0% to 10.0%, based on estimates related to the weighted average costs of capital of Graphic, and terminal multiples of estimated EBITDA for Graphic's fiscal year ending December 31, 2012 ranging from 7.0x to 7.5x. Based on this analysis, Credit Suisse First Boston estimated an equity value of Graphic ranging from $444.0 million to $543.1 million and an implied equity value per share of Graphic common stock ranging from $5.12 to $6.26.

        In addition, Credit Suisse First Boston performed a DCF analysis of the projected cash flows of Riverwood for the fiscal years ending December 31, 2003 through December 31, 2012, using projections and assumptions provided by the management of Riverwood as adjusted by Graphic management. The DCFs for Riverwood were estimated using discount rates ranging from 9.0% to 10.0%, based on estimates related to the weighted average costs of capital of Riverwood, and terminal multiples of estimated EBITDA for Riverwood's fiscal year ending December 31, 2012 ranging from 7.0x to 7.5x. Based on this analysis, Credit Suisse First Boston estimated an equity value of Riverwood ranging from $678.4 million to $919.2 million.

        Based on these results, Credit Suisse First Boston derived Graphic's share of the equity value of the pro forma company ranging from 37.1% to 39.6% compared to the percent of equity value in the combined company for Graphic stockholders of 42.5%, as provided for in the merger.

        Pro forma combined discounted cash flow analysis.    Credit Suisse First Boston also performed a DCF analysis of the projected pro forma combined cash flows of the combined company for the fiscal years ending December 31, 2003 through December 31, 2012, using projections and assumptions provided by the management of Graphic and by the management of Riverwood (as adjusted by Graphic management), including cost savings, tax benefits and other potential synergies as estimated by Graphic management). The DCFs for the combined company were estimated using discount rates ranging from 9.0% to 10.0%, based on estimates related to the weighted average costs of capital of the combined company, and terminal multiples of estimated EBITDA for the combined company's fiscal year ending December 31, 2012 ranging from 7.0x to 7.5x. Based on this analysis, Credit Suisse First Boston estimated an implied equity value per share of common stock of the combined company ranging from $6.96 to $8.78 compared to the implied equity value per share of Graphic common stock from the Graphic standalone DCF analysis ranging from $5.12 to $6.26.

Fee Arrangements

        Graphic has agreed to pay Credit Suisse First Boston a transaction fee equal to 0.60% of the value of the outstanding Riverwood common stock (including in-the-money options or other conversion rights) plus 0.60% of the amount of any debt of Riverwood or its affiliates outstanding on March 25, 2003, the date of the merger agreement. This transaction fee is contingent on the completion of the merger and is limited to a maximum of $10 million. Credit Suisse First Boston also received a fee of $1.5 million for rendering its opinion, which fee is creditable against the transaction fee described above. Graphic also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to Riverwood and Graphic unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. During the past two years, Credit Suisse First Boston and its affiliates have provided investment banking and financial services to Graphic unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received approximately $5.1 million in compensation. In addition, subject to certain conditions, Credit Suisse First Boston or one or more of its affiliates has agreed to provide the combined company, or otherwise assist the combined company in obtaining, financing in connection with the merger, for which it anticipates receiving approximately

$4.8 million in fees. In addition, Credit Suisse First Boston or one or more of its affiliates has agreed to provide the combined company, or otherwise assist the combined company in obtaining, financing in connection with the merger. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Riverwood and Graphic for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Opinion of Morgan Stanley & Co. Incorporated Regarding the Conversion of the Convertible Preferred Stock

        Morgan Stanley was engaged in early March to provide a financial fairness opinion in connection with the proposed conversion payment by Riverwood to the holder of the convertible preferred stock in connection with the conversion of the convertible preferred stock to common stock, and entered into an engagement letter dated as of March 21, 2003. Morgan Stanley was selected by an independent committee of the Graphic board of directors to act as its financial advisor based on Morgan Stanley's qualifications, reputation and its knowledge of the business and affairs of Graphic. At the meeting of the independent committee on March 24, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on March 24, 2003, that based upon and subject to the various assumptions and considerations set forth in the opinion, the conversion payment to be paid pursuant to the voting agreement, equal to the estimated present value, calculated using a discount rate of 8.5%, of the future dividend payments payable to the convertible preferred stock from the effective time of the merger through the first date as of which Graphic could have redeemed the convertible preferred stock, was fair from a financial point of view to Graphic.

        The full text of the written opinion of Morgan Stanley, dated March 24, 2003, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex D to this proxy statement/prospectus. Graphic stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the independent committee of the board of directors of Graphic and addresses only the fairness of the consideration to be paid pursuant to the voting agreement from a financial point of view to Graphic as of the date of the opinion, does not address the underlying decision by any party to enter into the voting agreement, does not address the underlying decision by Graphic to enter into the merger agreement and does not address the fairness, from a financial point of view, of the exchange ratio or any other element of the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available documents and other information related to the convertible preferred stock;

  •
  reviewed certain publicly available financial statements and other financial and operating data concerning Graphic;

  •
  reviewed the draft merger agreement and voting agreement and certain related documents;

  •
  reviewed the cost of capital, and reviewed the potential terms of a comparable security being issued by Graphic and the combined company; and

  •
  considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

        In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Morgan Stanley did not make any independent valuation or appraisal of the assets and liabilities of Graphic, nor was it furnished with such appraisals. In addition, Morgan Stanley assumed that the conversion will be consummated in accordance with the terms set forth in the voting agreement. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of March 24, 2003.

        The following is a summary of all of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated March 24, 2003.

        Analysis of convertible preferred stock terms.    Morgan Stanley examined the terms of the convertible preferred stock and noted that the Trust, as the holder of the convertible preferred stock, was entitled to a cumulative quarterly dividend of $2.50 per share of convertible preferred stock, accrued daily and payable on the 15th day of the last month of each calendar quarter. Morgan Stanley noted that the amount of the conversion payments would vary depending upon the effective time of the merger. Specifically, Morgan Stanley noted that if dividends were paid by Graphic to the holders of the convertible preferred stock during the period from March 24, 2003 to the effective time of the merger, the amount of those dividends would be deducted from and would not be included in the conversion payment. In addition, Morgan Stanley noted that the first date as of which Graphic could redeem the convertible preferred stock is August 15, 2005.

        Calculation of present value of preferred dividends.    Morgan Stanley calculated the estimated present value of dividend payments payable on the convertible preferred stock from the estimated effective time of the merger through the first date as of which Graphic could have redeemed the convertible preferred stock. Morgan Stanley noted that, assuming an effective time of the merger of April 1, 2003, a change of 1% in the rate used to discount the dividend payments payable on the convertible preferred stock changed the estimated present value by approximately $250,000.

        Cost of capital analysis.    Morgan Stanley estimated the weighted average cost of capital for Graphic and the combined company. Morgan Stanley reviewed Riverwood's and Graphic's filings with the SEC to determine the capital structures and stated costs of debt financing of Riverwood and Graphic, respectively. In addition, Morgan Stanley estimated the potential market costs of equity and debt financing of Graphic and the combined company. Based on this information, Morgan Stanley estimated a weighted average cost of capital for Graphic of 5.3% and for the combined company of 5.3%. Morgan Stanley noted that the discount rate utilized in determining the amount of the conversion payment was greater than the estimated weighted average cost of capital of each of Graphic and the combined company. The discount rate of 8.5% results in a lower conversion payment to the holder of the convertible preferred stock than if the weighted average cost of capital for Graphic, estimated to be 5.3% by Morgan Stanley, had been used to calculate the conversion payment.

        Comparable security analysis.    Morgan Stanley estimated the publicly-traded market value of a hypothetical security with comparable terms to the convertible preferred stock as if such security had been issued by each of Graphic and the combined company. Morgan Stanley compared the estimated publicly-traded market value of the convertible preferred stock with the sum of:

  •
  the value of the underlying common stock of Graphic that would be issued to the holder of the convertible preferred stock upon the conversion; and

  •
  the conversion payment to be made by Riverwood to the holder of the convertible preferred stock.

        Morgan Stanley noted that the sum of the value of the underlying common stock as of March 20, 2003 and the conversion payment, calculated using a discount rate of 8.5%, was less than the estimated publicly-traded market value of the comparable security.

        Therefore, based on both the cost of capital analysis and the comparable security analysis as set forth above, Morgan Stanley concluded that the conversion payment to be paid pursuant to the voting agreement, equal to the estimated present value, calculated using a discount rate of 8.5%, of the future dividend payments payable to the convertible preferred stock from the effective time of the merger through the first date as of which Graphic could have redeemed the convertible preferred stock, was fair from a financial point of view to Graphic.

        In connection with the review by the independent committee of the conversion payment to be made by Riverwood to the holder of the convertible preferred stock, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the convertible preferred stock or any component thereof or of Graphic.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Graphic.

        Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be paid pursuant to the voting agreement and were conducted in connection with the delivery of the Morgan Stanley opinion to the independent committee. In addition, as described above, Morgan Stanley's opinion and presentation to the independent committee was one of many factors taken into consideration by the independent committee in making its decision to approve the proposed terms for the conversion of the convertible preferred stock, and the independent committee's recommendation was one of many factors taken into consideration by Graphic's board of directors in making its decision to approve the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the independent committee with respect to the conversion payment to be made by Riverwood to the holder of the convertible preferred stock or of whether the independent committee would have been willing to agree to a different consideration. Morgan Stanley's opinion does not address the underlying decision by Graphic to enter into the merger agreement or the decision by any party to enter into the voting agreement. In addition, Morgan Stanley's opinion does not address the fairness, from a financial point of view, of the exchange ratio or any other element of the merger. In arriving at its opinion, Morgan Stanley was not authorized to and did not investigate any alternative transactions with respect to the convertible preferred stock.

        Morgan Stanley was retained based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Morgan Stanley may from time to time trade in the securities or indebtedness of Riverwood and Graphic for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.

        Pursuant to the engagement letter, Morgan Stanley acted as financial advisor in connection with the conversion payment to be made by Riverwood to the holder of the convertible preferred stock and received a fee of $250,000, which was paid upon rendering its financial fairness opinion. Pursuant to a separate engagement letter, Morgan Stanley was engaged to provide specific advice to Graphic's management related to valuation matters in connection with the proposed business combination between Riverwood and Graphic and will receive a fee of $200,000 for these services, payment of which is contingent upon completion of the merger. Graphic also has agreed to reimburse Morgan Stanley for its expenses, including fees and expenses of legal counsel and other advisors incurred in performing its services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Graphic and have received fees for the rendering of these services. During the past two years, Morgan Stanley has received approximately $5.4 million for financial advisory and financing services provided to Graphic. Morgan Stanley is also expected to provide services to the combined company related to financing arrangements for the merger, for which it anticipates receiving approximately $8 million in fees. An affiliate of Morgan Stanley is a director of Riverwood.

        In addition, Graphic has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

RIVERWOOD'S REASONS FOR THE MERGER

        In reaching its determination to approve the merger and the merger agreement, the Riverwood board of directors consulted with Riverwood management, legal counsel and accountants and was advised by Goldman Sachs, its financial advisor with respect to this transaction, and considered the short-term and long-term interests of Riverwood. In particular, the Riverwood board of directors considered the following material factors, among others, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

  •
  The complementary product offerings of Riverwood and Graphic, which would create a premier value added paperboard packaging company with the ability to offer a comprehensive solution to existing customers of both companies;

  •
  The attractive mix and margins of the combined company's complete product portfolio;

  •
  Graphic's history of strong customer relationships;

  •
  The substantial synergies identified in connection with the merger;

  •
  The opportunity for additional cost savings, creating increased opportunities for improvement in the combined organization and usage of its facilities;

  •
  The attractive financing features, including becoming a publicly traded equity company, refinancing possibilities, better credit and the utilization of net operating losses; and

  •
  The similar operating culture of both companies.

ACCOUNTING TREATMENT

        The merger will be accounted for as a purchase by Riverwood under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Graphic will be recorded, as of completion of the merger, at their respective fair values and added to those of Riverwood.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion summarizes the material United States federal income tax consequences to a holder of Graphic common stock of the exchange of Graphic common stock for combined company common stock in the merger.

Scope of Discussion

        This discussion does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to a person who exchanges Graphic common stock for combined company common stock in the merger. This discussion only addresses the tax consequences to stockholders who hold Graphic common stock as a capital asset. This discussion does not address the tax consequences of the merger under state, local or foreign law and the discussion does not address any non-income tax consequences of the merger (such as estate or gift tax consequences). This discussion does not address all aspects of United States federal income taxation that may be important to a stockholder in light of that stockholder's particular circumstances. Accordingly, this discussion does not address any of the tax consequences associated with:

  •
  the exercise of options to purchase Graphic common stock before the effective time of the merger;

  •
  the exchange of options to purchase Graphic common stock for options to purchase combined company common stock in the merger;

  •
  the exchange of restricted Graphic common stock for restricted combined company common stock in the merger; or

  •
  the conversion of the convertible preferred stock into Graphic common stock and the receipt of the conversion payment.

        This discussion also does not address the United States federal income tax consequences of the merger to a person who is subject to special rules under the Code, including but not limited to:

  •
  a financial institution or insurance company;

  •
  a tax-exempt organization, retirement plan or mutual fund;

  •
  a dealer, broker or trader in securities;

  •
  a foreign person;

  •
  a person who holds its Graphic common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

  •
  a person who holds a beneficial interest in a partnership (or an entity taxed as a partnership), trust or estate that, in each case, owns Graphic common stock.

        Each person who is considering exchanging Graphic common stock for combined company common stock in the merger is urged to consult his or her own tax advisor to determine the particular United States federal, state, local, and foreign income and other tax consequences of the merger that may be material to such person.

Tax Opinions

        Graphic will receive an opinion from its tax counsel, Holme Roberts & Owen LLP, or HRO, dated as of the effective date of Riverwood's registration statement of which this proxy statement/prospectus is a part, or the effective date opinion, to the effect that, subject to the assumptions, conditions, qualifications, limitations and applicable law described above under the heading "Scope of Discussion" and under this heading, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the closing of the merger that Graphic receive this opinion from HRO. It is also a condition to the completion of the merger that Graphic receive a second opinion from HRO, dated as of the closing date of the merger, or the closing date opinion, confirming the foregoing opinion.

        HRO's effective date opinion will also state that, subject to the assumptions, conditions, qualifications, limitations and applicable law described above under the heading "Scope of Discussion" and under this heading:

  •
  Riverwood and Graphic will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

  •
  the material United States federal income tax consequences to a holder of Graphic common stock of the exchange of Graphic common stock for combined company common stock in the merger are (i) the exchange of Graphic common stock for combined company common stock in the merger will not result in the recognition of gain or loss to the holder; (ii) the holder will have a tax basis in combined company common stock received in the merger equal to the tax basis of Graphic common stock surrendered by the holder in the merger; and (iii) the holding period for shares of combined company common stock received by the holder in exchange for Graphic common stock in the merger will include the holding period for Graphic common stock surrendered by the holder in the merger.

The form of the full text of HRO's effective date opinion has been filed as an exhibit to Riverwood's registration statement. For information on how to obtain a copy of exhibits filed with Riverwood's registration statement, see "Where You Can Find More Information" on page 213. HRO's closing date opinion will also confirm the foregoing statements made in HRO's effective date opinion.

        In rendering its opinions, HRO will have examined the merger agreement, the voting agreement, the stockholders agreement, the amended and restated registration rights agreement, and any other agreements and documents that affect the material terms and conditions of the merger and that are specifically discussed or referred to in either Riverwood's registration statement or this proxy statement/prospectus, or both, collectively the transaction documents.

        HRO's opinions will, with the permission of Graphic and without any investigation or independent verification by HRO, each assume that: (i) the transaction documents constitute legal, valid and binding obligations of the parties thereto and that such documents are enforceable against such parties in accordance with their terms; (ii) the merger will be consummated in the manner described in the merger agreement and in this proxy statement/prospectus; and (iii) the merger will be a valid merger under applicable state law.

        In addition, HRO's opinions will, with the permission of Graphic and without any investigation or independent verification by HRO, each assume that: (i) the factual matters and descriptions contained in the transaction documents are accurate and complete; (ii) the representations, warranties and covenants made by Riverwood, Acquisition Sub and Graphic in the transaction documents as well as in representation letters delivered to HRO and signed by authorized representatives of Riverwood, Acquisition Sub and Graphic are accurate and complete; and (iii) the parties to the transaction documents and the representation letters delivered to HRO will act in accordance with, and will refrain from taking any action that is prohibited by, the terms and conditions thereof.

        If any of the foregoing assumptions is inaccurate or incomplete, HRO's effective date opinion or its closing date opinion, or both, may be invalid. If any of these assumptions cannot be made, HRO may not be able to provide its effective date opinion or its closing date opinion, or both. If HRO cannot provide its effective date opinion or its closing date opinion, the merger cannot close unless Graphic and Riverwood waive, either in whole or in part, the requirement that Graphic receive such opinions. If Graphic and Riverwood waive, either in whole or in part, the requirement that Graphic receive such opinions, or if HRO's closing date opinion would differ materially from HRO's effective date opinion, and there is a material change in the expected United States federal income tax consequences associated with the exchange of Graphic common stock for company common stock in the merger as described in this proxy statement/prospectus, then this proxy statement/prospectus will be revised and recirculated and the approval of Graphic's shareholders will be resolicited.

        HRO's effective date opinion and its closing date opinion will each be based on the Code, applicable Treasury regulations, publicly available administrative interpretations and court decisions, all as in effect on the respective date of each such opinion and all of which may change, possibly with retroactive effect.

        The Internal Revenue Service may take a position contrary to HRO's opinions and, if the matter is litigated, a court could reach a contrary decision. Neither Riverwood nor Graphic intends to obtain a ruling from the IRS regarding the tax consequences of the merger.

        Each of HRO's opinions will be rendered as of the date thereof. HRO will not undertake to advise Graphic of matters that may come to HRO's attention subsequent to the date of each of its opinions and that may affect such opinions, including without limitation, future changes in applicable law.

United States Federal Income Tax Consequences of the Exchange of Graphic Common Stock for Combined Company Common Stock in the Merger

        The following is a summary of HRO's opinions, as described above, as to the material United States federal income tax consequences to a holder of Graphic common stock of the exchange of Graphic common stock for combined company common stock in the merger:

  •
  the exchange of Graphic common stock for combined company common stock in the merger will not result in the recognition of gain or loss to the holder;

  •
  the holder will have a tax basis in combined company common stock received in the merger equal to the tax basis of Graphic common stock surrendered by the holder in the merger; and

  •
  the holding period for shares of combined company common stock received by the holder in exchange for Graphic common stock in the merger will include the holding period for Graphic common stock surrendered by the holder in the merger.

REGULATORY MATTERS RELATING TO THE MERGER

United States Antitrust

        The merger is subject to review by the United States Department of Justice and United States Federal Trade Commission under the HSR Act. Under this statute, Riverwood and the Trust were required to make pre-merger notification filings and to await the expiration or early termination of statutory waiting periods before completing the merger. On April 11, 2003, each of Riverwood and the Trust completed its initial HSR Act filing and the waiting period expired on May 12, 2003. Accordingly, the condition to the merger requiring the expiration or termination of the HSR Act waiting period has been satisfied.

Other Jurisdictions

        Riverwood and Graphic conduct operations in a number of foreign jurisdictions, and the merger may also be subject to review by governmental authorities under the antitrust laws of those jurisdictions. We recognize that some of these approvals, which are not required to be obtained under the merger agreement, may not be obtained before the completion of the merger and may impact the combined company's ability to conduct business in those jurisdictions. However, neither party is required to complete the merger if the companies have failed to obtain any governmental approval and such failure would reasonably be expected to have a material adverse effect on the combined company following the merger.

        We cannot assure you that the governmental reviewing authorities will clear the merger at all or without restrictions or conditions that would have a material adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. In addition, notwithstanding the expiration of the waiting period under the HSR Act, after the completion of the merger, either the Department of Justice, the Federal Trade Commission or another governmental authority could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Riverwood and Graphic cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Riverwood and Graphic will prevail.

DISSENTERS' RIGHTS

Common Stockholders

        Under applicable provisions of Colorado law, holders of Graphic common stock are not entitled to dissenters' rights in connection with the merger.

Preferred Stockholder

        The Trust, the sole holder of the convertible preferred stock, has entered into a voting agreement in connection with the merger, under which the Trust has agreed to vote its shares in favor of the merger agreement. See "Material Terms of Related Agreements—Voting Agreement" on page 85. Under the voting agreement, the Trust has waived any dissenters' rights that it may have in connection with the merger.

RIGHTS AGREEMENT

        Graphic entered into a rights agreement dated May 31, 2000, with Norwest Bank Minnesota N.A. (now known as Wells Fargo Bank Minnesota, N.A.) as rights agent. Under this agreement, Graphic effected a dividend distribution of stockholder rights that carry certain conversion rights in the event of a significant change in beneficial ownership of Graphic. One right is attached to each share of Graphic's common stock outstanding and is not detachable until such time as a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Graphic's outstanding common stock. Such an acquisition is referred to in the rights agreement as a triggering event. Each right entitles each registered holder (excluding the acquiring person or group) to purchase from Graphic one-thousandth of a share of Series A junior participating preferred stock, par value $0.01 per share, at a purchase price of $42.00 per one-thousandth of a share. Registered holders receive shares of Graphic's common stock valued at twice the exercise price of the right upon exercise. Upon the occurrence of a triggering event, Graphic is entitled to exchange one share of its common stock for each right outstanding, or to redeem the rights at a price of $0.001 per right. The rights will expire on June 1, 2010.

        In connection with the proposed merger, Graphic and the rights agent amended the terms of the rights agreement so that the execution and delivery of the merger agreement and voting agreement and the consummation of the transactions contemplated by the merger agreement will not constitute a triggering event. This means that holders of Graphic's common stock will not obtain the detachable rights in connection with the proposed merger.

        Also, in anticipation of the proposed merger, Riverwood will adopt a stockholder rights plan. See "Description of the Combined Company's Capital Stock—Stockholder Rights Plan" on page 210.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

        All shares of the combined company's common stock received by Graphic stockholders in the merger will be freely transferable, except that shares of combined company common stock received by persons who are deemed to be "affiliates" of Graphic under the Securities Act at the time of the Graphic special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be an affiliate of Graphic for such purposes generally include individuals or entities that control, are controlled by or are under common control with, Graphic, as the case may be, and include directors, certain executive officers and principal stockholders of Graphic. These affiliates may resell the shares of combined company common stock they receive in the merger only:

  •
  under an effective registration statement under the Securities Act covering the resale of those shares;

  •
  in transactions permitted by Rule 145(d) under the Securities Act; or

  •
  as otherwise permitted under the Securities Act.

        Riverwood's registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of combined company common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Graphic before the merger, and no person is authorized to make any use of this document in connection with any such sale. The merger agreement also requires that Graphic use reasonable best efforts to cause each affiliate to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of combined company common stock issued to them in the merger in violation of the Securities

Act or the related SEC rules and regulations promulgated thereunder. However, the Coors family stockholders, each of whom may be deemed to be an affiliate of Graphic, have entered into an amended and restated registration rights agreement with Riverwood and its current stockholders. The amended and restated registration rights agreement gives the Coors family stockholders the right, in certain instances, to demand registration of their shares of combined company common stock or to participate in registered offerings of shares by the combined company. See "Material Terms of Related Agreements—Amended and Restated Registration Rights Agreement" on page 92.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF GRAPHIC
COMMON STOCK

        It is a condition to the merger that the shares of the combined company's common stock issuable in the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, Graphic common stock will cease to be listed on the NYSE and its shares will be deregistered under the Securities Exchange Act of 1934, as amended.

MERGER FINANCING

Refinancing Transactions

        Riverwood and Graphic currently expect to enter into the following financing transactions in connection with the merger:

  •
  The closing of the new credit facilities, providing for approximately $1.6 billion of term loan and revolving credit commitments.

  •
  The offer and sale by the combined company of approximately $850 million of new notes.

  •
  The repayment in full of all outstanding amounts under each of RIC and GPC's existing senior secured credit facilities and the termination of all commitments under those facilities.

  •
  The consummation of tender offers and consent solicitations for all outstanding 10 5/8% senior notes due 2007 and 10 7/8% senior subordinated notes due 2008 of RIC, expected to close concurrently with the merger.

  •
  The consummation of an anticipatory tender offer and consent solicitation for all outstanding 8 5/8% senior subordinated notes due 2012 of GPC, made in anticipation of the change of control offer called for by the indenture governing such notes and expected to close concurrently with the merger.

        The foregoing financing transactions are referred to in this document as the "refinancing".

        Although Riverwood and Graphic currently intend to refinance Riverwood's existing senior notes and senior subordinated notes and Graphic's existing senior subordinated notes, the completion of such a refinancing on terms acceptable to Riverwood and Graphic will depend on market conditions at or near the effective time of the merger.

Sources and Uses of Funds

        Riverwood and Graphic currently expect that approximately $2.2 billion will be required to consummate the merger and related transactions (including the refinancing). Approximately $1.3 billion is expected to be drawn under the new credit facilities in connection with the merger and related transactions, and approximately $850 million aggregate principal amount of new notes are expected to be issued. With the borrowings under the new credit facility and the proceeds from the issuance and sale of the new notes, and assuming that substantially all of GPC's existing senior subordinated notes are tendered for purchase, Riverwood and Graphic expect that approximately $1.2 billion aggregate principal amount of existing senior and senior subordinated notes of RIC and GPC will be redeemed, repurchased or otherwise repaid, and all outstanding amounts under RIC's and GPC's existing senior secured credit facilities (estimated to be approximately $750 million at the time of the merger) will be repaid. A portion of those proceeds will also be used to pay transaction fees and expenses in connection with the merger and related transactions. Any of GPC's existing senior subordinated notes that are not tendered for purchase (in the anticipatory tender offer or the change of control offer) are expected to remain outstanding, and the amount of funds required to consummate the merger and related transactions may be reduced as a result.

New Credit Facilities

        Pursuant to letters dated March 24, 2003, JPMorgan Chase Bank, Deutsche Bank Trust Company Americas, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., Citicorp North America Inc., Credit Suisse First Boston and certain of their affiliates have committed to provide, or arrange for a syndicate of lenders to provide, the new credit facilities, subject to certain conditions. Graphic Packaging International, Inc., the corporation resulting from the merger of RIC and GPC in connection with the merger and related transactions, will be the borrower under the new credit facilities. This resulting corporation is referred to in this summary of the new credit facilities as the "borrower."

        The new credit facilities are expected to provide for aggregate maximum borrowings of $1.6 billion under (1) a term loan facility providing for term loans in an aggregate principal amount of $1.2 billion in two tranches, consisting of Tranche A term loans and Tranche B term loans, and (2) a revolving credit facility, providing for up to $400 million in revolving loans to the borrower (including standby and commercial letters of credit) outstanding at any time. In connection with the consummation of the merger and the refinancing, and assuming that substantially all of GPC's existing senior subordinated notes are tendered for purchase, approximately $1.2 billion is expected to be drawn under the term loan facility and approximately $100 million is expected to be drawn under the revolving credit facility. Undrawn amounts under the revolving credit facility will be available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries.

        Availability.    The availability of the new credit facilities is expected to be subject to various conditions precedent including, but not limited to:

  •
  the consummation of the transactions contemplated by the merger agreement;

  •
  the repayment of each of RIC's and GPC's existing senior secured credit facilities;

  •
  the agent banks' reasonable satisfaction with the terms of all material indebtedness of the combined company and its subsidiaries that remains outstanding after the effective time of the merger;

  •
  the receipt of material government and third party consents and approvals;

  •
  the absence of material pending or threatened litigation or proceedings;

  •
  the senior secured indebtedness of the borrower being rated not less than B (with a stable outlook or better) by Standard & Poor's and B1 (with a stable outlook or better) by Moody's; and

  •
  other conditions precedent typical of senior secured loans.

        The commitments to provide the new credit facilities are also subject to, among other things, the absence of any material adverse change with respect to the combined company, the absence of any material disruption of or material adverse change in conditions in the financial, banking or capital markets that would materially impair the syndication of the new credit facilities, and the negotiation, execution and delivery of definitive financing documentation for the new credit facilities.

        Maturity; Prepayments.    The Tranche A term loans and the revolving credit facility are expected to mature in 2009. The Tranche B term loans are expected to mature in 2010. Amortization of the principal amount of the respective tranches of the term loan facility is expected to be on an installment schedule to be determined, with amortization of the Tranche A term loans over their term and with no substantial amortization of the Tranche B term loans until maturity.

        Subject to certain exceptions, the new credit facilities are expected to be subject to mandatory prepayment and reduction in an amount equal to:

  •
  the net proceeds of (1) any U.S. receivables securitization program, (2) certain debt offerings by the combined company and its respective subsidiaries and (3) certain asset sales by the combined company and its subsidiaries; and

  •
  a portion of excess operating cash flow (as to be defined) for any fiscal year unless certain leverage ratio targets are met.

        Security; Guaranty.    The obligations of the borrower under the new credit facilities are expected to be guaranteed by the combined company and each existing or future domestic subsidiary of the combined company (other than the borrower). In addition, the new credit facilities and the guarantees thereunder are expected to be secured by security interests in and pledges of or liens on substantially all the material tangible and intangible assets of the borrower and the guarantors, including pledges of all the capital stock of each direct or indirect domestic subsidiary of the combined company and of up to 65% of the capital stock of each direct foreign subsidiary of the combined company.

        Interest.    At the borrower's election, the interest rates per annum applicable to the loans under the new credit facilities are expected to be a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin.

        Fees.    Subject to the consummation of the merger, Riverwood and Graphic are expected to agree to pay (or cause the borrower to pay) certain fees with respect to the new credit facilities, including (1) fees on the unused commitments of the lenders, (2) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting bank fee for the letter of credit issuing bank, (3) quarterly administration fees and (4) arrangement and other similar fees.

        Covenants.    The new credit facilities are expected to contain a number of covenants that, among other things, would limit or restrict the ability of the borrower and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the new notes are expected to be issued, engage in mergers or consolidations, change the business conducted by the borrower and its subsidiaries taken as a whole, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the new credit facilities, the borrower is expected to be required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio and maximum capital expenditures.

        Events of Default.    The new credit facilities are expected to contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control.

New Notes

        Riverwood and Graphic expect that the financing arrangements to be entered into in connection with the merger and the refinancing will include the offering and sale of approximately $850 million aggregate principal amount of new notes, which are currently expected to consist of senior notes and senior subordinated notes, in a private offering with registration rights.

        The following is a summary description of certain terms of the new notes and the indentures under which such new notes are expected to be issued, based on the current state of Riverwood and Graphic's discussions with the proposed initial purchasers of the new notes. While the terms summarized below have been substantially finalized in such discussions, the definitive terms of the new notes may differ significantly from those described in the following summary as a result of further discussions with the initial purchasers in light of market conditions at the time of the offering of the new notes.

        Graphic Packaging International, Inc., the corporation resulting from the merger of RIC and GPC in connection with the merger and related transactions, will be the issuer of the new notes. This resulting corporation is referred to in this summary of the new notes as the "issuer."

        The new notes will mature after the maturity of our new credit facilities, and will bear interest at a fixed, market rate of interest to be determined at the time of their offering. Based on the current state of discussions with the proposed initial purchasers, the new senior notes are expected to mature in 2011, while the new senior subordinated notes are expected to mature in 2013. With those expected maturities, the issuer will have the right, after the fourth anniversary of the issue date, in the case of the new senior notes, and the fifth anniversary of the issue date, in the case of the new senior subordinated notes, to redeem the new notes at its option, in whole or in part, at specified redemption prices to be determined at the time of their offering, together with accrued and unpaid interest, if any, to the date of redemption. These redemption prices will be calculated at a premium over the principal amount of new notes, which will decline ratably to zero two years prior to the final maturity date. Prior to the fourth anniversary of the issue date, in the case of the new senior notes, and the fifth anniversary of the issue date, in the case of the new senior subordinated notes, the issuer may also redeem the relevant series of new notes at its option, in whole but not in part, at a redemption price equal to the principal amount of new notes, plus a premium based on the present value of the specified redemption premium and accrued interest that would have been payable if that series of new notes had been redeemed on the fourth anniversary of the issue date, in the case of the new senior notes, or the fifth anniversary of the issue date, in the case of the new senior subordinated notes. In addition, at any time during the first three years that the new notes are outstanding, the issuer will have the right, subject to certain requirements, to redeem a portion of the new notes with the cash proceeds of certain equity offerings by the issuer or its parents. This redemption price will be calculated at a premium over the principal amount to be redeemed.

        The indentures are expected to provide that, upon the occurrence of certain events constituting a "change of control," unless the issuer has exercised any right to redeem the new notes, the issuer will be required to offer to purchase the new notes from their holders at a price equal to 101% of the principal amount to be purchased. Under certain circumstances, the issuer also will be required to apply certain asset sale proceeds to an offer to purchase new notes, at a price equal to the principal amount to be purchased.

        The new senior notes will be unsecured, general obligations of the issuer, and will rank pari passu with all senior indebtedness of the issuer. The new senior subordinated notes will be unsecured, general obligations of the issuer, and will be subordinated to all indebtedness under the new credit facilities and all other existing and future "senior indebtedness" (to be defined in the indenture for the new senior subordinated notes) of the issuer. On the issue date, the new notes are expected to be guaranteed by the parents of the issuer, including the combined company, on an unsecured basis (and in the case of the new senior subordinated notes, also on a subordinated basis). Following the issue date, any significant domestic subsidiary of the issuer will enter into a guarantee of the new notes to the extent such subsidiary guarantees the new credit facilities.

        In addition, the indentures will contain certain negative covenants, including limitations on:

•
incurrence of indebtedness, including guarantees;

•
dividends, investments and certain other restricted payments;

•
restrictions on distributions and transfers from subsidiaries;

•
mergers, consolidations and asset sales;

•
affiliate transactions; and

•
liens (which, in the case of the new senior subordinated notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness).

        The indentures will also contain certain affirmative covenants, including financial and other reporting requirements, and certain default provisions.

        The foregoing description of the new notes and indentures is based on the current state of Riverwood and Graphic's discussions with the proposed initial purchasers for the new notes. The described terms of the new notes may change significantly as a result of further discussions with the initial purchasers in light of market conditions at the time of the offering of the new notes. The issuance of the new notes and the refinancing of the existing notes are dependent on market conditions at the time of the offering of the new notes. In addition, the refinancing of GPC's existing senior subordinated notes is dependent on the extent to which the holders of these notes accept the offer to purchase these notes in connection with the merger. To the extent such notes are not tendered for purchase (in the anticipatory tender offer or the change of control offer), those notes not tendered for purchase are expected to remain outstanding, and the amount of funds required to consummate the merger and related transactions may be reduced as a result. Assuming that the combined company refinances all of the existing notes, total 2002 pro forma interest expense would be $155.6 million. See "Unaudited Condensed Pro Forma Combined Financial Statements" on page 157 and "Notes to Unaudited Condensed Pro Forma Combined Financial Statements" on page 161.

LEGAL PROCEEDINGS REGARDING THE MERGER

        On April 2, 2003, two separate lawsuits were filed in the District Court of Jefferson County in Colorado on behalf of purported classes of Graphic's stockholders against Graphic, Graphic's directors and Riverwood, alleging that Graphic's directors breached their fiduciary duties to the stockholders of Graphic in connection with the proposed merger and that Riverwood aided and abetted the alleged breach. The complaint alleges that the Coors family stockholders negotiated the merger consideration in their own interest and not in the interest of the public stockholders. The complaints, which are encaptioned Robert F. Smith, On Behalf of Himself and All Others Similarly Situated v. Jeffrey H. Coors, et al., and Harold Lightweis, On Behalf of Himself and All Others Similarly Situated v. Jeffrey H. Coors, et al., and which Riverwood and Graphic believe to be without merit, seek an injunction against the consummation of the merger, rescission of the merger if it is consummated, unspecified monetary damages, costs and other relief permitted by law and equity.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain of Graphic's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, their interests as stockholders. Upon completion of the merger, the Graphic directors and executive officers will receive in the aggregate, compensation and other benefits with a total value of approximately $14.4 million composed of cash payments worth approximately $10.5 million and equity awards under the executive benefit plans worth approximately $3.9 million. This includes benefits with an aggregate value of approximately $1.6 million payable to Jeffrey H. Coors, a director of Graphic.

        As further discussed below, Graphic's executive officers will receive the following payments and compensation upon completion of the merger. David W. Scheible, Graphic's Chief Operating Officer, will receive approximately $1.3 million, consisting of a cash payment of approximately $0.9 million and the vesting of options worth approximately $0.4 million. A number of other Graphic executive officers, whose employment will be terminated as of the effective time of the merger, will receive the following payments. Luis E. Leon, Graphic's Chief Financial Officer, will receive approximately $4.8 million, consisting of a cash payment of approximately $3.5 million and equity awards valued at approximately $1.3 million. Jill B.W. Sisson, Graphic's General Counsel and Secretary, will receive approximately $3.7 million, consisting of a cash payment of approximately $2.8 million and equity awards valued at approximately $0.9 million. Marsha C. Williams, Graphic's Vice President, Human Resources, will receive approximately $3.0 million, consisting of a cash payment of approximately $2.2 million and equity awards valued at approximately $0.8 million. See "—New Employment Agreements with Jeffrey H. Coors and David W. Scheible" below, "—Other Graphic Executive Employment Agreements" on page 69 and "—Executive Benefit Plans" on page 70.

        The Graphic board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

CONVERSION PAYMENT BY RIVERWOOD TO THE HOLDER OF CONVERTIBLE PREFERRED STOCK

        In connection with the merger, the Trust has agreed to convert all of its shares of convertible preferred stock into Graphic common stock just before the effective time of the merger. See "Material Terms of Related Agreements—Voting Agreement" on page 85. The Trust is the sole holder of the convertible preferred stock. The 1,000,000 outstanding shares of convertible preferred stock are convertible into 48,484,848 shares of Graphic common stock.

        In consideration for the Trust's conversion of the convertible preferred stock, Riverwood has agreed to pay the Trust, in cash, the estimated present value, calculated using a discount rate of 8.5%, of dividends payable to the Trust on the convertible preferred stock from the effective time of the merger through August 15, 2005, the first date on which Graphic could have redeemed the convertible preferred stock. While the exact amount that will be paid to the Trust by Riverwood depends upon the date of completion of the merger, Riverwood and Graphic currently anticipate that the payment in consideration of the conversion of the convertible preferred stock will be approximately $19.8 million. This amount assumes that the effective time of the merger will occur on July 31, 2003.

        The trustees of the Trust are William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors. Jeffrey H. Coors is President and Chief Executive Officer and a director of Graphic. William K. Coors is a director of Graphic and is Jeffrey H. Coors' uncle.

NEW EMPLOYMENT AGREEMENTS WITH JEFFREY H. COORS AND DAVID W. SCHEIBLE

        Jeffrey H. Coors, the President and Chief Executive Officer of Graphic and David W. Scheible, the Chief Operating Officer of Graphic each entered into a new employment agreement, dated as of

March 25, 2003 with Graphic. Each of these employment agreements is to become effective at the completion of the merger and the term of each agreement is three years. The combined company will succeed to the rights and obligations of Graphic under these employment agreements following the effective time of the merger.

        Mr. Coors, under this new employment agreement, will serve as the Executive Chairman of the board of the combined company during the term of his employment. He will receive an annual base salary of $555,000.

        Mr. Scheible, under this new employment agreement, will serve as the Executive Vice President of Commercial Operations of the combined company. He will receive an annual base salary of $420,000.

        Both Mr. Coors and Mr. Scheible, under the terms of their respective agreements, will participate in (1) short-term incentive plans existing from time to time and (2) other incentive plans as determined by the compensation and benefits committee of the combined company's board of directors. They will also participate in savings and retirement plans and welfare benefit plans sponsored by the combined company.

        Under the terms of their respective employment agreements, at the effective time of the merger, Graphic will pay to Mr. Coors and Mr. Scheible the following compensation and benefits:

  •
  all cash target amounts under Graphic's long-term incentive plans that have not previously been paid or have not expired, regardless of whether the performance targets for those plans have been achieved;

  •
  immediate vesting of any options previously granted under Graphic's equity incentive plan or long-term incentive plans, with the choice of (1) converting such vested options to vested options to acquire the substituted, converted or new shares of the combined company which options would be immediately exercisable and remain exercisable for ten years from the date of completion of the merger or (2) cashing out the options; and

  •
  shares of restricted stock of Graphic granted in December 2002 and shares of restricted stock of Graphic granted under Graphic's long-term incentive plans will be converted into restricted stock units representing the right to receive shares of the combined company, which will vest 1/3 on each of the first three anniversaries of the merger. However, the restricted shares vest in full immediately if (1) the executive's employment is terminated without cause, due to death, disability or retirement, or the executive terminates employment for good reason (as defined below); or (2) upon a change of control of the combined company.

        At the effective time of the merger, pursuant to his employment agreement, Mr. Coors will receive a cash payment of approximately $1.1 million, options worth approximately $0.5 million will vest (based on the difference between the exercise price of the option and a Graphic common stock price of $4.98 per share on March 25, 2003) and 386,885 shares of Graphic restricted stock will be converted into restricted stock units of the combined company.

        At the effective time of the merger, pursuant to his employment agreement, Mr. Scheible will receive a cash payment of approximately $0.9 million, options worth $0.4 million will vest (based on the difference between the exercise price of the option and a Graphic common stock price of $4.98 per share on March 25, 2003) and 315,574 shares of Graphic restricted stock will be converted into restricted stock units of the combined company.

        If, during the term of their respective employment agreements, the employment of either Mr. Coors or Mr. Scheible is terminated without cause or by him for good reason (as defined below), he would be entitled to receive (in addition to accrued amounts), the following amounts and benefits:

  •
  the greater of the amount of such executive's highest bonus under the combined company's bonus plan (or comparable Graphic bonus plan) and the annual bonus paid or payable to such executive under the combined company's short-term incentive plan or plans;

  •
  a lump sum in cash equal to three times:

  •
  his highest annual base salary for any of the past three years;

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  an amount equal to his highest base salary during any of the past three years multiplied by the highest percentage payout of bonus under a short-term incentive plan paid or accrued during any of the past three years; and

  •
  the highest one-year cash equivalent amount of fringe benefits paid in any of the past three years;

  •
  any benefits due under any supplemental executive retirement plan in accordance with the provisions of the plan, with the amount of benefits to be adjusted to reflect five additional years of service and five additional years of age (with such additional years of service to decrease by one for each year of employment following the merger);

  •
  welfare benefits for the executive officer and his family for three years or, if earlier, until the executive officer receives such benefits through subsequent employment; and

  •
  outplacement services for one year (with a cost not to exceed $15,000).

        For purposes of these employment agreements, "good reason" means the termination of employment by the executive officer within 90 days following the occurrence of any of the following events without the executive's consent:

  •
  material diminution of his title, responsibilities and duties;

  •
  failure to pay compensation;

  •
  failure to pay the gross-up described below;

  •
  purported termination of employment otherwise than as expressly permitted by the agreement; or

  •
  mandatory relocation, other than in connection with a promotion, of the executive's principal office to a location more than thirty-five miles from the location of such office as of the time of the merger.

        If any payments that result from the merger or from the termination of the executive's employment without cause or termination for good reason constitute an excess parachute payment (as defined under Section 280G(b)(2) of the Code), the executive will receive a full gross-up payment to compensate the executive for the amount of the tax owed.

        Under the terms of their respective employment agreements, each of Mr. Coors and Mr. Scheible agrees that, during the term of his employment with the combined company and for a period of two years thereafter if his employment with the combined company is terminated for any reason before the end of the three year term, he will not:

  •
  directly or indirectly own, manage, operate, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent or independent contractor with a business or organization in the printing and packaging business in a capacity that assists such competitor in a material respect in the printing and packaging business in the geographic areas where the combined company or any of its subsidiaries or affiliates operates;

  •
  own a controlling interest in a business that competes in the printing or packaging business in the geographic areas where the combined company or any of its subsidiaries or affiliates operates; or

  •
  solicit or interfere with the suppliers, customers or employees of the combined company or any of its subsidiaries or affiliates.

        The employment agreements do provide, however, that neither Mr. Coors nor Mr. Scheible will be in violation of the foregoing by virtue of the fact that he owns 5% or less of the outstanding common stock of a corporation, if such stock is listed on a national securities exchange, is reported on Nasdaq or is regularly traded in the over-the-counter market by a member of a national securities exchange.

SALARY CONTINUATION AGREEMENT

        On October 1, 1994, Graphic granted stock units to Jeffrey H. Coors, its President and Chief Executive Officer, in an amount approximately equal to Graphic's liability as of January 1, 1994 for the benefit due Mr. Coors under a salary continuation agreement. The stock units replace a cash liability of Graphic and tie his post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. 121,343 units were granted, with 85 percent vested at year-end 2002, and the market value at year-end 2002 was $594,095.

OTHER GRAPHIC EXECUTIVE EMPLOYMENT AGREEMENTS

        Graphic is party to employment agreements, amended and restated as of January 10, 2003, with each of the following executive officers: Luis E. Leon, Jill B.W. Sisson and Marsha C. Williams.

        At the effective time of the merger, because these executive officers' employment will be terminated at that time, the combined company will pay the executives (in addition to accrued amounts) the following compensation and benefits:

  •
  a lump sum in cash equal to three times:

  •
  his or her highest annual base salary for any of the past three years;

  •
  an amount equal to his or her highest base salary during any of the past three years multiplied by the highest percentage payout of bonus under a short-term incentive plan paid or accrued during any of the past three years; and

  •
  the highest one-year cash equivalent amount of fringe benefits paid in any of the past three years;

  •
  any benefits due under any supplemental executive retirement plan, with the amount of benefits to be adjusted to reflect five additional years of service and five additional years of age;

  •
  three years of welfare benefits for the executive officer and his or her family, which benefits will be at least as favorable as those provided before termination or those provided to active executives following the executive's termination;

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  outplacement services for one year (not to exceed $15,000);

  •
  all cash target amounts under Graphic's long-term incentive plans that have not previously been paid or have not expired, regardless of whether the performance targets for those plans have been achieved;

  •
  immediate vesting of any options previously granted under Graphic's equity incentive plan or long-term incentive plans, with the choice of (1) converting such vested options to vested options to acquire the substituted, converted or new shares of the combined company which options would be immediately exercisable and remain exercisable for ten years from the date of completion of the merger; or (2) cashing out the options; and

  •
  the immediate lapsing of restrictions on restricted stock granted under Graphic's long-term incentive plan or granted in December 2002.

        If any payments that result from the merger constitute a parachute payment (as defined under Section 280G(b)(2) of the Code), the executive officer will receive a full gross-up payment to compensate him or her for the amount of the tax owed.

        The value of cash awards payable to Mr. Leon, Ms. Sisson and Ms. Williams is approximately $3.5 million, $2.8 million and $2.2 million, respectively.

        The aggregate value of equity-based awards payable to Mr. Leon, Ms. Sisson and Ms. Williams is approximately $1.3 million, $0.9 million and $0.8 million, respectively, based on a Graphic common stock price of $4.98 per share on March 25, 2003.

EXECUTIVE BENEFIT PLANS

        The merger will accelerate payments to executive officers and vesting of options and restricted stock granted to executive officers under various executive incentive plans, as provided by the terms of the Graphic employment agreements described above. These plans include the Graphic Executive Incentive Plan, Graphic Equity Incentive Plan, Graphic Long-term Incentive Plan 2000-2004, and Graphic Long-term Incentive Plan 2003-2005. In addition to those benefits, other executive plans provide benefits in connection with the merger. The total value of the equity awards payable to Mr. Coors and the executive officers under these plans is approximately $3.9 million.

        Under the Graphic Equity Incentive Plan, options to purchase 1,414,494 shares and 557,295 restricted stock grants to employees of Graphic who do not have change in control agreements will be converted into options to acquire the same number of shares of combined company common stock and the same number of shares of restricted stock of the combined company, respectively. The merger will constitute a reorganization under these plans, not a change in control. Under the Graphic Executive Incentive Plan, the plan will terminate and prorated bonuses will be calculated and paid.

GRAPHIC DEFERRED COMPENSATION PLAN

        Except as provided in the employment agreements, distributions will be made under the deferred compensation plans according to the terms of the plan and the participant's initial elections and will be an obligation of the combined company.

GRAPHIC EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

        Non-employee directors of Graphic receive 20% of their annual compensation in the form of restricted stock and receive an option grant at the commencement of their service that vests over the term of their service. At the completion of the merger, outstanding option grants for 38,348 shares under the equity compensation plan for non-employee directors will be converted into options to acquire shares of the combined company.

COMBINED COMPANY BOARD OF DIRECTORS

        Under the terms of the merger agreement, the board of directors of the combined company after the completion of the merger will consist of nine individuals. Three of these individuals, Jeffrey H.

Coors, John D. Beckett and Harold R. Logan, Jr., are current directors of Graphic. Messrs. Beckett and Logan are Graphic independent directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        From and after the effective time of the merger, Riverwood has agreed that the combined company will indemnify and hold harmless all past and present directors, officers, employees and agents of Graphic and its subsidiaries before the completion of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger. The combined company will indemnify or advance expenses to such persons to the same extent such persons are indemnified or have the right to advancement of expenses under Graphic's articles of incorporation, bylaws and indemnification agreements, if any, on the date of the merger agreement, and to the fullest extent permitted by law.

        Riverwood also has agreed that the combined company will include and cause to be maintained in effect in its certificate of incorporation and by-laws, for a period of six years after the completion of the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the articles of incorporation and bylaws of Graphic.

        In addition, Riverwood has agreed that the combined company will cause to be maintained, for a period of six years after the completion of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Graphic with respect to claims arising from facts or events that occurred at or before the effective time of the merger. The combined company may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured. Such substitute policies must be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. All stockholders of Graphic are urged to read the merger agreement carefully and in its entirety.

GENERAL

        Under the merger agreement, Graphic will merge with and into Acquisition Sub, a wholly owned subsidiary of Riverwood, with Acquisition Sub continuing as the surviving company. Riverwood will change its name to "Graphic Packaging Corporation."

CLOSING MATTERS

        Unless the parties agree otherwise, the completion of the merger will take place as promptly as practicable (but no later than the third business day) after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See "—Conditions" below for a more complete description of the conditions that must be satisfied or waived before completion.

        As soon as practicable after the satisfaction or waiver of the conditions to the merger, Riverwood and Graphic will file certificates of merger with the Delaware Secretary of State and the Colorado Secretary of State in accordance with the relevant provisions of the Delaware Limited Liability Company Act, the Colorado Business Corporation Act and the Colorado Corporations and Associations Act, and make all other required filings or recordings. The merger will become effective when the certificates of merger are filed or at such later time as Riverwood and Graphic agree and specify in the certificates of merger.

PRE-CLOSING STEPS; MERGER CONSIDERATION; TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK; BOARD AND MANAGEMENT

        The merger agreement provides that, before the completion of the merger:

  •
  Riverwood will restate its certificate of incorporation to reclassify its outstanding shares of capital stock, so that each outstanding share of its Class A common stock and Class B common stock will be converted to the right to receive 15.21 shares of a new single series of Riverwood common stock; and

  •
  Riverwood will enter into a rights agreement, containing customary terms and conditions for a stockholder rights plan, and will designate an amount of shares of Riverwood preferred stock as Series A junior participating preferred stock, such shares to be reserved for issuance upon the exercise of the rights.

        The merger agreement further provides that, at the completion of the merger:

  •
  each share of Graphic common stock issued and outstanding immediately before the completion of the merger, together with the associated rights issued under the Graphic stockholder rights plan, but excluding shares of Graphic common stock owned by Riverwood, Graphic or any of their respective subsidiaries, will be converted, after the Riverwood stock split referred to above, into one share of combined company common stock and associated rights issued under the combined company stockholders rights plan;

  •
  except as described below, each outstanding and unexercised option or right to purchase shares of Graphic common stock granted under the Graphic stock plans will be assumed by the combined company and converted into an option or a right to purchase, as applicable, shares of combined company common stock. The number of shares of combined company common stock underlying the new combined company option will equal the number of shares of Graphic common stock for which the corresponding Graphic option was exercisable. The per share exercise price of each new combined company option will equal the exercise price of the corresponding Graphic option;

  •
  except as described below, each Graphic restricted stock grant will be converted into a number of shares of combined company common stock equal to the number of Graphic shares subject to the award. Unless otherwise agreed to by Graphic and the holder of such restricted shares, the restricted shares of combined company stock will be subject to substantially the same terms, conditions and restrictions as were applicable under the Graphic benefit plan under which such restricted shares were granted;

  •
  until successors are duly elected or appointed and qualified, the directors of the combined company will be Stephen M. Humphrey, Jeffrey H. Coors, G. Andrea Botta, John D. Beckett, Harold R. Logan, Jr., John R. Miller, Martin D. Walker, Kevin J. Conway and an additional designee who will be selected by the CDR fund; and

  •
  the executive officers of the combined company will include Jeffrey H. Coors as the Executive Chairman of the board, Stephen M. Humphrey as the President and Chief Executive Officer, and David W. Scheible as the Executive Vice President of Commercial Operations.

        For a further discussion of the treatment of Graphic stock options, restricted stock and other employee benefit plans under the merger agreement, see "—Covenants—Employee Matters" beginning on page 78. For a further discussion of the treatment of the stock options and the restricted stock held by employees with change of control agreements and employees party to new employment agreements, see "Interests of Certain Persons in the Merger" beginning on page 66.

        Holders of shares of Graphic common stock are not entitled to dissenters' rights in connection with the merger. Under the terms of the voting agreement, the holder of the convertible preferred stock has waived any dissenters' rights it may have in connection with the merger. See "The Proposed Merger—Dissenters' Rights" on page 59.

EXCHANGE OF STOCK IN THE MERGER

        Before the completion of the merger, Riverwood will appoint an exchange agent (which must be reasonably acceptable to Graphic) to handle the exchange of Graphic stock for shares of combined company common stock. Promptly after the completion of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange Graphic stock for shares of combined company common stock, to each former Graphic stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering Graphic stock certificates. PLEASE DO NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

        Graphic stockholders who surrender their stock, together with a properly completed letter of transmittal, will receive shares of combined company common stock into which the shares of Graphic common stock were converted in the merger. The combined company's common stock will be in uncertificated book-entry form unless a physical certificate is requested.

        After the merger, each share of Graphic common stock will only represent the right to receive the shares of combined company common stock into which those shares of Graphic common stock have been converted, except as otherwise described below.

        Dividends or distributions declared with respect to the combined company's common stock with a record date that is 180 days or more after the completion of the merger will not be paid to any holder of any Graphic stock certificates until the holder surrenders the Graphic stock certificates in exchange for combined company common stock. Upon surrender, the combined company will pay to the holder, without interest, any dividends or distributions that have been declared after the effective time of the merger on the shares of combined company common stock which the holder received upon conversion of Graphic common stock.

        For a period of one year following the completion of the merger, holders of unsurrendered Graphic stock will be entitled to vote at any meeting of the combined company's stockholders the number of shares of the combined company's common stock into which such holders' Graphic stock has been converted.

        After the completion of the merger, Graphic will not register any transfers of the shares of Graphic common stock.

        Riverwood stockholders will not exchange their stock certificates in the merger.

LISTING OF COMBINED COMPANY STOCK

        Riverwood has agreed to use its reasonable best efforts to cause the shares of combined company common stock to be issued in the merger and the shares of combined company common stock to be reserved for issuance upon exercise of the stock options exchanged for Graphic stock options to be approved for listing on the NYSE, subject to official notice of issuance, before the completion of the merger. Approval for listing on the NYSE of the shares of combined company common stock issuable to the Graphic stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Riverwood and Graphic to complete the merger.

COVENANTS

        Riverwood and Graphic have each undertaken certain covenants in the merger agreement, which, among other things, concern the conduct of their respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:

No Solicitation

        Graphic has agreed that Graphic, and each of its subsidiaries, officers or directors, will not, and will use reasonable best efforts to ensure that their respective employees, agents or representatives do not:

  •
  initiate, solicit, encourage or facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party acquisition proposal (as defined below);

  •
  have any discussion with or provide any information or data to any person relating to an acquisition proposal;

  •
  engage in negotiations concerning an acquisition proposal;

  •
  knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

  •
  subject to Graphic's right to terminate the merger agreement under certain circumstances described in "—Termination of Merger Agreement" if Graphic receives a superior proposal (as defined below), accept an acquisition proposal.

        However, Graphic is permitted to take and disclose to its stockholders its position with respect to any acquisition proposal as may be required under the federal securities laws.

        In addition, Graphic is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

  •
  its meeting of stockholders to vote on the approval of the merger agreement has not occurred;

  •
  a majority of Graphic independent directors (as defined below) concludes in good faith that there is a reasonable likelihood that the acquisition proposal could result in a superior proposal;

  •
  before providing any information or data to any person in connection with an acquisition proposal, the proposing party first signs a confidentiality agreement with terms at least as stringent as the confidentiality provisions contained in the confidentiality agreements between Riverwood and Graphic; and

  •
  Graphic notifies and keeps Riverwood informed of the status and terms of the acquisition proposal and any discussions or negotiations relating to the acquisition proposal.

        An "acquisition proposal" means any proposal or offer with respect to:

  •
  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Graphic;

  •
  any purchase or sale of the consolidated assets of Graphic and its subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of Graphic; or

  •
  any purchase or sale of, or tender offer or exchange offer for, 15% or more of the equity securities of Graphic.

        A "superior proposal" means a bona fide written proposal made by a third party:

  •
  which is for the sale, lease, exchange, transfer or other disposition of substantially all of the assets of Graphic and its subsidiaries, or for the acquisition by the third party of all of the common stock of Graphic whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise;

  •
  that is otherwise on terms which a majority of Graphic's independent directors in good faith concludes, taking into account all relevant aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to its stockholders, from a financial point of view, than the transactions contemplated by the merger agreement, and is reasonably capable of being completed; and

  •
  for which all of the debt and equity financing required to consummate the proposed transaction is as fully and unconditionally committed, as evidenced by written commitments provided to the board of directors of Graphic, as the debt and equity financing required to consummate the merger with Riverwood under the merger agreement is at that time.

        The "Graphic independent directors" are those Graphic directors who are not Coors family stockholders parties to the voting agreement with Riverwood described on page 85 or, to the extent such stockholders are trusts, are not the direct or indirect beneficiaries of any of those trusts.

Board of Directors' Covenant to Recommend

        Graphic has agreed that its board of directors will recommend approval of the merger agreement to the Graphic stockholders. However, Graphic's board is permitted to withdraw or to modify or to qualify in a manner adverse to Riverwood this recommendation, before the Graphic special meeting, if either:

  •
  its board of directors determines in good faith that not making such a change in its recommendation would violate the fiduciary duties owed by the board to Graphic's stockholders; or

  •
  it has received an unsolicited bona fide acquisition proposal from a third party that a majority of Graphic independent directors conclude in good faith is a superior proposal.

        Even if the board of Graphic withdraws, modifies or qualifies its recommendation of the merger, Graphic is still required to present the merger agreement for approval by the Graphic stockholders at the special meeting of its stockholders for consideration, unless the merger agreement is otherwise terminated. See "—Termination of Merger Agreement" on page 81 for a discussion of Graphic's ability to terminate the merger agreement.

        Before the execution of the merger agreement, and as a condition and inducement to Graphic's willingness to enter into the merger agreement, the stockholders of Riverwood approved by written consent the adoption of the merger agreement.

Operations of Riverwood and Graphic Pending Closing

        Riverwood and Graphic have each undertaken a separate covenant that places restrictions on them and their respective subsidiaries until either the completion of the merger or the termination of the merger agreement. In general, Riverwood, Graphic and their respective subsidiaries are each required to conduct their respective businesses in the usual, regular and ordinary course in all material respects substantially in the same manner as conducted before the date of the merger agreement and to use their reasonable efforts to preserve intact their present lines of business and relationships with third parties. Each of them has agreed to restrictions that, except as required by law, expressly contemplated by the merger agreement, or with the written consent of the other party, prohibit them and their respective subsidiaries from:

  •
  declaring or paying dividends (except for dividends or distributions by wholly owned subsidiaries of each company, and in the case of Graphic, the declaration and payment of regular quarterly cash dividends to the holders of the convertible preferred stock);

  •
  amending their respective certificates of incorporation, by-laws or other governing documents (except for, in the case of Riverwood, as contemplated by the merger agreement);

  •
  making acquisitions of, or investments in, other entities;

  •
  changing their respective accounting methods, except as required by changes in generally accepted accounting principles, or GAAP;

  •
  making changes in their share capital, including, among other things, stock splits, combinations, or reclassifications, except for any transaction by a wholly owned subsidiary of Graphic or

    Riverwood, respectively, which remains a wholly owned subsidiary after the completion of the transaction;

  •
  repurchasing or redeeming their capital stock, except in the ordinary course of business in connection with each company's benefit plans, and for the redemption or exchange of rights in accordance with the Graphic rights agreement;

  •
  issuing, delivering or selling any shares of their capital stock or other equity interests, other than, among other exceptions, in connection with the exercise of options or other stock awards or stock option agreements, issuances by a wholly owned subsidiary of each company of capital stock to the subsidiary's parent or another wholly owned subsidiary of Graphic or Riverwood, respectively, issuance of common stock by Graphic in connection with the conversion of the convertible preferred stock (see "—Conditions" below), and issuance of other specified equity interests by Riverwood and Graphic to certain of their employees;

  •
  disposing of assets, other than, among other exceptions, inventory in the ordinary course of business;

  •
  incurring debt, other than, under the credit facilities, indentures and other arrangements in existence on March 25, 2003;

  •
  making loans, advances, capital contributions or investments in any other entity except for pursuant to a legal obligation existing on March 25, 2003, or loans, advances, capital contributions or investments by each company to subsidiaries of that company or from subsidiaries of each company to that company;

  •
  increasing the compensation of directors, executive officers or employees or increasing employee benefits other than as required by an existing agreement, or, in the case of Graphic, regularly scheduled contributions to benefit plans, or, in the case of Riverwood, certain specifically contemplated changes to the benefit plans of management;

  •
  making, or changing any material tax election, settling or compromising any material tax liability or material claim for refund;

  •
  entering into any agreement or arrangement that would limit or restrict either company from competing in any line of business or geographic area if that resulting restriction would have a material adverse effect on the combined company and its subsidiaries after the merger; and

  •
  settling or compromising any material suit, action or claim.

Reasonable Best Efforts Covenant

        Riverwood and Graphic have agreed to cooperate with each other and to use their reasonable best efforts to take all actions and do all things advisable or necessary under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

        Reasonable best efforts include (but are not limited to) taking actions necessary to resolve any objections or challenge any governmental entity may have to the contemplated transactions so as to permit their consummation.

Employee Matters

        In the merger agreement, Riverwood and Graphic have agreed that, following the merger, the combined company will:

  •
  for one year following the completion of the merger, provide compensation and employee benefits to continuing employees of each company at a level that is substantially comparable in the aggregate to the compensation and benefits provided to such individuals by Riverwood and Graphic, respectively, before the completion of the merger (excluding equity-based or long-term incentive plans or arrangements);

  •
  with certain exceptions, waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing employees under any benefit plan of the combined company;

  •
  provide continuing employees with credit for any co-payments and deductibles paid before the completion of the merger (to the same extent such credit was given under the analogous benefit plan before completion of the merger) in satisfying any applicable deductible or out-of-pocket requirements under any benefit plan of the combined company;

  •
  with certain exceptions, grant to continuing employees after the merger full credit for service, eligibility, vesting, benefit accrual and determination of their level of benefits for their service under the benefit plans in which they participate after the merger, to the extent the combined company would recognize such service under the applicable benefit plan for similarly situated employees; and

  •
  honor and perform in accordance with their terms certain employment agreements between Graphic and its employees entered into before the merger.

OTHER COVENANTS AND AGREEMENTS

Expenses

        Riverwood and Graphic have each agreed to pay their own costs and expenses incurred in connection with the merger and the merger agreement.

Other Covenants

        The merger agreement contains certain other covenants, including covenants relating to cooperation between Riverwood and Graphic in the preparation of this proxy statement/prospectus and other governmental filings, public announcements, and certain tax matters.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains substantially mutual representations and warranties, certain of which are qualified by material adverse effect, made by each of Riverwood and Graphic to the other. The representations and warranties relate to:

  •
  corporate existence, qualification to conduct business and corporate standing and power;

  •
  ownership of subsidiaries;

  •
  capital structure;

  •
  corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

  •
  absence of any breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

  •
  governmental and regulatory approvals required to complete the merger;

  •
  filings with the SEC;

  •
  financial statements;

  •
  accuracy of information supplied for use in this proxy statement/prospectus;

  •
  board of directors approval;

  •
  required stockholder votes;

  •
  litigation;

  •
  compliance with laws;

  •
  absence of certain changes or events since December 31, 2002;

  •
  opinions of financial advisors;

  •
  employee benefit plans;

  •
  inapplicability of anti-takeover statutes;

  •
  environmental matters;

  •
  intellectual property matters;

  •
  payment of fees to finders or brokers in connection with the merger agreement;

  •
  tax matters;

  •
  material contracts;

  •
  labor matters;

  •
  assets;

  •
  real property;

  •
  insurance;

  •
  affiliate transactions; and

  •
  sufficiency of disclosures.

        The merger agreement also contains certain representations and warranties of Riverwood with respect to Acquisition Sub, including organization, authorization, absence of a breach of the organizational documents and no prior business activities.

CONDITIONS TO THE COMPLETION OF THE MERGER

Mutual Conditions

        Riverwood's and Graphic's respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  the approval of the merger agreement by the Graphic stockholders;

  •
  the absence of any law, order or injunction prohibiting completion of the merger in the United States or European Union;

  •
  the expiration or termination of the applicable waiting periods under the HSR Act, which waiting period expired on May 12, 2003;

  •
  the approval for listing by the NYSE of the common stock to be issued in the merger, subject to official notice of issuance;

  •
  the SEC having declared effective the Riverwood registration statement of which this proxy statement/prospectus is a part;

  •
  the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless failure to obtain those consents or approvals would not reasonably be expected to have a material adverse effect on the combined company, taken as a whole;

  •
  the receipt of all securities and blue sky permits and approvals necessary to consummate the merger;

  •
  the entry into definitive financing agreements, and the receipt of funds thereunder, sufficient to repay or redeem the existing indebtedness of Riverwood, Graphic and their subsidiaries that is required to be repaid in connection with the completion of the merger, including senior secured financing of $1.6 billion on the terms set forth in a certain commitment letter, addressed to Riverwood and Graphic from a syndicate of financial institutions including JPMorgan Chase Bank (or any alternate senior secured financing on terms and conditions reasonably acceptable to Riverwood and Graphic), and such other additional financing as may be required on terms and conditions reasonably acceptable to Riverwood and Graphic;

  •
  the receipt by Graphic of HRO's effective date opinion and HRO's closing date opinion (see discussion under "Material Federal Income Tax Consequences of the Merger—Tax Opinions" beginning on page 56);

  •
  the representations and warranties of the other company contained in the merger agreement which are qualified as to material adverse effect being true and correct, as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty speaks as of another date;

  •
  the representations and warranties of the other company which are not qualified as to material adverse effect being true and correct except where the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on the other party, as of the date of the merger agreement and as of the closing date of the merger as if they were made on that date, except to the extent that such representation or warranty speaks as of another date;

  •
  the other party having performed or complied with all agreements or covenants required to be performed by it under the merger agreement which are qualified as to material adverse effect and the other party having performed or complied in all material respects with all other material agreements or covenants required to be performed by it under the merger agreement (other than such party's covenants regarding the issuance of securities, which will have been complied with in all respects), in each case, on or before the closing date; and

  •
  the other party and its respective subsidiaries not having suffered from any change that would reasonably be expected to have a material adverse effect on such party.

        As used in the merger agreement, the term "material adverse effect" means with respect to either Riverwood or Graphic, as applicable, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to:

  •
  the business, financial condition or results of operations or prospects of such company and its subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating:

  •
  to the economy or financial markets in general;

  •
  to changes in general in the industries in which such company operates (provided, however, that the effect of such changes will be included to the extent of, and in the amount of, any disproportionate impact on such company);

  •
  to changes in applicable law or regulations or in GAAP (provided, however, that the effect of such changes will be included to the extent of, and in the amount of, any disproportionate impact on such company); or

  •
  to the announcement of the merger agreement or the transactions contemplated by the merger agreement; or

  •
  the ability of such company to complete the transactions contemplated by the merger agreement.

Additional Conditions to Riverwood's Obligations

        In addition, Riverwood's obligation to complete the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

  •
  all outstanding shares of the convertible preferred stock having been converted into Graphic common stock; and

  •
  no event having occurred which would trigger a distribution under Graphic's stockholder rights plan.

TERMINATION OF MERGER AGREEMENT

Right to Terminate

        The merger agreement may be terminated at any time before the completion of the merger in any of the following ways:

  •
  by mutual written consent of Graphic and Riverwood;

  •
  by either Graphic or Riverwood:

  •
  if the merger has not been completed by October 31, 2003 or, if the conditions to closing relating to antitrust or other governmental approvals of the merger have not been satisfied but all other conditions to closing are satisfied or are capable of being satisfied, December 31, 2003; except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party's failure to fulfill its obligations under the merger agreement;

  •
  if a governmental authority or a court in the United States or European Union permanently enjoins or prohibits the completion of the merger, except that a party may not terminate the merger agreement if the cause of the prohibition is a result of that party's failure to fulfill its obligations under the provision of the merger agreement which, among other requirements, requires each party to use its reasonable best efforts to obtain government approvals for the completion of the merger; or

  •
  if Graphic's stockholders fail to approve the merger agreement.

  •
  by Riverwood:

  •
  if Graphic has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the merger agreement and such breach:

  •
  would result in the failure of certain closing conditions to the merger being satisfied; and

  •
  is incapable of being cured by or remains uncured at October 31, 2003 (or December 31, 2003, if the termination date is extended); or

  •
  if Graphic's board of directors either withdraws or changes its recommendation in a manner adverse to Riverwood, or fails to call the Graphic special meeting to vote on the merger by August 25, 2003; or

  •
  by Graphic:

  •
  if Riverwood has breached in any material respect any of its representations or warranties, or has failed to perform in any material respect any of its covenants or obligations under the merger agreement and such breach:

  •
  would result in the failure of certain closing conditions to the merger being satisfied; and

  •
  is incapable of being cured by or remains uncured at October 31, 2003 (or December 31, 2003, if the termination date is extended); or

  •
  if Graphic's board of directors (upon the recommendation of a majority of the Graphic independent directors, as defined above) authorizes Graphic to enter into a binding written agreement concerning a transaction that Graphic's board of directors has determined in accordance with the merger agreement is a superior proposal, except that Graphic cannot terminate the merger agreement for this reason unless:

  •
  Graphic provides Riverwood with written notice that it intends to enter into such an agreement, attaching the most current version of such agreement or a description of its material terms;

  •
  Riverwood, within five business days of receiving such notice from Graphic, does not make an offer that the board of directors of Graphic determines is at least as favorable to the Graphic stockholders as the superior proposal Graphic received from the third party; and

  •
  Graphic pays Riverwood the fee described in "Termination Fees Payable by Graphic" below at or before such termination.

Termination Fees Payable by Graphic

        Graphic has agreed to pay Riverwood a termination fee of $30 million (at or before the time Graphic sends a notice of termination to Riverwood, and not later than one business day after the receipt by Graphic of a notice of termination from Riverwood), if the merger agreement is terminated:

  •
  by Riverwood because the board of directors of Graphic withdraws or changes its recommendation in a manner adverse to Riverwood, or fails to call or hold its stockholders' meeting by August 25, 2003 unless the special meeting has not occurred because the SEC has failed to declare effective Riverwood's registration statement for the shares to be issued to Graphic stockholders in connection with the closing of the transaction;

  •
  by Riverwood or Graphic because of the failure of Graphic's stockholders to approve the merger agreement, unless this failure occurs because the Coors family stockholders do not vote in accordance with the voting agreement (see "Material Terms of Related Agreements—Voting Agreement" on page 85);

  •
  by Riverwood or Graphic because the merger has not been completed on or before October 31, 2003 (or, if the date for completion of the merger has been extended, December 31, 2003), and, at the time of termination:

  •
  Graphic's stockholders have not approved the merger agreement, unless this failure has occurred because the Coors family stockholders have not cast their votes in accordance with the voting agreement; and

  •
  a third party has made an offer or proposal for, or an announcement of any intention with respect to, a transaction that would constitute a business combination of the type described below involving Graphic; or

  •
  by Graphic, if Graphic's board of directors has authorized Graphic to enter into a written agreement for a superior proposal and Riverwood has not, within five business days of notice from Graphic, made an offer that the board of directors of Graphic determines is at least as favorable as the superior proposal Graphic has received from the third party.

        A "business combination" for Graphic means:

  •
  a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Graphic as a result of which:

  •
  Graphic's stockholders before the transaction in the aggregate cease to own at least 50% of the voting securities of the ultimate parent entity of the entity surviving or resulting from the transaction;

  •
  any person beneficially owns at least 40% of the voting securities of the ultimate parent entity of the entity surviving or resulting from the transaction; or

  •
  the individuals comprising the board of directors of Graphic before the transaction do not constitute a majority of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction;

  •
  a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of Graphic and its subsidiaries, taken as a whole, in a single transaction or series of transactions; or

  •
  the acquisition by a person of beneficial ownership of 40% or more of the common stock of Graphic (other than as an acquisition in which Graphic stockholders before the acquisition would beneficially own greater than 50% of the voting securities of such acquiring person after the completion of the transaction).

        The termination fee payable by Graphic and the disgorgement provisions applicable to the Coors family stockholders may make it less likely that a third party would make a competing proposal to acquire Graphic.

Expenses in the Event of Termination Fee

        In the event Graphic is required to pay Riverwood a termination fee, Graphic will also be required to pay and reimburse Riverwood for all of its expenses up to a total amount of no more than $3 million.

Obligations in Event of Termination

        In the event of termination as provided for above, the merger agreement will become void and of no further force and effect (except with respect to certain designated sections of the merger agreement) and there will be no liability on behalf of Riverwood or Graphic, except for liabilities arising from a willful breach of the merger agreement.

AMENDMENTS, EXTENSIONS AND WAIVERS

        The merger agreement may be amended by the parties at any time before or after the Graphic special stockholders' meeting, except that any amendment after a stockholders' meeting, which requires approval by stockholders, may not be made without such approval.

        At any time before the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained in the merger agreement, and waive compliance with any of the agreements or conditions contained in the merger agreement.

MATERIAL TERMS OF RELATED AGREEMENTS

VOTING AGREEMENT

        Riverwood and the Coors family stockholders of Graphic have entered into a voting agreement, dated as of March 25, 2003, with respect to the shares owned by the Coors family stockholders or acquired during the term of the voting agreement. The following is a summary of the material terms of the voting agreement and is qualified by reference to the complete text of the agreement, which is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference.

Voting of Shares

        Each of the Coors family stockholders has agreed that, at any meeting of the stockholders of Graphic called to vote upon the merger and the merger agreement, each of them will vote all of the shares of common and convertible preferred stock owned by such stockholder in favor of the approval of the merger agreement. Each of the Coors family stockholders has further agreed that at any meeting of the stockholders of Graphic, each of them will vote all of the shares owned by such stockholder against:

  •
  any other merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Graphic;

  •
  any amendment to Graphic's articles of incorporation or bylaws or other proposal or transaction that would delay, impede, frustrate, prevent or nullify the merger and the other transactions contemplated by the merger agreement; and

  •
  any amendment to Graphic's articles of incorporation or bylaws or other proposal that would change the voting rights of the shares subject to the voting agreement other than in connection with the merger.

        The Coors family stockholders, in aggregate, own 13,481,548 shares of Graphic's outstanding common stock and have the right to acquire an additional 946,939 shares of common stock upon exercise of currently exercisable options. The Trust owns all 1,000,000 shares of the outstanding convertible preferred stock, which are entitled to vote separately as a class and to cast a total of 24,242,424 votes with the holders of Graphic common stock in the vote on the merger agreement. In aggregate, the shares covered by the voting agreement represent approximately 65.1% of the combined voting power of Graphic's capital stock and 100% of the outstanding voting power of Graphic preferred stock as of March 25, 2003. In addition, the executive officers and directors of Graphic, representing approximately 0.6% of the combined voting power of Graphic's capital stock, have advised that they intend to vote their shares in favor of the merger agreement.

No Solicitation

        Each of the Coors family stockholders has agreed not to directly or indirectly solicit, encourage or facilitate an acquisition proposal (of the type described above under "The Merger Agreement—Covenants" on page 74). The Coors family stockholders have agreed to inform Riverwood of any proposals or requests for information they receive with respect to any business combination.

Transfer Restrictions

        Each of the Coors family stockholders has agreed not to transfer any of the shares owned by such Coors family stockholder, or grant any proxies or enter into any voting agreements with respect to such shares other than the voting agreement with Riverwood. There is an exception to the general prohibition on transfer for transfer of shares to other Coors family stockholders or to certain other affiliated parties, if the transferees agree to be bound by the terms of the voting agreement. The Coors family stockholders also are prohibited from acquiring additional shares of Graphic stock except for other Coors family stockholder shares already subject to the voting agreement and acquisitions under employee benefit plans for Coors family stockholders who are employees of Graphic.

Irrevocable Proxy

        Each of the Coors family stockholders has agreed to designate and appoint Jeffrey H. Coors and, in the case of his inability to act, William K. Coors, as the Coors family representative and attorney-in-fact to perform all acts required, authorized or contemplated by the voting agreement to be performed by any of the Coors family stockholders (including voting the shares of Graphic owned by such Coors family stockholder in the manner described above).

Conversion of Convertible Preferred Stock

        Immediately before the completion of the merger, the Trust has agreed to convert all of the shares of convertible preferred stock held by the Trust into shares of Graphic common stock in accordance with the terms of such convertible preferred stock. Promptly after the conversion of such convertible preferred stock, Riverwood has agreed to pay to the Trust an amount equal to the present value, calculated using a discount rate of 8.5%, of the dividend payments payable on such convertible preferred stock from the date of the completion of the merger through August 15, 2005, the first date as of which Graphic could otherwise have redeemed the convertible preferred stock. While the exact amount that will be due depends upon the date of completion of the merger, Riverwood and Graphic currently anticipate that the amount of payment owed by Riverwood to the Trust upon the conversion of the convertible preferred stock will be approximately $19.8 million. This amount assumes that the completion of the merger will occur on July 31, 2003.

Additional Consideration

        If the merger agreement is terminated under circumstances entitling Riverwood to receive the termination fee (see "The Merger Agreement—Termination of Merger Agreement—Termination Fees Payable by Graphic" on page 83), each Coors family stockholder (other than the Adolph Coors Foundation) will be obligated to pay to Riverwood an amount equal to such Coors family stockholder's pro rata share (based on the number of shares of Graphic common stock held by such stockholder on March 25, 2003, treating the convertible preferred stock on an as converted basis) equal to:

  •
  75% of the first $20 million of all profit (as defined below) earned by the Coors family stockholders, collectively; plus

  •
  50% of the next $40 million of all profit earned by the Coors family stockholders, collectively,

in each case from the consummation of any business combination that is consummated within two years of the termination of the merger agreement.

        Furthermore, in the event that, before the completion of the merger, a superior proposal (as defined in "The Merger Agreement—Covenants" on page 75) is made by a third party and, upon the completion of the merger, Riverwood has increased the amount of merger consideration payable over that set forth in the merger agreement, the Coors family stockholders (other than the Adolph Coors Foundation) have agreed that they will waive any right to receive 50% of any such additional merger consideration.

                                     For purposes of the calculation above, "profit" from any business combination equals:

  •
  the aggregate consideration received by the Coors family stockholders pursuant to the business combination; plus

  •
  the fair market value (as defined below), determined as of the date of disposition, of all shares of the Coors family stockholders disposed of after the termination of the merger agreement and before the date that the business combination is consummated; minus

  •
  the fair market value of all shares of the Coors family stockholders, determined as of either March 24, 2003, or the day immediately before the date that Graphic first receives notice of or otherwise becomes aware of an acquisition proposal (as defined in "The Merger Agreement—Covenants" on page 75), whichever date results in a lower fair market value.

                                     The "fair market value" of:

  •
  securities listed on a national securities exchange is equal to the average closing price per share of such security for the ten trading days before the date of determination; and

  •
  consideration that is other than cash or securities listed on a national securities exchange will be determined by a nationally recognized independent investment banking firm in a manner further described in the voting agreement.

        The termination fee payable by Graphic and the disgorgement provisions applicable to the Coors family stockholders may make it less likely that a third party would make a competing proposal to acquire Graphic.

Waiver of Dissenters' Rights

        Each of the Coors family stockholders has waived any dissenters' rights it may have in connection with the merger.

Termination

        The voting agreement will automatically terminate if the merger agreement is terminated in accordance with its terms before the completion of the merger. If the voting agreement is terminated, its provisions will cease to have effect, except for the provisions described under "—Additional Consideration" above.

Stockholder Capacity

        The parties acknowledge that each of the Coors family stockholders executing the voting agreement is executing it solely in such Coors family stockholder's capacity as a record holder or beneficial owner of shares of Graphic common stock or convertible preferred stock and not in such person's capacity as an officer or director of Graphic.

STOCKHOLDERS AGREEMENTS

        The following is a summary of the material terms of the stockholders agreement, and the other Riverwood stockholders side letter among Riverwood and the stockholder parties identified below, and is qualified by reference to the complete text of these agreements, copies of which have been filed with the SEC as exhibits to Riverwood's registration statement, of which this proxy statement/prospectus is a part. For information on how to obtain copies of the stockholders agreement, the other Riverwood stockholders side letter or other exhibits, see "Where You Can Find More Information" on page 213.

        Certain individuals and entities that will be stockholders of the combined company after the completion of the merger and Riverwood have entered into the stockholders agreement, under which the parties thereto have made certain agreements regarding matters further described below, including the voting of their shares and the governance of the combined company. The parties to the stockholders agreement are the Coors family stockholders, the CDR fund, Exor and Riverwood. Certain other entities that will be stockholders of the combined company after the completion of the merger and Riverwood have entered into a Transfer Restrictions and Observation Rights Agreement, dated March 25, 2003, or the other Riverwood stockholders side letter, under which the parties thereto have made certain agreements regarding matters further described below, including observation rights and restrictions on the transfer of combined company common stock. The parties to the other Riverwood stockholders side letter are Riverwood, The 1818 Fund II, L.P., HWH Investment Pte Ltd, J.P. Morgan Partners (BHCA), L.P., First Plaza Group Trust, Madison Dearborn Capital Partners, L.P. and Wolfensohn-River LLC. We refer to the parties to the other Riverwood stockholders side letter, other than Riverwood, as the "other Riverwood stockholders." The stockholders agreement and the other Riverwood stockholders side letter will be effective immediately upon the completion of the merger.

Board of Directors

        The stockholders agreement provides that the board of directors of the combined company will consist of nine members, classified into three classes. Each of the three classes will consist initially of three directors, the initial terms of which will expire, respectively, at the first, second and third annual meetings of stockholders following the completion of the merger.

        Immediately after the effective time, the board of directors will consist of Jeffrey H. Coors (who will be Executive Chairman), Harold R. Logan, Jr. and John D. Beckett (who currently are Graphic directors), Stephen M. Humphrey, Kevin J. Conway, John R. Miller, Martin D. Walker and G. Andrea Botta (who currently are Riverwood directors) and an additional designee to be selected by the CDR fund.

        The stockholder parties to the stockholders agreement have further expressed their intention that the board of directors of Graphic Packaging International, Inc., the principal operating entity of the combined company, will have the same composition after the completion of the merger as the combined company's board of directors.

Designation Rights

        The stockholders agreement provides that the Coors family representative, the CDR Fund and Exor will have the right, subject to requirements related to stock ownership, to designate a person for nomination for election to the board of directors. Each such director will be designated to that class of directors whose initial term expires at the third annual meeting of stockholders following the completion of the merger.

        The Coors family representative is entitled to designate one person for nomination for election to the board for so long as the Coors family stockholders, in the aggregate, own at least 5% of the fully diluted shares of the combined company's common stock. The CDR fund will be entitled to designate one person for nomination for election to the board: (1) for so long as it owns at least 5% of the fully diluted shares of the combined company common stock, or (2) for so long as it owns less than 5% of such shares and the other Riverwood stockholders, the CDR fund and Exor continue to own, in the aggregate, at least 30% of such shares. Exor will be entitled to designate one person for nomination for election to the board for so long as it owns at least 5% of the fully diluted shares of the combined company common stock.

        Pursuant to the stockholders agreement, at each meeting of the stockholders of the combined company at which directors of the combined company are to be elected, the combined company will recommend that the stockholders elect to the board of directors of the combined company the designees of the individuals designated by the Coors family representative, the CDR fund and Exor. In addition, for so long as Stephen M. Humphrey serves as the Chief Executive Officer of the combined company, the stockholders agreement provides that he will be nominated for election to the board at any meeting of the stockholders at which directors of his class are to be elected.

Independent Directors

        The stockholders agreement further provides that each of the other directors, not designated in the manner described above, will be a combined company independent director (as defined below) designated for nomination by the nominating and corporate governance committee of the board. In the event that the Coors family representative, the CDR fund or Exor loses the right to designate a person to the board, such designee will resign immediately upon receiving notice from the nominating and corporate governance committee that it has identified a replacement director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the board. At such time as Mr. Humphrey is no longer the Chief Executive Officer of the combined company, he will similarly resign upon receipt of notice from the nominating and corporate governance committee and, in any event, no later than 120 days after ceasing to serve as Chief Executive Officer.

        A "combined company independent director" is a director who (1) is not an officer or employee of the combined company or any of its affiliates, (2) is not an officer or employee of any stockholder party to the stockholders agreement or, if such stockholder is a trust, a direct or indirect beneficiary of such trust and (3) meets the standards of independence under applicable law and the requirements applicable to companies listed on the NYSE.

Agreement to Vote for Directors; Vacancies

        Each party to the stockholders agreement agrees to vote all of the shares owned by such stockholder in favor of Mr. Humphrey (for so long as he is the Chief Executive Officer of the combined company) and each of the parties' designees to the board, and to take all other steps within such stockholder's power to ensure that the composition of the board is as contemplated by the stockholders agreement.

        As long as the Coors family representative, the CDR fund or Exor, as the case may be, has the right to designate a person for nomination for election to the board, at any time at which the seat occupied by such party's designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining directors an individual to fill such vacancy and to serve as a director. Riverwood and each of the stockholder parties to the stockholders agreement has agreed to take such actions as will result in the appointment to the board as soon as practicable of any individual so designated by the Coors family representative, the CDR fund or Exor.

        At any time at which a vacancy is created on the board as a result of the death, disability, retirement, resignation, removal or otherwise of one of the independent directors before the expiration of his or her term as director, the nominating and corporate governance committee will notify the board of a replacement who is a combined company independent director. Each of the combined company and the stockholder parties to the stockholders agreement have agreed to take such actions as will result in the appointment of such replacement to the board as soon as practicable.

Actions of the Board; Affiliate Agreements

        The stockholders agreement provides that actions of the board will require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting at which a quorum is present, or the unanimous written consent of the board, except that a board decision regarding the merger, consolidation or sale of substantially all the assets of the combined company will require the affirmative vote of a majority of the directors then in office. In addition, a decision by the company to enter into, modify or terminate any agreement with an affiliate of the Coors family stockholders, the CDR fund or Exor will require the affirmative vote of a majority of the directors not nominated by a stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Board Committees

        The stockholders agreement provides for the board to have an audit committee, a compensation and benefits committee and a nominating and corporate governance committee as follows:

  •
  The audit committee will have three members, consisting of the directors designated by the CDR fund and the Coors family representative and one combined company independent director, or such other members as the CDR fund and the Coors family representative may mutually agree. The audit committee will have the authority, at its discretion, to invite the director designated by Exor to attend meetings of the audit committee as a non-voting observer.

  •
  The compensation and benefits committee will have three members, consisting of the directors designated by the CDR fund and the Coors family representative and one combined company independent director, or such other members as the CDR fund and the Coors family representative may mutually agree. No employee of the company or its subsidiaries will serve on this committee. The director designated by Exor will have the right to attend meetings of the compensation and benefits committee as a non-voting observer.

  •
  The nominating and corporate governance committee will have five members, consisting of the directors designated by the CDR fund, the Coors family representative and Exor and two combined company independent directors, or such other members as the CDR Fund, the Coors family representative and Exor shall mutually agree. No employee of the company or its subsidiaries (other than Jeffrey H. Coors) will serve on this committee.

        Each of the combined company and the stockholder parties to the stockholders agreement have agreed to take all steps within their power to ensure that the composition of the board's committees are as provided in the stockholders agreement. The rights described above of each of the CDR fund, the Coors family representative and Exor to have its director designee sit as a member of board committees will cease at such time as such stockholder holds less than 5% of the fully diluted shares of the combined company's common stock, except that the CDR fund will continue to have such right so long as the stockholders of Riverwood immediately before the completion of the merger own, in the aggregate, at least 30% of the fully diluted shares of the combined company's common stock. The board will fill any committee seats that become vacant in the manner provided in the preceding sentence with combined company independent directors. The board is prohibited from forming an executive committee.

Observation and Information Rights; Directors Emeritus

        The stockholders agreement provides that The 1818 Fund II, L.P., a stockholder of Riverwood before the completion of the merger, will have the right to designate Lawrence C. Tucker to attend meetings of the board of directors and to receive copies of all written materials provided to the board. This right will terminate at such time as The 1818 Fund II, L.P. transfers (other than to affiliated permitted transferees) 50% or more of the combined company's common stock held by such entity at the completion of the merger. The 1818 Fund II, L.P. has entered into the other Riverwood stockholders side letter, which obligates it to abide by certain terms and conditions in connection with the exercise of this right. Mr. Tucker will not have any right to vote on any matter presented to the board.

        With certain specified exceptions, each of the other Riverwood stockholders has the right to receive copies of all written materials provided to the board. This right will terminate, with respect to each other Riverwood stockholder, at such time as such other Riverwood stockholder transfers (other than to affiliated permitted transferees) 50% or more of the combined company common stock held by such other Riverwood stockholder at the completion of the merger. Such other Riverwood stockholder must have entered into the other Riverwood stockholders side letter, which obligates it to abide by certain terms and conditions in connection with the exercise of this right.

        Under the stockholders agreement, the Coors family representative will have the right to designate William K. Coors as an emeritus director of the combined company, and the CDR fund will have the right to designate B. Charles Ames as an emeritus director of the combined company. In such capacities, Mr. William Coors and Mr. Ames will have the right to attend meetings of the board and to receive copies of all written materials provided to the board. Mr. William Coors' position as emeritus director will terminate at such time as the Coors family stockholders, in the aggregate, hold less than 5% of the fully diluted shares of the combined company's common stock. Mr. Ames' position as emeritus director will terminate at such time as the CDR fund holds less than 5% of the fully diluted shares of the combined company's common stock and the stockholders of Riverwood immediately before the completion of the merger hold, in the aggregate, less than 30% of the fully diluted shares of the combined company's common stock. Mr. William Coors and Mr. Ames will not have any right to vote on any matter presented to the board.

        Mr. Tucker, Mr. William Coors, Mr. Ames and each of the recipients of information rights will be obliged to the maintain the confidentiality of information received in connection with the exercise of their respective rights. As Mr. Tucker, Mr. William Coors and Mr. Ames will not be serving as directors of the combined company, none of them will be subject to the duties of care and loyalty (including the duty not to seize corporate opportunities for himself) that a director would have to the combined company and its stockholders.

Transfer Restrictions

        The stockholder parties to the stockholders agreement have agreed not to transfer any shares of the combined company's common stock during the restricted period (defined below), except for (1) transfers to certain affiliated permitted transferees that agree to be bound by the stockholders agreement, and (2) a sale to the public pursuant to an effective registration statement filed under the Securities Act. After the expiration of the restricted period, each such stockholder may also transfer combined company common stock pursuant to Rule 144 or other applicable exemptions from registration, subject to any holdback obligations that such stockholder may have under the amended and restated registration rights agreement described below. The "restricted period" begins at the effective time of the merger and continues until the earlier of (1) such time as 50% or more of the issued and outstanding shares of the combined company's common stock have been publicly distributed or sold, and (2) 18 months after the effective time of the merger.

        The stockholders of Riverwood before the completion of the merger other than the CDR fund and Exor, who are each party to the other Riverwood stockholders side letter, have separately agreed pursuant to that side letter to abide by the transfer restrictions applicable to the stockholder parties to the stockholders agreement, except that such stockholders will be permitted to transfer shares of combined company common stock under Rule 144 and other exemptions after the later of (1) 90 days following the closing of the combined company's first secondary offering for which a request is made under the amended and restated registration rights agreement (or immediately following the earlier termination or withdrawal of such offering) and, in any event, no later than March 31, 2004 and (2) December 31, 2003.

        The share certificates owned by each of the stockholder parties to the stockholders agreement and the other Riverwood stockholders side letter will bear customary legends with respect to transfer restrictions.

Fee Payable to CD&R

        Under the terms of the stockholders agreement, immediately after the effective time of the merger, the combined company will pay a transaction fee of $10 million to CD&R as consideration for its assistance in connection with negotiation of all aspects of the transaction, including the contribution analysis, financial and business due diligence, structure of the proposed refinancing and arranging for proposals by and handling negotiations with financing sources to provide funds for the refinancing. This fee is contingent on the completion of the merger.

Termination

        The stockholders agreement will remain in effect until terminated by unanimous agreement of the combined company and the stockholder parties or until such time as no more than one of the CDR fund, Exor, the CDR fund and the other Riverwood stockholders in the aggregate, or the Coors family stockholders holds 5% or more of the outstanding common stock of the combined company on a fully diluted basis. In addition, the stockholders agreement will terminate as to any stockholder party at such time as such stockholder no longer owns any shares of the combined company's common stock. The confidentiality provisions of the agreement will survive termination.

        The other Riverwood stockholders side letter will terminate upon the unanimous consent of the combined company and the other Riverwood stockholders. In addition, the other Riverwood stockholders side letter will terminate with respect to specified other Riverwood stockholders at the times provided in the letter. The confidentiality obligations of the other Riverwood stockholders side letter will survive termination.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        The following is a summary of the material terms of the amended and restated registration rights agreement among Riverwood and the stockholder parties identified below, and is qualified by reference to the complete text of the agreement, a copy of which has been filed with the SEC as an exhibit to Riverwood's registration statement, of which this proxy statement/prospectus is a part. For information on how to obtain a copy of the registration rights agreement or other exhibits, see "Where You Can Find More Information" on page 213.

        Riverwood, the parties to the stockholders agreement and the other stockholders of Riverwood immediately before the completion of the merger have entered into an amended and restated registration rights agreement, dated as of March 25, 2003, under which the parties have agreed to amend and restate Riverwood's previous registration rights agreement in connection with the transactions contemplated by the merger agreement. The parties to the amended and restated registration rights agreement are the Coors family stockholders, the CDR fund, Exor and the other Riverwood stockholders. The amended and restated registration rights agreement becomes effective immediately upon the completion of the merger.

        The amended and restated registration rights agreement provides that, after the expiration of 90 days from the effective time of the merger, holders of 15% or more of the outstanding shares of the combined company's common stock may request that the combined company effect the registration under the Securities Act all or part of such holder's registrable securities (as defined below). Upon receipt of such a request, the combined company is required to promptly give written notice of such requested registration to all holders of registrable securities and, thereafter, to use its reasonable best efforts to effect the registration under the Securities Act of all registrable securities which it has been requested to register pursuant to the terms of the amended and restated registration rights agreement. After the expiration of 180 days after the closing of an initial secondary offering, holders of 5% or more of the outstanding shares of the combined company's common stock may again request that the combined company effect the registration under the Securities Act of all or part of such holder's registrable securities. In all cases, the combined company's obligations to register the registrable securities are subject to the minimum and maximum offering size limitations set forth below.

        With respect to the first two requests to effect registration of registrable securities, the combined company will not be required to effect such registration if such requests relate to less than 15% of the outstanding shares of common stock or, without the approval of the board of directors, more than 25% of the outstanding shares. Any request for registration of registrable securities after the first two requests will be subject to a minimum offering size of 5% of the outstanding shares of combined company common stock.

        "Registrable securities" means:

  •
  all shares of combined company common stock owned by the CDR fund, Exor or the other Riverwood stockholders;

  •
  all shares of combined company common stock issued to the Coors family stockholders in connection with the merger;

  •
  all securities that were registrable securities under the original registration rights agreement;

  •
  all shares of combined company common stock issued after March 25, 2003 to members of management or directors of the combined company for so long as any such shares constitute restricted securities; and

  •
  any securities issued or issuable with respect to any combined company common stock referred to above as a result of a conversion, exchange, stock dividend or distribution, stock split or reverse stock split, combination, recapitalization, merger, consolidation or other reorganization thereof.

        If the stockholder parties request registration of any of their shares, the combined company is required to prepare and file a registration statement with the SEC as soon as possible, and no later than 60 days after receipt of the request.

        The combined company will pay all expenses in connection with the first four successfully effected registrations requested.

        The stockholder parties have the right to request that any offering requested by them under the amended and restated registration rights agreement be an underwritten offering. The combined company will have the right to select one or more underwriters to administer the requested offering, but the selection of underwriters will be subject to approval by the holders of a majority of the shares to be included in the offering.

        The amended and restated registration rights agreement also provides that, with certain exceptions, the parties thereto will have certain incidental registration rights in the event that the company at any time proposes to register any of its equity securities and the registration form to be used may be used for the registration of securities otherwise registrable under the registration rights agreement.

        In addition to the provisions set forth above, the amended and restated registration rights agreement contains other terms and conditions including those customary to agreements of this kind.

Termination

        The amended and restated registration rights agreement will terminate on the earliest of its termination by unanimous consent of the parties, the date on which no shares subject to the agreement are outstanding, or the dissolution, liquidation or winding up of the combined company.

INFORMATION ABOUT RIVERWOOD

BUSINESS

Overview

        Riverwood is an integrated provider of paperboard packaging solutions to multinational beverage and consumer products companies. It focuses on large segments of the paperboard packaging market where it provides companies with paperboard packaging solutions designed to deliver marketing and performance benefits at a competitive cost.

        Riverwood is the larger of two worldwide producers of CUK board, the grade of paperboard that it uses for its packaging products. CUK board is a specialized high-quality grade of paperboard with excellent strength characteristics and printability for high-resolution graphics that make it particularly well suited for a variety of packaging applications. The coated board business segment includes the production and sale of CUK board for its beverage multiple packaging and consumer products packaging businesses. Riverwood refers to the CUK board it produces for use in beverage multiple packaging as carrierboard and in consumer products packaging as cartonboard.

        Customers in Riverwood's beverage packaging business include Anheuser-Busch Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Interbrew, Asahi Breweries, Unilever and Master Foods. In its consumer products packaging business, Riverwood provides cartonboard, through independent converters, to consumer products companies such as Kraft Foods, Nestlé, Unilever and Mattel. In 2002, Riverwood had net sales of $1.2 billion.

        Riverwood reports its results in two business segments: coated board and containerboard. Its coated board business segment includes the production and sale of carrierboard and cartonboard. Its containerboard business segment includes the production and sale of containerboard—linerboard, corrugating medium and kraft paper—for sale in the open market. Riverwood operates in four geographic areas: the United States, Central and South America, Europe and Asia-Pacific. For business segment and geographic area information for each of the last three fiscal years, see note 24 to Riverwood's consolidated financial statements included in this proxy statement/prospectus.

        Riverwood was incorporated on December 7, 1995 under the laws of the State of Delaware.

Coated Board

        In the coated board segment, Riverwood produces CUK board at its mills, prints and cuts, or converts, the CUK board into cartons at its and third parties' converting plants, and manufactures packaging machines designed to package bottles and cans and non-beverage consumer products. It installs its packaging machines at customer plants under long-term leases and provides support, service and performance monitoring of the machines.

        Beverage Multiple Packaging.    In the beverage multiple packaging business, it provides a range of packaging solutions to multinational beverage companies, offering them carrierboard, beverage cartons and packaging machines either as an integrated solution or separately. Riverwood supplies beverage cartons in a variety of designs and formats, including 6, 12 and 24 multi-packs. It designs its products to meet its customers' needs for beverage multi-packs. Riverwood's proprietary beverage packaging machines package cans, bottles and other beverage containers into its beverage cartons at high speeds. It enters into annual or multi-year carton supply contracts with its customers. The carton supply contracts generally provide that the customer is obligated to purchase a fixed portion of its carton requirements from Riverwood.

        In 2002, Riverwood's integrated beverage packaging business accounted for approximately 90% of its 2002 carrierboard shipments. It sold the remaining 10% of its carrierboard shipments in the open market to independent converters. Particularly in Riverwood's international operations, its carrierboard may be sold to and converted by joint ventures and licensees of its beverage cartons who, in turn, sell converted beverage cartons to end-users for use on Riverwood's proprietary packaging machines. The beverage multiple packaging business also includes sales of carrierboard, which Riverwood has produced and converted, to customers for use on third-party packaging machines.

        Riverwood is focused on growing its presence in beverage categories beyond its traditional beer and carbonated soft drink markets. To this end, it has designed a CUK board product for juice pouches using its new Z-Flute® proprietary technology. A number of beverage companies are currently testing this product. Riverwood has begun to make shipments of this product to customers. In addition, it has designed a new carton, based on its Fridge Vendor® design, to target the market for take-home water bottle multiple packaging. This product is now available throughout one of Riverwood's major customer's marketing areas.

        In 2002, carrierboard accounted for approximately 65% of Riverwood's total CUK board shipments. In 2002, Riverwood shipped approximately 671,000 tons of carrierboard and had net sales in its beverage multiple packaging business of $818.8 million. It sells carrierboard under the brand name Aqua-Kote®.

        Consumer Products Packaging.    In Riverwood's consumer products packaging business, historically it has principally sold cartonboard to independent converters who convert the cartonboard and sell cartons to consumer products companies, such as Kraft Foods, Nestlé, Unilever and Mattel, for consumer products packaging for confectionary, frozen and dry foods, toys and other consumer products. Riverwood serves these customers through relationships with converters and works with both the end-user and the converter to design packaging solutions.

        Historically, the consumer products packaging business has been of secondary importance to Riverwood, serving primarily as an outlet for excess CUK board production. It has historically manufactured and leased packaging machines to consumer products companies both in the United States and internationally and has converted a portion of its cartonboard into cartons at its international converting plants. In January 2000, Riverwood adopted a new strategy for its consumer products packaging business and, as a first step, organized this operating unit to target non-beverage consumer products packaging markets where it has not historically competed and to improve its product mix and margins. Riverwood's strategy is to capitalize on the capabilities and business model that it has developed in its beverage multiple packaging business by developing integrated packaging solutions, including new carton designs and packaging machines, for targeted consumer products applications and building relationships directly with consumer products companies. At the same time, it intends to maintain its relationships with independent converters of its cartonboard.

        Riverwood believes that the performance characteristics of its CUK board, specifically its tear strength, wet strength and stiffness, make it appropriate for applications in segments of the consumer products packaging market. As such, Riverwood believes that the growth opportunity for it in these segments will largely depend on its ability to introduce CUK board to packaging applications currently served by other substrates. It has had success penetrating several non-beverage paperboard applications in which it believes CUK board has a competitive advantage. Riverwood has developed its new Z-Flute® carton technology to penetrate selected non-beverage segments of the market for mini- and micro-flute corrugated products. It has designed Z-Flute® to capitalize on the strength and marketing capabilities of CUK board needed in these markets while providing the structural reinforcement and additional anti-crush strength required for the shipping, stacking and storage needs of retailers and consumers alike. Specific non-beverage applications for micro-flute products include cartons for frozen food and dry foods and candy.

        In 2002, cartonboard accounted for approximately 35% of Riverwood's total CUK Board shipments. In 2002, Riverwood shipped approximately 363,000 tons of cartonboard and had net sales in its consumer products packaging business of $234.4 million. It sells cartonboard under the brand names Pearl-Kote®, Omni-Kote® and Multiboard®.

        CUK Board Production.    Riverwood produces CUK board at its West Monroe, Louisiana paper mill, or the West Monroe mill, and its Macon, Georgia paper mill, or the Macon mill. Riverwood has three paperboard machines at the West Monroe mill and two paperboard machines at the Macon mill. These mills have a current total combined annual production capacity of approximately 1.2 million gross tons of CUK Board.

        The total CUK Board production at the West Monroe mill was approximately 688,000 gross tons during the year ended December 31, 2002. Total CUK board production at the Macon mill was approximately 480,000 gross tons of CUK board during the year ended December 31, 2002.

        CUK board is manufactured from pine and hardwood fibers and, in some cases, recycled fibers, such as old corrugated containers, or OCC, and clippings from Riverwood's converting operations. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases or Riverwood's long-term purchase contract with Plum Creek. These chips are chemically treated to form softwood and hardwood pulp, which are then blended (together, in some cases, with recycled fibers). In the case of carrierboard, a chemical is added to increase moisture resistance. The pulp is then processed through the mill's paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet paperboard between rolls), a drying section and the coating section. Coating on CUK board, principally a mixture of pigments, binding agents and water, provides a white, smooth finish, and is applied in multiple steps to achieve desired levels of brightness, smoothness and shade. After the CUK board is coated, it is wound into rolls, which are then shipped to Riverwood's converting plants or to outside converters.

        White Lined Chip Production.    Riverwood produces white lined chip boards, or WLC, at its Swedish mill, and shipped approximately 157,000 tons of such board during 2002. WLC is used for a variety of folding carton applications principally throughout Europe.

        Converting Operations.    Riverwood converts CUK board as well as other grades of paperboard into cartons at 11 carton converting plants at 10 sites that it operates in the United States, the United Kingdom, Spain, France and Brazil, as well as through converting plants associated with its joint ventures in Japan and Denmark and licensees in other markets outside the United States. The converting plants print, cut and glue paperboard into cartons designed to meet customer specifications. These plants primarily utilize roll-fed printing presses with in-line cutters to print and cut CUK board. Printed and cut cartons are in turn glued and shipped to customers.

        The U.S. converting plants are dedicated to converting carrierboard produced by Riverwood into beverage cartons. These presses have substantially higher cutting and printing speeds, resulting in fewer labor hours per ton of CUK board carton produced. Riverwood realized significant productivity gains when it completed its new converting plant in Perry, Georgia in 1996, which resulted in improved logistics by reducing transportation distances between its Macon mill and its converting plants. It intends to continue to invest in its domestic converting plants to improve their process capabilities.

        The international converting plants convert carrierboard and cartonboard produced by Riverwood, as well as paperboard supplied by outside producers, into cartons. The converting plants outside of the United States are designed to meet the smaller volume orders of these markets.

        Proprietary Packaging Machinery and Carton Designs.    Riverwood designs cartons and designs, tests and manufactures prototype packaging machinery for beverage multiple packaging and consumer products packaging applications at its Product Development Center, or the PDC, in Marietta, Georgia. At the PDC, Riverwood integrates carton and packaging machinery designs to create packaging solutions to meet customer needs. It manufactures and also designs packaging machinery for beverage multiple packaging and consumer products packaging applications at its principal U.S. manufacturing facility in Crosby, Minnesota and at a facility near Barcelona, Spain. By manufacturing packaging machinery in one U.S. and one European location, Riverwood expects to improve customer service, simplify its work processes and reduce costs. It leases substantially all of its packaging machines to customers, typically under machinery use agreements with original terms of three to six years. Packaging machinery placements during 2002 increased approximately 27% when compared to 2001 as a result of a 16% increase in packaging machinery orders in 2001 when compared to 2000. Riverwood expects packaging machinery placements for 2003 to be comparable to 2002. Riverwood has been and will continue to be selective in future packaging machinery placements to ensure appropriate returns.

        Riverwood employs a "pull through" marketing strategy in its beverage multiple packaging business, the key elements of which are (i) the design and manufacture of proprietary packaging machines capable of packaging plastic and glass bottles, cans and other primary containers, (ii) the installation of the machines at customer locations under multi-year machinery use arrangements and (iii) the development of proprietary beverage cartons with high-resolution graphics for use on those machines.

        Riverwood's packaging machines are designed to package Polyethylene Terephthalate, or PET, bottles and glass bottles, cans and other primary beverage containers, as well as non-beverage consumer products, using cartons designed by Riverwood, made from its CUK board and converted into cartons by Riverwood, its joint venture partners or its licensees. In order to meet customer requirements, it has developed an extensive portfolio of packaging machines consisting of three principal machinery lines, including eight different models of packaging machines. The machines package cans and PET or glass bottles in a number of formats including baskets, clips, trays, wraps and fully enclosed cartons. These machines have packaging ranges from 2 to 36 cans per package and have the ability to package cans at speeds of up to 3,000 cans per minute. Riverwood's consumer product packaging machines are designed to package cans or bottles in wraps or fully enclosed cartons. Riverwood also manufactures ancillary equipment, such as machines for taping cartons and placing coupons in cartons.

        Marketing and Distribution.    Riverwood markets its CUK board and CUK board-based products principally to multinational brewers, soft drink bottlers, food companies and other consumer products companies that use printed packaging for retail display, multiple packaging and shipment of their products. It also sells CUK board in the open market to carrierboard and cartonboard converters. It markets CUK board under the names Aqua-Kote®, Pearl-Kote® and Omni-Kote®. Riverwood reviews a customer's credit history before extending credit to the customer of which the payment terms are generally 30 days domestically, but vary internationally according to local business practices.

        In its beverage multiple packaging business, Riverwood's major customers for beverage cartons include Anheuser-Busch Companies, Inc., Miller Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Interbrew and Asahi Breweries. It also sells beverage carrierboard in the open market to independent converters, including licensees of Riverwood's proprietary carton designs, for the manufacture of beverage cartons. During 2002, Riverwood had two customers, Anheuser-Busch Companies, Inc. and Miller Brewing Company, who represented approximately 16% and 12% respectively, of its net sales.

        In its consumer products packaging business, Riverwood has historically sold substantially all of its cartonboard to numerous independent converters that convert the cartonboard into cartons for consumer products. It has entered into agreements with a number of major independent converters. Under the terms of these agreements, the converters agree to purchase a significant portion of their CUK board requirements from Riverwood and to assist it in customer development efforts designed to grow the market for CUK board. The terms of these arrangements include certain limitations on Riverwood's ability to raise the selling prices of its cartonboard.

        Distribution of carrierboard and cartonboard is primarily accomplished through direct sales offices in the United States, Australia, Brazil, Denmark, France, Germany, Hong Kong, Italy, Japan, Mexico, Singapore, Spain, Sweden, and the United Kingdom.

        Joint Ventures.    Riverwood is a party to joint ventures with Rengo Company Limited and Danapak Holding A/S, of which it owns 50% and 60%, respectively, to market machinery-based packaging systems in Japan and Scandinavia, respectively. The joint ventures cover CUK board supply, use of proprietary carton designs and marketing and distribution of packaging systems.

        Competition.    There are only two major producers in the United States of CUK board, Riverwood and MeadWestvaco. Riverwood faces significant competition in its CUK board business segment from

MeadWestvaco. Like Riverwood, MeadWestvaco produces and converts CUK board, designs and places packaging machinery with customers and sells CUK board in the open market. Riverwood also faces competition from other manufacturers of packaging machines, such as R.A. Jones Co. Inc., or R.A. Jones.

        In the beverage packaging industry, beverage cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Although plastics and corrugated packaging are priced lower than CUK board, Riverwood believes that cartons made from CUK board offer advantages over these materials, in areas such as distribution, high quality graphics, carton designs, package performance, environmental friendliness and design flexibility.

        In the consumer product packaging markets, Riverwood's CUK board competes principally with MeadWestvaco's CUK board, recycled clay-coated news, or CCN, and solid bleached sulphate board, or SBS, and, internationally, WLC and folding boxboard, or FBB. Cartonboard grades compete based on price, strength and printability. CUK board has generally been priced in a range that is higher than CCN and lower than SBS. CUK board has slightly better tear strength characteristics than SBS and significantly better printability, tear strength and cross-direction stiffness than CCN. There are a large number of producers of paperboard for the cartonboard markets, who are subject to significant competition and other business pressures.

Containerboard

        In the United States, Riverwood manufactures containerboard—linerboard, corrugating medium and kraft paper—for sale in the open market. Corrugating medium is combined with linerboard to make corrugated containers. Kraft paper is used primarily to make grocery bags and sacks. Riverwood's principal paper machines have the capacity to produce both linerboard and CUK board. Riverwood has in the past used its CUK board machines to produce linerboard. It has shifted significant mill capacity away from linerboard production on its CUK board machines to more profitable packaging applications and intends to stop producing linerboard. It continues to operate paper machines dedicated to the production of corrugating medium and kraft paper on its two dedicated containerboard machines at the West Monroe mill.

        In 2002, Riverwood had net sales in its containerboard business of $81.6 million, representing approximately 6.5% of its net sales. In 2002, it shipped approximately 8,000 tons of linerboard from the Macon mill and approximately 122,000 tons of corrugating medium, 37,000 tons of kraft bag paper and 46,000 tons of linerboard from its West Monroe mill. In 2002, it also shipped approximately 22,000 tons of various other paperboard products.

        The primary customers for Riverwood's U.S. containerboard production are independent and integrated corrugated converters. Riverwood sells corrugating medium and linerboard through direct sales offices and agents in the United States. Outside of the United States, linerboard is primarily distributed through independent sales representatives.

        Riverwood's containerboard business segment operates within a highly fragmented industry. Most products within this industry are viewed as commodities; consequently, selling prices tend to be cyclical, being affected by economic activity and industry capacity.

        In addition to its U.S. containerboard operations, Riverwood owned 50% of Igaras Papeis e Embalagens S.A., or Igaras, an integrated containerboard producer located in Brazil. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which Riverwood owned 50%. The Igaras multiple packaging operations convert predominantly carrierboard and cartonboard into cartons designed to meet customer specifications. In the Igaras beverage multiple packaging business, packaging machines capable of packaging plastic and glass bottles, cans and other primary containers are installed at beverage customer locations. Additionally, proprietary beverage cartons with high-resolution graphics are developed for use on those machines. On October 3, 2000, Riverwood, along with its joint venture partner, Cia Suzano de Papel e Celulose, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of

$112 million of debt. Riverwood recognized a gain of $70.9 million in connection with the sale, and applied the sale proceeds to pay down debt. On October 12, 2000, it purchased the remaining 50% of the newly formed company for $12.5 million.

Energy and Raw Materials

        Pine pulpwood, hardwood and recycled fibers, including OCC, used in the manufacture of paperboard, and various chemicals used in the coating of CUK board, represent the largest components of Riverwood's variable costs of CUK board and containerboard production. The cost of these materials is subject to market fluctuations caused by factors beyond its control. OCC pricing tends to be very volatile. With the October 1996 sale of its timberlands in Louisiana and Arkansas, Riverwood now relies on private landowners and the open market for all of its pine pulpwood, hardwood and recycled fiber requirements, except for CUK board clippings from its converting operations. Under the terms of the sale of those timberlands, Riverwood and the buyer, Plum Creek, entered into a 20-year supply agreement, with a 10-year renewal option, for the purchase by Riverwood, at market-based prices, of a majority of the West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of Riverwood's needs for hardwood at the West Monroe mill. An assignee of Plum Creek supplies residual chips to Riverwood pursuant to such supply agreement. Riverwood purchases the remainder of the wood fiber used in CUK board production at the West Monroe mill from other private landowners in this region. Riverwood believes that adequate supplies of open market timber currently are available to meet its fiber needs at the West Monroe mill.

        The Macon mill purchases most of its fiber requirements on the open market, and is a significant consumer of recycled fiber, primarily in the form of clippings from Riverwood's domestic converting plants as well as OCC and other recycled fibers. Riverwood has not experienced any significant difficulties obtaining sufficient OCC or other recycled fibers for its Macon mill operations, which it purchases in part from brokers located in the eastern United States. OCC pricing, however, tends to be very volatile since it is based largely on the demand for this fiber from recycled paper and containerboard mills. The Macon mill purchases substantially all of its pine pulpwood and hardwood requirements from private landowners in central and southern Georgia. Because of the adequate supply and large concentration of private landowners in this area, Riverwood believes that adequate supplies of pine pulpwood and hardwood timber currently are available to meet its fiber needs at the Macon mill.

        Energy, including natural gas, fuel, oil and electricity, represents a significant portion of Riverwood's manufacturing costs. During the first quarter of 2003, Riverwood's financial results were negatively affected by energy costs when compared to the first quarter of 2002. Until the latter part of 2000, Riverwood's results had not been significantly affected by the volatility of energy costs. It entered into fixed price natural gas contracts designed to mitigate the impact of future cost increases for its natural gas requirements at its two U.S. mills through and including October 2003, and will continue to evaluate its hedge position. It believes that higher energy costs will continue to negatively impact its results for 2003. Since negotiated contracts and the market largely determine the pricing for its products, Riverwood is limited in its ability to pass through to its customers any energy or other cost increases that it may incur in the future.

        Riverwood purchases a variety of other raw materials for the manufacture of its paperboard, primarily process chemicals and coating chemicals such as kaolin and titanium dioxide. All such raw materials are readily available, and Riverwood is not dependent upon any one source of such raw materials.

Seasonality

        Riverwood's business is subject to moderate seasonality with demand for its products usually increasing in the spring and summer due to the seasonality of the worldwide beverage multiple packaging markets.

Working Capital

        Riverwood continues to focus on reducing working capital needs and increasing liquidity. Its working capital needs arise primarily from maintaining a sufficient amount of inventories to meet the delivery requirements of its customers and its policy to extend credit to customers. Riverwood reviews a customer's credit history before extending credit of which the payment terms are generally 30 days domestically, but vary internationally according to local business practices.

Research, Development and Engineering

        Research, development and engineering expenses were approximately $5.2 million, $5.1 million and $4.6 million in the years ended December 31, 2002, 2001 and 2000, respectively, and primarily related to packaging machines and new products.

Patents and Trademarks

        As of December 31, 2002, Riverwood had a large patent portfolio, presently owning, controlling or holding rights to approximately 2,100 U.S. and foreign patents, with approximately 1,200 patent applications currently pending. Riverwood's operations are not dependent to any significant extent upon any single or related group of patents. It does not believe that the expiration of any of its patents at the end of their normal lives would have a material adverse effect on its financial condition or results of operations. Its patents fall into two principal categories: packaging machinery and structural carton designs.

        Riverwood®, Aqua-Kote®, Pearl-Kote®, Omni-Kote®, Multiboard®, Fridge Vendor®, Z-Flute® and its logo are Riverwood's pending or registered trademarks. Its operations are not dependent upon any single trademark. Riverwood does not hold any material licenses.

Employees and Labor Relations

        As of December 31, 2002, Riverwood had approximately 4,150 employees worldwide (excluding employees of joint ventures), approximately 2,950 of whom were members of unions and covered by collective bargaining agreements.

        There are four unions representing Riverwood's U.S. employees, one of which, the Paper, Allied-Industrial, Chemical & Energy Workers International Union—AFL-CIO, CLC, is associated with the West Monroe mill and converting facility where it represents approximately 1,300 employees, and the Macon mill where it represents approximately 300 of the 400 union employees.

        At the Macon mill, the current union contract was negotiated and ratified by the union in the second quarter of 1998 and runs through December 31, 2003. Also at the Macon mill, the International Association of Machinists and Aerospace Workers, and the International Brotherhood of Electrical Workers represent certain maintenance employees.

        A new six year contract covering the West Monroe mill was negotiated and ratified by the union on March 20, 2003 and covers the six-year period from March 1, 2003 to February 28, 2009. The contract covering employees at the adjacent converting plants was negotiated and ratified by the union in 2000 and covers the five-year period from September 1, 2000 through August 31, 2005.

        Riverwood's other U.S. converting plants, other than its converting facility in Perry, Georgia, are represented by unions. A new six year contract covering the Clinton, Mississippi converting plant contract was negotiated and ratified by the union on April 12, 2003 and covers the six-year period from February 1, 2003 through January 31, 2009. The Cincinnati, Ohio converting plant completed negotiations for a new five year labor agreement effective from February 1, 2001 through January 31, 2006. The Fort Atkinson, Wisconsin converting plant five year labor agreement was negotiated in 2002 with the Graphic Communication Workers International Union and the International Association of Machinists for the period of September 9, 2002 through September 9, 2007 and September 30, 2002 through September 30, 2007, respectively.

        Riverwood's international employees are represented by unions in Brazil, France, Spain, Sweden and the United Kingdom.

PROPERTIES

Headquarters

        Riverwood executive offices are located at 814 Livingston Court, Marietta, Georgia 30067 where it currently leases approximately 18,000 square feet of office space.

Manufacturing Facilities

        A listing of the major plants and properties owned, or leased, and operated by Riverwood is set forth below. Riverwood buildings are adequate and suitable for its business. Riverwood also leases certain facilities, warehouses and office space throughout the United States and in foreign countries.

Type of Facility and Location(1)	Floor Space in Square Feet	Principal Products Manufactured or Use of Facility
Paperboard Mills:
West Monroe, LA	1,535,000	CUK board; linerboard; corrugating medium; kraft paper
Macon, GA	756,000	CUK board; linerboard
Norrköping, Sweden	417,000	WLC board
Converting Plants:
West Monroe, LA (2 plants)	621,000	Beverage cartons
Cincinnati, OH	241,800	Beverage cartons
Clinton, MS	210,000	Beverage cartons
Perry, GA(2)	130,000	Beverage cartons
Ft. Atkinson, WI	120,000	Beverage cartons
Bristol, Avon, United Kingdom	428,000	Beverage cartons; cartonboard
Igualada, Barcelona, Spain	131,000	Beverage cartons; cartonboard
Beauvois en Cambresis, France	70,000	Cartonboard
Le Pont de Claix, France	120,000	Cartonboard
Jundiai, São Paulo, Brazil	95,216	Beverage cartons; cartonboard
Packaging Machinery/Other:
Crosby, MN	188,000	Packaging machinery engineering design and manufacturing
Marietta, GA	64,000	PDC—Research and development; packaging machinery engineering design and carton engineering design
Igualada, Barcelona, Spain	22,400	Packaging machinery engineering design and manufacturing
Kennesaw, GA	62,500	Development and small scale manufacturing facility for Z-Flute® product

(1)
Riverwood leases the facilities in Marietta, Georgia (3 facilities; leases expire on December 31, 2007 and April 30, 2010); Kennesaw, Georgia (lease expires on June 30, 2006); Clinton, Mississippi (part only; lease renewable annually); Beauvois en Cambresis, France (lease expires on December 31, 2006); and Igualada, Barcelona, Spain (2 facilities; leases expire on May 1, 2004 and October 18, 2010). Generally, leases are subject to extension or renewal at the option of the parties to the lease agreement. Riverwood owns all other facilities listed.

(2)
The facility located in Perry, Georgia is leased from the Middle Georgia Regional Development Authority in consideration of the issuance of industrial development bonds by such entity.

LEGAL PROCEEDINGS

        See "Management's Discussion and Analysis—Environmental and Legal Matters" on page 126.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        The following discussion and analysis of the results of operations and financial condition of Riverwood should be read in conjunction with Riverwood's consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following discussion and analysis covers periods before completion of the merger and related transactions, and unless otherwise indicated, does not give effect to the merger or related transactions and does not include pro forma financial information or adjustments. Accordingly, the discussion and analysis of the covered periods does not reflect the significant impact that the merger and related transactions will have on Riverwood. See "Risk Factors", "The Proposed Merger", "Unaudited Condensed Pro Forma Combined Financial Statements" and the discussion below under "—Financial Condition, Liquidity and Capital Resources".

General

        Riverwood reports its results in two business segments: coated board (relating to its CUK board, used in its beverage multiple packaging and consumer products packaging businesses) and containerboard. The coated board business segment includes (1) the production and sale of CUK board for cartons from its West Monroe, Louisiana and Macon, Georgia mills and white lined chip board, or WLC from its paper mill in Norrköping, Sweden; (2) carton converting plants in the United States, Europe and Brazil; and (3) the design, manufacture and installation of packaging machinery related to the assembly of cartons for beverage and non-beverage consumer products applications. The containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States. Riverwood intends to stop producing linerboard as it continues to shift production capacity to higher margin CUK board.

        The table below sets forth EBITDA as defined in Riverwood's existing senior secured credit agreement, which we refer to as "Credit Agreement EBITDA". Credit Agreement EBITDA as presented below is a financial measure that is used in Riverwood's existing senior secured credit agreement. Credit Agreement EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA differs from the term "EBITDA" (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. Riverwood's existing senior secured credit agreement requires it to comply with a specified debt to Credit Agreement EBITDA leverage ratio and a specified consolidated Credit Agreement EBITDA to interest expense ratio for specified periods. See "—Financial Condition, Liquidity and Capital Resources" below. We expect that, after the merger, the combined company will be required under the new senior secured credit facilities to comply with financial covenants of this type, although the specific ratios have yet to be finalized.

        The calculation of Credit Agreement EBITDA for the periods indicated is set forth below.

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Year Ended December 31, 2002	Twelve Months Ended March 31, 2003
	(In thousands of dollars)
Net (Loss)	$(9,766)	$(7,717)	$(11,262)	$(13,311)
Income Tax Expense (Benefit)	1,016	95	(4,664)	(3,743)
Interest Expense, Net	33,877	38,605	146,057	141,329
Depreciation and Amortization	31,161	32,103	133,840	132,898
Equity in Net Earnings of Affiliates	(204)	(114)	(1,028)	(1,118)
Other non-cash charges(A)	3,558	(724)	12,656	16,938
Dividends from equity investments	—	612	612	—
Loss on early extinguishment of debt	—	—	11,509	11,509

Credit Agreement EBITDA(B)	$59,642	$62,860	$287,720	$284,502

Notes:

(A)
Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B)
Credit Agreement EBITDA is calculated in accordance with the definitions contained in Riverwood's existing senior secured credit agreement. Credit Agreement EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the March 1996 merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates.

Business Trends and Initiatives

        Riverwood's net sales, income from operations and cash flow from operations are influenced by sales volume and selling prices for its products and raw material and energy costs, and are affected by a number of significant business, economic and competitive factors. Many of these factors are not within its control. Historically, in the coated board business segment, Riverwood has experienced stable pricing for its integrated beverage carton products, and moderate cyclical pricing for its cartonboard, which historically has been principally sold in the open market. Riverwood's cartonboard sales are affected by competition from competitors' CUK board and other substrates—solid bleached sulfate, or SBS, recycled clay coated news, or CCN, and, internationally, WLC—as well as by general market conditions.

        In the containerboard business segment, conditions in the cyclical worldwide commodity paperboard markets have a substantial impact on Riverwood's containerboard sales. During 2002, it elected to take 32 days, or approximately 18,000 tons, of linerboard, CUK board and medium market related downtime at its U.S. mills that resulted in approximately $3.7 million of under-absorbed fixed costs. During the first quarter of 2003, Riverwood did not take any market related downtime at its U.S. mills. It expects to take 7 days, or approximately 2,700 tons, of medium market related downtime during 2003 on its medium machine, but the amount of downtime could change depending upon market conditions. The downtime results from a number of factors, but principally a weak containerboard market and production above planned rates. As a result of expected downtime during 2003, Riverwood estimates the impact on earnings at its U.S mills to be approximately $0.5 million related to the under-absorption of fixed costs.

        Energy, including natural gas, fuel oil and electricity, represents a significant portion of Riverwood's manufacturing costs. During 2002, its financial results were not negatively affected by energy costs when compared to 2001. Until the latter part of 2000, its results had not been significantly affected by the volatility of energy costs. During the first quarter of 2003, Riverwood's financial results were negatively affected by energy costs when compared to the first quarter of 2002. Riverwood entered into fixed price natural gas contracts designed to mitigate the impact of future cost increases for its natural gas requirements at its two U.S. mills through and including October 2003, and will continue to evaluate its hedge position.

        In the fourth quarter of 2002, Riverwood was notified by CCE that CCE will not renew its supply contract with Riverwood. Under this contract, which expired on March 31, 2003, Riverwood supplied to CCE beverage cartons made from its CUK board, packaging machines and related services. Riverwood's supply contracts with its independent Coca-Cola bottling company customers are not subject to CCE's non-renewal notification. CCE's action did not impact Riverwood's 2002 results of operations. The impact on Riverwood's 2003 results of operations will depend, in part, on the extent to which it supplies beverage cartons to CCE during a phase-out period beginning April 1, 2003, which it continues to discuss with CCE. Riverwood continues to explore opportunities to replace the volumes that it will lose as a result of CCE's decision by seeking to increase sales to existing and new customers and to develop new applications for its CUK board. It continues to evaluate the impact of these developments and the recent increase in beverage market competitiveness on its future pricing for its beverage packaging products. Riverwood can provide no assurances that it will be able to replace all or any portion of the volumes it had expected to supply to CCE in 2003 and future periods or that it will be able to maintain current pricing levels on its beverage packaging products. If it cannot replace such volumes, it estimates that its volumes will be negatively impacted by approximately 17,000 tons in 2003 and 36,000 tons in 2004 and thereafter. In 2002, the CCE business represented approximately 5% of Riverwood's consolidated net sales.

        Riverwood is pursuing a number of long-term initiatives designed to improve productivity and profitability. It realigned its business into commercially-focused operating units, implemented a global restructuring program, implemented a number of cost saving measures and effected several management changes. It is continuing to implement a global Total Quality Systems, or TQS, initiative which uses statistical process control to help design and manage all types of activities including production and maintenance. As a result of these initiatives, Riverwood estimates that it has reduced the cost of operating its business by approximately $228 million in 2002 relative to 1996.

        In addition, Riverwood is continuing to implement a strategy focused on the expansion into the high-growth segments of the consumer products packaging market. It is targeting segments of the non-beverage consumer products packaging market where it intends to capitalize on its expertise in beverage multiple packaging.

        Riverwood plans to implement an initiative designed to enhance the competitiveness of its beverage carton converting operations. This initiative is expected to add new manufacturing technology, add press capacity and consolidate certain of its beverage carton converting operations. Riverwood expects to make a capital investment of approximately $75 million, over the next 30 months, and to realize cost savings relative to 2002 from this initiative of approximately $39 million by 2005.

        Riverwood expects capital expenditures will range from $110 million to $120 million in 2003 as it invests to improve its process capabilities, in packaging machinery, and to comply with environmental cluster rules. See "—Environmental and Legal Matters." Riverwood is accelerating certain capital driven cost reduction projects that will deliver benefits in 2004 and 2005. Riverwood continues to evaluate its current operations and assets with a view to rationalizing its operations and improving profitability, in particular with respect to its international converting assets and strategy. Finally, it is continuing to focus on reducing working capital and increasing liquidity.

        Packaging machinery placements during 2002 increased approximately 27% when compared to 2001 as a result of a 16% increase in packaging machinery orders in 2001 when compared to 2000. Packaging machinery placements during the first quarter of 2003 decreased approximately 47% when compared to the first quarter of 2002. This decrease was partially due to the timing of shipments. Riverwood expects packaging machinery placements for 2003 to be comparable to 2002. It has been and will continue to be selective in future packaging machinery placements to ensure appropriate returns.

Outlook

        Riverwood expects that its 2003 full year income from operations will be comparable to its 2002 income from operations, although no assurance can be given in this regard. The achievement of this expectation is dependent upon (among other things) a number of profit improvement initiatives, including increasing worldwide beverage and North American consumer products sales volumes above 2002 levels, improving U.S. mill throughput, continued cost savings from other actions taken to date and stable pricing for Riverwood's products. In 2003, Riverwood expects sales volume increases in its worldwide beverage markets, and continued growth in its North American consumer products markets. It expects containerboard sales and margins to be negatively affected in 2003 due to the negative market pressures on containerboard pricing and sales volumes. Riverwood believes that energy costs will continue to negatively impact its results for 2003.

Critical Accounting Policies

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires Riverwood to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

        Riverwood believes the following accounting policies are the most critical since these policies require significant judgment or involve complex estimations that are important to the portrayal of its financial conditions and operating results:

  •
  Riverwood receives revenue from the sales of manufactured products, the leasing of packaging machinery, and the servicing of packaging machinery. Riverwood recognizes sales revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, Riverwood's price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is largely dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated at free on board, or f.o.b., shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer's delivery site. Riverwood recognizes revenues on its annual and multi-year carton supply contracts as the shipment occurs in accordance with the shipping terms discussed above.

    Payments from packaging machinery use agreements are recognized on a straight-line basis over the term of the agreements. Service revenue on packaging machinery is recorded at the time of service.

    Discounts and allowances are comprised of trade allowances, cash discounts and sales returns. Cash discounts and sales returns are estimated using historical experience. Trade allowances are based on the estimated obligations and historical experience. Rebates are determined based on the quantity purchased and are recorded at the time of sale.

  •
  Riverwood's inventories are stated at the lower of cost or market with cost determined principally by the FIFO basis. See note 27 to Riverwood's consolidated financial statements included in this proxy statement/prospectus. Average cost basis is used to determine the cost of supplies inventories. Raw materials and consumables used in the production process such as wood chips and chemicals are valued at purchase cost on a FIFO basis upon receipt. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and a proportion of manufacturing overhead. Inventories are stated net of an allowance for slow-moving and obsolete inventory, which is based on estimates. If the condition of the inventories or the state of Riverwood's business were to deteriorate, additional allowances may be required which would reduce income.

  •
  Riverwood reviews long-lived assets, including goodwill and certain identifiable intangibles for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Upon determination that the carrying value of the assets is impaired, Riverwood would record an impairment charge or loss.

  •
  Riverwood faces uncertainties relating to pending litigation and environmental investigation and remediation obligations. It records accruals for such items based on estimates developed in consultation with legal counsel and environmental consultants at the time when the liability is probable and the costs are reasonably estimated. While there can be no assurance as to the ultimate outcome of any current lawsuits, claims or investigations relating to such uncertainties, Riverwood does not believe that such uncertainties will have a material adverse impact on the results of operations, cash flows or financial condition of Riverwood. However, future uncertainties may have a material adverse impact on the results of its operations, cash flows or financial condition.

  •
  Riverwood sponsors defined benefit plans, or the plans, for eligible employees and retirees. The impact of the plans on the Consolidated Financial Statements as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002 is presented in note 16 to Riverwood's consolidated financial statements included in this proxy statement/prospectus. The effect of the plans on its Consolidated Financial Statements is subject to many assumptions. Riverwood believes that the most critical assumptions are (1) the discount rate; (2) the rate of increase in future compensation levels; and (3) the expected long-term rate of return on plan assets. The projected unit credit cost method is used for valuation purposes.

    Riverwood determines its discount rate on its measurement date primarily by reference to annualized rates earned on high quality fixed income investments and yield-to-maturity analysis specific to its estimated future benefit payments. The lowering of Riverwood's discount rate by 1.0% would have increased its fiscal year 2002 pension expense by approximately $1.5 million. Riverwood has decreased its discount rate from 7.5% in 2002 to 6.5% in 2003.

    Riverwood's rate of increase in future compensation levels is based primarily on labor contracts currently in effect with its employees under collective bargaining agreements and expected future pay rate increases for its other employees. Increasing its rate of increase in future compensation levels by 1.0% would have increased its fiscal year 2002 pension expense by approximately $0.5 million. Riverwood does not expect to change the rate of increase in future compensation levels from the 4.5% rate in 2002 during 2003.

    The expected long-term rate of return on its plan assets is based primarily on plan-specific asset/liability investment studies performed by outside consultants and recent and historical returns on its plans' assets. The lowering of its expected long-term rate of return by 1.0% would have increased its fiscal year 2002 pension expense by approximately $2.2 million. Riverwood expects that it will decrease the expected long-term rate of return from 8.5% in 2002 to approximately 8.0% in 2003.

    Non-cash pension expense recorded by Riverwood for the twelve month period ended December 31, 2002 was approximately $4.0 million; no cash contributions were made to the plans by Riverwood during the twelve month period ended December 31, 2002.

    Recent declines in the equity markets have caused the market value of the plan assets to decrease. As a result, a minimum pension liability adjustment of $71.3 million was recorded in 2002 as a reduction of shareholders' equity. See note 16 to Riverwood's consolidated financial statements included in this proxy statement/prospectus.

First Quarter 2003 Compared With First Quarter 2002

Results of Operations

        Riverwood has previously restated its results of operations for the first three quarters of 2002, to report its investment in Rengo Riverwood Packaging Ltd., or Rengo, using the equity method and to report its change in its method of determining the cost of inventories from the LIFO method to the FIFO method.

	Three Months Ended
	March 31, 2003	Increase (Decrease) From Prior Period	March 31, 2002
	(In thousands of dollars)
Net Sales (Segment Data):
Coated Board	$275,912	1.4%	$272,026
Containerboard	22,114	15.4	19,158

Net Sales	298,026	2.3	291,184
Cost of Sales	239,889	2.6	233,855

Gross Profit	58,137	1.4	57,329
Selling, General and Administrative	29,870	8.2	27,615
Research, Development and Engineering	1,467	11.5	1,316
Other Expense (Income), Net	1,877	NM	(2,471)

Income from Operations	$24,923	(19.3)%	$30,869

Income (Loss) from Operations (Segment Data):
Coated Board	$38,880	(11.9)%	$44,138
Containerboard	(6,677)	19.3	(8,276)
Corporate and Eliminations	(7,280)	(45.8)	(4,993)

Income from Operations	$24,923	(19.3)%	$30,869

Other Financial Data:
Net Sales:
Carrierboard	$184,011	(2.2)%	$188,108
Cartonboard	59,164	5.3	56,164
White lined chip board	24,862	30.6	19,035
Containerboard	22,114	15.4	19,158
Other (A)	7,875	(9.7)	8,719

Note:

(A)
Other primarily represents revenue recognized from packaging machinery service and use agreements and sales of certain by-products.

        Paperboard Shipments.    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and folding cartonboard. Shipments of white lined chip board represent sales to customers of WLC produced at the Swedish mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Other primarily represents shipments of certain by-products. Total shipments for the first quarters ended March 31, 2003 and 2002 were as follows:

	Three Months Ended
	March 31, 2003	Increase (Decrease) From Prior Period	March 31, 2002
	(In thousands of tons)
Coated Board
Carrierboard	152.4	(1.5)%	154.7
Cartonboard	90.0	1.0	89.1
White Lined Chip Board	43.0	9.4	39.3
Containerboard	65.1	13.2	57.5
Other	3.6	(44.6)	6.5

	354.1	2.0%	347.1

        Net Sales.    As a result of the factors described below, Riverwood's Net Sales in the first quarter of 2003 increased by $6.9 million, or 2.3%, to $298.0 million from $291.1 million in the first quarter of 2002. Net Sales in the coated board business segment increased by $3.9 million, or 1.4%, to $275.9 million in the first quarter of 2003 from $272.0 million in the first quarter of 2002, due primarily to the positive impact of foreign currency exchange rates, higher sales volume in North American consumer products markets resulting principally from Riverwood's increased efforts designed to generate growth in the consumer packaged goods sector, and higher sales volumes from the Swedish mill as a result of market share gains. These increases were somewhat offset by lower pricing in North American beverage markets as a result of increased beverage market competitiveness. Net Sales in the containerboard business segment increased by $2.9 million, or 15.4%, to $22.1 million in the first quarter of 2003 from $19.2 million in the first quarter of 2002, due primarily to higher medium volumes and higher linerboard pricing as a result of slightly improved market conditions.

        Gross Profit.    As a result of the factors discussed below, Riverwood's Gross Profit for the first quarter of 2003 increased by $0.8 million, or 1.4%, to $58.1 million from $57.3 million in the first quarter of 2002. Riverwood's gross profit margin decreased to 19.5% in the first quarter of 2003 from 19.7% in the first quarter of 2002.

        The following table displays the gross profit for each of Riverwood's segments:

	Three Months Ended March 31, 2003	Increase (Decrease) From Prior Period	Three Months Ended March 31, 2002
Coated Board
Net Sales	$275,912	1.4%	$272,026
Cost of Sales	212,219	2.3	207,469

Gross Profit	$63,693	(1.3)%	$64,557

Containerboard
Net Sales	$22,114	15.4%	$19,158
Cost of Sales	27,670	4.9	26,386

Gross Profit	$(5,556)	23.1%	$(7,228)

        Gross Profit in the coated board business segment decreased by $0.9 million, or 1.3%, to $63.7 million in the first quarter of 2003 from $64.6 million in the first quarter of 2002, while gross profit margin decreased to 23.1% in the first quarter of 2003 from 23.7% in the first quarter of 2002. The decrease in coated board Gross Profit was due primarily to the lower pricing in North American beverage markets as a result of increased beverage market competitiveness, higher energy costs and higher non-cash pension costs as a result of the decline in market values of Riverwood's pension assets due to unfavorable market conditions. These decreases were somewhat offset by higher Net Sales as a result of the factors discussed above and worldwide cost reductions as a result of savings gained from Riverwood's TQS and other initiatives. Gross Profit in the containerboard business segment increased by $1.6 million to a loss of $5.6 million in the first quarter of 2003 from a loss of $7.2 million in the first quarter of 2002, while its gross profit margin increased to (25.1)% in the first quarter of 2003 from (37.7)% in the first quarter of 2002. The increase in containerboard Gross Profit resulted principally from higher linerboard pricing as a result of slightly improved market conditions.

        Selling, General and Administrative.    Selling, General and Administrative expenses increased by $2.3 million, or 8.2%, to $29.9 million in the first quarter of 2003 from $27.6 million in the first quarter of 2002, due primarily to increased activities to support Riverwood's consumer products packaging business, inflation and higher non-cash pension costs as a result of the decline in market values of Riverwood's pension assets due to unfavorable market conditions. As a percentage of Net Sales, Selling, General and Administrative expenses increased to 10.0% in the first quarter of 2003 from 9.5% in the first quarter of 2002.

        Research, Development and Engineering.    Research, Development and Engineering expenses increased by $0.2 million, or 11.5%, to $1.5 million in the first quarter of 2003 from $1.3 million in the first quarter of 2002.

        Other Expense (Income), Net.    Other Expense (Income), Net, was $1.9 million in the first quarter of 2003 as compared to $(2.5) million in the first quarter of 2002. This change was principally due to a non-cash pension adjustment recorded in the first quarter of 2002 and the approximate $1.9 million charge in the first quarter of 2003 recorded to write off deferred costs associated with the proposed initial public offering. See "—Business Trends and Initiatives."

        Income from Operations.    Primarily as a result of the factors discussed above, Riverwood's Income from Operations in the first quarter of 2003 decreased by $6.0 million, or 19.3%, to $24.9 million from $30.9 million in the first quarter of 2002, while its operating margin decreased to 8.4% in the first quarter of 2003 from 10.6.% in the first quarter of 2002. Income from Operations in the coated board business segment decreased by $5.2 million, or 11.9%, to $38.9 million in the first quarter of 2003 from $44.1 million in the first quarter of 2002, while the operating margin decreased to 14.1% in the first quarter of 2003 from 16.2% in the first quarter of 2002, primarily as a result of the factors described above. Income from Operations in the containerboard business segment increased by $1.6 million, or 19.3%, to a loss of $6.7 million in the first quarter of 2003 from a loss of $8.3 million in the first quarter of 2002, while the operating margin increased to (30.2)% in the first quarter of 2003 from (43.2)% in the first quarter of 2002, primarily as a result of the factors described above.

        Fluctuations in U.S. Currency Exchange Rates.    The weakening of the U.S. dollar currency exchange rates as compared to the euro and other European currencies and the Japanese yen had a modest impact on Net Sales, Gross Profit, Income from Operations, and operating expenses during the first quarter of 2003.

Interest Income, Interest Expense, Income Tax Expense, and Equity in Net Earnings of Affiliates

        Interest Income.    Interest Income decreased by $0.4 million to $0.1 million in the first quarter of 2003 from $0.5 million in the first quarter of 2002 due primarily to lower average interest rates and interest received in the first quarter of 2002 on monies held in escrow.

        Interest Expense.    Interest Expense decreased by $5.1 million to $34.0 million in the first quarter of 2003 from $39.1 million in the first quarter of 2002 due primarily to lower average interest rates as a result of market interest rates and the second quarter 2002 refinancing.

        Income Tax Expense.    During the first quarter of 2003, Riverwood recognized an income tax expense of $1.0 million on (Loss) before Income Taxes of $(9.0) million. During the first quarter of 2002, Riverwood recognized an income tax expense of $0.1 million on (Loss) before Income Taxes of $(7.7) million. Income Tax Expense on income earned in the United States and certain foreign countries for the first quarter of both 2003 and 2002 was fully offset by a reduction to valuation allowances recorded for those countries. Income Tax Expense for the first quarter of 2003 and 2002 primarily represents Income Tax Expense on income earned in other foreign countries where no valuation allowance is recorded. Since income earned in those foreign countries was higher for the first quarter of 2003 in comparison to the first quarter of 2002, Income Tax Expense was higher for the same period.

        Equity in Net Earnings of Affiliates.    Equity in Net Earnings of Affiliates increased by $0.1 million to $0.2 million in the first quarter of 2003 from $0.1 million in the first quarter of 2002 as a result of Riverwood's equity in net earnings of Rengo.

2002 Compared With 2001

Results of Operations

        The following discussion of Riverwood's results of operations is based upon the years ended December 31, 2002 and 2001. Effective January 1, 2003, Riverwood adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" and all prior years have been reclassified to give effect to this statement. See "—Recent Accounting Pronouncements" on page 128. In the fourth quarter of 2002, Riverwood changed its method of valuing inventories from the LIFO method to the FIFO method and all prior years have been restated to give effect to that change. See note 27 to Riverwood's consolidated financial statements included in this proxy statement/prospectus.

	Year Ended December 31, 2002	Increase (Decrease) From Prior Period	Year Ended December 31, 2001
	(In thousands of dollars)
Net Sales (Segment Data):
Coated Board	$1,165,702	5.2%	$1,107,937
Containerboard	81,612	(12.9)	93,676

Net Sales	1,247,314	3.8	1,201,613
Cost of Sales	984,771	3.2	953,901

Gross Profit	262,543	6.0	247,712
Selling, General and Administrative	117,335	0.7	116,510
Research, Development and Engineering	5,227	2.3	5,111
Other (Income) Expense, Net	(631)	(100.0)	18,825

Income from Operations	$140,612	31.1%	$107,266

Income from Operations
(Segment Data):
Coated board	$186,108	25.8%	$147,958
Containerboard	(23,989)	(58.0)	(15,180)
Corporate and Eliminations	(21,507)	15.7	(25,512)

Income from Operations	$140,612	31.1%	$107,266

Other Financial Data:
Net Sales:
Carrierboard	$818,797	5.0%	$779,509
Cartonboard	234,357	6.7	219,542
White lined chip board	80,579	9.9	73,336
Containerboard	81,612	(12.9)	93,676
Other(A)	31,969	(10.1)	35,550

Note:

(A)
Other primarily represents revenue recognized from packaging machinery service and use agreements and sales of certain by-products.

        Paperboard Shipments.    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and folding cartonboard. Shipments of white lined chip board represent sales to customers of WLC produced at the Swedish mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Other primarily represents shipments of certain by-products. Total shipments for the years ended December 31, 2002 and 2001 were as follows:

(In thousands of tons)	2002	Increase (Decrease) From Prior Period	2001
Coated board
Carrierboard	671.5	5.6%	636.1
Cartonboard	363.0	4.3	348.0
White lined chip board	156.9	4.3	150.4
Containerboard	235.3	(7.8)	255.3
Other	22.4	(4.7)	23.5

	1,449.1	2.5%	1,413.3

        Net Sales.    As a result of the factors described below, Riverwood's Net Sales in 2002 increased by $45.7 million, or 3.8%, compared with 2001. Net Sales in the coated board business segment increased by $57.8 million in 2002, or 5.2%, to $1,165.7 million from $1,107.9 million in 2001, due primarily to higher sales volume in North American beverage carton markets resulting, in large part, from increased volumes under a multi-year agreement with a beer producer customer and, to a lesser extent, higher sales volumes in worldwide consumer products markets resulting principally from Riverwood's increased efforts designed to generate growth in the consumer packaged goods sector and success in expanding the application of Riverwood's products into frozen food packaging, and higher sales volumes in international beverage from market share gains. Net Sales in the containerboard business segment decreased $12.1 million, or 12.9%, to $81.6 million in 2002 from $93.7 million in 2001, due principally to lower linerboard volumes resulting from the continued shift from linerboard production to value-added coated board production and lower containerboard pricing as a result of weak market conditions.

        Gross Profit.    As a result of the factors discussed below, Riverwood's Gross Profit for 2002 increased by $14.8 million, or 6.0%, to $262.5 million from $247.7 million in 2001. Its gross profit margin increased to 21.0% in 2002 from 20.6% in 2001.

        The following table displays the gross profit for each of Riverwood's segments:

	Year Ended December 31, 2002	Increase (Decrease) From Prior Period	Year Ended December 31, 2001
Coated Board
Net Sales	$1,165,702	5.2%	$1,107,937
Cost of Sales	883,565	4.0	849,753

Gross Profit	$282,137	9.3%	$258,184

Containerboard
Net Sales	$81,612	(12.9)%	$93,676
Cost of Sales	101,153	(3.9)	105,218

Gross Profit	$(19,541)	(69.3)%	$(11,542)

Corporate
Net sales	$—	0.0%	$—
Cost of Sales	53	NM	(1,070)

Gross Profit	$53	NM	$1,070

        Gross Profit in the coated board business segment increased by $24.0 million, or 9.3%, to $282.1 million in 2002 from $258.2 million in 2001, while its gross profit margin increased to 24.2% in 2002 from 23.3% in 2001. The increase in coated board Gross Profit was due primarily to worldwide cost reductions as a result of savings gained from Riverwood's TQS initiative, higher Net Sales as a result of the factors discussed above, and lower depreciation expense. Gross Profit in the containerboard business segment decreased by $8.0 million to a loss of $19.5 million in 2002 from a loss of $11.5 million in 2001, while its gross profit margin decreased to (23.9)% in 2002 from (12.3)% in 2001. The decrease in containerboard Gross Profit resulted principally from lower containerboard pricing as a result of weak market conditions. Gross Profit in corporate decreased by $1.2 million to a loss of $0.1 million in 2002 from a profit of $1.1 million in 2001. The decrease in corporate Gross Profit was due primarily to a purchase accounting depreciation adjustment recorded in 2001 that was not allocated to Riverwood's business segments.

        Selling, General and Administrative.    Selling, General and Administrative expenses increased by $0.8 million, or 0.7%, to $117.3 million in 2002 from $116.5 million in 2001, due primarily to higher incentive expenses, and pension costs as a result of the decline in market values of Riverwood's pension assets due to unfavorable market conditions, somewhat offset by lower warehousing and rent expenses. As a percentage of Net Sales, Selling, General and Administrative expenses decreased from 9.6% in 2001 to 9.4% in 2002.

        Research, Development and Engineering.    Research, Development and Engineering expenses increased by $0.1 million, or 2.3%, to $5.2 million in 2002 from $5.1 million in 2001.

        Other (Income) Expense, Net.    Other (Income) Expense, Net, was $(0.6) million in 2002 as compared to $18.8 million in 2001. This change was primarily due to the cessation of goodwill amortization and a non-cash pension adjustment recorded in 2002 as well as certain charges recorded in 2001 relating to non-cash long-lived manufacturing asset retirement charges of approximately $3.9 million and a litigation charge of approximately $2.2 million to settle miscellaneous tort and workers compensation cases.

        Income from Operations.    Primarily as a result of the factors discussed above, Riverwood's Income from Operations in 2002 increased by $33.3 million, or 31.1%, to $140.6 million from $107.3 million in 2001. Its operating margin increased to 11.3% in 2002 from 8.9% in 2001. Income from Operations in the coated board business segment increased by $38.2 million, or 25.8%, to $186.1 million in 2002 from $148.0 million in 2001, while the operating margin increased to 16.0% in 2002 from 13.4% in 2001, primarily as a result of the factors described above. Income from Operations in the containerboard business segment decreased $8.8 million to a loss of $24.0 million in 2002 from a loss of $15.2 million in 2001, while the operating margin decreased to (29.4)% in 2002 from (16.2)% in 2001, primarily as a result of the factors described above.

        Fluctuations in U.S. Currency Exchange Rates.    The weakening of the U.S. dollar currency exchange rates as compared to the euro and other European currencies had a modest impact on Net Sales, Gross Profit, Income from Operations, and operating expenses during 2002. However, the impact was somewhat offset by the strengthening of the U.S. dollar against the Japanese yen.

Loss on Early Extinguishment of Debt, Interest Income, Interest Expense, Income Tax (Benefit) Expense and Cumulative Effect of a Change in Accounting Principle

        Loss on Early Extinguishment of Debt.    On April 23, 2002, Riverwood borrowed $250 million pursuant to an amendment to its senior secured credit agreement. The proceeds were applied to redeem in full the 1996 senior notes. In addition, it borrowed $12 million under its revolving facility to pay fees, costs and expenses related to the refinancing transaction. In the second quarter of 2002, Riverwood recorded a non-cash charge to earnings of approximately $3.0 million related to the write-off of remaining debt issuance costs on the 1996 senior notes and a charge of approximately $8.6 million related to the call premium paid upon redemption of the 1996 senior notes.

        On August 10, 2001, Riverwood entered into the senior secured credit agreement. The proceeds of the initial borrowings under the facilities of approximately $386 million, including $51 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the prior term loan facility and the prior revolving facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the prior credit agreement. During the third quarter of 2001, Riverwood recorded a non-cash charge to earnings of approximately $6.0 million related to the write-off of the applicable remaining deferred debt issuance costs on the prior term loan facility and the prior revolving facility.

        On June 21, 2001, Riverwood completed an offering of $250 million principal amount of the 2001 notes, bearing interest at 10 5/8% annually. The net proceeds of this offering were applied to prepay a portion of the term loan facility resulting in a non-cash charge to earnings of approximately $2.8 million related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

        Interest Income.    Interest Income increased by $0.4 million to $1.3 million in 2002 from $0.9 million in 2001 due primarily to interest earned on the temporary investment of the proceeds associated with the 2002 term loan facility pursuant to a 30-day call notice period required under the indenture governing the 1996 senior notes.

        Interest Expense.    Interest Expense decreased by $11.5 million to $147.4 million in 2002 from $158.9 million in 2001 due primarily to lower average interest rates as a result of market interest rates as well as the second quarter 2002 refinancing, somewhat offset by the additional interest expense incurred on the 1996 senior notes during the 30-day call notice period required under such indenture.

        Income Tax (Benefit) Expense.    During 2002, Riverwood recognized an income tax benefit of $(4.7) million on a (Loss) before Income Taxes and Equity in Net Earnings of Affiliates of $(5.4) million. During 2001, Riverwood recognized an income tax expense of $6.6 million on a (Loss) before Income Taxes and Equity in Net Earnings of Affiliates of $(50.7) million. The income tax benefit in 2002 was primarily due to reductions of valuation allowances related to Riverwood's U.K. and German operations, somewhat offset by the income tax expense on the international operating income (see note 19 in the notes to Riverwood's consolidated financial statements included in this proxy statement/prospectus). The income tax expense in 2001 was due primarily to international operating income. These income tax expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

        Cumulative Effect of a Change in Accounting Principle.    On January 1, 2001, Riverwood adopted Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, or SFAS No. 133, which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, Riverwood recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million.

2001 Compared With 2000

Results of Operations

        The following discussion of Riverwood's results of operations is based upon the years ended December 31, 2001 and 2000. Effective January 1, 2003, Riverwood adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" and all prior years have been reclassified to give effect to this statement. See "—Recent Accounting Pronouncements" on page 128. In the fourth quarter of 2002, Riverwood changed its method of valuing inventories from the LIFO method to the FIFO method and all prior years have been restated to give effect to that change. See note 27 to Riverwood's consolidated financial statements included in this proxy statement/prospectus.

	Year Ended December 31, 2001	Increase (Decrease) From Prior Period	Year Ended December 31, 2000
	(In thousands of dollars)
Net Sales (Segment Data):
Coated Board	$1,107,937	4.0%	$1,065,813
Containerboard	93,676	(26.0)	126,549

Net Sales	1,201,613	0.8	1,192,362
Cost of Sales	953,901	2.5	930,786

Gross Profit	247,712	(5.3)	261,576
Selling, General and Administrative	116,510	3.8	112,200
Research, Development and Engineering	5,111	12.2	4,554
Restructuring Credit	—	NM	(2,600)
Gain on Sale of Investment	—	NM	(70,863)
Other Expense, Net	18,825	297.9	4,731

Income from Operations	$107,266	(49.8)%	$213,554

Income from Operations
(Segment Data):
Coated board	$147,958	(5.5)%	$156,634
Containerboard	(15,180)	(100.0)	2,986
Corporate and Eliminations	(25,512)	(100.0)	53,934

Income from Operations	$107,266	(49.8)%	$213,554

Other Financial Data:
Net Sales:
Carrierboard	$779,509	4.8%	$743,569
Cartonboard	219,542	4.8	209,395
White lined chip board	73,336	(5.1)	77,273
Containerboard	93,676	(26.0)	126,549
Other(A)	35,550	(0.1)	35,576

Note:

(A)
Other primarily represents revenue recognized from packaging machinery service and use agreements and sales of certain by-products.

        Paperboard Shipments.    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and folding cartonboard. Shipments of white lined chip board represent sales to customers of WLC produced at the Swedish mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Other primarily represents shipments of certain by-products. Total shipments for the years ended December 31, 2001 and 2000 were as follows:

	2001	Increase (Decrease) From Prior Period	2000
	(In thousands of tons)
Coated Board
Carrierboard	636.1	4.0%	611.7
Cartonboard	348.0	2.2	340.4
White lined chip board	150.4	0.0	150.4
Containerboard	255.3	(20.1)	319.4
Other	23.5	76.7	13.3

	1,413.3	(1.5)%	1,435.2

        Net Sales.    As a result of the factors described below, Riverwood's Net Sales in 2001 increased by $9.3 million, or 0.8%, compared with 2000. Net Sales in the coated board business segment increased by $42.1 million in 2001, or 4.0%, to $1,107.9 million from $1,065.8 million in 2000, due primarily to higher sales volume in North American beverage carton markets resulting, in large part, from the increased volumes under a multi-year agreement with a beer producer customer and increased soft drink can pack volumes, and higher sales volumes in North American consumer product markets resulting principally from Riverwood's increased efforts designed to generate growth in the consumer packaged goods sector including its success in expanding the application of Riverwood's products into frozen food packaging. These increases were somewhat offset by lower sales volumes in international consumer product markets and in Brazil as a result of weak market conditions, and the negative impact of foreign currency exchange rates. Net Sales in the containerboard business segment decreased $32.8 million, or 26.0%, to $93.7 million in 2001 from $126.5 million in 2000, due principally to lower volumes and pricing as a result of weak market conditions.

        Gross Profit.    As a result of the factors discussed below, Riverwood's Gross Profit for 2001 decreased by $13.9 million, or 5.3%, to $247.7 million from $261.6 million in 2000. Its gross profit margin decreased to 20.6% in 2001 from 21.9% in 2000.

        The following table displays the gross profit for each of Riverwood's segments:

	Year Ended December 31, 2001	Increase (Decrease) From Prior Period	Year Ended December 31, 2000
Coated Board
Net Sales	$1,107,937	4.0%	$1,065,813
Cost of Sales	849,753	4.2	815,336

Gross Profit	$258,184	3.1%	$250,477

Containerboard
Net Sales	$93,676	(26.0)%	$126,549
Cost of Sales	105,218	(12.8)	120,624

Gross Profit	$(11,542)	(100.0)%	$5,925

Corporate
Net sales	$—	0.0%	$—
Cost of sales	(1,070)	79.3	(5,174)

Gross Profit	$1,070	79.3%	$5,174

        Gross Profit in the coated board business segment increased by $7.7 million, or 3.1%, to $258.2 million in 2001 from $250.5 million in 2000, while its gross profit margin decreased to 23.3% in 2001 from 23.5% in 2000. The increase in coated board Gross Profit was due primarily to worldwide cost reductions as a result of savings gained from Riverwood's TQS initiative, higher Net Sales as a result of the factors discussed above, and lower depreciation expense somewhat offset by increased energy costs. Gross Profit in the containerboard business segment decreased by $17.5 million to a loss of $11.5 million in 2001 from a profit of $5.9 million in 2000, while its gross profit margin decreased to (12.3)% in 2001 from 4.7% in 2000. The decrease in containerboard Gross Profit resulted principally from lower containerboard pricing as a result of weak market conditions. Gross Profit in corporate decreased by $4.2 million to a profit of $1.1 million in 2001 from a profit of $5.2 million in 2000. The decrease in corporate Gross Profit was due primarily to a purchase accounting depreciation adjustment recorded in 2000 that was not allocated to Riverwood's business segments.

        Selling, General and Administrative.    Selling, General and Administrative expenses increased by $4.3 million, or 3.8%, to $116.5 million in 2001 from $112.2 million in 2000, due primarily to higher warehousing expenses. As a percentage of Net Sales, Selling, General and Administrative expenses increased from 9.4% in 2000 to 9.7% in 2001.

        Research, Development and Engineering.    Research, Development and Engineering expenses increased by $0.5 million, or 12.2%, to $5.1 million in 2001 from $4.6 million in 2000, due primarily to higher research and development investing relating to Riverwood's new product Z-Flute®, packaging machinery and products of the Swedish mill.

        Restructuring Credit.    During 2000, Riverwood substantially completed the 1998 restructuring plan that related primarily to the restructuring of its European operations, primarily the ongoing rationalization of its international folding carton converting operations. It reduced the restructuring reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were recorded and completed during 2000. Riverwood completed the 1998 restructuring plan during 2001. See note 23 to Riverwood's consolidated financial statements included in this proxy statement/prospectus.

        Gain on Sale of Investment.    During 2000, Riverwood recognized a $70.9 million gain from the sale of Igaras. See "—Equity in Net Earnings of Affiliates" below.

        Other Expense, Net.    Other Expense, Net, was $18.8 million in 2001 and $4.7 million in 2000. This change was primarily due to certain operating charges recorded in 2001 primarily relating to a litigation charge of approximately $2.2 million to settle miscellaneous tort and workers compensation cases and non-cash long-lived manufacturing asset retirement charges of approximately $3.9 million, and certain operating credits recorded in 2000 of approximately $2.3 million to reduce accruals recorded by Riverwood to reflect its current liabilities based on new events and information.

        Income from Operations.    Primarily as a result of the factors discussed above, Riverwood's Income from Operations in 2001 decreased by $106.3 million, or 49.8%, to $107.3 million from $213.6 million in 2000, while its operating margin decreased to 8.8% in 2001 from 17.9% in 2000. Income from

Operations in the coated board business segment decreased by $8.7 million, or 5.5%, to $148.0 million in 2001 from $156.6 million in 2000, while the operating margin decreased to 13.4% in 2001 from 14.7% in 2000, primarily as a result of the factors described above. Income from Operations in the containerboard business segment decreased $18.2 million to a loss of $15.2 million in 2001 from a profit of $3.0 million in 2000, while the operating margin decreased to (16.2)% in 2001 from 2.4% in 2000, primarily as a result of the factors described above. Income from Operations in the Corporate and Eliminations segment decreased $79.4 million to a loss of $25.5 million in 2001 from a profit of $53.9 million in 2000 due primarily to the sale of Igaras during 2000. See "—Equity in Net Earnings of Affiliates" below.

        Fluctuations in U.S. Currency Exchange Rates.    The strengthening of the U.S. dollar currency exchange rates as compared to the Japanese yen, the euro, and other European currencies had a modest impact on Net Sales, Gross Profit, Income from Operations, and operating expenses during 2001.

Loss on Early Extinguishment of Debt, Interest Income, Interest Expense, Income Tax Expense, Equity in Net Earnings of Affiliates and Cumulative Effect of a Change in Accounting Principle

        Loss on Early Extinguishment of Debt.    On August 10, 2001, Riverwood entered into the senior secured credit agreement. The proceeds of the initial borrowings under the facilities of approximately $386 million, including $51 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the prior term loan facility and the prior revolving facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the prior credit agreement. During the third quarter of 2001, Riverwood recorded a non-cash charge to earnings of approximately $6.0 million related to the write-off of the applicable remaining deferred debt issuance costs on the prior term loan facility and the prior revolving facility.

        On June 21, 2001, it completed an offering of $250 million principal amount of the 2001 notes, bearing interest at 10 5/8% annually. The net proceeds of this offering were applied to prepay a portion of the term loan facility resulting in a non-cash charge to earnings of approximately $2.8 million related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

        On October 3, 2000, Riverwood completed the sale of its 50 percent investment in Igaras. It applied $120 million and $25 million of the sale proceeds to its 2001 and 2002 term loan maturities under the prior term loan facility, respectively. It recognized a loss on the extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000.

        Interest Income.    Interest Income increased by $0.1 million to $0.9 million in 2001 from $0.8 million in 2000.

        Interest Expense.    Interest Expense decreased by $22.4 million to $158.9 million in 2001 from $181.3 million in 2000 due primarily to lower average debt balances and, to a lesser extent, lower average interest rates.

        Income Tax Expense.    During 2001, Riverwood recognized an income tax expense of $6.6 million on a (Loss) before Income Taxes and Equity in Net Earnings of Affiliates of $(50.7) million. During 2000, it recognized an income tax expense of $3.0 million on Income before Income Taxes and Equity in Net Earnings of Affiliates of $33.1 million. The income tax expense, in both 2001 and 2000, was due primarily to international operating income. The increase in income tax expense from 2000 to 2001 was due primarily to an increase in international operating income. These income tax expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

        Equity in Net Earnings of Affiliates.    In 2000, Equity in Net Earnings of Affiliates was comprised primarily of Riverwood's equity in net earnings of Igaras. On October 3, 2000, Riverwood, along with its joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. Riverwood recognized a gain of approximately $70.9 million in accordance with the sale. Through the date of the sale, Igaras was accounted for under the equity method of accounting. Equity in Net Earnings of Affiliates decreased from $3.4 million in 2000 to $1.0 million in 2001 as a result of the sale of Igaras, somewhat offset by Riverwood's equity in net earnings of Rengo.

Cumulative Effect of a Change in Accounting Principle

        On January 1, 2001, Riverwood adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, or SFAS No. 133, which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, Riverwood recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million.

Financial Condition, Liquidity and Capital Resources

        Riverwood broadly defines liquidity as its ability to generate sufficient cash flow from operating activities to meet its obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

        Riverwood's net sales, income from operations and cash flows from its operations are subject to moderate seasonality with demand usually increasing in the spring and summer due to the seasonality of the worldwide beverage multiple packaging markets.

        Cash Flows.    Cash and Equivalents decreased by approximately $3.1 million in the first quarter of 2003. Cash provided by operating activities in the first quarter of 2003 totaled $17.1 million, compared to a use of cash of $0.5 million in the first quarter of 2002. This improvement was principally due to favorable changes in operating assets and liabilities, primarily receivables and accounts payable and other accrued liabilities, as Riverwood continues to focus on reducing its working capital levels. Cash used in investing activities in the first quarter of 2003 totaled $20.7 million, compared to $13.2 million in the first quarter of 2002. This change was principally due to a 59.4% increase in purchases of property, plant and equipment. Cash provided by financing activities in the first quarter of 2003 totaled $0.4 million, compared to $18.9 million in the first quarter of 2002. This change was principally due to higher net borrowings under Riverwood's revolving credit facilities. Cash and Equivalents increased by approximately $6.4 million in 2002. Cash provided by operating activities in 2002 totaled $87.5 million, compared to $87.7 million in 2001. This change was principally due to unfavorable changes in operating assets and liabilities, principally receivables (as a result of timing and higher net sales) and accounts payable (as a result of higher inventory balances), somewhat offset by Riverwood's lower net loss in 2002 as compared to 2001 resulting principally from its improved operating margin and lower interest expense. Cash used in investing activities in 2002 totaled $58.7 million, compared to $90.0 million in 2001. This change was principally due to the $29.5 million payment for the settlement of tax matters in 2001. Cash used in financing activities in 2002 totaled $23.6 million, compared to $9.2 million in 2001. In 2002, Riverwood used cash of $23.2 million to reduce debt and pay financing fees, call premiums and other refinancing costs. In 2001, Riverwood used cash of $9.2 million to reduce debt and pay financing fees and other refinancing costs. Depreciation and amortization during the first quarter of 2003 totaled approximately $31.1 million and during 2002 totaled approximately $133.8 million, and is expected to be approximately $125 million to $135 million in 2003.

        Liquidity and Capital Resources.    On a pro forma basis giving effect to the merger and related transactions, the combined company's liquidity needs are expected to arise primarily from debt service on its substantial indebtedness and from the funding of its capital expenditures, ongoing operating costs and working capital. As of March 31, 2003, on such a pro forma basis, and assuming that substantially all of GPC's existing senior subordinated notes are tendered for purchase, the combined company would have had outstanding approximately $2.2 billion of long-term debt, consisting primarily of $850 million aggregate principal amount of new notes, approximately $1.2 billion of term loans under the new credit facilities, approximately $127 million of revolving credit borrowings under the new credit facilities, and other debt issues and facilities. Cash paid for interest during 2002 would have been approximately $149 million on the same pro forma basis.

        Based upon current levels of operations, anticipated cost savings and expectations as to future growth, Riverwood and Graphic believe that cash generated from operations, together with amounts available under the new credit facilities and other available financing sources, will be adequate to permit the combined company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs until the maturity of the new credit facilities, although no assurance can be given in this regard. The combined company's future financial and operating performance, ability to service or refinance its debt and ability to comply with the covenants and restrictions contained in its debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond its control and will be substantially dependent on the selling prices and demand for its products, raw material and energy costs, and its ability to successfully implement its overall business and profitability strategies. See "Risks Relating to the Combined Company's Business" beginning on page 24.

        Indebtedness Prior to the Merger.    Riverwood's existing senior secured credit agreement provides for $585 million of term loan facilities (consisting of a $335 million 2001 term loan facility and a $250 million 2002 term loan facility) and a $300 million revolving credit facility. As of March 31, 2003, Riverwood had outstanding approximately $1,504 million of long-term debt, consisting primarily of $400 million of its 10 7/8% senior subordinated notes due 2008, $500 million of its 10 5/8% senior notes due 2007, $584 million outstanding under its term loan facilities, $17 million under its revolving credit facility, and other debt issues and facilities. Principal and interest payments under its term loan facilities and revolving credit facility, together with principal and interest payments on its senior notes and senior subordinated notes, represent significant liquidity requirements for Riverwood. Riverwood's existing 2001 term loan facility matures on December 31, 2006 and amortizes in semi-annual installments of $37.5 million beginning June 30, 2003 and of $46.25 million beginning June 30, 2005, amounting to principal payments of $75.0 million, $75.0 million, $92.5 million and $92.5 million in 2003, 2004, 2005 and 2006, respectively. Riverwood's existing 2002 term loan facility amortizes in semi-annual installments of $2.5 million annually in each of 2003, 2004, 2005 and 2006 with the remaining principal due at maturity on March 31, 2007. Riverwood's existing revolving credit facility matures on December 31, 2006. The loans under Riverwood's existing credit facilities bear interest at floating rates based upon the interest rate option elected by Riverwood.

        The financial covenants in Riverwood's existing senior secured credit agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBIDTA Leverage Ratio	Consolidated Credit Agreement EBITDA to Interest Expense Ratio
December 31, 2002 - December 30, 2003	5.50 to 1.00	2.00 to 1.00
December 31, 2003 - December 30, 2004	5.00 to 1.00	2.10 to 1.00
December 31, 2004 - December 30, 2005	4.70 to 1.00	2.25 to 1.00
December 31, 2005 - December 30, 2006	4.40 to 1.00	2.25 to 1.00
December 31, 2006 - March 31, 2007	4.40 to 1.00	2.25 to 1.00

        At March 31, 2003, Riverwood was in compliance with the financial covenants in its existing senior secured credit agreement. The new credit facilities will likewise require the combined company to comply with specified leverage and interest coverage ratios, although the covenant ratios have not yet been finalized.

        In connection with the merger and related transactions (including the refinancing), substantially all of Riverwood's existing indebtedness is expected to be redeemed, repurchased or otherwise repaid and replaced with borrowings under the new credit facilities by the combined company and with indebtedness of the combined company under the new notes. See "The Proposed Merger—Merger Financing" on page 61.

        New Credit Facilities.    The new credit facilities are expected to provide for aggregate maximum borrowings of $1.6 billion under (1) a term loan facility, providing for term loans in an aggregate principal amount of $1.2 billion in two tranches, consisting of Tranche A term loans and Tranche B term loans, and (2) a revolving credit facility, providing for up to $400 million in revolving loans to the borrower (including standby and commercial letters of credit) outstanding at any time. In connection with the consummation of the merger and the refinancing, and assuming that substantially all of GPC's existing senior subordinated notes are tendered for purchase, approximately $1.2 billion is expected to be drawn under the term loan facility and approximately $100 million is expected to be drawn under the revolving credit facility. Undrawn amounts under the revolving credit facility will be available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries. On a pro forma basis giving effect to the merger and related transactions, approximately $1.3 billion would have been outstanding under the new credit facilities as of December 31, 2002. The availability of the new credit facilities is expected to be subject to various conditions precedent. See "The Proposed Merger—Merger Financing—New Credit Facilities—Availability" on page 62.

        The Tranche A term loans and the revolving credit facility are expected to mature in 2009. The Tranche B term loans are expected to mature in 2010. Amortization of the principal amount of the respective tranches of the term loan facility is expected to be on an installment schedule to be determined, with amortization of the Tranche A term loans over their term and with no substantial amortization of the Tranche B term loans until maturity.

        At the borrower's election, the interest rates per annum applicable to the loans under the new credit facilities are expected to be a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin.

        The credit agreement for the new credit facilities is expected to provide for mandatory prepayment and reduction of the facilities under specified circumstances, and is expected to contain restrictive covenants, including compliance with specified financial ratios and tests, consisting of a minimum interest expense coverage ratio, a maximum leverage ratio and maximum capital expenditures. The credit agreement for the new credit facilities is also expected to contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control. See "The Proposed Merger—Merger Financing—New Credit Facilities" on page 62.

        New Notes.    Riverwood and Graphic expect that the financing arrangements to be entered into in connection with the merger and the refinancing will include the offering and sale of approximately $850 million aggregate principal amount of new notes, which are currently expected to consist of senior notes and senior subordinated notes, in a private offering with registration rights. See "The Proposed Merger—Merger Financing—New Notes" on page 64 for a summary description of certain terms of the new notes and the indentures under which such new notes are expected to be issued, based on Riverwood and Graphic's preliminary discussions with financing sources.

        To the extent any of GPC's existing senior subordinated notes are not tendered for purchase (in the anticipatory tender offer or the change of control offer), those notes not tendered for purchase are expected to remain outstanding, and the amount of funds required to consummate the merger and related transactions may be reduced as a result.

        Financing Sources and Cash Flows.    As of December 31, 2002, on a pro forma basis giving effect to the merger and related transactions, the combined company's remaining borrowing availability under the revolving credit facility provided by the new credit facilities would have been approximately $243 million. Undrawn amounts under the revolving credit facility will be available to meet future working capital and other business needs of the combined company.

        Capital Expenditures.    Riverwood's capital spending for the first quarter of 2003 was approximately $19.6 million, up 59.4% from $12.3 million in the first quarter of 2002. Its capital spending for 2002 was approximately $56.0 million, down 2.2% from $57.3 million in 2001. Capital spending during the first quarter of 2003 and during 2002 related primarily to improving Riverwood's process capabilities, manufacturing packaging machinery and environmental cluster rules compliance. During the first quarter of 2003, Riverwood had capital spending of approximately $15.1 million for improving process capabilities, approximately $4.1 million for manufacturing packaging machinery and approximately $0.4 million for compliance with the cluster rules. During 2002, it had capital spending of approximately $44.9 million for improving process capabilities, approximately $10.2 million for packaging machinery manufacturing and approximately $0.9 million for compliance with the cluster rules.

        Riverwood's total capital spending for 2003 (without giving effect to the merger and related transactions) is expected to be between $110 million and $120 million, and is expected to relate principally to improving Riverwood's process capabilities (approximately $98 million to $108 million), the production of packaging machinery (approximately $10 million) and environmental cluster rules compliance (approximately $2 million). Riverwood is accelerating certain capital driven cost reduction projects that will deliver benefits in 2004 and 2005. Over the next three years, it anticipates that it will spend approximately $22 million at its two U.S. mills to comply with the cluster rules.

        Letter of Credit Commitments.    Riverwood is required by its insurance company to have a standby letter of credit to secure payment of workers' compensation claims. The letter of credit, with a value of $0.4 million, expired on February 20, 2003 and was subsequently extended. The letter of credit will automatically be extended without amendment for successive one-year periods from the current expiration date and any future expiration date unless at least 45 days prior to the expiration date Riverwood is notified that the financial institution elects not to renew. In addition, the Ohio Bureau of Workers' Compensation requires Riverwood to have a standby letter of credit for non-performance according to the conditions and obligations as provided under workers' compensation law. It is a further condition of the letter of credit to cover all injuries or occupational disease claims incurred in any period prior to and/or during the present term should Riverwood not perform. The letter of credit, with a value of $0.2 million, was renewed on September 20, 2002 and is automatically extended without amendment for successive one-year periods from the current expiration date and any future expiration date unless at least 60 days prior to the expiration date Riverwood is notified that the financial institution elects not to renew.

        Derivative Instruments and Hedging Activities.    Riverwood is exposed to fluctuations in interest rates on its variable rate debt and fluctuations in foreign currency transaction cash flows. It actively monitors these fluctuations and uses derivative instruments from time to time to manage its exposure. In accordance with its risk management strategy, it uses derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. Riverwood does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified. Its use of derivative instruments may result in short-term gains or losses and may increase volatility in its earnings.

        On January 1, 2001, Riverwood adopted SFAS No. 133 which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, Riverwood recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately $1.1 million. These amounts have been presented as a cumulative effect of change in accounting principle in the accompanying Consolidated Statement of Operations and Comprehensive (Loss) Income for the year ended December 31, 2001.

        The following is a summary of Riverwood's derivative instruments as of March 31, 2003 and the accounting policies it employs:

Hedges of Anticipated Cash Flows.

        The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements, and foreign currency forward and option contracts which have been recorded as Accumulated Derivative Instruments Loss in the accompanying Consolidated Balance Sheets at March 31, 2003, December 31, 2002 and December 31, 2001 and as Derivative Instruments (Loss) Gain in the accompanying Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the three months ended March 31, 2003.

(In thousands of dollars)
SFAS No. 133 transition adjustment	$(1,094)
Reclassification to earnings	3,898
Current period decrease in fair value	(7,374)

Balance at December 31, 2001	(4,570)
Reclassification to earnings	6,014
Current period decrease in fair value	(7,579)

Balance at December 31, 2002	$(6,135)

Reclassification to earnings	994
Current period decrease in fair value	(1,251)

Balance at March 31, 2003	(6,392)

        At March 31, 2003, there was no material ineffective portion related to the changes in fair value of the interest rate swap agreements or option contracts and there were no amounts excluded from the measure of effectiveness. During the second quarter of 2002, Riverwood de-designated certain of its foreign currency forward and option contracts due to such contracts no longer meeting Riverwood's established effectiveness test. As a result, during the second quarter of 2002, Riverwood recognized a mark-to-market loss of approximately $1.8 million in its Consolidated Statement of Operations and Comprehensive (Loss) Income; had the foreign currency forward and option contracts not been de-designated, this approximate $1.8 million mark-to-market loss would have been deferred into Other Comprehensive (Loss) Income and would have been recognized in the Consolidated Statement of Operations and Comprehensive (Loss) Income over the remaining two quarters. At December 31, 2002, all mark to market losses relating to the de-designated hedges had been recorded in the Consolidated Statement of Operations and Comprehensive (Loss) Income.

        The balance of $6.4 million recorded in Accumulated Derivative Instruments Loss at March 31, 2003 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The estimated amount to be reclassified into future earnings as interest expense over the next twelve months through March 31, 2004 is approximately $4.4 million. The actual amount that will be reclassified to future earnings over the next twelve months may vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during 2002 in connection with forecasted transactions that were no longer considered probable of occurring.

        Riverwood uses interest rate swap agreements to fix a portion of its variable rate term loan facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At March 31, 2003, it had interest rate swap agreements with a notional amount of $410 million, which expire on various dates through the year 2003 and 2004, under which it will pay fixed rates of 2.21% to 3.52% and receive three-month LIBOR.

Derivatives not Designated as Hedges.

        Riverwood has foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

        Riverwood enters into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of its natural gas requirements at its two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of March 31, 2003, it had entered into contracts to hedge substantially all of its natural gas requirements for its two U.S. mills through October 31, 2003. The contract price and fair value of these natural gas contracts was approximately $10.8 million and $14.9 million, respectively. These contracts are not accounted for as derivative instruments under SFAS No. 133, as they qualify for the normal purchase exemption.

        Commitments.    At December 31, 2002, total commitments of Riverwood under long-term, non-cancelable contracts were as follows:

	Payment Due by Period
	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
	(In thousands of dollars)
Long-Term Debt	$78,415	$173,690	$849,956	$400,018	$1,502,079
Operating Leases	15,664	5,408	2,239	946	24,257
Unconditional Purchase Obligations(A)	34,291	24,674	20,381	81,609	160,955

Total Contractual Cash Obligations	$128,370	$203,772	$872,576	$482,573	$1,687,291

Note:

(A)
Unconditional Purchase Obligations primarily consist of commitments related to wood processing and handling, natural gas and electricity and firm transportation of natural gas.

The foregoing information as to commitments is presented on a historical basis and does not take into account the merger and related transactions.

        Net Operating Loss Carryforwards.    As of December 31, 2002, Riverwood had approximately $1.2 billion of NOLs. After the completion of the merger, these NOLs generally may be used by the combined company to offset taxable income earned in subsequent taxable years, but will expire between 2011 and 2022 if not used before that time.

        Section 382 of the Code imposes an annual limitation on the amount of taxable income that can be offset by NOLs that are attributable to the period preceding an ownership change. If a corporation undergoes an ownership change, the amount of post-change income for each taxable year after the ownership change that can be offset by pre-change NOLs will be limited to the product of:

  •
  the fair market value of the corporation's stock immediately before the ownership change (generally, for this purpose, excluding capital contributions made to the corporation during the two-year period ending on the date of the ownership change); and

  •
  the long-term tax-exempt rate for the month in which the ownership change occurs (4.45% for June 2003).

Any unused section 382 limitation for a taxable year will be carried forward and will increase the section 382 limitation for the next post-change year.

        Generally, a corporation undergoes an ownership change if one or more 5-percent shareholders increase their percentage ownership of the corporation's stock, in the aggregate, by more than 50 percentage points over such shareholders' lowest percentage ownership at any time during the testing period (generally, the preceding three years). A 5-percent shareholder is generally a person who owns, directly or indirectly, at least 5 percent of the stock of the corporation at any time during the testing period. For this purpose, subject to special rules, shareholders who directly own less than 5 percent of a corporation's stock are aggregated and treated as a single 5-percent shareholder.

        Pursuant to the above rules and based on the information known to Riverwood as of June 13, 2003, issuance of shares of the combined company stock to the Graphic stockholders in the merger, together with previous shifts in the ownership of Riverwood stock during the applicable testing period, will result in 5-percent shareholders having increased their percentage ownership of the combined company's stock by approximately 43 percentage points. Based on the above, Riverwood does not expect that the combined company will undergo an ownership change at the time of the merger. However, direct or indirect transfers of Riverwood stock after June 13, 2003, or the stock of the combined company after the completion of the merger, by one or more 5-percent shareholders (including pursuant to a registered offering of shares under the amended and restated registration rights agreement), or issuances or redemptions of Riverwood or the combined company stock, when taken together with the shift in ownership resulting from the merger, could result in an ownership change that would subject Riverwood's or the combined company's NOLs to a section 382 limitation. If the combined company undergoes an ownership change during the two-year period following the merger, it is possible that the receipt of the assets of Graphic pursuant to the merger would be treated as a capital contribution to the combined company, in which case the fair market value of the combined company used in determining the section 382 limitation would exclude value attributable to Graphic. Imposition of any section 382 limitation on Riverwood's or the combined company's NOLs could have an adverse effect on the anticipated future cash flow of the combined company. Any section 382 limitation resulting from an ownership change of the combined company will also apply to pre-merger NOLs of Graphic.

        Related Party Transaction.    CD&R will be paid a transaction fee of $10 million upon the closing of the merger. See "Certain Relationships and Related Transactions."

        Environmental and Legal Matters.    Riverwood is committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs that are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies adopt or revise rules and regulations. In general, the environmental laws that Riverwood is subject to regulate discharges and emissions of constituents to the air, soil and water, prescribe procedures for the use, reuse, reclamation, recycling and disposal of designated waste materials and impose liability and requirements relating to the cleanup of contamination. In certain instances, state environmental laws may be stricter than their federal counterparts.

        The federal Clean Air Act imposes stringent limits on air emissions, establishes a federal permit program (Title V) and provides for civil and criminal enforcement sanctions. In response to these requirements, in the early 1990's Riverwood switched from solvent-based to water-based inks and varnishes at its converting operations in order to reduce and meet requirements with respect to emissions of volatile organic compounds. Where necessary, its plants have received or submitted an application to the appropriate permitting authority for a Title V permit.

        The federal Clean Water Act establishes a system of minimum national effluent standards for each industry, water quality standards for the nation's waterways and a permit program that provides discharge limitations. It also regulates releases and spills of oil and hazardous materials and wastewater and stormwater discharges. Riverwood's mill in West Monroe, Louisiana is the only one of its facilities that is a direct discharger to a water body and a permit currently covers its discharges to the Ouachita River. Its other operations discharge to publicly owned treatment works and are subject to pretreatment requirements and limitations.

        The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, establishes liability for waste generators, current and former site owners and operators and others in connection with releases of hazardous materials. In several instances, Riverwood has been identified as a potentially responsible party, or PRP, under CERCLA and similar state laws. These actions are not material.

        In 1998, the U.S. Environmental Protection Agency adopted regulations, generally referred to as the cluster rules, that mandated more stringent controls on air and water discharges from United States pulp and paper mills. Over the next three years, Riverwood anticipates that it will spend approximately $22 million at its two U.S. mills to comply with these regulations. These costs have not been accrued, but rather are a part of Riverwood's capital expenditure plan. Most of these costs are anticipated to be incurred in the first two quarters of 2005.

        Riverwood is involved in environmental investigation and remediation projects for certain properties currently or formerly owned or operated by Riverwood, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as CERCLA and analogous state laws. Riverwood's costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. It accrues reserves for these contingencies when the liability is probable and the costs are reasonably estimable. Riverwood has accrued the following amounts for environmental losses as of March 31, 2003: approximately $0.4 million for the Line Avenue Site described below, approximately $0.3 million for the Shoreline Refinery Site described below, and approximately $0.1 million for general environmental matters. Riverwood is not aware of any material unaccrued loss that is reasonably estimable where liability is probable. It believes that based on current information and regulatory requirements, its accruals for environmental matters are adequate. However, there can be no assurance that Riverwood will not incur significant costs in excess of accrued amounts in connection with remediation activities and other environmental matters.

        In late 1995, the Louisiana Department of Environmental Quality, or the DEQ, notified Riverwood's predecessor, the corporation formerly known as Riverwood International Corporation, or old RIC, of potential liability for the remediation of hazardous substances at a former wood treatment site in Shreveport, Louisiana (known as the Line Avenue Site) that old RIC or its predecessors previously operated. In August 2001, Riverwood entered into an agreement with the DEQ and the landowners to remediate the site. The agreement required the removal of soils containing wood-treating constituents in excess of regulatory standards, consolidation of these soils in a sub portion of the site, capping of the sub portion, land use restrictions, future operations and maintenance, or O&M, to ensure the integrity of the cap, long-term monitoring of the groundwater, and a recorded prohibition on the use of on-site groundwater. Riverwood contracted with a qualified contractor to remediate the site at a cost of approximately $1.3 million. In addition, each of the O&M and groundwater monitoring costs for the initial five years are expected to be approximately $0.1 million (no such costs are estimated beyond the initial five-year period). As of March 31, 2003, all of the required soil excavation and consolidation has been completed. Riverwood expects to complete construction of the cap by July 2003. As of March 31, 2003, it has paid its contractor approximately $1.0 million to remediate the site. Riverwood has been reimbursed approximately half of these costs from a PRP that has entered into a settlement agreement with Riverwood. Riverwood owes its contractor approximately $0.3 million in connection with activities at the site.

        On July 6, 2000, Riverwood and the DEQ entered into a settlement agreement for remediation of a site in Caddo Parish, Louisiana (known as the Shoreline Refinery Site). The principal contamination at this site was an approximately 5 acre impoundment of oil-based sludge that appeared to originate from an oil refinery that was operated by prior operators. The remedial action contemplated by the settlement agreement required the neutralization, stabilization and consolidation of sludges and soils at the site, capping of the consolidated materials, the establishment of a vegetative cover, and five years of post-closure care of the capped area. Riverwood contracted to complete the remedial action in accordance with the terms of the settlement agreement. In a November 26, 2002 letter to Riverwood, the DEQ stated that all required construction activities were accomplished and that the five-year post-closure care and reporting period would commence. Riverwood conveyed the property to its contractor on October 22, 2000. Based on the terms of the settlement agreement, the DEQ's November 26, 2002 letter and the fact that the property has been sold to Riverwood's contractor, Riverwood does not expect to incur additional costs in connection with this site.

        Riverwood is a party to a number of lawsuits arising out of the ordinary conduct of its business. While there can be no assurance as to their ultimate outcome, it does not believe that these lawsuits will have a material impact on the results of its operations, cash flows or financial condition.

        Riverwood has been a plaintiff in actions filed in the U.S. District Court for the Northern District of Georgia against MeadWestvaco, successor by merger to The Mead Corporation, and R.A. Jones Co. Inc., or R.A. Jones, claiming infringement of Riverwood's patents for its packaging machines and seeking damages sufficient to compensate for such infringement. The patents in suit were found infringed but invalid by a jury in a trial against R.A. Jones in August 2001. This finding of invalidity as to U.S. Patent Nos. 5,666,789 and 5,692,361 was appealed to the CAFC. The suit against MeadWestvaco was dismissed by mutual agreement, subject to being refiled, pending the outcome of the appeal of the decision in the case against R.A. Jones. The CAFC vacated the holding of invalidity as to U.S. Patent Nos. 5,666,789 and 5,692,361 and remanded to the District Court for determination of proper inventive entity. The finding of infringement was affirmed by the CAFC. Further proceedings consistent with the decision of the CAFC will follow in the District Court.

        International Operations.    At December 31, 2002, approximately 13% of Riverwood's total net assets were denominated in currencies other than the U.S. dollar. Riverwood has significant operations in countries that use the Swedish krona, the British pound sterling, the Japanese yen, or the euro as their functional currencies. The effect of a generally weaker U.S. dollar against the euro and other European currencies, somewhat offset by the effect of a stronger U.S. dollar against the Japanese Yen produced a net currency translation adjustment gain of approximately $13.0 million, which was recorded as an adjustment to shareholders' equity for the year ended December 31, 2002. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. Riverwood cannot predict major currency fluctuations. Its revenues from export sales fluctuate with changes in foreign currency exchange rates. Riverwood pursues a currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results. See "—Financial Instruments" below.

        Financial Instruments.    The functional currency for most of Riverwood's international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to shareholders' equity. Gains and losses on foreign currency transactions are included in Other Expense, Net for the period in which the exchange rate changes.

        Riverwood pursues a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on its consolidated financial results. Under this program, it has entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded. The premium on an option contract is reflected in Other Expense, Net, during the period in which the contract expires. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. Riverwood does not hold or issue financial instruments for trading purposes. See "—Quantitative and Qualitative Disclosure About Market Risk" on page 131.

        Impact of Inflation.    In the U.S., the inflation rate was approximately 1.6% for 2002. In Europe, where Riverwood has manufacturing facilities, the inflation rate for 2002 was approximately 2.0%. Net Sales from international operations during the period amounted to approximately $337 million, or 27% of its combined Net Sales in 2002.

        Recent Accounting Pronouncements.    In June 2001, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 141, "Business Combinations", or SFAS No. 141, which was effective as of January 1, 2002. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Riverwood adopted SFAS No. 141 on January 1, 2002 and the adoption did not have a significant impact on its financial position and results of operations.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", or SFAS No. 142, which was effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires Riverwood to complete a transitional goodwill impairment test six months from the date of adoption. The adoption of SFAS No. 142 resulted in the discontinuation of amortization of goodwill recorded at December 31, 2001 of approximately $8 million annually.

Intangible assets with a determinable life will continue to be amortized over the appropriate periods. Riverwood adopted SFAS No. 142 on January 1, 2002. The following table shows Net (Loss) Income for the year ended December 31, 2002 and Adjusted Net (Loss) Income for the years ended December 31, 2001 and 2000 exclusive of goodwill amortization:

(In thousands of dollars)	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Net (Loss) Income	$(11,262)	$(65,557)	$31,347
Plus: Amortization of Goodwill	—	7,740	7,948

Adjusted Net (Loss) Income	$(11,262)	$(57,817)	$39,295

        The following table shows Income (Loss) before Cumulative Effect of a Change in Accounting Principle for the year ended December 31, 2002 and Adjusted Income (Loss) before Cumulative Effect of a Change in Accounting Principle for the years ended December 31, 2001 and 2000 exclusive of goodwill amortization:

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(In thousands of dollars)
Income (Loss) before Cumulative Effect of a Change in Accounting Principle	$(11,262)	$(65,058)	$31,347
Plus: Amortization of Goodwill	—	7,740	7,948

Adjusted Income (Loss) before Cumulative Effect of a Change in Accounting Principle	$(11,262)	$(57,318)	$39,295

        The following table displays the intangible assets that continue to be subject to amortization and aggregate amortization expense as well as intangible assets not subject to amortization as of December 31, 2002 and December 31, 2001:

	As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Patents	$23,633	$9,471	$14,162
Licenses	3,598	1,207	2,391
Trademarks	39,642	13,351	26,291

	$66,873	$24,029	$42,844

Unamortized intangible assets:
Goodwill	$268,284	—	$268,284

	As of December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Patents	$23,926	$7,986	$15,940
Licenses	3,598	997	2,601
Trademarks	39,624	11,370	28,254

	$67,148	$20,353	$46,795

Unamortized intangible assets:
Goodwill	$321,976	$45,494	$276,482

        Amortization expense for intangible assets subject to amortization was approximately $3.7 million for 2002, and is expected to be approximately $4 million annually for the next five fiscal years.

        In February 2003, Riverwood received $7 million of cash from a third party in settlement of a tax matter related to the merger of CDRO Acquisition Corporation into old RIC on March 27, 1996, or the 1996 merger. This settlement has been recorded as a reduction of Goodwill and an increase in Other Receivables as of December 31, 2002.

        In the fourth quarter of 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes", Riverwood reduced Goodwill and Other Noncurrent Liabilities by approximately $1.2 million as Riverwood determined that certain income tax exposures that had been identified as part of the 1996 purchase price allocation were no longer considered to be an exposure to Riverwood.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", or SFAS No. 143, which is effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Riverwood does not believe that the adoption of SFAS No. 143 will have a significant impact on its financial position and results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", or SFAS No. 144, which was effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, as well as eliminating the exception to consolidation for a subsidiary for which control is likely to be temporary. Riverwood adopted SFAS No. 144 on January 1, 2002 and the adoption did not have a significant impact on its financial position and results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002," or SFAS No. 145. This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," or SFAS No. 4, and an amendment of the Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Riverwood adopted SFAS No. 145 effective January 1, 2003 and the adoption resulted in a reclassification of expenses from Extraordinary Loss on Early Extinguishment of Debt to Loss on Early Extinguishment of Debt included in (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates of approximately $11.5 million, $8.7 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively, associated with the rescission of SFAS No. 4.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS No. 146, which was effective December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and concludes that an entity's commitment to an exit plan does not by itself create a present obligation that meets the definition of a liability. This Statement also establishes that fair value is the objective of initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Riverwood adopted SFAS No. 146 effective January 1, 2003 and the adoption did not have a significant impact on its financial position and results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123," or SFAS No. 148. This Statement provides additional transition guidance for those entities that elect to voluntarily adopt the provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Furthermore, SFAS No. 148 mandates new disclosures in both interim and year-end financial statements within Riverwood's Significant Accounting Policies footnote. Riverwood has elected not to adopt the recognition provisions of SFAS No. 123, as amended by SFAS No. 148.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," or SFAS No. 149. This statement will be applied prospectively and is effective for contracts entered into or modified after June 30, 2003. The statement will be applicable to existing contracts and new contracts entered into after June 30, 2003. Riverwood does not expect that the adoption of SFAS No. 149 will have a material effect on Riverwood's financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," or SFAS No. 150. This statement establishes standards for classification of certain financial instruments that have characteristics of both liabilities and equity in the statement of financial position. This Statement is effective for all contracts created or modified after the date the Statement was issued and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management does not expect the adoption of SFAS No. 150 to have a material impact on its financial conditions or results of operations.

FINANCIAL STATEMENTS

        The financial statements and selected financial data of Riverwood are presented in this proxy statement/prospectus beginning on page F-2.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        On June 9, 2002, Riverwood dismissed Deloitte & Touche LLP as its auditors, and appointed PricewaterhouseCoopers LLP to serve as its independent accountants. On June 12, 2002, Riverwood filed a Form 8-K disclosing the information required by Item 304 of Regulation S-K with respect to the foregoing.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Riverwood is exposed to market risk from changes in interest rates, foreign currency and commodity prices. To minimize these risks, it enters into various hedging transactions.

Interest Rates

        Riverwood is exposed to changes in interest rates, primarily as a result of its short-term and long-term debt with both fixed and floating interest rates. It uses interest rate swap agreements effectively to fix the LIBOR rate on $410,000,000 of variable rate borrowings.

Interest Rate Sensitivity—Principal (Notional) Amounty By Expected Maturity—Average Interest (Swap) Rate

	December 31,
(In thousands of dollars)	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
LIABILITIES:
Long-term debt, including current portion:
Fixed Rate	915	475	715	356	501,000	400,018	903,479	927,209
Average Interest Rate	5.79%	4.30%	4.30%	4.30%	10.62%	10.88%
Variable Rate	77,500	77,500	95,000	109,850	238,750	—	598,600	593,736
Average Interest Rate, spread range is 2.50%-2.75%	LIBOR + spread	LIBOR + spread	LIBOR + spread	LIBOR + spread	LIBOR + spread
INTEREST RATE DERIVATIVE FINANCIAL INSTRUMENTS RELATED TO DEBT:
Interest rate swap:
Pay fixed/receive variable	160,000	250,000					410,000	(5,058)
Average pay rate	3.24%	2.48%
Average receive rate	3-Month LIBOR	3-Month LIBOR

Foreign Exchange Rates

        Riverwood enters into forward exchange contracts to effectively hedge substantially all accounts receivable and certain accounts payable resulting from transactions denominated in foreign currencies. The purpose of these forward exchange contracts is to protect Riverwood from the risk that the eventual functional currency cash flows resulting from the collection of the hedged accounts receivable or payment of the hedged accounts payable will be adversely affected by changes in exchange rates. Riverwood also enters into foreign currency options and forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of these contracts is to protect Riverwood from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates.

Foreign Exchange Rates Sensitivity—Contractual Amount by Expected Maturity—Average Contractual Exchange Rate

(In thousands of dollars)	December 31, 2002	Fair Value
FORWARD EXCHANGE AGREEMENTS:
Functional Currency:
Yen
Receive $US/Pay Yen	7,500	(113)
Weighted average contractual exchange rate	120.55
Pay $US/Receive Yen	6,088	96
Weighted average contractual exchange rate	120.63
Euro
Receive $US/Pay Euro	12,906	(412)
Weighted average contractual exchange rate	1.02
Pay $US/Receive Euro	2,899	93
Weighted average contractual exchange rate	1.02
British Pound
Receive $US/Pay GBP	3,568	(64)
Weighted average contractual exchange rate	1.58
Pay $US/Receive GBP	2,827	39
Weighted average contractual exchange rate	1.59
Australian Dollar
Receive $US/Pay AUD	3,671	(6)
Weighted average contractual exchange rate	0.56
Pay $US/Receive AUD	1,092	6
Weighted average contractual exchange rate	0.56
Other (A)
Net Receive various/Pay various	5,539	(15)
Weighted average contractual exchange rate	Various

Note:

(A)
Represents forward exchange agreements involving the Swedish Kroner and several other countries' currencies, including the Euro, British Pound, Norway Kroner and the Denmark Kroner. In each instance, the fair value of the net position of Riverwood's forward exchange agreements in the respective currencies is not material at December 31, 2002.

Natural Gas Hedging Contracts

        Riverwood enters into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of its natural gas requirements at its two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of December 31, 2002, Riverwood had entered into contracts to hedge substantially all of its natural gas requirements for its two U.S. mills through and including October 2003. The contract price and fair value of these natural gas contracts was approximately $16.3 million and $19.9 million, respectively. These contracts are not accounted for as derivative instruments under SFAS No. 133 because they qualify for the normal purchase exemption.

INFORMATION ABOUT GRAPHIC

BUSINESS

        Graphic is a manufacturer of packaging products used by consumer product companies as primary packaging for their end-use products. Graphic's executive offices are located at 4455 Table Mountain Drive, Golden, Colorado 80403. The telephone number is (303) 215-4600.

General Development of Business

        Graphic Packaging International Corporation was incorporated in Colorado in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by Adolph Coors Company, or ACCo. In December 1992, ACCo distributed to its stockholders all outstanding shares of Graphic's stock. During its initial years, Graphic operated packaging, ceramics, aluminum and various developmental businesses. Through various acquisitions and divestitures, a spin-off and other transactions, it is now strategically focused on the folding carton segment of the fiber-based product packaging industry.

Financial Information about Industry Segments, Foreign Operations and Foreign Sales

        Graphic's reportable segments are based on its method of internal reporting, which is based on product category. Since 1999, Graphic has operated principally in the United States and in one reportable segment—"Packaging."

	Net Sales	Operating Income	Depreciation and Amortization	Assets	Capital Expenditures
			(in thousands)
2002 Packaging	$1,057,843	$62,642	$61,165	$1,020,866	$27,706

2001 Packaging	$1,112,535	$59,854	$79,406	$1,229,335	$31,884

2000 Packaging	$1,102,590	$51,223	$83,094	$1,332,518	$30,931

        Certain financial information regarding Graphic's domestic and foreign operations is included in the following summary. Long-lived assets include plant, property and equipment, intangible assets, and certain other non-current assets.

	Net Sales	Long-Lived Assets
	(in thousands)
2002
United States	$1,052,693	$815,854
Canada	5,150	1,529
Other	—	2,383

Total	$1,057,843	$819,766

2001
United States	$1,109,293	$1,032,748
Canada	3,242	1,736
Other	—	2,066

Total	$1,112,535	$1,036,550

2000
United States	$1,100,491	$1,103,411
Canada	2,099	1,974
Other	—	2,694

Total	$1,102,590	$1,108,079

Narrative Description of Business

        Overview.    Graphic is the leading manufacturer of folding cartons in North America according to Paperboard Packaging Magazine (January 2003). Graphic has achieved its leadership position by focusing its operations on the folding carton segment of the fiber-based product packaging industry.

        Graphic sells its products primarily to major consumer product manufacturers in non-cyclical industries such as food and beverage providers. In particular, its products are used in the following end-use markets:

  •
  food—cereal, desserts, frozen and microwave foods, pet foods, prepared foods, snacks, and food service products;

  •
  household products—dishwasher and laundry detergent, sporting goods, healthcare, and tissues and papers;

  •
  beverage—bottle and can carriers and cases; and

  •
  tobacco—fliptop boxes and cartons.

        Graphic's products enable its customers to include high-impact graphics, abrasion and heat resistance, leakage protection, microwave management, and moisture, gas and solvent barriers in their product packaging. Graphic operates 19 folding carton converting facilities and three research and development facilities in 14 states and Canada, and one recycled paperboard mill in Michigan. Two of the facilities were acquired in March 2003, as discussed elsewhere in this proxy statement/prospectus. Graphic's facilities are strategically located to best serve its largest customers.

        Industry.    Graphic estimates that the folding carton industry had total sales of approximately $8.6 billion in 2002, with the five largest producers accounting for more than 50% of this amount. Folding carton packaging is used to package various consumer products including pharmaceuticals, tobacco products, hardware, confectioneries, food products and beverages. Folding cartons do not include corrugated "brown boxes," which are typically used for shipping and transporting products in bulk. Folding cartons generally serve the dual purpose of protecting non-durable goods during shipping and distribution, and attracting consumer attention to the product. As printing technologies have improved, the marketing function of folding cartons has become increasingly important as consumer products companies rely more heavily on the retail promotional value of product packaging.

        Folding cartons are made from several grades of paperboard. The paperboard used in folding cartons must meet specific quality and technical standards for: bending, creasing, scoring and folding without breaking or cracking; stiffness and resistance to bulging; ink absorption; and surface strength. The paperboard used in folding cartons is typically die-cut, printed and shipped flat from folding carton plants to manufacturer customers, where the cartons are then assembled and filled on production lines.

        Product Research and Development.    Graphic's research and development activities consist of the development of innovative technology, materials, products and processes using advanced and cost-efficient manufacturing processes. Total research and development expenditures were $4.0 million, $4.1 million and $4.7 million for 2002, 2001 and 2000, respectively.

        Graphic's development staff works directly with its sales and marketing personnel in meeting with customers and pursuing new business. Graphic's development efforts include, but are not limited to, extending the shelf life of customers' products, reducing production costs, enhancing the heat-managing characteristics of food packaging and refining packaging appearance through new printing techniques and materials.

        Sales and Distribution.    Graphic's products are sold primarily to well-recognized consumer product manufacturers in North America. Sales are made primarily through direct sales employees who work from offices located throughout the United States and, to a lesser degree, through broker arrangements with third parties. Graphic's selling activities are supported by its technical and development staff.

        Manufacturing and Raw Materials.    Graphic uses a variety of raw materials such as recycled paper fiber, purchased virgin paperboard, paper, inks, aluminum foil, plastic films, plastic resins, adhesives and other materials which are available from domestic and foreign suppliers. While many sources of each of these materials are available, Graphic prefers to develop strategic long-standing alliances with vendors, including the use of multi-year supply agreements, in order to provide a guaranteed source of materials that satisfies customer requirements, while obtaining the best quality, service and price.

        Graphic's folding carton converting operations are supported by its state-of-the-art coated recycled paperboard mill in Kalamazoo, Michigan. With approximately 330,000 tons of annual production capacity, the mill is the largest coated recycled paperboard facility in North America. The mill's paperboard is specifically designed to maximize throughput on high-speed web-litho presses. Graphic consumes approximately 80% of the Kalamazoo mill's output in its folding carton converting operations, and the mill is an integral part of its low cost converting strategy.

        In addition to the coated recycled paperboard that is supplied to Graphic's converting operations from its own mill, Graphic converts a variety of other paperboard grades such as SBS, SUS, chipboard, uncoated recycled board, and CUK. Graphic purchases a large amount of its paperboard requirements, including additional coated recycled board, from outside vendors. Its folding carton facilities convert in excess of 700,000 tons of paperboard annually.

        Patents, Proprietary Rights and Licenses.    Graphic holds a substantial number of patents and pending patent applications in the United States and in foreign countries. Its portfolio primarily consists of microwave and barrier protection packaging and manufacturing methods. The patents and processes are significant to its operations and are supported by trademarks such as Composipac® and Micro-Rite®. In addition, Graphic licenses certain technology from third parties to enhance its technical capabilities. Graphic's policy generally is to pursue patent protection that it considers necessary or advisable for the patentable inventions and technological improvements of its business and to defend its patents against third party infringement. Graphic also has significant trade secrets, technical expertise and know-how, continuing technological innovations and other means, such as confidentiality agreements with its employees, consultants and customers, to protect and enhance Graphic's competitive position within its industry.

        Examples of Graphic's technology include:

          Composipac®.    Graphic's Composipac® internally developed and patented technology provides finished products with high quality graphics, including metallized high gloss effects and holographic imaging, that have enhanced abrasion protection, added strength and moisture, air or other special barrier properties. This technology enables Graphic to create products that meet the specialized packaging needs of beverage, powdered detergent, soap and promotional products. This technology also provides Graphic with the unique ability to cost-effectively produce full web lamination holographic cartons.

          Micro-Rite®.    Graphic's Micro-Rite® microwave-active packaging provides oven-heating, browning and crisping qualities for microwave foods, and demonstrates its leadership in the development and marketing of microwave technology. This technology allows Graphic to offer controlled, predictable heating when exposed to microwave power.

          Qwik Wave® Susceptor, Qwik Wave Focus® and Quilt Wave™.    These technologies are used for microwave-active products, including pizza, fruit pies, pot pies, pastries and casserole dishes. They use advanced technology, including special materials, to transform microwaves into thermal energy for heating.

          IntegraPak™.    Graphic's IntegraPak is an interior-lined, high barrier carton with single and multiple opening features. It can be used as a replacement for bag-in-box cartons.

          Maravac®.    Graphic's Maravac® is a wax impregnated, poly coated packaging that has been approved for direct food contact. It is used for packaging bacon and bacon products.

          E-Coat® and E-Coat Plus®.    These technologies provide grease resistant dual-ovenable coatings for laminated food containers.

        Major Customers.    For the year ended December 31, 2002, sales to Altria Group, Inc. accounted for approximately 20% of Graphic's gross sales. In 1999, Graphic entered into a five-year supply agreement with Altria. For the year ended December 31, 2002, Coors Brewing Company, or Coors Brewing, accounted for approximately 10% of Graphic's gross sales. In March 2003, Coors Brewing and Graphic entered into a new four-year supply agreement. General Mills, Inc. accounted for approximately 11% of Graphic's 2002 gross sales. Gross sales to Graphic's top 10 customers were approximately $716 million for 2002, or approximately 66% of its total sales.

        Competition.    A relatively small number of large competitors comprise a significant portion of the folding carton segment of the fiber-based packaging industry. Graphic's major U.S. competitors include Caraustar Industries, Inc., Field Container Company, L.P., Gulf States Paper Corporation, MeadWestvaco, Rock-Tenn Company and Smurfit-Stone Container Corporation.

        The primary competitive factors in the folding carton industry are price, design, product innovation, quality and service. In recent years, consolidation among large consumer products companies has increased the geographic diversity of their operations. These companies have a tendency to prefer suppliers with a broad geographic presence and scale, who can more efficiently and economically supply the majority of their folding carton needs.

        Environmental Matters.    Graphic operates in a number of locations throughout the United States and one in Canada. Its operations are subject to extensive regulation by various federal, state, provincial and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations, including effluent and emission limitations, on the discharge of materials into the environment and require Graphic to obtain and operate in compliance with the conditions of permits and other governmental authorizations. As such, its operations must comply with regulations relating to emissions of regulated air contaminants, discharges of wastewater and stormwater, hazardous waste generation and associated emergency planning requirements. Future regulations could materially increase Graphic's capital requirements and operating expenses in future years.

        In the ordinary course of business Graphic is continually upgrading and replacing equipment to comply with air quality and other environmental standards. For example, under Section 126 of the Clean Air Act, non-electrical generating units with heat input potentials exceeding certain limits are required to meet certain nitrogen oxide emission limits and must contain emission monitoring equipment. The Kalamazoo mill has one boiler that is impacted by the requirement. Improvements to the plant necessary to ensure compliance are expected to cost less than $1.0 million. The estimated capital expenditures for 2003 for these and similar environmental projects total $2.4 million.

        The Environmental Protection Agency, or the EPA, has issued an integrated regulation, or the cluster rules, to control the release of air and water pollutants by the pulp and paper industry. The cluster rules contain various technology-based process air and water standards depending on the type of paper making process used (Graphic's Kalamazoo mill is a non de-inking secondary fiber mill). Pursuant to the cluster rules' air rules for secondary fiber mills, no controls are warranted at this time. Regarding the water rules, the best available technology requirements for wastewater emissions from the secondary fiber non de-inking industry fall under Phase II of the rulemaking process. On August 27, 2002, the EPA finalized the decision not to pursue changes in the effluent limitations guidelines (under Phase II) for secondary fiber non de-inking mills.

        Graphic and some of its operations have been notified that they may be potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar laws with respect to the remediation of certain sites where hazardous substances have been released into the environment. Graphic cannot predict with certainty the total costs of remediation, its share of the total costs, the extent to which contributions will be available from other parties, the amount of time necessary to complete the remediation or the availability of insurance. However, based on the investigations to date, Graphic believes that any liability with respect to these sites would not be material to its financial position or the results of its operations, without consideration for insurance recoveries. There can be no certainty, however, that Graphic will not be named as a potentially responsible party at additional sites or be subject to other environmental matters in the future or that the costs associated with those additional sites or matters would not be material.

        The presence of soil and groundwater contamination has been investigated at portions of Graphic's Portland, Oregon plant. The site is listed on Oregon's inventory of contaminated sites. Graphic periodically monitors groundwater conditions at the site. While Graphic does not currently have any remediation obligations at the site, such obligations could arise in the future.

        Graphic's Kalamazoo mill and carton plant have long histories of industrial usage. Portions of the property on which the mill is located have been found to contain some contamination. Remediation obligations could arise in the future at these facilities. See "Risk Factors—Risks Relating to the Combined Company's Business—The combined company will be subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact the combined company's financial condition and results of operations" on page 29.

        In addition, Graphic has received demands arising out of alleged contamination of various properties currently or formerly owned by it. Graphic believes that none of these claims will result in liability that would materially affect its financial position or results of operations.

Employees

        At December 31, 2002, Graphic had approximately 4,200 full-time employees, of which approximately 33% are represented by labor unions. Graphic considers its employee relations to be satisfactory. Four different unions represent Graphic's employees under eight labor contracts. The Paper, Allied Chemical and Energy Workers Union, or PACE, represents employees in five labor contracts covering the company's Charlotte, NC, Gordonsville, TN, Garden Grove, CA and Wausau and Menasha, WI converting plants and the company's Kalamazoo, MI converting plant and mill. Graphic Communication International Union, or GCIU, represents employees in the Wausau and Menasha, WI converting plants. Association of Western Pulp & Paper Union, represents employees at the company's North Portland converting plant. Finally, International Brotherhood of Teamsters represents employees at the company's Kalamazoo, MI transportation center.

        In 2002, Graphic reached a new four-year contract at its North Portland converting plant which will expire in March 2006. Also in 2002, Graphic reached an agreement to extend the Garden Grove, CA contract, which now will expire in April 2007. In 2003, Graphic reached a new five year contract with PACE for its Kalamazoo converting plant and mill, which will expire in January 2008.

        Two of Graphic's contracts expire in 2004. The PACE contract covering 500 employees under the Wausau and Menasha, WI multisite converting plants expires in April 2004. In June 2004, the GCIU contract expires, which covers 160 employees under the Wausau and Menasha, WI multisite converting plants.

PROPERTIES

        Graphic believes that its facilities are well maintained and suitable for their respective operations. Graphic's operating facilities are not constrained by capacity issues although, from time to time, it leases additional warehouse space and sales offices throughout North America on an as needed basis. Graphic's senior secured credit facility, discussed in note 5 to Graphic's consolidated financial statements included in this proxy statement/prospectus, is collateralized by first priority liens on all material assets of Graphic, including all the domestic properties that it owns. The table below lists Graphic's plants and most other physical properties and their locations and general character:

Location	Facility	Character
Bow, New Hampshire	Manufacturing	Converting Operations/Offices
Centralia, Illinois(2)(3)	Manufacturing	Converting Operations
Charlotte, North Carolina	Manufacturing	Converting Operations
Fort Smith, Arkansas	Manufacturing	Converting Operations
Garden Grove, California	Manufacturing	Converting Operations
Golden, Colorado	Manufacturing/ Company Headquarters	Converting Operations/ Research and Development Office/Administration
Gordonsville, Tennessee	Manufacturing	Converting Operations
Kalamazoo, Michigan	Manufacturing	Converting Operations
Kalamazoo, Michigan	Manufacturing	Paperboard Mill
Kendallville, Indiana	Manufacturing	Converting Operations
Lawrenceburg, Tennessee	Manufacturing	Converting Operations
Lumberton, North Carolina	Manufacturing	Converting Operations
Menasha, Wisconsin	Manufacturing	Converting Operations/ Research and Development
Mississauga, Ontario, Canada(1)	Manufacturing	Converting Operations/ Research and Development
Mitchell, South Dakota	Manufacturing	Converting Operations
Portland, Oregon	Manufacturing	Converting Operations
Richmond, Virginia	Manufacturing	Converting Operations
Tuscaloosa, Alabama(3)	Manufacturing	Converting Operations
Wausau, Wisconsin	Manufacturing	Converting Operations

(1)
Leased facility.
(2)
Two facilities, one leased.
(3)
One of the Centralia, Illinois facilities (which is leased) and the Tuscaloosa, Alabama facility were acquired in March 2003.

LEGAL PROCEEDINGS

        In the ordinary course of business, Graphic is subject to various pending claims, lawsuits and contingent liabilities, including claims by current or former employees. In each of these cases, Graphic is vigorously defending against them. Although the eventual outcome cannot be predicted, Graphic does not believe that disposition of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

        On April 2, 2003, two separate lawsuits were filed in the District Court of Jefferson County in Colorado on behalf of purported classes of Graphic's stockholders against Graphic, Graphic's directors and Riverwood, alleging that Graphic's directors breached their fiduciary duties to the stockholders of Graphic in connection with the merger and that Riverwood aided and abetted the alleged breach. The complaint alleges that the Coors family stockholders negotiated the merger consideration in their own interest and not in the interest of the public stockholders. The complaints, which are encaptioned Robert F. Smith, On Behalf of Himself and All Others Similarly Situated v. Jeffrey H. Coors, et al., and Harold Lightweis, On Behalf of Himself and All Others Similarly Situated v. Jeffrey H. Coors, et al., and which Riverwood and Graphic believe to be without merit, seek damages seek an injunction against the consummation of the merger, rescission of the merger if it is consummated, unspecified monetary damages, costs and other relief permitted by law and equity.

        On February 19, 2002, Chinyun Kim filed a putative class action claim in District Court, Jefferson County, Colorado against Graphic and certain of its stockholders and directors alleging breach of fiduciary duty in connection with the issuance on August 15, 2000, of the convertible preferred stock to the Trust. Plaintiff is seeking damages in the amount of $43 million or, alternatively, to require transfer to the class of some or all of the Trust's Graphic common stock into which the convertible preferred stock will be converted. The court dismissed plaintiff's claim against Graphic for breach of fiduciary duty while allowing the plaintiff to proceed against the named directors and stockholders, including the Trust and certain other Coors family trusts. By order dated June 12, 2003, the court certified a class comprised of all owners of Graphic common stock as of August 2, 2000, excluding the defendants and members of the Coors family and their affiliates and excluding any additional shares purchased by class members after August 2, 2000. Currently, discovery is being conducted. Graphic believes that the transaction was in the best interests of Graphic and its stockholders.

        In connection with the resale of its aluminum business in 1999, Graphic guaranteed accounts receivable owed by the former owner of the business. After the resale, the former owner refused to pay the amounts owed, equal to $2.4 million. Pursuant to the terms of the resale agreement, Graphic paid this amount and sued the former owner in the United States District Court for the District of Colorado on April 18, 2000. The former owner counterclaimed for an additional $11 million for certain spare parts, and Graphic claimed an additional $14.3 million in overpayment for raw materials to run the business prior to resale. The parties have filed motions for summary judgment. Graphic does not believe that the result of this litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

        On April 14, 2000, Lemelson Medical, Education & Research Foundation sued Graphic and 75 other defendants in the United States District Court for the District of Arizona for unspecified damages for alleged infringement of certain patents relating to "machine vision" and "automatic identification." This is one of a series of cases brought against 430 defendants and has been stayed pending a determination of a lawsuit for noninfringement brought by equipment manufacturers which utilize the technology. Graphic believes, based upon the advice of counsel, that the Lemelson patents are invalid and therefore the litigation against it will not have a material adverse effect on its financial position, results of operations or cash flows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        The following discussion and analysis of the results of operations and financial condition of Graphic should be read in conjunction with Graphic's consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following discussion and analysis covers periods before completion of the merger and related transactions, and unless otherwise indicated, does not give effect to the merger or related transactions and does not include pro forma financial information or adjustments. Accordingly, the discussion and analysis of the covered periods does not reflect the significant impact that the merger and related transactions will have on Graphic. See "Risk Factors", "The Proposed Merger", "Unaudited Condensed Pro Forma Combined Financial Statements" and the discussion under "Information About Riverwood—Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources".

Overview

        Graphic is the leading manufacturer of folding cartons in North America according to Paperboard Packaging Magazine (January 2003). It has achieved its leadership position by focusing its operations on the folding carton segment of the fiber-based product packaging industry. Graphic's business strategy is to maintain and improve its customer relationships and market leadership, while leveraging its low cost position.

        Graphic was incorporated in Colorado in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by ACCo. In December 1992, ACCo distributed to its stockholders all outstanding shares of Graphic's stock. During its initial years, Graphic operated packaging, ceramics, aluminum and various developmental businesses. Through various acquisitions and divestitures, a spin-off and other transactions, it is now strategically focused on the folding carton segment of the fiber-based product packaging industry.

        Segment Information.    Graphic's reportable segments are based on its method of internal reporting, which is based on product category. Since 1999, it has operated principally in the United States and in one reportable segment.

Factors That Impact Graphic's Business

        Sales.    Graphic sells its products primarily to major consumer product manufacturers in traditionally non-cyclical industries, such as food and beverage providers. Sales are driven primarily by consumer buying habits in the markets Graphic's customers serve. Recent economic conditions in the United States have had a significant impact on consumer buying, even in non-cyclical industries. New product introductions and promotional activity by its customers, and its introduction of innovative packaging solutions, also impact Graphic's sales.

        Graphic's products are used primarily in the following end-use markets:

  •
  food—cereal, desserts, frozen and microwave foods, pet foods, prepared foods, snacks, and food service products;

  •
  household products—dishwasher and laundry detergent, sporting goods, healthcare, and tissues and papers;

  •
  beverage—bottle and can carriers and cases; and

  •
  tobacco—fliptop boxes and cartons.

        Graphic markets its products directly to its customers through a relatively small internal sales force. Graphic's top 20 customers represented approximately 80% of its gross sales in the first quarter of 2003. Its competition includes other large national folding carton companies, as well as numerous smaller regional companies. Its primary competitors include: Caraustar Industries, Inc., Field Container Company, L.P., Gulf States Paper Corporation, MeadWestvaco, Rock-Tenn Company and Smurfit-Stone Container Corporation. Graphic works to maintain its market share through efficiency, innovation and strategic sourcing to its customers.

        In addition, Graphic believes that it has the opportunity to expand the folding carton market by developing new products that can replace other types of packaging. Graphic's research and development organization is closely involved with its customers in the development of new packaging alternatives.

        Cost of Goods Sold.    Graphic's cost of goods sold consists primarily of recycled paper fiber, purchased paperboard, paper aluminum foil, ink, plastic films and resins and labor, which are all variable cost components. Energy is also a component of its costs, particularly for its Kalamazoo, Michigan recycled paperboard mill, where energy represents approximately 13% of cost of goods sold. Variable costs are estimated to be 78% and fixed costs to be 22% of total cost of goods sold in 2002.

        In light of increasing margin pressure throughout its industry, Graphic has aggressively reduced costs. It has controlled costs in its converting facilities by coordinating and determining the optimal configuration of equipment among its facilities. A substantial portion of its production is centrally planned and can be allocated among different plants in the system in order to take advantage of equipment optimization, capacity scheduling, staffing and freight. Graphic's ability to work as an integrated business, as opposed to different units, has given it opportunities to reduce production overhead costs and to take advantage of economies of scale in purchasing, customer service, freight and other areas common to all of its facilities. It has adopted a company-wide Six Sigma process to reduce its variable manufacturing costs. The term "Six Sigma" refers to a measure of business capability. A company that performs at a Six Sigma level has demonstrated one of the following:

  1.
  the amount of variation in its process is so tightly controlled that there are six standard deviations between the mean and the nearest customer specification (upper and lower control limit); or

  2.
  the company produces products with a defect rate of not more than 3.4 defects for every 1 million opportunities.

        To achieve Six Sigma, Graphic identifies and addresses the cost of poor quality in both the manufacturing and transactional processes through a disciplined project methodology (Measure, Analyze, Improve, and Control) executed by skilled project leaders called Black Belts and Green Belts. Graphic currently has 25 dedicated and numerous shared resources focused on achieving its Six Sigma objectives.

        Graphic has also taken steps to reduce its fixed manufacturing and corporate overhead costs, consisting of selling, general and administrative costs. In addition to closing plants and moving equipment and business to other facilities, it has also undertaken downsizing initiatives to reduce fixed personnel costs and is using the Six Sigma program to make its non-production business processes more cost effective. As a result of these initiatives, Graphic estimates that it has reduced operating costs by more than $78 million since 1999.

Results of Operations

        Quarter Ended March 31, 2003 Compared to Quarter Ended March 31, 2002, Year Ended December 31, 2002 Compared to Year Ended December 31, 2001 and Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

  Net Sales

        Net sales for the three months ended March 31, 2003 were $260.9 million, a decrease of $2.8 million or 1%, compared to the first quarter of 2002. Net sales for the three months ended March 31, 2002 were $263.7 million, a decrease of $24.7 million, or 8.6%, compared to the first quarter of 2001. Although sales were stronger toward the end of March 2003, Graphic does see a continued weakness in its sales, reflecting the general economic conditions in the United States since the third quarter of 2001. In addition, Graphic continues to experience price pressure and lower promotional business from its customers as they face similar economic pressures. Net sales relating to the J.D. Cahill Co., Inc. acquisition from the March 6, 2003 date of acquisition through March 31, 2003 were approximately $1.5 million.

        Graphic's net sales for 2002 totaled $1,057.8 million, a 5% decrease from 2001 net sales of $1,112.5 million. Net sales for 2001 were nominally greater than sales for 2000. However, if the sales from Graphic's Malvern plant that was sold in the fourth quarter of 2000 are subtracted from 2000 sales, its 2001 improvement year-to-year is approximately 4%. Increased sales in 2001 were primarily the result of increased sales of promotional packaging to existing customers in the first three quarters of the year. The fourth quarter of 2001 began a general decline in the nation's economy, which had a negative impact on the business of Graphic's customers well into 2002. This, in turn, reduced sales orders for packaging and negatively impacted its sales in 2002.

        Sales for the year ended December 31, 2002 to Coors Brewing totaled $111.0 million, a decrease of 10% over sales for 2001. Sales for the year ended December 31, 2001 to Coors Brewing totaled $122.8 million, an increase of $10.6 million, or 9%, over sales for 2000. The brewery's orders from Graphic depend upon the brewery's sales results in products for which Graphic provides packaging.

        Graphic's business is largely within the United States. It had sales to customers outside the United States, primarily in Canada, which accounted for 0.5%, 0.3% and 0.2% of net sales during 2002, 2001 and 2000, respectively.

  Gross Profit

        Gross profit, as a percentage of net sales, declined to 11% for the first quarter of 2003, compared to 13% in the first quarter of 2002. Lower sales volumes, price pressure, and product mix contributed to the lower margins in 2003. Product mix issues in the first quarter of 2003 included costs such as scrap and learning curve inefficiencies associated with the introduction of new business.

        Consolidated gross profit was 12.0%, 13.7% and 12.6% of net sales in 2002, 2001 and 2000, respectively. The industry has experienced over capacity issues which, when coupled with general downturns in the economy, create pressure to reduce prices and lower sales volume. The improved profit margins in 2001 were attributable to cost reduction through plant closings, reductions in work force and Six Sigma projects company-wide that have reduced costs and increased productivity. Graphic continued its cost reduction efforts in 2002, but cost savings were more than offset by lower absorption of fixed costs due to lower sales and the following:

  •
  Gross profit was negatively impacted by a seven-month long labor dispute at its Kalamazoo board mill. Direct, incremental costs associated with the labor dispute were approximately $4.5 million in 2002.

  •
  Gross profit was further impacted by significant increases in the price of recycled paper fiber, the Kalamazoo mill's primary raw material. Approximately 35% of the paperboard utilized in Graphic's converting operations is supplied by the Kalamazoo mill. The primary sources of recycled paper fiber used by its board mill—OCC, newsprint, and box cuttings—all increased in price during 2002, with a total increase of approximately $4.0 million compared to 2001. OCC prices peaked in June 2002 at $120 per ton; however, OCC prices had declined to $55 per ton in December 2002. Because OCC prices have returned to lower per ton levels, Graphic expects less of an impact in 2003 from fiber prices at the board mill.

        Future improvements in gross profit will depend upon management's ability to improve cost efficiencies and to maintain profitable, long-term customer relationships.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses were 6.4% of net sales in the first quarter of 2003, compared to 5.6% for the three months ended March 31, 2002. The year-on-year increase is primarily attributed to additional depreciation and other expenses associated with the information systems that have been placed in service.

        Graphic's merger and acquisition activities in the first quarter of 2003 resulted in related expenses totaling $2.7 million, which are non-recurring to its business and separately presented in its statement of operations. Graphic anticipates that its total merger and acquisition expenses, including costs related to the merger will total approximately $13 million in 2003.

        Selling, general and administrative expenses, excluding goodwill amortization and asset impairment and restructuring costs, were 6.1%, 5.7% and 5.5% of net sales in 2002, 2001 and 2000, respectively. The increasing trend is attributable to increased information technology expense of $2.1 million in 2002, largely due to the increased spending for Graphic's new ERP manufacturing system, of which $1.3 million related to depreciation of this system.

  Asset Impairment and Restructuring Charges

        Graphic has recorded asset impairment and restructuring charges totaling $8.9 million and $5.6 million in 2001 and 2000, respectively. In addition, asset impairment and restructuring reserves of $7.8 million related to the Perrysburg, Ohio plant closure were recorded in 2000 as a cost of the acquisition of Fort James Corporation's folding carton operations. Graphic reviews the relative cost effectiveness of its assets, including plant facilities and equipment, and the allocation of human resources across all functions while integrating acquisitions and responding to pressures on margins from industry conditions. As a result, Graphic has closed plants and downsized its workforce with the ultimate goal of maximizing its profits and optimizing its resources.

  Asset Impairment Charges

        2001: Graphic recorded an asset impairment charge of $3.5 million in the fourth quarter of 2001 in conjunction with the announcement of the planned closure of the Newnan, Georgia plant, a plant that was more expensive to operate than other plants in its system and produced margins below Graphic's expectations. Graphic shut down the plant's operations during 2002 and plans to sell the plant's building and land. The net book value of the Newnan building and land was approximately $1.7 million at December 31, 2002. The plant's business has been transferred to other plants in Graphic's system.

        Graphic recorded an asset impairment charge of $1.5 million in the first quarter of 2001 related to its Saratoga Springs, New York building. Operations of the Saratoga Springs plant were transferred to Graphic's other manufacturing locations and the building and real property were sold in June 2001 for cash proceeds of $3.4 million. No gain or loss was recognized on the June 2001 sale.

        2000: Graphic announced the planned closure of its Perrysburg, Ohio folding carton plant in the second quarter of 2000. The Perrysburg plant was part of Fort James Corporation's folding carton operations and was eliminated due to excess capacity. The shutdown and restructuring plan for the Perrysburg facility included asset impairments totaling $6.5 million, which were recorded in the second quarter of 2000 as a cost of the acquisition, with a resultant adjustment to goodwill. Graphic completed the closure of the plant and transition of the plant's business to its other facilities by the end of 2000. On July 11, 2001, the remaining real estate was sold for cash proceeds of approximately $1.9 million. No gain or loss was recognized on the sale.

  Restructuring Charges

        2001: In connection with the announced closure of the Newnan, Georgia plant discussed above, Graphic recorded restructuring charges totaling $2.4 million in the fourth quarter of 2001. The charges relate to severance packages for 105 plant personnel that were communicated to employees in December 2001. The Newnan restructuring plan was essentially complete by the end of 2002, with approximately $0.5 million of severance and other restructuring payments left to be made in 2003.

        2000: In December 2000, Graphic announced a restructuring plan to reduce fixed-cost personnel. The plan included the elimination of approximately 200 non-production positions, including the closure of its folding carton plant in Portland, Oregon, and offered severance packages in accordance with Graphic's policies. The total cost of the reduction in force was $5.0 million, of which $3.0 million was recognized in the fourth quarter of 2000 results. The remaining cost of approximately $2.0 million was recognized in the first half of 2001 when severance packages were communicated to employees. The restructuring plan was complete at December 31, 2002.

        In connection with the announced closure of the Perrysburg, Ohio plant, restructuring reserves were recorded totaling approximately $1.3 million in the second quarter of 2000. The reserves related to the severance of approximately 100 production positions and other plant closing costs. Consistent with the asset impairments related to the Perrysburg closure, the restructuring costs were accounted for as a cost of the acquisition of Fort James Corporation's folding carton operations with a resultant adjustment to goodwill. At December 31, 2002, all the restructuring charges had been paid relating to the Perrysburg closure.

        Graphic recorded a restructuring charge of $3.4 million in the first quarter of 2000 for anticipated severance costs for approximately 185 employees as a result of the announced closure of the Saratoga Springs, New York plant. Graphic has completed the closure of the Saratoga Springs plant and the transition of the plant's business to other facilities. In the first quarter of 2001, Graphic reversed approximately $0.5 million of severance accruals which were not needed related to the Saratoga Springs facility shutdown to complete the Saratoga Springs restructuring plan. All of the remaining restructuring costs had been paid as of December 31, 2002.

        A 1999 plant rationalization plan included severance and related charges, primarily at the Lawrenceburg, Tennessee manufacturing plant. However, customer needs in Golden, Colorado and Lawrenceburg, coupled with the timing of the transition of business to Graphic's new Golden, Colorado facility, impacted the completion of the restructuring and resulted in the savings of approximately $800 thousand of anticipated restructuring costs. The 2000 restructuring expense is net of this $800 thousand benefit.

        The following table summarizes accruals related to Graphic's restructurings (in millions):

	1999 Plant Rationalization Plan	2000 S. Springs Plant Closure	2000 Perrysburg Plant Closure	2000/2001 Reduction In Force	2001 Newnan Plant Closure	Totals
Balance, December 31, 1999	$1.9	$—	$—	$—	$—	$1.9
2000 restructuring charges, net of reversals	(0.8)	3.4	—	3.0	—	5.6
2000 restructuring—Perrysburg	—	—	1.3	—	—	1.3
Cash paid	(1.0)	(2.0)	(0.7)	(0.1)	—	(3.8)

Balance, December 31, 2000	0.1	1.4	0.6	2.9	—	5.0
2001 restructuring charges, net of reversals	—	(0.5)	—	2.0	2.4	3.9
Transfer of enhanced benefits to pension liabilities	—	—	—	(2.2)	—	(2.2)
Cash paid	(0.1)	(0.8)	(0.6)	(2.5)	—	(4.0)

Balance, December 31, 2001	—	0.1	—	0.2	2.4	2.7
Cash paid	—	(0.1)	—	(0.2)	(1.9)	(2.2)

Balance, December 31, 2002	—	—	—	—	0.5	0.5
Cash paid	—	—	—	—	(0.1)	(0.1)

Balance, March 31, 2003	$—	$—	$—	$—	$0.4	$0.4

  Operating Income

        Consolidated operating income for 2002 was $62.6 million, an increase of $2.8 million, or 5% over 2001. Consolidated operating income for 2001 was $59.9 million, an increase of $8.7 million, or 17%, over operating income for 2000. If goodwill amortization and asset impairment and restructuring charges are excluded from 2001 operating income, Graphic experienced a 30% drop in operating income in 2002. As discussed above, lower sales, fiber prices and the Kalamazoo labor dispute contributed to a decline in profitability.

  Gain from Sale of Businesses and Other Assets

        Graphic disposed of the following businesses and non-core assets during 2001 and 2000, for which the following pre-tax gains were recognized:

Intangible Assets
(in thousands)
2001:
Cash proceeds	$3,650
Net book value	—

Gain recognized	$3,650

	Malvern Business	Intangible Assets	Other Long-lived Assets	Total
		(in thousands)
2000:
Cash proceeds	$35,000	$5,407	$2,600	$43,007
Net book value	(23,635)	—	(200)	(23,835)

Gain recognized	$11,365	$5,407	$2,400	$19,172

  Interest Expense

        Interest expense decreased $1.9 million or 17% in the first quarter of 2003, compared to the first quarter of 2002. The decrease is due to lower interest rates and the absence of unfavorable interest swap agreements that were in place during the first quarter of 2002.

        Interest expense for 2002, 2001 and 2000 was $44.6 million, $52.8 million and $82.1 million, respectively. The decrease reflects lower debt levels, lower market interest rates, and improvements in our interest rate spreads due to reductions in leverage. Graphic capitalized interest of $0.3 million, $1.8 million and $1.1 million in 2002, 2001 and 2000, respectively. Capitalized interest primarily related to the construction of the Golden, Colorado facility and the new enterprise resource planning system in 2001 and 2000. In accordance with its credit agreement and its interest rate risk-management policies, Graphic had contracts in place at December 31, 2001 to hedge the interest rates on its variable rate borrowings. In 2002 and 2001, Graphic incurred interest expense of $6.8 million and $4.8 million, respectively, related to these contracts, and in 2000 it incurred $0.3 million less interest expense as a result of these contracts. Graphic had no interest rate contracts in place at December 31, 2002. Interest expense also includes amortization of debt issuance costs of $3.1 million, $7.8 million and $8.9 million in 2002, 2001 and 2000, respectively.

        See "—Liquidity and Capital Resources" on page 153.

  Income Taxes

        The effective tax rate for the first quarter of 2003 was approximately 41%. The effective tax rate throughout 2002 was 39%. The increase was due primarily to higher state income taxes. The effective tax rate could increase in the future due to merger-related costs that Graphic expects will be nondeductible upon consummation of the merger.

        Graphic's consolidated effective tax rate in 2001 and 2000 was 40%, compared to 39% in 2002. Increases in state income tax rates may slightly increase its overall effective tax rate in 2003.

Related Party Transactions

        On December 28, 1992, Graphic was spun off from ACCo and since that time ACCo has had no ownership interest in the company. However, certain Coors family trusts have significant interests in both Graphic and ACCo. Graphic has also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since the spin-off. Graphic's policy is to negotiate market prices and competitive terms with all third parties, including related parties.

        The company originated as the packaging division of Coors Brewing, a subsidiary of ACCo. Graphic supplied the brewery's packaging needs at the time. At the time of spin-off from ACCo, Graphic entered into agreements with Coors Brewing for the sale of packaging and other products in order to continue to supply their packaging needs. The initial agreements had a stated term of five years and have resulted in substantial revenues for Graphic. Graphic continues to sell packaging products to Coors Brewing. Coors Brewing accounted for approximately 10%, 11% and 10% of Graphic's consolidated gross sales for 2002, 2001 and 2000, respectively. The loss of Coors Brewing as a customer in the foreseeable future could have a material effect on Graphic's results of operations. In the first quarter of 2003, Coors Brewing and Graphic executed a new supply agreement, effective April 1, 2003, with Coors Brewing that will not expire until December 31, 2006.

        One of Graphic's subsidiaries, Golden Equities, Inc., is the general partner in a limited partnership in which Coors Brewing is the limited partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter, distributions have been made 80 percent to Graphic as the general partner and 20 percent to Coors Brewing. No distributions were made in the first quarter of 2003, and distributions to Coors Brewing in the remainder of 2003 are estimated to be less than $100,000. Distributions in 2002 were $2.0 million to Graphic and $0.5 million to Coors Brewing. No distributions were made in 2001. Distributions in 2000 were approximately $0.8 million to Coors Brewing and $3.2 million to Graphic. Coors Brewing's share of the partnership net assets at December 31, 2002 and 2001 was $3.9 million and $4.4 million, respectively, and is reflected as minority interest on Graphic's consolidated balance sheet. Coors Brewing's allocated share of the partnership's profit was $0 in 2002, 2001 and 2000.

        On December 31, 1999, Graphic spun off its ceramics subsidiary, CoorsTek, Inc., which was in keeping with its goal to become solely a paperboard packaging company. In connection with the spin-off, Graphic and CoorsTek entered into contracts governing certain relationships between them following the spin-off, including a tax-sharing agreement, a transitional services agreement and certain other agreements. See further discussion of the tax-sharing agreement in Note 8 to Graphic's consolidated financial statements included in this proxy statement/prospectus.

        On March 31, 2000, Graphic sold the net assets of its GTC Nutrition subsidiary to an entity controlled by a member of the Coors family for approximately $0.7 million. GTC Nutrition was a non-core asset that was not strategically in line with Graphic's packaging focus. No gain or loss was recognized as a result of the sale.

        In August 2000, Graphic issued $100.0 million of convertible preferred stock to the Trust. Proceeds were used to fund principal amortization on Graphic's debt due in August 2000. See further discussion of the convertible preferred stock in Note 13 to Graphic's consolidated financial statements included in this proxy statement/prospectus.

        In August 2001, Graphic completed a $50.0 million private placement of 10% subordinated unsecured notes. The purchaser of the notes was Golden Heritage, LLC, a company owned by several Coors family trusts and a related party. Proceeds were used to fund principal amortization on Graphic's debt due in August 2001. On February 28, 2002, Graphic repaid the notes in connection with certain refinancing transactions discussed in Note 5 to Graphic's consolidated financial statements included in this proxy statement/prospectus.

        In September 2002, Graphic entered into a warehouse sublease with Rocky Mountain Bottle Company, a partnership partially owned by Coors Brewing Company. The Golden, Colorado facility uses this warehouse space. Annual rent under the sublease is approximately $100 thousand. The sublease term expires in July 2006.

Off Balance Sheet Arrangements

        Graphic enters into off balance sheet arrangements from time-to-time as business needs arise for which permanent commitments of capital and obligations are not desired. Following is a discussion of its off balance sheet arrangements.

        KVG Partnership.    Graphic is a partner in the Kalamazoo Valley Group, or KVG, a Michigan partnership formed to develop and operate a landfill for the partners' disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which approximately $500 thousand remains unpaid at December 31, 2002. The partners contribute capital annually to meet the partnership's operating losses. Graphic's annual contribution for the past two years has been approximately $200 thousand. The landfill has been in operation since December 1997; however, since 2000, two of the other partners have closed their paperboard mills and one minority partner has left the partnership via bankruptcy court. Graphic is evaluating its alternatives and liabilities under the partnership agreement and related note, while continuing to use the landfill. However, if the partnership were to close the landfill, Graphic's share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. Graphic accounts for its interest in KVG using the equity method. Graphic's investment balance at March 31, 2003 was $14,000.

        Operating Leases.    Graphic leases a variety of facilities, warehouses, offices, equipment and vehicles under operating lease agreements that expire in various years. Operating lease rentals for warehouse, production, office facilities and equipment amounted to $4.0 million in 2002, $3.3 million in 2001, and $3.1 million in 2000.

        Energy Contracts.    Graphic periodically purchases energy contracts for natural gas and/or fuel oil at its Kalamazoo paperboard mill, in order to control the cost of power at the plant. It had $6.3 million of natural gas purchase commitments open at December 31, 2002.

Aggregate Contractual Obligations

        The following are material contractual obligations as of December 31, 2002 (in thousands):

	Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	Greater than 5 years
Long-term debt obligations:
Term loan	$173,250	$1,750	$5,250	$5,250	$161,000
Senior subordinated notes	300,000	—	—	—	300,000
Various notes payable	5,081	1,682	2,481	—	918
Operating leases	8,261	3,612	4,607	42	—
Energy contracts	6,287	6,287	—	—	—

Contingent Obligations

        It is Graphic's policy generally to act as a self-insurer for certain insurable risks consisting primarily of employee health insurance programs. With respect to workers' compensation, Graphic uses a variety of fully or partially self-funded insurance vehicles. It maintains certain stop-loss and excess insurance policies that reduce overall risk of financial loss.

        In the ordinary course of business, Graphic is subject to various pending claims, lawsuits and contingent liabilities, including claims by current or former employees. In each of these cases, it is vigorously defending against them. Although the eventual outcome cannot be predicted, it is management's opinion that disposition of these matters will not have a material adverse effect on its consolidated financial position, results of operations or cash flows. (See further discussions in "Information About Graphic—Legal Proceedings" on page 139.

        Graphic and some of its operations have been notified that they may be potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state laws with respect to the remediation of certain sites where hazardous substances have been released into the environment. Graphic cannot predict with certainty the total costs of remediation, its share of the total costs, the extent to which contributions will be available from other parties, the amount of time necessary to complete the remediation or the availability of insurance. However, based on the investigations to date, Graphic believes that any liability with respect to these sites would not be material to the financial condition, results of operations or cash flow of Graphic, without consideration for insurance recoveries. There can be no certainty, however, that Graphic will not be named as a potentially responsible party at additional sites or be subject to other environmental matters in the future or that the costs associated with those additional sites or matters would not be material.

        In connection with the sale of various businesses, Graphic has periodically agreed to guarantee the collectibility of accounts receivable and indemnify purchasers for certain liabilities for a specified period of time. Such liabilities include, but are not limited to, environmental matters and the indemnification periods generally last for 2 to 15 years. Graphic has recorded total indemnification liabilities of approximately $3.0 million at December 31, 2002.

        In connection with the resale of the aluminum business in 1999, Graphic guaranteed accounts receivable owed by the former owner of these assets. After the resale, the former owner refused to pay the amounts owed, $2.4 million. Pursuant to the terms of the resale agreement, Graphic paid this amount and sued the former owner. The $2.4 million is reflected as a receivable on Graphic's Consolidated Balance Sheet. The former owner counterclaimed for an additional $11.0 million for certain spare parts and Graphic claimed an additional $14.3 million in overpayment for raw materials to run the business prior to resale. The parties have filed motions for summary judgment. Graphic does not believe that the result of this litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Seasonality

        Graphic's beverage packaging business experiences moderate seasonality with demand usually increasing in the spring and summer due to the seasonality of the worldwide beverage multiple packaging markets. However, it is generally offset by sales to other consumer products companies.

Critical Accounting Policies

        Graphic's discussion and analysis of financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Graphic to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. Graphic bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        On an on-going basis, Graphic evaluates the continued appropriateness of its accounting policies and resulting estimates, including those related to:

  •
  Collectibility of accounts receivable—Graphic estimates losses for uncollectible accounts based on the aging of its accounts receivable and the evaluation of the likelihood of success in collecting the receivables. Typically, allowances are needed for disputed accounts, customers that are having financial problems or bankruptcies. Because its customers are major consumer product manufacturers with strong credit histories, Graphic's receivables average over 80% current. At the end of December 2002, its top 20 customers, representing 81% of its sales, were 84% current on their accounts.

  •
  Self-insurance reserves—Graphic is self-insured for certain losses relating to workers' compensation claims and employee medical and dental benefits. It has purchased stop-loss coverage or insurance with deductibles in order to limit its exposure to significant claims. It also has an extensive safety program in place to minimize its exposure to workers' compensation claims. Self-insured losses are accrued based upon Graphic's estimates of the aggregate uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and historical experience. Its stop loss coverage for employee medical benefits is $150 thousand per incident. Graphic's workers' compensation stop loss coverages and deductibles range from $250 thousand to $500 thousand.

  •
  Retirement-related benefits—Graphic estimates its retiree liabilities based upon actuarial reports prepared by its actuary, which include estimates and assumptions related to interest rates, future compensation and other factors. Its pension liabilities are most sensitive to changes in the market values of its pension assets from year-to-year, and the estimated future rate of return of its pension assets, since the pension plan is invested in the securities markets. Over the past two years, market values have declined significantly and Graphic has, as a result, recorded a cumulative minimum pension liability of $42.3 million. Graphic has also reduced its expected long-term rate of return on its assets by .25%. Its retiree medical liabilities are most sensitive to the cost of health care. Graphic is currently estimating an annual increase in per capita health care costs of 10%—up from 6.5% in the past two years.

  •
  Goodwill valuation—Graphic estimates the value of its goodwill using the discounted cash flow method of valuation on an annual basis. Graphic's cash flows are generated by its operations and are used to fund working capital needs, debt service and capital spending. Graphic discounts these cash flows using the company's weighted average cost of capital. Changes in its borrowing rates, which are impacted by market rate fluctuations, would impact its discounted cash flow calculations. Other factors, such as significant operating losses or acquisitions of new operations, would also impact its discounted cash flow calculations.

  •
  Recovery of long-lived assets—Graphic periodically reviews its long-lived assets for impairment whenever events or changes in business circumstances, such as the closure of a plant, indicate the carrying amount of the asset may not be fully recoverable by undiscounted cash flows. Measurement of the impairment loss, if any, is based on the fair value of the asset, which is generally determined by the discounting of future estimated cash flows, or in the case of real estate, determining market value. Graphic evaluates the recovery of its long-lived assets periodically by analyzing its operating results and considering significant events or changes in the business environment that may have triggered impairment. Recently, Graphic placed its Newnan, Georgia facility up for sale. At this time, Graphic believes that the facility's market value is greater than its book value; however, Graphic will periodically evaluate the need to impair this asset, if necessary.

  •
  Deferred tax asset valuation allowance—Graphic estimates the realizability of deferred tax assets, by estimating the projected reversal of offsetting deferred tax liability amounts and future taxable income. As discussed above in goodwill valuation, significant operating losses or acquisitions of operations would impact its projected taxable income used to estimate the reversal of its deferred tax balances.

  •
  Legal accruals—Graphic estimates the amount of potential exposure it may have with respect to litigation, claims and assessments, based upon analyses prepared by in-house and outside counsel, and it records reserves when the management believes it is probable that a loss has occurred and the amount of loss is reasonably estimable. At this time, counsel has advised that Graphic has no impending risk of material loss on its legal proceedings.

  •
  Environmental expenditures and remediation liabilities—Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated. Typically, Graphic's environmental expenditures are scheduled maintenance items and are not remedial, unless it is closing a facility and must remediate that facility in the process. However, Graphic periodically needs to remediate upon the issuance of stricter or new environmental regulations that affect its operations.

  •
  Stock-based employee compensation plans—Graphic has various stock-based employee compensation plans, including stock options, restricted stock grants, and other forms of deferred compensation. It does not recognize compensation expense related to its stock option plans, as permitted by current GAAP. If accounting guidance had changed to require recognition of compensation expense related to employee stock option grants, Graphic's pre-tax stock option expense for 2002 would have been approximately $1.6 million.

New Accounting Standards

        Financial Accounting Standards Board Interpretation, or FIN, No. 46, "Consolidation of Variable Interest Entities," was issued in January 2003. FIN No. 46 defines a variable interest entity as a legal entity in which, among other things, the equity investments at risk are not sufficient to finance the operating and closing activities of the entity without additional subordinated financial support from the entity's investors. Graphic is a partner in the KVG partnership, which qualifies as a variable interest entity, as defined by FIN No. 46. KVG is a partnership formed to develop and operate a landfill for the partners' disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which approximately $500 thousand remains unpaid at December 31, 2002. The partners contribute capital annually to meet the partnership's operating losses. Graphic's annual contribution for the past two years has been approximately $200 thousand. The landfill has been in operation since December 1997; however, since 2000, two of the other partners have closed their paperboard mills and one minority partner has left the partnership via bankruptcy court. Graphic is evaluating its alternatives and liabilities under the partnership agreement and related note, while continuing to use the landfill. However, if the partnership were to close the landfill, Graphic's share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. Graphic accounts for its interest in KVG using the equity method. The investment balance at December 31, 2002 was $0.3 million. Management is also evaluating its accounting method in light of the new requirements under FIN No. 46, and may conclude that its interest in KVG should be consolidated into its accounts. FIN No. 46 is effective for Graphic's 2003 third quarter.

        FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for Graphic in 2002. Graphic has included the disclosures required by this interpretation in note 15 to Graphic's consolidated financial statements included in this proxy statement/prospectus.

        Statement of Financial Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations," was issued in 2001. SFAS No. 143 requires the recognition of a liability and offsetting asset for any legal obligation associated with the retirement of long-lived assets. The asset retirement cost is depreciated over the life of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe SFAS No. 143 will have a significant effect on Graphic.

        SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued on April 30, 2002. SFAS No. 145 includes, among other things, the rescission of SFAS No. 4, which required that gains and losses from early extinguishment of debt be classified as extraordinary items, net of related income tax effects. Under the new guidance of SFAS No. 145, losses from early extinguishment of debt will be classified as extraordinary items when the losses are considered unusual in nature and infrequent in occurrence. SFAS No. 145 became effective for Graphic on January 1, 2003, at which time Graphic reclassified its first quarter 2002 loss on early extinguishment of debt as a non-extraordinary item.

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued on July 30, 2002. SFAS No. 146 will require companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 became effective for Graphic on January 1, 2003. While SFAS No. 146 had no effect on its historical financial results, costs associated with any future restructuring efforts will be accrued as those costs are incurred.

        SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," was issued in December 2002. The statement amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 improves the prominence and clarity of the pro forma disclosures required by SFAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent. In addition, SFAS No. 148 improves the timeliness of those disclosures by requiring their inclusion in financial reports for interim periods. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Adoption of this statement resulted in moving footnote disclosures into the accounting policies footnote, but had no impact on Graphic's consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," or SFAS No. 149. This statement will be applied prospectively and is effective for contracts entered into or modified after June 30, 2003. The statement will be applicable to existing contracts and new contracts entered into after June 30, 2003. Graphic does not expect that the adoption of SFAS No. 149 will have a material effect on Graphic's financial statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," or SFAS No. 150. This statement establishes standards for classification of certain financial instruments that have characteristics of both liabilities and equity in the statement of financial position. This Statement is effective for all contracts created or modified after the date the Statement was issued and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Management does not expect the adoption of SFAS No. 150 to have a material impact on its financial conditions or results of operations.

Liquidity and Capital Resources

        The following discussion of Graphic's liquidity and capital resources does not give effect to the merger or related transactions and does not include pro forma financial information or adjustments. See "Information About Riverwood—Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources" for a discussion of Riverwood's and Graphic's expectations regarding the financial condition, liquidity and capital resources of the combined company following the completion of the merger and related transactions on page 120.

        Graphic generates its liquidity from both internal and external sources and use it to fund its short-term working capital needs, capital expenditures (estimated to be $42 million in 2003), preferred stock dividends and acquisitions.

        On February 28, 2002, Graphic refinanced its then existing senior bank credit facility with a private placement of $300.0 million senior subordinated notes, carrying interest at 8 5/8%, payable semi-annually and due in 2012, and a new $450.0 million senior bank credit facility. This refinancing provided the financial flexibility to consider acquisitions and converted a significant amount of its borrowings into long-term borrowings. Graphic collectively refers to these transactions as the Graphic refinancing transactions.

        It used the net proceeds from the Graphic refinancing transactions to repay its then existing bank debt, to repurchase its then existing $50.0 million of subordinated notes at par, and to pay related interest, fees and expenses.

        In connection with the Graphic refinancing transactions, Graphic incurred a non-cash charge to write off its remaining unamortized debt issuance costs. These costs amounted to $15.8 million before taxes at February 28, 2002.

        Pursuant to its then existing senior bank credit agreement, on August 15, 2001, Graphic completed a $50.0 million private placement of subordinated unsecured notes, which are included in long-term debt at December 31, 2001. These subordinated notes accrued interest at 10% per annum and were to mature August 15, 2008. The proceeds of the subordinated notes were used to repay the remaining balance on a one-year term note due August 15, 2001, and to pay down indebtedness under its five-year senior bank credit facility. By issuing the subordinated debt, Graphic avoided an additional interest rate spread of 75 basis points on its then existing senior bank credit facility and a fee of $750 thousand to those senior lenders. As discussed above, Graphic repurchased the notes at par concurrently with the closing of the Graphic refinancing transactions.

        Graphic intends to fund future working capital needs, capital expenditures, preferred stock dividends and acquisitions through cash flow generated from operations and borrowings under its senior bank credit facility. GPC is the borrower under the senior bank credit facility and the senior subordinated notes, and Graphic has guaranteed the loans. The senior bank credit facility consists of a $275.0 million, five-year revolving credit facility, or the revolver, and a $175.0 million, seven-year term loan, or the term loan. The revolver bears interest at LIBOR plus a spread tied to Graphic's leverage, with a single principal payment due at maturity. At March 7, 2003, the revolver's interest rate was 3.34%. The term loan bears interest at LIBOR plus 275 basis points, with principal amortization of 1% a year and the balance due at maturity. At March 7, 2003, the term loan's interest rate was 4.09%. The facilities must also be prepaid with an annual cash flow recapture calculation, and with certain proceeds from asset sales, and debt or equity offerings. The senior bank credit facility is secured by all of Graphic's, GPC's and Graphic's domestic subsidiaries' material assets. The facility is collateralized by first priority liens on all material assets of GPC and all of Graphic's other domestic subsidiaries. The facility limits Graphic's ability to pay dividends other than permitted dividends on the convertible preferred stock, and imposes limitations on the incurrence of additional debt, acquisitions, capital expenditures, repurchase of Graphic stock and the sale of assets.

        Graphic's borrowings consist of the following (in thousands):

	March 31, 2003	December 31, 2002
Seven-year term loan due 2009 (variable interest rate at 4.06% and 4.17%)	$172,813	$173,250
Five-year revolving credit facility due 2007 (variable interest rate at 4.69% and 3.42%)	9,400	—
8 5/8% Senior subordinated notes due 2012	300,000	300,000
Various notes payable(1)	5,238	5,081

Total	487,451	478,331
Less current maturities	3,593	3,432

Long-term maturities	$483,858	$474,899

(1)
The notes bear interest at rates ranging from 4.00% to 13.06% and mature from 2003 through 2008.

        At March 31, 2003, Graphic's maturities of long-term debt are as follows (in thousands):

2003	$3,593
2004	2,099
2005	2,065
2006	4,224
2007	1,920
Thereafter	473,550

$487,451

        Graphic maintains an interest rate risk-management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations that may arise from volatility in interest rates. Graphic's specific goals are to (1) manage interest rate sensitivity by modifying the re-pricing or maturity characteristics of some of its debt and (2) lower (where possible) the cost of its borrowed funds. In accordance with the terms of its then existing credit agreement and its interest rate risk-management strategy, Graphic had contracts in place at December 31, 2001 to hedge the interest rates on its variable rate borrowings in the form of swap agreements on $225.0 million of borrowings and cap agreements on $350.0 million of borrowings. The swap agreements locked in an average LIBOR rate of 6.5%. $150.0 million of the caps provided upside protection to Graphic if LIBOR moved above 6.75%, and $200.0 million of the caps provided upside protection to Graphic if LIBOR moved above 8.13%. The hedging instruments expired in 2002 and were not replaced, principally because market interest rates are unusually low this year and because a significant portion of Graphic's refinanced debt carries a fixed rate.

        Graphic's capital structure also includes $100.0 million of convertible preferred stock issued on August 15, 2000. The convertible preferred stock is convertible into shares of Graphic's common stock at $2.0625 per share and is entitled to receive a dividend payable quarterly at an annual rate of 10%. Graphic may redeem the convertible preferred stock beginning on August 15, 2005 at 105% of par. This premium decreases by 1% per year until August 15, 2010, at which time Graphic can elect to redeem the shares at par. The convertible preferred stock has a liquidation preference over the common stock and is entitled to one vote for every two shares held on an as-converted basis.

        Cash Flows.    Cash and cash equivalents increased by $21.9 million during 2002, primarily as a result of cash flows from operations totaling $122.1 million, netting against capital expenditures of $27.7 million and cash flows used in financing activities totaling $72.5 million. Financing activities included net debt repayments of $47.4 million, debt issuance costs totaling $16.4 million, payment of preferred stock dividends, and issuance of stock under Graphic's employee stock purchase plan. Depreciation was $61.2 million during 2002. Through the first quarter of 2003, cash and cash equivalents decreased by $23.6 million, primarily as a result of the intentional use of cash at year end 2002 to fund operations and to purchase the assets of J.D. Cahill Co., Inc. Operations used cash in the first quarter due to increases in working capital—the result of a challenging sales quarter. Graphic invested $22.6 million in the purchase of assets of J.D. Cahill Co. and other capital spending during the quarter. Debt increased by $9.1 million during the first quarter and Graphic paid a quarterly preferred stock dividend of $2.5 million. Depreciation totaled $15.4 million during the first quarter, in line with year-end expectations.

        Working Capital.    Graphic's working capital levels are dependent upon its ability to manage its inventories, collect its receivables on a timely basis, and maintain favorable terms with its vendors. Low working capital levels are desirable to Graphic, as it strives to maximize cash flow and reduce its debt. Graphic believes that its working capital position is very favorable when compared to its industry. Graphic's working capital can be negatively impacted if its operations run less efficiently, particularly at times when business is moved among plants or new plants are acquired, or if inventories build up due to lower than planned sales during a period.

        Graphic currently expects that cash flows from operations and borrowings under its new credit facility will be adequate to meet its needs for working capital, post-retirement obligations, temporary financing for capital expenditures and debt repayments for the foreseeable future. Its working capital position (including current maturities of long term debt) at March 31, 2003 was $49.6 million. Graphic had $9.4 million borrowed against its revolver at March 31, 2003, with $256.3 million of availability under its $275.0 million revolving credit facility, due to $9.3 million of letters of credit outstanding. Graphic's letters of credit are used as security against its self-insurance obligations and an outstanding note payable.

        During 2002 and 2003, Graphic funded its capital requirements with net cash from operations. Graphic expects its capital expenditures for 2003 to be approximately $42 million for planned capital expenditures for upgrades and replacements of equipment and systems as a result of ordinary business operations. Graphic also plans to expand certain existing equipment and facilities in order to meet expected capacity needs.

        Subsequent Event.    On March 6, 2003, Graphic acquired substantially all of the assets of J.D. Cahill Co., Inc., or J.D. Cahill, for approximately $18 million in cash. J.D. Cahill has annual revenues of approximately $20 million and produces laminated and coated paperboard with manufacturing facilities in Tuscaloosa, Alabama and Centralia, Illinois. The purchase was financed using Graphic's existing revolving credit facility.

        Defined Benefit Retirement Plan.    Graphic contributed $6.5 million, $2.3 million and $1.4 million to its defined benefit retirement plan in 2002, 2001 and 2000, respectively. Although no contributions were made to the pension plan in the first quarter of 2003, Graphic expects to contribute $10.0 million to the plan in 2003. (See note 10 to Graphic's consolidated financial statements included in this proxy statement/prospectus for information on the funded status of this plan.)

        Graphic's retirement plan assets and liabilities are measured at December 31 each year for financial reporting purposes. Market returns on assets invested in by the defined benefit retirement plan trust were negative during the past year. Additionally, because of the declines in interest rates and a corresponding decrease in the discount rates used to estimate its pension liability, Graphic recorded after-tax charges to other comprehensive income of $12.8 million and $13.8 million to reflect minimum pension liabilities in 2002 and 2001, respectively. If asset returns do not improve or interest rates remain low, additional funding may be required to the defined benefit retirement plan.

        Inflation.    The impact of inflation on Graphic's financial position and results of operations has been minimal during 2002, 2001 and 2000 and is not expected to adversely affect future results.

FINANCIAL STATEMENTS

        The financial statements and selected quarterly financial data of Graphic are presented in this proxy statement/prospectus beginning on page F-62.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Within the last two fiscal years there have been no changes in Graphic's independent accountants or disagreements on accounting and financial statement disclosure matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        As of May 1, 2003, Graphic's capital structure includes $208.8 million that bears interest based upon an underlying rate that fluctuates with short-term interest rates, specifically LIBOR. As of May 1, 2002, Graphic's capital structure included $214.6 million of debt bearing variable interest under the same terms. During the first quarter of 2002, Graphic had interest rate swap agreements that locked LIBOR at 5.94% on $65 million of borrowings and 6.98% on $125 million of its borrowings in the first quarter of 2002. In addition, it had interest rate contracts that capped the LIBOR interest rate at 8.13% on $200 million of borrowings and 6.75% for $150 million of borrowings in the first quarter of 2002. These contracts all expired during 2002 and none were outstanding during the first quarter of 2003. With its interest rate protection contracts in place last year, a 1% rise in interest rates would have impacted annual pre-tax results by approximately $0.3 million. Currently, a 1% rise in interest rates would impact Graphic's annual pre-tax results by approximately $2.1 million.

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited condensed pro forma combined financial statements are presented to show the estimated effect of the merger of Riverwood and Graphic and the related financing transactions and represent the combined company's pro forma combined balance sheet as of March 31, 2003 and combined statement of operations for the year ended December 31, 2002 and for the three months ended March 31, 2003.

        The following unaudited condensed pro forma combined balance sheet gives effect to the merger of Riverwood and Graphic and the related financing transactions as if they occurred on March 31, 2003. The accompanying unaudited condensed pro forma combined statements of operations give effect to the merger of Riverwood and Graphic and the related financing transactions as if they occurred on January 1, 2002. The unaudited condensed pro forma combined financial statements include adjustments directly attributable to the merger and related financing transactions that are expected to have a continuing impact on the combined company. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable, including the completion of the merger of Riverwood and Graphic.

        The pro forma financial information was prepared using the purchase method of accounting, with Riverwood treated as the acquirer for accounting purposes. Under purchase accounting, the total cost of the merger is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the merger. A preliminary allocation of the cost of the merger has been made based upon currently available information and management's estimates. The actual allocation and its effect on results of operations may differ significantly from the pro forma amounts included herein.

        The pro forma information is based on historical financial statements. The pro forma information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only. The unaudited condensed pro forma combined financial statements do not purport to represent the combined company's results of operations or financial condition had the merger of Riverwood and Graphic and related financing transactions actually occurred as of such dates or of the results that the combined company would have achieved after the merger. The unaudited condensed pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Riverwood and Graphic and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Riverwood and Graphic, respectively, appearing elsewhere in this proxy statement/prospectus.

Combined Company
Unaudited Condensed Pro Forma Combined Balance Sheet
As of March 31, 2003
(in thousands)

	Historical				Combined Company Condensed Pro Forma Combined
			Pro Forma Adjustments
	Riverwood	Graphic
Current assets
Cash and cash equivalents	$10,622	$5,028	$—		$15,650
Accounts receivable, net	137,162	74,068	(5,127)	A	206,103
Inventories	181,896	99,034	7,000	B	287,930
Other current assets	10,619	21,328	—		31,947

Total current assets	340,299	199,458	1,873		541,630
Properties, net	1,222,488	405,703	102,000	B	1,730,191
Goodwill, net	268,284	391,803	30,502	B	690,589
Other intangibles	42,100		20,000	B	137,100
			75,000	B
Other assets	80,520	28,564	(38,504)	B	117,856
			54,666	B
			(7,390)	B

Total assets	$1,953,691	$1,025,528	$238,147		$3,217,366

Current liabilities
Short-term debt	$98,560	$3,593	$(63,250)	C	$38,903
Accounts payable	83,782	89,150	(5,127)	A	167,805
Interest payable	32,349	4,626	(35,107)	C	1,868
Other current liabilities	66,036	52,500	—		118,536

Total current liabilities	280,727	149,869	(103,484)		327,112
Long-term debt	1,430,130	483,858	279,574	C	2,193,562
Other liabilities	119,184	86,214	(5,709)	B	208,191
			8,502	B

Total liabilities	1,830,041	719,941	178,883		2,728,865
Redeemable common stock	6,591	—	(6,591)	D	—
Shareholders' equity
Preferred stock	—	100,000	(100,000)	D	—
Non-redeemable common stock	75	337	1,596	D	2,008
Additional paid-in capital	748,748	414,700	19,509	D	1,182,957
Unearned compensation	—	(2,266)	(6,098)	E	(8,364)
Accumulated deficit	(524,873)	(179,255)	179,255	D	(581,209)
			(56,336)	B
Accumulated other comprehensive loss	(106,891)	(27,929)	27,929	D	(106,891)

Total shareholders' equity	117,059	305,587	65,855		488,501

Total liabilities and shareholders' equity	$1,953,691	$1,025,528	$238,147		$3,217,366

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Combined Company
Unaudited Condensed Pro Forma Combined Statement of Operations
For the Three Months Ended March 31, 2003
(in thousands, except per share data)

	Historical				Combined Company Condensed Pro Forma Combined
			Pro Forma Adjustments
	Riverwood	Graphic
Net sales	$298,026	$260,883	$(15,807)	A	$543,102
Cost of goods sold	239,889	232,174	(15,807)	A	458,506
			2,250	B
Selling, general and administrative and research and development expense	33,214	19,366	2,375	B	54,955

Operating income	24,923	9,343	(4,625)		29,641
Interest expense, net	(33,877)	(9,416)	7,300	C	(35,993)

Income (loss) before income taxes, equity earnings of affiliates and cumulative effect of change in accounting principle	(8,954)	(73)	2,675		(6,352)
Income tax (expense) benefit	(1,016)	30	—		(986)

Income (loss) before equity earnings of affiliates and cumulative effect of change in accounting principle	(9,970)	(43)	2,675		(7,338)
Equity in net earnings of affiliates	204	—			204

(Loss) income before cumulative effect of change in accounting principle	(9,766)	(43)	2,675		(7,134)
Preferred stock dividends declared	—	2,500	(2,500)	D	—

Income (loss) attributable to common stockholders before cumulative effect of change in accounting principle	$(9,766)	$(2,543)	$5,175		$(7,134)

(Loss) per basic share before cumulative effect of change in accounting principle	$(1.29)				$(0.04)

(Loss) per diluted share before cumulative effect of change in accounting principle	$(1.29)				$(0.04)

Weighted average shares outstanding:
Basic	7,557				198,331
Diluted	7,557				198,331

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Combined Company
Unaudited Condensed Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2002
(in thousands, except per share data)

	Historical				Combined Company Condensed Pro Forma Combined
			Pro Forma Adjustments
	Riverwood	Graphic
Net sales	$1,247,314	$1,057,843	$(52,852)	A	$2,252,305
Cost of goods sold	984,771	930,581	(52,852)	A	1,871,500
			9,000	B
Selling, general and administrative and research and development expense	121,931	64,620	9,500	B	196,051

Operating income	140,612	62,642	(18,500)		184,754
Interest expense, net	(146,057)	(44,640)	36,400	C	(154,297)
Loss on early extinguishment of debt	(11,509)	(15,766)	—		(27,275)

Income (loss) before income taxes, equity earnings of affiliates and cumulative effect of change in accounting principle	(16,954)	2,236	17,900		3,182
Income tax (expense) benefit	4,664	(886)	—		3,778

Income (loss) before equity earnings of affiliates	(12,290)	1,350	17,900		6,960
Equity in net earnings of affiliates	1,028	—	—		1,028

Income (loss) before cumulative effect of change in accounting principle	(11,262)	1,350	17,900		7,988

Preferred stock dividends declared	—	(10,000)	10,000	D	—

Income (loss) attributable to common stockholders before cumulative effect of change in accounting principle	$(11,262)	$(8,650)	$27,900		$7,988

Income (loss) per basic share before cumulative effect of change in accounting principle	$(1.49)				$0.04

Income (loss) per diluted share before cumulative effect of change in accounting principle	$(1.49)				$0.04

Weighted average shares outstanding:
Basic	7,565				198,453
Diluted	7,565				201,168

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Combined Company
Notes to Unaudited Condensed Pro Forma Combined Financial Statements
(Unaudited)

1.
Basis of Presentation

        These unaudited condensed pro forma combined financial statements have been prepared pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the merger and financing transactions and adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Under purchase accounting, the merger of Riverwood and Graphic is accounted for such that Riverwood is treated as the acquirer and Graphic as the acquired company. These unaudited condensed pro forma combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transactions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements described below which are included in this proxy statement/prospectus.

        The pro forma balance sheet was prepared by combining the historical consolidated balance sheet data as of March 31, 2003 of Riverwood and Graphic, assuming the merger and related financing transactions had occurred on March 31, 2003. The pro forma statement of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 have been prepared by combining the consolidated statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 for Riverwood and Graphic, assuming the merger and related financing transactions had occurred on January 1, 2002.

        The unaudited condensed pro forma combined financial statements do not reflect significant operational and administrative cost savings that management of the combined company estimates may be achieved as a result of the merger.

2.
Pro Forma Transactions

        On March 25, 2003, Riverwood and Graphic entered into a merger agreement, whereby Riverwood would acquire all of the issued and outstanding shares and stock options of Graphic in exchange for the issuance of shares and stock options of Riverwood. In connection with the merger, the combined company intends to refinance the existing bank financing of RIC and GPC and to tender for the existing senior and senior subordinated notes of RIC and GPC. For accounting purposes the purchase price of Graphic is based upon the estimated fair value of Riverwood stock exchanged plus estimated direct transaction costs to be incurred of approximately $26 million (comprised of Riverwood's financial advisory, legal and accounting fees and excluding Graphic's merger-related expenses). The estimated fair value of Riverwood stock of $4.98 per share, giving effect to the 15.21 to 1 split discussed below, used in the calculation of the purchase price is based upon available information and management's best estimates at this time. The actual fair value of Riverwood stock and the purchase price may change subject to final valuation. The following table summarizes the components of the total purchase price:

        The estimated total purchase consideration is as follows (in thousands and as of March 31, 2003):

	Riverwood Shares Issued in the Merger	Value
Shares of common stock	83,389	$415,277
Shares exchangeable into common stock	1,147	5,712
Stock options		8,561
Estimated acquisition costs to be incurred by Riverwood		26,000
Graphic preferred stock conversion payment		21,660

Estimated total purchase price, excluding assumed debt		$477,210

        The purchase consideration was allocated to assets acquired and liabilities assumed based on the estimated fair value of Graphic's tangible and intangible assets and liabilities. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited condensed pro forma combined financial statements based on estimates. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the pro forma amounts included herein. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

        The preliminary allocation of the purchase consideration, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows (in thousands):

Net liabilities assumed (exclusive of inventory, properties, goodwill, pension and other post-retirement liabilities)	$(529,759)
Properties	507,703
Inventories	106,034
Customer contracts and relationships	75,000
Patents and proprietary technology	20,000
Restricted stock issuance	8,364
Pension and other post-retirement liabilities	(77,087)
Assumed merger-related liabilities	(55,350)
Goodwill	422,305

Estimated total purchase price, excluding assumed debt	$477,210

        The amortization of the identifiable intangible assets (customer contracts, patents and proprietary technology) is reflected as a pro forma adjustment to the unaudited condensed pro forma combined statement of operations. The combined company expects to amortize the estimated fair value of the identifiable intangibles of approximately $95 million on a straight-line basis over an estimated useful life of ten years. In addition, the combined company expects to amortize the estimated increase of $102 million in the fair value of properties on a straight-line basis over an estimated useful life of approximately eleven years. The net effect of this increased amortization and depreciation of $4.6 million and $18.5 million for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, is reflected on the unaudited condensed pro forma combined statements of operations as follows:

	Year ended December 31, 2002	Three months ended March 31, 2003
Cost of goods sold	$9,000	$2,250
Selling, general and administrative and research and development expense	9,500	2,375

Total additional amortization and depreciation of intangible assets and properties	$18,500	$4,625

3.
Pro Forma Adjustments

        The unaudited condensed pro forma combined financial statements give effect to the transactions described in note 2, as if they had occurred on March 31, 2003 for purposes of the unaudited condensed pro forma combined balance sheet and January 1, 2002 for purposes of the unaudited condensed pro forma combined statements of operations. The unaudited condensed pro forma combined statements of operations do not include any material non-recurring charges that will arise as a result of the transaction described in note 2. Adjustments in the unaudited condensed pro forma combined financial statements are as follows:

A    Riverwood sells CUK folding boxboard to Graphic for use in certain cartons manufactured by Graphic. This pro forma adjustment eliminates the intercompany sales and cost of goods sold ($15.8 million and $52.9 million for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively) and receivable/payable related to this activity.

B    To reflect preliminary purchase accounting, as discussed in note 2 above including the resulting additional amortization and depreciation of intangible assets and properties. Specifically, the following adjustments have been made to reflect the preliminary purchase accounting:

Increase inventory to sales value	$7,000
Increase plant, property and equipment to market value	102,000
Recognize residual goodwill value	30,502
Recognize value of technology and other proprietary intangible assets	20,000
Recognize value of customer relationships	75,000
Write-off existing debt issuance costs	(38,504)
Write-off existing debt premium	(5,709)
Record new debt issuance costs	54,666
Recognize additional pension and other retirement liabilities	(8,502)
Write-off prepaid pension asset	(7,390)
Record Riverwood's merger-related expenses and debt issuance cost write-offs to the combined company's retained deficit	(56,336)

C    The combined company intends to refinance the existing bank financing of RIC and GPC and to tender for the existing senior and senior subordinated notes of RIC and GPC, as follows (in thousands):

	Existing Combined Debt at March 31, 2003	Refinanced Pro Forma Combined Debt at March 31, 2003
Bank financing	$788,622	$1,354,946
Senior and senior subordinated notes	1,200,000	850,000
Other debt	27,519	27,519

Total	$2,016,141	$2,232,465

        Refinanced pro forma combined debt at March 31, 2003 is classified in the unaudited condensed pro forma combined balance sheet as follows:

Short-term debt	$38,903
Long-term debt	2,193,562

Total debt	$2,232,465

        Interest payable on existing debt to be refinanced was $35,107 at March 31, 2003.

        The pro forma adjustments reflect the refinancing of the combined company's bank financing, senior notes and senior subordinated notes, including the write-off of unamortized debt issuance costs (see note B), premiums (see note B) and other costs from early extinguishment of debt and the recognition of new debt issuance costs related to the refinancing.

        The pro forma interest expense adjustments reflect an average variable interest rate of 4.25% for the combined company's new bank debt and a blended fixed rate of 8.75% on the combined company's new senior and senior subordinated notes. A 1/8% change in the assumed variable interest rate related to the bank financing, without taking interest rate hedges into account, would change annual pro forma interest expense by approximately $1.6 million. The total blended interest rate on a pro forma basis approximated 6.0% for the year ended December 31, 2002 and three months ended March 31, 2003. A 1/8% change in the assumed blended fixed rate on the combined company's new senior and senior subordinated notes would change pro forma interest expense by approximately $1.1 million.

D    To reflect the new equity structure of the combined company, including the following:

  •
  Conversion of $100 million of Graphic's convertible preferred stock into common stock (accordingly there is no preferred stock dividend declared)

  •
  15.21-to-one stock split of Riverwood's common stock

  •
  Issuance of 2,400,000 shares of common stock and common stock units under Graphic's long-term incentive plan

  •
  Change in certain Riverwood common shares from redeemable to non-redeemable

  •
  Issuance of one share of combined company common stock for each share of Graphic common stock

Upon completion of the preferred stock conversion and the merger, approximately 201.4 million fully diluted shares of $0.01 par value of combined company common stock would have been outstanding as of March 31, 2003.

E    To reflect vesting of certain of Graphic's unearned compensation on the date of merger and issuance of restricted stock to certain Graphic management employees.

4.
Unaudited Pro Forma Income Per Share

        The following table sets forth the computation of unaudited pro forma basic and diluted income per share before cumulative effect of change in accounting principle (in thousands, except for per share information):

	Year Ended December 31, 2002			Three Months Ended March 31, 2003
	Income	Shares	Per share Amount	Income	Shares	Per share Amount
(Loss) income per basic share before cumulative effect of change in accounting principle	$7,988	198,453	$0.04	$(7,134)	198,331	$(0.04)
Other dilutive equity securities (stock options and shares exchangeable into common stock)	—	2,715		—	—

(Loss) income per diluted share before cumulative effect of change in accounting principle	$7,988	201,168	$0.04	$(7,134)	198,331	$(0.04)

        Shares utilized in the calculation of pro forma basic and diluted income per share above give effect to the 15.21 to 1 Riverwood stock split, as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Weighted average Riverwood shares outstanding	7,565	7,557
Stock split	15.21	15.21

	115,064	114,942
Riverwood shares issued in the merger	83,389	83,389

	198,453	198,331

        Other potentially dilutive securities, in thousands, totaling 18,004 and 20,859 in the three months ended March 31, 2003 and the year ended December 31, 2002 were excluded from the per share calculations above, because of their anti-dilutive effect. The additional securities consist of stock options.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING
THE MERGER AND OTHER INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Directors of the Combined Company

        In the merger agreement, Riverwood and Graphic have agreed that the combined company's board of directors will consist of nine members following the merger. In addition to Jeffrey H. Coors and Stephen M. Humphrey, the board will consist of two directors nominated by two of Riverwood's current major investors and five combined company independent directors.

        The names, ages as of June 1, 2003 and positions of the directors of the combined company following the merger are set forth below.

Name	Age	Position(s) with the Combined Company
Jeffrey H. Coors	58	Executive Chairman
Stephen M. Humphrey	58	President and Chief Executive Officer, Director
Kevin J. Conway	44	Director
G. Andrea Botta	49	Director
John D. Beckett	64	Director
Harold R. Logan, Jr.	58	Director
John R. Miller	65	Director
Martin D. Walker	70	Director

        Each of these individuals has consented to serve as a director of the combined company if the merger is completed. Mr. Conway has been nominated by the CDR fund, and Mr. Botta has been nominated by Exor, two of Riverwood's largest investors. Messrs. Beckett and Logan are current independent members of Graphic's board, and Messrs. Miller and Walker are current independent members of Riverwood's board.

        The following is a brief summary of the background of the nominees, not including the additional designee to be nominated under the stockholders agreement:

        Jeffrey H. Coors has been Chairman of Graphic since 2000, and Chief Executive Officer and President of Graphic since its formation in 1992. He has also been President since 1997 and Chairman since 1985 of GPC. Mr. Coors served as Executive Vice President of ACCo from 1991 to 1992 and its President from 1985-1989, as well as at Coors Technology Companies as its President from 1989 to 1992.

        Stephen M. Humphrey has been the President and Chief Executive Officer and a director of Riverwood, RIC Holding, Inc., or RIC Holding, and RIC since March 1997. From 1994 through 1996, Mr. Humphrey was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building products and services. From 1981 until 1994, Mr. Humphrey was employed by Rockwell International Corporation, a manufacturer of electronic industrial, automotive products, telecommunications systems and defense electronics products and systems, where he held a number of key executive positions.

        Kevin J. Conway has served as one of the directors of Riverwood, RIC Holding and RIC since December 1995. Mr. Conway is a principal of CD&R, a New York-based private investment firm, a director of CD&R Investment Associates II, Inc., a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, or Associates V, the general partner of the CDR fund, a Cayman Islands exempted limited partnership, and a limited partner of Associates V. Mr. Conway is also a director of Covansys, an IT services company. Prior to joining CD&R in 1994, Mr. Conway worked at Goldman, Sachs & Co., an investment banking firm.

        G. Andrea Botta has served as one of the directors of Riverwood, RIC Holding and RIC since March 1996. Mr. Botta has been a managing director of Morgan Stanley since September 1999. Previously, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 5, 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc.

        John D. Beckett has served as one of the directors of Graphic since 1993. He has been Chairman of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating appliances, since 1965. From 1965 until 2001, Mr. Beckett also served as its President.

        Harold R. Logan, Jr. has served as one of the directors of Graphic since 2001. He is a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products. He was a director, Executive Vice President, and was Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. Mr. Logan served as a director and Senior Vice President/Finance of Associated Natural Gas Corporation, a natural gas and crude oil company from 1987 to 1994. He also serves as a director of Suburban Propane Partners, The Houston Exploration Company and Rivington Capital Advisors LLC.

        John R. Miller has served as one of the directors of Riverwood, RIC Holding and RIC since June 2002. He has been a director of Cambrex Corporation, a global supplier of goods and services to the life sciences industry since 1998, and since 1985, a director of Eaton Corporation, a global diversified industrial manufacturer. He is a member of the Advisory Board of 5iTech, a company engaged in transplanting technologies from the former Soviet Union to the United States. Effective April 30, 2003, Mr. Miller retired as Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry, a position he held since 2000. From 1988 to 2000, he was Chairman and Chief Executive Officer of TBN Holdings Inc., a buyout firm. Mr. Miller formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

        Martin D. Walker has served as one of the directors of Riverwood, RIC Holding and RIC since June 2002. Mr. Walker has been a principal of MORWAL Investments, a private investment group, since August 1997, and is a director of Comerica, Incorporated, a full line bank with operations in Michigan, California, Florida and Texas; Lexmark International, Inc., a producer of laser and ink jet printers; Textron, Inc., a multi-industry company; The Goodyear Tire & Rubber Company, a tire, chemical and automotive rubber parts company; The Timken Company, a producer of bearings, and ArvinMeritor, Inc., a manufacturer of automotive parts. From October 1998 to June 1999 and September 1986 to December 1996, Mr. Walker served as Chairman and Chief Executive Officer of M. A. Hanna Company, a producer of international specialty chemicals. From December 1996 to June 1997, Mr. Walker served as Chairman of M. A. Hanna Company. From July 1997 to October 1998, Mr. Walker was in retirement.

        Following the merger, the combined company will have a classified board of directors consisting of nine members. Three directors will be designated as Class I directors to serve until the 2004 annual meeting of stockholders, three directors will be designated as Class II directors to serve until the 2005 annual meeting of stockholders and three directors will be designated as Class III directors to serve until the 2006 annual meeting of stockholders. Each year thereafter, three directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at that annual meeting.

        Before the effective time of the merger, the Coors family stockholders, Exor and the CDR fund will agree on the allocation of the directors to the three classes. Under the stockholders agreement, Jeffrey H. Coors and the nominees of Exor and the CDR fund will be allocated to Class III. See "Material Terms of Related Agreements—Stockholders Agreements" on page 87.

Executive Officers of the Combined Company

        The names, ages as of June 1, 2003 and positions of the proposed executive officers of the combined company following the merger are set forth below:

Name	Age	Position(s) with the Combined Company
Jeffrey H. Coors	58	Executive Chairman
Stephen M. Humphrey	58	President and Chief Executive Officer, Director
David W. Scheible	46	Executive Vice President of Commercial Operations
Daniel J. Blount	47	Senior Vice President, Integration
Wayne E. Juby	55	Senior Vice President, Human Resources
Steven D. Saucier	49	Senior Vice President, Paperboard Operations
Michael R. Schmal	50	Senior Vice President, Beverage
Robert W. Spiller	44	Senior Vice President, Performance Packaging Division
Donald W. Sturdivant	42	Senior Vice President, Universal Packaging Division

        The combined company expects that the positions of Chief Financial Officer and General Counsel of the combined company will be filled by mutual agreement of Riverwood and Graphic before the effective time of the merger.

        The following is a brief summary of the background of individuals expected to be executive officers of the combined company following the merger, except for Mr. Humphrey and Mr. Coors, who will also serve as directors and whose backgrounds are summarized above:

        David W. Scheible has served as Graphic's and GPC's Chief Operating Officer since June 1999. He was President of GPC's Flexible Division from January to June 1999. Before joining GPC, he was affiliated with the Avery Denison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division from 1995 through January 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995.

        Daniel J. Blount has been Senior Vice President and Chief Financial Officer of Riverwood, RIC Holding and RIC, since September 1999. Mr. Blount was named Vice President and Chief Financial Officer of Riverwood, RIC Holding and RIC in September 1998. Prior to joining Riverwood, Mr. Blount spent 13 years at Montgomery Kone, Inc., an elevator, escalator and moving ramp product manufacturer, installer and service provider, most recently as Senior Vice President, Finance.

        Wayne E. Juby is Senior Vice President, Human Resources of Riverwood, RIC Holding and RIC, positions he assumed in April 2001. Mr. Juby joined Riverwood in November 2000. From November 2000 until April 2001, Mr. Juby was Director, Corporate Training, of Riverwood. From 1997 until November 2000, Mr. Juby was in retirement. From 1994 until 1996, Mr. Juby was Vice President, Human Resources, of National Gypsum Company.

        Steven D. Saucier is currently serving as Senior Vice President, Paperboard Operations of Riverwood. Mr. Saucier joined Riverwood in November 1998. From July 1998 until October 1998, Mr. Saucier was Senior Vice President, Manufacturing, of JPS Packaging, a manufacturer of flexible packaging. From April 1996 until July 1998, Mr. Saucier was Senior Vice President, Supply Chain, of Sealright Co., Inc., a manufacturer of rigid and flexible packaging, and from September 1975 until April 1996, Mr. Saucier was employed by Mobil Corporation, where his last position was General Manager, Manufacturing with Mobil Films division.

        Michael R. Schmal is currently serving as Vice President and General Manager, Brewery Group of Riverwood. He has held this position since October 1, 1996. Prior to that time, Mr. Schmal held various positions at Riverwood, where he has been employed since 1981.

        Robert W. Spiller is currently serving as Senior Vice President, Consumer Products Packaging for Riverwood, a position he has held since he joined Riverwood in September 2002. During July and August 2002, Mr. Spiller was between positions. From 1997 until June 2002, Mr. Spiller was President and CEO of Sonopress USA, a manufacturing packaging and service subsidiary of Bertelsmann AG. From 1985 until 1997, Mr. Spiller was with Avery Dennison Corporation, a manufacturer of office products, pressure sensitive adhesive label materials and labeling systems, in a number of key management positions.

        Donald W. Sturdivant joined Graphic in August 1999 as President of the Performance Packaging Division. Prior to joining Graphic, Mr. Sturdivant was with Fort James Corporation since October 1991, first as General Manager, and then, beginning in June 1995, as Vice President and General Manager. In February 1999, he was promoted to President of the Packaging Business and served in that position until Graphic's acquisition of the folding carton business of Fort James Corporation in August 1999.

EXECUTIVE COMPENSATION—RIVERWOOD EXECUTIVE OFFICERS

        The following sets forth summary information concerning the compensation paid by Riverwood to Stephen M. Humphrey, Daniel J. Blount and Steven D. Saucier during the last three fiscal years. All of the information below is presented before giving effect to the 15.21-to-one stock split that Riverwood will effect in connection with the merger.

Management Compensation Summary

	Annual Compensation				Long-Term Compensation Awards
Name	Year	Salary $	Bonus $	(2) Other Annual Compensation	(8) Restricted Stock Units	Secruities Underlying Stock Options	(9) All Other Compensation
Stephen M. Humphrey	2002	$879,000	$478,890	$206,960(3)	$—	450,000	$—
President and Chief	2001	807,667	—	282,535(4)	—	—	—
Executive Officer	2000	766,000	350,000	284,040(5)	—	—	—
Daniel J. Blount	2002	$300,000	$213,444	$—	$216,000	17,136	$—
Sr. Vice President and	2001	262,583	—	—	—	—	—
Chief Financial Officer	2000	239,000	130,000	—	—	—	—
Steven D. Saucier	2002	$350,000	$340,684(1)	$—	$144,000	27,750	$8,359
Sr. Vice President,	2001	270,917	—	67,841(6)	—	—	5,100
Paperboard Operations	2000	246,083	200,000	20,043(7)	—	—	5,100

(1)
Includes special retention bonus of $150,000.

(2)
Except as otherwise noted, amounts consist of certain taxable perquisites the value of none of which exceeded 25% of the total value of the perquisites provided.

(3)
Includes $10,460 of perquisites. Also includes $196,500, which is the amount of interest that would have been paid on a $5,000,000 non-interest bearing loan made by Riverwood to the named executive officer had such loan borne interest at 3.93% per annum, the applicable federal rate at time such loan was extended.

(4)
Includes $9,685 of perquisites. Also includes $272,850, which is the amount of interest that would have been paid on a $5,000,000 non-interest bearing loan made by Riverwood to the named executive officer had such loan borne interest at 5.49% per annum through December 18, 2001 and 3.93% per annum from December 19, 2001, the applicable federal rates at the time such loan was made and extended, respectively.

(5)
Includes $9,540 of perquisites. Also includes $274,500 which is the amount of interest that would have been paid by the named executive officer on a $5,000,000 non-interest bearing loan made by Riverwood to the named executive officer had such loan borne interest at 5.49% per annum, the applicable federal rate at the time such loan was made.

(6)
Includes $7,841 of perquisites. Also, includes $60,000 of income attributable to the purchase of shares below the estimated fair market value of Riverwood common stock.

(7)
Includes $5,043 of perquisites of which $100 consisted of tax reimbursements paid in respect of certain taxable perquisites. Also, includes $15,000 of income attributable to the purchase of shares below the estimated fair market value of Riverwood common stock.

(8)
The value of the restricted stock units equals the number of such units granted times the price of the stock ($120) on January 1, 2002, the date of grant. The restricted stock units will vest on the second anniversary of the date of grant, subject to the named executive officer's continuous employment. No dividends will be payable with respect to the restricted stock units.

(9)
Amounts consist of Riverwood contributions on behalf of the named executive officers to Riverwood's savings plan.

Options Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Share)	Expiration Date	(4) Grant Date Value
Stephen M. Humphrey	150,000(1)	22.5%	$120	January 1, 2012	$5,392,500
	150,000(2)	22.5%	$120	January 1, 2012	$5,888,363
	150,000(3)	22.5%	$120	January 1, 2012	$316,420
Daniel J. Blount	17,136(1)	2.6%	$120	March 31, 2012	$616,039
Steven D. Saucier	27,750(1)	4.1%	$120	March 31, 2012	$997,613

(1)
Service options granted under Riverwood's 2002 stock incentive plan will vest as to one-third on the second anniversary of the grant date and the remaining two-thirds on the third anniversary of the grant date, subject to the named executive officer's continuous employment. Option grant dates are as follows: for Mr. Humphrey, January 1, 2002; for Mr. Blount, January 1, 2002; and for Mr. Saucier, January 1, 2002.

(2)
Subject to the named executive's continuous employment, up to one-third of the performance Options granted under Riverwood's 2002 stock incentive plan on January 1, 2002 become vested on each of the first three anniversaries of the grant date if Riverwood achieves certain EBITDA results for the fiscal year ending immediately prior to such anniversary date. Performance options that have not become vested in accordance with the foregoing vesting schedule become vested on the third anniversary of the grant date if Riverwood has achieved 100% of the cumulative three-year EBITDA target for the three fiscal years ending December 31, 2004. Any performance options that do not become vested will vest nine years and six months following the grant date.

(3)
Subject to the named executive's continuous employment, the special performance options granted on January 1, 2002 under Riverwood's 2002 stock incentive plan will vest upon the earlier of (a) the occurrence prior to the third anniversary of the grant date of a change in control of Riverwood, and (b) the nine year and six month anniversary of the grant date.

(4)
The dollar amounts set forth under this heading are estimates based on the Black-Scholes option pricing model using the following assumptions: (a) a zero percent stock price volatility based on the lack of volatility of a non-public company's shares; (b) 5.436 percent average risk-free rate of return; (c) zero dividend yield; (d) anticipated exercising at the end of the option term; and (e) no adjustment for non-transferability or risk of forfeiture. This model will produce different results depending on the assumptions made, and the values shown above are merely good faith estimates of the present value of the option grants. Because one of the assumptions in the model is the future volatility of the common stock, the actual present value of such option grants cannot be determined.

Aggregated Option Exercises and Fiscal Year-end Option Value Table

        The following table sets forth information for Messrs. Humphrey, Blount and Saucier, each a named executive officer of Riverwood with regard to stock option exercises during 2002 and the aggregate value of options held at December 31, 2002.

Name	Shares acquired On exercise (#)	Value Realized ($)	Number of securities underlying unexercised options/SARs at fiscal year-end Exercisable/ Unexercisable	Value of unexercised in- the-money options/SARs at fiscal year-end ($) Exercisable/ Unexercisable (1)
Stephen M. Humphrey	—	—	247,390 / 502,610	$10,281,500 / $1,256,110
Daniel J. Blount	—	—	6,323 / 25,813	$126,460 / $ 173,540
Steven D. Saucier	—	—	10,842 / 42,575	$216,840 / $ 296,500

(1)
The dollar amounts set forth under this heading are calculated based on a price per share of Riverwood common stock of $120, the estimated fair market value of Riverwood common stock as of December 31, 2002 as determined considering a wide variety of factors including a valuation report from an independent outside firm and approved by the executive committee of Riverwood's board of directors, minus the exercise price for such options. Notwithstanding the foregoing, Riverwood has guaranteed, by a separate action of the board of directors, that the price per share of its common stock shall be deemed to equal at least $120 upon exercise of the options granted under the 1996 stock incentive plan and the 1999 supplemental long-term incentive plan. Riverwood anticipates, however, that the board of directors and each of the named executive officers will agree prior to the merger that this guarantee shall cease upon completion of the merger.

Pension Plan

        All U.S. salaried employees of Riverwood who satisfy the service eligibility criteria are participants in the Riverwood International Employees Retirement Plan, or the retirement plan. Pension benefits under the retirement plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. Riverwood has adopted a Supplemental Pension Plan, or the supplemental plan and, together with the retirement plan, the pension plans, that provides for payment to participants of the retirement benefits equal to the excess of the benefits that would have been earned by each such participant had the limitations of the Code not applied to the retirement plan and the amount actually earned by such participant under the retirement plan. Each of the named executive officers is eligible to participate in the pension plans. Benefits under the supplemental plan are not pre-funded; such benefits are paid by Riverwood or through the retirement plan through a qualified supplemental employees retirement plan. The Pension Plan Table below sets forth the estimated annual benefits payable upon retirement, including amounts attributable to the supplemental plan, for specified remuneration levels and years of service.

Pension Plan Table

	Years of Service
Remuneration
	5	10	15	20	25	30	35
$ 125,000	$8,043	$16,086	$24,129	$32,172	$40,215	$48,258	$56,301
150,000	9,793	19,586	29,379	39,172	48,965	58,758	68,551
175,000	11,543	23,086	34,629	46,172	57,715	69,258	80,801
200,000	13,293	26,586	39,879	53,172	66,465	79,758	93,051
225,000	15,043	30,086	45,129	60,172	75,215	90,258	105,301
250,000	16,793	33,586	50,379	67,172	83,965	100,758	117,551
300,000	20,293	40,586	60,879	81,172	101,465	121,758	142,051
400,000	27,293	54,586	81,879	109,172	136,465	163,758	191,051
450,000	30,793	61,586	92,379	123,172	153,965	184,758	215,551
500,000	34,293	68,586	102,879	137,172	171,465	205,758	240,051
600,000	41,293	82,586	123,879	165,172	206,465	247,758	289,051
700,000	48,293	96,586	144,879	193,172	241,465	289,758	338,051
800,000	55,293	110,586	165,879	221,172	276,465	331,758	387,051
900,000	62,293	124,586	186,879	249,172	311,465	373,758	436,051
1,000,000	69,293	138,586	207,879	277,172	346,465	415,758	485,051
1,100,000	76,293	152,586	228,879	305,172	381,465	457,758	534,051

(A)
Had the named executive officers in the Summary Compensation Table retired as of December 31, 2002, their respective five-year average salaries, plus bonuses, for purposes of the table set forth above, would have been as follows: Daniel J. Blount, $333,869; Stephen M. Humphrey, $1,035,508; and Steven D. Saucier, $344,598.

(B)
On December 31, 2002, the named executive officers in the Summary Compensation Table had the following years of credited service under the retirement plan: Daniel J. Blount, 5; Stephen M. Humphrey, 6; and Steven D. Saucier, 4.

(C)
Salary as defined in the retirement plan includes payment under the annual incentive compensation plan but excludes payments under any equity incentive plan of Riverwood or predecessor company. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment.

Equity Compensation Plan Information

        The following table sets forth information as of the end of Riverwood's 2002 fiscal year with respect to compensation plans under which equity securities of Riverwood are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by Riverwood's stock holders	1,108,918	$106	604,061(1)

Equity compensation plans not approved by Riverwood's stock holders	0	N/A	0

Total	1,108,918	$106	604,061

(1)
Includes 15,544 shares that may be issued in respect of incentive stock units awarded under the 1999 supplemental long-term incentive plan and 13,700 shares that may be issued in respect of restricted stock units awarded under the 2002 stock incentive plan.

Riverwood Compensation Committee Interlocks

        During fiscal year 2002, Messrs. Hendrix, Ames, Botta and Cribiore served on the compensation and benefits committee of the Riverwood board. Mr. Ames is a principal of CD&R. Mr. Hendrix, one of the two CDR fund-nominated directors, was a principal of CD&R until 2000. CD&R received an annual fee of $470,000 in 2002 for advisory, management, consulting and monitoring services from Riverwood. Riverwood, RIC Holding and RIC have also agreed to indemnify the members of the boards employed by CD&R and CD&R against liabilities incurred under securities laws with respect to their services for Riverwood, RIC Holding and RIC.

        Messrs. Hendrix and Cribiore are the CDR fund-nominated directors on the compensation and benefits committees of Riverwood, RIC Holding and RIC.

EXECUTIVE COMPENSATION—GRAPHIC EXECUTIVE OFFICERS

        The following sets forth summary information concerning the compensation paid by Graphic to Jeffrey H. Coors and David W. Scheible during the last three fiscal years.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Securities Underlying Options/ SARs (#)
Name and Principal Position	Year	Salary ($)		(1) Bonus ($)		Other Annual Compensation ($)			Restricted Stock Award(s) $(2)		All Other Compensation ($) (3)
Jeffrey H. Coors President, and Chief Executive Officer	2002 2001 2000	$ $ $	530,000 530,000 526,670	$ $	484,000 670,500 0			(4) (4) (4)	$529,999 0 0	0 0 300,000	$ $ $	18,022 15,435 13,693
David W. Scheible Chief Operating Officer	2002 2001 2000	$ $ $	393,330 350,000 300,000	$ $	304,400 414,000 0	$ $ $	43,500 43,500 43,500	(5) (5) (5)	$400,001 0 0	0 0 250,000	$ $ $	8,188 7,708 7,375

(1)
Bonuses shown are the total bonuses for the years shown and are paid 100 percent in cash except where executives elect to defer a portion of the bonus into either the fixed rate fund or the stock units fund as described in Graphic's Compensation Committee's Report.

(2)
Restricted stock awards were made on December 10, 2002, and the awards will vest in three equal annual increments beginning on December 10, 2003. The awards are subject to stockholder approval at Graphic's annual meeting of stockholders, which will take place on May 13, 2003. The number of shares of restricted stock granted was as follows: Jeffrey H. Coors—86,885 and David W. Scheible—65,574. On October 1, 1994, 121,343 stock units were granted to Jeffrey H. Coors in an amount approximately equal to Graphic's liability as of January 1, 1994 for the benefit due Jeffrey H. Coors under a salary continuation agreement. The stock units replace a cash liability of Graphic and tie his post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service, and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. 85 percent of the units were vested at year-end 2002. The market value at year-end 2002 was $594,095.

(3)
All Other Compensation includes the value of term life insurance benefiting the executive and Graphic's contribution to the 401(k) Plan. For 2002, the value of term life insurance benefits and Graphic's 401(k) contributions, respectively, were as follows: Jeffrey H. Coors—$11,422 and $6,600; David W. Scheible—$1,588 and $6,600.

(4)
Amounts paid were less than the lesser of $50,000 or 10% of total annual salary and bonus.

(5)
Amounts shown include an annual perquisite of $28,500 and annual car allowance of $15,000.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at 12/31/02 (#)
	Shares Acquired On Exercise (#)				Value of Unexercised In-The-Money Options/SARs at 12/31/02 ($)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Coors	—	—	929,617	673,872	—	$1,260,000
David W. Scheible	—	—	125,000	288,710	—	$1,050,000

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders (1)	6,053,347	(2)	$5.98	2,935,002	(3)
Equity compensation plans not approved by stockholders	0		0	0
Total	6,053,347		$5.98	2,935,002

(1)
The following equity compensation plans or arrangements have been approved by the Graphic's stockholders: Phantom Equity Plan; ACX Technologies, Inc. Salary Continuation Agreement, as amended; Graphic Packaging Deferred Compensation Plan; Graphic Packaging Equity Incentive Plan; and the Equity Compensation Plan for Non-Employee Directors.

(2)
The breakdown per plan is as follows: Phantom Equity Plan, 58,651 shares; ACX Technologies, Inc. Salary Continuation Agreement, as amended, 121,343 shares; Graphic Packaging Deferred Compensation Plan, 105,825 shares; Graphic Packaging Equity Incentive Plan, 5,729,180 shares; Equity Compensation Plan for Non-Employee Directors, 38,348 shares.

(3)
No securities remain available for future issuance under the Phantom Equity Plan, pursuant to which phantom stock units and phantom stock appreciation units were granted, under the ACX Technologies, Inc. Salary Continuation Agreement, as amended, pursuant to which stock units and non-qualified stock options were granted, and under the Graphic Packaging Deferred Compensation Plan pursuant to which stock units were granted. 2,782,000 shares remain available for future issuance under the Graphic Packaging Equity Incentive Plan, pursuant to which non-qualified stock options and restricted stock awards are granted. The number of shares available for award under the Graphic Packaging Equity Incentive Plan is increased annually by 2 percent of the Graphic outstanding shares on each December 31. 153,002 shares remain available for future issuance under the Equity Compensation Plan for Non-Employee Directors, pursuant to which non-qualified stock options are granted.

Pension Plan Table

        The estimated total annual retirement benefits payable by Graphic under the defined benefit plan in which Mr. Coors and Mr. Scheible participate are set forth in the table below. The table illustrates benefits accrued through fiscal year 2002 and includes years of service and compensation earned while employed by ACCo, the former parent of Graphic.

	Years of Service
Remuneration	15	20	25	30	35
$125,000	$31,875	$42,813	$53,750	$64,688	$72,500
$150,000	$38,250	$51,375	$64.500	$77,625	$87,000
$175,000	$44,625	$59,938	$75,250	$90,563	$101,500
$200,000	$51,000	$68,500	$86,000	$103,500	$116,000
$225,000	$57,375	$77,063	$96,750	$116,438	$130,500
$250,000	$63,750	$85,625	$107,500	$129,375	$145,000
$275,000	$70,125	$94,188	$118,250	$142,313	$159,500
$300,000	$76,500	$102,750	$129,000	$155,250	$174,000
$325,000	$82,875	$111,313	$139,750	$168,188	$188,500
$350,000	$89,250	$119,875	$150,500	$181,125	$203,000
$375,000	$95,625	$128,438	$161,250	$194,063	$217,500
$400,000	$102,000	$137,000	$172,000	$207,000	$232,000
$425,000	$108,375	$145,463	$182,750	$219,938	$246,500
$450,000	$114,750	$154,125	$193,500	$232,875	$261,000
$475,000	$121,125	$162,688	$204,250	$234,813	$275,500
$500,000	$127,500	$171,250	$215,000	$258,750	$290,000
$525,000	$133,875	$179,813	$225,750	$271,688	$304,500
$550,000	$140,250	$188,375	$236,500	$284,625	$319,000
$575,000	$146,625	$196,938	$247,250	$297,563	$333,500

        Maximum permissible benefit under ERISA from the qualified retirement plan for 2002 was $160,000. In addition, the maximum compensation for 2002 which may be used in determining benefits from the qualified retirement plan is $200,000. Graphic has a non-qualified supplemental retirement plan which provides the benefits which are not payable from the qualified retirement plan because of the limitations. The amounts shown in this table include the benefits payable under the non-qualified supplemental retirement plan. The benefit is computed on the basis of a straight life annuity and is subject to a reduction to reflect, in part, the payment of Social Security benefits.

        The compensation covered by the retirement plan is salary only and does not include any of the other compensation items shown on the Summary Compensation Table above. The salary used to compute benefits is the average highest salary amount over a 36 consecutive month period in the last ten years. As of fiscal year-end 2002, average annual compensation covered by the retirement plan and credited years of service with Graphic, including previous compensation and years of service with ACCo and its subsidiaries, for the named executives are as follows: Jeffrey H. Coors—$528,893 and 35 years; David W. Scheible—$345,556 and 4 years.

  Graphic Compensation Committee Interlocks

        During 2002, Graphic directors John Hoyt Stookey and James K. Peterson served on the Graphic compensation committee. There were no compensation committee interlocks during 2002.

COMPENSATION OF DIRECTORS

        Each director who is not an officer or employee of the combined company will receive an annual retainer fee of $30,000, payable in quarterly installments. In addition, each non-employee director will receive $1,500 per board meeting attended and $1,000 per each committee meeting attended. Committee chairmen will receive a further retainer fee of $5,000. Seventy-five percent of the annual retainer fee and of any committee chairman retainer fee will be paid in the form of restricted stock, valued on the date of the grant, that will vest upon the second anniversary of the grant date. At the director's option, the remainder of the annual retainer fee and any committee chairman retainer fee may also be paid in the form of restricted stock. Non-employee directors will have the option to defer all or part of the cash compensation payable to them. See "Stock Plans—Directors Stock Incentive Plan" on page 184.

        Directors who are officers or employees of the combined company will not receive any additional compensation for serving as a director. Pursuant to the terms of his employment with CD&R, Mr. Conway has assigned the right to receive compensation for his service as a director to CD&R. The combined company will reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

BOARD COMMITTEES

        Following the merger, the committees of the combined company will consist of an audit committee, a compensation and benefits committee and a nominating and corporate governance committee. The combined company's board of directors may from time to time establish other committees to facilitate the management of the combined company.

  Audit Committee

        The audit committee of the combined company will consist of Harold R. Logan, Jr., John R. Miller and the additional designee to the board of directors to be nominated in accordance with the stockholders agreement, as the chair. All members of the audit committee will be independent directors, as will be required under rules recently enacted by the SEC and as is currently required by

NYSE listing standards. The audit committee will report on its activities to the board of directors and will be responsible for, among other things:

  •
  overseeing and ensuring compliance with the combined company's accounting and financial reporting principles and policies and internal controls and procedures;

  •
  monitoring the integrity of the combined company's financial statements;

  •
  selecting, evaluating and, when deemed appropriate, replacing the independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement); and

  •
  evaluating the independence of the independent auditors.

        The combined company will have at least one financial expert serving on its audit committee.

  Compensation and Benefits Committee

        The compensation and benefits committee of the combined company will consist of Kevin J. Conway, Martin D. Walker and John D. Beckett as the chair. The compensation and benefits committee will oversee the compensation and benefits of the combined company's management and employees and will be responsible for, among other things:

  •
  reviewing and making recommendations as to the compensation of the combined company's president and chief executive officer, the four other most highly compensated executive officers and any other individuals whose compensation the compensation and organization committee anticipates may become subject to Section 162(m) of the Code;

  •
  approving any awards of stock or options to those of the combined company's directors who are employees of the combined company and to other individuals who are "officers" of the combined company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended; and

  •
  administering certain elements of the annual performance incentive plan (described below).

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee of the combined company will consist of John D. Beckett, G. Andrea Botta, Kevin J. Conway, Jeffrey H. Coors and John R. Miller as the chair. The nominating and governance committee will be responsible for, among other things:

  •
  identifying qualified individuals for nomination to the combined company's board of directors; and

  •
  developing and recommending a set of corporate governance principles to the combined company's board of directors.

        Under the NYSE's proposed corporate governance rules, in the case of an issuer that is not a "controlled company," each member of the nominating and corporate governance committee and of the compensation and benefits committee will have to be an independent director. These rules have not yet been enacted, and no determination has been made as to whether the combined company will be deemed a "controlled company" under the NYSE's proposed rules.

EMPLOYMENT AGREEMENTS

New Employment Agreement with Stephen M. Humphrey

        Riverwood has entered into a new employment agreement, dated March 25, 2003, with Stephen M. Humphrey, the current President and Chief Executive Officer of RIC, and a director of RIC and

Riverwood. Upon completion of the merger, this agreement will replace Mr. Humphrey's current employment agreement, dated January 1, 2002, with RIC and Riverwood.

        The term of Mr. Humphrey's new employment agreement begins upon the completion of the merger and ends on March 31, 2007. Pursuant to this new agreement, Mr. Humphrey will continue to serve as the President and Chief Executive Officer of RIC and the combined company.

        Pursuant to this new agreement, Mr. Humphrey's base salary will be $950,000 beginning on April 1, 2003 and ending on March 31, 2004, and shall increase to $1,000,000 thereafter. During the employment term, Mr. Humphrey will also be eligible for an annual target bonus of 100% of base salary (with a maximum annual bonus opportunity equal to 200% of base salary) and welfare benefits including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance. Mr. Humphrey will be eligible to participate in all of the profit sharing, pension, retirement, deferred compensation and savings plans applicable to the combined company's senior executives.

        If Mr. Humphrey's employment is terminated without cause or he terminates his employment for good reason, RIC will pay Mr. Humphrey (in addition to accrued amounts) the following severance benefits:

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  base salary for the remainder of the employment term or for three years, whichever is shorter;

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  a pro rata bonus for the year in which employment is terminated, provided that applicable performance objectives have been achieved;

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  continued life, medical, dental, accidental death and dismemberment and prescription drug benefits for as long as base salary is paid; and

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  reimbursement for outplacement and career counseling services in an amount not to exceed the lesser of $25,000 or 20% of base salary.

        For purposes of this agreement, a termination for "good reason" is a termination by Mr. Humphrey of his employment within thirty days following:

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  the assignment of duties that are significantly different from and that result in a substantial diminution of his duties at the commencement of the employment term;

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  the failure of RIC to require a successor to assume the agreement;

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  a reduction in his base salary; or

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  a breach by RIC of any of its obligations under the agreement or a breach by the combined company of any of its obligations under the option agreement with Mr. Humphrey or any other incentive award agreement granted to Mr. Humphrey.

        Upon his retirement, Mr. Humphrey will receive a supplemental retirement benefit equal to the difference between the benefits provided under the Riverwood International Employees Retirement Plan and Supplemental Pension Plan and the benefits he would receive under such plans if he had ten years of service with Riverwood. Mr. Humphrey will not receive this benefit if his employment is terminated due to death, disability, or cause or if he terminates his employment not for good reason or retires prior to the end of the employment term.

        The new agreement also amends the vesting schedule of special performance options granted to Mr. Humphrey under the Management Stock Option Agreement, dated as of January 1, 2002 between Mr. Humphrey and Riverwood. Pursuant to the terms of the new employment agreement, the special performance options granted under the option agreement shall vest one-third on the effective time of the merger, one-third on the second anniversary of the consummation of the merger, and one-third on the third anniversary of the effective time of the merger.

        Pursuant to the terms of his new employment agreement, 75,000 of the unvested performance options (before giving effect to Riverwood's anticipated stock split) granted to Mr. Humphrey under Riverwood stock incentive plans will be exchanged for 15,000 new stock options and 22,500 restricted units, in each case before giving effect to Riverwood's anticipated stock split. These options and restricted units, as well as the other unvested performance options held by Mr. Humphrey, will vest one-third on each of the first three anniversaries of the merger.

Other Employment Agreements

        Messrs. Blount and Saucier also have employment agreements with Riverwood. The agreements with Messrs. Blount and Saucier entered into as of September 1, 1998 and November 1, 1998, respectively, have an initial three year term that automatically extends for additional one-year periods following the expiration of the initial term. The agreements provide for minimum base salaries of at least $200,000 and $225,000, for each of Messrs. Blount and Saucier, respectively, and for bonuses and other benefits set forth in the Summary Compensation Table. In the event of termination of employment by us without cause or by the executive for good reason (in each case as defined in the respective employment agreement), the agreements provide for severance of a pro-rata incentive bonus for the year in which termination of employment occurs, and base salary and continued welfare benefits for the longer of the remainder of the employment term, one year or one month for each full year of service. The agreements also contain certain non-competition and non-solicitation provisions.

New Employment Agreements with Jeffrey H. Coors and David W. Scheible

        Jeffrey H. Coors and David W. Scheible have employment agreements with Graphic. The combined company will succeed to the rights and obligations of Graphic under these employment agreements following the effective time of the merger. For a description of the terms of these agreements, see "Interests of Certain Persons in the Merger—New Employment Agreements with Jeffrey H. Coors and David W. Scheible" on page 66.

STOCK PLANS

2003 Long-Term Incentive Plan

        Establishment of 2003 LTIP.    Effective March 25, 2003, Riverwood established the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, or the 2003 LTIP. The 2003 LTIP provides for the award to eligible participants of (1) stock options, including incentive stock options (within the meaning of Section 422 of the Code); (2) restricted stock and restricted units; (3) stock appreciation rights; (4) incentive stock and incentive units; and (5) deferred shares and supplemental units. Any issuance of (1) options to purchase stock in the combined company or (2) restricted stock in the combined company to Mr. Coors or Mr. Scheible pursuant to their employment agreements, as described in "Interests of Certain Persons in the Merger—New Employment Agreements with Jeffrey H. Coors and David W. Scheible" on page 66, will be issued under the 2003 LTIP.

        Eligibility.    Awards may be made to any director, officer or employee of Riverwood or the combined company, including any prospective employee, and to any consultant or advisor to Riverwood or the combined company selected by the compensation and benefits committee. The number of employees participating in the 2003 LTIP will vary from year to year.

        Shares Subject to the 2003 LTIP.    A total of 100,000 shares (before giving effect to Riverwood's anticipated stock split) of common stock are authorized to be issued under the 2003 LTIP. If shares subject to an award under the 2003 LTIP or the 1996 stock incentive plan, the 1999 long term incentive plan or the 2002 stock incentive plan, or collectively, the prior plans, cease to be subject to such award as a result of forfeiture or cancellation, or if an award under the 2003 LTIP or the prior plans otherwise terminates without a payment being made to the participant in the form of common stock, the shares subject to such awards will again be available for future awards under the 2003 LTIP. The total number of shares issued under the 2003 LTIP will include shares received by Riverwood or the combined company in connection with the exercise of any award granted under the 2003 LTIP or prior plans. Only the net number of shares actually issued under the 2003 LTIP shall count against the limitation of shares that may be issued thereunder. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the common stock, the compensation and benefits committee may make appropriate adjustments to the type and number of shares covered by options and other awards then outstanding under the 2003 LTIP, the exercise price of outstanding options and the shares that remain available for award under the plan.

        Limitations on Awards.    The maximum number of shares of common stock with respect to which options may be granted to any one person in 2003 is 1,000,000 and, in each fiscal year that follows, is 110% of the maximum number of shares applicable for the preceding fiscal year.

        Administration.    The 2003 LTIP is administered by the compensation and benefits committee, which may delegate its authority except to the extent that it relates to the compensation of our Chief Executive Officer, our four other most highly compensated executive officers or any other individual whose compensation the board of directors or compensation and benefits committee believes may become subject to Section 162(m) of the Code. The compensation and benefits committee has the authority to construe, interpret and implement the 2003 LTIP and any agreements evidencing any awards under the plan, and to prescribe, amend and rescind rules and regulations relating to the 2003 LTIP. However, the committee may not take any steps that would have the effect of disqualifying the plan under section 422 of the Code. The determination of the compensation and benefits committee on all matters relating to the 2003 LTIP or any award agreement will be final and binding.

        Stock Options.    The compensation and benefits committee may grant options to purchase shares of common stock that are either "qualified," which are those awards that satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," which are those awards that are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of the 2003 LTIP, the exercise price of the options will, unless the compensation and benefits committee determines otherwise, not be less than the closing price of the common stock on the date of grant. The exercise price of the option is payable in cash or its equivalent or, as permitted by the compensation and benefits committee, by exchanging shares of common stock owned by the participant, or by a combination of the foregoing.

        The options will generally have a term of ten years, unless the compensation and benefits committee specifies a shorter term, and, will become exercisable in accordance with the vesting schedule determined by the committee. An option holder who ceases employment with Riverwood or the combined company as a result of the holder's (1) death, (2) disability, (3) early retirement (with the consent of the compensation and benefits committee) or (4) normal retirement, the option holder (or his or her beneficiary or legal representative) may exercise any option, regardless of whether then vested, for a period of one year (or such greater or lesser period as determined by the compensation and benefits committee at or after grant), but in no event after the date the option otherwise expires. If an option holder's employment is terminated for any other reason other than cause (as defined in the 2003 LTIP), the option holder may exercise any vested option for a period of 30 days after the date of termination, but in no event after the date the option otherwise expires, and all unvested options will be terminated as of the date of termination. If an option holder's employment is terminated for cause, all options held by the option holder, whether or not vested, will terminate and be canceled as of the date of termination.

        Restricted Stock and Restricted Units.    The compensation and benefits committee may award restricted stock and restricted units. For purposes of the 2003 LTIP, restricted stock is an award of common stock and a restricted unit is a contractual right to receive common stock (or cash based on the closing price of common stock). These awards will be subject to such terms and conditions, if any, as the compensation and benefits committee deems appropriate. Unless otherwise determined by the compensation and benefits committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and, if and to the extent determined by the compensation and benefits committee, either will be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by restricted units. Restricted stock and restricted units will generally become vested and nonforfeitable and the restriction period will lapse pro rata in accordance with the vesting schedule determined by the committee. If a participant's employment terminates because of death, disability, early retirement (with the compensation and benefits committee's consent) or normal retirement during the period in which the transfer of shares is restricted the restricted stock or restricted units will become vested and nonforfeitable as to that percentage of the shares based upon the days worked as a percentage of total days in the restricted period (or such greater percentage as the compensation and benefits committee may determine). Unless otherwise determined by the compensation and benefits committee, if a participant terminates employment during the restriction period for any reason other than death, disability, early retirement or normal retirement, any restricted stock or restricted units will be forfeited and cancelled as of the date of termination. When restricted units become vested, a participant will receive one share of common stock for each restricted unit held by the participant or, if the compensation and benefits committee so determines, the participant may be paid the closing price of the shares underlying the restricted units as of the payment date.

        Incentive Stock and Incentive Units.    The compensation and benefits committee may also award incentive stock and incentive units. For purposes of the 2003 LTIP, incentive stock is an award of common stock and an incentive unit is a contractual right to receive common stock (or cash based on fair market value of common stock). These awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the compensation and benefits committee including: (i) EBITDA, (ii) return on stockholders equity; (iii) return on the Riverwood or the combined company assets; (iv) increase in Riverwood or the combined company earnings; (v) sales growth; (vi) relative performance versus a peer group of companies; (vii) diversity factors; and (viii) safety performance. With regard to a particular performance period, the compensation and benefits committee will have the discretion, subject to the 2003 LTIP's terms, to determine the terms and conditions of awards, including the performance objectives to be achieved during the performance measurement period and the determination of whether and to what degree the specified objectives have been attained. Unless otherwise determined by the compensation and benefits committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the incentive stock and, if and to the extent determined by the compensation and benefits committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by the incentive units. If a participant's employment terminates because of death, disability, early retirement (with the compensation and benefits committee's consent) or normal retirement during the performance measurement period, an award of incentive stock or incentive units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives for the days worked as a percentage of total days in the performance period (or such greater percentage as the compensation and benefits committee may determine). Unless the compensation and benefits committee determines otherwise, any incentive stock or incentive unit award will be forfeited in the event of any other termination of employment by a participant. When incentive units become vested, a participant will receive one share of common stock for each incentive unit held by the participant or, if the compensation and benefits committee so determines, the participant may be paid the closing price of the shares underlying the restricted units as of the payment date.

        Stock Appreciation Rights.    The compensation and benefits committee may award stock appreciation rights under the 2003 LTIP. Stock appreciation rights may be granted alone or together with an option. Unless otherwise determined by the compensation and benefits committee, a stock appreciation right granted together with an option will have terms that are substantially identical to the option, to the extent applicable. Similarly and to the extent applicable, a stock appreciation right granted alone will have terms that are substantially identical to the options that are granted under the 2003 LTIP, to the extent applicable. Upon exercise of a stock appreciation right, the holder will be entitled to receive payment determined by multiplying (1) the excess of the closing price of a share of common stock on the date of exercise over the closing price of a share of common stock on the date of grant and (2) the number of shares of common stock with respect to which stock appreciation rights are exercised. Payments in respect of the exercise of a stock appreciation right may be made in cash, common stock or a combination of cash and common stock, as determined by the compensation and benefits committee.

        Deferred Stock and Supplemental Units.    The compensation and benefits committee may award deferred shares, which confer upon a participant the right to receive shares of common stock at the end of a specified deferral period. To the extent determined by the compensation and benefits committee, and upon such terms and conditions as the compensation and benefits committee may determine, a participant may also elect to defer all or a portion of his annual compensation and/or incentive bonus and receive in lieu of such payments deferred shares equal to the greatest whole number of shares determined by dividing (1) the amount of compensation or incentive bonus deferred by (2) the closing price of a share of common stock on the date such compensation or bonus would otherwise have been paid. To the extent determined by the compensation and benefits committee, a participant who elects to defer receipt of his compensation or bonus and receive deferred shares may also receive supplemental deferred shares, or supplemental units.

        Deferred shares and supplemental units carry no voting rights until the underlying shares have been issued. The compensation and benefits committee will determine whether and to what extent any dividend equivalents attributable to deferred shares or supplemental units are to be paid currently or credited to the participant's account and deemed reinvested in deferred shares. Supplemental units and dividend equivalents with respect thereto will vest in accordance with the vesting schedule determined by the committee. Deferred shares and dividend equivalents with respect thereto will be fully vested at all times.

        If a participant's employment terminates because of death, disability, early retirement (with the compensation and benefits committee's consent) or normal retirement during the vesting period, any supplemental units and related dividend equivalent granted to a participant will become vested and nonforfeitable. Unless the compensation and benefits committee determines otherwise, a participant's supplemental units and related dividend equivalent will be forfeited in the event of any other termination of a participant's employment except a termination for cause (as defined in the 2003 LTIP). If a participant's employment is terminated for cause, all supplemental units held by the participant, whether or not vested, will terminate and be cancelled as of the date of termination.

        Unless the compensation and benefits committee determines otherwise, a participant will be entitled to receive one share of common stock for each vested deferred share or supplemental unit. However, the compensation and benefits committee may determine that, in lieu of issuing shares, deferred shares and supplemental units should be settled by payment to the participant of cash equal to the closing price of the underlying shares on the payment date.

        Nontransferability of Awards.    Awards under the 2003 LTIP will generally not be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the participant only by the director or his or her legal representative. The compensation and benefits committee may, upon such terms and conditions as it determines appropriate, permit transfers to the participant's family members or to entities of which the participant or his or her family members are the sole beneficiaries or owners.

        Status of Participants.    The participants in the 2003 LTIP will be unsecured general creditors of Riverwood or the combined company. Unless otherwise provided in an award agreement, a participant will have no rights as a stockholder with respect to any shares covered by any award until the underlying shares are delivered. An award will not confer on a participant any right to continued employment. Unless otherwise required by law or determined by the compensation and benefits committee, awards under the 2003 LTIP will not be taken into account for purposes of any other compensation or benefit plan or arrangement of Riverwood or the combined company.

        Tax Withholding.    Riverwood or the combined company will be entitled to withhold from any payment any required withholding or other taxes, and may require that the participant provide sufficient funds to Riverwood or the combined company to satisfy any required withholding tax obligations before we will deliver any shares or make any other payment to the participant. The compensation and benefits committee may permit a participant to satisfy any required withholding tax obligations by delivering shares of common stock previously owned by the participant or by withholding a number of shares of common stock otherwise deliverable to the participant, in each case having a fair market value at the time equal to the amount of the required withholding taxes, and upon such other terms and conditions as the compensation and benefits committee determines appropriate.

        Term and Amendment.    The 2003 LTIP will have a ten-year term. The board of directors or the compensation and benefits committee may amend, suspend or terminate the 2003 LTIP. The expiration of the term of the plan, or any amendment, suspension or termination will not adversely affect any outstanding award held by a participant without the consent of the participant.

        Change in Control.    In the event of a change in control (as defined in the 2003 LTIP) all outstanding stock options shall, at the discretion of the compensation and benefits committee, become fully exercisable or be canceled in exchange for a payment in cash equal to the product of (1) the excess of the change in control price over the option exercise price, and (2) the number of shares of common stock covered by such stock options. All other awards granted under the 2003 LTIP will become vested and shall be immediately transferable or payable. In the event that a change in control is as a result of a merger or consolidation of Riverwood or the combined company, or as a result of the sale or transfer of substantially all of the assets of Riverwood or the combined company to a non-affiliate, a participant whose employment or service is terminated due to death or disability (as defined under the 2003 LTIP) or by Riverwood or the combined company for reasons other than cause (as defined under the 2003 LTIP) on or after the date that such transaction is approved by our stockholders will be treated as continuing to be employed or retained until the occurrence of the change in control. The proposed merger will not constitute a change in control under this plan.

        Federal Income Tax Consequences.    The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards under the 2003 LTIP.

        The grant of a stock option will give rise to no tax consequences for the option holder or the combined company. Upon exercising a stock option, other than an incentive stock option, the option holder will generally recognize ordinary income equal to the difference between the exercise price and the closing price of the shares acquired on the date of exercise, and we generally will be entitled to a tax deduction in the same amount. A stock option holder generally will not recognize taxable income upon exercising an incentive stock option and the combined company will not be entitled to any tax deduction with respect to an incentive stock option if the option holder holds the shares for the applicable periods specified in the Internal Revenue Code.

        With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. The fair market value of the shares delivered will be the product of the number of shares delivered and the closing price of a share of common stock on the date of delivery of the shares. Riverwood or the combined company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Directors Stock Incentive Plan

        Establishment of Directors Stock Incentive Plan.    On June 5, 2003, the Riverwood board of directors adopted the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, or the directors stock incentive plan. Riverwood's stockholders are expected to approve the plan prior to the merger. The directors stock incentive plan will provide for the grant of fee share awards, elective share awards and phantom stock following the closing of the merger.

        Eligibility.    Only members of the combined company's board of directors who are not employees of the combined company will be eligible to participate in the directors stock incentive plan. Such directors will be referred to in this discussion as "eligible directors."

        Shares Subject to the Directors Stock Incentive Plan.    The maximum number of shares of common stock authorized to be issued under the directors stock incentive plan is 3,750,000 (which reflects Riverwood's anticipated 15.21-to-1 stock split). If shares subject to an award under the directors stock incentive plan cease to be subject to such award because such award is canceled, terminated or otherwise settled without the issuance of common stock, the shares subject to such award will be available for future awards under the directors stock incentive plan. In the event that shares of common stock are received by the combined company in connection with the exercise of an award, only the net number of shares actually issued will count against the limitation on the number of shares that may be issued under the directors stock incentive plan. The shares that may be issued and delivered under the directors stock incentive plan may be treasury shares or authorized but unissued shares of the combined company that are not reserved for any other purpose. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the directors stock incentive plan and/or the board may make provision for a cash payment to a person who has an outstanding award under the directors stock incentive plan.

        Administration.    The directors stock incentive plan will be administered by the board. The board will have the authority to construe and interpret the terms of the directors stock incentive plan and to determine additional terms and conditions of awards. The board will also have the authority to establish any rules and regulations that it may deem necessary for purposes of administering the directors stock incentive plan. The determination of the board on all matters relating to the directors stock incentive plan will be final. The board may delegate its authority to a committee of the board.

        Fee Share Award.    Under the terms of the directors stock incentive plan, if and to the extent so determined by the board, all or a portion of the annual retainer fee, annual committee chairman fee or other fee payable to an eligible director will be payable as a fee share award. The granting of a fee share award will result in the issuance to an eligible director of the greatest number of whole shares of the combined company's common stock derived when the portion of the director's annual retainer fee to be paid as a fee share award is divided by the closing price of a share of the combined company's common stock on the date of issuance of the shares, subject to such vesting conditions or other restrictions as the board may determine. The date of issuance will generally be the first business day of the calendar quarter with respect to which the annual retainer fee is payable.

        Elective Share Award.    An eligible director may elect to receive as an elective share award any portion of the annual retainer, committee chairman retainer fee, meeting fee or other fees payable in cash. The grant of an elective share award will result in the issuance to an eligible director of the greatest number of whole shares of the combined company's common stock derived when the cash fee otherwise payable to the eligible director is divided by the closing price of a share of the combined company's common stock on the date of issuance of the shares. The date of issuance with respect to cash fees that are annual retainer fees will generally be the first business day of the calendar quarter with respect to which the annual retainer fee is payable. The date of issuance with respect to any other cash fees will be the date on which such fees would otherwise have been payable to the eligible director.

        Phantom Stock and Deferred Compensation.    The directors stock incentive plan will permit an eligible director to elect to defer receipt of all or any part of his or her annual retainer fee, committee chairman retainer fee, meeting fee or other fees (whether payable in cash or shares) with respect to a calendar year following the year in which the election is made. A director who elects to defer cash fees will be credited with a number of "phantom" shares of common stock, or phantom stock, equal to the amount of the deferred fee divided by the closing price per share of common stock on the date the fee would otherwise have been payable. A director who elects to defer fees that would otherwise be payable as an elective share award or a fee share award will be credited with a number of phantom stock equal to the number of shares that the director would have received pursuant to the elective share award or the fee share award. If any dividends other than stock dividends are paid on the common stock, the director will be credited with additional shares of phantom stock equal to the dividend that would have been paid on the director's phantom stock divided by the closing price per share of common stock on the dividend payment date. If stock dividends are paid on the common stock, the director will be credited with additional shares of common stock equal to the number of shares payable with respect to a share of common stock multiplied by the number of shares of phantom stock credited to the director in the stock account maintained on behalf of the director. The board of directors will adjust the number of shares of phantom stock credited to a director if there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the common stock (including a stock dividend). A director's phantom stock will be credited to a stock account maintained by the combined company.

        A director who elects to defer any portion of his or her fees will also elect whether (1) the aggregate amounts credited to his or her stock account will be distributed wholly in cash, in the greatest number of whole shares of common stock (with any fractional interest payable in cash) or a combination of cash and whole shares, (2) the distribution will commence immediately following the date he or she ceases to be a director or on the first business day of any calendar year following the calendar year in which he or she ceases to be a director and (3) the distribution will be in one lump-sum payment or in such number of annual installments (not to exceed ten) as he or she may designate. A director may also elect to receive a distribution of all or any portion of the amounts credited to his or her stock account as of a date at least one full year after the date when he or she initially elected to defer fees, but any director who does so will cease to be eligible to make any additional deferrals for the two immediately following calendar years.

        A director to whom shares of phantom stock have been credited will have only the rights of a general unsecured creditor of the combined company and will have no rights as a stockholder of the combined company with respect to phantom stock with which he or she has been credited until the common stock underlying the phantom stock is delivered.

        Change of Control.    In the event of a change in control (as defined in the 2003 LTIP) all awards granted to a director will become vested and be immediately transferable or payable.

        Federal Income Tax Consequences.    The following is a brief description of the material U.S. federal income tax consequences generally arising with respect awards granted and fees deferred under the directors stock incentive plan.

        A director who receives a fee share award or elective share award that is not subject to any restrictions will generally recognize ordinary income equal to the fair market value of the shares delivered. The fair market value of the shares delivered will be the product of the number of shares delivered and the closing price of a share of common stock on the date of delivery of the shares. A director who defers fees (whether payable in cash or shares) will generally not recognize ordinary income with respect to deferred fees when they are so deferred, but will generally recognize ordinary income equal to the amount of the cash or the fair market value of shares distributed in the year in which the cash or shares are distributed. The combined company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the director.

2002 Stock Incentive Plan

        Establishment of the 2002 Stock Incentive Plan.    Effective January 1, 2002, Riverwood established the Riverwood Holding, Inc. 2002 Stock Incentive Plan, or the 2002 stock incentive plan. The 2002 stock incentive plan provides for the award of nonqualified stock options or restricted stock units, subject to the terms and conditions thereunder. Before the completion of the proposed merger, the 2002 stock incentive plan will be amended to preclude the future grant of awards.

        Eligibility.    Executive officers and other key management employees of Riverwood selected by the board have been granted awards under the 2002 stock incentive plan.

        Shares Subject to the 2002 Stock Incentive Plan.    The maximum number of shares of common stock authorized to be issued under the 2002 stock incentive plan is 658,353 (before giving effect to Riverwood's anticipated stock split). As of March 31, 2003, 634,185 shares of common stock (before giving effect to Riverwood's anticipated stock split) were subject to awards under the 2002 stock incentive plan. The shares to be issued and delivered under the 2002 stock incentive plan may be treasury shares or authorized but unissued shares of Riverwood or the combined company. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the plan.

        Administration.    The 2002 stock incentive plan has been administered by the compensation and benefits committee, which has the authority to grant awards, determine the terms and conditions of awards, interpret the 2002 stock incentive plan and to make all determinations necessary and advisable for purposes of administering the 2002 stock incentive plan. The determination of the compensation and benefits committee on all matters relating to the 2002 stock incentive plan is final. The foregoing authority has been delegated to the compensation and benefits committee by the board pursuant to the terms of the 2002 stock incentive plan.

        Stock Options.    All outstanding stock options granted under the 2002 stock incentive plan are nonqualified options to purchase common stock. All stock options have been granted at a per share exercise price of $120.00 (before giving effect to Riverwood's anticipated stock split), an amount that is not less than the fair market value (as determined by the board) of a share of common stock on the grant date of each such stock option. The stock options will become one-third vested on the second anniversary of the grant date and two-thirds vested on the third anniversary of the grant date. The options will also become fully vested (1) in the event of a change in control of Riverwood or the combined company (see below), (2) if the option holder's employment is terminated other than for cause (as defined in the 2002 stock incentive plan) or for good reason (as defined in the applicable award agreement) after the sale of all of the common stock held by the CDR fund and its affiliates to a non-affiliate, or (3) if the option holder's employment is terminated as a result of death, permanent disability (as defined in the 2002 stock incentive plan) or retirement (as defined in the 2002 stock incentive plan).

        The stock options generally have a term of 10 years. If an option holder terminates employment with Riverwood or the combined company and its subsidiaries on account of death, permanent disability or retirement, all stock options will become vested as of the employment termination date and will remain exercisable until the earlier of (1) the first anniversary of the option holder's termination of employment and (2) the date the options would otherwise expire. If an option holder's employment terminates for cause, all stock options, whether or not vested, will terminate immediately. If an option holder's employment terminates for any other reason, his vested stock options will remain exercisable until the date the stock options would otherwise expire. Any stock options that have not become vested as of the date of the option holder's termination of employment will terminate and be cancelled immediately upon such termination of employment.

        Following the consummation of an underwritten public offering or the completion of the proposed merger, an option holder will be permitted to deliver to Riverwood or the combined company, in full or partial payment of the exercise price of such stock options, the shares of common stock owned by such option holder for at least 6 months.

        Restricted Stock Units.    Under the terms of the 2002 stock incentive plan, participants were also awarded restricted stock units in respect of which a participant would be eligible to receive cash or common stock. Subject to the continuous employment of the participant with Riverwood or the combined company and its subsidiaries, the restricted stock units will become fully vested on the second anniversary of the grant date. The restricted stock units will also become fully vested (1) in the event of a change in control of Riverwood or the combined company (see below), (2) if a participant's employment is terminated by reason of death, disability or retirement or (3) the participant's employment is terminated other than for cause or good reason after the sale of all the common stock held by the CDR fund and its affiliates to a non-affiliate. If a participant's employment with Riverwood or the combined company and its subsidiaries terminates for any other reason, the restricted units held by the participant will terminate.

        Upon vesting of the restricted stock, Riverwood or the combined company may, in its sole discretion, (1) deliver to the participant the shares of common stock underlying such restricted stock units or (2) pay to the participant a cash amount equal to the product of (x) the fair market value of a share of common stock as of the vesting date and (y) the number of shares of common stock underlying the restricted stock units that have become so vested.

        Change of Control.    In the event of a change in control (as defined in the supplemental plan), all outstanding stock options will become vested and will be cancelled in exchange for a payment equal to the product of (1) the excess of the change in control price over the option exercise price and (2) the number of shares of common stock covered by such stock options. All restricted stock units will become fully vested upon a change in control and each holder of such restricted stock units will receive a payment equal to the product of (x) the change in control price and (y) the number of shares of common stock underlying the restricted stock units. Payments with respect to the cancelled stock options and restricted stock units may, at the discretion of the board, be made in shares of publicly traded common stock of the acquiring entity. The proposed merger will not constitute a change in control under this plan.

        Federal Income Tax Consequences.    For a brief summary of the U.S. federal income tax consequences of receiving the stock option awards and restricted stock unit awards, please see "—2003 LTIP—Federal Income Tax Consequences" above.

1999 Long Term Incentive Plan

        Establishment of the 1999 LTIP.    Effective February 24, 1999, Riverwood established the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, or the 1999 LTIP. The 1999 LTIP provides for the award of nonqualified stock options, incentive stock units and certain payments, subject to the terms and conditions thereunder. Before the completion of the proposed merger, the 1999 LTIP will be amended to preclude the future grant of awards.

        Eligibility.    Executive officers and other key management employees of Riverwood selected by the board have been granted awards under the 1999 LTIP. The number of participants in the 1999 LTIP has varied from year to year.

        Shares Subject to the 1999 LTIP.    The maximum number of shares of common stock authorized to be issued under the 1999 LTIP is 457,300 (before giving effect to Riverwood's anticipated stock split). As of March 31, 2003, 171,043 shares of common stock (before giving effect to Riverwood's anticipated stock split) were subject to awards under the 1999 LTIP. The shares to be issued and delivered under the 1999 LTIP may be treasury shares or authorized but unissued shares of Riverwood or the combined company. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the plan. Adjustments will also be made to the exercise price in respect of such awards.

        Administration.    The 1999 LTIP has been administered by the compensation and benefits committee, which has the authority to grant awards, determine the terms and conditions of awards, interpret the 1999 LTIP and to make all determinations necessary and advisable for purposes of administering the 1999 LTIP. The determination of the compensation and benefits committee on all matters relating to the 1999 LTIP is final. The foregoing authority has been delegated to the compensation and benefits committee by the board pursuant to the terms of the 1999 LTIP.

        Stock Options.    All outstanding stock options granted under the 1999 LTIP are nonqualified options to purchase common stock. The stock options are performance options that become vested upon the achievement by Riverwood or the combined company of certain EBITDA levels determined by the board for the fiscal years 1999, 2000 or 2001. All of the stock options granted under the 1999 LTIP will become vested on the date that is nine years and six months from the grant date of the stock options to the extent they have not previously vested, but only if the option holder is employed by Riverwood or the combined company or its subsidiaries on such date.

        The stock options generally have a term of 10 years. If an option holder terminates employment with Riverwood or the combined company and its subsidiaries on account of death, permanent disability (as defined in the 1999 LTIP) or retirement (as defined in the 1999 LTIP), all stock options that have become vested as of the employment termination date will remain exercisable until the earlier of (1) the first anniversary of the option holder's termination of employment and (2) the date the options would otherwise expire. If an option holder's employment terminates for cause (as defined in the 1999 LTIP), all stock options, whether or not vested, will terminate immediately. If an option holder's employment terminates for any other reason, his or her vested stock options will remain exercisable until the date the stock options would otherwise expire. Any stock options that have not become vested as of the date of the option holder's termination of employment will terminate and be cancelled immediately upon such termination of employment.

        Following the consummation of an underwritten public offering or the completion of the proposed merger, an option holder will be permitted to deliver to Riverwood or the combined company, in full or partial payment of the exercise price of such stock options, the shares of common stock owned by such option holder for at least six months.

        Incentive Stock Units and Payments.    Under the terms of the 1999 LTIP, participants were also awarded incentive stock units in respect of which a participant would be eligible to receive cash or common stock. Incentive stock units are payable only if there is a change in control of Riverwood or the combined company, the change in control price (as defined in the 1999 LTIP) equals or exceeds a target change in control price, which ranges from $120 to $150 (before giving effect to Riverwood's anticipated stock split) and (1) the participant remains employed by Riverwood or the combined company and its subsidiaries until the date that the change in control occurs or (2) the participant's employment with Riverwood or the combined company or its subsidiaries is terminated without cause (as defined in the 1999 LTIP) or for good reason (as defined in the applicable award agreement) after the sale of all of the common stock held by the CDR fund and its affiliates to a non-affiliate and the termination occurs within six months of such change in control. The amount payable in respect of the incentive stock units that become payable as a result of a change in control transaction will equal the product of (x) the change in control price multiplied by (y) the number of shares of common stock covered by the incentive stock units that become so payable. The board may determine that such payment will be made in shares of common stock, rather than cash, of the acquiring entity having an aggregate fair market value equal to such payment, but only if the shares of the acquiring entity are publicly traded.

        If a participant's employment is voluntarily or involuntarily terminated for any reason, all incentive stock units held by such participant will be cancelled on the date of such termination.

        In the absence of a change in control, the incentive stock units will become vested nine years and six months from the date of grant, but only if the participant is employed by Riverwood, the combined company or its affiliates on such date. Upon vesting of the incentive stock units, the participant will receive the shares of common stock underlying such incentive stock units. In the event of a participant's termination of employment prior to an initial public offering of the common stock, Riverwood or the combined company and the CDR fund will have the right to repurchase the common stock delivered to a participant in connection with the vesting of an incentive stock unit.

        Change of Control.    In the event of a change in control (as defined in the 1999 LTIP), all outstanding stock options will become vested and will be cancelled in exchange for a payment equal to the product of (1) the excess of the change in control price over the option exercise price, and (2) the number of shares of common stock covered by such stock options. Payments will be made in respect of the incentive stock units as described above. The proposed merger will not constitute a change in control under this plan.

        Federal Income Tax Consequences.    For a brief summary of the U.S. federal income tax consequences of receiving the stock option awards and stock incentive unit awards, see "—2003 LTIP—Federal Income Tax Consequences" above.

1996 Stock Incentive Plan

        Establishment of 1996 Stock Incentive Plan.    Effective April 8, 1996, Riverwood established the Riverwood Holding, Inc. Stock Incentive Plan, or 1996 stock incentive plan. The 1996 stock incentive plan provides for the granting of nonqualified stock options and rights to purchase common stock subject to the terms and conditions thereunder. Before the completion of the proposed merger, the 1996 stock incentive plan will be amended to preclude the future grant of awards.

        Eligibility.    Executive officers and other key management employees of Riverwood selected by the board have been granted awards under the 1996 stock incentive plan. The number of participants in the 1996 stock incentive plan has varied from year to year.

        Shares Subject to the 1996 Stock Incentive Plan.    The maximum number of shares common stock authorized to be issued under the 1996 stock incentive plan is 690,500 (before giving effect to Riverwood's anticipated stock split). As of March 31, 2003, 379,140 shares of common stock (before giving effect to Riverwood's anticipated stock split) were subject to awards under the 1996 stock incentive plan. The shares that may be issued and delivered under the 1996 stock incentive plan may be treasury shares or authorized but unissued shares of Riverwood or the combined company. If there is a change in the number or kind of outstanding shares of common stock by reason of any recapitalization, reorganization, merger, consolidation, exchange of shares or any similar change affecting the common stock, the board will make appropriate adjustments to the type and number of shares covered by awards then outstanding under the 1996 stock incentive plan. Adjustments will also be made to the exercise price or purchase price in respect of such awards.

        Administration.    The 1996 stock incentive plan has been administered by the compensation and benefits committee, which has the authority to grant awards, determine the terms and conditions of awards, interpret the 1996 stock incentive plan and to make all determinations necessary and advisable for purposes of administering the 1996 stock incentive plan. The determination of the compensation and benefits committee on all matters relating to the 1996 stock incentive plan is final. The foregoing authority has been delegated to the compensation and benefits committee by the board pursuant to the terms of the 1996 stock incentive plan.

        Stock Options.    All outstanding 1996 stock options granted under the 1996 stock incentive plan are nonqualified options to purchase common stock. Stock options granted under the 1996 stock incentive plan are either service options or performance options. Some option holders have been granted only service options, while others have been granted both performance options and service options.

        Service options become vested in five equal installments on each of the first five anniversaries of the grant date. Service options also become fully vested (1) in the event of a change in control of Riverwood or the combined company (see below) or (2) if the option holders' employment is terminated other than for cause (as defined in the 1996 stock incentive plan) or for good reason (as defined in the applicable award agreement) after the sale of all of the common stock held by the CDR fund and its affiliates to a non-affiliate.

        Performance options become vested upon the achievement by Riverwood or the combined company of EBITDA targets determined by the board and provided that the option holder is employed by Riverwood, the combined company, or its subsidiaries on the date that the EBITDA target is achieved. Additionally, performance options become fully vested (1) upon a change in control of Riverwood or the combined company or (2) nine years and six months after the grant date regardless of whether Riverwood or the combined company achieves the applicable EBITDA targets, but only if the option holder is employed by Riverwood, the combined company or its subsidiaries on such date.

        The stock options generally have a term of ten years. If an option holder terminates employment with Riverwood or the combined company and its subsidiaries on account of death, permanent disability (as defined in the 1996 stock incentive plan) or retirement (as defined in the 1996 stock incentive plan), all service options and a proportionate share of the performance options will become vested. This "proportionate share" of performance options is determined by multiplying (1) the percentage obtained by dividing (x) the cumulative EBITDA achieved by Riverwood or the combined company as of the last day of the calendar quarter coinciding with or immediately preceding the option holder's termination of employment by (y) the EBITDA target specified by the board for the year of employment termination and (2) the total number of shares of common stock subject to the performance options. Performance options that do not become vested will terminate and be cancelled immediately upon the option holder's termination of employment. All vested stock options will remain exercisable until the earlier of the (1) first anniversary of such termination of employment and (2) the date the option would otherwise expire. If option holder's employment terminates for cause all stock options, whether or not vested, will terminate immediately. If an option holder's employment terminates for any other reason, his vested stock options will remain exercisable until the date the option would otherwise expire.

        Following the consummation of an underwritten public offering or the completion of the proposed merger, an option holder will be permitted to deliver to Riverwood or the combined company, in full or partial payment of the exercise price of such stock options, shares of common stock owned by the option holder for at least 6 months.

        Offers to Purchase Common Stock.    Offers to purchase common stock may be made to a participant pursuant to a stock subscription agreement. The purchase price per share of common stock is determined by the compensation and benefits committee. Neither the participant nor the participant's heirs or representatives may sell, transfer or otherwise dispose of the shares of common stock without allowing Riverwood or the combined company and the CDR fund to exercise their rights of first refusal with respect to such shares.

        Change of Control.    In the event of a change in control (as defined in the 1996 stock incentive plan), each unvested service option and each unvested performance options held by an option holder will become vested. Each vested stock option will be cancelled in exchange for a cash payment equal to the product of (1) the excess of the price paid for a share of common stock in the transaction constituting the change in control over the per share exercise price of the vested option and (2) the number of shares of common stock underlying such vested option. The proposed merger will not constitute a change in control under this plan.

        Federal Income Tax Consequences.    For a brief summary of the U.S. federal income tax consequences of stock option awards and awards of the right to purchase common stock, see "—2003 LTIP—Federal Income Tax Consequences" on page 183.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RIVERWOOD

        The CDR fund, which is one of Riverwood's largest stockholders, is a private investment fund managed by CD&R. The general partner of the CDR fund is CD&R Associates V Limited Partnership, or Associates V, and the general partners of Associates V are CD&R Investment Associates II Inc., or Associates II, Inc., CD&R Investment Associates, Inc., a Delaware corporation, and CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company. Mr. Ames, who is a principal of CD&R, a director of Investment Associates II and a limited partner of Associates V, is Chairman of Riverwood, RIC Holding and RIC. Mr. Conway, who is a principal of CD&R, a director of Investment Associates II and a limited partner of Associates V, is a director of Riverwood, RIC Holding and RIC. See "Management of the Combined Company Following the Merger and Other Information—Directors & Executive Officers of the Combined Company" on page 165. The CDR fund purchased $225 million of equity of Riverwood in connection with the 1996 merger.

        CD&R is a private investment firm which is organized as a Delaware corporation. CD&R is the manager of a series of investment funds, including the CDR fund. CD&R generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, CD&R generally provides management and financial advisory and consulting services to the companies in which its investment funds have invested during the period of such fund's investment. Such services include helping the company to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the company.

        Pursuant to a consulting agreement dated as of March 27, 1996, CD&R receives an annual fee (and reimbursement of out-of-pocket expenses) for providing management and financial consulting services to Riverwood. Pursuant to the new stockholders agreement, after the effective time of the merger, CD&R will not have a consulting agreement with the combined company. During the year ended December 31, 2002, Riverwood paid CD&R annual fees in the amount of $470,000 for providing such management and financial consulting services. Under the terms of the new stockholders agreement, immediately after the effective time of the merger, the combined company will pay a transaction fee of $10 million to CD&R for assistance in connection with negotiation of all aspects of the transaction, including the contribution analysis, financial and business due diligence, structure of the proposed refinancing and arranging for proposals by and handling negotiations with financing sources to provide funds for the refinancing. This fee is contingent on the completion of the merger.

        CD&R, the CDR fund, Riverwood, RIC and RIC Holding entered into an indemnification agreement dated as of March 27, 1996, pursuant to which Riverwood, RIC Holding and RIC, have agreed to indemnify CD&R, the CDR fund, Associates V, Associates II, Inc., together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

        Riverwood has not instituted any formal policy to address conflicts of interest with related parties.

Registration and Participation Agreement

        Each of the 5% stockholders and certain other holders of Riverwood's common stock and options to purchase Riverwood's common stock, including certain executive officers and key employees, are currently parties to a registration rights and participation agreement, dated March 27, 1996. This agreement will be superseded by the amended and restated registration rights agreement that will become effective in connection with the merger. See "Material Terms of Related Agreements—Amended and Restated Registration Rights Agreement" on page 92.

Stockholders Agreement

        Riverwood's current stockholders agreement will terminate upon the consummation of the merger. The Coors family stockholders, the CDR fund, Exor and Riverwood have entered into a new stockholders agreement, dated as of March 25, 2003, as amended by amendment no. 1, dated as of April 29, 2003, and by an amendment no. 2 dated as of June 12, 2003, which will enter into force immediately upon the completion of the merger. Certain other stockholders of Riverwood are party to the other Riverwood stockholders side letter that will also enter into force upon the completion of the merger. See "Material Terms of Related Agreement—Stockholders Agreements" on page 87.

Management

        In November 1999, Riverwood lent Mr. Humphrey $5,000,000 pursuant to a full-recourse non-interest bearing promissory note entered into by Mr. Humphrey and Riverwood, which was amended in December 2001. The promissory note will generally become due and payable in March 26, 2007, or, earlier, if Mr. Humphrey voluntarily terminates his employment other than for "good reason" or if Riverwood terminates his employment for "cause," in each case, as defined in Mr. Humphrey's employment agreement. If payment on the notes is not made when due, the payment will bear interest, payable on demand, equal to 5.93% per year. Interest will also be payable on any amount that is prepaid. The note, together with any interest accrued thereon, will be forgiven and will not have to be repaid if, on or prior to March 26, 2007, Mr. Humphrey terminates his employment for "good reason," Riverwood terminates Mr. Humphrey's employment without "cause" or because of his "disability," in each case as defined in his employment agreement, or Mr. Humphrey's employment terminates because of his death.

        During 2002 and through March 1, 2003, Riverwood repurchased 12,500 shares of Riverwood common stock from management investors at $120.00 per share.

        Effective January 1, 2002, Riverwood adopted a 2002 Stock Incentive Plan that provides for, among other things, the grant of options to purchase shares of Riverwood common stock and restricted stock units with respect to a maximum of 658,353 shares of Riverwood common stock (before giving effect to Riverwood's anticipated stock split).

        Effective March 25, 2003, Riverwood established the 2003 Long-Term Incentive Plan that provides for, among other things, the grant of options to purchase shares of Riverwood common stock, restricted stock and restricted units, stock appreciation rights, incentive stock and incentive units, and deferred shares and supplemental units with respect to 100,000 shares of Riverwood common stock (before giving effect to Riverwood's anticipated stock split).

GRAPHIC

        William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors (Graphic's President and Chief Executive Officer), John K. Coors, J. Bradford Coors, Peter H. Coors, Melissa E. Coors, and Darden K. Coors are co-trustees of one or more of the Coors family trusts, which collectively own approximately 41 percent of Graphic's common stock, 100 percent of the convertible preferred stock, and 31 percent of the non-voting common stock of ACCo. In addition, one of those trusts owns 100 percent of the voting common stock of ACCo and a related entity owns 100 percent of CoorsTek, Inc., or CoorsTek. Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors are brothers. J. Bradford Coors and Darden K. Coors are Joseph Coors, Jr.'s children. J. Bradford Coors is an employee of Coors Brewing and Darden K. Coors is an employee of Graphic. Melissa E. Coors is Peter H. Coors' daughter and she is an employee of Coors Brewing. William K. Coors is a director of Graphic and

ACCo. Peter H. Coors is an executive officer and director of ACCo and chairman of Coors Brewing. John K. Coors is an executive officer and director of CoorsTek. Graphic, ACCo, and CoorsTek, or their subsidiaries, have certain business relationships and have engaged or propose to engage in certain transactions with one another, as described below.

Transactions with ACCo

        In connection with the spin-off of Graphic from ACCo, certain subsidiaries entered into market-based, long-term supply agreements with Coors Brewing to provide packaging and other products to Coors Brewing for use in its business.

        Under the packaging supply agreement, Coors Brewing agreed to purchase and Graphic agreed to supply substantially all of Coors Brewing's paperboard and label packaging requirements through 1997. In early 1997, this agreement was modified and extended to a three-year, rolling term contract, and in 1998 was renegotiated through 2002 and later extended to March 31, 2003. In March 2003, Coors Brewing and Graphic entered into a new four-year supply agreement. Total sales under the packaging contract have been a material source of revenue for Graphic, accounting for sales of approximately $111 million in 2002 (representing approximately 10 percent of Graphic's consolidated gross revenue in 2002) and anticipated sales of approximately $111 million in 2003.

        In addition, a subsidiary of Graphic is the general partner and Coors Brewing is a limited partner in a real estate partnership which owns, develops, operates and sells certain real estate previously owned by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter, distributions are made 80% to the general partner and 20% to Coors Brewing. Distributions to Coors Brewing in 2002 were $500,000, and distributions to Coors Brewing in 2003 are estimated to be less than $100,000.

Transactions with CoorsTek, Inc.

        The spin-off of CoorsTek from Graphic was made pursuant to a Distribution Agreement between Graphic and CoorsTek. It established the procedures to effect the spin-off and provided for the distribution of the CoorsTek common stock to the stockholders of Graphic, the allocation to CoorsTek of certain assets and liabilities and the transfer to and assumption by CoorsTek of those assets and liabilities. In the Distribution Agreement, CoorsTek agreed to repay all outstanding intercompany debt owed by CoorsTek to Graphic together with a special dividend. The total amount of the repayment and the special dividend was $200 million. Under the Distribution Agreement, Graphic and CoorsTek have each agreed to retain, and to make available to the other, books and records and related assistance for audit, accounting, claims defense, legal, insurance, tax, disclosure, benefit administration and other business purposes. CoorsTek also agreed to indemnify Graphic if the CoorsTek spin-off is taxable under certain circumstances or if Graphic incurs certain liabilities.

        The Tax Sharing Agreement defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the CoorsTek business for tax years prior to the CoorsTek spin-off and with respect to certain tax attributes of CoorsTek after the CoorsTek spin-off. In general, Graphic is responsible for filing consolidated federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek is required to pay Graphic an amount equal to the taxes that CoorsTek would have been required to pay on a stand-alone basis with respect to such combined or consolidated tax returns. Graphic and CoorsTek have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters. Graphic and CoorsTek each will be responsible for their own taxes other than those described above.

RIVERWOOD—GRAPHIC SUPPLY AGREEMENT

        RIC, a wholly-owned subsidiary of Riverwood, and Graphic Packaging Corporation, a wholly-owned subsidiary of Graphic, entered into a supply agreement, effective as of July 1, 2000, pursuant to which RIC agrees to sell to Graphic Packaging Corporation, and Graphic Packaging Corporation agrees to purchase from RIC, CUK board through June 30, 2003. Under the terms of the supply agreement, Graphic Packaging Corporation agrees to purchase from RIC its requirements for CUK board for use in certain folding carton manufacturing operations of Graphic Packaging Corporation. Through June 30, 2001, prices for CUK board were based upon pricing terms specified in the agreement. Thereafter, prices for CUK board were adjusted annually based on the Price Watch column of the March edition of the Pulp & Paper Week, or the SBS Index. Notwithstanding any increase or decrease to the SBS Index, the supply agreement provides that prices for CUK board will not be less than the initial pricing terms. Riverwood's revenues under the supply agreement were approximately $52.9 million for the year ended December 31, 2002 and approximately $15.8 million for the three months ended March 31, 2003 representing 4.2% and 5.3% respectively of Riverwood's total net sales. Graphic's purchases under the supply agreement represented approximately 5.7% of cost of goods sold for the year ended December 31, 2002 and approximately 6.9% of cost of goods sold for the three months ended March 31, 2003. Following the merger, such revenues would be eliminated through consolidation in the combined company's consolidated financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RIVERWOOD

        Riverwood owns all of the outstanding common stock of RIC Holding. RIC Holding owns all of the outstanding common stock of RIC.

        The following table sets forth certain information as of March 1, 2003 regarding the beneficial ownership of Riverwood common stock. The table includes:

  •
  Each person who is known by Riverwood to be the beneficial owner of more than 5% of the outstanding common stock;

  •
  Each of the Riverwood's directors;

  •
  Each executive officer named in the "Management Compensation Summary Table on page 169"; and

  •
  All directors and executive officers as a group.

        Except as otherwise indicated, the persons and entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name	Number of Shares	Percent of Class
5% Stockholders:
Clayton, Dubilier & Rice Fund V Limited Partnership(1)	2,250,000	29.8%
EXOR Group S.A.(2)	2,250,000	29.8%
The 1818 Fund II, L.P.(3)	750,000	9.9%
HWH Investment Pte Ltd(4)	700,000	9.3%
J.P. Morgan Partners (BHCA), L.P.(5)	500,000	6.6%
First Plaza Group Trust(6)	500,000	6.6%
Madison Dearborn Capital Partners, L.P.(7)	500,000	6.6%
Directors and Named Executive Officers:
B. Charles Ames(8)	0	0
Kevin J. Conway(8)	0	0
Leon J. Hendrix, Jr.(8)	0	0
Hubbard C. Howe(8)	0	0
Alberto Cribiore(8)	0	0
Brian J. Richmand	0	0
Samuel M. Mencoff(7)	0	0
Lawrence C. Tucker(3)	0	0
G. Andrea Botta	0	0
Gianluigi Gabetti	0	0
John R. Miller	0	0
Martin D. Walker	0	0
Stephen M. Humphrey(9)	302,838	(10)
Steven D. Saucier(9)	14,842	(10)
Daniel J. Blount(9)	9,323	(10)
Wayne E. Juby	0	0
Robert W. Spiller	0	0

All directors and executive officers as a group (17 persons)(3)(7)(8)(9)	327,003	3.5%

Notes:

(1)
CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of the CDR fund, a Cayman Islands exempted limited partnership, and has the power to direct the CDR fund as to the voting and disposition of shares held by the CDR fund. CD&R Investment Associates II, Inc., a Cayman Islands exempted company, is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CDR fund's voting and disposition of the shares held by the CDR fund. No person controls the voting and dispositive power of CD&R Investment Associates II, Inc. with respect to the shares owned by the CDR fund. Each of Associates V and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by the CDR fund. The business address for each of the CDR fund, Associates V and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(2)
Giovanni Agnelli e C. S.A.P.A.Z., an Italian company, is the beneficial owner of more than 60% of the equity interests of EXOR Group S.A. The business address for EXOR Group S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

(3)
Mr. Tucker may be deemed to share beneficial ownership of the shares owned of record by The 1818 Fund II, L.P. by virtue of his affiliation with such organization. Mr. Tucker expressly disclaims any such beneficial ownership. The business address for The 1818 Fund II, L.P. is c/o Brown Brothers Harriman & Co., 140 Broadway, 16th Floor, New York, NY 10005.

(4)
The beneficial owner of HWH Investment Pte Ltd is Government of Singapore Investment Corporation (Ventures) Pte Ltd which is beneficially owned by Minister for Finance Inc. of the Government of Singapore. The business address for HWH Investment Pte Ltd is 250 North Bridge Road, Singapore 179101, Republic of Singapore.

(5)
J.P. Morgan Partners (BHCA), L.P., formerly known as Chase Equity Associates, L.P., currently owns shares of the Class B common stock of Holding which do not have voting rights. The business address for J.P. Morgan Partners (BHCA), L.P. is 1221 Avenue of the Americas, New York, NY 10020.

(6)
First Plaza Group Trust is a trust under and for the benefit of certain employee benefit plans, or the plans. General Motors Investment Management Corporation, or GMIMCo, serves as the investment advisor to First Plaza Group Trust and under the Employee Retirement Income Security Act of 1974, as amended, has the power to direct the voting and disposition of the shares listed above although it has no pecuniary interest therein. JPMorgan Chase Bank is the trustee with respect to First Plaza Group Trust. The shares are held by the trustee for the benefit of the plans and the participants therein. These statements should not be deemed an admission that any of GMIMCo, the trustee or First Plaza Group Trust is the beneficial owner of such shares. The business address for First Plaza Group Trust is JPMorgan Chase Bank, N.A., as Trustee, c/o General Motors Investment Management Corporation, 767 Fifth Avenue, New York, NY 10153.

(7)
Mr. Mencoff may be deemed to share beneficial ownership of the shares owned of record by Madison Dearborn Capital L.P., by virtue of his affiliation with such organization. Mr. Mencoff expressly disclaims any such beneficial ownership. The business address for Madison Dearborn Capital Partners, L.P., is Three First National Plaza, Chicago, IL 60602.

(8)
Does not include 2,250,000 shares of common stock owned by the CDR fund. Messrs. Ames, Conway, Hendrix, Howe and Cribiore may be deemed to share beneficial ownership of the shares owned of record by the CDR fund by virtue of their status as stockholders of CD&R Investment Associates II, Inc., the managing general partner of Associates V, but each expressly disclaims such beneficial ownership of the shares owned by the CDR fund. See note 1.

(9)
Includes options to purchase 292,838, 10,842 and 6,323 shares of common stock which may be exercised by Messrs. Humphrey, Saucier and Blount, respectively.

(10)
Less than 1%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GRAPHIC

        The following tables list beneficial ownership of Graphic common stock and convertible preferred stock as of March 25, 2003 by owners of more than five percent of the Graphic common stock, each director and executive officer of Graphic, and all directors and executive officers of Graphic as a group. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to Graphic. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as owned.

        Pursuant to the voting agreement, the Coors family stockholders have granted Jeffrey H. Coors and, in the case of his inability to act, William K. Coors, an irrevocable proxy to vote 13,481,548 shares of Graphic common stock and all of the votes able to be cast by the holder of the convertible preferred stock (including the 24,242,424 votes which the holder of the convertible preferred is entitled to cast with the holders of Graphic common stock) in favor of the merger agreement and against any business combination with a third party. Voting power differs from the beneficial ownership noted below because, before conversion, the convertible preferred stock is entitled to 24,242,424 votes, one-half of the 48,484,848 shares of Graphic common stock into which it is convertible. See Footnote 4 below. Except as provided in the voting agreement, each Coors family stockholder retains its respective voting power over such shares.

CLASS OF STOCK: COMMON
Name	Address for 5% Owners	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Adolph Coors, Jr. Trust (2)(3)	Coors Family Trusts Mailstop VR 900 P.O. Box 4030 Golden, Colorado 80401	2,800,000	8.3%
Grover C. Coors Trust (2)(3)(4)	Coors Family Trusts Mailstop VR 900 P.O. Box 4030 Golden, Colorado 80401	51,211,864	62.3%
May Kistler Coors Trust (2)(3)(5)	Coors Family Trusts Mailstop VR 900 P.O. Box 4030 Golden, Colorado 80401	1,726,652	5.1%
Jeffrey H. Coors (3)(6)(7)(8)	Graphic Packaging Corporation 4455 Table Mountain Drive Golden, Colorado 80403	62,896,013	75.7%
Dimensional Fund Advisors Inc.	1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,520,400	7.5%
State Street Research & Management Company	One Financial Center Boston, Massachusetts 02111-2690	2,204,000	6.6%
William K. Coors (3)(9)(10)	Graphic Packaging Corporation 4455 Table Mountain Drive Golden, Colorado 80403	61,972,580	75.4%

Joseph Coors, Jr. (3)(11)	Adolph Coors Company Mailstop VR 900 P.O. Box 4030 Golden, Colorado 80401	1,754,523	5.2%
Peter H. Coors (3)(12)	Adolph Coors Company Mailstop VR 900 P.O. Box 4030 Golden, Colorado 80401	1,735,726	5.2%
John K. Coors (3)(13)	CoorsTek, Inc. 16000 Table Mountain Parkway Golden, Colorado 80403	1,729,027	5.1%
John D. Beckett (14)		51,382	*
Harold R. Logan, Jr. (14)		16,703	*
James K. Peterson (14)		36,833	*
John Hoyt Stookey (12)(14)		25,710	*
Luis E. Leon (8)(15)		155,438	*
David W. Scheible (8)(16)		193,439	*
Jill B. W. Sisson (8)(17)		202,244	*
Marsha C. Williams (8)(18)		124,088	*
Directors and Executive Officers as a Group (10 persons) (4)(19)		63,701,850	76.2%

*
Holds less than 1 percent of the common stock.

(1)
Percentage is calculated based on 33,703,676 shares of Graphic common stock outstanding as of March 25, 2003.

(2)
Under the trust agreement evidencing each of the Adolph Coors, Jr. Trust and the Grover C. Coors Trust, the affirmative vote of a majority of the trustees is required to determine how shares of stock held by each trust will be voted or to dispose of any shares of stock held by each trust; therefore, each of the trustees of each trust disclaims beneficial ownership of shares held by that trust. The trustees of the Adolph Coors, Jr. Trust are William K. Coors, Jeffrey H. Coors, J. Bradford Coors, Melissa Coors and Peter H. Coors, co-trustees. The trustees of the Grover C. Coors Trust are William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr. and Peter H. Coors, co-trustees. The trustees of the May Kistler Coors Trust are William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr. and Peter H. Coors, co-trustees.

(3)
Pursuant to the voting agreement, the holder has granted Jeffrey H. Coors and, in case of his inability to act, William K. Coors, an irrevocable proxy to vote such shares in favor of the merger agreement and the transactions contemplated by the merger agreement and against any business combination with a third party. Except as provided in the voting agreement, the owner retains voting power over such shares.

(4)
Includes 48,484,848 shares of common stock into which shares of the convertible preferred stock may be converted, which shares may cast 24,242,424 votes with the holders of Graphic common stock.

(5)
The affirmative vote of all of the trustees of the May Kistler Coors Trust is required to determine how shares of stock held by the trust will be voted or to dispose of any shares of stock held by the trust; therefore, each of the trustees of the trust may be deemed to be the beneficial owner of all shares held by the trust.

(6)
Includes (1) 1,726,652 shares of Graphic common stock held by the May Kistler Coors Trust, as to which Jeffrey H. Coors has voting and investment power with William K. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors as co-trustees; (2) 929,617 shares issuable pursuant to options that are exercisable or will be exercisable within 60 days of March 25, 2003; (3) 86,885 shares of restricted Graphic common stock; (4) 86,894 shares of Graphic common stock held in a Graphic 401(k) plan account; and (5) 48,484,848 shares of Graphic common stock issuable upon conversion of the convertible preferred stock held by the Grover C. Coors Trust of which Jeffrey H. Coors is a co-trustee. Excludes 164,155 shares of Graphic common stock restricted and unissued until the earlier of holder's retirement, death, disability or termination of employment, or the year 2004 (18,375 shares), 2005 (20,826 shares) and 2010 (22,965 shares).

(7)
Pursuant to the voting agreement, Jeffrey H. Coors is deemed to beneficially own 61,732,115 shares of Graphic common stock.

(8)
Excludes shares of restricted Graphic common stock to be granted under the 2003-2005 Long Term Incentive Plan, subject to stockholder approval at Graphic's Annual Meeting of Stockholders to be held on May 13, 2003, as follows: Jeffrey H. Coors—300,000 shares; Luis E. Leon—200,000 shares; David W. Schieble—250,000 shares; Jill B.W. Sisson—100,000 shares; and Marsha C. Williams—100,000 shares.

(9)
Includes (1) 1,726,652 shares of Graphic common stock held by the May Kistler Coors Trust, as to which William K. Coors has voting and investment power with Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors as co-trustees; (2) 6,184 shares issuable pursuant to options that are exercisable or will be exercisable within 60 days of March 25, 2003; and (3) 48,484,848 shares of Graphic common stock issuable upon conversion of the convertible preferred stock held by the Grover C. Coors Trust of which William K. Coors is a co-trustee.

(10)
Pursuant to the voting agreement, William K. Coors is deemed to beneficially own 61,707,636 shares of Graphic common stock.

(11)
Includes 1,726,652 shares held by the May Kistler Coors Trust, as to which Joseph Coors, Jr. has voting and investment power with William K. Coors, Jeffrey H. Coors, John K. Coors and Peter H. Coors as co-trustees.

(12)
Includes 1,726,652 shares held by the May Kistler Coors Trust, as to which Peter H. Coors has voting and investment power with William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., and John K. Coors as co-trustees.

(13)
Includes 1,726,652 shares held by the May Kistler Coors Trust, as to which John K. Coors has voting and investment power with William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., and Peter H. Coors as co-trustees.

(14)
Includes shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 25, 2003, as follows: John D. Beckett—6,184; Harold R. Logan, Jr.—666; James K. Peterson—4,759; John Hoyt Stookey—7,276.

(15)
Includes 54,918 shares of restricted stock, 520 shares held by the 401(k) Plan, and 100,000 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 25, 2003.

(16)
Includes 65,574 shares of restricted stock, 2,865 shares held by the 401(k) Plan, and 125,000 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 25, 2003.

(17)
Does not include 11,017 shares of common stock restricted and unissued until the earlier of grantee's retirement, death, disability or termination of employment, or the year 2008 (1,059 shares) and 2009 (11,983 shares). Includes 40,656 shares of restricted stock, 728 shares held by the 401(k) Plan, 4,050 shares purchased through the Employee Stock Purchase Plan, and 152,428 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 25, 2003.

(18)
Includes 35,082 shares of restricted stock, 506 shares held by the 401(k) Plan, and 87,500 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 25, 2003.

(19)
Includes 1,419,614 shares of Graphic common stock issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 25, 2003.

CLASS OF STOCK: 10% SERIES B CONVERTIBLE PREFERRED STOCK
Name	Address for 5% Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Grover C. Coors Trust	Coors Family Trusts Mailstop VR 900 P.O. Box 4030 Golden, Colorado 80401	1,000,000	100.0%

(1)
The beneficial owner has sole voting and investment power. Until conversion, the 1,000,000 shares of convertible preferred stock are entitled to a total of 24,242,424 votes on all matters submitted to common stockholders, and the holder has the right, as a class, to vote on (a) any merger involving Graphic, (b) any sale of all or substantially all of the assets of Graphic, (c) any liquidation or dissolution of Graphic and (d) any matter as required by law.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

RIVERWOOD

        There is no established public trading market for the Class A common stock or Class B common stock of Riverwood. The shares of Class A common stock and Class B common stock were held of record by 51 stockholders and one stockholder, respectively, at December 31, 2002. Riverwood did not pay any dividends on either class of common stock during 2002 or 2001. Riverwood's debt instruments restrict its ability to pay dividends.

GRAPHIC

        The shares of Graphic common stock are currently traded on the NYSE under the symbol "GPK." The closing price per share of Graphic common stock on Tuesday, March 25, 2003, the last trading day before the announcement of the execution of the merger agreement, was $4.98.

        The closing price per share of Graphic common stock as reported on the NYSE on                        , 2003, the most recent trading day practicable before the printing of this proxy statement/prospectus, was $            .

        The following table sets forth the intra-day high and low sales prices of shares of Graphic common stock, as reported on the NYSE, for the periods referred to below.

	Graphic Common Stock
	High	Low
2002
First Quarter	$6.40	$3.55
Second Quarter	$9.25	$6.26
Third Quarter	$8.79	$6.00
Fourth Quarter	$8.15	$5.60
2001
First Quarter	$2.52	$1.25
Second Quarter	$4.88	$1.80
Third Quarter	$7.05	$4.50
Fourth Quarter	$6.50	$4.25
2000
First Quarter	$8.44	$2.56
Second Quarter	$4.50	$2.13
Third Quarter	$3.00	$1.44
Fourth Quarter	$1.94	$1.06

        No cash dividends have been paid during the last three years to Graphic's common stockholders. Graphic's credit facilities place substantial limitations on its ability to pay cash dividends on common stock. During 2002, 2001 and 2000, Graphic declared dividends of $10,000,000, $10,000,000 and $3,806,000, respectively, on the convertible preferred stock. The Trust has agreed to convert all of its shares of Graphic convertible preferred stock into Graphic common stock immediately before the effective time of the merger, in exchange for a payment by Riverwood to the Trust in an amount equal to the estimated present value of the dividends, calculated using a discount rate of 8.5%, payable to the Graphic convertible preferred stock from the effective time of the merger through August 15, 2005, the first date as of which Graphic could have redeemed the Graphic convertible preferred stock.

        Holders of Graphic common stock should obtain current market quotations for Graphic common stock. The market price of Graphic common stock could vary at any time before the merger.

COMBINED COMPANY

        The combined company does not intend to pay a common stock dividend at this time—rather, it intends to reinvest any earnings back into the company. At this time, we anticipate that we will retain any earnings and will not pay dividends in the foreseeable future. We also expect that our credit facility will limit our ability to pay dividends.

        In connection with the merger, Riverwood has applied to have the combined company stock listed on the NYSE thereby establishing a public trading market.

COMPARISON OF STOCKHOLDER RIGHTS

        If the merger is effected, the stockholders of Graphic, whose rights are presently governed by Colorado corporate law and by the Articles of Incorporation, as amended, and Amended and Restated Bylaws of Graphic, or the Graphic articles and Graphic bylaws, respectively, will become stockholders of the combined company, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Restated Certificate of Incorporation, and Amended and Restated By-Laws of the combined company, or the certificate of incorporation and by-laws, respectively. The table set forth below lays out a summary of the material differences between the current rights of the Graphic stockholders and their rights as stockholders of the combined company after the merger. The following summary is qualified by reference to the complete text of the certificate of incorporation and by-laws, copies of which have been filed with the SEC as exhibits to Riverwood's registration statement, of which this proxy statement/prospectus is a part. For information on how to obtain copies of the certificate of incorporation, by-laws or other exhibits, see "Where You Can Find More Information" on page 213.

	Current Graphic Stockholder Rights		Combined Company Stockholder Rights
Authorized Capital Stock	•	The authorized capital stock of Graphic currently consists of 100,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value.	•	The authorized capital stock of the combined company will consist of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.
	•	100,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock, and 1,000,000 shares have been designated 10% Series B convertible preferred stock.	•	shares of preferred stock will be designated Series A Junior Participating Preferred Stock.
Number of Directors	•	The Graphic board of directors currently consists of six directors.	•	The combined company's board will consist of nine directors.
Classification of board of directors	•	Graphic has a classified board consisting of three classes of two directors each.	•	The combined company will have a classified board consisting of three classes of three directors each.
Removal of directors	•	Graphic directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least 80% of the shares entitled to vote at an election of directors.	•
Directors of the combined company will be removable from office, but only for cause, by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

Stockholder action by written consent	•
		Colorado law permits any action required to be taken at a meeting of stockholders to be taken without a meeting if a written consent is signed by the holders of all of the outstanding shares entitled to vote.	•
Unless prohibited in the certificate of incorporation, Delaware law permits any action required to be taken at a meeting of stockholders to be taken without a meeting if a written consent is signed by the holders of not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all such shares entitled to vote were present and voted.
	•	The Graphic articles and Graphic bylaws permit stockholder actions by unanimous written consent.	•	The combined company's certificate of incorporation and by-laws will prohibit stockholder action by written consent.
Amendment of articles of incorporation and bylaws	•
		Generally, the Graphic articles may be amended by the vote of holders of at least two-thirds of the voting power of Graphic common stock. Amendment of the provisions regarding written consents, special stockholders' meetings, business combinations with interested stockholders, bylaws, board considerations and certain board actions requires the vote of the holders of at least 80% of the voting power of Graphic common stock.	•
Generally, the combined company's certificate of incorporation will be amendable by the vote of the holders of at least a majority of the shares of the combined company's common stock. Amendment of the provisions regarding board of directors, indemnification, written consents and amendment requires the vote of the holders of at least three-fourths of the shares of the combined company's common stock.
	•	The Graphic articles authorize Graphic's board of directors, without additional stockholder approval, to issue preferred stock with rights and preferences determined by the board.	•
The combined company's certificate of incorporation will authorize the combined company's board of directors, without additional stockholder approval, to issue preferred stock with rights and preferences determined by the board.
	•	The Graphic bylaws may be amended by the vote of the holders of at least 80% of the voting power of Graphic common stock, or by a majority of the board of directors.	•	The combined company's by-laws will be amendable by the vote of the holders of at least three-fourths of the shares of the combined company's common stock or by a majority of the board of directors.

Voting power	•	Each share of Graphic common stock has one vote.	•	Each share of the combined company's common stock will have one vote.
Dividends	•
		Colorado law permits a corporation to declare and pay dividends unless, after paying them, the corporation would not be able to pay its debts or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights superior to those receiving the distribution on dissolution.	•
Delaware law permits a corporation to declare and pay dividends out of surplus or if there is not a surplus, out of net profits, as long as the amount of capital following the payment is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference in the distribution of assets.
Appraisal/ dissenters' rights	•
		Colorado law provides for dissenters' rights for mergers when approval by stockholders is required by law or the articles of incorporation, or when the corporation is a 90% owned subsidiary that is merged with its parent. Colorado law also provides for dissenters' rights for share exchanges, dispositions of all or substantially all of the corporation's property if the stockholders were legally entitled to vote on the disposition, or reverse stock splits that result in ownership of a fraction of a share.	•	Delaware law provides that appraisal rights are generally available only for mergers or consolidations.
	•	Stockholders are not entitled to dissenters' rights in certain circumstances including in transactions in which they surrender and receive stock that is listed for trading on a stock exchange.	•	Stockholders are not entitled to appraisal rights in certain circumstances including in transactions in which they surrender and receive stock that is listed for trading on a stock exchange.
Stockholders Rights Plan	•
		One stockholder right is attached to each share of Graphic's common stock under a rights plan, as further described in note 12 to Graphic's consolidated financial statements on page F-89, under which Coors family stockholders are excluded from the definition of acquiring persons.	•
Riverwood will adopt a stockholder rights plan with terms and conditions customary to such plans. Coors family stockholders will be subject to the definition of acquiring persons (with a carve-out for existing holdings) and the rights plan will apply to limit acquisitions of shares by the Coors family stockholders.

DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK

OVERVIEW

        The combined company's restated certificate of incorporation, which will become effective before the effective time of the merger, will authorize up to 500,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. We refer to this restated certificate of incorporation in this proxy statement/prospectus as the "certificate of incorporation." As of the effective time of the merger, giving effect to the reclassification of each outstanding share of Riverwood's Class A common stock and Riverwood's non-voting Class B common stock into 15.21 shares of common stock to be completed before the effective time of the merger, approximately 198.3 million shares of the combined company's common stock will be outstanding and no shares of preferred stock will be issued and outstanding.

        The following descriptions of the combined company's capital stock and provisions of its certificate of incorporation and amended and restated by-laws, which will become effective before the effective time of the merger and are referred to in this proxy statement/prospectus as the "by-laws," are summaries of all of their material terms and provisions and are qualified by reference to the complete text of the certificate of incorporation and by-laws, copies of which have been filed with the SEC as exhibits to Riverwood's registration statement of which this proxy statement/prospectus is a part. For information on how to obtain copies of the certificate of incorporation, by-laws or other exhibits, see "Where You Can Find More Information" on page 213. The descriptions reflect changes to Riverwood's capital structure, certificate of incorporation and by-laws that will occur at the effective time of the merger.

COMMON STOCK

        Holders of the combined company's common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock will be entitled to receive proportionately any dividends that may be declared by the combined company's board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of our liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock to be issued in the merger will be, when issued, fully paid and non-assessable. The rights and privileges of holders of the combined company's common stock will be subject to any series of preferred stock that the combined company may issue in the future, as described below.

PREFERRED STOCK

        The certificate of incorporation will provide that the combined company's board of directors has the authority, without further vote or action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. The combined company has no present plans to issue any shares of preferred stock after the effective time of the merger.

        The certificate of incorporation will authorize shares of Series A junior participating preferred stock in connection with the combined company's anticipated stockholder rights plan. See "—Stockholder Rights Plan" below.

STOCKHOLDERS AGREEMENTS

        Certain individuals and entities that will be stockholders of the combined company after the completion of the merger have entered into a stockholders agreement, dated as of March 25, 2003, under which the parties have made certain agreements regarding the voting of their shares and the governance of Riverwood. Certain other stockholders of Riverwood before the completion of the merger have entered into a side letter with respect to certain observation and information rights. See "Material Terms of Related Agreements—Stockholders Agreements" on page 87.

CHANGE OF CONTROL RELATED PROVISIONS OF THE COMBINED COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS, AND DELAWARE LAW

        A number of provisions in the combined company's certificate of incorporation and by-laws and under the Delaware General Corporation Law, or the DGCL, may make it more difficult to acquire control of the combined company. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by the combined company's board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of the combined company's board of directors;

  •
  discourage some types of transactions that may involve an actual or threatened change in control of the combined company;

  •
  discourage certain tactics that may be used in proxy fights;

  •
  ensure that the combined company's board of directors will have sufficient time to act in what the board believes to be in the best interests of the combined company and its stockholders; and

  •
  encourage persons seeking to acquire control of the combined company to consult first with the combined company's board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

        Common Stock.    After the merger, the combined company will have outstanding approximately 198.3 million shares of common stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company's board of directors in opposing a hostile takeover bid.

        Preferred Stock.    The certificate of incorporation will grant the combined company's board of directors the authority, without any further vote or action by the combined company's stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce the combined company's attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

        The certificate of incorporation and by-laws will provide that the combined company's board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of the combined company's board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Under the DGCL, for companies like the combined company with a classified board of directors, stockholders may remove directors only for cause. Vacancies (including a vacancy created by increasing the size of the board) in our board of directors may only be filled by a majority of the combined company's directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The combined company's certificate of incorporation and by-laws will provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the combined company's board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

        The combined company's by-laws will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of the combined company at its principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both the certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. A special meeting may only be called by the combined company's board of directors. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combination Under Delaware Law

        As a Delaware corporation, the combined company will be subject to Section 203 of the DGCL, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. The combined company does not plan to make that election. Subject to specified exceptions, Section 203, as currently in effect, prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  •
  before that date, the board of directors approved either the business combination or the transaction in which such stockholder became an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the holders of at least 66 2/3% of the combined company's outstanding voting stock which is not owned by the interested stockholder.

        A "business combination", as further defined by the DGCL, includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise described in the DGCL, an "interested stockholder" is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination, and (2) the affiliates and associates of any such person.

        The CDR fund, Exor and their affiliates or associates will not be subject to the restrictions imposed by Section 203 because, among other reasons, they have each been an interested stockholder for purposes of Section 203 for a period greater than three years. Additionally, the Coors family stockholders and their affiliates or associates will not be subject to the restrictions imposed by Section 203 because the combined company's board of directors approved the merger, i.e., the business combination in which any such stockholder may have become an interested stockholder.

Limitation of Liability of Directors

        The certificate of incorporation will provide that no director will be personally liable to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The combined company's certificate of incorporation will not eliminate its directors' fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the combined company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of his or her fiduciary duties.

        The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The combined company's certificate of incorporation and, with regard to its officers, its by-laws will provide that the combined company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the combined company will be required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the combined company's request, subject to various conditions, and to advance funds to the combined company's directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the combined company. The by-laws also specifically authorize the combined company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at the combined company's request as a director, officer, employee or agent of another entity, against certain liabilities.

        Riverwood also has agreed that the combined company will include and cause to be maintained in effect in its certificate of incorporation and by-laws, for a period of six years after the effective time of the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the articles of incorporation and by-laws of Graphic. See "Interests of Certain Persons in the Merger—Indemnification of Directors and Officers" on page 71.

Supermajority Voting Requirement for Amendment of Certain Provisions of the Combined Company's Certificate of Incorporation and By-Laws

        The provisions of the combined company's certificate of incorporation governing, among other things, the classified board, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of such provisions of the certificate of incorporation. The combined company's by-laws may be amended by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

STOCKHOLDER RIGHTS PLAN

        Riverwood's board of directors intends to adopt a stockholder rights plan under which each outstanding share of the combined company's common stock will be coupled with a stock purchase right. The description and terms of the rights will be found in a rights agreement to be entered into between the combined company and Wells Fargo Bank Minnesota, N.A., as the rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete, and in each instance are qualified by reference to the complete text of the form of rights agreement, a copy of which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Each statement in this summary is qualified in its entirety by such reference. For information on how to obtain copies of the rights agreement or other exhibits, see "Where You Can Find More Information" on page 213.

        Initially, the rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights are transferable only with the common stock until a distribution date (as described below). Each right will entitle the holder to purchase one one-thousandth of a share of the combined company's Series A junior participating preferred stock at an exercise price of $    , subject to adjustment. Each one one-thousandth of a share of Series A junior participating preferred stock will have economic and voting terms approximately equivalent to one share of the combined company's common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

        The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the record date under the rights agreement, unless earlier redeemed or exchanged by us. As soon as practicable after the distribution date, the combined company would issue separate certificates representing the rights which would trade separately from the shares of the combined company's common stock. A distribution date would generally occur upon the earlier of:

  •
  the tenth day after the first public announcement by or communication to the combined company that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of the combined company's outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

  •
  the tenth business day after the commencement or first public announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        However, an acquiring person will not include the combined company, any of its subsidiaries, any of its employee benefit plans or any person or entity acting under its employee benefit plans. In addition, an acquiring person will not include stockholders of the combined company who beneficially own 15% or more of its outstanding common stock as of the effective time of the merger (referred to as "grandfathered persons," provided that any such stockholder will cease to be a grandfathered person at such time when such stockholder beneficially owns less than 15% of the combined company's outstanding common stock) unless any such stockholder acquires or proposes to acquire an additional 2% of the combined company's outstanding common stock.

        If any person becomes an acquiring person, each right will represent, instead of the right to acquire one one-thousandth of a share of Series A junior participating preferred stock, the right to receive upon exercise a number of shares of common stock having a value equal to two times the purchase price of the right, subject to certain exceptions. All rights that are beneficially owned by an acquiring person or its transferee will become null and void.

        If at any time after a public announcement has been made or the combined company has received notice that a person has become an acquiring person:

  •
  the combined company is acquired in a merger or other business combination, or

  •
  50% or more of the assets, cash flow or earning power of the combined company and its subsidiaries (taken as a whole) is sold or transferred, each right, except rights that previously have been voided as described above, will represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

        At any time until the earlier of (1) the stock acquisition time or (2) the tenth anniversary of the record date under the rights agreement, the combined company may redeem all the rights at a price of $0.001 per right. At any time after a person has become an acquiring person and before the acquisition by such person and its affiliates of 50% or more of the outstanding shares of the combined company's common stock, the combined company may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right.

        The purchase price of the rights, the number of thousandths of a share of Series A junior participating preferred stock and the amount of common stock, cash or other securities or property issuable upon exercise of, or exchange for, the rights, and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A junior participating preferred stock issuable upon exercise of a right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

        Before the time that a person or group becomes an acquiring person, and subject to specified limitations, the rights agreement may be supplemented or amended by the combined company and the rights agent, without the approval of the holders of the rights.

        The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire the combined company and other coercive takeover tactics which, in the opinion of the combined company's board of directors, could impair its ability to represent stockholder interests. The rights will not prevent a takeover of the combined company. However, the provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur, even though such takeover may offer the combined company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and/or may be favored by a majority of the combined company's stockholders.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        Riverwood, the parties to the stockholders agreement and the other stockholders of Riverwood immediately before the completion of the merger have entered into an amended and restated registration rights agreement, dated as of March 25, 2003, under which the parties have agreed to amend and restate Riverwood's previous registration rights agreement in connection with the transactions contemplated by the merger agreement. See above "Material Terms of Related Agreements—Amended and Restated Registration Rights Agreement" on page 92.

LISTING

        Riverwood has applied to have the combined company's common stock listed on the NYSE under the ticker symbol "GPK."

EXCHANGE AGENT AND REGISTRAR

        The exchange agent and registrar for our common stock and Series A junior participating preferred stock will be Wells Fargo Bank Minnesota, N.A.

LEGAL MATTERS

        The validity of the issuance of the shares of the combined company's common stock to be issued to Graphic stockholders in the merger will be passed upon for Riverwood by Debevoise & Plimpton, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership. Certain United States federal income tax consequences of the merger will be passed upon for Graphic by Holme Roberts & Owen LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of Riverwood as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 (none of which are presented herein) and the related financial statement schedule, as it relates to information as of December 31, 2001 and 2000 and for the years then ended, included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in the method of accounting for derivative instruments and hedging activities and (ii) the restatement of the 2001 consolidated financial statements). Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements and financial statement schedule of Riverwood Holding, Inc. as of December 31, 2002 and for the year then ended, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The financial statements and financial statement schedule of Graphic Packaging International Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT AUDITORS

        Representatives of PricewaterhouseCoopers LLP, current independent auditors of Graphic, are expected to be present at the Graphic special meeting and will be available to respond to appropriate questions.

FUTURE STOCKHOLDER PROPOSALS

        If the proposed merger is not consummated, Graphic will hold an annual meeting of stockholders following the end of the 2003 fiscal year. If such meeting is held, in order to include a stockholder proposal in Graphic's proxy statement and form of proxy relating to such meeting, it must be received in writing by Graphic no later than December 2, 2003. For nominations or other business to be properly brought before the next annual meeting of stockholders following the end of the 2003 fiscal year, you must give notice in writing to the Secretary of Graphic no later than January 1, 2004. Stockholder proposals should be addressed to Jill B.W. Sisson, General Counsel and Secretary, Graphic Packaging International Corporation, 4455 Table Mountain Drive, Golden, Colorado 80403. If next year's annual meeting is held, Graphic intends to hold such meeting in May 2004.

WHERE YOU CAN FIND MORE INFORMATION

        Riverwood files annual, quarterly and special reports and other information with the SEC. Graphic files annual, quarterly and special reports, proxy statements and other information with the SEC. These documents contain specific information regarding Riverwood and Graphic. These documents, including exhibits and schedules thereto, may be read or copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at the address http://www.sec.gov which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        You may also obtain information about Graphic at http://www.graphicpkg.com. The information contained on Graphic's website does not form a part of this proxy statement/prospectus. You can also inspect reports, proxy and registration statements and other information about Graphic at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Riverwood has filed with the SEC a registration statement on Form S-4 under the Securities Act for the registration of the common stock offered by this prospectus. This proxy statement/prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Any statement made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding Riverwood and Graphic and the common stock offered by this prospectus, please refer to the registration statement, including its exhibits and schedules, and the other reports and filings referenced above. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

        You may obtain, without charge, copies of documents filed as exhibits to the registration statement from Riverwood by requesting them in writing or by telephone as follows:

  Riverwood Holding, Inc.
  814 Livingston Court
  Marietta, Georgia 30067
  Attention: Edward W. Stroetz, Jr.

  Telephone: 1-770-644-3000

        In order for you to receive timely delivery of the documents in advance of the special meeting of the stockholders of Graphic, Riverwood should receive your request no later than                        , 2003.

        You should rely only on the information contained in this proxy statement/prospectus to vote on the approval of the merger agreement. Neither Graphic, Riverwood nor Acquisition Sub has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other that this date and neither the mailing of this proxy statement/prospectus to stockholders nor the delivery of shares of the combined company's common stock in the merger shall create any implications to the contrary.

RIVERWOOD HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	December 31, 2002	As Restated December 31, 2001
ASSETS
Current Assets:
Cash and Equivalents	$13,757	$7,369
Receivables, Net of Allowances	137,284	121,409
Inventories	174,383	161,349
Prepaid Expenses	8,566	5,901

Total Current Assets	333,990	296,028
Property, Plant and Equipment, at Cost
Land and Improvements	38,774	38,216
Buildings	113,248	109,988
Machinery and Equipment	1,857,970	1,800,778

	2,009,992	1,948,982
Less, Accumulated Depreciation	777,047	659,597

Property, Plant and Equipment, Net	1,232,945	1,289,385
Deferred Tax Assets	11,376	7,923
Investments in Net Assets of Equity Affiliates	4,832	4,017
Goodwill	268,284	276,482
Patents, Licenses and Trademarks, net of Accumulated Amortization of $24,029 and $20,353 at December 31, 2002 and 2001, respectively	42,844	46,795
Other Assets	63,401	80,466

Total Assets	$1,957,672	$2,001,096

LIABILITIES
Current Liabilities:
Short-Term Debt	$98,696	$18,082
Accounts Payable	80,863	89,706
Compensation and Employee Benefits	31,766	24,689
Income Taxes	729	2,175
Interest Payable	35,764	41,588
Other Accrued Liabilities	31,530	29,885

Total Current Liabilities	279,348	206,125
Long-Term Debt, Less Current Portion	1,423,664	1,523,082
Deferred Income Taxes	13,533	14,422
Other Noncurrent Liabilities	108,601	52,691

Total Liabilities	1,825,146	1,796,320

Contingencies and Commitments (Note 15)
Class A Redeemable Common Stock $120/share redemption value; 57,930 and 67,180 shares issued and outstanding at December 31, 2002 and 2001, respectively	6,951	8,061

SHAREHOLDERS' EQUITY
Common Stock par value $.01 per Share;
Class A Common Stock, 9,000,000 shares authorized; 7,057,930 and 7,067,180 shares designated at December 31, 2002 and 2001, respectively; 7,000,000 shares of non-redeemable Common Stock issued and outstanding at December 31, 2002 and 2001	70	70
Class B Common Stock, 3,000,000 shares authorized; 500,000 shares of non-redeemable Common Stock issued and outstanding at December 31, 2002 and 2001	5	5
Capital in Excess of Par Value	748,748	748,753
Accumulated Deficit	(515,107)	(503,845)
Accumulated Derivative Instruments Loss	(6,135)	(4,570)
Minimum Pension Liability Adjustment	(71,304)	—
Cumulative Currency Translation Adjustment	(30,702)	(43,698)

Total Shareholders' Equity	125,575	196,715

Total Liabilities and Shareholders' Equity	$1,957,672	$2,001,096

The accompanying notes are an integral part of the consolidated financial statements

RIVERWOOD HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(In thousands of dollars)

	Year ended December 31, 2002	As Restated Year ended December 31, 2001	As Restated Year ended December 31, 2000
Net Sales	$1,247,314	$1,201,613	$1,192,362
Cost of Sales	984,771	953,901	930,786
Selling, General and Administrative	117,335	116,510	112,200
Research, Development and Engineering	5,227	5,111	4,554
Restructuring Credit	—	—	(2,600)
Gain on Sale of Investment	—	—	(70,863)
Other (Income) Expense, Net	(631)	18,825	4,731

Income from Operations	140,612	107,266	213,554
Loss on Early Extinguishment of Debt	(11,509)	(8,724)	(2,117)
Interest Income	1,350	944	848
Interest Expense	147,407	158,910	181,285

(Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates	(16,954)	(59,424)	31,000
Income Tax (Benefit) Expense	(4,664)	6,627	3,009

(Loss) Income before Equity in Net Earnings of Affiliates	(12,290)	(66,051)	27,991
Equity in Net Earnings of Affiliates	1,028	993	3,356

(Loss) Income before Cumulative Effect of a Change in Accounting Principle	(11,262)	(65,058)	31,347
Cumulative Effect of a Change In Accounting Principle Net of Tax of $0	—	(499)	—

Net (Loss) Income	(11,262)	(65,557)	31,347

Other Comprehensive (Loss) Income:
Derivative Instruments Loss, Net of Tax of $0	(1,565)	(4,570)	—
Minimum Pension Liability Adjustment, Net of Tax of $0	(71,304)	—	—
Foreign Currency Translation Adjustments, Net of Tax of $0	12,996	(10,136)	(14,238)

Comprehensive (Loss) Income	$(71,135)	$(80,263)	$17,109

The accompanying notes are an integral part of the consolidated financial statements.

RIVERWOOD HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended December 31, 2002	As Restated Year Ended December 31, 2001	As Restated Year Ended December 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(11,262)	$(65,557)	$31,347
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	133,840	137,143	143,541
Cumulative Effect of a Change in Accounting Principle	—	499	—
Loss on Early Extinguishment of Debt	2,967	8,724	2,117
Current and Deferred Income Taxes	(10,655)	(731)	(2,538)
Pension, Postemployment and Postretirement Benefits
Expense, Net of Contributions	8,343	4,908	1,822
Restructuring Credit	—	—	(2,600)
Gain on Sale of Investment	—	—	(70,863)
Net Gain on Sale of Assets	—	—	(691)
Equity in Net Earnings of Affiliates, Net of Dividends	(415)	(283)	1,727
Amortization of Deferred Debt Issuance Costs	6,867	7,564	10,261
Other, Net	1,529	5,719	—
Changes in Operating Assets & Liabilities:
Receivables	(9,590)	17,261	15,677
Inventories	(10,328)	(13,799)	1,904
Prepaid Expenses	(7,062)	2,839	(3,181)
Accounts Payable	(11,933)	(4,742)	5,582
Compensation and Employee Benefits	(1,904)	(11,471)	(7,606)
Income Taxes	(1,491)	614	1,024
Other Accrued Liabilities	(584)	(1,494)	(26,927)
Other Noncurrent Liabilities	(825)	505	(1,742)

Net Cash Provided by Operating Activities	87,497	87,699	98,854

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(56,042)	(57,297)	(62,062)
Payment for Acquisitions	—	—	(12,500)
Payment for Settlement of Tax Matters Relating to the Merger	—	(29,500)	—
Proceeds from Sales of Assets, Net of Selling Costs	—	—	205,714
Increase in Other Assets	(2,672)	(3,185)	(3,849)

Net Cash (Used in) Provided by Investing Activities	(58,714)	(89,982)	127,303

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	279,900	523,910	373,400
Payments on Revolving Credit Facilities	(288,303)	(617,637)	(445,690)
Proceeds from Issuance of Debt	250,000	592,500	—
Increase in Debt Issuance Costs	(3,805)	(18,983)	—
Premium Paid on Early Extinguishment of Debt	(8,542)	—	—
Payment on Debt	(252,446)	(488,972)	(151,469)
Repurchases of Redeemable Common Stock	(420)	(360)	(48)
Issuance of Redeemable Common Stock	25	300	560

Net Cash Used in Financing Activities	(23,591)	(9,242)	(223,247)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,196	477	1,399

Net Increase in Cash and Equivalents	6,388	(11,048)	4,309
Cash and Equivalents at Beginning of Period	7,369	18,417	14,108

CASH AND EQUIVALENTS AT END OF PERIOD	$13,757	$7,369	$18,417

The accompanying notes are an integral part of the consolidated financial statements

RIVERWOOD HOLDING, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands of dollars)

	Class A Non-Redeemable Common Stock		Class B Non-Redeemable Common Stock			As Restated Retained Earnings (Accumulated Deficit)		As Restated Cumulative Currency Translation Adjustment
							Minimum Pension Liability Adjustment		Accumulated Derivative Instruments Loss	As Restated Total Shareholders' Equity
					Capital in Excess of Par Value
	Shares	Amount	Shares	Amount
Balances at December 31, 1999	7,000,000	$70	500,000	$5	$749,161	$(469,635)	$—	$(19,324)	$—	$260,277
Net Income	—		—		—	31,347	—	—	—	31,347
Currency Translation Adjustment	—		—		—	—	—	(14,238)	—	(14,238)
Adjustment to Redemption Value of Redeemable Common Stock, Net of (Repurchases) Issuance	—	—	—	—	(348)	—	—	—	—	(348)

Balances at December 31, 2000	7,000,000	70	500,000	5	748,813	(438,288)	—	(33,562)	—	277,038
Net (Loss)	—		—		—	(65,557)	—	—	—	(65,557)
Accumulated Deriviative Instruments Loss	—		—		—	—	—	—	(4,570)	(4,570)
Currency Translation Adjustment	—		—		—	—	—	(10,136)	—	(10,136)
(Repurchases) Issuance of Redeemable Common Stock, Net	—	—	—	—	(60)	—	—	—	—	(60)

Balances at December 31, 2001	7,000,000	70	500,000	5	748,753	(503,845)	—	(43,698)	(4,570)	196,715
Net (Loss)	—		—		—	(11,262)	—	—	—	(11,262)
Accumulated Deriviative Instruments Loss	—		—		—	—	—	—	(1,565)	(1,565)
Minimum Pension Liability Adjustment							(71,304)			(71,304)
Currency Translation Adjustment	—		—		—	—		12,996	—	12,996
(Repurchases) Issuance of Redeemable Common Stock, Net	—	—	—	—	(5)	—	—	—	—	(5)

Balances at December 31, 2002	7,000,000	$70	500,000	$5	$748,748	$(515,107)	$(71,304)	$(30,702)	$(6,135)	$125,575

The accompanying notes are an integral part of the consolidated financial statements.

RIVERWOOD HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

        Riverwood Holding, Inc. ("Riverwood Holding") and its wholly-owned subsidiary RIC Holding, Inc. ("RIC Holding") and the corporation formerly named CDRO Acquisition Corporation were incorporated in 1995 to acquire the stock of our predecessor, the corporation formerly named Riverwood International Corporation ("RIC").

        On March 27, 1996, Riverwood Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of RIC. On such date, CDRO Acquisition Corporation was merged into RIC. RIC, as the surviving corporation in the Merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, RIC transferred substantially all of its properties and assets to the corporation formerly named Riverwood International USA, Inc., other than the capital stock of Riverwood International USA, Inc, and RIC was merged into RIC Holding. Thereupon, Riverwood International USA, Inc. was renamed "Riverwood International Corporation." Upon consummation of the Subsequent Merger, RIC Holding, as the surviving corporation in the Subsequent Merger, became the parent company of Riverwood International Corporation ("Riverwood International").

        Riverwood Holding and RIC Holding, a wholly-owned subsidiary, conducted no significant business and have no independent assets or operations other than in connection with the Merger and related transactions through March 27, 1996. Riverwood Holding and RIC Holding fully and unconditionally guarantee substantially all of the debt of Riverwood International.

        In connection with the Merger, the purchase method of accounting was used to establish and record a new cost basis for the assets acquired and liabilities assumed. The difference between the purchase price and the fair market values of the assets acquired and liabilities assumed was recorded as goodwill.

        References to the "Company" are to Riverwood Holding and its subsidiaries.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The following is a summary of significant accounting policies of the Company.

(A) PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements include all of the accounts of Riverwood Holding and its majority-owned and controlled subsidiaries. The accompanying consolidated financial statements include the worldwide operations of the Coated Board segment which includes the paperboard, packaging, and packaging machinery businesses and the Containerboard segment. All significant transactions and balances between the consolidated operations have been eliminated.

(B) CASH AND EQUIVALENTS

        Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

(C) INVENTORIES

        Inventories are stated at the lower of cost or market with cost determined principally by the first-in, first-out ("FIFO") basis (see Note 5). Average cost basis is used to determine the cost of supplies inventories. Inventories are stated net of an allowance for slow-moving and obsolete inventory, which is based on estimates. If the condition of the inventories or the state of the Company's business would deteriorate, additional allowances may be required which would reduce income. Raw materials and consumables used in the production process such as wood chips and chemicals are valued at purchase cost on a FIFO basis upon receipt. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and a proportion of manufacturing overhead.

(D) PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are recorded at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company's cost and related accumulated depreciation applicable to assets retired or sold are removed from the accounts and the gain or loss on disposition is recognized in income.

        Costs directly associated with the development and testing of computer information systems for internal use are deferred and included in property, plant and equipment. Such costs are amortized on a straight-line basis over the expected useful life of 5 years. Costs indirectly associated with such projects and ongoing maintenance costs are expensed as incurred. A total of $1.0 million and $1.4 million in costs relating to software development were capitalized in 2002 and 2001, respectively, and were included in property, plant and equipment at December 31, 2002 and December 31, 2001.

        Interest is capitalized on major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Capitalized interest was approximately $1.3 million, $2.1 million, and $1.3 million in the years ended December 31, 2002, 2001, and 2000, respectively.

(E) DEPRECIATION AND AMORTIZATION

        Depreciation and amortization are principally computed using the straight-line method based on the following estimated useful lives of the related assets:

Buildings	10 to 40 years
Land improvements	3 to 20 years
Machinery and equipment	2 to 40 years
Furniture and fixtures	1 to 12 years
Automobiles and light trucks	2 to 5 years

        For certain major capital additions, the Company computes depreciation on the units-of-production method until the asset's designed level of production is achieved and sustained.

        The Company assesses its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable (see Note 26). To analyze recoverability, the Company projects future cash flows, undiscounted and before interest, over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. The Company assesses the appropriateness of the useful life of its long-lived assets periodically.

        Intangible assets with a determinable life are amortized on a straight-line basis over that period. The related amortization expense is included in Other Expense, Net.

(F) INTERNATIONAL CURRENCY

        The functional currency for most of the international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to Shareholders' Equity. Gains and losses on foreign currency transactions are included in Other Expense, Net for the period in which the exchange rate changes.

        The Company pursues a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on its consolidated financial results. Under this program, the Company has entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded. The premium on an option contract is reflected in Other Expense, Net, during the period in which the contract expires.

(G) INCOME TAXES

        The Company accounts for income taxes under the asset and liability method whereby the effect of changes in corporate tax rates on deferred income taxes is recognized currently as an adjustment to income tax expense. The asset and liability method also requires that deferred tax assets or liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance is established for deferred tax assets when it is more likely than not that the benefits of such assets will not be realized.

(H) REVENUE RECOGNITION

        Riverwood receives revenue from the sales of manufactured products, the leasing of packaging machinery, and the servicing of packaging machinery. Riverwood recognizes sales revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, Riverwood's price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is largely dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated at free on board, or f.o.b., shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer's delivery site. Riverwood recognizes revenues on its annual and multi-year carton supply contracts as the shipment occurs in accordance with the shipping terms discussed above.

        Payments from packaging machinery use agreements are recognized on a straight-line basis over the term of the agreements. Service revenue on packaging machinery is recorded at the time of service.

        Discounts and allowances are comprised of trade allowances, cash discounts and sales returns. Cash discounts and sales returns are estimated using historical experience. Trade allowances are based on the estimated obligations and historical experience. Rebates are determined based on the quantity purchased and are recorded at the time of sale.

(I) SHIPPING AND HANDLING COSTS

        The Company includes shipping and handling costs in Cost of Sales.

(J) INSURANCE RESERVES

        It is the Company's policy to self-insure or fund a portion of certain expected losses related to group health benefits. Provisions for losses expected are recorded based on the Company's estimates, on an undiscounted basis, of the aggregate liabilities for known claims and estimated claims incurred but not reported.

(K) ENVIRONMENTAL REMEDIATION RESERVES

        The Company records accruals for environmental obligations based on estimates developed in consultation with environmental consultants and legal counsel. Accruals for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not reduced for potential recoveries from insurance carriers. Costs of future expenditures are not discounted to their present value.

(L) STOCK-BASED COMPENSATION

        As permitted by SFAS No. 123 "Accounting for Stock-Based Compensation", the Company continues to apply intrinsic value accounting for its stock option plans under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Compensation cost for stock options, if any, is measured as the excess of the market price of the Company's common stock at the date of grant over the exercise price to be paid by the grantee to acquire the stock. The Company has adopted disclosure-only provisions of SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123". The Company's pro forma net earnings based upon the fair value at the grant dates for awards under the Company's plans are disclosed below.

        If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under these plans, the Company's net (loss) income would have been reduced as follows:

	For the Year Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Net (loss) income, as reported	$(11,262)	$(65,557)	$31,347
Deduct: Total additional stock-based employee compensation cost, net of tax, that would have been included in net (loss) income under fair value method	(266)	(399)	(501)

Pro forma net (loss) income	$(11,528)	$(65,956)	$30,846

        The Company recognized compensation expense on stock options for which the exercise price was less than the fair value at the date of grant in the amount of $1.9 million, $1.5 million, and $1.8 million for the years ended December 31, 2002, 2001, and 2000, respectively.

(M) RECLASSIFICATION

        The Company has reclassified the presentation of certain prior period information to conform with the current presentation format.

(N) USE OF ESTIMATES

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

NOTE 3—RECEIVABLES

        The components of receivables at December 31 were as follows:

	2002	2001
	(In thousands of dollars)
Trade	$127,425	$118,650
Less, allowance	1,955	3,294

	125,470	115,356
Other	11,814	6,053

	$137,284	$121,409

NOTE 4—FINANCIAL INSTRUMENTS

        The Company has financial instruments which include foreign currency option and forward exchange contracts and interest rate swap agreements. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. The Company does not hold or issue such financial instruments for trading purposes.

        The Company enters into forward exchange contracts to effectively hedge substantially all accounts receivable and certain accounts payable resulting from transactions denominated in foreign currencies. The purpose of the forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from the collection of the hedged accounts receivable or payment of the hedged accounts payable will be adversely affected by changes in exchange rates. At December 31, 2002 and 2001, the Company had various foreign currency forward exchange contracts, with maturities ranging up to six months. When aggregated and measured in U.S. dollars at year-end exchange rates, the notional amount of these forward currency exchange contracts totaled approximately $20.6 million and $20.0 million at December 31, 2002 and 2001, respectively. Generally, unrealized gains and losses resulting from these contracts are recognized currently in operations and approximately offset corresponding unrealized gains and losses recognized on the hedged accounts receivable or accounts payable.

        During 2002 and 2001, the Company entered into option and forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of the option contracts and forward exchange contracts is to protect the Company from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates. At December 31, 2002, various option contracts existed, which expire on various dates through the year 2003. When measured in U.S. dollars at year-end exchange rates, the year 2002 notional amount of the purchased option contracts totaled approximately $120.1 million. Gains and losses, if any, related to these contracts are recognized in income when the anticipated transaction affects income. The premium on an option contract is reflected in Other Expense, Net, during which the period in which the contract expires. At December 31, 2001, no option contracts existed.

        The Company uses interest rate swap agreements to fix a portion of its variable rate Term Loan Facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At December 31, 2002, the Company had interest rate swap agreements with a notional amount of $410 million, which expire on various dates through the year 2003 and 2004, under which the Company will pay fixed rates of 2.21% to 3.52% and receive three-month LIBOR. At December 31, 2001, the Company had interest rate swap agreements with a notional amount of $225 million, which expired on various dates through the year 2002, under which the Company paid fixed rates of 4.75% to 6.53% and received three-month LIBOR.

        The Company's customers are not concentrated in any specific geographic region, but are concentrated in certain industries. Customers of the Coated Board business segment include the beverage and consumer products packaging industries. Customers of the Containerboard business segment include integrated and non-integrated containerboard converters. During 2002, the Company had one customer who accounted for approximately 16% of the Company's net sales and another customer who accounted for approximately 12% of the Company's net sales. During 2001, the Company had one customer who accounted for approximately 13% of the Company's net sales and another customer who accounted for approximately 11% of the Company's net sales. During 2000, the

Company had two customers who each accounted for approximately 11% of the Company's net sales. There were no significant accounts receivable from a single customer at December 31, 2002 or 2001. The Company reviews a customer's credit history before extending credit of which the payment terms are generally 30 days domestically, but vary internationally according to local business practices. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

        The Company enters into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of its natural gas requirements at its two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of December 31, 2002, the Company had entered into contracts to hedge substantially all of its natural gas requirements for its two U.S. mills through and including October 2003. The contract price and fair value of these natural gas contracts was approximately $16.3 million and $19.9 million, respectively. These contracts are not accounted for as derivative instruments under Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities ("SFAS No. 133"), as they qualify for the normal purchase exemption.

        The following methods and assumptions were used to estimate the fair value of each category of financial instrument for which it is practicable to estimate that value:

NONTRADE RECEIVABLES AND SHORT TERM BORROWINGS

        The carrying amount of these instruments approximates fair value due to their short-term nature.

LONG-TERM DEBT

        The fair value of long-term debt is based on quoted market prices.

FORWARD EXCHANGE AND OPTION CONTRACTS

        The fair value of forward exchange and option contracts is based on quoted market prices.

INTEREST RATE SWAP AGREEMENTS

        The fair value of interest rate swap agreements is based on quoted market prices by counter parties.

        The carrying amounts and estimated fair value of the Company's financial instruments as of December 31 were as follows:

	2002		2001
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
	(In thousands of dollars)
Nontrade receivables	$11,814	$11,814	$6,053	$6,053
Short-term borrowings	$20,281	$20,281	$16,340	$16,340
Long-term debt	$1,502,079	$1,520,945	$1,524,824	$1,556,045
Currency forward exchange contracts	$(376)	$(376)	$212	$212
Currency option contracts	$451	$451	$—	$—
Interest rate swap contracts	$(5,058)	$(5,058)	$(5,389)	$(5,389)

NOTE 5—INVENTORIES

        The major classes of inventories at December 31 were as follows:

	2002	As Restated 2001
	(In thousands of dollars)
Finished goods	$78,518	$78,306
Work-in progress	15,175	11,815
Raw materials	42,841	35,537
Supplies	37,849	35,691

	$174,383	$161,349

        Raw materials and consumables used in the production process such as wood chips and chemicals are valued at purchase cost on a FIFO basis upon receipt. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and a proportion of manufacturing overhead.

        In the fourth quarter of 2002, the Company changed its method of valuing inventory from the last-in, first-out ("LIFO") method to the FIFO method as over time it more closely matches revenues with costs. The FIFO method more accurately reflects the cost related to the actual physical flow of raw materials and finished goods inventory. Accordingly, the Company believes the FIFO method of valuing inventory will result in a better measurement of operating results. All previously reported results have been restated to reflect the retroactive application of the accounting change as required by generally accepted accounting principles in the United States (see Note 27). The accounting change decreased the Net Loss for the year ended December 31, 2001 by approximately $12.3 million and decreased the Net Income for the year ended December 31, 2000 by approximately $6.9 million.

NOTE 6—INVESTMENTS IN NET ASSETS OF EQUITY AFFILIATES

        Investments are accounted for using the equity method of accounting. The most significant of these investments was Igaras, an integrated containerboard producer located in Brazil of which the Company owned 50 percent. On July 1, 2000, Igaras spun off the multiple packaging portion of its business into a newly formed company, of which the Company owned 50 percent. On October 3, 2000, the Company, along with its joint venture partner, Cia Suzano de Papel e Celulose, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. The Company recognized a gain of $70.9 million, in connection with the sale. On October 12, 2000, the Company purchased the remaining 50 percent of the newly formed company for $12.5 million.

        During 2002 and 2001, the Company received dividends from its equity investment in Rengo Riverwood Packaging Ltd. ("Rengo") totaling $0.6 million and $0.6 million, respectively, net of taxes of $0.1 million and $0.1 million, respectively.

NOTE 7—OTHER ASSETS

        Other Assets at December 31, consisted of the following:

	2002	2001
	(In thousands of dollars)
Deferred debt issuance costs, net	$26,647	$32,385
Pension/intangible asset	2,524	13,594
Capitalized spare parts	24,396	23,303
Deferred design costs	1,442	1,985
Other	8,392	9,199

	$63,401	$80,466

NOTE 8—SHORT-TERM DEBT

        Short-Term Debt at December 31, consisted of the following:

	2002	2001
	(In thousands of dollars)
Short-term borrowings	$20,281	$16,340
Current portion of long-term debt	78,415	1,742

	$98,696	$18,082

        Short-term borrowings are principally at the Company's international subsidiaries. The weighted average interest rate on Short-term borrowings as of December 31, 2002 and 2001 was 2.0% and 3.4%, respectively.

        In connection with the Merger, the Company called $125 million of Convertible Subordinated Notes, of which $0.2 million was not redeemed at December 31, 2002 and 2001, and is included in Current portion of long-term debt.

NOTE 9—COMPENSATION AND EMPLOYEE BENEFITS

        Accruals for future compensated employee absences, principally vacation, were $12.9 million and $12.1 million at December 31, 2002 and 2001, respectively, and were included in Compensation and Employee Benefits on the Consolidated Balance Sheets.

NOTE 10—LONG-TERM DEBT

        In connection with the Merger, the Company entered into a credit agreement that provided for senior secured credit facilities consisting of a term loan facility and a $400 million revolving credit facility. Such credit agreement, term loan facility and revolving facility, as in effect prior to the August 10, 2001 amendment and restatement discussed below, are referred to herein as the "Prior Credit Agreement", the "Prior Term Loan Facility" and the "Prior Revolving Facility", respectively. In addition, Riverwood International Machinery, Inc., a wholly-owned subsidiary of Riverwood, entered into a credit agreement providing for a $140 million secured revolving credit facility (the "Machinery Facility") for the purpose of financing or refinancing packaging machinery. In connection with the Merger, the Company also completed an offering of $250 million aggregate principal amount of 10 1/4% Senior Notes due 2006 (the "1996 Senior Notes") and $400 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2008 (the "1996 Senior Subordinated Notes" and together with the 1996 Senior Notes, the "1996 Notes").

        On July 28, 1997, the Company completed an offering of $250 million principal amount of 10 5/8% Senior Notes due 2007 (the "Initial Notes"). The net proceeds of this offering were applied to prepay certain revolving credit borrowings under the Prior Revolving Facility (without any commitment reduction) and to refinance certain Tranche A term loans and other borrowings under the Prior Credit Agreement. A registration statement under the Securities Act of 1933, as amended, registering senior notes of the Company identical in all material respects to the Initial Notes (the "Exchange Notes") offered in exchange for the Initial Notes became effective October 1, 1997. On November 3, 1997, the Company completed its exchange offer of the Initial Notes for the Exchange Notes. The Initial Notes and the Exchange Notes are referred to herein as the 1997 Notes.

        In connection with the sale of Igaras on October 3, 2000, the Company entered into Amendment No. 5 dated September 12, 2000, effective October 3, 2000, to the Prior Credit Agreement. Pursuant to the amendment, the Company applied $145 million of the sale proceeds to term loan maturities under the Prior Term Loan Facility. The Company recognized a loss on the early extinguishment of debt of approximately $2.1 million, in the fourth quarter of 2000. The Company applied the remaining portion of the proceeds (approximately $48 million) to the Prior Revolving Facility (without any commitment reduction). In connection with Amendment No. 5, the Company canceled its Machinery Facility.

        On June 21, 2001, the Company completed an offering of $250 million principal amount of 10 5/8% Senior Notes due 2007 (the "Initial 2001 Notes"). The Initial 2001 Notes were sold at a price of 103% of par. The proceeds from this offering of approximately $251.5 million, net of approximately $6 million of transaction fees and expenses, were applied to prepay a portion of the outstanding borrowings under the Prior Term Loan Facility. During the second quarter of 2001, the Company recorded a non-cash charge to earnings of approximately $2.8 million related to the write-off of the applicable portion of deferred debt issuance costs on the term loans. In connection with this offering, on June 6, 2001, the Company entered into Amendment No. 6 to the Prior Credit Agreement. The amendment modified certain financial and other covenants, including minimum EBITDA requirements, in the Prior Credit Agreement to reflect recent financial results and market and operating conditions.

A registration statement under the Securities Act registering senior notes of the Company identical in all material respects to the Initial 2001 Notes (the "Exchange 2001 Notes") offered in exchange for the Initial 2001 Notes became effective on August 27, 2001. On October 5, 2001, the Company completed its exchange offer of the Initial 2001 Notes for the Exchange 2001 Notes. The Initial 2001 Notes and the Exchange 2001 Notes are referred to herein as the 2001 Notes.

        On August 10, 2001, the Company entered into an amendment and restatement of the Prior Credit Agreement (the "Senior Secured Credit Agreement") with certain lenders providing for senior secured credit facilities with aggregate commitments not to exceed $635 million (together with the 2002 Term Loan Facility referred to below, the "Facilities"), including a $335 million term loan facility (the "2001 Term Loan Facility") and a $300 million revolving credit facility (the "Revolving Facility"). The proceeds of the initial borrowings under the Facilities of approximately $386 million, including $51 million under the Revolving Facility, were applied to repay in full the outstanding borrowings under the Prior Term Loan Facility and the Prior Revolving Facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the Prior Credit Agreement. During the third quarter of 2001, the Company recorded a non-cash charge to earnings of approximately $6.0 million related to the write-off of the applicable remaining deferred debt issuance costs on the Prior Term Loan Facility and the Prior Revolving Facility.

        In April 2002, the Company entered into an amendment of the Senior Secured Credit Agreement which provided for a new, tranche B, term loan facility of $250 million ("2002 Term Loan Facility"). The 2002 Term Loan Facility was drawn on April 23, 2002 and the proceeds, together with borrowings under the Revolving Facility of approximately $12.0 million, were used to redeem the 1996 Senior Notes which occurred on May 23, 2002 and to pay related fees, costs and expenses. In the second quarter of 2002, the Company recorded a non-cash charge to earnings of approximately $3.0 million related to the write-off of the remaining deferred debt issuance costs on the 1996 Senior Notes and a charge of approximately $8.6 million related to the call premium paid upon redemption of the 1996 Senior Notes.

        The Senior Secured Credit Agreement, which governs the Facilities, imposes restrictions on the Company's ability to make capital expenditures and both the Senior Secured Credit Agreement and the indentures governing the 1996 Senior Subordinated Notes, the 1997 Notes and the 2001 Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, meet its capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The covenants contained in the Senior Secured Credit Agreement, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Riverwood and its subsidiaries, make capital expenditures and engage in certain transactions with affiliates. The covenants contained in the indentures governing the 1996 Senior Subordinated Notes, the 1997 Notes and the 2001 Notes also impose restrictions on the operation of the Company's business.

        The financial covenants in the Senior Secured Credit Agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBITDA(a) Leverage Ratio	Consolidated Interest Expense Ratio
December 31, 2002–December 30, 2003	5.50 to 1.00	2.00 to 1.00
December 31, 2003–December 30, 2004	5.00 to 1.00	2.10 to 1.00
December 31, 2004–December 30, 2005	4.70 to 1.00	2.25 to 1.00
December 31, 2005–December 30, 2006	4.40 to 1.00	2.25 to 1.00
December 31, 2006–March 31, 2007	4.40 to 1.00	2.25 to 1.00

Note:

(a)
Credit Agreement EBITDA as defined in the 2001 Senior Secured Credit Agreement

        At December 31, 2002, the Company was in compliance with the financial covenants in the Senior Secured Credit Agreement. The Company's ability to comply in future periods with the financial covenants in the Senior Secured Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company's control and will be substantially dependent on the selling prices for the Company's products, raw material and energy costs, and the Company's ability to successfully implement its overall business and profitability strategies. If a violation of any of the covenants occurred, the Company would attempt to get a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Senior Secured Credit Agreement and the indentures governing the 1996 Senior Subordinated Notes, 1997 Notes and 2001 Notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross default or cross-acceleration provisions.

        The Senior Secured Credit Agreement is collateralized by substantially all of the Company's assets.

        The Revolving Facility matures on December 31, 2006. At December 31, 2002, the Company and its U.S. and international subsidiaries had the following amounts of commitments, amounts outstanding and amounts available under revolving credit facilities:

	Total Amount of Commitments	Total Amount Outstanding	Total Amount Available(A)
	(In thousands of dollars)
Revolving Facility	$300,000	$14,850	$284,508
International Facilities	18,384	12,090	6,294

	$318,384	$26,940	$290,802

Note:

(A)
In accordance with its debt agreements, the Company's availability under its Revolving Facility as of December 31, 2002 has been reduced by the amount of standby letters of credit issued of approximately $0.6 million.

        The Company is required by its insurance company to have a standby letter of credit to secure payment of Workers' Compensation claims. The letter of credit, with a value of $0.4 million, expired on February 20, 2003 and was subsequently extended. The letter of credit will automatically be extended without amendment for successive one year period from the current expiration date and any future expiration date unless at least 45 days prior to the expiration date the Company is notified that the financial institution elects not to renew it.

        In addition, the Ohio Bureau of Workers' Compensation requires the Company to have a standby letter of credit for non-performance according to the conditions and obligations as provided under Workers' Compensation law. It is a further condition of the letter of credit to cover all injuries or occupational disease claims incurred in any period prior to and/or during the present term should the Company not perform. The letter of credit, with a value of $0.2 million, was renewed on September 20, 2002 and is automatically extended without amendment for successive one year period from the current expiration date and any future expiration date unless at least 60 days prior to the expiration date the Company is notified that the financial institution elects not to renew it.

        Long-Term Debt at December 31 consisted of the following:

	2002	2001
	(In thousands of dollars)
Senior Notes with interest payable semi-annually at 10.625%, payable in 2007	$250,000	$250,000
Senior Notes with interest payable semi-annually at 10.25%, payable in 2006	—	250,000
Senior Subordinated Notes with interest payable semi-annually at 10.875%, payable in 2008	400,000	400,000
Senior Secured Term Loan Facility with interest payable at various dates less than one year at floating rates (3.90% to 4.26% at December 31, 2002), payable through 2007	248,750	—
Senior Secured Term Loan Facility with interest payable at various dates less than one year at floating rates (4.15% to 4.59% at December 31, 2002), payable through 2006	335,000	335,000
Senior Notes with interest payable semi-annually at 10.625%, payable in 2007	250,000	250,000
Senior Secured Revolving Facility with interest payable at various dates less than one year at floating rates (4.19% to 6.00% at December 31, 2002) payable in 2006	14,850	35,150
Senior Subordinated Notes with interest payable semi-annually at 11.25%, payable in 2002	—	804
Convertible Subordinated Notes with interest payable semi-annually at 6.75%, payable in 2003, convertible beginning March 27, 1996	209	209
Pollution control revenue bonds with interest payable semi-annually at 6.25%, payable through 2007	1,000	1,000
International Notes payable to banks with interest payable at various dates at interest rates of 7.79% to 10.0% at December 31, 2002, payable through 2004	213	533
Capitalized leases with interest payable of 5.62%, payable through 2006	2,038	2,099
Other	19	29

	1,502,079	1,524,824
Less, current portion	78,415	1,742

	$1,423,664	$1,523,082

        Long-term debt maturities and expirations of funded long-term working capital commitments at December 31, 2002, were as follows:

(In thousands of dollars)
2003	$78,415
2004	77,975
2005	95,715
2006	110,206
2007	739,750
After 2007	400,018

$1,502,079

NOTE 11—REDEEMABLE COMMON STOCK

        During the nine months ended December 31, 1996, Riverwood Holding completed an offering of Riverwood Holding Common Stock to certain members of management and key employees of the Company. As of December 31, 1996, the Company had issued 111,900 shares of Riverwood Holding Class A Common Stock to Management Investors at fair value for gross cash proceeds of $11.2 million. During 2000, the Company issued 5,000 shares of additional Redeemable Common Stock to Management Investors at fair value for gross cash proceeds of $0.6 million. The common stock held by Management Investors is mandatorily redeemable at fair market value as determined by the Executive Committee of the Board of Directors and in certain circumstances the Management Investors can require the Company to repurchase the Riverwood Holding Class A Common Stock. These shares are classified as Redeemable Common Stock on the Consolidated Balance Sheets and are carried at their redemption value of $120 per share at December 31, 2002 and 2001. During 2002 and 2001, the Company repurchased 3,500 and 3,000 shares of Redeemable Common Stock at a weighted average price of $120.00 per share and $120.00 per share, respectively. During 2002, Riverwood Holding issued 250 shares of additional Redeemable Common Stock to Management Investors for gross cash proceeds of approximately $25,000. During 2001, Riverwood Holding issued 3,000 shares of additional Redeemable Common Stock to Management Investors for gross cash proceeds of approximately $0.3 million.

        In connection with the issuance of Redeemable Common Stock to Management Investors, the Company has guaranteed loans, with full recourse, from a bank to certain Management Investors totaling approximately $0.4 million and $0.3 million at December 31, 2002 and 2001, respectively. As guarantor of the loans, the Company fully and unconditionally guarantees to the Lender the prompt and complete payment of all principal and interest on the Loans and all other amounts owed under the letter agreements when due and payable (whether at the stated maturity, by acceleration or otherwise) in the amounts and with respect to each of the borrowers listed in the agreement. The Company has the right of subrogation should a borrower default.

NOTE 12—NONREDEEMABLE COMMON STOCK

        On March 27, 1996, Riverwood Holding completed an offering of 7,000,000 shares of Class A Common Stock with a par value of $0.01 per share to certain institutional investors for $700 million.

Total Class A Common Stock authorized for issuance at December 31, 2002 was 9,000,000 shares, of which amount 7,057,930 shares were outstanding, including 57,930 shares issued to Management Investors as Redeemable Common Stock (see Note 11). Also on March 27, 1996, Riverwood Holding completed an offering of 500,000 shares of Class B Common Stock with a par value of $0.01 per share to an institutional investor for $50 million. Total Class B Common Stock, which is non-voting, authorized for issuance at December 31, 2002 was 3,000,000 shares, of which 500,000 shares were outstanding.

NOTE 13—STOCK INCENTIVE PLANS

        The Company has developed three Stock Incentive Plans ("SIP") designed to provide certain key executives and management options to purchase shares of Redeemable Class A Common Stock. These plans are the 1996 Stock Incentive Plan ("1996 SIP"), the 2002 Stock Incentive Plan ("2002 SIP") and the 1999 Supplemental Long-Term Incentive Plan ("SLTP"). The following table summarizes information pertaining to options outstanding and exercisable at December 31, 2002:

Plan	Grant Date	Number Outstanding	Granted Weighted Average Exercise Price	Vesting Reference	Number Exercisable(8)	Exercisable Weighted Average Exercise Price
SIP/2002 SIP	Jan-Sep 2002	620,485	$120	(1)	—	$120
SIP	November 2000	4,000	115	(2)	1,600	115
SLTP	November 2000	5,000	115	(3)	1,667	115
SLTP	May-Dec, 1999	153,223	100	(4)	71,036	100
SIP	June-Dec, 1999	49,800	100	(5)	21,120	100
SIP	March 1997	225,000	75	(6)	213,348	75
SIP	June 1996	51,410	100	(7)	47,660	100

	Total	1,108,918	$106.24		356,431	$85.17

Notes:

(1)
305,485 of these options vest one-third on the second anniversary of date of grant and two-thirds on the third anniversary of the date of grant. 165,000 of the options vest when the Company achieves certain financial targets. 150,000 of the options vest if a change of control of the company takes place before the third anniversary of the date of grant. Should any of those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

(2)
Options vest in five equal annual installments on the first five anniversaries of the date of grant, subject to continuous employment.

(3)
Options vest based upon a range of certain financial goals for two years. Each year, the vesting starts at 30% for achievement of a minimum financial target, and increases to a maximum of 50% per year, prorated on a straight-line basis for achievement of certain results above the minimum. Those options which do not vest in this period will vest, assuming the employee is still employed, nine years and six months following the date of grant.

(4)
Options vest based upon a range of certain financial goals over the next three years. Each year, the vesting starts at 20% for achievement of a minimum financial target, and increases to a maximum of 33 1/3% per year, prorated on a straight-line basis for achievement of certain financial results above the minimum. Those options which do not vest in this three-year period, will vest, assuming the employee is still employed at the Company, on December 31, 2008.

(5)
35,200 of the options will vest in five equal annual installments on each of the first five anniversaries of the date of grant, subject to continuous employment. The remaining 14,600 options vest on the date that the Company achieves certain financial targets. Should those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

(6)
112,500 of these options will vest in five annual installments on each of the first five anniversaries of the date of grant, subject to continuous employment, and the remaining 112,500 have accelerated vesting based on achievement of certain financial goals or on September 30, 2006, whichever occurs first.

(7)
47,660 of the options will vest in five equal annual installments on the first five anniversaries of the date of grant, subject to continuous employment. The remaining 3,750 options vest on the date that the Company achieves certain financial targets. Should those options not vest as described above, they will vest assuming the employee is still employed at the Company, nine years and six months following the date of grant.

(8)
As of December 31, 2001 and 2000, there were exercisable options in the amount of 332,769 and 277,397, respectively.

        A summary of option activity during the three years ended December 31, 2002 is as follows:

	Shares	Exercise Price
Outstanding—December 31, 1999	553,910	$89.84
Granted	13,000	115.00
Exercised	—	—
Canceled	(1,700)	(100.00)

Outstanding—December 31, 2000	565,210	$90.39
Granted	—	—
Exercised	(7,069)	(120.00)
Canceled	(12,731)	(103.77)

Outstanding—December 31, 2001	545,410	$89.70
Granted	667,153	120.00
Exercised	(250)	(100.00)
Canceled	(103,395)	(109.14)

Outstanding—December 31, 2002	1,108,918	$106.11

        The weighted average contractual life of the outstanding options at December 31, 2002, is 8 years. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related

Interpretations in accounting for the Stock Options. Accordingly, the Company recognizes compensation expense for Stock Options when the exercise price is less than the related fair value at the date of grant or when the performance criteria is met. During the years ended December 31, 2002, 2001 and 2000, the Company recognized compensation expense of $1.9 million, $1.5 million, and $1.8 million, respectively, related to Stock Options. Had compensation expense for the Company's grants of Stock Options been determined in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company's Net (Loss) Income for the years ended December 31, 2002, 2001, and 2000, would have been approximately $(11.5) million, $(65.9) million, and $30.8 million, respectively. The weighted average fair value of the stock options was estimated to be $28.37 per option on the date of grant for stock options granted in 2002 and 30.91 per option on the date of grant for stock options granted in 2000. The Company used the Black-Scholes option-pricing model to value the Stock Options with the following assumptions: dividend yield of zero, no volatility, risk-free interest rates ranging from 4.622% to 6.75%, a zero forfeiture rate and an expected life of 3 to 10 years.

        On January 1, 2002, 16,200 restricted stock units ("RSUs") were issued to key employees of the company under the 2002 Stock Incentive Plan. The RSUs vest on the second anniversary date of grant provided that the recipients are still employed by the company. The aggregate market value of the restricted stock at the date of issuance was $1.9 million and is being recorded as deferred compensation over the two-year vesting period. During 2002, 2,500 of the RSUs were cancelled. The RSUs outstanding at December 31, 2002 were 13,700 of which none were vested.

NOTE 14—CURRENCY TRANSLATION ADJUSTMENT

        An analysis of changes in the Cumulative Currency Translation Adjustment included in Shareholders' Equity at December 31 was as follows:

	2002	As Restated 2001	As Restated 2000
	(In thousands of dollars)
Cumulative currency translation adjustment at beginning of period	$(43,698)	$(33,562)	$(19,324)
Currency translation adjustments	12,996	(10,136)	(14,238)

	$(30,702)	$(43,698)	$(33,562)

NOTE 15—CONTINGENCIES AND COMMITMENTS

        Total rental expense was approximately $8.0 million, $10.4 million, and $11.7 million for the years ended December 31, 2002, 2001, and 2000, respectively.

        At December 31, 2002, total commitments of the Company under long-term, non-cancelable contracts were as follows:

	Payment Due by Period
	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
	(In thousands of dollars)
Long-Term Debt	$78,415	$173,690	$849,956	$400,018	$1,502,079
Operating Leases	15,664	5,408	2,239	946	24,257
Unconditional Purchase Obligations(A)	34,291	24,674	20,381	81,609	160,955

Total Contractual Cash Obligations	$128,370	$203,772	$872,576	$482,573	$1,687,291

Note:

(A)
Unconditional Purchase Obligations primarily consist of commitments related to wood processing and handling, natural gas and electricity and firm transportation of natural gas.

        As of December 31, 2002, the Company had approximately 4,150 employees worldwide (excluding employees of joint ventures), approximately 2,950 of whom were members of unions and covered by collective bargaining agreements.

        The Company is committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs that are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies adopt or revise rules and regulations. In general, the environmental laws that the Company is subject to regulate discharges and emissions of constituents to the air, soil and water, prescribe procedures for the use, reuse, reclamation, recycling and disposal of designated waste materials and impose liability and requirements relating to the cleanup of contamination. In certain instances, state environmental laws may be stricter than their federal counterparts.

        The federal Clean Air Act imposes stringent limits on air emissions, establishes a federal permit program (Title V) and provides for civil and criminal enforcement sanctions. In response to these requirements, in the early 1990's the Company switched from solvent-based to water-based inks and varnishes at its converting operations in order to reduce and meet requirements with respect to emissions of volatile organic compounds. Where necessary, the Company's plants have received or submitted an application to the appropriate permitting authority for a Title V permit.

        The federal Clean Water Act establishes a system of minimum national effluent standards for each industry, water quality standards for the nation's waterways and a permit program that provides discharge limitations. It also regulates releases and spills of oil and hazardous materials and wastewater and stormwater discharges. The Company's mill in West Monroe, Louisiana is the only one of the Company's facilities that is a direct discharger to a water body and a permit currently covers its discharges to the Ouachita River. The Company's other operations discharge to publicly owned treatment works and are subject to pretreatment requirements and limitations.

        The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") establishes liability for waste generators, current and former site owners and operators and others in connection with releases of hazardous materials. In several instances, the Company has been identified as a Potentially Responsible Party ("PRP") under CERCLA and similar state laws. These actions are not material.

        In 1998, the U.S. Environmental Protection Agency adopted regulations (generally referred to as the "cluster rules") that mandated more stringent controls on air and water discharges from United States pulp and paper mills. Over the next three years, the Company anticipates that it will spend approximately $22 million at its two U.S. mills to comply with these regulations. These costs have not been accrued, but rather are a part of the Company's capital expenditure plan. Most of these costs are anticipated to be incurred in the first two quarters of 2005.

        The Company is involved in environmental investigation and remediation projects for certain properties currently or formerly owned or operated by the Company, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the CERCLA and analogous state laws. The Company's costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. The Company accrues reserves for these contingencies when the liability is probable and the costs are reasonably estimable. The Company has accrued the following amounts for environmental losses as of December 31, 2002: approximately $0.5 million for the Line Avenue Site described below, approximately $0.3 million for the Shoreline Refinery Site described below, and approximately $0.1 million for general environmental matters. The Company is not aware of any material unaccrued loss that is reasonably estimable where liability is probable. The Company believes that based on current information and regulatory requirements, its accruals for environmental matters are adequate. However, there can be no assurance that the Company will not incur significant costs in excess of accrued amounts in connection with remediation activities and other environmental matters.

        In late 1995, the Louisiana Department of Environmental Quality (the "DEQ") notified the Predecessor of potential liability for the remediation of hazardous substances at a former wood treatment site in Shreveport, Louisiana (known as the Line Avenue Site) that the Predecessor or its predecessors previously operated. In August 2001, the Company entered into an agreement with the DEQ and the landowners to remediate the site. The agreement required the removal of soils containing wood-treating constituents in excess of regulatory standards, consolidation of these soils in a sub-portion of the site, capping of the sub portion, land use restrictions, future operations and maintenance ("O&M") to ensure the integrity of the cap, long-term monitoring of the groundwater, and a recorded prohibition on the use of on-site groundwater. The Company contracted with a qualified contractor to remediate the site at a cost of approximately $1.3 million. In addition, each of the O&M and groundwater monitoring costs for the initial five years are expected to be approximately $0.1 million (no such costs are estimated beyond the initial five-year period). As of December 31, 2002, all of the required soil excavation and consolidation has been completed. The Company expects to complete construction of the cap by July 2003. As of December 31, 2002, the Company has paid its contractor approximately $0.6 million to remediate the site. The Company has been reimbursed approximately half of these costs from a PRP that has entered into a settlement agreement with the Company.

        On July 6, 2000, the Company and the DEQ entered into a Settlement Agreement for remediation of a site in Caddo Parish, Louisiana (known as the Shoreline Refinery Site). The principal contamination at this site was an approximately 5 acre impoundment of oil-based sludge that appeared to originate from an oil refinery that was operated by prior operators. The remedial action contemplated by the Settlement Agreement required the neutralization, stabilization and consolidation of sludges and soils at the site, capping of the consolidated materials, the establishment of a vegetative cover, and five years of post-closure care of the capped area. The Company contracted to complete the remedial action in accordance with the terms of the Settlement Agreement. In a November 26, 2002 letter to the Company, the DEQ stated that all required construction activities were accomplished and that the five-year post-closure care and reporting period would commence. The Company conveyed the property to its contractor on October 22, 2000. Based on the terms of the Settlement Agreement, the DEQ's November 26, 2002 letter and the fact that the property has been sold to the Company's contractor, the Company does not expect to incur additional costs in connection with this site.

        The Company is a party to a number of lawsuits arising out of the ordinary conduct of its business. While there can be no assurance as to their ultimate outcome, the Company does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Company. The Company has accrued an aggregate of approximately $0.6 million for several tort, workers compensation and former employee related claims and lawsuits. The Company is not aware of any material unaccrued loss that is reasonably estimable where liability is probable.

        The Company has been a plaintiff in actions filed in the U.S. District Court for the Northern District of Georgia against The MeadWestvaco Corporation ("MeadWestvaco"), successor by merger to The Mead Corporation, and R.A. Jones Co. Inc. ("R.A. Jones") claiming infringement of the Company's patents for its packaging machines and seeking damages sufficient to compensate for such infringement. The patents in suit were found infringed but invalid by a jury in a trial against R.A. Jones in August 2001. This finding of invalidity as to U.S. Patent Nos. 5,666,789 and 5,692,361 was appealed to the Court of Appeals for the Federal Circuit (the "CAFC"). The suit against MeadWestvaco was dismissed by mutual agreement, subject to being refiled, pending the outcome of the appeal of the decision in the case against R.A. Jones. The CAFC vacated the holding of invalidity as to U.S. Patent Nos. 5,666,789 and 5,692,361 and remanded to the District Court for determination of proper inventive entity. The finding of infringement was affirmed by the CAFC. Further proceedings consistent with the decision of the CAFC will follow in the District Court.

NOTE 16—PENSIONS

U.S. HOURLY AND SALARIED PENSION PLANS

        All of the Company's U.S. hourly union employees are participants in the Company's noncontributory defined benefit hourly plan (the "Hourly plan"). The pension expense of the Hourly plan is based primarily on years of service and the pension rate near retirement. The Company's U.S. salaried and nonunion hourly employees are participants in the Company's noncontributory defined benefit plan that was established during 1992 (the "Salaried plan").

        The Company's funding policies with respect to its U.S. pension plans are to contribute funds to trusts as necessary to at least meet the minimum funding requirements of the U.S. Internal Revenue Code. Plan assets are invested primarily in equities and fixed income securities.

  (A) PENSION EXPENSE

        The pension expense related to the Hourly plan and Salaried plan consisted of the following:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
	(In thousands of dollars)
Components of net periodic pension cost (credit):
Service cost	$5,226	$5,142	$4,806
Interest cost	16,457	16,106	15,444
Expected return on plan assets	(18,767)	(21,019)	(22,101)
Amortizations:
Prior service cost	1,032	1,029	1,026
Actuarial gain	(34)	(10)	(2,039)

Net periodic pension cost (credit)	$3,914	$1,248	$(2,864)

        Certain assumptions used in determining the pension expense related to the Hourly plan and Salaried plan were as follows:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Assumptions:
Discount rate	7.50%	7.50%	7.50%
Rate of increase in future compensation levels	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	8.50%	8.50%	8.50%

  (B) FUNDED STATUS

        The funded status of the Company's U.S. Hourly plan and Salaried plan as of December 31, were as follows:

	2002	2001
	(In thousands of dollars)
Change in benefit obligation:
Benefit obligation at beginning of year	$228,244	$220,881
Service cost	5,226	5,142
Interest cost	16,457	16,106
Actuarial loss (gain)	25,851	(504)
Amendments	25	130
Benefits paid	(13,849)	(13,511)

Benefit obligation at end of year	$261,954	$228,244

Change in plan assets:
Fair value of plan assets at beginning of year	$227,566	$253,831
Actual return on plan assets	(10,964)	(12,783)
Employer contributions	29	29
Benefits paid	(13,849)	(13,511)

Fair value of plan assets at end of year	$202,782	$227,566

Plan assets (less than) in excess of projected benefit obligation	$(59,172)	$(678)
Unrecognized net actuarial loss (gain)	64,866	9,252
Unrecognized prior service cost	1,200	2,206

Net amount recognized	$6,894	$10,780

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid pension cost	$—	$13,601
Intangible asset	2,475	—
Accrued pension liability	(50,596)	(2,821)
Accumulated Other Comprehensive Income (a)	55,015	—

Net amount recognized	$6,894	$10,780

Assumptions:
Discount rate	6.50%	7.50%
Rates of increase in future compensation levels	4.50%	4.50%

(a)
During 2002, the Company recorded a charge to Other Comprehensive (Loss) Income of approximately $55.0 million in its Consolidated Statement of Operations and Comprehensive (Loss) Income due to unfavorable market conditions.

INTERNATIONAL PENSION PLANS

  (A) PENSION EXPENSE

        The international defined benefit pension plans are both noncontributory and contributory and are funded in accordance with applicable local laws. Assets of the funded plans are invested primarily in equities and fixed income securities. The pension or termination benefits are based primarily on years of service and the employees' compensation.

        The pension expense related to the international plans consisted of the following:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
	(In thousands of dollars)
Components of net periodic pension cost:
Service cost	$90	$431	$1,229
Interest cost	4,875	5,210	4,697
Expected return on plan assets	(4,792)	(5,485)	(5,384)
Amortizations:
Actuarial loss	—	2,072	—

Net periodic pension cost	$173	$2,228	$542

Assumptions:
Discount rate	5.50%	5.75%	5.50%
Rates of increase in future compensation levels	6.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	5.75%	6.00%	6.00%

        Approximately 300 employees participate in a multi-employer pension plan that provides defined benefits to employees under certain union-employer organization agreements. Pension expense for this plan was $3.9 million, $3.5 million, and $4.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Effective March 31, 2001, the Company's Defined Benefit Pension Plan in the U.K. (the "U.K. Plan") was curtailed. No curtailment gain was recorded as the unrecognized net loss of the U.K. Plan at March 31, 2001 exceeded any gain calculated as a result of the curtailment. Effective March 31, 2001, the Company began a defined contribution savings plan in the U.K. to replace the curtailed U.K. Plan.

  (B) FUNDED STATUS

        The following table sets forth the funded status of the international pension plans as of December 31:

	2002	2001
	(In thousands of dollars)
Change in benefit obligation:
Benefit obligation at beginning of year	$96,554	$101,529
Service cost	90	431
Interest cost	4,875	5,210
Plan participants contributions	—	173
Actuarial loss (gain)	1,360	(6,431)
Benefits paid	(4,108)	(4,358)

Benefit obligation at end of year	$98,771	$96,554

Change in plan assets:
Fair value of plan assets at beginning of year	$89,676	$97,003
Actual return on plan assets	(632)	(5,524)
Employer contributions	—	2,382
Plan participants contributions	—	173
Benefits paid	(4,108)	(4,358)

Fair value of plan assets at end of year	$84,936	$89,676

Plan assets less than projected benefit obligation	$(13,835)	$(6,878)
Unrecognized net actuarial loss	15,232	8,099

Net amount recognized	$1,397	$1,221

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid pension cost	$49	$1,221
Accrued pension liability	(14,940)	—
Accumulated Other Comprehensive Income (a)	16,288	—

Net amount recognized	$1,397	$1,221

Assumptions:
Discount rate	5.50%	5.75%
Rates of increase in future compensation levels	0.00%	4.00%

(a)
During 2002, the Company recorded a charge to Other Comprehensive (Loss) Income of approximately $16.3 million in its Consolidated Statement of Operations and Comprehensive (Loss) Income due to unfavorable market conditions.

        As of December 31, 2002 and 2001, accrued retirement contributions for the international pension plans included in Compensation and Employee Benefits on the Consolidated Balance Sheets were $1.3 million and $1.4 million, respectively.

DEFINED CONTRIBUTION PLANS

        The Company provides defined contribution plans for eligible U.S. employees. Salaried employees may make contributions of up to 16% of their compensation (percentage of pretax and after tax contributions can be any combination not to exceed a combined total of 16%). The Company matches 3% and may match up to a total of 6% of the eligible compensation, depending on the Company's performance.

        Hourly employees may make contributions of up to 16% of their compensation (pretax and after tax percentages vary based on negotiated union contracts). The Company matches various percentages of the eligible compensation based on negotiated union contracts.

        Contributions to these plans for the years ended December 31, 2002, 2001, and 2000 were $2.9 million, $2.5 million, and $2.3 million, respectively.

        Accrued plan contributions included in Compensation and Employee Benefits on the Consolidated Balance Sheets were $0.8 million and $0.1 million at December 31, 2002 and 2001, respectively.

NOTE 17—OTHER POSTRETIREMENT BENEFITS

        The Company sponsors postretirement health care plans that provide medical and life insurance coverage to eligible salaried and hourly retired U.S. employees and their dependents. No postretirement medical benefits are offered to salaried employees who began employment after December 31, 1993.

        The other postretirement benefits expense consisted of the following:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
	(In thousands of dollars)
Service cost	$348	$272	$255
Interest cost	1,890	1,669	1,645
Amortizations:
Prior service cost	(162)	(162)	(162)
Actuarial loss	311	151	124

Net periodic postretirement benefits cost	$2,387	$1,930	$1,862

Assumptions:
Discount rate	7.5%	7.5%	7.5%
Initial health care cost trend rate	7.0%	7.5%	5.5%
Ultimate health care cost trend rate *	5.0%	5.0%	4.5%
Ultimate year *	2006	2006	2001

*
The salaried plan's cost was capped beginning in 1999.

        The accrued postretirement benefit obligation at December 31 was as follows:

	2002	2001
	(In thousands of dollars)
Change in benefit obligation:
Benefit obligation at beginning of year	$22,940	$22,703
Service cost	348	272
Interest cost	1,890	1,669
Actuarial loss	3,795	2,013
Assumptions	2,467	—
Benefits paid	(2,884)	(3,717)

Benefit obligation at end of year	$28,556	$22,940

Fair value of plan assets at end of year	—	—

Accumulated postretirement benefit obligation in excess of plan assets	$(28,556)	$(22,940)
Unrecognized net actuarial loss	8,611	2,660
Unrecognized prior service credit	(1,514)	(1,676)

Total accrued postretirement benefit obligation	$(21,459)	$(21,956)

Assumptions:
Discount rate	6.50%	7.50%
Initial health care cost trend rate	9.00%	7.00%
Ultimate health care cost trend rate *	5.00%	5.00%
Ultimate year *	2007	2006
	1 Percentage Point Increase	1 Percentage Point Decrease
Health care trend rate sensitivity:
Effect on total of interest and service cost components	$44	$(38)
Effect on year-end postretirement benefit obligation	$432	$(382)

*
The salaried plan assumes no future increases in employer subsidies.

NOTE 18—FOREIGN CURRENCY MOVEMENT EFFECT

        Net international currency transaction (losses) gains included in determining Income from Operations for the years ended December 31, 2002, 2001 and 2000 were $1.8 million, $(1.4) million and $(0.1) million, respectively.

NOTE 19—INCOME TAXES

        The U.S. and international components of (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

	Year Ended December 31, 2002	As Restated Year Ended December 31, 2001	As Restated Year Ended December 31, 2000
	(In thousands of dollars)
U.S.	$(21,945)	$(65,213)	$23,339
International	16,500	14,513	9,778

(Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates	$(5,445)	$(50,700)	$33,117

        The provisions for Income Tax (Benefit) Expense on (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates consisted of the following:

	Year Ended December 31, 2002	As Restated Year Ended December 31, 2001	As Restated Year Ended December 31, 2000
	(In thousands of dollars)
Current:
U.S. Federal	$(696)	$—	$850
U.S. State and Local	(823)	1,651	(768)
International	(3,145)	4,976	2,927

Total Current	(4,664)	6,627	3,009

Income Tax (Benefit) Expense	$(4,664)	$6,627	$3,009

        A reconciliation of Income Tax (Benefit) Expense on (Loss) Income before Cumulative Effect of a Change in Accounting Principle including Equity in Net Earnings of Affiliates at the federal statutory rate of 35% compared with the Company's actual Income Tax (Benefit) Expense is as follows:

	Year Ended December 31, 2002	As Restated Year Ended December 31, 2001	As Restated Year Ended December 31, 2000
	(In thousands of dollars)
(Benefit) Expense Income tax at U.S. statutory rate	$(1,906)	$(17,745)	$12,584
U.S. federal taxes (benefit) expense — AMT	(696)	—	850
U.S. state and local tax (benefit) expense	(823)	1,651	(768)
Limitation on use of net operating losses	9,631	23,173	(9,162)
International tax rate differences	(1,998)	(1,087)	(1,637)
Valuation Allowance Adjustment	(9,274)	—	—
Foreign witholding tax	402	635	1,142

Income Tax (Benefit) Expense	$(4,664)	$6,627	$3,009

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, were as follows:

	2002	As Restated 2001
	(In thousands of dollars)
Property, plant and equipment	$(308,925)	$(274,194)
Other	1,968	(5,321)

Deferred tax liabilities	$(306,957)	$(279,515)

Net operating loss carryforwards	522,571	498,795
Other	2,333	(6,032)

Deferred tax assets	524,904	492,763

Valuation allowance	(220,104)	(219,747)

Net deferred tax liability	$(2,157)	$(6,499)

        The Company's deferred tax assets and deferred tax liabilities recorded in the Company's Consolidated Balance Sheet at December 31, consisted of the following:

	2002	As Restated 2001
	(In thousands of dollars)
Jurisdictions with deferred tax assets	$11,376	$7,923
Jurisdictions with deferred tax liabilities	(13,533)	(14,422)

Net deferred tax liability	$(2,157)	$(6,499)

        The Company has reviewed the net deferred tax assets as of December 31, 2002 and 2001 and has determined that most deferred tax assets will not be realized. The need for a valuation allowance is made on a country-by-country basis and the amount of the valuation allowance has increased as of December 31, 2002 over 2001 primarily due to operating activities in various countries in 2002. As of December 31, 2002, the Company has concluded that due to years of sustained profitability and forecasted future profitability, realization is more likely than not on the deferred tax assets related to certain of the Company's international operations and as a result, the valuation allowance of $9.3 million for these international operations was released in 2002 and the related deferred tax asset recorded. The net result of the release of the valuation allowances against the increase in the valuation allowance resulting from 2002 operations is a net increase in the valuation allowance of approximately $0.4 million. The valuation allowance of $220.1 million and $219.7 million at December 31, 2002 and 2001, respectively, is maintained on the remaining net deferred tax assets for which the Company has not determined that realization is more likely than not.

        The U.S. federal net operating loss carryforward amount totals $1,248.8 million, and expires in 2011, 2012, 2018, 2019, 2021 and 2022 in the amounts of $91.1 million, $421.5 million, $295.0 million, $196.8 million, $158.8 million and $85.6 million, respectively. International net operating loss carryforward amounts total $76.9 million of which $5.2 million expire through 2011 and $71.7 million have no expiration date.

        Undistributed earnings intended to be reinvested indefinitely by the international subsidiaries totaled approximately $51.5 million at December 31, 2002. No U.S. deferred income tax has been recorded on these undistributed earnings.

NOTE 20—LOSS ON EARLY EXTINGUISHMENT OF DEBT

        On April 23, 2002, the Company borrowed $250 million pursuant to an amendment to its Senior Secured Credit Agreement. The proceeds were applied to redeem in full the 1996 Senior Notes. In addition, the Company borrowed $12 million under its Revolving Facility to pay fees, costs and expenses related to the refinancing transaction. In the second quarter of 2002, the Company recorded a non-cash charge to earnings of approximately $3.0 million related to the write-off of the remaining deferred debt issuance costs on the 1996 Senior Notes and a charge of approximately $8.6 million related to the call premium paid upon redemption of the 1996 Senior Notes.

        On August 10, 2001, the Company entered into the Senior Secured Credit Agreement. The proceeds of the initial borrowings under the Facilities of approximately $386 million, including $51 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the Prior Term Loan Facility and the Prior Revolving Facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the Prior Credit Agreement. During the third quarter of 2001, the Company recorded a non-cash charge to earnings of approximately $6.0 million related to the write-off of the applicable remaining deferred debt issuance costs on the Prior Term Loan Facility and the Prior Revolving Facility.

        On June 21, 2001, the Company completed an offering of $250 million principal amount of the 2001 Notes, bearing interest at 10 5/8% annually. The net proceeds of this offering were applied to prepay a portion of the Term Loan Facility resulting in a non-cash charge to earnings of approximately $2.8 million related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

        On October 3, 2000, the Company completed the sale of its 50 percent investment in Igaras (see Note 6). The Company applied $120 million and $25 million of the sale proceeds to its 2001 and 2002 term loan maturities under the Prior Term Loan Facility, respectively. The Company recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000.

NOTE 21—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to fluctuations in interest rates on its variable rate debt and fluctuations in foreign currency transaction cash flows. The Company actively monitors these fluctuations and uses derivative instruments from time to time to manage its exposure. In accordance with its risk management strategy, the Company uses derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. The Company does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified. The Company's use of derivative instruments may result in short-term gains or losses and may increase volatility in its earnings.

        On January 1, 2001, the Company adopted SFAS No. 133 which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, the Company recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately $1.1 million. These amounts have been presented as a cumulative effect of a change in accounting principle in the accompanying Consolidated Statement of Operations and Comprehensive (Loss) Income for the year ended December 31, 2001.

        The following is a summary of the Company's derivative instruments as of December 31, 2002 and the accounting policies it employs:

Hedges of Anticipated Cash Flows

        The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements and foreign currency forward and option contracts which have been recorded as Accumulated Derivative Instruments Loss in the accompanying Consolidated Balance Sheets at December 31, 2002 and December 31, 2001 and as Derivative Instruments Loss in the accompanying Consolidated Statements of Operations and Comprehensive (Loss) Income for the years ended December 31, 2002 and 2001.

(In thousands of dollars)
SFAS No. 133 transition adjustment	$(1,094)
Reclassification to earnings	3,898
Current period decrease in fair value	(7,374)

Balance at December 31, 2001	(4,570)
Reclassification to earnings	6,014
Current period decrease in fair value	(7,579)

Balance at December 31, 2002	$(6,135)

        At December 31, 2002, there was no material ineffective portion related to the changes in fair value of the interest rate swap agreements or foreign currency forward and option contracts and there were no amounts excluded from the measure of effectiveness. During the second quarter of 2002, the Company de-designated certain of its foreign currency forward and option contracts due to such contracts no longer meeting the Company's established effectiveness test. As a result, during the second quarter of 2002, the Company recognized a mark-to-market loss of approximately $1.8 million in the accompanying Consolidated Statement of Operations and Comprehensive (Loss) Income; had the foreign currency forward and option contracts not been de-designated, this approximate $1.8 million mark-to-market loss would have been deferred into Other Comprehensive (Loss) Income and would have been recognized in the Consolidated Statement of Operations and Comprehensive (Loss) Income over the remaining two quarters. At December 31, 2002, all mark to market losses relating to the de-designated hedges had been recorded in the Consolidated Statement of Operations and Comprehensive (Loss) Income.

        The balance of $6.1 million recorded in Accumulated Derivative Instruments Loss at December 31, 2002 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The estimated amount to be reclassified into future earnings as interest expense over the next twelve months through December 31, 2003 is approximately $4.3 million. The actual amount that will be reclassified to future earnings over the next twelve months may vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during 2002 in connection with forecasted transactions that were no longer considered probable of occurring.

        The Company uses interest rate swap agreements to fix a portion of its variable rate Term Loan Facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At December 31, 2002, the Company had interest rate swap agreements with a notional amount of $410 million, which expire on various dates through the year 2003 and 2004, under which the Company will pay fixed rates of 2.21% to 3.52% and receive three-month LIBOR.

Derivatives not Designated as Hedges

        The Company has foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

        The Company enters into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of its natural gas requirements at its two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of December 31, 2002, the Company had entered into contracts to hedge substantially all of its natural gas requirements for its two U.S. mills through October 31, 2003. The contract price and fair value of these natural gas contracts was approximately $16.3 million and $19.9 million, respectively. These contracts are not accounted for as derivative instruments under SFAS No. 133, as they qualify for the normal purchase exemption.

NOTE 22—SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid for interest and cash paid, net of refunds, for income and franchise taxes was as follows:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
	(In thousands of dollars)
Interest	$147,670	$145,752	$173,180

Income and Franchise Taxes	$4,892	$32,483	$5,780

NOTE 23—RESTRUCTURING ACTIVITIES

        In connection with the global restructuring program initiated in the fourth quarter of 1998, the Company began reducing its European workforce by approximately 300 employees and implemented other initiatives designed to improve productivity and profitability across the global organization. The initial cost of this program was approximately $25.6 million of which approximately $0.8 million was used in December 1998 and related to severance payments. The following table provides information that details payments on this restructuring plan since December 31, 1998:

	Severance	Other Exit Costs	Total
	(In thousands of dollars)
Balance at 12/31/98	$21,205	$3,537	$24,742
Charges against accrual in 1999	(11,527)	(791)	(12,318)

Balance at 12/31/99	9,678	2,746	12,424
Net charges against accrual in 2000	(6,669)	(2,499)	(9,168)

Balance at 12/31/00	3,009	247	3,256
Net charges against accrual in 2001	(3,009)	(247)	(3,256)

Balance at 12/31/01	$—	$—	$—

        During 2000, the Company substantially completed the restructuring plan and reduced the reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were completed in 2000. The Company completed this program during 2001 resulting in a reduction of its European workforce related to the 1998 restructuring by approximately 250 employees.

NOTE 24—BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

        The Company reports its results in two business segments: Coated Board and Containerboard. These segments are evaluated by the chief operating decision maker based primarily on income from operations. The Company's reportable segments are strategic business units that offer different products. The Coated Board business segment includes the production and sale of coated board for its beverage multiple packaging and consumer products packaging businesses from its West Monroe, Louisiana and Macon, Georgia mills and from its mill in Sweden; carton converting facilities in the United States, Europe and Brazil; and the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The Containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States. During 2002, the Company had one customer in its Coated Board business segment who accounted for approximately 16% of the Company's consolidated net sales and another customer in its Coated Board business segment who accounted for approximately 12% of the Company's consolidated net sales. During 2001, the Company had one customer in its Coated Board business segment who accounted for approximately 13% of the Company's consolidated net sales and another customer in its Coated Board business segment who accounted for approximately 11% of the Company's consolidated net sales. During 2000, the Company had two customers in its Coated Board business segment who each accounted for approximately 11% of the Company's consolidated net sales.

        The Company's four separate geographic areas are the United States, Central/South America, Europe and Asia-Pacific. The United States area includes paper mills, beverage and folding carton plants, and packaging machinery facilities. The Central/South America area includes beverage and folding carton operations. The Europe area includes a coated recycled paperboard mill, beverage and folding carton operations, and a packaging machinery facility. The Asia-Pacific area includes beverage and folding carton operations.

        Business segment information is as follows:

	Year Ended December 31, 2002	As Restated Year Ended December 31, 2001	As Restated Year Ended December 31, 2000
	(In thousands of dollars)
NET SALES:
Coated Board	$1,165,702	$1,107,937	$1,065,813
Containerboard	81,612	93,676	126,549

	$1,247,314	$1,201,613	$1,192,362

INCOME FROM OPERATIONS:
Coated Board	$186,108	$147,958	$156,634
Containerboard	(23,989)	(15,180)	2,986
Corporate and Eliminations (A)	(21,507)	(25,512)	53,934

	$140,612	$107,266	$213,554

CAPITAL EXPENDITURES:
Coated Board	$50,731	$51,479	$57,669
Containerboard	2,806	2,562	3,231
Corporate	2,505	3,256	1,162

	$56,042	$57,297	$62,062

DEPRECIATION AND AMORTIZATION:
Coated Board	$112,144	$115,753	$123,893
Containerboard	12,707	13,787	17,252
Corporate	8,989	7,603	2,396

	$133,840	$137,143	$143,541

	2002	As Restated 2001
	(In thousands of dollars)
IDENTIFIABLE ASSETS AT DECEMBER 31:
Coated Board (B)	$1,720,041	$1,708,810
Containerboard (B)	156,919	191,598
Corporate (C)	80,712	100,688

	$1,957,672	$2,001,096

        Business geographic area information is as follows:

	Year Ended December 31, 2002	As Restated Year Ended December 31, 2001	As Restated Year Ended December 31, 2000
	(In thousands of dollars)
NET SALES:
United States	$1,011,242	$986,462	$974,868
Central/South America	13,372	17,372	15,473
Europe	230,851	203,393	208,794
Asia Pacific	92,798	93,559	97,357
Eliminations (D)	(100,949)	(99,173)	(104,130)

	$1,247,314	$1,201,613	$1,192,362

INCOME FROM OPERATIONS:
United States	$118,106	$82,268	$188,139
Central/South America	(5,203)	(4,023)	(925)
Europe	19,942	12,477	12,030
Asia Pacific	10,827	13,085	7,668
Eliminations (D)	(3,060)	3,459	6,642

	$140,612	$107,266	$213,554

	2002	As Restated 2001
	(In thousands of dollars)
IDENTIFIABLE ASSETS AT DECEMBER 31:
United States	$1,629,369	$1,698,174
Central/South America	22,476	29,330
Europe	180,884	147,050
Asia — Pacific	44,037	25,428
Corporate (C)	80,712	100,688
Eliminations (D)	194	426

	$1,957,672	$2,001,096

Notes:

  (A)
  Primarily consists of unallocated general corporate expenses and the gain on the sale of Igaras (see Note 6) in 2000.

  (B)
  Certain mill assets are allocated based on production.

  (C)
  Corporate assets are principally the equity investment in Igaras (up to the date of sale), (see Note 6), cash and equivalents, prepaid pension costs and other prepayments, deferred loan costs, deferred tax assets and a portion of property, plant and equipment.

  (D)
  Represents primarily the elimination of intergeographic sales and profits from transactions between the Company's U.S., Europe, Asia-Pacific and Central/South America operations.

NOTE 25—RELATED PARTY TRANSACTIONS

        On November 18, 1999, the Company loaned $5.0 million to a principal employee in a non-interest bearing note due March 26, 2002. On December 19, 2001, the Company extended the maturity of the loan through March 26, 2007. At December 31, 2002 and 2001 this receivable was included in Other Assets on the Consolidated Balance Sheets.

        The Company receives certain management services provided by Clayton, Dubilier and Rice, Inc. ("CD&R"), an affiliate of an equity investor in the Company. Charges for such services, including reimbursement of expenses, totaled approximately $0.5 million, $0.5 million, and $0.6 million for the years ended December 31, 2002, 2001, and 2000, respectively, and were included in Selling, General and Administrative in the Consolidated Statements of Operations and Comprehensive (Loss) Income.

NOTE 26—NEW ACCOUNTING PRONOUNCEMENTS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" ("SFAS No. 141"), which was effective as of January 1, 2002. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company adopted SFAS No. 141 on January 1, 2002 and the adoption did not have a significant impact on its financial position and results of operations.

        In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which was effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The adoption of SFAS No. 142 resulted in the discontinuation of amortization of goodwill recorded at December 31, 2001 of approximately $8 million annually. Intangible assets with a determinable life will continue to be amortized over the appropriate periods. The Company adopted SFAS No. 142 on January 1, 2002. The following table shows Net (Loss)

Income for the year ended December 31, 2002 and Adjusted Net (Loss) Income for the years ended December 31, 2001 and 2000 exclusive of goodwill amortization:

	Year ended December 31, 2002	As Restated Year ended December 31, 2001	As Restated Year ended December 31, 2000
	(In thousands of dollars)
Net (Loss) Income	$(11,262)	$(65,557)	$31,347
Plus: Amortization of Goodwill	—	7,740	7,948

Adjusted Net (Loss) Income	$(11,262)	$(57,817)	$39,295

        The following table shows Income (Loss) before Cumulative Effect of a Change in Accounting Principle for the year ended December 31, 2002 and Adjusted Income (Loss) before Cumulative Effect of a Change in Accounting Principle for the years ended December 31, 2001 and 2000 exclusive of goodwill amortization:

	Year ended December 31, 2002	As Restated Year ended December 31, 2001	As Restated Year ended December 31, 2000
	(In thousands of dollars)
Income (Loss) before Cumulative Effect of a Change in Accounting Principle	$(11,262)	$(65,058)	$31,347
Plus: Amortization of Goodwill	—	7,740	7,948

Adjusted Income (Loss) before Cumulative Effect of a Change in Accounting Principle	$(11,262)	$(57,318)	$39,295

        The following table displays the intangible assets that continue to be subject to amortization and aggregate amortization expense as well as intangible assets not subject to amortization as of December 31, 2002 and December 31, 2001:

	As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Patents	$23,633	$9,471	$14,162
Licenses	3,598	1,207	2,391
Trademarks	39,642	13,351	26,291

	$66,873	$24,029	$42,844

Unamortized intangible assets:
Goodwill	$268,284	—	$268,284

	As of December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Patents	$23,926	$7,986	$15,940
Licenses	3,598	997	2,601
Trademarks	39,624	11,370	28,254

	$67,148	$20,353	$46,795

Unamortized intangible assets:
Goodwill	$321,976	$45,494	$276,482

        Amortization expense for intangible assets subject to amortization was approximately $3.7 million for 2002, and is expected to be approximately $4 million annually for the next five fiscal years.

        In February 2003, the Company received $7 million of cash from a third-party in settlement of a tax matter related to the Merger. This settlement has been recorded as a reduction of Goodwill and an increase in Other Receivables as of December 31, 2002.

        In the fourth quarter of 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes", the Company reduced Goodwill and Other Noncurrent Liabilities by approximately $1.2 million as the Company determined that certain income tax exposures that had been identified as part of the 1996 purchase price allocation were no longer considered to be an exposure to the Company.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company does not believe that the adoption of SFAS No. 143 will have a significant impact on its financial position and results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which was effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, as well as eliminating the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company adopted SFAS No. 144 on January 1, 2002 and the adoption did not have a significant impact on its financial position and results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS No. 145"). This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS No. 4"), and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company adopted SFAS No. 145 effective January 1, 2003 and the adoption resulted in a reclassification of expenses from Extraordinary Loss on Early Extinguishment of Debt to Loss on Early Extinguishment of Debt included in (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates of approximately $11.5 million, $8.7 million and $2.1 million for years ended December 31, 2002, 2001 and 2000, respectively, associated with the rescission of SFAS No. 4.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), which was effective December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and concludes that an entity's commitment to an exit plan does not by itself create a present obligation that meets the definition of a liability. This Statement also establishes that fair value is the objective of initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company will adopt SFAS No. 146 effective January 1, 2003.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123" ("SFAS No. 148"). This Statement provides additional transition guidance for those entities that elect to voluntarily adopt the provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Furthermore, SFAS No. 148 mandates new disclosures in both interim and year-end financial statements within the Company's Significant Accounting Policies footnote. The Company has elected not to adopt the recognition provisions of SFAS No. 123, as amended by SFAS No. 148.

NOTE 27—RESTATEMENT AND CHANGE IN ACCOUNTING

        During the fourth quarter of 2002, the Company changed its method of determining the cost of inventories from the LIFO method to the FIFO method. Prior to 2002, the majority of the Company's operations used the LIFO method of valuing inventory. The Company has concluded that the FIFO method will result in a better measurement of current inventory costs with revenues because the

Company's operations have realized and expect to continue to realize cost reductions in its manufacturing operations. The Company applied this change by retroactively restating its financial statements as required by Accounting Principles Board Opinion No. 20, "Accounting Changes," which resulted in an increase to the accumulated deficit as of January 1, 2000 of approximately $15.5 million.

	2001 As Previously Reported	LIFO Adjustments	As Restated
	(In thousands of dollars)
December 31:
Inventories	180,854	(19,505)	161,349
Total Shareholders' Equity	216,220	(19,505)	196,715
Cost of Sales	966,236	(12,335)	953,901
Income from Operations	94,931	12,335	107,266
Net Loss	(77,892)	12,335	(65,557)
	2000 As Previously Reported	LIFO Adjustments	As Restated
	(In thousands of dollars)
December 31:
Total Shareholders' Equity	303,962	(26,924)	277,038
Cost of Sales	923,851	6,935	930,786
Income from Operations	220,489	(6,935)	213,554
Net Income	38,282	(6,935)	31,347

NOTE 28—SUBSEQUENT EVENTS

        In February 2003, the Company received $7 million of cash from a third-party in settlement of a tax matter related to the Merger. This settlement has been recorded as a reduction of Goodwill and an increase in Other Receivables as of December 31, 2002.

        On May 3, 2002, Riverwood Holding filed a Form S-1 registration statement with the Securities and Exchange Commission ("SEC") for the registration under the Securities Act of 1933 of $350 million of its common stock in a proposed initial public offering. As of December 31, 2002, the Company had deferred approximately $1.9 million of costs associated with this proposed transaction. On March 27, 2003, Riverwood Holding filed with the SEC an application to withdraw the registration statement. As a result, the Company will record an approximate $1.9 million charge in the first quarter of 2003.

        On March 25, 2003, Riverwood Holding, Riverwood Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Riverwood Holding ("Merger Sub") and Graphic Packaging International Corporation, a Colorado corporation ("Graphic") entered into an Agreement and Plan of Merger (the "2003 Merger Agreement"). Pursuant to the 2003 Merger Agreement and other related transaction documents, Graphic will merge with and into Merger Sub (the "2003 Merger"). Prior to consummation of the 2003 Merger, Riverwood Holding will effect a stock split. In connection with the 2003 Merger, the shareholders of Graphic will receive one share of Riverwood

Holding common stock and associated Riverwood Holding shareholder rights for each share of Graphic common stock and associated Graphic shareholder rights they own immediately prior to the 2003 Merger. Upon completion of the transaction, holders of Riverwood Holding common stock will own 57.5% and holders of Graphic common stock will own 42.5% of the common stock of Riverwood Holding. The 2003 Merger Agreement has been approved by the respective Boards of Directors of Riverwood Holding and Graphic. Consummation of the 2003 Merger is subject to customary closing conditions, including approval by Graphic's shareholders and regulatory approvals.

        In connection with the execution of the 2003 Merger Agreement, Riverwood Holding and certain major shareholders of Graphic entered into a Voting Agreement dated March 25, 2003 (the "Voting Agreement") pursuant to which such shareholders agreed to vote for the 2003 Merger and against any other transaction involving Graphic. In addition, pursuant to the Voting Agreement and as a condition to the effectiveness of the 2003 Merger, the holder of Graphic's 10% Series B Convertible Preferred Stock (the "Preferred Stock") has agreed to convert all of the outstanding shares of the Preferred Stock into Graphic common stock in exchange for a payment of the present value of future dividends on the Preferred Stock that would have been payable by Graphic from the effective time of the 2003 Merger until the Preferred Stock could have been redeemed by Graphic.

NOTE 29—SUBSEQUENT ADOPTION OF AN ACCOUNTING PRONOUNCEMENT

        As discussed in Note 26, the Company adopted SFAS No. 145 effective January 1, 2003 resulting in a reclassification of expenses from Extraordinary Loss on Early Extinguishment of Debt to Loss on Early Extinguishment of Debt included in (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates of approximately $11.5 million, $8.7 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

RIVERWOOD HOLDING, INC.
SELECTED QUARTERLY FINANCIAL DATA

(UNAUDITED)

Results of operations for the four quarters of 2002 and 2001 are shown below.

(Quarter)	Net Sales	Gross Profit	Income From Operations	(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	Net (Loss) Income
	(In thousands of dollars)
2002
First (D)(E)	$291,184	$57,329	$30,869	$(7,717)	$(7,717)
Second (A)(D)(E)	334,428	74,611	40,246	(9,685)	(9,685)
Third (D)(E)	326,060	72,278	41,086	4,705	4,705
Fourth (D)	295,642	58,325	28,411	1,435	1,435

Total	$1,247,314	$262,543	$140,612	$(11,262)	$(11,262)

2001
First (D)(E)	$277,323	$48,900	$10,086	$(29,664)	$(30,162)
Second (B)(D)(E)	326,827	68,933	36,463	(6,709)	(6,709)
Third (C)(D)(E)	309,593	69,760	38,385	(8,825)	(8,826)
Fourth (D)(E)	287,870	60,119	22,332	(19,860)	(19,860)

Total	$1,201,613	$247,712	$107,266	$(65,058)	$(65,557)

Notes:

  (A)
  During the second quarter of 2002, the Company recorded a charge to earnings of approximately $3.0 million related to the write-off deferred debt issuance costs and a charge of approximately $8.6 million related to the call premium paid (see Note 20 in Notes to Consolidated Financial Statements).

  (B)
  During the second quarter of 2001, the Company recorded a charge to earnings of approximately $2.8 million related to the write-off deferred debt issuance costs (see Note 20 in Notes to Consolidated Financial Statements).

  (C)
  During the third quarter of 2001, the Company recorded a charge to earnings of approximately $6.0 million related to the write-off deferred debt issuance costs (see Note 20 in Notes to Consolidated Financial Statements).

  (D)
  During the fourth quarter of 2002, the Company changed its method of determining the cost of inventories from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method. Prior to 2002, the majority of the Company's operations used the LIFO method of valuing inventory. The Company has concluded that the FIFO method will result in a better measurement of current inventory costs with revenues because the Company's operations have realized and expect to continue to realize cost reductions in its manufacturing operations. The Company applied this change by retroactively restating its financial statements as required by Accounting Principles Board Opinion No. 20, "Accounting Changes," which resulted in an increase to the accumulated deficit as of January 1, 2000 of approximately $15.5 million (see Note 27 in Notes to the Consolidated Financial Statements).

  (E)
  The Company by means of this filing, is restating its Selected Quarterly Financial Data for the first three quarters of 2002, to report its investment in Rengo using the equity method, and the first three quarters of 2002 and the four quarters of 2001 to report its change in its method of determining the cost of inventories from LIFO to FIFO. Effective January 1, 2003, Riverwood adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." Certain amounts have been reclassified to give effect to this statement (see Note 26 in Notes to the Consolidated Financial Statements).

	Net Sales	Gross Profit	Income from Operations	(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	Net (Loss) Income
First quarter 2002 as reported	$300,112	$59,523	$31,181	$(7,715)	$(7,715)
First quarter 2002 Rengo adjustment	(8,928)	(2,194)	(312)	(2)	(2)
First quarter 2002 LIFO adjustment	—	—	—	—	—

First quarter 2002 as restated	$291,184	$57,329	$30,869	$(7,717)	$(7,717)

Second quarter 2002 as reported	$348,046	$78,071	$41,151	$(9,685)	$(9,685)
Second quarter 2002 Rengo adjustment	(13,618)	(3,460)	(905)	—	—
Second quarter 2002 LIFO adjustment	—	—	—	—	—

Second quarter 2002 as restated	$334,428	$74,611	$40,246	$(9,685)	$(9,685)

Third quarter 2002 as reported	$339,934	$87,394	$53,657	$16,549	$16,549
Third quarter 2002 Rengo adjustment	(13,874)	(3,272)	(727)	—	—
Third quarter 2002 LIFO adjustment	—	(11,844)	(11,844)	(11,844)	(11,844)

Third quarter 2002 as restated	$326,060	$72,278	$41,086	$4,705	$4,705

First quarter 2001 as reported	$277,323	$48,900	$10,086	$(29,664)	$(30,162)
First quarter 2001 LIFO adjustment	—	—	—	—	—

First quarter 2001 as restated	$277,323	$48,900	$10,086	$(29,664)	$(30,162)

Second quarter 2001 as reported	$326,827	$68,202	$35,732	$(7,440)	$(7,440)
Second quarter 2001 LIFO adjustment	—	731	731	731	731

Second quarter 2001 as restated	$326,827	$68,933	$36,463	$(6,709)	$(6,709)

Third quarter 2001 as reported	$309,593	$70,804	$39,429	$(7,781)	$(7,782)
Third quarter 2001 LIFO adjustment	—	(1,044)	(1,044)	(1,044)	(1,044)

Third quarter 2001 as restated	$309,593	$69,760	$38,385	$(8,825)	$(8,826)

Fourth quarter 2001 as reported	$287,870	$47,471	$9,684	$(32,508)	$(32,508)
Fourth quarter 2001 LIFO adjustment	—	12,648	12,648	12,648	12,648

Fourth quarter 2001 as restated	$287,870	$60,119	$22,332	$(19,860)	$(19,860)

Full year 2001 as reported	$1,201,613	$235,377	$94,931	$(77,393)	$(77,892)
Full year 2001 LIFO adjustment	—	12,335	12,335	12,335	12,335

Full year 2001 as restated	$1,201,613	$247,712	$107,266	$(65,058)	$(65,557)

 Report of Independent Auditors

To the Stockholders and Directors of Riverwood Holding, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Riverwood Holding, Inc. and subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index at Item 21(b) presents fairly, in all material respects, the information set forth therein as of and for the year ended December 31, 2002, when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Notes 26 and 27 to the financial statements, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and changed its method of accounting for the cost of inventories, respectively, in 2002. As discussed in Notes 26 and 29 to the financial statements, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" effective January 1, 2003.

        We also audited the adjustments in Note 27 that were applied to restate the 2001 and 2000 consolidated financial statements to give retroactive effect to the change in the method of accounting for the cost of inventories from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Atlanta, Georgia
February 7, 2003, except for Note 27 as to which
    the date is April 10, 2003 and Note 26 and Note 29 as to which the date is June 13, 2003

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors of Riverwood Holding, Inc.:

        We have audited the consolidated balance sheet of Riverwood Holding, Inc. and subsidiaries (the "Company") as of December 31, 2001, and the related consolidated statements of operations and comprehensive (loss) income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2001 (none of which are presented herein). Our audits also included the financial statement schedule listed in the Index at Item 21(b) as it relates to information as of December 31, 2001 and 2000 and for the years then ended. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Riverwood Holding, Inc. and subsidiaries at December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule as it relates to information as of December 31, 2001 and 2000 and for the years then ended, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 21 to the consolidated financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities.

        As discussed in a note to the 2001 consolidated financial statements (such note is not included herein), the 2001 consolidated financial statements have previously been restated.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Atlanta, Georgia
February 15, 2002
(April 10, 2003 as to the effect of the restatement
    referred to in the fifth paragraph above)

RIVERWOOD HOLDING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and Equivalents	$10,622	$13,757
Receivables, Net of Allowances	137,162	137,284
Inventories	181,896	174,383
Prepaid Expenses	10,619	8,566

Total Current Assets	340,299	333,990
Property, Plant and Equipment, Net of Accumulated Depreciation of $799,931 in 2003 and $777,047 in 2002	1,222,488	1,232,945
Goodwill	268,284	268,284
Patents, Licenses and Trademarks, net of Accumulated Amortization of $24,981 and $24,029 at March 31, 2003 and December 31, 2002 respectively	42,100	42,844
Other Assets	80,520	79,609

Total Assets	$1,953,691	$1,957,672

LIABILITIES
Current Liabilities:
Short-Term Debt	$98,560	$98,696
Accounts Payable and Other Accrued Liabilities	182,167	180,652

Total Current Liabilities	280,727	279,348
Long-Term Debt, Less Current Portion	1,430,130	1,429,650
Other Noncurrent Liabilities	119,184	116,148

Total Liabilities	1,830,041	1,825,146

Contingencies and Commitments (Note 4)
Class A Redeemable Common Stock $120/share redemption value; 54,930 and 57,930 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	6,591	6,951

SHAREHOLDERS' EQUITY
Common Stock par value $.01 per Share;
Class A Common Stock, 9,000,000 shares authorized; 7,054,930 and 7,057,930 shares designated at March 31, 2003 and December 31, 2002, respectively; 7,000,000 shares of non-redeemable Common Stock issued and outstanding at March 31, 2003 and December 31, 2002	70	70
Class B Common Stock, 3,000,000 shares authorized; 500,000 shares of non-redeemable Common Stock issued and outstanding at March 31, 2003 and at December 31, 2002	5	5
Capital in Excess of Par Value	748,748	748,748
Accumulated Deficit	(524,873)	(515,107)
Accumulated Derivative Instruments Loss	(6,392)	(6,135)
Minimum Pension Liability Adjustment	(71,304)	(71,304)
Cumulative Currency Translation Adjustment	(29,195)	(30,702)

Total Shareholders' Equity	117,059	125,575

Total Liabilities and Shareholders' Equity	$1,953,691	$1,957,672

See Notes to Condensed Consolidated Financial Statements.

RIVERWOOD HOLDING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS)

(In thousands of dollars)

(unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Net Sales	$298,026	$291,184
Cost of Sales	239,889	233,855
Selling, General and Administrative	29,870	27,615
Research, Development and Engineering	1,467	1,316
Other Expense (Income), Net	1,877	(2,471)

Income from Operations	24,923	30,869
Interest Income	103	455
Interest Expense	33,980	39,060

(Loss) before Income Taxes	(8,954)	(7,736)
Income Tax Expense	1,016	95
Equity in Net Earnings of Affiliates	204	114

Net (Loss)	(9,766)	(7,717)
Other Comprehensive Income (Loss)
Derivative Instruments (Loss) Gain, Net of Tax of $0	(257)	1,150
Foreign Currency Translation Adjustments, Net of Tax of $0	1,507	(1,128)

Comprehensive (Loss)	$(8,516)	$(7,695)

See Notes to Condensed Consolidated Financial Statements.

RIVERWOOD HOLDING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Cash Flows from Operating Activities:
Net (Loss)	$(9,766)	$(7,717)
Noncash Items Included in Net (Loss):
Depreciation and Amortization	31,161	32,103
Current and Deferred Income Taxes	157	179
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	5,024	1,375
Equity in Net Earnings of Affiliates, Net of Dividends	(204)	498
Amortization of Deferred Debt Issuance Costs	1,563	1,784
Other	95	(2,851)
Changes in Operating Assets & Liabilities:
Receivables	(107)	(10,347)
Inventories	(8,233)	(4,310)
Prepaid Expenses	(1,948)	(4,450)
Accounts Payable and Other Accrued Liabilities	(1,437)	(6,423)
Other Noncurrent Liabilities	837	(350)

Net Cash Provided by (Used in) Operating Activities	17,142	(509)

Cash Flows from Investing Activities:
Purchases of Property, Plant and Equipment	(19,582)	(12,282)
Increase in Other Assets	(1,075)	(925)

Net Cash Used in Investing Activities	(20,657)	(13,207)

Cash Flows from Financing Activities:
Borrowings under Revolving Credit Facilities	94,950	88,650
Payments on Revolving Credit Facilities	(94,042)	(69,616)
Payments on Debt	(162)	—
Repurchases of Redeemable Common Stock	(360)	(120)

Net Cash Provided by Financing Activities	386	18,914
Effect of Exchange Rate Changes on Cash	(6)	(508)

Net (Decrease) Increase in Cash and Equivalents	(3,135)	4,690
Cash and Equivalents at Beginning of Period	13,757	7,369

Cash and Equivalents at End of Period	$10,622	$12,059

See Notes to Condensed Consolidated Financial Statements.

RIVERWOOD HOLDING, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

        Riverwood Holding, Inc. ("Riverwood Holding") and its wholly-owned subsidiary RIC Holding, Inc. ("RIC Holding") and the corporation formerly named CDRO Acquisition Corporation were incorporated in 1995 to acquire the stock of its predecessor, the corporation formerly named Riverwood International Corporation ("RIC").

        On March 27, 1996, Riverwood Holding, through its wholly-owned subsidiaries, acquired all of the outstanding shares of common stock of RIC. On such date, CDRO Acquisition Corporation was merged into RIC ("1996 Merger"). RIC, as the surviving corporation in the 1996 Merger, became a wholly-owned subsidiary of RIC Holding. On March 28, 1996, RIC transferred substantially all of its properties and assets to the corporation formerly named Riverwood International USA, Inc., other than the capital stock of Riverwood International USA, Inc, and RIC was merged into RIC Holding. Thereupon, Riverwood International USA, Inc. was renamed "Riverwood International Corporation." Upon consummation of the subsequent merger, RIC Holding, as the surviving corporation in the subsequent merger, became the parent company of Riverwood International Corporation ("Riverwood International").

        Riverwood Holding and RIC Holding, a wholly-owned subsidiary, conducted no significant business and have no independent assets or operations other than in connection with the 1996 Merger and related transactions through March 27, 1996. Riverwood Holding and RIC Holding fully and unconditionally guarantee substantially all of the debt of Riverwood International.

        In connection with the 1996 Merger, the purchase method of accounting was used to establish and record a new cost basis for the assets acquired and liabilities assumed. The difference between the purchase price and the fair market values of the assets acquired and liabilities assumed was recorded as goodwill.

        References to the "Company" are to Riverwood Holding and its subsidiaries.

        The accompanying Condensed Consolidated Financial Statements of the Company included herein have been prepared by the Company without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been made. The Condensed Consolidated Balance Sheet as of December 31, 2002 was derived from audited financial statements.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        For a summary of the Company's significant accounting policies, please refer to the Company's report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002.

        The preparation of the Condensed Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

        The Company's Condensed Consolidated Financial Statements include all significant subsidiaries in which the Company has the ability to exercise direct or indirect control over operating and financial policies. Intercompany transactions and balances are eliminated in consolidation.

        As permitted by SFAS No. 123 "Accounting for Stock-Based Compensation", the Company continues to apply intrinsic value accounting for its stock option plans under Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Compensation cost for stock options, if any, is measured as the excess of the market price of the Company's common stock at the date of grant over the exercise price to be paid by the grantee to acquire the stock. The Company has adopted disclosure-only provisions of SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123". The Company's pro forma net earnings based upon the fair value at the grant dates for awards under the Company's plans are disclosed below.

        If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under these plans, the Company's Net (Loss) would have been as follows:

	Three Months Ended
	March 31, 2003	March 31, 2002
	(In thousand of dollars)
Net (Loss), as reported	$(9,766)	$(7,717)
Deduct: Total additional stock-based employee compensation cost, net of tax, that would have been included in Net (Loss) under fair value method	(123)	(56)

Pro forma Net (Loss)	$(9,889)	$(7,773)

        The Company recognized compensation expense on stock options for which the exercise price was less than the fair value at the date of grant in the amount of $0.3 million and $0.1 million for the three months ended March 31, 2003 and 2002, respectively.

        The Company has reclassified the presentation of certain prior period information to conform to the current presentation format.

        The Company has previously restated its results of operations for the first three quarters of 2002 to report its investment in Rengo Riverwood Packaging Ltd. ("Rengo") using the equity method.

NOTE 3—INVENTORIES

        The major classes of inventories were as follows:

	March 31, 2003	December 31, 2002
	(In thousands of dollars)
Finished goods	$88,093	$78,518
Work-in-process	16,241	15,175
Raw materials	40,292	42,841
Supplies	37,270	37,849

Total	$181,896	$174,383

        Raw materials and consumables used in the production process such as wood chips and chemicals are valued at purchase cost on a FIFO basis upon receipt. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and a proportion of manufacturing overhead.

        In the fourth quarter of 2002, the Company changed its method of valuing inventory from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method as over time the FIFO method more closely matches revenues with costs. The FIFO method more accurately reflects the cost related to the actual physical flow of raw materials and finished goods inventory. Accordingly, the Company believes the FIFO method of valuing inventory will result in a better measurement of operating results. All previously reported results were restated to reflect the retroactive application of the accounting change as required by generally accepted accounting principles in the United States.

NOTE 4—CONTINGENCIES AND COMMITMENTS

        The Company is committed to compliance with all applicable foreign, federal, state and local environmental laws and regulations. Environmental law is, however, dynamic rather than static. As a result, costs that are unforeseeable at this time, may be incurred when new laws are enacted, and when environmental agencies adopt or revise rules and regulations. In general, the environmental laws that the Company is subject to regulate discharges and emissions of constituents to the air, soil and water, prescribe procedures for the use, reuse, reclamation, recycling and disposal of designated waste materials and impose liability and requirements relating to the cleanup of contamination. In certain instances, state environmental laws may be stricter than their federal counterparts.

        The federal Clean Air Act imposes stringent limits on air emissions, establishes a federal permit program (Title V) and provides for civil and criminal enforcement sanctions. In response to these requirements, in the early 1990's the Company switched from solvent-based to water-based inks and varnishes at its converting operations in order to reduce and meet requirements with respect to emissions of volatile organic compounds. Where necessary, the Company's plants have received or submitted an application to the appropriate permitting authority for a Title V permit.

        The federal Clean Water Act establishes a system of minimum national effluent standards for each industry, water quality standards for the nation's waterways and a permit program that provides discharge limitations. It also regulates releases and spills of oil and hazardous materials and wastewater and stormwater discharges. The Company's mill in West Monroe, Louisiana is the only one of the

Company's facilities that is a direct discharger to a water body and a permit currently covers its discharges to the Ouachita River. The Company's other operations discharge to publicly owned treatment works and are subject to pretreatment requirements and limitations.

        The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") establishes liability for waste generators, current and former site owners and operators and others in connection with releases of hazardous materials. In several instances, the Company has been identified as a Potentially Responsible Party ("PRP") under CERCLA and similar state laws. These actions are not material.

        In 1998, the U.S. Environmental Protection Agency adopted regulations (generally referred to as the "cluster rules") that mandated more stringent controls on air and water discharges from United States pulp and paper mills. Over the next three years, the Company anticipates that it will spend approximately $22 million at its two U.S. mills to comply with these regulations. These costs have not been accrued, but rather are a part of the Company's capital expenditure plan. Most of these costs are anticipated to be incurred in the first two quarters of 2005.

        The Company is involved in environmental investigation and remediation projects for certain properties currently or formerly owned or operated by the Company, and at certain waste disposal sites. Some of these projects are being addressed under federal and state statutes, such as the CERCLA and analogous state laws. The Company's costs in certain instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed. The Company accrues reserves for these contingencies when the liability is probable and the costs are reasonably estimable. The Company has accrued the following amounts for environmental losses as of March 31, 2003: approximately $0.4 million for the Line Avenue Site described below, approximately $0.3 million for the Shoreline Refinery Site described below, and approximately $0.1 million for general environmental matters. The Company is not aware of any material unaccrued loss that is reasonably estimable where liability is probable. The Company believes that based on current information and regulatory requirements, its accruals for environmental matters are adequate. However, there can be no assurance that the Company will not incur significant costs in excess of accrued amounts in connection with remediation activities and other environmental matters.

        In late 1995, the Louisiana Department of Environmental Quality (the "DEQ") notified the Predecessor of potential liability for the remediation of hazardous substances at a former wood treatment site in Shreveport, Louisiana (known as the Line Avenue Site) that the Predecessor or its predecessors previously operated. In August 2001, the Company entered into an agreement with the DEQ and the landowners to remediate the site. The agreement required the removal of soils containing wood-treating constituents in excess of regulatory standards, consolidation of these soils in a sub-portion of the site, capping of the sub-portion, land use restrictions, future operations and maintenance ("O&M") to ensure the integrity of the cap, long-term monitoring of the groundwater, and a recorded prohibition on the use of on-site groundwater. The Company contracted with a qualified contractor to remediate the site at a cost of approximately $1.3 million. In addition, each of the O&M and groundwater monitoring costs for the initial five years are expected to be approximately $0.1 million (no such costs are estimated beyond the initial five-year period). As of March 31, 2003, all of the required soil excavation and consolidation has been completed. The Company expects to complete construction of the cap by July 2003. As of March 31, 2003, the Company has paid its contractor approximately $1.0 million to remediate the site. The Company has been reimbursed approximately half of these costs from a PRP that has entered into a settlement agreement with the Company. The Company owes its contractor approximately $0.3 million in connection with activities at the site.

        On July 6, 2000, the Company and the DEQ entered into a Settlement Agreement for remediation of a site in Caddo Parish, Louisiana (known as the Shoreline Refinery Site). The principal contamination at this site was an approximately 5 acre impoundment of oil-based sludge that appeared to originate from an oil refinery that was operated by prior operators. The remedial action contemplated by the Settlement Agreement required the neutralization, stabilization and consolidation of sludges and soils at the site, capping of the consolidated materials, the establishment of a vegetative cover, and five years of post-closure care of the capped area. The Company contracted to complete the remedial action in accordance with the terms of the Settlement Agreement. In a November 26, 2002 letter to the Company, the DEQ stated that all required construction activities were accomplished and that the five-year post-closure care and reporting period would commence. The Company conveyed the property to its contractor on October 22, 2000. Based on the terms of the Settlement Agreement, the DEQ's November 26, 2002 letter and the fact that the property has been sold to the Company's contractor, the Company does not expect to incur additional costs in connection with this site.

        The Company is a party to a number of lawsuits arising out of the ordinary conduct of its business. While there can be no assurance as to their ultimate outcome, the Company does not believe that these lawsuits will have a material impact on the results of operations, cash flows or financial condition of the Company. The Company has accrued an aggregate of approximately $0.4 million for several tort, workers compensation and former employee related claims and lawsuits. The Company is not aware of any material unaccrued loss that is reasonably estimable where liability is probable.

        The Company has been a plaintiff in actions filed in the U.S. District Court for the Northern District of Georgia against The MeadWestvaco Corporation ("MeadWestvaco"), successor by merger to The Mead Corporation, and R.A. Jones Co. Inc. ("R.A. Jones") claiming infringement of the Company's patents for its packaging machines and seeking damages sufficient to compensate for such infringement. The patents in suit were found infringed but invalid by a jury in a trial against R.A. Jones in August 2001. This finding of invalidity as to U.S. Patent Nos. 5,666,789 and 5,692,361 was appealed to the Court of Appeals for the Federal Circuit (the "CAFC"). The suit against MeadWestvaco was dismissed by mutual agreement, subject to being refiled, pending the outcome of the appeal of the decision in the case against R.A. Jones. The CAFC vacated the holding of invalidity as to U.S. Patent Nos. 5,666,789 and 5,692,361 and remanded to the District Court for determination of proper inventive entity. The finding of infringement was affirmed by the CAFC. Further proceedings consistent with the decision of the CAFC will follow in the District Court.

NOTE 5—BUSINESS SEGMENT INFORMATION

        The Company reports its results in two business segments: Coated Board and Containerboard. These segments are evaluated by the chief operating decision maker based primarily on income from operations. The Company's reportable segments are strategic business units that offer different products. The Coated Board business segment includes the production and sale of coated board for its beverage multiple packaging and consumer products packaging businesses from its West Monroe, Louisiana and Macon, Georgia mills and from its mill in Sweden; carton converting facilities in the United States, Europe and Brazil; and the design, manufacture and installation of packaging machinery related to the assembly of beverage cartons. The Containerboard business segment includes the production and sale of linerboard, corrugating medium and kraft paper from paperboard mills in the United States.

        Business segment information is as follows:

	Three Months Ended
	March 31, 2003	March 31, 2002
	(In thousands of dollars)
NET SALES:
Coated Board	$275,912	$272,026
Containerboard	22,114	19,158

	$298,026	$291,184

INCOME FROM OPERATIONS:
Coated Board	$38,880	$44,138
Containerboard	(6,677)	(8,276)
Corporate And Eliminations	(7,280)	(4,993)

	$24,923	$30,869

NOTE 6—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to fluctuations in interest rates on its variable rate debt and fluctuations in foreign currency transaction cash flows. The Company actively monitors these fluctuations and uses derivative instruments from time to time to manage its exposure. In accordance with its risk management strategy, the Company uses derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. The Company does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified. The Company's use of derivative instruments may result in short-term gains or losses and may increase volatility in its earnings.

        The following is a summary of the Company's derivative instruments as of March 31, 2003 and the accounting policies it employs:

HEDGES OF ANTICIPATED CASH FLOWS

        The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements and foreign currency forward and option contracts which have been recorded as Accumulated Derivative Instruments Loss in the accompanying Condensed Consolidated Balance Sheets at March 31, 2003 and December 31, 2002 and as Derivative Instruments (Loss) Gain in the

accompanying Condensed Consolidated Statement of Operations and Comprehensive (Loss) for the three months ended March 31, 2003.

(In thousands of dollars)
Balance at December 31, 2001	$(4,570)
Reclassification to earnings	6,014
Current period decrease in fair value	(7,579)

Balance at December 31, 2002	(6,135)
Reclassification to earnings	994
Current period decrease in fair value	(1,251)

Balance at March 31, 2003	$(6,392)

        At March 31, 2003, there was no material ineffective portion related to the changes in fair value of the interest rate swap agreements or foreign currency forward and option contracts and there were no amounts excluded from the measure of effectiveness.

        The balance of $6.4 million recorded in Accumulated Derivative Instruments Loss at March 31, 2003 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The estimated amount to be reclassified into future earnings as interest expense over the next twelve months through March 31, 2004 is approximately $4.4 million. The actual amount that will be reclassified to future earnings over the next twelve months may vary from this amount as a result of changes in market conditions. No amounts were reclassified to earnings during 2003 in connection with forecasted transactions that were no longer considered probable of occurring.

        The Company uses interest rate swap agreements to fix a portion of its variable rate Term Loan Facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At March 31, 2003, the Company had interest rate swap agreements with a notional amount of $410 million, which expire on various dates through the year 2003 and 2004 under which the Company will pay fixed rates of 2.21% to 3.52% and receive three-month LIBOR.

DERIVATIVES NOT DESIGNATED AS HEDGES

        The Company has foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being marked-to-market through the income statement and will continue to be marked-to-market through the income statement.

        The Company enters into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of its natural gas requirements at its two U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. As of March 31, 2003, the Company had entered into contracts to hedge substantially all of its natural gas requirements for its two U.S. mills through October 31, 2003. The contract price and fair value of these natural gas contracts was approximately $10.8 million and $14.9 million, respectively. These contracts are not accounted for as derivative instruments under SFAS No. 133, as they qualify for the normal purchase exemption.

NOTE 7—NEW ACCOUNTING PRONOUNCEMENTS

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted SFAS No. 143 effective January 1, 2003 and the adoption did not have a significant impact on its financial position and results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS No. 145"). This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS No. 4") and an amendment of the Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company adopted SFAS No. 145 effective January 1, 2003 which resulted in a reclassification of expenses from Extraordinary Loss on Early Extinguishment of Debt to Loss on Early Extinguishment of Debt included in (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates of approximately $11.5 million, $8.7 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively, associated with the rescission of SFAS No. 4.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), which was effective December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and concludes that an entity's commitment to an exit plan does not by itself create a present obligation that meets the definition of a liability. This Statement also establishes that fair value is the objective of initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS No. 146 effective January 1, 2003 and the adoption did not have a significant impact on its financial position and results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123" ("SFAS No. 148"). This Statement provides additional transition guidance for those entities that elect to voluntarily adopt the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Furthermore, SFAS No. 148 mandates new disclosures in both interim and year-end financial statements within the Company's Significant Accounting Policies footnote. The Company has elected not to adopt the recognition provisions of SFAS No. 123, as amended by SFAS No. 148 (See Note 2).

NOTE 8—DEFINITIVE MERGER AGREEMENT

        On March 25, 2003, Riverwood Holding, Riverwood Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Riverwood Holding ("Merger Sub") and Graphic Packaging International Corporation, a Colorado corporation ("Graphic") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and other related transaction documents, Graphic will merge with and into Merger Sub (the "Graphic Merger"). Prior to consummation of the Graphic Merger, Riverwood Holding will effect a stock split. In connection with the Graphic Merger, the shareholders of Graphic will receive one share of Riverwood Holding common stock and associated Riverwood Holding shareholder rights for each share of Graphic common stock and associated Graphic shareholder rights they own immediately prior to the Graphic Merger. Upon completion of the transaction, holders of Riverwood Holding common stock will own 57.5% and holders of Graphic common stock will own 42.5% of the common stock of Riverwood Holding. The Merger Agreement has been approved by the respective Boards of Directors of Riverwood Holding and Graphic. Consummation of the Graphic Merger is subject to customary closing conditions, including approval by Graphic's shareholders and regulatory approvals.

        In connection with the execution of the Merger Agreement, Riverwood Holding and certain major shareholders of Graphic entered into a Voting Agreement dated March 25, 2003 (the "Voting Agreement") pursuant to which such shareholders agreed to vote for the Graphic Merger and against any other transaction involving Graphic. In addition, pursuant to the Voting Agreement and as a condition to the effectiveness of the Graphic Merger, The Grover C. Coors Trust (the "Trust"), the holder of Graphic's 10% Series B Convertible Preferred Stock (the "Preferred Stock") has agreed to convert all of the outstanding shares of the Preferred Stock into Graphic common stock. In consideration for the Trust's conversion of the Preferred Stock, Riverwood Holding has agreed to pay the Trust, in cash, a conversion payment, in an amount equal to the estimated present value, calculated using a discount rate of 8.5%, of dividends payable to the Trust on the Preferred Stock from the effective time of the Graphic Merger through August 15, 2005, the first date on which Graphic could have redeemed the Preferred Stock. While the exact amount that will be paid to the Trust by Riverwood Holding depends upon the date of completion of the Graphic Merger, assuming that the effective time of the Graphic Merger will occur on July 31, 2003, Riverwood Holding currently anticipates that the payment in consideration for the conversion of the Preferred Stock will be approximately $19.8 million.

        On May 3, 2002, Riverwood Holding filed a Form S-1 registration statement with the Securities and Exchange Commission ("SEC") for the registration under the Securities Act of 1933 of $350 million of its common stock in a proposed initial public offering. On March 27, 2003, Riverwood Holding filed with the SEC an application to withdraw the registration statement. As a result, the Company recorded an approximate $1.9 million charge in the first quarter of 2003 to write off costs it had deferred associated with the proposed transaction.

NOTE 9—SUBSEQUENT EVENT

        On May 2, 2003, Riverwood Holding filed a Form S-4 registration statement with the SEC for the registration under the Securities Act of 1933 of the shares of Riverwood Holding common stock being issued to Graphic shareholders in the Graphic Merger.

 REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Graphic Packaging International Corporation:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Graphic Packaging International Corporation (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index at Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002 the Company changed its method of accounting for goodwill and other intangible assets. As discussed in Notes 2 and 18 to the financial statements, the Company adopted Financial Accounting Standards Board's Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" effective January 1, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
February 11, 2003, except for Notes 17 and 18 as to which the date is June 13, 2003

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
Sales to unrelated parties	$946,833	$989,716	$990,390
Sales to Coors Brewing Company	111,010	122,819	112,200

Total net sales	1,057,843	1,112,535	1,102,590
Cost of goods sold	930,581	960,258	963,979

Gross profit	127,262	152,277	138,611
Selling, general and administrative expense	64,620	62,874	61,134
Goodwill amortization	—	20,649	20,634
Asset impairment and restructuring charges	—	8,900	5,620

Operating income	62,642	59,854	51,223
Gain from sale of businesses and other assets	—	3,650	19,172
Interest expense	(44,640)	(52,811)	(82,071)
Loss on early extinguishment of debt	(15,766)	—	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	2,236	10,693	(11,676)
Income tax (expense) benefit	(886)	(4,257)	4,678

Income (loss) before cumulative effect of change in accounting principle	1,350	6,436	(6,998)
Cumulative effect of change in goodwill accounting, net of tax of $0	(180,000)	—	—

Net income (loss)	(178,650)	6,436	(6,998)
Preferred stock dividends declared	(10,000)	(10,000)	(3,806)

Net loss attributable to common shareholders	$(188,650)	$(3,564)	$(10,804)

Net loss attributable to common shareholders per basic share of common stock:
Before cumulative effect of change in accounting principle	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in accounting principle	(5.50)	—	—

Net loss attributable to common shareholders per basic share	$(5.77)	$(0.11)	$(0.37)

Weighted average shares outstanding—basic	32,715	31,620	29,337

Net loss attributable to common shareholders per diluted share of common stock:
Before cumulative effect of change in accounting principle	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in accounting principle	(5.50)	—	—

Net loss attributable to common shareholders per diluted share	$(5.77)	$(0.11)	$(0.37)

Weighted average shares outstanding—diluted	32,715	31,620	29,337

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$(178,650)	$6,436	$(6,998)

Other comprehensive income (loss):
Foreign currency translation adjustments	279	(905)	(355)
Interest rate swap agreements:
Cumulative effect of change in accounting principle, net of tax of $2,012	—	(3,217)	—
Recognition of hedge results to interest expense during the period, net of tax of $2,595 and $1,861	4,177	2,973	—
Change in fair value of cash flow hedges during the period, net of tax of $275 and $2,753	498	(4,397)	—
Change in minimum pension liability, net of tax of $7,572, $9,103 and $178	(12,805)	(13,832)	(267)

Other comprehensive loss	(7,851)	(19,378)	(622)

Comprehensive loss	$(186,501)	$(12,942)	$(7,620)

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands)

	At December 31,
	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$28,626	$6,766
Accounts receivable, less allowance for doubtful accounts of $2,395 in 2002 and $1,769 in 2001	61,886	57,679
Accounts receivable from Coors Brewing Company	1,660	1,795
Inventories	87,243	92,408
Deferred income taxes	8,999	17,378
Other assets	12,687	15,778

Total current assets	201,101	191,804
Properties, net	410,592	443,712
Goodwill, net	379,696	559,696
Other assets	29,477	34,123

Total assets	$1,020,866	$1,229,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$3,432	$37,373
Accounts payable	82,106	59,002
Interest payable	11,117	2,665
Accrued compensation	20,013	20,431
Other accrued expenses and liabilities	38,321	49,930

Total current liabilities	154,989	169,401
Long-term debt	474,899	488,386
Pension liability	42,310	24,860
Other long-term liabilities	37,774	44,684

Total liabilities	709,972	727,331
Minority interest	3,856	4,356
Commitments and contingencies (Note 15)	—	—
Shareholders' equity
Preferred stock, 20,000,000 shares authorized:
Series A, $0.01 par value, no shares issued or outstanding	—	—
Series B, $0.01 par value, 1,000,000 shares issued and outstanding at stated value and liquidation preference of $100 per share	100,000	100,000
Common stock, $0.01 par value 100,000,000 shares authorized; 33,477,300 and 32,188,941 issued and outstanding at December 31, 2002 and 2001	335	322
Paid-in capital	416,048	417,749
Unearned compensation	(2,421)	—
Retained deficit	(179,212)	(562)
Accumulated other comprehensive loss	(27,712)	(19,861)

Total shareholders' equity	307,038	497,648

Total liabilities and shareholders' equity	$1,020,866	$1,229,335

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(178,650)	$6,436	$(6,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on early extinguishment of debt	15,766	—	—
Cumulative effect of change in goodwill accounting	180,000	—	—
Asset impairment charges	—	5,000	—
Gain from sale of businesses and other assets	—	(3,650)	(19,172)
Depreciation	61,165	58,757	62,460
Amortization of goodwill	—	20,649	20,634
Amortization of debt issuance costs	3,109	7,795	8,865
Deferred income tax expense	4,990	8,417	10,012
Compensation expense settled in stock	4,298	5,152	4,122
Change in current assets and current liabilities:
Accounts receivable	(4,072)	15,713	(3,271)
Inventories	5,165	12,820	23,137
Other assets	3,091	(1,122)	(3,592)
Accounts payable	23,104	20,100	(4,935)
Accrued expenses and other liabilities	3,970	(4,595)	(27,954)
Other	159	227	(429)

Net cash provided by operating activities	122,095	151,699	62,879
Cash flows from investing activities:
Capital expenditures	(27,706)	(31,884)	(30,931)
Proceeds from sale of assets	—	8,950	43,580
Collection of note receivable	—	—	200,000

Net cash provided by (used in) investing activities	(27,706)	(22,934)	212,649
Cash flows from financing activities:
Proceeds from borrowings	759,677	206,750	52,015
Repayment of debt	(807,105)	(320,965)	(431,996)
Debt issuance costs	(16,390)	—	(6,312)
Proceeds from issuance of preferred stock, net of stock issuance costs	—	—	98,558
Preferred stock dividends paid	(10,000)	(12,083)	(1,306)
Common stock issuance and other	1,289	287	1,656

Net cash used in financing activities	(72,529)	(126,011)	(287,385)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	21,860	2,754	(11,857)
Balance at beginning of year	6,766	4,012	15,869

Balance at end of year	$28,626	$6,766	$4,012

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(in thousands)

	Common Shares	Preferred Stock	Common Stock	Paid-in Capital	Unearned Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 1999	28,577	$—	$286	$422,885	$—	$—	$139	$423,310
Issuance of common stock	1,967	—	19	4,690	—	—	—	4,709
Issuance of 1,000,000 shares of preferred stock, net of issuance costs	—	100,000	—	(1,442)	—	—	—	98,558
Net loss	—	—	—	—	—	(6,998)	—	(6,998)
Preferred stock dividends declared	—	—	—	(3,806)	—	—	—	(3,806)
Change in minimum pension liability, net of tax	—	—	—	—	—	—	(267)	(267)
Cumulative translation adjustment	—	—	—	—	—	—	(355)	(355)

Balance at December 31, 2000	30,544	100,000	305	422,327	—	(6,998)	(483)	515,151
Issuance of common stock	1,645	—	17	5,422	—	—	—	5,439
Net income	—	—	—	—	—	6,436	—	6,436
Preferred stock dividends declared	—	—	—	(10,000)	—	—	—	(10,000)
Change in minimum pension liability, net of tax	—	—	—	—	—	—	(13,832)	(13,832)
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—	—	(3,217)	(3,217)
Recognition of hedge results to interest expense during the period, net of tax	—	—	—	—	—	—	2,973	2,973
Change in fair value of cash flow hedges during the period, net of tax	—	—	—	—	—	—	(4,397)	(4,397)
Cumulative translation adjustment	—	—	—	—	—	—	(905)	(905)

Balance at December 31, 2001	32,189	100,000	322	417,749	—	(562)	(19,861)	497,648
Issuance of common stock	883	—	9	5,831	—	—	—	5,840
Issuance of restricted stock	405	—	4	2,468	(2,472)	—	—	—
Restricted stock amortized to expense	—	—	—	—	51	—	—	51
Net loss	—	—	—	—	—	(178,650)	—	(178,650)
Preferred stock dividends declared	—	—	—	(10,000)	—	—	—	(10,000)
Change in minimum pension liability, net of tax	—	—	—	—	—	—	(12,805)	(12,805)
Recognition of hedge results to interest expense during the period, net of tax	—	—	—	—	—	—	4,177	4,177
Change in fair value of cash flow hedges during the period, net of tax	—	—	—	—	—	—	498	498
Cumulative translation adjustment	—	—	—	—	—	—	279	279

Balance at December 31, 2002	33,477	$100,000	$335	$416,048	$(2,421)	$(179,212)	$(27,712)	$307,038

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Summary of Significant Accounting Policies

        Nature of Operations:    Graphic Packaging International Corporation (the Company or GPIC) is a manufacturer of packaging products used by consumer product companies as primary packaging for their end-use products. The Company's strategy is to maximize its competitive position and growth opportunities in its core business, folding cartons.

        Use of Estimates:    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, using management's best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Management has made significant estimates with respect to the following:

  •
  Collectibility of accounts receivable—The Company estimates losses from uncollectible accounts based on the aging of the accounts receivable and an evaluation of the likelihood of success in collecting the receivable.

  •
  Self-insurance reserves—The Company is self-insured for certain losses relating to workers' compensation claims and employee medical and dental benefits. The Company has purchased stop-loss coverage in order to limit its exposure to significant claims. Self-insured losses are accrued based upon the Company's estimates of the aggregate uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experience.

  •
  Retirement-related benefits—The Company estimates its retiree liabilities based upon actuarial reports prepared by the Company's actuary, which include estimates and assumptions related to interest rates, future compensation and other factors. See further discussion of retirement—related estimates and assumptions in Note 10.

  •
  Goodwill valuation—The Company estimates the value of its goodwill using the discounted cash flow method of valuation on an annual basis.

  •
  Recovery of long-lived assets—The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances, such as the closure of a plant, indicate the carrying amount of the asset may not be fully recoverable by undiscounted cash flows. Measurement of the impairment loss, if any, is based on the fair value of the asset, which is generally determined by the discounting of future estimated cash flows. The Company evaluates the recovery of its long-lived assets periodically by analyzing its operating results and considering significant events or changes in the business environment that may have triggered impairment.

  •
  Deferred tax asset valuation allowance—The Company estimates the realizability of deferred tax assets by estimating the projected reversal of offsetting deferred tax liability amounts and future taxable income.

  •
  Legal accruals—The Company estimates the amount of potential exposure it may have with respect to litigation, claims and assessments, based upon analyses prepared by in-house and outside counsel, and records legal reserves when management believes it is probable that a loss has occurred and the amount of loss is reasonably estimatable.

  •
  Environmental expenditures and remediation liabilities—Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated.

  •
  Stock-based employee compensation plans—The Company has various stock-based employee compensation plans, which are described more fully in Note 9. The plans are accounted for under the recognition and measurement principles of APB No. 25, and related interpretations. Supplemental disclosures regarding stock-based compensation include estimates regarding volatility of the Company's stock, interest rates and expected life.

Actual results could differ from these estimates and judgments, making it reasonably possible that a change in these estimates could occur in the near term.

        Reclassifications:    Certain prior period amounts have been reclassified to conform to the current year presentation.

        Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All material intercompany transactions have been eliminated. See discussion of the minority interest shown on the consolidated balance sheet in Note 14.

        Revenue Recognition:    The Company's revenues are generated by the sale of packaging products. Revenue for all of the Company's products is recognized when goods are shipped and risks of ownership have passed to the customer. Risks of ownership pass at the time of shipment from the Company's warehouse or at the time of delivery to the customer, dependent on shipping terms with the customer. Shipping and handling costs invoiced to customers are included in revenue and associated costs are recognized as cost of goods sold. Customer returns, rebates and allowances are provided for at the time of sale based on estimates.

        Concentration of Credit Risk:    The Company's largest 20 customers make up approximately 81% of its gross sales. A significant portion of the Company's sales are to Altria Group, Inc., Coors Brewing Company and General Mills, Inc. For the year ended December 31, 2002, Altria Group accounted for approximately 20% of the Company's gross sales, Coors Brewing accounted for approximately 10% of gross sales and General Mills accounted for approximately 11% of gross sales. For the year ended December 31, 2001, Altria Group accounted for approximately 19% of the Company's gross sales, Coors Brewing accounted for approximately 11% of gross sales and General Mills accounted for approximately 11% of gross sales. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Credit risk with respect to accounts receivable is concentrated primarily in the food and beverage industries. Altria Group represents 15% and 15% of accounts receivable at December 31, 2002 and 2001.

        Inventories:    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Manufacturing costs are capitalized into inventory as incurred and include such items as recycled paper fiber, purchased paperboard, paper, aluminum foil, ink, plastic films and resins, freight on purchased raw materials, labor, energy, depreciation and other manufacturing overhead costs.

        The classification of inventories, in thousands, was as follows:

	At December 31,
	2002	2001
Finished goods	$50,771	$55,057
In process	11,298	15,258
Raw materials	25,174	22,093

Total inventories	$87,243	$92,408

        Properties:    Land, buildings, equipment and purchased software are stated at cost. The costs of developing an enterprise resource planning software system are capitalized and amortized when placed in service over the expected useful life of the software. Real estate properties are non-operating properties held for sale. For financial reporting purposes, depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets as follows:

Buildings	30 years
Machinery and equipment	3 to 15 years
Building and leasehold improvements	The shorter of the useful life or lease term
Internal-use software	8 years

        The cost of properties and related accumulated depreciation, in thousands, was as follows:

	At December 31,
	2002	2001
Land and improvements	$17,381	$16,687
Buildings and improvements	118,309	119,439
Machinery and equipment	522,559	508,814
Internal-use software	35,769	1,781
Real estate properties	4,485	5,359
Construction in progress	9,304	42,101

	707,807	694,181
Less accumulated depreciation	297,215	250,469

Net properties	$410,592	$443,712

        Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

  Goodwill Accounting

        Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002 for the Company. This statement establishes new accounting and reporting standards that, among other things, eliminate amortization of goodwill and certain intangible assets with indefinite useful lives. The Company does not have any intangible assets with indefinite useful lives; however, as required by the new standard, the Company's goodwill will be evaluated annually, or whenever a triggering event takes place, for impairment using a fair-value based approach and, if there is impairment, the carrying amount of goodwill will be written down to its implied fair value.

        Effective January 1, 2002, the Company assigned the carrying value of its goodwill, totaling $560 million, to one reporting unit. Management completed the transitional impairment testing of the Company's goodwill and determined that the Company's goodwill was impaired by $180 million at January 1, 2002. The fair value of the goodwill was derived using the discounted cash flow valuation method. The transitional impairment loss is reflected as a cumulative effect of change in accounting principle in the accompanying statement of operations. Future impairments of goodwill, if any, will be charged to operating income in the period in which the impairment arises.

        Of the $560 million carrying value of goodwill at December 31, 2001, $418 million was deductible for Federal income tax purposes and $142 million was not deductible. The $180 million goodwill impairment charge consists of approximately $131 million of deductible goodwill and approximately $49 million of non-deductible goodwill. The $131 million tax deductible portion of the impairment charge resulted in a deferred tax benefit/asset of approximately $50 million. We recorded a 100% valuation allowance against the approximately $50 million deferred tax asset resulting from recognition of the transitional goodwill impairment loss. Therefore, the cumulative effect of change in accounting principle reflected in the accompanying statement of operations is net of $0 tax benefit.

        Effective January 1, 2002, the Company stopped amortizing its goodwill as required by SFAS No. 142. The annual reduction in amortization expense was approximately $20.6 million before taxes. Because some of the Company's goodwill amortization is nondeductible for tax purposes, the Company's effective tax rate is lower as a result of implementing SFAS No. 142. The change in the carrying amount of the Company's goodwill consists entirely of the impairment of $180 million for the year ended December 31, 2002.

        The Company recorded its transitional goodwill impairment charge in the second quarter of 2002, as permitted by SFAS No. 142. The following table presents the results of operations for the first quarter of 2002 after giving effect to the goodwill impairment charge (in thousands):

	As Reported in Form 10-Q	As Adjusted for Goodwill Impairment
Operating income	$19,405	$19,405

Net loss attributable to common shareholders	$(7,171)	$(187,171)

Net loss attributable to common shareholders per basic share	$(0.22)	$(5.79)

Net loss attributable to common shareholders per diluted share	$(0.22)	$(2.28)

        The following table illustrates net income (loss) attributable to common shareholders and earnings per share, exclusive of goodwill amortization expense in the prior year periods (in thousands):

	Year Ended December 31,
	2002	2001	2000
Reported net loss before cumulative effect of change in accounting principle attributable to common shareholders	$(8,650)	$(3,564)	$(10,804)
Cumulative effect of change in goodwill accounting	(180,000)	—	—

Reported net loss attributable to common shareholders	(188,650)	(3,564)	(10,804)
Goodwill amortization, net of tax	—	12,389	12,380

Adjusted net income (loss) attributable to common shareholders	$(188,650)	$8,825	$1,576

Earnings per share—basic:
Reported net loss before cumulative effect of change in accounting principle attributable to common shareholders	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in goodwill accounting	(5.50)	—	—

Reported net loss attributable to common shareholders	(5.77)	(0.11)	(0.37)
Goodwill amortization, net of tax	—	0.39	0.42

Adjusted net income (loss) attributable to common shareholders	$(5.77)	$0.28	$0.05

Earnings per share—diluted:
Reported loss before cumulative effect of change in accounting principle attributable to common shareholders	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in goodwill accounting	(5.50)	—	—

Reported net loss attributable to common shareholders	(5.77)	(0.11)	(0.37)
Goodwill amortization, net of tax	—	0.39	0.42

Adjusted net income (loss) attributable to common shareholders	$(5.77)	$0.28	$0.05

        Derivatives and Hedging Activities:    In accordance with the Company's interest rate risk-management policies, the Company periodically enters into contracts to hedge the interest rates on its variable rate borrowings. During the period January 2000—September 2002, the Company had in place various interest rate contracts. At December 31, 2002, the Company had no interest rate contracts in place. The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001.

        All derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative as (1) a hedge of (a) the fair value of a recognized asset or liability or (b) an unrecognized firm commitment (a fair value hedge); (2) a hedge of (a) a forecasted transaction or (b) the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a cash flow hedge); or (3) a foreign-currency fair-value or cash flow hedge (a foreign currency hedge). The Company does not enter into derivative contracts for trading or non-hedging purposes. The Company's interest rate derivatives that were outstanding until the third quarter of 2002 were designated as cash flow hedges and are recognized on the December 31, 2001 balance sheet at their fair value. Changes in the fair value of the Company's cash flow hedges, to the extent that the hedges are highly effective, are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction through interest expense. Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows being hedged) is recorded in current period earnings.

        The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to (1) specific assets and liabilities on the balance sheet or (2) specific firm commitments or forecasted transactions. The Company also formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

        The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.

        When hedge accounting is discontinued due to the Company's determination that the derivative no longer qualifies as an effective fair value hedge, the Company will continue to carry the derivative on the balance sheet at its fair value but cease to adjust the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company will continue to carry the derivative on the balance sheet at its fair value, removing from the balance sheet any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings. When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current period earnings.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Foreign Currency Translation:    The functional currencies for the Company's United Kingdom and Canadian subsidiaries are the British pound and the Canadian dollar, respectively. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the year. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

        Debt Issuance Costs:    Costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the period the debt is outstanding.

        Earnings per Share:    Following is a reconciliation between basic and diluted earnings per common share from continuing operations attributable to common shareholders (in thousands, except per share information):

	Year Ended December 31,
	2002			2001			2000
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Net loss attributable to common shareholders—basic EPS	$(188,650)	32,715	$(5.77)	$(3,564)	31,620	$(0.11)	$(10,804)	29,337	$(0.37)
Other dilutive equity instruments	—	—		—	—		—	—

Net loss attributable to common shareholders—diluted EPS	$(188,650)	32,715	$(5.77)	$(3,564)	31,620	$(0.11)	$(10,804)	29,337	$(0.37)

        The Company's outstanding preferred stock of $100.0 million is convertible into 48,484,848 shares of common stock. The conversion of the preferred stock into common stock is not reflected in the diluted earnings per share calculations above as conversion would be anti-dilutive for 2002, 2001 and 2000. Additional potentially dilutive securities, in thousands, totaling 6,053, 6,338 and 6,627, were excluded from the historical diluted income or loss per common share calculations above because of their anti-dilutive effect for 2002, 2001 and 2000, respectively. The additional potentially dilutive securities are primarily stock options.

        Stock-Based Compensation:    SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," was issued in December 2002. The statement amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 improves the prominence and clarity of the pro forma disclosures required by SFAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent. In addition, SFAS No. 148 improves the timeliness of those disclosures by requiring their inclusion in financial reports for interim periods. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Adoption of this statement resulted in moving the following disclosure to the accounting policies footnote, but had no impact on the Company's consolidated financial statements.

        The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock options or the employee stock purchase plan. If the Company had elected to recognize compensation cost based on the fair value of the stock options at grant date as allowed by SFAS No. 123, "Accounting for Stock-Based Compensation," pre-tax compensation expense of $1.6 million, $1.7 million and $1.2 million would have been recorded for 2002, 2001 and 2000, respectively. Net loss attributable to common shareholders and earnings per share would have been reduced to the pro forma amounts indicated below:

	Years Ended December 31,
	2002	2001	2000
	(in thousands, except per share data)
Net loss attributable to common shareholders, as reported	$(188,650)	$(3,564)	$(10,804)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(976)	(1,020)	(720)

Pro forma	$(189,626)	$(4,584)	$(11,524)
Earnings per share—basic:
As reported	$(5.77)	$(0.11)	$(0.37)
Pro forma	$(5.80)	$(0.15)	$(0.39)
Earnings per share—diluted:
As reported	$(5.77)	$(0.11)	$(0.37)
Pro forma	$(5.80)	$(0.15)	$(0.39)

        Statement of Cash Flows:    The Company defines cash equivalents as highly liquid investments with original maturities of 90 days or less. Book overdrafts totaling $3.5 million and $1.3 million at December 31, 2002 and 2001, respectively, have been included as a liability in other accrued expenses and liabilities on the accompanying balance sheet. The Company received income tax refunds of $2.6 million, $7.5 million and $7.1 million in 2002, 2001 and 2000, respectively.

        Total interest paid was $33.3 million, $53.9 million and $80.9 million in 2002, 2001 and 2000, respectively. Capitalized interest was $0.3 million, $1.8 million and $1.1 million in 2002, 2001 and 2000, respectively.

        Non-cash investing and financing activities in 2002, 2001 and 2000 include the issuance of shares of common stock valued at $4.3 million, $5.2 million and $4.1 million, respectively, relating to the 401(k) employer match.

Note 2.    New Accounting Standards

        Financial Accounting Standards Board Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities," was issued in January 2003. FIN No. 46 defines a variable interest entity as a legal entity in which, among other things, the equity investments at risk are not sufficient to finance the operating and closing activities of the entity without additional subordinated financial support from the entity's investors. The Company is a partner in the Kalamazoo Valley Group (KVG) partnership, which qualifies as a variable interest entity, as defined by FIN No. 46. KVG is a partnership formed to develop and operate a landfill for the partners' disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which approximately $500 thousand remains unpaid at December 31, 2002. The partners contribute capital annually to fund the partnership's operating losses. The Company's annual capital contribution for the past two years has been approximately $200 thousand. The landfill has been in operation since December 1997; however, since 2000, the other partners have closed their paperboard mills and one minority partner has left the partnership via bankruptcy court. The Company is evaluating its alternatives and liabilities under the partnership agreement and related note, while continuing to use the landfill. However, if the partnership were to close the landfill, the Company's share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. The Company accounts for its interest in KVG using the equity method. The investment balance at December 31, 2002 was $0.3 million. Management is also evaluating its accounting method in light of the new requirements under FIN No. 46, and may conclude that its interest in KVG should be consolidated into its accounts. FIN No. 46 is effective for the Company's 2003 third quarter.

        FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements ending after December 15, 2002. The Company has included the disclosures required by this interpretation in Note 15.

        Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," was issued in 2001. SFAS No. 143 requires the recognition of a liability and offsetting asset for any legal obligation associated with the retirement of long-lived assets. The asset retirement cost is depreciated over the life of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe SFAS No. 143 will have a significant effect on the Company.

        SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002", was issued in April 2002. SFAS No. 145 includes, among other things, the rescission of SFAS No. 4, which required that gains and losses from early extinguishment of debt be classified as extraordinary items, net of related income tax effects. Under the new guidance of SFAS No. 145, losses from early extinguishment of debt will be classified as extraordinary items when the losses are considered unusual in nature and infrequent in occurrence. SFAS No. 145 will be effective for the Company on January 1, 2003, at which time the Company reclassified its first quarter 2002 loss on early extinguishment of debt as a non-extraordinary item.

        SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued on July 30, 2002. SFAS No. 146 will require companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for the Company on January 1, 2003. While SFAS No. 146 will have no effect on the Company's historical financial results, costs associated with any future restructuring efforts will be accrued as those costs are incurred.

Note 3.    Dispositions

  Malvern Packaging Business

        On October 31, 2000, the Company sold the net assets of its Malvern, Pennsylvania packaging business to Huhtamaki Van Leer for approximately $35 million in cash. The proceeds from the sale were used to reduce debt. The Company recorded a pre-tax gain of $11.4 million on the sale. The after-tax gain on sale was $6.8 million, or $0.23 per basic and diluted share.

  Other Assets

        The Company sold patents and various other assets of its former developmental businesses and an airplane for cash consideration of approximately $8.2 million in 2000. A pre-tax gain of $7.8 million was recognized relating to these asset sales. The after-tax gain on sale was $4.7 million, or $0.16 per basic and diluted share. In 2001, a pre-tax gain of approximately $3.6 million was recognized upon receipt of additional consideration for assets of the Company's former developmental businesses.

Note 4.    Asset Impairment and Restructuring Charges

        The Company recorded asset impairment and restructuring charges totaling $8.9 million and $5.6 million in 2001 and 2000, respectively. In addition, asset impairment and restructuring reserves of $7.8 million related to the Perrysburg, Ohio plant closure were recorded in 2000 as a cost of the acquisition of Fort James Corporation's folding carton operations, which the Company acquired in August 1999. The Company reviews the relative cost effectiveness of its assets, including plant facilities and equipment, and the allocation of human resources across all functions while integrating acquisitions and responding to pressures on margins from industry conditions. As a result, the Company has closed plants and downsized its workforce with the goal of maximizing its profits and optimizing its resources.

  Asset Impairment Charges

        2001: The Company recorded an asset impairment charge of $3.5 million in the fourth quarter of 2001 in conjunction with the announcement of the planned closure of the Newnan, Georgia plant, a plant that was more expensive to operate than other plants in its system and produced margins below its expectations. The Company shut down the plant's operations during 2002 and plans to sell the plant's building and land. The net book value of the Newnan building and land was approximately $1.7 million at December 31, 2002. The plant's business has been transferred to other plants in the Company's system.

        The Company recorded an asset impairment charge of $1.5 million in the first quarter of 2001 related to its Saratoga Springs, New York building. Operations of the Saratoga Springs plant were transferred to other manufacturing locations and the building and real property were sold in June 2001 for cash proceeds of $3.4 million. No gain or loss was recognized on the June 2001 sale.

        2000: The Company announced the planned closure of its Perrysburg, Ohio folding carton plant in the second quarter of 2000. The Perrysburg plant was acquired as part of Fort James Corporation's folding carton operations and was eliminated due to excess capacity. The shutdown and restructuring plan for the Perrysburg facility included asset impairments totaling $6.5 million, which were recorded in the second quarter of 2000 as a cost of the acquisition, with a resultant adjustment to goodwill. The Company completed the closure of the plant and transition of the plant's business to our other facilities by the end of 2000. On July 11, 2001, the remaining real estate was sold for cash proceeds of approximately $1.9 million. No gain or loss was recognized on the sale.

  Restructuring Charges

        2001: In connection with the announced closure of the Newnan, Georgia plant discussed above, the Company recorded restructuring charges totaling $2.4 million in the fourth quarter of 2001. The charges relate to severance packages for 105 plant personnel that were communicated to employees in December 2001. The Newnan restructuring plan was essentially complete by the end of 2002, with approximately $0.5 million of severance and other restructuring payments left to be made in 2003.

        2000: In December 2000 the Company announced a restructuring plan to reduce fixed-cost personnel. The plan included the elimination of approximately 200 non-production positions, including the closure of its folding carton plant in Portland, Oregon, and offered severance packages in accordance with Company policies. The total cost of the reduction in force was $5.0 million, of which $3.0 million was recognized in the fourth quarter of 2000 results. The remaining cost of approximately $2.0 million was recognized in the first half of 2001 when severance packages were communicated to employees. The restructuring plan is complete at December 31, 2002.

        In connection with the announced closure of the Perrysburg, Ohio plant, restructuring reserves were recorded totaling approximately $1.3 million in the second quarter of 2000. The reserves relate to the severance of approximately 100 production positions and other plant closing costs. Consistent with the asset impairments related to the Perrysburg closure, the restructuring costs have been accounted for as a cost of the acquisition of Fort James Corporation's folding carton operations with a resultant adjustment to goodwill. At December 31, 2002, all restructuring costs have been paid relating to the Perrysburg closure.

        The Company recorded a restructuring charge of $3.4 million in the first quarter of 2000 for anticipated severance costs for approximately 185 employees as a result of the announced closure of the Saratoga Springs, New York plant. The Company has completed the closure of the Saratoga Springs plant and the transition of the plant's business to other facilities. In the first quarter of 2001, the Company reversed approximately $0.5 million of severance accruals which were not needed to complete the Saratoga Springs restructuring plan. All remaining restructuring costs have been paid as of December 31, 2002.

        A 1999 plant rationalization plan included severance and related charges, primarily at the Company's Lawrenceburg, Tennessee manufacturing plant. However, customer needs in Golden, Colorado and Lawrenceburg, coupled with the timing of the transition of business to the Company's new Golden, Colorado facility, impacted the completion of the restructuring and resulted in the savings of approximately $800 thousand of anticipated restructuring costs. The 2000 restructuring expense is net of this $800 thousand benefit.

        The following table summarizes accruals related to the Company's restructurings (in millions):

	1999 Plant Rationalization Plan	2000 S. Springs Plant Closure	2000 Perrysburg Plant Closure	2000/2001 Reduction In Force	2001 Newnan Plant Closure	Totals
Balance, December 31, 1999	$1.9	$—	$—	$—	$—	$1.9
2000 restructuring charges, net of reversals	(0.8)	3.4	—	3.0	—	5.6
2000 restructuring—Perrysburg	—	—	1.3	—	—	1.3
Cash paid	(1.0)	(2.0)	(0.7)	(0.1)	—	(3.8)

Balance, December 31, 2000	0.1	1.4	0.6	2.9	—	5.0
2001 restructuring charges, net of reversals	—	(0.5)	—	2.0	2.4	3.9
Transfer of enhanced benefits to pension liabilities	—	—	—	(2.2)	—	(2.2)
Cash paid	(0.1)	(0.8)	(0.6)	(2.5)	—	(4.0)

Balance, December 31, 2001	—	0.1	—	0.2	2.4	2.7
Cash paid	—	(0.1)	—	(0.2)	(1.9)	(2.2)

Balance, December 31, 2002	$—	$—	$—	$—	$0.5	$0.5

Note 5.    Indebtedness

        The following table summarizes the Company's outstanding debt, in thousands.

	At December 31,
	2002	2001
Seven-year term loan due 2009 (variable interest rate at 4.17%)	$173,250	$—
Five-year revolving credit facility due 2007 (variable interest rate at 3.42%)	—	—
8 5/8% Senior subordinated notes due 2012	300,000	—
Five-year term loan, refinanced in 2002 (variable interest rate at 4.18%)	—	247,035
Revolving credit facility, refinanced in 2002 (variable interest rate at 4.18%)	—	222,750
10% Subordinated notes, refinanced in 2002	—	50,000
Various notes payable (interest rates ranging from 4.00% to 13.06%)	5,081	5,974

Total debt	478,331	525,759
Less current maturities	3,432	37,373

Total long-term debt	$474,899	$488,386

        The maturities of long-term debt are as follows (in thousands):

2003	$3,432
2004	1,933
2005	1,941
2006	3,857
2007	1,750
Thereafter	465,418

$478,331

        On February 28, 2002, the Company completed certain refinancing transactions that replaced its then existing debt instruments with longer-term facilities more conducive to the Company's long-range needs. The refinancing consisted of the following concurrent transactions:

  •
  The Company's wholly owned subsidiary, Graphic Packaging Corporation (GPC), issued $300 million aggregate principal amount of 8 5/8% senior subordinated notes due in 2012. Net proceeds from the sale of the notes totaled approximately $294.1 million.

  •
  GPC entered into a new $450 million senior secured credit facility. The new facility includes a $175 million seven-year term note and a $275 million five-year revolving line of credit. Initial borrowings under the revolving line of credit totaled $62.6 million.

  •
  The Company used the proceeds from the refinancing transactions to retire GPIC's then existing senior credit facilities, to repurchase $50 million of subordinated notes due to Golden Heritage, LLC at par, to pay interest and expenses and for general corporate purposes.

  •
  In connection with the refinancing transactions, the Company incurred a pre-tax non-cash charge to write off its remaining unamortized debt issuance costs of $15.8 million. Issuance costs associated with the new debt totaled $16.4 million.

Senior Subordinated Notes

        The Senior Subordinated Notes (the Notes) are unsecured senior subordinated obligations of GPC. Interest accrues at 8 5/8%, payable semi-annually on February 15th and August 15th. The Notes will mature on February 15, 2012. The Notes are unconditionally and jointly and severally guaranteed by GPIC and its domestic subsidiaries. The Notes are non-callable for five years. Thereafter, they are callable at a declining premium. Upon a change in control, the holders of the Notes may require GPC to repurchase the Notes at a 1% premium.

        GPC issued the Notes under an indenture among GPC, as issuer, GPIC, as a guarantor, the Company's domestic subsidiaries, as the subsidiary guarantors, and Wells Fargo Bank Minnesota, National Association, as trustee.

Senior Secured Credit Facility

        GPC is the borrower of the new senior secured credit facility (the Credit Facility). A syndicate of financial institutions serves as lenders, with Morgan Stanley Senior Funding, Inc. and Credit Suisse First Boston as the joint lead arrangers. The Credit Facility consists of a $275 million, five-year revolving credit facility, or the Revolver, and a $175 million, seven-year term loan, or the Term Loan. The Revolver bears interest at various pricing options, including LIBOR plus a spread tied to GPC's leverage, with a single principal payment due at maturity. The Term Loan bears interest at various pricing options, including LIBOR plus 275 basis points, with principal amortization of 1% a year and the balance due at maturity. The Credit Facility must also be prepaid with a cash flow recapture calculation, and with certain proceeds from asset sales, and debt or equity offerings. The Credit Facility is collateralized by first priority liens on all material assets of the Company and all of its domestic subsidiaries. The Credit Facility limits the Company's ability to pay dividends other than permitted dividends on the preferred stock, and imposes limitations on the incurrence of additional debt, acquisitions, capital expenditures, repurchase of Company stock and the sale of assets.

Other Notes Payable

        Other notes payable consist of miscellaneous secured notes. The notes bear interest at rates ranging from 4.0% to 13.06% and mature in 2003 through 2008. The notes are generally collateralized by assets purchased with the proceeds from the notes or by letters of credit.

Note 6.    Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and debt at December 31, 2002.

        The fair value of cash and cash equivalents and current maturities of long-term debt approximates carrying value because of the short maturity of these instruments. For 2002 and 2001, the fair value of the Company's long-term bank debt is estimated based on the current rates offered to the Company for debt of the same remaining maturity and credit quality. Because the interest rates on the long-term bank debt are reset monthly, the carrying value approximates the fair value of the long-term bank debt.

        The fair value of the Company's $300 million of senior subordinated notes is based upon market quotes. As of December 31, 2002 and February 25, 2003, our bonds were trading at $105.5.

        Until September 2002, the Company had interest rate swap agreements to hedge the underlying interest rates on $100 million of borrowings at an average fixed interest rate of 5.94% and an average risk-free rate of 6.98% on $125 million of its borrowings. In addition, the Company had interest rate contracts that provided interest rate cap protection on $350 million of floating rate debt. The fair value of the interest rate swaps at December 31, 2001 was $(7.5 million). The interest rate caps had no value at December 31, 2001. These contracts were not replaced as they expired during 2002.

Note 7.    Operating Leases

        The Company leases a variety of facilities, warehouses, offices, equipment and vehicles under operating lease agreements that expire in various years. Future minimum lease payments, in thousands, required as of December 31, 2002, under non-cancelable operating leases with terms exceeding one year, are as follows:

2003	$3,612
2004	2,450
2005	1,301
2006	856
2007 and thereafter	42

Total	$8,261

        Operating lease rentals for warehouse, production, office facilities and equipment amounted to $4.0 million in 2002, $3.3 million in 2001, and $3.1 million in 2000.

Note 8.    Income Taxes

        The sources of income (loss), in thousands, before income taxes and cumulative effect of change in accounting principle were:

	Year Ended December 31,
	2002	2001	2000
Domestic	$2,236	$10,689	$(11,228)
Foreign	—	4	(448)

Income (loss) before income taxes and cumulative effect of change in accounting principle	$2,236	$10,693	$(11,676)

        Income tax expense (benefit) attributable to continuing operations, in thousands, included the following:

	Year Ended December 31,
	2002	2001	2000
Current provision:
Federal	$(4,141)	$(4,345)	$(15,011)
State	37	185	321

Total current tax benefit	$(4,104)	$(4,160)	$(14,690)

Deferred provision:
Federal	$4,173	$9,250	$11,229
State	817	(833)	(1,217)

Total deferred tax expense	4,990	8,417	10,012

Total income tax expense (benefit)	$886	$4,257	$(4,678)

        Temporary differences that gave rise to a significant portion of deferred tax assets (liabilities), in thousands, were as follows:

	At December 31,
	2002	2001
Depreciation and other property related	$(44,406)	$(43,570)
Amortization of intangibles	—	(12,306)
All other	(82)	—

Gross deferred tax liability	(44,488)	(55,876)

Amortization of intangibles	18,306	—
Pension and employee benefits	26,646	20,551
Tax credit carryforwards	21,632	13,719
Interest	493	3,414
Inventory	1,769	2,195
Accruals	4,273	7,557
Net operating loss and contribution carryovers	19,898	6,814
All other	637	279

Gross deferred tax asset	93,654	54,529
Less valuation allowance	(51,299)	(256)

Net deferred tax liability	$(2,133)	$(1,603)

Financial statement classification:
Current deferred tax asset	$8,999	$17,378
Long-term deferred tax liability (included in other long-term liabilities)	(11,132)	(18,981)

Net deferred tax liability	$(2,133)	$(1,603)

        The valuation allowance for deferred tax assets was increased by $51.0 million in 2002 and decreased by $82 thousand in 2001. The increase in 2002 relates to uncertainty surrounding the ultimate deductibility of the deferred tax asset created as a result of the change in accounting method as described in Note 1—Goodwill Accounting. The 2001 decrease and $66 thousand of the 2002 increase relates to uncertainty surrounding the ultimate deductibility of foreign net operating loss and research and development credit carryforwards.

        At December 31, 2002 the Company had federal net operating loss carryforwards of approximately $40.6 million which will begin to expire in years after 2022. The Company also has approximately $10.2 million of alternative minimum tax credits which have an indefinite carryforward period, approximately $6.5 million of foreign tax credits which will expire in years after 2004, and $4.8 million in research and development credits which will begin to expire in years after 2017.

        The principal differences between the effective income tax rate and the U.S. statutory federal income tax rate, were as follows:

	Year Ended December 31,
	2002	2001	2000
Expected tax rate	35.0%	35.0%	(35.0)%
State income taxes (net of federal benefit)	4.6	3.4	(3.2)
Nondeductible expenses and losses	28.0	21.3	28.7
Nontaxable income	(15.4)	(1.5)	(2.0)
Effect of foreign investments	—	—	(0.1)
Change in deferred tax asset valuation allowance	3.0	(0.8)	1.8
Research and development and other tax credits	(20.6)	(14.4)	(28.3)
Other—net	5.0	(3.2)	(2.0)

Effective tax rate	39.6%	39.8%	(40.1)%

        The Internal Revenue Service (IRS) is examining the Company's Federal income tax returns for the years 1999 through 2001. In the opinion of management, adequate accruals have been provided for all income tax matters and related interest.

        As a result of certain restructuring actions, the undistributed earnings of foreign subsidiaries previously considered as being permanently reinvested have been distributed to the U.S. as a dividend. Foreign tax credits eliminated the resulting U.S. income tax liability on the dividend. The Company no longer provides for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries, since all foreign subsidiaries' income is included in the U.S. return.

        The Company and CoorsTek (a former subsidiary spun off in 1999) have executed a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of Federal, state and other taxes relating to the CoorsTek business for tax years prior to the spin-off and with respect to certain tax attributes of CoorsTek after the spin-off. In general, the Company is responsible for filing consolidated Federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek will reimburse the Company for the portion of such taxes relating to the CoorsTek business. CoorsTek is responsible for filing returns and paying taxes related to the CoorsTek business for periods after December 31, 1999.

        The tax sharing agreement is designed to preserve the status of the spin-off as a tax-free distribution. CoorsTek has agreed that it will refrain from engaging in certain transactions during the two-year period following the spin-off unless it first provides the Company with a ruling from the IRS or an opinion of tax counsel acceptable to the Company that the transaction will not adversely affect the tax-free nature of the spin-off. In addition, CoorsTek has indemnified the Company against any tax liability or other expense it may incur if the spin-off is determined to be taxable as a result of CoorsTek's breach of any covenant or representation contained in the tax sharing agreement or CoorsTek's action in effecting such transactions. By its terms, the tax sharing agreement will terminate when the statutes of limitations under applicable tax laws expire.

Note 9.    Stock Compensation

        The Company has an equity incentive plan that provides for the granting of nonqualified stock options and incentive stock options to certain key employees. The equity incentive plan also provides for the granting of restricted stock, bonus shares, stock units and offers to officers of the Company to purchase stock. The number of shares made available for award under the plan was 2.8 million shares as of December 31, 2002 and is increased annually by 2% of the Company's outstanding shares on each December 31. Generally, options outstanding under the Company's equity incentive plan are subject to the following terms: (1) grant price equal to 100% of the fair value of the stock on the date of grant; (2) ratable vesting over either a three-year or four-year service period; and (3) maximum term of ten years from the date of grant. Certain options, granted primarily in 2001 pursuant to a long-term incentive plan, provide for accelerated vesting upon attainment of certain stock prices or debt to EBITDA ratios, as defined by the equity incentive plan, but vest completely after six years.

        Stock option activity was as follows (shares in thousands):

	Year Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at January 1	6,023	$5.96	6,262	$6.04	4,281	$8.86
Granted	25	$7.20	251	$4.62	2,523	$1.66
Exercised	(147)	$6.84	—	—	—	—
Expired or forfeited	(134)	$4.57	(490)	$6.27	(542)	$7.88

Options outstanding at December 31	5,767	$5.98	6,023	$5.96	6,262	$6.04

Exercisable	2,216	$9.72	2,336	$9.64	2,302	$9.73

Available for future grant	2,782		2,315		1,458

        The following table summarizes information about stock options outstanding at December 31, 2002 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$1.56 to $6.92	2,678	7.87 years	$2.20	102	$3.24
$7.06 to $10.17	2,592	3.31 years	$8.66	1,616	$9.32
$10.48 to $13.74	497	4.43 years	$12.36	497	$12.36

$1.56 to $13.74	5,767	5.52 years	$5.98	2,215	$9.72

        Subsequent to December 31, 2002, the accelerated vesting requirements were met on 1,240,000 options with a weighted average exercise price of $1.62.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 74% in 2002, 70% in 2001 and 56% in 2000; (3) risk-free interest rate ranging from 1.2% to 4.5% in 2002, 3.7% to 5.5% in 2001 and 4.2% to 6.4% in 2000; and (4) expected life of 1.1 to 7.9 years in 2002, 4.5 to 9.0 years in 2001 and 3.0 to 9.91 years in 2000. The weighted average per-share fair value of options granted during 2002, 2001 and 2000 was $3.62, $3.52 and $1.09, respectively.

        In December 2002, 405,246 shares of restricted common stock were issued to executive management pursuant to the Company's equity incentive plan. The restrictions on the stock lapse ratably over four years. The total value of the restricted stock grant amounted to approximately $2.5 million, based upon the $6.10 market price of the Company's common stock on the date of grant. The $2.5 million restricted stock issuance has been recorded as unearned compensation and is being amortized to compensation expense over the four year vesting period. Approximately $51 thousand was amortized to compensation expense for the month of December 2002. Remaining unearned compensation of approximately $2.4 million at December 31, 2002 is reflected in the accompanying financial statements as a reduction of shareholders' equity.

        On January 1, 2003, 2,600,000 shares of restricted stock were granted to management pursuant to a long-term incentive program. The fair market value of shares on the date of grant was $14.7 million, based upon the $5.64 market price of the Company's common stock on the date of grant. The restrictions on the stock lapse only if the Company meets its shareholder value growth target during the four-year life of the long-term incentive program. The long-term incentive plan restricted stock grant will be expensed over the estimated vesting period, beginning January 1, 2003. The amount of expense to be recorded is dependent upon meeting the shareholder value growth vesting requirement and the market price of the Company's common stock upon completion of the vesting requirements.

Note 10.    Defined Benefit Plans

        The Company maintains a defined benefit pension plan for the majority of employees. Benefits are based on years of service and average base compensation levels over a period of years. Plan assets consist primarily of equity and interest-bearing investments. The Company's funding policy is to contribute annually not less than the minimum funding required by the internal revenue code nor more than the maximum amount that can be deducted for federal income tax purposes.

        The Company also has a non qualified Supplemental Executive Retirement Plan (SERP). The SERP, which is unfunded, provides defined pension benefits outside of the Company's defined benefit plan to eligible executives. The total expense and benefit obligations for the SERP are included with other pension benefits below. Expense under the SERP was $0.4 million, $0.5 million and $0.4 million for 2002, 2001 and 2000, respectively. The projected benefit obligation for the SERP was $4.3 million at December 31, 2002.

        Non-union retirement health care and life insurance benefits are provided to certain employees hired prior to June 1999 and eligible dependents. Eligible employees may receive these benefits after reaching age 55 with 10 years of service. Prior to reaching age 65, eligible retirees may receive certain health care benefits identical to those available to active employees. The amount the retiree pays is based on age and service at the time of retirement. These plans are not funded.

        The following assets (liabilities), in thousands, were recognized for the combined defined benefit plans of the Company at December 31:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Change in benefit obligation
Benefit obligation at beginning of year	$143,203	$121,486	$17,632	$18,241
Service cost	5,339	4,447	493	431
Interest cost	9,428	9,400	1,472	1,286
Plan amendments	—	4,517	—	(1,832)
Actuarial loss (gain)	(11,246)	(2,475)	4,107	—
Change in actuarial assumptions	9,898	8,906	—	678
Benefits paid	(3,932)	(3,078)	(610)	(1,172)

Benefit obligation at end of year	152,690	143,203	23,094	17,632

Change in plan assets
Fair value of plan assets at beginning of year	111,778	118,344	—	—
Actual return on plan assets	(9,805)	(5,794)	—	—
Company contributions	6,507	2,306	—	—
Benefits paid	(3,931)	(3,078)	—	—

Fair value of plan assets at end of year	104,549	111,778	—	—

Funded status	(48,141)	(31,425)	(23,094)	(17,632)
Unrecognized actuarial loss (gain)	49,874	30,208	1,950	(2,156)
Unrecognized prior service cost/intangible pension asset	7,390	7,640	(2,853)	(3,187)

Net amount recognized	$9,123	$6,423	$(23,997)	$(22,975)

Net prepaid (accrued) benefit cost is included in the consolidated balance sheet as follows:
Other assets, long-term	$7,390	$7,640	$—	$—
Pension liability	(42,310)	(24,860)	—	—
Other long-term liabilities	—	—	(23,997)	(22,975)
Accumulated other comprehensive loss	44,043	23,643	—	—

Total	$9,123	$6,423	$(23,997)	$(22,975)

Weighted average assumptions at year end
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term return on plan assets	9.50%	9.75%	—	—
Rate of compensation increase	4.25%	4.75%	—	—

        The Company had accumulated benefit obligations in excess of the fair value of its plan assets totaling $42.3 million and $24.9 million at December 31, 2002 and 2001, respectively, which are reflected as a minimum pension liability in long term liabilities in the accompanying balance sheet. The Company's intangible pension asset was $7.4 million and $7.6 million at December 31, 2002 and 2001, respectively. The after-tax amounts included in other comprehensive income from changes arising in the minimum pension liability in 2002, 2001 and 2000 are $12.8 million, $13.8 million and $0.3 million, respectively.

        It is the Company's policy to amortize unrecognized gains and losses in excess of 10% of the larger of plan assets and the projected benefit obligation (PBO) over the expected service of active employees (12-15 years). However, in cases where the accrued benefit liability exceeds the actual unfunded liability by more than 20% of the PBO, the amortization period is reduced to 5 years.

        For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The assumed rate was 6.5% in 2001 and 2000; however, rising health care costs prompted an increase in this assumption in 2002. The rate is assumed to decrease by 0.5% per annum to 5.0% and remain at that level thereafter. The following, in thousands, represents the Company's net periodic benefit cost.

	Pension Benefits			Other Benefits
	2002	2001	2000	2002	2001	2000
Components of net periodic benefit cost
Service cost	$5,339	$4,447	$5,094	$493	$431	$633
Interest cost	9,428	9,400	8,434	1,472	1,286	1,257
Actual return on plan assets	9,805	5,794	(6,534)	—	—	—
Deferred investment loss	(21,604)	(17,662)	(4,939)	—	—	—
Amortization of prior service cost	794	755	552	(334)	(334)	(422)
Recognized actuarial loss (gain)	46	67	136	—	(125)	(448)
Transition asset amortization	(1)	(72)	(69)	—	—	—

Net periodic benefit cost	$3,807	$2,729	$2,674	$1,631	$1,258	$1,020

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects, in thousands:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$140	$123
Effect on postretirement benefit obligation	$2,294	$2,005

Note 11.    Defined Contribution Plan

        The Company provides a defined contribution profit sharing plan for the benefit of its employees (the Plan). The Plan and its associated trust are intended to comply with the provisions of the Internal Revenue Code and ERISA, to qualify as a profit sharing plan for all purposes of the tax code, and to provide a cash or deferred arrangement that is qualified under tax code section 401(k). Generally, employees expected to complete at least 1,000 hours of service per year are immediately eligible to participate in the Plan upon employment. Company matching contributions are 60% of participant contributions, up to 3.6% of participant annual compensation, and are denominated in the Company's common stock. Company expenses related to the matching provisions of the Plan totaled approximately $4.3 million, $4.3 million and $4.1 million in 2002, 2001 and 2000, respectively. The Plan also provides for discretionary matching. The Company did not elect to provide discretionary matching under this provision in 2002, 2001 or 2000.

Note 12.    Shareholders' Rights Plan

        On June 1, 2000, the Company effected a dividend distribution of shareholder rights (the Rights) that carry certain conversion rights in the event of a significant change in beneficial ownership of the Company. One right is attached to each share of the Company's common stock outstanding and is not detachable until such time as beneficial ownership of 15% or more of the Company's outstanding common stock has occurred (a Triggering Event) by a person or group of affiliated or associated persons (an Acquiring Person). Each Right entitles each registered holder (excluding the Acquiring Person) to purchase from the Company one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $42.00. Registered holders receive shares of the Company's common stock valued at twice the exercise price of the Right upon exercise. Upon a Triggering Event, the Company is entitled to exchange one share of the Company's common stock for each right outstanding or to redeem the Rights at a price of $.001 per Right. The Rights will expire on June 1, 2010.

Note 13.    Preferred Stock

        On August 15, 2000 the Company issued one million shares of 10% Series B Convertible Preferred Stock (the Preferred Stock) at $100 per share to the Grover C. Coors Trust (the Trust). At the time of the issuance of the Preferred Stock, the Trust owned 9% of the Company's then outstanding common stock. The Trust's beneficiaries are members of the Coors family. Individual members of the Coors family and other Coors family trusts held a controlling interest in the Company at the time of issuance of the Preferred Stock. As a condition to the issuance of the Preferred Stock, a fairness opinion was obtained as to the consideration received and the value of the Preferred Stock at issuance was consistent with open market conditions and values for similar securities.

        The Trust, as holder of the Preferred Stock, has the following rights and preferences:

Conversion Feature

        Each share of Preferred Stock is convertible into shares of the Company's common stock at $2.0625 per share of common stock. The conversion price of $2.0625 was 125% of the average NYSE closing price per share of the Company's common stock for the five trading days prior to August 15, 2000—which was $1.65. The Preferred Stock was issued at $100 per share; therefore, a complete conversion would result in the issuance of 48,484,848 additional shares of the Company's common stock.

        The Trust held 2,727,016 shares of the Company's common stock on December 31, 2002 which represents approximately 8% of all common shares currently outstanding (33,477,300). On an as-converted basis, the Trust would hold 51,211,864 shares of the Company's common stock on December 31, 2002, which would be approximately 62.5% of all shares outstanding (81,962,148).

Redemption Feature

        The Company can redeem the Preferred Stock at $105 per share beginning on August 15, 2005, reduced by $1 per share each year until August 15, 2010.

Dividends

        Dividends are payable quarterly at an annual rate of 10%. Dividends are cumulative and hold a preference to any dividends paid to other shareholders. The Preferred Stock participates in any common stock dividends on an as-converted basis. If dividends are not paid for two consecutive quarters, the Trust may elect one director to the Company's Board. If dividends are not paid for four consecutive quarters, the Trust may elect a majority of the directors to the Company's Board and effectively control the Company.

Liquidation Preference

        The Preferred Stock has a liquidation preference over the Company's common stock at $100 per share, plus unpaid dividends. The Preferred Stock also participates in any liquidation distributions to the common shareholders on an as-converted basis.

Voting and Registration Rights

        Every two shares of common stock underlying the Preferred Stock on an as-converted basis receive one vote. Therefore, the Trust currently votes 24,242,424 shares, in addition to the 2,727,016 shares of common stock held. The Trust may require the Company, with certain limitations, to register under the Securities Act of 1933 the common shares into which the Preferred Stock may be converted.

Note 14.    Related Party Transactions

        On December 28, 1992, the Company was spun off from Adolph Coors Company (ACCo) and since that time ACCo has had no ownership interest in GPIC. However, certain Coors family trusts have significant interests in both GPIC and ACCo. At the time of spin-off from ACCo, GPIC entered into agreements with Coors Brewing Company, a subsidiary of ACCo, for the sale of packaging and other products. The initial agreements had a stated term of five years and have resulted in substantial revenues to the Company. The Company continues to sell packaging products to Coors Brewing Company. The current contract with Coors Brewing Company will expire on March 31, 2003. The Company is renegotiating a new packaging supply agreement with Coors Brewing Company, which is expected to be executed in the first quarter of 2003.

        Sales to Coors Brewing Company accounted for approximately 10%, 11% and 10% of our consolidated gross sales for 2002, 2001 and 2000, respectively. The loss of Coors Brewing as a customer in the foreseeable future could have a material effect on our results of operations.

        One of the Company's subsidiaries, Golden Equities, Inc., is the general partner in a limited partnership in which Coors Brewing Company is the limited partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter, distributions were made 80 percent to GPIC as the general partner and 20 percent to Coors Brewing. Distributions in 2002 were $2.0 million to GPIC and $0.5 million to Coors Brewing. No distributions were made in 2001. Distributions in 2000 were approximately $0.8 million to Coors Brewing and $3.2 million to GPIC. Coors Brewing's share of the partnership net assets at December 31, 2002 was $3.9 million and $4.4 million, respectively, and is reflected as minority interest on the Company's consolidated balance sheet. Coors Brewing's allocated share of the partnership's profit was $0 in 2002, 2001 and 2000.

        On December 31, 1999, GPIC spun off its ceramics subsidiary, CoorsTek, Inc. In connection with the spin-off, GPIC and CoorsTek entered into contracts governing certain relationships between them following the spin-off, including a tax-sharing agreement, a transitional services agreement and certain other agreements. See further discussion of the tax-sharing agreement in Note 8.

        On March 31, 2000 the Company sold the net assets of its GTC Nutrition subsidiary to an entity controlled by a member of the Coors family for approximately $0.7 million. No gain or loss was recognized as a result of the sale.

        In August 2000 the Company issued $100.0 million of preferred stock to the Grover C. Coors Trust. See further discussion of the preferred stock in Note 13.

        In August 2001, the Company completed a $50.0 million private placement of 10% subordinated unsecured notes. The purchaser of the notes was Golden Heritage, LLC, a company owned by several Coors family trusts and a related party. On February 28, 2002, the notes were repaid in connection with certain refinancing transactions discussed in Note 5.

        In September 2002 the Company entered into a warehouse sublease with Rocky Mountain Bottle Company, a partnership partially owned by Coors Brewing Company. Annual rent under the sublease is approximately $100 thousand. The sublease term expires in July 2006.

Note 15.    Commitments and Contingencies

        It is the policy of the Company generally to act as a self-insurer for certain insurable risks consisting primarily of employee health insurance programs. With respect to workers' compensation, the Company uses a variety of fully or partially self-funded insurance vehicles. The Company maintains certain stop-loss and excess insurance policies that reduce overall risk of financial loss.

        In the ordinary course of business, the Company is subject to various pending claims, lawsuits and contingent liabilities, including claims by current or former employees. In each of these cases, the Company is vigorously defending against them. Although the eventual outcome cannot be predicted, it is management's opinion that disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is a partner in the Kalamazoo Valley Group (KVG), a partnership formed to develop and operate a landfill for the partners' disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which $500 thousand remains unpaid at December 31, 2002. Recently, the other parties have closed their paperboard mills and one minority partner has left the partnership via bankruptcy. The Company is evaluating its alternatives and liabilities under the partnership agreement and related note. The landfill remains in operation at December 31, 2002. However, if the partnership were to close the landfill, the Company's share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. The Company's investment of $0.3 million at December 31, 2002 is included in other long-term assets on the accompanying balance sheet.

        From time to time the Company has been notified that it may be a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state laws with respect to the remediation of certain sites where hazardous substances have been released into the environment. The Company cannot predict with certainty the total costs of remediation, its share of the total costs, the extent to which contributions will be available from other parties, the amount of time necessary to complete the remediation or the availability of insurance. However, based on the investigations to date, the Company believes that any liability with respect to these sites (either currently active or settled) would not be material to the financial condition, results of operations or cash flow of the Company, without consideration for insurance recoveries. There can be no certainty, however, that the Company will not be named as a PRP at additional sites or be subject to other environmental matters in the future or that the costs associated with those additional sites or matters would not be material.

        In connection with the sale of various businesses, the Company has periodically agreed to guarantee the collectibility of accounts receivable and indemnify purchasers for certain liabilities for a specified period of time. Such liabilities include, but are not limited to, environmental matters and the indemnification periods generally last for 2 to 15 years. At December 31, 2002 and 2001, the Company has accrued approximately $3.0 million related to these guarantees and indemnifications.

        In connection with the resale of the aluminum business in 1999, the Company guaranteed accounts receivable owed by the former owner of these assets. After the resale, the former owner refused to pay the amounts owed, $2.4 million. Pursuant to the terms of the resale agreement, the Company paid this amount and sued the former owner. The $2.4 million is reflected as a receivable on the Company's balance sheet. The former owner counterclaimed for an additional $11.0 million for certain spare parts and the Company claimed an additional $14.3 million in overpayment for raw materials to run the business prior to resale. The parties have filed motions for summary judgment. The Company does not believe that the result of this litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

        On February 19, 2002, Chinyun Kim filed a putative class action claim in District Court, Jefferson County, Colorado against the Company and certain of its shareholders and directors alleging breach of fiduciary duty in connection with the issuance on August 15, 2000, of the Company's Series B Preferred Stock to the Grover C. Coors Trust. The Court dismissed plaintiff's claim against the Company for breach of fiduciary duty while allowing the plaintiff to proceed against the named directors and shareholders, including certain Coors Family Trusts. Currently, discovery is being conducted. The Company believes that the transaction was in the best interest of the Company and its shareholders and that it acted appropriately. It intends to continue to provide a vigorous defense to this action.

Note 16.    Segment Information

        The Company's reportable segments are based on its method of internal reporting, which is based on product category. Thus, the Company's one reportable segment in 2002, 2001 and 2000 is Packaging.

	Net Sales	Operating Income	Depreciation and Amortization	Assets	Capital Expenditures
		(in thousands)
2002
Packaging	$1,057,843	$62,642	$61,165	$1,020,866	$27,706

2001
Packaging	$1,112,535	$59,854	$79,406	$1,229,335	$31,884

2000
Packaging	$1,102,590	$51,223	$83,094	$1,332,518	$30,931

        Certain financial information regarding the Company's domestic and foreign operations is included in the following summary. Long-lived assets include plant, property and equipment, intangible assets, and certain other non-current assets.

	Net Sales	Long-Lived Assets
	(in thousands)
2002
United States	$1,052,693	$815,854
Canada	5,150	1,529
Other	—	2,383

Total	$1,057,843	$819,766

2001
United States	$1,109,293	$1,032,748
Canada	3,242	1,736
Other	—	2,066

Total	$1,112,535	$1,036,550

2000
United States	$1,100,491	$1,103,411
Canada	2,099	1,974
Other	—	2,694

Total	$1,102,590	$1,108,079

        Sales to Altria Group, Inc. were $215 million in 2002, $216 million in 2001 and $189 million in 2000, representing 20%, 19% and 17% of the Company's consolidated gross sales. Sales to Coors Brewing Company were $111 million in 2002, $123 million in 2001 and $112 million in 2000, representing 10%, 11% and 10% of the Company's consolidated gross sales. Sales to General Mills, Inc. were $122 million in 2002, $127 million in 2001 and $113 million in 2000, representing 11%, 11% and 10% of the Company's consolidated gross sales. No other customer generated greater than 10% of consolidated gross sales for the periods presented.

Note 17.    Subsequent Events

        On March 6, 2003, the Company acquired substantially all of the assets of J.D. Cahill Co., Inc. for approximately $18 million in cash. J.D. Cahill has annual revenues of approximately $20 million and produces laminated and coated paperboard with manufacturing facilities in Tuscaloosa, Alabama and Centralia, Illinois.

        On March 25, 2003, GPIC entered into a merger agreement with Riverwood Holding, Inc. ("Riverwood") to effect a stock-for-stock merger with Riverwood. Riverwood will be the accounting acquiror of GPIC and will survive as a publicly traded company listed on the New York Stock Exchange. Riverwood will take the name Graphic Packaging Corporation. Prior to the merger, Riverwood will complete a 15.21 to 1 stock split of its common stock. GPIC shareholders are expected to receive one share of Riverwood common stock for each share of GPIC common stock they hold. As a condition to closing the merger, the Grover C. Coors Trust will convert its preferred shares into 48,484,848 shares of common stock. Assuming the conversion occurs on July 31, 2003, Riverwood will pay the Grover C. Coors Trust an estimated $19.8 million as consideration for early conversion of the preferred stock. Immediately after the merger, GPIC shareholders will own approximately 42.5% and Riverwood shareholders will own approximately 57.5% of the combined company on a fully diluted basis.

        On May 12, 2003, the thirty-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) expired. Accordingly, the condition to the merger requiring the expiration or termination of the HSR waiting period has been satisfied. In addition to this and other conditions to the merger, the merger must be approved by two-thirds of the combined voting power of GPIC common stock and two thirds of the preferred stock voting as a separate class. The Coors family shareholders, who collectively own approximately 65.1% of the combined voting power of the Company, have signed a voting agreement with Riverwood in which they have agreed to vote in favor of the merger. Another 0.6% of the combined voting power of the Company is owned by directors and executive officers who are also expected to vote in favor of the merger. Management is expecting the merger to be approved at a special meeting of the shareholders in the third quarter and that the merger will be consummated shortly thereafter.

        The combined company has commitment letters from a banking syndicate for financing totaling $1.6 billion at the time of merger. Management estimates that up to $1.3 billion will be drawn at the time of merger to repay existing bank debt and to pay transaction costs. The combined company may also refinance GPIC's and Riverwood's senior and senior subordinated notes in the principal amount of $850 million. Assuming the GPIC existing senior bank credit facility and the senior subordinated notes are refinanced, a loss on early extinguishment of debt will occur totaling approximately $17.5 million, consisting of $3.0 million of cash tender premium and $14.5 million of non-cash unamortized debt issuance costs.

        For the quarter ended March 31, 2003, the Company incurred approximately $2.3 million of merger related costs. Management expects to incur an estimated additional $10 million of transaction costs prior to closing for merger related investment banking, legal and accounting fees. For the quarter ended March 31, 2003, the Company also incurred approximately $400 thousand evaluating acquisitions that were not consummated.

        Relating to the proposed merger, Riverwood has filed a registration statement with the Securities and Exchange Commission which contains a proxy statement/prospectus that will be sent to GPIC shareholders once the registration statement is effective.

Note 18.    Subsequent Adoption of an Accounting Pronouncement

        As discussed in Note 2, the Company adopted SFAS No. 145 effective January 1, 2003 resulting in a reclassification of the $15.8 million extraordinary loss on early extinguishment of debt as a non-extraordinary item to loss before income taxes and cumulative effect of change in accounting principle for the year ended December 31, 2002.

Note 19.    Quarterly Financial Information (Unaudited)

        The following information summarizes selected quarterly financial information, in thousands except per share data, for each of the two years in the period ended December 31, 2002.

2002	First	Second	Third	Fourth	Year
Net sales	$263,724	$263,917	$270,002	$260,200	$1,057,843
Cost of goods sold	229,432	231,022	240,949	229,178	930,581

Gross profit	34,292	32,895	29,053	31,022	127,262
Selling, general and administrative expense	14,887	15,808	16,192	17,733	64,620

Operating income	19,405	17,087	12,861	13,289	62,642
Interest expense	(11,296)	(12,453)	(11,310)	(9,581)	(44,640)
Loss on early extinguishment of debt	(15,766)	—	—	—	(15,766)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(7,657)	4,634	1,551	3,708	2,236
Income tax (expense) benefit	2,986	(1,808)	(604)	(1,460)	(886)

Income (loss) before cumulative effect of change in accounting principle	(4,671)	2,826	947	2,248	1,350
Cumulative effect of change in goodwill accounting, net of tax	(180,000)	—	—	—	(180,000)

Net income (loss)	(184,671)	2,826	947	2,248	(178,650)
Preferred stock dividends declared	(2,500)	(2,500)	(2,500)	(2,500)	(10,000)

Net income (loss) attributable to common shareholders	$(187,171)	$326	$(1,553)	$(252)	$(188,650)

Net income (loss) attributable to common shareholders per basic share(1)	$(5.79)	$0.01	$(0.05)	$(0.01)	$(5.77)

Net income (loss) attributable to common shareholders per diluted share(1)	$(5.79)	$0.01	$(0.05)	$(0.01)	$(5.77)

2001	First	Second	Third	Fourth	Year
Net sales	$288,444	$283,252	$270,818	$270,021	$1,112,535
Cost of goods sold	248,210	240,976	234,363	236,709	960,258

Gross profit	40,234	42,276	36,455	33,312	152,277
Selling, general and administrative expense	14,489	16,428	16,061	15,896	62,874
Goodwill amortization	5,169	5,143	5,175	5,162	20,649
Asset impairment and restructuring charges	2,000	1,000	—	5,900	8,900

Operating income	18,576	19,705	15,219	6,354	59,854
Gain from sale of businesses and other assets	3,650	—	—	—	3,650
Interest expense	(16,125)	(13,530)	(12,429)	(10,727)	(52,811)

Income (loss) before income taxes	6,101	6,175	2,790	(4,373)	10,693
Income tax (expense) benefit	(2,420)	(2,446)	(1,160)	1,769	(4,257)

Net income (loss)	3,681	3,729	1,630	(2,604)	6,436
Preferred stock dividends declared	(2,500)	(2,500)	(2,500)	(2,500)	(10,000)

Net income (loss) attributable to common shareholders	$1,181	$1,229	$(870)	$(5,104)	$(3,564)

Net income (loss) attributable to common shareholders per basic share	$0.04	$0.04	$(0.03)	$(0.16)	$(0.11)

Net income (loss) attributable to common shareholders per diluted share	$0.04	$0.04	$(0.03)	$(0.16)	$(0.11)

(1)
Quarterly earnings per share do not accumulate to total year earnings per share as a result of the anti-dilutive effect of the preferred stock for the year, compared to the dilutive effect of the preferred stock in the first quarter, plus the increase in common stock equivalents during the year.

Note 20.    Supplemental Information

        GPC issued $300 million of senior subordinated notes on February 28, 2002. The senior subordinated notes are jointly and severally as well as fully and unconditionally guaranteed by GPIC and its other domestic subsidiaries. The Company's foreign subsidiaries and a real estate development partnership do not guarantee the senior subordinated notes.

        The accompanying supplemental financial information presents condensed consolidating financial statements of (a) Graphic Packaging Corporation (the Issuer); (b) Graphic Packaging International Corporation (the Parent) and a guarantor; (c) the guarantor subsidiaries; (d) the nonguarantor subsidiaries; and (e) the Company on a consolidated basis.

        GPC and GPIC were co-borrowers under the Company's senior bank debt and subordinated debt agreements in effect prior to the refinancing transactions on February 28, 2002. Interest expense under these borrowing agreements was recorded by GPC. In addition, GPC incurred $10.0 million of interest expense in the year ended December 31, 2002, pursuant to a $100 million intercompany loan from GPIC. In 2001 and 2000, GPC incurred $8.8 million of interest pursuant to the same intercompany note that totaled $92.7 million.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$1,051,347	$—	$—	$6,496	$—	$1,057,843
Cost of goods sold	925,095	—	—	5,486	—	930,581

Gross profit	126,252	—	—	1,010	—	127,262
Selling, general and administrative expense	64,301	—	—	319	—	64,620
Equity in earnings of subsidiaries	(311)	(4,845)	(352)	—	5,508	—

Operating income	62,262	4,845	352	691	(5,508)	62,642
Interest (expense) income	(54,589)	10,000	—	(51)	—	(44,640)
Loss on early extinguishment of debt	(15,766)	—	—	—	—	(15,766)

Income (loss) before taxes and cumulative effect of change in accounting priniciple	(8,093)	14,845	352	640	(5,508)	2,236
Income tax (expense) benefit	3,142	(5,790)	(322)	(65)	2,149	(886)

Income (loss) before cumulative effect of change in accounting principle	(4,951)	9,055	30	575	(3,359)	1,350
Cumulative effect of change in goodwill accounting, net of tax of $0	(180,000)	—	—	—	—	(180,000)

Net income (loss)	(184,951)	9,055	30	575	(3,359)	(178,650)
Preferred stock dividends declared	—	(10,000)	—	—	—	(10,000)

Net income (loss) attributable to common shareholders	$(184,951)	$(945)	$30	$575	$(3,359)	$(188,650)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2001
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$1,108,878	$—	$—	$3,657	$—	$1,112,535
Cost of goods sold	956,631	—	—	3,627	—	960,258

Gross profit	152,247	—	—	30	—	152,277
Selling, general and administrative expense	62,789	—	33	52	—	62,874
Goodwill amortization	20,649	—	—	—	—	20,649
Asset impairment and restructuring charges	8,900	—	—	—	—	8,900
Equity in earnings of subsidiaries	(2,471)	(1,248)	(101)	—	3,820	—

Operating income (loss)	62,380	1,248	68	(22)	(3,820)	59,854
Gain from sale of businesses and other assets	—	—	3,650	—	—	3,650
Interest (expense) income	(61,941)	8,619	288	223	—	(52,811)

Income (loss) before taxes	439	9,867	4,006	201	(3,820)	10,693
Income tax (expense) benefit	(174)	(3,928)	(1,595)	(80)	1,520	(4,257)

Net income (loss)	265	5,939	2,411	121	(2,300)	6,436
Preferred stock dividends declared	—	(10,000)	—	—	—	(10,000)

Net income (loss) attributable to common shareholders	$265	$(4,061)	$2,411	$121	$(2,300)	$(3,564)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2000
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$1,098,498	$—	$1,083	$3,009	$—	$1,102,590
Cost of goods sold	960,750	—	—	3,229	—	963,979

Gross profit	137,748	—	1,083	(220)	—	138,611
Selling, general and administrative expense	60,074	—	977	83	—	61,134
Goodwill amortization	20,634	—	—	—	—	20,634
Asset impairment and restructuring charges	5,620	—	—	—	—	5,620
Equity in (earnings) of subsidiaries	(3,121)	12,158	(407)	—	(8,630)	—

Operating income (loss)	54,541	(12,158)	513	(303)	8,630	51,223
Gain from sale of businesses and other assets	13,765	—	5,407	—	—	19,172
Interest (expense) income	(90,681)	8,611	10	(11)	—	(82,071)

Income (loss) before taxes	(22,375)	(3,547)	5,930	(314)	8,630	(11,676)
Income tax (expense) benefit	8,966	1,421	(2,539)	289	(3,459)	4,678

Net income (loss)	(13,409)	(2,126)	3,391	(25)	5,171	(6,998)
Preferred stock dividends declared	—	(3,806)	—	—	—	(3,806)

Net income (loss) attributable to common shareholders	$(13,409)	$(5,932)	$3,391	$(25)	$5,171	$(10,804)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

At December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$25,565	$—	$—	$3,061	$—	$28,626
Accounts receivable, net	60,231	2,437	—	878	—	63,546
Inventories	86,740	—	—	503	—	87,243
Other assets	21,609	—	1	24,046	(23,970)	21,686

Total current assets	194,145	2,437	1	28,488	(23,970)	201,101
Properties, net	401,889	—	—	8,703	—	410,592
Goodwill, net	379,696	—	—	—	—	379,696
Other assets	29,781	561,410	6,880	18,393	(586,987)	29,477

Total assets	$1,005,511	$563,847	$6,881	$55,584	$(610,957)	$1,020,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$1,976	$—	$—	$1,456	$—	$3,432
Accounts payable	81,519	24	—	563	—	82,106
Other current liabilities	66,543	23,691	2,536	651	(23,970)	69,451

Total current liabilities	150,038	23,715	2,536	2,670	(23,970)	154,989
Long-term debt	472,798	—	—	235,383	(233,282)	474,899
Other long-term liabilities	185,968	1,826	—	—	(103,854)	83,940

Total liabilities	808,804	25,541	2,536	238,053	(361,106)	713,828
Shareholders' equity
Preferred stock	—	100,000	—	—	—	100,000
Common stock	—	335	1,829	1,540	(3,369)	335
Paid-in capital	418,299	192,984	241,774	(182,077)	(257,353)	413,627
Retained earnings (deficit)	(194,701)	244,987	(239,258)	(1,111)	10,871	(179,212)
Accumulated other comprehensive loss	(26,891)	—	—	(821)	—	(27,712)

Total shareholders' equity	196,707	538,306	4,345	(182,469)	(249,851)	307,038

Total liabilities and shareholders' equity	$1,005,511	$563,847	$6,881	$55,584	$(610,957)	$1,020,866

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

At December 31, 2001
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$1,145	$976	$—	$4,645	$—	$6,766
Accounts receivable, net	56,560	135,301	93	834	(133,314)	59,474
Inventories	92,154	—	—	254	—	92,408
Other assets	33,101	—	—	24,024	(23,969)	33,156

Total current assets	182,960	136,277	93	29,757	(157,283)	191,804
Properties, net	434,549	—	—	9,163	—	443,712
Goodwill, net	559,696	—	—	—	—	559,696
Other assets	18,626	471,914	8,147	18,075	(482,639)	34,123

Total assets	$1,195,831	$608,191	$8,240	$56,995	$(639,922)	$1,229,335

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$36,156	$—	$—	$1,217	$—	$37,373
Accounts payable	58,110	534	—	358	—	59,002
Other current liabilities	59,929	33,286	2,730	1,500	(24,419)	73,026

Total current liabilities	154,195	33,820	2,730	3,075	(24,419)	169,401
Long-term debt	579,006	—	—	2,055	(92,675)	488,386
Other long-term liabilities	208,823	1,959	—	233,357	(370,239)	73,900

Total liabilities	942,024	35,779	2,730	238,487	(487,333)	731,687
Shareholders' equity
Preferred stock	—	100,000	—	—	—	100,000
Common stock	—	322	1,829	1,540	(3,369)	322
Paid-in capital	283,787	234,975	243,012	(180,753)	(163,272)	417,749
Retained earnings (deficit)	(8,993)	235,353	(239,331)	(1,643)	14,052	(562)
Accumulated other comprehensive income (loss)	(20,987)	1,762	—	(636)	—	(19,861)

Total shareholders' equity	253,807	572,412	5,510	(181,492)	(152,589)	497,648

Total liabilities and shareholders' equity	$1,195,831	$608,191	$8,240	$56,995	$(639,922)	$1,229,335

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$115,898	$7,735	$—	$(1,538)	$—	$122,095

Cash flows from investing activities:
Capital expenditures	(27,660)	—	—	(46)	—	(27,706)

Net cash used in investing activities	(27,660)	—	—	(46)	—	(27,706)
Cash flows from financing activities:
Proceeds from borrowings	759,677	—	—	—	—	759,677
Repayment of debt	(807,105)	—	—	—	—	(807,105)
Debt issuance costs	(16,390)	—	—	—	—	(16,390)
Preferred stock dividends paid	—	(10,000)	—	—	—	(10,000)
Common stock issuance and other	—	1,289	—	—	—	1,289

Net cash used in financing activities	(63,818)	(8,711)	—	—	—	(72,529)
Cash and cash equivalents:
Net increase (decrease)	24,420	(976)	—	(1,584)	—	21,860
Balance at beginning of year	1,145	976	—	4,645	—	6,766

Balance at end of year	$25,565	$—	$—	$3,061	$—	$28,626

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2001
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$141,944	$12,772	$(3,650)	$633	$—	$151,699

Cash flows from investing activities:
Capital expenditures	(31,884)	—	—	—	—	(31,884)
Proceeds from sale of assets	5,300	—	3,650	—	—	8,950

Net cash provided by (used in) investing activities	(26,584)	—	3,650	—	—	(22,934)
Cash flows from financing activities:
Proceeds from borrowings	206,750	—	—	—	—	206,750
Repayment of debt	(320,965)	—	—	—	—	(320,965)
Preferred stock dividends paid	—	(12,083)	—	—	—	(12,083)
Common stock issuance and other	—	287	—	—	—	287

Net cash used in financing activities	(114,215)	(11,796)	—	—	—	(126,011)
Cash and cash equivalents:
Net increase	1,145	976	—	633	—	2,754
Balance at beginning of year	—	—	—	4,012	—	4,012

Balance at end of year	$1,145	$976	$—	$4,645	$—	$6,766

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 31, 2000
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$379,095	$(308,154)	$(5,850)	$(2,212)	$—	$62,879

Cash flows from investing activities:
Capital expenditures	(30,870)	—	(57)	(4)	—	(30,931)
Proceeds from sales of assets	37,673	—	5,907	—	—	43,580
Collection on note receivable	—	200,000	—	—	—	200,000

Net cash provided by (used in) investing activities	6,803	200,000	5,850	(4)	—	212,649
Cash flows from financing activities:
Proceeds from borrowings	52,015	—	—	—	—	52,015
Repayment of debt	(431,996)	—	—	—	—	(431,996)
Proceeds from preferred stock issuance, net of issuance costs	—	98,558	—	—	—	98,558
Preferred stock dividends paid	—	(1,306)	—	—	—	(1,306)
Common stock issuance and other	—	1,656	—	—	—	1,656
Debt issuance costs	(6,312)	—	—	—	—	(6,312)

Net cash provided by (used in) financing activities	(386,293)	98,908	—	—	—	(287,385)
Cash and cash equivalents:
Net decrease	(395)	(9,246)	—	(2,216)	—	(11,857)
Balance at beginning of year	395	9,246	—	6,228	—	15,869

Balance at end of year	$—	$—	$—	$4,012	$—	$4,012

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Net sales	$260,883	$263,724
Cost of goods sold	232,174	229,432

Gross profit	28,709	34,292
Selling, general and administrative expense	16,668	14,887
Merger and acquisition transaction costs	2,698	—

Operating income	9,343	19,405
Interest expense	(9,416)	(11,296)
Loss on early extinguishment of debt	—	(15,766)

Loss before income taxes and cumulative effect of change in accounting principle	(73)	(7,657)
Income tax benefit	30	2,986

Loss before cumulative effect of change in accounting principle	(43)	(4,671)
Cumulative effect of change in goodwill accounting, net of tax of $0	—	(180,000)

Net loss	(43)	(184,671)

Preferred stock dividends declared	(2,500)	(2,500)

Net loss attributable to common shareholders	$(2,543)	$(187,171)

Net loss attributable to common shareholders per basic and diluted share:
Before cumulative effect of change in accounting principle	$(0.08)	$(0.22)
Cumulative effect of change in goodwill accounting	—	(5.57)

	$(0.08)	$(5.79)

Weighted average shares outstanding—basic and diluted	33,574	32,343

See Notes to Condensed Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(in thousands)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Net loss	$(43)	$(184,671)

Other comprehensive income (loss):
Foreign currency translation adjustments	(217)	(14)
Recognition of hedge results to interest expense during the period, net of tax of $937	—	1,507
Change in fair value of cash flow hedges during the period, net of tax of $48	—	(76)
Amortization of cancelled interest rate swap, net of tax of $46	—	73

Other comprehensive income (loss)	(217)	1,490

Comprehensive loss	$(260)	$(183,181)

See Notes to Condensed Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,028	$28,626
Accounts receivable, net	74,068	63,546
Inventories:
Finished	60,516	50,771
In process	10,615	11,298
Raw materials	27,903	25,174

Total inventories	99,034	87,243
Other assets	21,328	21,686

Total current assets	199,458	201,101
Properties, net	405,703	410,592
Goodwill, net	391,803	379,696
Other assets	28,564	29,477

Total assets	$1,025,528	$1,020,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$3,593	$3,432
Accounts payable	89,150	82,106
Interest payable	4,626	11,117
Other current liabilities	52,500	58,334

Total current liabilities	149,869	154,989
Long-term debt	483,858	474,899
Pension liability	44,055	42,310
Other long-term liabilities	42,159	41,630

Total liabilities	719,941	713,828
Shareholders' equity
Preferred stock, nonvoting, 20,000,000 shares authorized:
Series A, $0.01 par value, no shares issued or outstanding
Series B, $0.01 par value, 1,000,000 shares issued and outstanding at stated value of $100 per share	100,000	100,000
Common stock, $0.01 par value, 100,000,000 shares authorized and 33,703,676 and 33,477,300 issued and outstanding at March 31, 2003, and December 31, 2002, respectively	337	335
Paid-in capital	414,700	416,048
Unearned compensation	(2,266)	(2,421)
Retained deficit	(179,255)	(179,212)
Accumulated other comprehensive loss	(27,929)	(27,712)

Total shareholders' equity	305,587	307,038

Total liabilities and shareholders' equity	$1,025,528	$1,020,866

See Notes to Condensed Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(43)	$(184,671)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	15,425	15,229
Amortization of debt issuance costs	570	1,368
Loss on early extinguishment of debt	—	15,766
Goodwill impairment charge	—	180,000
Compensation expense settled in stock	1,267	1,106
Change in current assets and current liabilities, net of effects of acquisition:
Accounts receivable	(10,522)	(16,357)
Inventory	(10,174)	(6,740)
Other current assets	358	728
Accounts payable	5,444	(2,614)
Other current liabilities	(12,325)	9,112
Other	2,347	1,738

Net cash provided by (used in) operating activities	(7,653)	14,665

Cash flows from investing activities:
Capital expenditures	(4,540)	(7,200)
Acquisition of J.D. Cahill Co.	(18,088)	—

Net cash used in investing activities	(22,628)	(7,200)

Cash flows from financing activities:
Proceeds from borrowings	53,906	588,400
Repayment of debt	(44,786)	(579,799)
Preferred stock dividends paid	(2,500)	(2,500)
Debt issuance costs	—	(15,133)
Common stock issuance and other	63	73

Net cash provided by (used in) financing activities	6,683	(8,959)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(23,598)	(1,494)
Balance at beginning of period	28,626	6,766

Balance at end of period	$5,028	$5,272

See Notes to Condensed Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1. Significant Accounting Policies

        Nature of Operations and Basis of Presentation:    Graphic Packaging International Corporation (the Company or GPIC) is a manufacturer of packaging products used by consumer product companies as primary packaging for their end-use products.

        The consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. A description of the Company's accounting policies and other financial information is included in the audited financial statements filed with the Securities and Exchange Commission in the Company's Form 10-K for the year ended December 31, 2002.

        In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to fairly state the financial position of the Company at March 31, 2003, and the results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results that may be achieved for the full fiscal year and cannot be used to indicate financial performance for the entire year.

        Segment Information:    The Company's reportable segments are based on its method of internal reporting, which is based on product category. The Company has one reportable segment—Packaging. In addition, the Company's holdings and operations outside the United States are nominal. Therefore, no additional segment information is provided herein.

        Goodwill Accounting:    SFAS No. 142, "Goodwill and Other Intangible Assets," became effective on January 1, 2002 for the Company. This statement establishes new accounting and reporting standards that, among other things, eliminate amortization of goodwill and certain intangible assets with indefinite useful lives. The Company does not have any intangible assets with indefinite useful lives; however, as required by the new standard, the Company's goodwill will be evaluated annually, or whenever a triggering event takes place, for impairment using a fair-value based approach and, if there is impairment, the carrying amount of goodwill will be written down to its implied fair value. Management re-evaluated the Company's goodwill for impairment upon signing the merger agreement discussed in Note 5 below. Management determined that the Company's goodwill is not impaired.

        Effective January 1, 2002, the Company assigned the carrying value of its goodwill, totaling $560 million, to one reporting unit. Management completed the transitional impairment testing of the Company's goodwill and determined that the Company's goodwill was impaired by $180 million at January 1, 2002. The fair value of the Company was derived using the discounted cash flow valuation method. The transitional impairment loss is reflected as a cumulative effect of change in accounting principle in the accompanying statement of operations. Future impairments of goodwill, if any, will be charged to operating income in the period in which the impairment arises.

        Of the $560 million carrying value of goodwill at December 31, 2001, $418 million was deductible for Federal income tax purposes and $142 million was not deductible. The $180 million goodwill impairment charge consists of approximately $131 million of deductible goodwill and approximately $49 million of non-deductible goodwill. The $131 million tax deductible portion of the impairment charge resulted in a deferred tax benefit/asset of approximately $50 million. The Company recorded a 100% valuation allowance against the approximately $50 million deferred tax asset resulting from recognition of the transitional goodwill impairment loss. Therefore, the cumulative effect of change in accounting principle reflected in the accompanying statement of operations is net of $0 tax benefit.

        Stock-Based Compensation:    The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock options or the employee stock purchase plan as all options were granted at the market price. If the Company had elected to recognize compensation cost based on the fair value of the stock options at grant date as allowed by SFAS No. 123, "Accounting for Stock-Based Compensation," pre-tax compensation expense of $1.3 million and $0.4 million would have been recorded for the quarterly periods ended March 31, 2003 and 2002, respectively. Net loss attributable to common shareholders and loss per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended March 31,
	2003	2002
	(in thousands, except per share data)
Net loss attributable to common shareholders, as reported	$(2,543)	$(187,171)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(767)	(244)

Pro forma net loss attributable to common shareholders	$(3,310)	$(187,415)

Loss per share—basic and diluted:
As reported	$(0.08)	$(5.79)
Pro forma	$(0.10)	$(5.79)

Note 2. Loss on Early Extinguishment of Debt

        It is the Company's policy to implement all new accounting pronouncements as they are issued and become effective for the Company. During the first quarter of 2003, one new accounting pronouncement was adopted.

        In connection with its first quarter 2002 refinancing transactions, the Company incurred a non-cash charge in 2002 to write off its remaining unamortized debt issuance costs associated with the refinanced debt of $15.8 million, pretax, which was reflected as an extraordinary loss in the 2002 statement of operations. The FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" in April 2002. SFAS No. 145 includes, among other things, the rescission of SFAS No. 4, which required that gains and losses from early extinguishment of debt be classified as an extraordinary item, net of related income tax effects. Under the new guidance of SFAS No. 145, losses from early extinguishment of debt are classified as extraordinary items only when the losses are considered unusual in nature and infrequent in occurrence. SFAS No. 145 was effective for the Company on January 1, 2003, at which time the Company reclassified its first quarter 2002 loss on early extinguishment of debt ($.30 per share) as a non-extraordinary item.

Note 3. Acquisition of J.D. Cahill Co.

        On March 6, 2003, the Company acquired the business of J.D. Cahill Co., Inc. in an asset acquisition for approximately $20.0 million, consisting of approximately $18.1 million in cash and assumption of approximately $1.9 million of liabilities. The assets acquired and liabilities assumed, which consisted of inventories, fixed assets, intangible assets and accounts payable, were valued at approximately $7.9 million, resulting in goodwill of $12.1 million. The change in the carrying amount of the Company's goodwill during the first quarter of 2003 relates entirely to the Cahill acquisition. Consolidated operating results for the first quarter of 2003 include the results of Cahill beginning March 6, 2003. Among other expected benefits, the Company expects to avoid approximately $10 million of future capital spending as a result of this acquisition.

Note 4. New Accounting Pronouncement

        Financial Accounting Standards Board Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities," was issued in January 2003. FIN No. 46 defines a variable interest entity as a legal entity in which, among other things, the equity investments at risk are not sufficient to finance the operating and closing activities of the entity without additional subordinated financial support from the entity's investors. The Company is a partner in the Kalamazoo Valley Group (KVG) Partnership, which qualifies as a variable interest entity, as defined by FIN No. 46. KVG is a partnership formed to develop and operate a landfill for the partners' disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which approximately $400 thousand remains unpaid at March 31, 2003. The partners contribute capital annually to meet the partnership's operating losses. The Company's annual contribution for the past two years has been approximately $200 thousand. The landfill has been in operation since December 1997; however, since 2000, two of the other partners have closed their paperboard mills and one minority partner was permitted to withdraw by the bankruptcy court. The Company is evaluating its alternatives and liabilities under the partnership agreement and related note, while continuing to use the landfill. However, if the partnership were to close the landfill, the Company's share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. The Company accounts for its interest in KVG using the equity method. The investment balance at March 31, 2003 was $14 thousand. Management is also evaluating its accounting method in light of the new requirements under FIN No. 46, and may conclude that its interest in KVG should be consolidated into the Company's accounts. FIN No. 46 is effective for the Company's 2003 third quarter.

Note 5. Proposed Merger with Riverwood

        On March 25, 2003, GPIC entered into a merger agreement with Riverwood Holding, Inc. to effect a stock-for-stock merger with Riverwood. Riverwood will be the accounting acquiror of GPIC and will survive as a publicly traded company listed on the New York Stock Exchange. Riverwood will take the name Graphic Packaging Corporation. Prior to the merger, Riverwood will complete a 15.21 to 1 stock split of its common stock. GPIC shareholders are expected to receive one share of Riverwood common stock for each share of GPIC common stock they hold. As a condition to closing the merger, the Grover C. Coors Trust will convert its preferred shares into 48,484,848 shares of common stock. Assuming the conversion occurs on July 31, 2003, Riverwood will pay the Grover C. Coors Trust an estimated $19.8 million as consideration for early conversion of the preferred stock. Immediately after the merger, GPIC shareholders will own approximately 42.5% and Riverwood shareholders will own approximately 57.5% of the combined company on a fully diluted basis.

        On May 12, 2003, the thirty-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) expired. Accordingly, the condition to the merger requiring the expiration or termination of the HSR waiting period has been satisfied. In addition to this and other conditions to the merger, the merger must be approved by two-thirds of the combined voting power of GPIC common stock and two thirds of the preferred stock voting as a separate class. The Coors family shareholders, who collectively own approximately 65.1% of the combined voting power of the Company, have signed a voting agreement with Riverwood in which they have agreed to vote in favor of the merger. Another 0.6% of the combined voting power of the Company is owned by directors and executive officers who are also expected to vote in favor of the merger. Management is expecting the merger to be approved at a special meeting of the shareholders in the third quarter and that the merger will be consummated shortly thereafter.

        The combined company has commitment letters from a banking syndicate for financing totaling $1.6 billion at the time of merger. Management estimates that up to $1.3 billion will be drawn at the time of merger to repay existing bank debt and to pay transaction costs. The combined company may also refinance GPIC's and Riverwood's senior and senior subordinated notes in the principal amount of $850 million. Assuming the GPIC existing senior bank credit facility and the senior subordinated notes are refinanced, a loss on early extinguishment of debt will occur totaling approximately $17.5 million, consisting of $3.0 million of cash tender premium and $14.5 million of non-cash unamortized debt issuance costs.

        For the quarter ended March 31, 2003, the Company incurred approximately $2.3 million of merger related costs. Management expects to incur an estimated additional $10 million of transaction costs prior to closing for merger related investment banking, legal and accounting fees. For the quarter ended March 31, 2003, the Company also incurred approximately $400 thousand evaluating acquisitions that were not consummated.

        Relating to the proposed merger, Riverwood has filed a registration statement with the Securities and Exchange Commission which contains a proxy statement/prospectus that will be sent to GPIC shareholders once the registration statement is effective.

Note 6. Guarantees, Commitments and Contingencies

        In the ordinary course of business, the Company is subject to various pending claims, lawsuits and contingent liabilities, including claims by current or former employees. In each of these cases, the Company is vigorously defending against them. Although the eventual outcome cannot be predicted, it is management's opinion that disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        On February 19, 2002, Chinyun Kim filed a putative class action claim in District Court, Jefferson County, Colorado against the Company and certain of its shareholders and directors alleging breach of fiduciary duty in connection with the issuance on August 15, 2000, of the Company's Series B Preferred Stock to the Grover C. Coors Trust. Plaintiff is seeking damages in the amount of $43 million or, alternatively, to require transfer to the class of some or all of the Trust's Graphic common stock into which the convertible preferred stock will be converted. The court dismissed plaintiff's claims against the Company for breach of fiduciary duty while allowing the plaintiff to proceed against the named directors and shareholders, including certain Coors Family Trusts. By order dated June 12, 2003, the court certified a class comprised of all owners of Graphic common stock as of August 2, 2000, excluding the defendants and members of the Coors family and their affiliates and excluding any additional shares purchased by class members after August 2, 2000. Currently, discovery is being conducted. The Company believes that the transaction was in the best interest of the Company and its shareholders.

        On April 2, 2003, two putative class action lawsuits were filed in District Court, Jefferson County, Colorado, against the Company, the Company's directors and Riverwood Holding, Inc. relating to the proposed merger transaction between the Company and Riverwood pursuant to the Merger Agreement dated March 25, 2003 among the Company, Riverwood and Riverwood Acquisition Sub LLC. The complaints were filed by Robert F. Smith and Harold Lightweis, on behalf of themselves and all others similarly situated. Each of the two complaints alleges breach of fiduciary duties by the defendants to the Company's public shareholders in connection with the proposed merger. The complaints seek an injunction against consummation of the merger, rescission of the merger if it is consummated, unspecified damages, costs and other relief permitted by law and equity. The Company believes that these lawsuits are without merit and intends to vigorously defend both cases.

        During its normal course of business, the Company has entered into certain indemnification agreements with directors and officers of the Company to the maximum extent permitted under the laws of the State of Colorado, which are insured under directors and officers liability policies.

        In connection with the sale of various businesses, the Company has periodically agreed to guarantee the collectibility of accounts receivable and indemnify purchasers for certain liabilities for a specified period of time. Such liabilities include, but are not limited to, environmental matters and the indemnification periods generally last for 2 to 15 years. At March 31, 2003, the Company has accrued approximately $3.0 million related to these guarantees and indemnifications.

        In connection with the resale of the aluminum business in 1999, the Company guaranteed accounts receivable owed by the former owner of these assets. After the resale, the former owner refused to pay the amount owed of $2.4 million. Pursuant to the terms of the resale agreement, the Company paid this amount and sued the former owner. The $2.4 million is reflected as a receivable on the Company's balance sheet. The former owner counterclaimed for an additional $11.0 million for certain spare parts and the Company claimed an additional $14.3 million in overpayment for raw materials to run the business prior to resale. The parties have filed motions for summary judgment. The Company does not believe that the result of this litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Note 7. Related Party Supply Agreement

        On December 28, 1992, the Company was spun off from Adolph Coors Company (ACCo) and since that time ACCo has had no ownership interest in the Company. However, certain Coors family trusts have significant interests in both GPIC and ACCo. The Company has also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since the spin-off. The Company's policy is to negotiate market prices and competitive terms with all parties, including related parties.

        The Company originated as the packaging division of Coors Brewing Company, a subsidiary of ACCo. At the time of spin-off from ACCo the Company entered into an agreement with Coors Brewing to continue to supply their packaging needs. The initial agreement had a stated term of five years and has resulted in substantial revenues for GPIC. The Company continues to sell packaging products to Coors Brewing. Coors Brewing accounted for approximately 9% and 10% of the Company's consolidated gross sales in the first quarter of 2003 and 2002, respectively. The loss of Coors Brewing as a customer in the foreseeable future could have a material effect on the Company's results of operations. In the first quarter of 2003, the Company executed a new supply agreement, effective April 1, 2003, with Coors Brewing that will not expire until December 31, 2006.

Note 8. Shareholders' Rights Plan

        On June 1, 2000, the Company effected a dividend distribution of shareholder rights (the Rights) that carry certain conversion rights in the event of a significant change in beneficial ownership of the Company. One right is attached to each share of the Company's common stock outstanding and is not detachable until such time as beneficial ownership of 15% or more of the Company's outstanding common stock has occurred (a Triggering Event) by a person or group of affiliated or associated persons (an Acquiring Person). Each Right entitles each registered holder (excluding the Acquiring Person) to purchase from the Company one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $42.00. Registered holders receive shares of the Company's common stock valued at twice the exercise price of the Right upon exercise. Upon a Triggering Event, the Company is entitled to exchange one share of the company's common stock for each right outstanding or to redeem the Rights at the price of $.001 per Right. The Rights will expire on June 1, 2010.

        In connection with the proposed merger, the Company and the rights agent amended the terms of the rights agreement so that the execution and delivery of the merger agreement and voting agreement and the consummation of the transactions contemplated by the merger agreement will not constitute a triggering event. This means that holders of the Company's common stock will not obtain the detachable rights in connection with the proposed merger.

Note 9. Supplemental Information

        Graphic Packaging Corporation (GPC), a wholly-owned subsidiary of GPIC, issued $300 million of senior subordinated notes on February 28, 2002. The senior subordinated notes are jointly and severally as well as fully and unconditionally guaranteed by GPIC and its other domestic subsidiaries. The Company's foreign subsidiaries and a real estate development partnership do not guarantee the senior subordinated notes.

        The accompanying supplemental financial information presents condensed consolidating financial statements of (a) Graphic Packaging Corporation (the Issuer); (b) Graphic Packaging International Corporation (the Parent); (c) the guarantor subsidiaries; (d) the nonguarantor subsidiaries; and (e) the Company on a consolidated basis.

        GPC and GPIC were co-borrowers under the Company's senior bank debt and subordinated debt agreements in effect prior to the refinancing transactions on February 28, 2002. Interest expense under these borrowing agreements was recorded by GPC. In addition, GPC incurred $2.5 million of quarterly interest expense in the three months ended March 31, 2003 and 2002, pursuant to a $100 million intercompany loan from GPIC.

        The following condensed consolidating financial statements are presented on the equity method. Under this method, investments in subsidiaries are recorded at cost and adjusted for the parent company's share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The elimination entries relate primarily to investments in subsidiaries, intercompany loans and other intercompany transactions.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three Months Ended March 31, 2003
(in thousands)
(unaudited)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$259,324	$—	$—	$1,559	$—	$260,883
Cost of goods sold	230,589	—	—	1,585	—	232,174

Gross profit	28,735	—	—	(26)	—	28,709
Selling, general and administrative expense	19,366	—	—	—	—	19,366
Equity in loss of subsidiaries	52	1,545	27	—	(1,624)	—

Operating income (loss)	9,317	(1,545)	(27)	(26)	1,624	9,343
Interest (expense) income	(11,898)	2,500	6	(24)	—	(9,416)

Income (loss) before taxes	(2,581)	955	(21)	(50)	1,624	(73)
Income tax (expense) benefit	1,058	(392)	9	21	(666)	30

Net income (loss)	(1,523)	563	(12)	(29)	958	(43)
Preferred stock dividends declared	—	(2,500)	—	—	—	(2,500)

Net loss attributable to common shareholders	$(1,523)	$(1,937)	$(12)	$(29)	$958	$(2,543)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Three Months Ended March 31, 2002
(in thousands)
(unaudited)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$262,352	$—	$—	$1,372	$—	$263,724
Cost of goods sold	228,119	—	—	1,313	—	229,432

Gross profit	34,233	—	—	59	—	34,292
Selling, general and administrative expense	14,864	—	—	23	—	14,887
Equity in (earnings) loss of subsidiaries	(19)	6,231	(58)	—	(6,154)	—

Operating income (loss)	19,388	(6,231)	58	36	6,154	19,405
Interest (expense) income	(13,777)	2,500	—	(19)	—	(11,296)
Loss on early extinguishment of debt	(15,766)	—	—	—	—	(15,766)

Income (loss) before taxes and cumulative effect of change in accounting principle	(10,155)	(3,731)	58	17	6,154	(7,657)
Income tax (expense) benefit	3,970	1,446	(50)	21	(2,401)	2,986

Income (loss) before cumulative effect of change in accounting principle	(6,185)	(2,285)	8	38	3,753	(4,671)
Cumulative effect of change in goodwill accounting, net of tax of $0	(180,000)	—	—	—	—	(180,000)

Net income (loss)	(186,185)	(2,285)	8	38	3,753	(184,671)
Preferred stock dividends declared	—	(2,500)	—	—	—	(2,500)

Net income (loss) attributable to common shareholders	$(186,185)	$(4,785)	$8	$38	$3,753	$(187,171)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

At March 31, 2003
(in thousands)
(unaudited)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$1,806	$—	$—	$3,222	$—	$5,028
Accounts receivable, net	71,034	2,437	—	597	—	74,068
Inventories	98,551	—	—	483	—	99,034
Other assets	21,234	—	—	24,064	(23,970)	21,328

Total current assets	192,625	2,437	—	28,366	(23,970)	199,458
Properties, net	397,056	—	—	8,647	—	405,703
Goodwill, net	391,803	—	—	—	—	391,803
Other assets	28,504	555,020	6,501	18,393	(579,854)	28,564

Total assets	$1,009,988	$557,457	$6,501	$55,406	$(603,824)	$1,025,528

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$2,137	$—	$—	$1,456	$—	$3,593
Accounts payable	88,144	—	—	1,006	—	89,150
Interest payable	4,626	—	—	—	—	4,626
Other current liabilities	49,319	24,131	2,537	483	(23,970)	52,500

Total current liabilities	144,226	24,131	2,537	2,945	(23,970)	149,869
Long-term debt	481,554	—	—	235,585	(233,281)	483,858
Other long-term liabilities	188,222	1,845	—	—	(103,853)	86,214

Total liabilities	814,002	25,976	2,537	238,530	(361,104)	719,941
Shareholders' equity:
Preferred stock	—	100,000	—	—	—	100,000
Common stock	—	337	1,829	1,540	(3,369)	337
Paid-in capital	419,101	185,594	241,405	(182,486)	(251,180)	412,434
Retained earnings (deficit)	(196,224)	245,550	(239,270)	(1,140)	11,829	(179,255)
Accumulated other comprehensive income (loss)	(26,891)	—	—	(1,038)	—	(27,929)

Total shareholders' equity	195,986	531,481	3,964	(183,124)	(242,720)	305,587

Total liabilities and shareholders' equity	$1,009,988	$557,457	$6,501	$55,406	$(603,824)	$1,025,528

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET

At December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$25,565	$—	$—	$3,061	$—	$28,626
Accounts receivable, net	60,231	2,437	—	878	—	63,546
Inventories	86,740	—	—	503	—	87,243
Other assets	21,609	—	1	24,046	(23,970)	21,686

Total current assets	194,145	2,437	1	28,488	(23,970)	201,101
Properties, net	401,889	—	—	8,703	—	410,592
Goodwill, net	379,696	—	—	—	—	379,696
Other assets	29,781	561,410	6,880	18,393	(586,987)	29,477

Total assets	$1,005,511	$563,847	$6,881	$55,584	$(610,957)	$1,020,866

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$1,976	$—	$—	$1,456	$—	$3,432
Accounts payable	81,519	24	—	563	—	82,106
Interest payable	11,117	—	—	—	—	11,117
Other current liabilities	55,426	23,691	2,536	651	(23,970)	58,334

Total current liabilities	150,038	23,715	2,536	2,670	(23,970)	154,989
Long-term debt	472,798	—	—	235,383	(233,282)	474,899
Other long-term liabilities	185,968	1,826	—	—	(103,854)	83,940

Total liabilities	808,804	25,541	2,536	238,053	(361,106)	713,828
Shareholders' equity:
Preferred stock	—	100,000	—	—	—	100,000
Common stock	—	335	1,829	1,540	(3,369)	335
Paid-in capital	418,299	192,984	241,774	(182,077)	(257,353)	413,627
Retained earnings (deficit)	(194,701)	244,987	(239,258)	(1,111)	10,871	(179,212)
Accumulated other comprehensive income (loss)	(26,891)	—	—	(821)	—	(27,712)

Total shareholders' equity	196,707	538,306	4,345	(182,469)	(249,851)	307,038

Total liabilities and shareholders' equity	$1,005,511	$563,847	$6,881	$55,584	$(610,957)	$1,020,866

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2003
(in thousands)
(unaudited)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(10,247)	$2,433	$—	$161	$—	$(7,653)

Cash flows from investing activities:
Capital expenditures	(4,540)	—	—	—	—	(4,540)
Acquisition of J.D. Cahill Co. assets	(18,088)	—	—	—	—	(18,088)

Net cash used in investing activities	(22,628)	—	—	—	—	(22,628)

Cash flows from financing activities:
Proceeds from borrowings	53,906	—	—	—	—	53,906
Repayment of debt	(44,786)	—	—	—	—	(44,786)
Preferred stock dividends paid	—	(2,500)	—	—	—	(2,500)
Common stock issuance and other	(4)	67	—	—	—	63

Net cash used in financing activities	9,116	(2,433)	—	—	—	6,683
Cash and cash equivalents:
Net increase (decrease)	(23,759)	—	—	161	—	(23,598)
Balance at beginning of period	25,565	—	—	3,061	—	28,626

Balance at end of period	$1,806	$—	$—	$3,222	$—	$5,028

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2002
(in thousands)
(unaudited)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$13,160	$1,451	$—	$54	$—	$14,665

Cash flows from investing activities:
Capital expenditures	(7,200)	—	—	—	—	(7,200)

Cash flows from financing activities:
Proceeds from borrowings	588,400	—	—	—	—	588,400
Repayment of debt	(579,799)	—	—	—	—	(579,799)
Payment of debt issuance costs	(15,133)	—	—	—	—	(15,133)
Preferred stock dividends paid	—	(2,500)	—	—	—	(2,500)
Common stock issuance and other	—	73	—	—	—	73

Net cash used in financing activities	(6,532)	(2,427)	—	—	—	(8,959)
Cash and cash equivalents:
Net increase (decrease)	(572)	(976)	—	54	—	(1,494)
Balance at beginning of period	1,145	976	—	4,645	—	6,766

Balance at end of period	$573	$—	$—	$4,699	$—	$5,272

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF MARCH 25, 2003
AMONG
RIVERWOOD HOLDING, INC.,
RIVERWOOD ACQUISITION SUB LLC
AND
GRAPHIC PACKAGING INTERNATIONAL CORPORATION

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit	Title	Page
1(a)	Form of Riverwood Shareholders Written Consent
1(b)	Form of Voting Agreement
1(c)	Executives Executing New Employment Agreements
1.5	Form of Restated Certificate of Incorporation of Riverwood
1.6	Form of Bylaws of Riverwood
1.7(a)	Directors of Riverwood
1.7(b)	Officers of Riverwood
5.11	Form of Affiliate Agreement

A-iv

        AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2003 (this "Agreement"), among RIVERWOOD HOLDING, INC., a Delaware corporation ("Riverwood"), RIVERWOOD ACQUISITION SUB LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Riverwood ("Merger Sub"), and GRAPHIC PACKAGING INTERNATIONAL CORPORATION, a Colorado corporation (the "Company" and together with Riverwood and Merger Sub, the "parties").

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of the Company and Riverwood deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Riverwood engage in a business combination in order to advance the long-term strategic business interests of the Company and Riverwood;

        WHEREAS, the combination of the Company and Riverwood shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

        WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Riverwood have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Riverwood or directly or indirectly by the Company, together with the associated Company Rights (as defined in Section 3.2(b)) will be converted into the right to receive shares of Riverwood Common Stock (as defined in Section 5.14) as set forth in Section 1.8;

        WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, certain stockholders of Riverwood (the "Riverwood Stockholders") have given their written consent, dated as of the date hereof, in the form of Exhibit 1(a) pursuant to which the Riverwood Stockholders have approved, among other things, the adoption of this Agreement;

        WHEREAS, as a condition and inducement to Riverwood's willingness to enter into this Agreement, Riverwood and certain stockholders of the Company (the "Family Stockholders") are entering into an agreement, dated as of the date hereof, in the form of Exhibit 1(b) (the "Voting Agreement") pursuant to which the Family Stockholders have agreed, among other things, (i) to vote their shares of Company Common Stock and of 10% Series B Convertible Preferred Stock, stated value $100.00 per share, of the Company (the "Company Convertible Preferred Stock") in favor of the adoption of this Agreement and (ii) to convert their shares of Company Convertible Preferred Stock into Common Stock immediately prior to the Effective Time (the "Preferred Stock Conversion");

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (each, a "Treasury Regulation"), and by executing this Agreement the parties hereby adopt this Agreement as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the executives of the Company listed on Exhibit 1(c) is executing and delivering an employment agreement with the Company (each, a "New Employment Agreement"); and

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Stephen M. Humphrey is executing and delivering a Second Amended and Restated Employment Agreement with Riverwood.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Voting Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the "Delaware LLC Act"), the Colorado Business Corporation Act ("CBCA") and the Colorado Corporations and Associations Act (together with the Delaware LLC Act and the CBCA, the "Applicable Company Laws"), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company (the "Surviving Company").

        Section 1.2    Closing.    Upon the terms and subject to the conditions set forth in Article VI, and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place as promptly as practicable (but no later than the third Business Day) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, unless another place is agreed to in writing by the parties.

        Section 1.3    Effective Time.    As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file certificates of merger (the "Certificates of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the Applicable Company Laws and (ii) make all other filings or recordings required under the Applicable Company Laws. The Merger shall become effective at such time as the Certificates of Merger are duly filed with the Delaware Secretary of State and the Colorado Secretary of State or at such subsequent time as Riverwood and the Company shall agree and as shall be specified in the Certificates of Merger (the date and time the Merger becomes effective being the "Effective Time").

        Section 1.4    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the Applicable Company Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.5    Certificate of Incorporation of Riverwood; Certificate of Formation of Merger Sub.    At the Effective Time, (i) the Certificate of Incorporation of Riverwood shall be amended and restated in its entirety to be in the form of Exhibit 1.5 and (ii) the Certificate of Formation of Merger Sub shall be the Certificate of Formation of the Surviving Company.

        Section 1.6    Bylaws of Riverwood; LLC Agreement of Merger Sub.    At the Effective Time, (i) the bylaws of Riverwood shall be amended and restated to be in the form of Exhibit 1.6 and (ii) the Limited Liability Company Agreement of Merger Sub (the "LLC Agreement") shall be the LLC Agreement of the Surviving Company.

        Section 1.7    Officers and Directors of Riverwood; Governance of Merger Sub.    From and after the Effective Time, (i) until successors are duly elected or appointed and qualified in accordance with applicable law, (A) the directors of Riverwood shall be comprised in accordance with Exhibit 1.7(a) and (B) the officers of Riverwood shall be the individuals listed on Exhibit 1.7(b) and (ii) the Surviving Company shall be governed and managed as a sole member limited liability company in accordance with the LLC Agreement, and Riverwood shall be the sole member of the Surviving Company.

        Section 1.8    Effect on Capital Stock.

        (a)   At the Effective Time, and after giving effect to the Stock Split described in Section 5.14, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Riverwood or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(d)), together with the associated Company Rights, shall be converted into one validly issued, fully paid and non-assessable share of Riverwood Common Stock (the "Exchange Ratio") and the associated Riverwood Rights (as defined in Section 5.14) (together with any cash in lieu of fractional shares of Riverwood Common Stock to be paid pursuant to Section 2.5, the "Common Stock Merger Consideration").

        (b)   As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) and Company Convertible Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and (i) each beneficial owner of uncertificated book entry shares which immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (the "Book Entry Shares") and (ii) each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock ("Common Certificates") or of Company Convertible Preferred Stock ("Preferred Certificates" and together with the Common Certificates and the Book Entry Shares, the "Certificates") shall thereafter cease to have any rights with respect to such shares of Company Common Stock (together with the associated Company Rights) or Company Convertible Preferred Stock, respectively, except as provided herein or by law.

        (c)   Each share of Company Common Stock and Company Convertible Preferred Stock owned by Riverwood, Merger Sub or any other wholly-owned Subsidiary of Riverwood or held by the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Riverwood or other consideration shall be delivered in exchange therefor.

        Section 1.9    Company Stock Options and Other Equity-Based Awards.

        (a)   Each Company Stock Option (as defined in Section 3.2(b)) that remains outstanding immediately prior to the Effective Time (other than any such Company Stock Option that, in accordance with the terms thereof is to be converted into a right to receive a cash payment from the Company) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable to such Company Stock Option (but taking into account any changes thereto provided for in the applicable Company Stock Incentive Plan (as defined in Section 3.2(b)(ii)), any applicable employment agreement (including change in control agreements or provisions) or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Riverwood Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Riverwood Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, the Company will take all actions necessary such that all Company Stock Options outstanding prior to the Effective Time under the Company Stock Incentive Plans are treated in accordance with the immediately preceding sentences.

        (b)   Each restricted share of Company Common Stock granted pursuant to a Company Stock Incentive Plan that remains outstanding immediately prior to the Effective Time shall be converted, as of the Effective Time, into a number of shares of Riverwood Common Stock equal to the product of (i) the number of shares subject to the award and (ii) the Exchange Ratio; and the number of shares of Riverwood Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. Such converted awards shall otherwise be subject to the same terms, conditions and, except as may otherwise have been agreed to by the Company and the holder thereof, restrictions, if any, as were applicable to such awards under the relevant Company Stock Incentive Plan (but taking into account any changes thereto provided for in the applicable Company Stock Incentive Plan by reason of this Agreement or the transactions contemplated hereby). Notwithstanding the foregoing, with respect to any such restricted shares of the Company Common Stock held by (i) the executives of the Company listed on Schedule 3.2(q) (other than those listed in Exhibit 1(c))of the Merger Agreement, such restricted shares shall be fully vested as of the Effective Time, and (ii) the executives of the Company listed on Exhibit 1(c) hereto, such restricted shares shall be converted into restricted stock units of Riverwood in accordance with the terms of the New Employment Agreements.

        (c)   Prior to the Closing, Riverwood shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Riverwood Common Stock for delivery upon exercise of Company Stock Options or in connection with restricted shares or in connection with the settlement of stock accounts in accordance with this Section 1.9 or in connection with any other Company Benefit Plan (as defined in Section 8.11) for which shares of Riverwood Common Stock are required to be reserved for issuance.

        (d)   At the Effective Time, the Surviving Company shall promptly pay all cash severance, excise taxes and gross-up payments and provide the other benefits and perform the other obligations under the employment agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule to which the Company is a party with respect to the individuals listed on such Schedule whose employment terminates upon the Effective Time.

        Section 1.10    Certain Adjustments.    If, except as provided in Section 5.14, between the date of this Agreement and the Effective Time, the outstanding Riverwood Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 1.11    Associated Rights.    References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights and references in Article I and Article II of this Agreement to Riverwood Common Stock shall include, unless the context requires otherwise, the associated Riverwood Rights.

ARTICLE II
EXCHANGE OF CERTIFICATES

        Section 2.1    Exchange Fund.    Prior to the Effective Time, Riverwood shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Riverwood shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Riverwood Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock. Riverwood agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Riverwood Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

        Section 2.2    Exchange Procedures.    Promptly after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Riverwood may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor in the case of holders of Common Certificates (A) one or more shares of Riverwood Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, consisting of cash in lieu of any fractional shares of Riverwood Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Riverwood Common Stock evidencing, in the aggregate, the proper number of shares of Riverwood Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Riverwood Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        Section 2.3    Distributions with Respect to Unexchanged Shares; Voting.

        (a)   All shares of Riverwood Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Riverwood in respect of Riverwood Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided, that no dividends or other distributions declared or made in respect of the Riverwood Common Stock with a record date that is 180 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such

Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Riverwood Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Riverwood Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Riverwood Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Riverwood Common Stock.

        (b)   For a period of one year following the Closing, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Riverwood stockholders the number of whole shares of Riverwood Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

        Section 2.4    No Further Ownership Rights in Company Common Stock.    All shares of Riverwood Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        Section 2.5    No Fractional Shares of Riverwood Common Stock.

        (a)   No certificates or scrip or shares of Riverwood Common Stock representing fractional shares of Riverwood Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Riverwood or a holder of shares of Riverwood Common Stock.

        (b)   Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Riverwood Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Riverwood Common Stock multiplied by (ii) the closing price for a share of Riverwood Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the first trading day following the date on which the Effective Time occurs.

        (c)   As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Riverwood, and Riverwood shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        Section 2.6    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Riverwood or otherwise on the instruction of Riverwood, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Riverwood for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any

Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

        Section 2.7    No Liability.    None of Riverwood, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 2.8    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Riverwood on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Riverwood.

        Section 2.9    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.5, and unpaid dividends and distributions on shares of Riverwood Common Stock to which such holders are entitled pursuant to Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

        Section 2.10    Withholding Rights.    Riverwood and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Riverwood and the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or any other equity rights in the Company, as the case may be, in respect of which such deduction and withholding was made by Riverwood and the Exchange Agent.

        Section 2.11    Further Assurances.    After the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

        Section 2.12    Stock Transfer Books.    The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Riverwood for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Riverwood Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

        Section 2.13    Affiliates.    Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Riverwood Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 5.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.11) to Riverwood.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of Riverwood.    Except as set forth in the Riverwood disclosure schedule delivered by Riverwood to the Company prior to the execution of this Agreement (the "Riverwood Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Riverwood Disclosure Schedule is readily applicable to such other representation or warranty), Riverwood represents and warrants to the Company as follows:

          (a)   Organization, Standing and Power; Subsidiaries.

              (i)  Each of Riverwood and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Riverwood, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. The copies of the certificate of incorporation and bylaws of Riverwood which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii)  Exhibit 21 to Riverwood's Annual Report on Form 10-K for the year ended December 31, 2001 ("Riverwood Exhibit 21") includes all the Subsidiaries of Riverwood which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Riverwood Exhibit 21, owned directly or indirectly by Riverwood, free and clear of all Liens (as defined in Section 8.11) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Riverwood SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, neither Riverwood nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Riverwood and its Subsidiaries taken as a whole.

          (b)   Capital Structure.

              (i)  As of December 31, 2002, the authorized capital stock of Riverwood consisted of (A) 9,000,000 shares of Class A Common Stock, par value $0.01 ("Riverwood Class A Common Stock"), of which 7,063,930 shares were outstanding and no shares were held in the treasury of Riverwood and (B) 3,000,000 shares of Class B Common Stock, par value $0.01 ("Riverwood Class B Common Stock"), of which 500,000 shares were outstanding and no shares were held in the treasury of Riverwood. As of the Effective Time and prior to the issuance of the Merger Consideration, the Restated Certificate of Incorporation (as defined in Section 5.14) shall have become effective, the Stock Split shall have occurred and the authorized capital stock of Riverwood shall consist of (x) 500,000,000 shares of Riverwood Common Stock, of which 114,910,485 shares shall be outstanding and no shares will be held in the treasury of Riverwood and (y) 50,000,000 shares of Riverwood Preferred Stock a portion of which shares shall have been designated Series A Junior Preferred Stock.

             (ii)  Since December 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Riverwood or any other securities of Riverwood other than as contemplated by Section 5.14 and issuances of shares of Riverwood's common stock pursuant to options or rights outstanding as of December 31, 2002 under the Benefit Plans (as defined in Section 8.11) of Riverwood. All issued and outstanding shares of the capital stock of Riverwood are, and when shares of Riverwood Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 1.9, such shares will be, duly authorized, validly issued fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 31, 2002 no options, warrants or other rights to acquire capital stock from Riverwood other than options, restricted stock units and other rights under the Riverwood 2003 Long-Term Incentive Plan, the Riverwood 2002 Stock Incentive Plan, the Riverwood Stock Incentive Plan, the Riverwood 1999 Long-Term Incentive Plan and the Riverwood Supplemental Long-Term Incentive Plan (collectively, the "Riverwood Stock Incentive Plans"). Section 3.1(b) of the Riverwood Disclosure Schedule sets forth a complete and correct list, as of December 31, 2002, of the number of shares of Riverwood Common Stock subject to Riverwood Stock Options or other rights to purchase or receive Riverwood Common Stock granted under the Riverwood Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Riverwood have been issued or granted since December 31, 2002 to the date of this Agreement.

            (iii)  No bonds, debentures, notes or other indebtedness of Riverwood having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Riverwood may vote ("Riverwood Voting Debt") are issued or outstanding.

            (iv)  Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8, Section 1.9 and Section 5.14, as of the date of this Agreement, there are no securities, options, warrants, calls, rights commitments, agreements, arrangements or undertakings of any kind to which Riverwood or any of its Subsidiaries is a party or by which any of them is bound obligating Riverwood or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Riverwood or any of its Subsidiaries or obligating Riverwood or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Riverwood or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Riverwood or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units,

    "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Riverwood or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Riverwood based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause Riverwood or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of Riverwood or its Subsidiaries.

          (c)   Authority; No Conflicts.

              (i)  Riverwood has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly adopted and the transactions contemplated hereby have been duly authorized by the shareholders of Riverwood. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Riverwood. This Agreement has been duly executed and delivered by Riverwood and constitutes a valid and binding agreement of Riverwood, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii)  The execution and delivery of this Agreement by Riverwood does not or will not, as the case may be, and the consummation by Riverwood of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 3.1(n)) (any such conflict, violation default, right of termination, amendment, cancellation or acceleration loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws of Riverwood or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Riverwood, or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Riverwood or any Subsidiary of Riverwood or their respective properties or assets.

            (iii)  No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any supranational, national state, municipal, local or foreign government, any instrumentality subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Riverwood or any Subsidiary of Riverwood in connection with the execution and delivery of this Agreement by Riverwood or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act

    of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the Applicable Company Laws with respect to the filing of the Certificate of Merger and related documents, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws, of the European Union or other jurisdictions and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. Consents, approvals, orders, authorizations registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

          (d)   Reports and Financial Statements.

              (i)  Riverwood has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Riverwood SEC Reports"). No Subsidiary of Riverwood is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Riverwood SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Riverwood SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of Riverwood and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Riverwood SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Riverwood SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii)  Except as disclosed in the Riverwood SEC Reports filed prior to the date hereof or in the draft dated March 21, 2003 of Riverwood's Annual Report on Form 10-K for the year ended December 31, 2002 provided to the Company prior to the date hereof (the "2002 Draft 10-K"), Riverwood and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Riverwood and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. The 2002 Draft 10-K is in substantially final form, and will be filed with the SEC in such form, except as disclosed in Schedule 3.1(d)(ii) of the Riverwood Disclosure Schedule.

          (e)   Information Supplied.

              (i)  None of the information supplied or to be supplied by Riverwood for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, (B) the Company Proxy Statement/Prospectus (as

    defined in Section 5.1) will, on the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting (as defined in Section 5.1), or (C) any preliminary or final offering circular or memorandum for any debt securities offered or issued as part of the Financing (as defined in Section 6.1(h)), as of the date thereof and (in the case of any such final offering circular or memorandum) as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Company Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii)  Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Riverwood with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

          (f)    Board Approval. The Board of Directors of Riverwood, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Riverwood Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Riverwood and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

          (g)   Vote Required. The only votes necessary to consummate the transactions contemplated hereby are (i) the affirmative vote of the holders of a majority of the outstanding shares of Riverwood Class A Common Stock in favor of the adoption of this Agreement and (ii) the affirmative votes of a majority of the outstanding shares of Riverwood Class A Common Stock and Riverwood Class B Common Stock, each voting separately as a class, in favor of the approval of the Restated Certificate of Incorporation, which adoption and approvals were obtained by a written consent of the shareholders of Riverwood dated the date hereof.

          (h)   Litigation; Compliance with Laws.

              (i)  Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Riverwood, threatened, against or affecting Riverwood or any Subsidiary of Riverwood which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Riverwood, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Riverwood or any Subsidiary of Riverwood which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Riverwood.

             (ii)  Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on Riverwood, Riverwood and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Riverwood and its Subsidiaries, taken as a whole (the "Riverwood Permits"). Riverwood and its Subsidiaries are in compliance with the terms of the Riverwood Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood. Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, neither Riverwood nor any of its Subsidiaries is in violation of, and Riverwood and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood.

          (i)    Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 2002, (i) Riverwood and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Riverwood's capital stock; (iii) there has not been any action taken by Riverwood or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1; and (iv) except as required by GAAP, there has not been any change by Riverwood in accounting principles, practices or methods. Except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, since December 31, 2002, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Riverwood.

          (j)    Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Riverwood, except Goldman, Sachs & Co. and Clayton, Dubilier & Rice, Inc.

          (k)   Opinion of Riverwood Financial Advisor. Riverwood has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Riverwood from a financial point of view.

          (l)    Employee Benefit Plans and Related Matters; ERISA.

              (i)  Employee Benefit Plans. Schedule 3.1(l)(i) of the Riverwood Disclosure Schedule sets forth a complete and correct list of each Riverwood Benefit Plan. With respect to each such Riverwood Benefit Plan, Riverwood has provided or made available to the Company complete and correct copies of: (A) such Riverwood Benefit Plan, if written, or a description of such Riverwood Benefit Plan if not written, and (B) to the extent applicable, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any employee benefit plan sponsored by Riverwood, and all schedules thereto; the most recent IRS determination letter; all current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); any actuarial study of any post-employment life or medical benefits provided under any such Benefit Plan; all current employee handbooks and manuals; statements or other communications regarding withdrawal or other multiemployer plan liabilities or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by Riverwood, if any; and all amendments and modifications to any such document. None of Riverwood or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Riverwood Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

             (ii)  Qualification. Each Riverwood Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Riverwood Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken, except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.1(l)(ii) of the Riverwood Disclosure Schedule.

            (iii)  Compliance; Liability.

            (A)  None of Riverwood, any of its Subsidiaries or any Riverwood Related Person would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Riverwood Benefit Plan that is subject to Title IV of ERISA (a "Riverwood Title IV Plan") were to terminate as of the date hereof. Each Riverwood Benefit Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Riverwood Benefit Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived. As of the last day of the most recently ended fiscal year of each Riverwood Title IV Plan, the "projected benefit obligations" (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Riverwood Benefit Plan did not exceed the fair market value of the assets of each such Riverwood Benefit Plan allocable to such "projected benefit obligations," determined on the basis of the actuarial assumptions contained in the actuarial report prepared for such fiscal year of each such Riverwood Benefit Plan.

            (B)  None of Riverwood, any of its Subsidiaries or any Riverwood Related Person has been involved in any transaction that could cause Riverwood or any of its Subsidiaries to be subject to liability under section 4069 or 4212 of ERISA. None of Riverwood, any of its Subsidiaries or any Riverwood Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the knowledge of Riverwood, no event, transaction or condition has occurred or exists that could result in any such liability to Riverwood, any of its Subsidiaries or any Riverwood Related Person. All contributions and premiums required to have been paid by Riverwood, any of its Subsidiaries or any Riverwood Related Person to any Riverwood Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable law, except to the extent failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

            (C)  Each of the Riverwood Benefit Plans has been operated and administered in all material respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any participant in any of the Riverwood Benefit Plans, or otherwise involving any such Riverwood Benefit Plan or the assets of any Riverwood Benefit Plan, other than routine claims for benefits. The Riverwood Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, domestic or foreign, and no matters are pending with respect to a Riverwood Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

            (D)  No Riverwood Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA.

            (E)  No person is or will become entitled to post-employment benefits of any kind by reason of employment with Riverwood or any of its Subsidiaries, including, but not limited to, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code or (y) retirement benefits payable under any Riverwood Benefit Plan qualified under section 401(a) of the Code. The entering into this Agreement or the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of Riverwood or any of its Subsidiaries and no payment or deemed payment by Riverwood or any of its Subsidiaries will arise or be made as a result of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

            (F)  Riverwood has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Riverwood Benefit Plans, except where a failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

        (m)  No Restrictions on the Merger; Takeover Statutes. The Board of Directors of Riverwood has taken all necessary action to render Section 203 of the Delaware General Corporation Law, and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of Riverwood or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

        (n)   Environmental Matters.

            (i)  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood and except as disclosed in the current Riverwood SEC Reports, (i) the operations of Riverwood and its Subsidiaries have been and are in compliance with all Environmental Laws and the Riverwood and its Subsidiaries are in possession of and in compliance with all licenses, permits and authorizations required by applicable Environmental Laws, (ii) there are no pending or threatened Environmental Claims under or pursuant to Environmental Laws against Riverwood or its Subsidiaries or involving any real property currently or formerly owned, operated or leased by Riverwood or its Subsidiaries, (iii) Riverwood and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Riverwood or its Subsidiaries or operations thereon would reasonably be expected to result in such Environmental Liabilities, (iv) all real property currently owned or operated by Riverwood or its Subsidiaries is free of contamination from Hazardous Materials that requires investigation or remedial action pursuant to applicable Environmental Laws, (v) no work, repair, construction or capital expenditure is required or planned pursuant to, or to comply with, any Environmental Law and (vi) Riverwood has provided the Company with all material environmental documentation, including all material environmental site assessments, compliance audits, studies, correspondence with environmental regulatory authorities and allegations of noncompliance or liability in its possession, custody or control.

           (ii)  For purposes of this Section 3.1(n) and Section 3.2(n) the following terms shall have the following meanings:

        "Environmental Claim" shall mean any and all actions, suits, demands, demand letters, directives, orders, claims, liens, investigations, requests for information, proceedings, or notices of noncompliance or violation (written or oral) by any person (including, without limitation, any governmental authority) alleging liability or potential liability arising out of, based on or resulting from (A) the presence, release or disposal, or threatened release or disposal, of any Hazardous Materials at any location, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit thereunder or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from exposure to or the presence, release, or disposal or threat thereof of any Hazardous Materials.

        "Environmental Law" means any applicable law, regulation, code, order, judgment, decree, injunction or any other requirement of law (including common law) promulgated by any Governmental Entity (A) for the protection of human health or the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, transport, treatment, disposal, release or threatened release of any Hazardous Material.

        "Hazardous Material" means any substance, material, chemical, pollutant or contaminant (A) listed, defined, designated or regulated pursuant to any applicable Environmental Law including, without limitation, petroleum products and byproducts, asbestos and polychlorinated biphenyls or (B) requiring investigation or remedial action under any Environmental Law.

        "Environmental Liabilities" means all liabilities, obligations, claims, losses, damages, fines, penalties and sanctions arising under any Environmental Law or relating to the presence, release or threatened release of Hazardous Materials.

        (o)   Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood and except as disclosed in the Riverwood SEC Reports filed prior to the date of this Agreement, (i) Riverwood and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Riverwood, the use of any Intellectual Property by Riverwood and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Riverwood or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Riverwood, no Person is challenging, infringing on or otherwise violating any right of Riverwood or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Riverwood or its Subsidiaries; and (iv) neither Riverwood nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Riverwood and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Riverwood or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any such jurisdiction;

and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        (p)   Taxes.

            (i)  Riverwood and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Riverwood. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to have so paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Riverwood. All Taxes required to be withheld by Riverwood and each of its Subsidiaries have been timely withheld and paid to the proper taxing authority, except to the extent that any failure to have so withheld or paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Riverwood.

           (ii)  The most recent financial statements contained in the Riverwood SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by Riverwood and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements, except to the extent that the failure to have so reserved would not, individually or in the aggregate, reasonably be expected to have a Material Adverse effect on Riverwood. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Riverwood or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood.

          (iii)  The Federal income Tax Returns of Riverwood and each of its Subsidiaries consolidated in such Returns for all years through 1998 either have been examined by and settled with the United States Internal Revenue Service or the statutes of limitation for assessment of deficiency with respect thereto have expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (iv)  There are no material Liens for Taxes (other than for current Taxes not yet due and payable and for Taxes being contested in good faith) on the assets of Riverwood or any of its Subsidiaries. Neither Riverwood nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

           (v)  For purposes of this Agreement:

            (A)  "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

            (B)  "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

        (q)   Certain Contracts. Other than the contracts or agreements of Riverwood included as exhibits to Riverwood's Annual Report on Form 10-K for the year ended December 31, 2001, and contracts or agreements between Riverwood and its wholly owned Subsidiaries or between wholly owned Subsidiaries of Riverwood, Schedule 3.1(q) of the Riverwood Disclosure Schedule lists each of the following contracts and agreements to which Riverwood or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being "Riverwood Identified Contracts"), in each case as such Riverwood Identified Contract is in effect on the date hereof:

            (i)  contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, Riverwood or any of its Subsidiaries that (A) require annual payments by Riverwood or any of its Subsidiaries in excess of $2,000,000 and (B) have a term of one year or more and are not terminable by Riverwood or the Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

           (ii)  contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by Riverwood or any of its Subsidiaries that (A) require annual payments to Riverwood or any of its Subsidiaries in excess of $500,000 (except, in the case of contracts and agreements for the sale of open market coated board, in excess of $1,000,000) and (B) have a term of one year or more and are not terminable by Riverwood or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

          (iii)  manufacturer's representative, sales agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by Riverwood or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or (B) are otherwise material;

          (iv)  contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, Riverwood or any of its Subsidiaries in excess of $2,000,000 principal amount in the aggregate, or (B) governing the terms of "synthetic" or capital leases pursuant to which Riverwood or any of its Subsidiaries has financial obligations in excess of $2,000,000 or (C) providing for all obligations of Riverwood and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument (other than any such agreement involving a notional amount of less than $50,000);

           (v)  contracts and agreements for the direct or indirect benefit of (x) the stockholders of Riverwood or (y) any of the affiliates of the stockholders of Riverwood (other than Riverwood and its Subsidiaries and their respective officers and directors in their capacities as such);

          (vi)  shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of Riverwood or any of its Subsidiaries;

         (vii)  contracts and agreements entered into since January 1, 1990 providing for the acquisition or disposition of assets having a value in excess of $5,000,000, other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

        (viii)  all leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $250,000;

          (ix)  joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

           (x)  contracts and agreements governing the terms of indebtedness of third parties (A) owed to Riverwood or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $250,000 in the aggregate made to employees of Riverwood or any of its Subsidiaries, by Riverwood or such Subsidiary in the ordinary course of business consistent with past practice, or (B) to or guaranteed by Riverwood or any of its Subsidiaries;

          (xi)  contracts and agreements prohibiting or materially restricting the ability of Riverwood or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (A) distribution (including independent sales representative) contracts and agreements listed on Schedule 3.1(p) of the Disclosure Schedule or that have a term of less than one year or are terminable by Riverwood or any Subsidiary of Riverwood party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to Riverwood and its Subsidiaries taken as a whole and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to Riverwood and its Subsidiaries taken as a whole.

         (xii)  contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of Riverwood or any of its Subsidiaries (other than contracts and agreements providing for payments of less than $250,000 in the aggregate); and

        (xiii)  contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of Riverwood and its Subsidiaries taken as a whole.

        Each contract or agreement to which Riverwood or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither Riverwood nor any of its Subsidiaries, nor, to the knowledge of Riverwood, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by Riverwood or any of its Subsidiaries, or, to the knowledge of Riverwood, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Material Adverse Effect on Riverwood.

          (r)   Labor Matters.

              (i)  Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on Riverwood, Riverwood is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

             (ii)  None of Riverwood and its Subsidiaries is a party to or bound by and none of their employees is subject to any collective bargaining agreement relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and there are no labor unions or other organizations representing or, to the actual knowledge of Riverwood purporting to represent, any employees employed by any of Riverwood and its Subsidiaries. No labor union is currently engaged in or, to the actual knowledge of Riverwood, threatening, organizational efforts with respect to any employees of Riverwood or any of its Subsidiaries. Riverwood and its Subsidiaries are not in material breach of or default under any Collective Bargaining Agreement. Since January 1, 2000, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of Riverwood or any of its Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the actual knowledge of Riverwood, threatened with respect to any employee of Riverwood or any of its Subsidiaries, other than as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood.

          (s)   Assets.

              (i)  Riverwood and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as they are currently conducted (the "Assets"), other than Intellectual Property (which is the subject of Section 3.1(o)). Riverwood and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets (other than Intellectual Property), including all such Assets (other than Intellectual Property) reflected in Riverwood's consolidated balance sheet for the nine months ended September 30, 2002 appearing in Riverwood's Quarterly Report on Form 10-Q for such quarter (the "Riverwood Balance Sheet") or acquired since such date (except as may have been disposed of since such date or as may be disposed of after the date hereof in accordance herewith in either case in the ordinary course of business consistent with past practice), in each case free and clear of any Lien, except Riverwood Permitted Liens (as defined below). Schedule 3.1(s)(i) of the Riverwood Disclosure Schedule sets forth a complete and correct list of each of the countries in which Assets are located.

             (ii)  "Riverwood Permitted Liens" means (A) Liens reserved against or reflected in the Riverwood Balance Sheet, to the extent so reserved or reflected or described in the notes thereto, (B) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Riverwood's books in accordance with GAAP, (C) those Liens set forth in Schedule 3.1(s)(ii) of the Riverwood Disclosure Schedule and (D) those Liens that, individually and in the aggregate with all other Riverwood Permitted Liens, do not and will not materially interfere with the use of the properties or assets of Riverwood and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

          (t)    Real Property.

              (i)  Schedule 3.1(t)(i) of the Riverwood Disclosure Schedule contains a complete and correct list of all Riverwood Owned Real Property (as defined in Section 3.1(t)(iii)) setting forth information sufficient to specifically identify such Riverwood Owned Real Property and the legal owner thereof. Riverwood and its Subsidiaries have good, valid and marketable fee simple title to the Riverwood Owned Real Property, free and clear of any Liens other than Riverwood Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Riverwood Owned Real Property, or any material portion thereof or interest therein. Each Riverwood Lease (as defined in Section 3.1(t)(iii)) grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Riverwood Permitted Liens. Each of Riverwood and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Riverwood Leases free and clear of any Liens other than Riverwood Permitted Liens. Each of Riverwood and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Riverwood Leases of its respective Riverwood Leased Real Property (as defined in Section 3.1(t)(iii)) free and clear of any Lien other than Riverwood Permitted Liens.

             (ii)  The Riverwood Real Property constitutes all the fee, leasehold and other interests in real property held by Riverwood and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of Riverwood and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement. The use and operation of the Riverwood Real Property in the conduct of the business of Riverwood and its Subsidiaries does not violate any instrument of record or agreement affecting the Riverwood Real Property, except for such violations as individually and in the aggregate would not have or result in a Material Adverse Effect. No current use by Riverwood and its Subsidiaries of the Riverwood Real Property is dependent on a nonconforming use or other governmental approval, the absence of which individually or in the aggregate would have or result in a Material Adverse Effect.

            (iii)  "Riverwood Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Riverwood or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of Riverwood and its Subsidiaries as it is currently conducted. "Riverwood Leased Real Property" means all interests in real property pursuant to the Riverwood Leases. "Riverwood Owned Real Property" means the real property owned by Riverwood and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of Riverwood and its Subsidiaries as it is currently conducted. "Riverwood Real Property" means the Riverwood Owned Real Property and the Riverwood Leased Real Property.

          (u)   Insurance. Schedule 3.1(u) of the Riverwood Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of Riverwood and its Subsidiaries as of the date hereof. Such policies are in full force and effect, and all premiums due thereon have been paid. Riverwood and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of Riverwood and its Subsidiaries.

          (v)   Affiliate Transactions. Schedule 3.1(v) of the Riverwood Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Riverwood or any of its Subsidiaries, on the one hand, and the Riverwood Group Shareholders (as defined in Section 8.11) or any of their affiliates (other than Riverwood or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Riverwood and its Subsidiaries taken as a whole.

          (w)  Disclosure. No representation or warranty by Riverwood contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Riverwood to the Company or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect Riverwood uniquely) known to Riverwood that has not been disclosed by Riverwood to the Company that might reasonably be expected to have or result in a Material Adverse Effect on Riverwood.

        Section 3.2    Representations and Warranties of the Company.    Except as set forth in the Company Disclosure Schedule delivered by the Company to Riverwood prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure set forth in the Company Disclosure Schedule is readily applicable to such other representation or warranty), the Company represents and warrants to Riverwood as follows:

        (a)   Organization, Standing and Power; Subsidiaries.

            (i)  Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Riverwood are true, complete and correct copies of such documents as in effect on the date of this Agreement.

           (ii)  Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 ("Company Exhibit 21") includes all the Subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Company Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Company SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

        (b)   Capital Structure.

            (i)  As of December 31, 2002, the authorized capital stock of the Company consisted of (A) 100,000,000 shares of Company Common Stock, of which 33,477,300 shares were outstanding and no shares were held in the treasury of the Company, (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (x) 1,000,000 shares have been designated as Company Convertible Preferred Stock, all of which were outstanding and (y) 100,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement dated as of May 31, 2000, between the Company and Norwest Bank Minnesota, N.A. (the "Company Rights Agreement").

           (ii)  Since December 31, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares of Company Common Stock (and accompanying Company Rights) pursuant to options or rights outstanding as of December 31, 2002 under the Benefit Plans of the Company.

  All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of December 31, 2002 no options, warrants or other rights to acquire capital stock from the Company other than (x) Company Rights and (y) options to acquire capital stock of the Company representing in the aggregate the right to purchase 5,767,528 shares of Company Common Stock (collectively, the "Company Stock Options") and 405,246 shares of restricted Company Common Stock under the Company Equity Incentive Plan, the Company Equity Compensation Plan for Non-Employee Directors and the Company's Employee Stock Purchase Program (collectively, the "Company Stock Incentive Plans"). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of December 31, 2002, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Incentive Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted since December 31, 2002 to the date of this Agreement.

          (iii)  No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote ("Company Voting Debt") are issued or outstanding.

          (iv)  Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are not outstanding any stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

        (c)   Authority; No Conflicts.

            (i)  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (ii)  The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the articles of incorporation or bylaws of the Company or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

          (iii)  No consent, approval, order or authorization of, clearance by, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   Reports and Financial Statements.

            (i)  The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes and schedules) included or incorporated by reference in the Company SEC Reports presents fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

           (ii)  Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        (e)   Information Supplied.

            (i)  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Company Proxy Statement/Prospectus will, on the date it is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Company Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

           (ii)  Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus based on information supplied by Riverwood for inclusion or incorporation by reference therein.

        (f)    Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of all directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders Meeting.

        (g)   Vote Required. The affirmative votes (i) of the holders of two-thirds of the voting power of Company Common Stock (including the votes to which the holders of the Company Convertible Preferred Stock are entitled) and (ii) of the holders of two-thirds of the outstanding shares of Company Convertible Preferred Stock, voting separately as a class, to adopt this Agreement (collectively, the "Company Stockholder Approval") are the only votes of the holders of any class or series of the Company's capital stock necessary to consummate the transactions contemplated hereby.

        (h)   Litigation; Compliance with Laws.

            (i)  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

           (ii)  Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the

  Company Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

        (i)    Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since December 31, 2002, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company's capital stock, except for dividends or other distributions on its capital stock disclosed in Schedule 3.2(i) of the Company Disclosure Schedule; (iii) there has not been any action by the Company or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.2; and (iv) except as required by GAAP, there has not been any change by the Company in accounting principles, practices or methods. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2002, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

        (j)    Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except Credit Suisse First Boston and Morgan Stanley.

        (k)   Opinion of the Company Financial Advisor. The Company has received the opinion of Credit Suisse First Boston, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Company Common Stock, other than the Family Stockholders, from a financial point of view. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the payment associated with the Preferred Stock Conversion is fair to the Company, from a financial point of view.

        (l)    Employee Benefit Plans and Related Matters; ERISA.

            (i)  Employee Benefit Plans. Schedule 3.2(l) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Benefit Plan. With respect to each such Company Benefit Plan, the Company has provided or made available to the Company complete and correct copies of: (A) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and (B) to the extent applicable, all trust agreements, insurance contracts or other funding arrangements, the two most recent actuarial and trust reports, the two most recent Forms 5500 required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any employee benefit plan sponsored by the Company, and all schedules thereto; the most recent IRS determination letter; all current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); any actuarial study of any post-employment life or medical benefits provided under any such Benefit Plan; all current employee handbooks and manuals; statements or other communications regarding withdrawal or other multiemployer plan liabilities or similar liabilities pertaining to any non-U.S.

  employee benefit plan sponsored by the Company, if any; and all amendments and modifications to any such document. None of the Company or any of its Subsidiaries has communicated to any current or former employee thereof any intention or commitment to modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

           (ii)  Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken, except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.2(l)(ii) of the Company Disclosure Schedule.

          (iii)  Compliance; Liability.

          (A)  None of the Company, any of its Subsidiaries or any Company Related Person would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Company Benefit Plan that is subject to Title IV of ERISA (a "Company Title IV Plan") were to terminate as of the date hereof. Each Company Benefit Plan that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no such Company Benefit Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived. As of the last day of the most recently ended fiscal year of each Company Title IV Plan, the "projected benefit obligations" (within the meaning of the Financial Accounting Standards Board Statement No. 87) under each such Company Benefit Plan did not exceed the fair market value of the assets of each such Company Benefit Plan allocable to such "projected benefit obligations," determined on the basis of the actuarial assumptions contained in the actuarial report prepared for such fiscal year of each such Company Benefit Plan.

          (B)  None of the Company, any of its Subsidiaries or any Company Related Person has been involved in any transaction that could cause Company, any of its Subsidiaries or, following the Closing Riverwood or any Riverwood Related Person to be subject to material liability under section 4069 or 4212 of ERISA. None of Company, any of its Subsidiaries or any Company Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the knowledge of Company, no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any of its Subsidiaries, any Company Related Person or, following the Closing Riverwood or any Riverwood Related Person. All contributions and premiums required to have been paid by the Company, any of its Subsidiaries or any Company Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable law, except to the extent failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

          (C)  Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms, all applicable laws and all applicable collective bargaining agreements. There are no material pending or threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits. The Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

          (D)  No Company Benefit Plan is a multiemployer plan (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA.

          (E)  No person is or will become entitled to post-employment benefits of any kind by reason of employment with Company or any of its Subsidiaries, including, but not limited to, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code or (y) retirement benefits payable under any Company Benefit Plan qualified under section 401(a) of the Code. The entering into this Agreement or the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries and no payment or deemed payment by Company or any of its Subsidiaries will arise or be made as a result of the entering into of this Agreement or the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

          (F)  The Company has classified all individuals (including but not limited to independent contractors and leased employees) appropriately under the Company Benefit Plans, except where a failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

        (m)  No Restrictions on the Merger.

            (i)  The Board of Directors of the Company has taken all necessary action to render any potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated hereby.

           (ii)  The Company has taken all action so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered. The Company has delivered to Riverwood a true and correct copy of the Company Rights Agreement.

        (n)   Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the current Company SEC Reports, (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws and the Company and its subsidiaries are in possession of and in compliance with all licenses, permits and authorizations required by applicable Environmental Laws, (ii) there are no pending or threatened, Environmental Claims under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have not incurred any Environmental Liabilities and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon would reasonably be expected to result in such Environmental Liabilities, (iv) all real property currently owned or operated by the Company or its

Subsidiaries is free of contamination from Hazardous Materials that requires investigation or remediation pursuant to applicable Environmental Laws, (v) no work, repair, construction or capital expenditure is required or planned pursuant to, or to comply with, any Environmental Law and (vi) the Company has provided Riverwood with all material environmental documentation, including all material environmental site assessments, compliance audits, studies, correspondence with environmental regulatory authorities and allegations of noncompliance or liability in its possession, custody or control.

        (o)   Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

        (p)   Taxes.

            (i)  The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, all Tax Returns required to be filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to have so paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Taxes required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid to the proper taxing authority, except to the extent that any failure to have so withheld or paid would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

           (ii)  The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements, except to the extent that the failure to have so reserved would not, individually or in the aggregate, reasonably be expected to have a Material Adverse effect on the Company. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (iii)  The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Returns for all years through 1998 either have been examined by and settled with the United States Internal Revenue Service or the statutes of limitation for assessment of deficiency with respect thereto have expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (iv)  There are no material Liens for Taxes (other than for current Taxes not yet due and payable and for Taxes being contested in good faith) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any Tax sharing agreements with third parties.

        (q)   Certain Contracts. Other than the contracts or agreements of the Company included as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and contracts or agreements between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company, Schedule 3.2(q) of the Company Disclosure Schedule lists each of the following contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being "Company Identified Contracts"), in each case as such Company Identified Contract is in effect on the date hereof:

            (i)  contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, the Company or any of its Subsidiaries that (A) require annual payments by the Company or any of its Subsidiaries in excess of $2,000,000 and (B) have a term of one year or more and are not terminable by the Company or the Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

           (ii)  contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by the Company or any of its Subsidiaries that (A) require annual payments to Company or any of its Subsidiaries in excess of $500,000 and (B) have a term of one year or more and are not terminable by Company or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

          (iii)  manufacturer's representative, sales agency and distribution contracts and agreements that (A) have a term of one year or more and are not terminable by the Company or any Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or (B) are otherwise material;

          (iv)  contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries in excess of $2,000,000 principal amount in the aggregate, or (B) governing the terms of "synthetic" or capital leases pursuant to which the Company or any of its Subsidiaries has financial obligations in excess of $2,000,000 or (C) providing for all obligations of the Company and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument (other than any such agreement involving a notional amount of less than $50,000);

           (v)  contracts and agreements for the direct or indirect benefit of (x) any Family Stockholder other than contracts and agreements that benefit all stockholders of the Company ratably or (y) any of the affiliates of any Family Stockholder (other than the Company and its Subsidiaries and their respective officers and directors in their capacities as such);

          (vi)  shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

         (vii)  contracts and agreements entered into since January 1, 1990 providing for the acquisition or disposition of assets having a value in excess of $5,000,000, other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

        (viii)  all leases, subleases, licenses and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $250,000;

          (ix)  joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

           (x)  contracts and agreements governing the terms of indebtedness of third parties (A) owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $250,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice, or (B) to or guaranteed by the Company or any of its Subsidiaries;

          (xi)  contracts and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (A) distribution (including independent sales representative) contracts and agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule or that have a term of less than one year or are terminable by the Company or any Subsidiary of the Company party thereto, as the case may be, on notice of six months or less without penalty, and, in each case, which are not material to the Company and its Subsidiaries taken as a whole and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to the Company and its Subsidiaries taken as a whole.

         (xii)  contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries (other than contracts and agreements providing for payments of less than $250,000 in the aggregate); and

        (xiii)  contracts and agreements that are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries taken as a whole.

        Each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Material Adverse Effect on the Company.

        (r)   Labor Matters.

            (i)  Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company, the Company is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices.

           (ii)  None of the Company and its Subsidiaries is a party to or bound by and none of their employees is subject to any Collective Bargaining Agreement, and there are no labor unions or other organizations representing or, to the actual knowledge of the Company purporting to represent, any employees employed by any of the Company and its Subsidiaries. No labor union is currently engaged in or, to the actual knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are not in material breach of or default under any Collective Bargaining Agreement. Since January 1, 2000, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the actual knowledge of the Company, threatened with respect to any employee of the Company or any of its Subsidiaries, other than as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        (s)   Assets.

            (i)  The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), necessary for the conduct of, or otherwise material to, their business and operations as they are currently conducted (the "Assets"), other than Intellectual Property (which is the subject of Section 3.2(o)). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets (other than Intellectual Property), including all such Assets (other than Intellectual Property) reflected in the Company's consolidated balance sheet for the fiscal year ended December 31, 2002 appearing in the Company's Annual Report on Form 10-K for such year (the "Company Balance Sheet") or acquired since such date (except as may have been disposed of since such date or as may be disposed of after the date hereof in accordance herewith in either case in the ordinary course of business consistent with past practice), in each case free and clear of any Lien (as defined below), except Company Permitted Liens (as defined below). Schedule 3.2(s)(i) of the Company Disclosure Schedule sets forth a complete and correct list of each of the countries in which Assets are located.

           (ii)  "Company Permitted Liens" means (A) Liens reserved against or reflected in the Company Balance Sheet, to the extent so reserved or reflected or described in the notes thereto, (B) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, (C) those Liens set forth in Schedule 3.2(s)(ii) of the Company Disclosure Schedule and (D) those Liens that, individually and in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

        (t)    Real Property.

            (i)  Schedule 3.2(t)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Real Property (as defined in Section 3.2(t)(iii)) setting forth information sufficient to specifically identify such Company Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid and marketable fee simple title to the Company Owned Real Property, free and clear of any Liens other than Company Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any material portion thereof or interest therein. Each Company Lease (as defined in Section 3.2(t)(iii)) grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Company Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases free and clear of any Liens other than Company Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Company Leases of its respective Company Leased Real Property (as defined in Section 3.2(t)(iii)) free and clear of any Lien other than Company Permitted Liens.

           (ii)  The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted, except for any fee, leasehold or other interest acquired or disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually and in the aggregate would not have or result in a Material Adverse Effect. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other governmental approval, the absence of which individually or in the aggregate would have or result in a Material Adverse Effect.

          (iii)  "Company Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Company Leased Real Property" means all interests in real property pursuant to the Company Leases. "Company Owned Real Property" means the real property owned by the Company and its Subsidiaries necessary for the conduct of, or otherwise material to, the business of the Company and its Subsidiaries as it is currently conducted. "Company Real Property" means the Company Owned Real Property and the Company Leased Real Property.

        (u)   Insurance. Schedule 3.2(u) of the Company Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date hereof. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

        (v)   Affiliate Transactions. Schedule 3.2(v) of the Company Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and the Family Stockholders or any of their affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

        (w)  Disclosure. No representation or warranty by the Company contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of the Company to Riverwood or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Company uniquely) known to the Company that has not been disclosed by the Company to Riverwood that might reasonably be expected to have or result in a Material Adverse Effect on the Company.

        Section 3.3    Representations and Warranties of Riverwood and Merger Sub.    Riverwood and Merger Sub represent and warrant to the Company as follows:

          (a)   Organization. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Riverwood.

          (b)   Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The copies of the Certificate of Formation and the LLC Agreement of Merger Sub which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (c)   Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub or any law binding on Merger Sub.

          (d)   No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 4.1    Covenants of Riverwood.    During the period from the date of this Agreement and continuing until the Effective Time, Riverwood agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Voting Agreement, or as disclosed in the Riverwood Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing):

          (a)   Ordinary Course. Riverwood and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Riverwood or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

          (b)   Dividends; Changes in Share Capital. Except as contemplated by Section 5.14, Riverwood shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of Riverwood, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Riverwood which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Riverwood of its common stock in the ordinary course of business consistent with past practice in connection with the Riverwood Benefit Plans.

          (c)   Issuance of Securities. Riverwood shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Riverwood Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Riverwood Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of common stock in Riverwood (and any associated Riverwood Rights) upon the exercise of Riverwood Stock Options in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of Riverwood of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Riverwood or (iii) as set forth on Schedule 4.1(c) of the Riverwood Disclosure Schedule.

          (d)   Governing Documents. Except to the extent required to comply with applicable law or its obligations hereunder, including Section 5.14, Riverwood shall not amend or propose to amend its certificate of incorporation, bylaws or other governing documents.

          (e)   No Acquisitions. Other than acquisitions disclosed on the Riverwood Disclosure Schedule, Riverwood shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or business organization or division thereof.

          (f)    No Dispositions. Other than internal reorganizations or consolidations involving existing Subsidiaries of Riverwood, Riverwood shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Riverwood, but excluding sale or disposition of inventory and equipment leasing in the ordinary course of business).

          (g)   Investments; Indebtedness. Riverwood shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Riverwood or a Subsidiary of Riverwood to or in Riverwood or any Subsidiary of Riverwood or (y) pursuant to any contract or other legal obligation of Riverwood or any of its Subsidiaries existing at the date of this Agreement, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement.

          (h)   Compensation. Riverwood shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Riverwood Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than (i) as contemplated by Schedule 4.1(c) or 4.1(h) of the Riverwood Disclosure Schedule or (ii) as required by an existing agreement.

          (i)    Accounting Methods; Tax Elections. Except as disclosed in Riverwood SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Riverwood shall not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP as concurred in by Riverwood's independent public accountants. Riverwood shall not make or change any material Tax election, or settle or compromise any material Tax liability or material claim for refund.

          (j)    Settlement of Litigation. Riverwood shall not settle or compromise any material action, suit or claim, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim.

          (k)   Certain Agreements. Riverwood shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Riverwood or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Company or any of its affiliates (including the Surviving Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area or line of business which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken together, after giving effect to the Merger.

          (l)    No Related Actions. Riverwood will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 4.2    Covenants of the Company.    During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement (including, but not limited to, the Preferred Stock Conversion), as disclosed in the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Riverwood shall otherwise consent in writing):

          (a)   Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically permitted by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a) unless such action would constitute a breach of one or more of such other provisions.

          (b)   Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of the amount set forth in Section 4.2(b) of the Company Disclosure Schedule per share of Company Convertible Preferred Stock, with usual record and payment dates for such dividends in accordance with past dividend practice; and (B) dividends or distributions by Subsidiaries of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except (A) for the purchase from time to time by the Company of Company Common Stock (and the associated Company Rights) in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans and (B) for the redemption or exchange of Company Rights in accordance with the Company Rights Agreement.

          (c)   Issuance of Securities. Except as contemplated by the Preferred Stock Conversion, the Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Company Rights) upon the exercise of Company Stock Options in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of the Company, (iii) issuances in accordance with the Company Rights Agreement, or (iv) as set forth on Schedule 4.2(c) of the Company Disclosure Schedule.

          (d)   Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to amend its articles of incorporation, bylaws or other governing documents.

          (e)   No Acquisitions. Other than acquisitions disclosed on the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division thereof.

          (f)    No Dispositions. Other than internal reorganizations or consolidations involving existing Subsidiaries of the Company, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company, but excluding sale or disposition of inventory and equipment leasing in the ordinary course of business).

          (g)   Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company or (y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement.

          (h)   Compensation. Other than as contemplated by Sections 4.2(c) or 4.2(h) of the Company Disclosure Schedule, the Company shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Company Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan and, in the case of any of the foregoing, except, in any case, as required by an existing agreement.

          (i)    Accounting Methods; Tax Elections. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not make or change any material Tax election, or settle or compromise any material Tax liability or material claim for refund.

          (j)    Settlement of Litigation. The Company shall not settle or compromise any material action, suit or claim, or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material action, suit or claim.

          (k)   Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Riverwood or any of its affiliates (including the Surviving Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area or line of business which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Riverwood and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken together, after giving effect to the Merger.

          (l)    No Related Actions. The Company will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

        Section 4.3    Governmental Filings.    Each party shall (a) confer on a regular basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on material operational matters. The Company and Riverwood (i) shall cooperate with each other in making all filings required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time, (ii) shall timely file all such reports and (iii) shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) notify the other party of the filing of all such reports, announcements and publications promptly after the same are filed.

        Section 4.4    Control of Other Party's Business.    Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Riverwood's operations prior to the Effective Time. Nothing contained in this Agreement shall give Riverwood, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Riverwood shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        Section 4.5    Actions Regarding Benefit Plans.    During the period from the date of this Agreement and continuing until the Effective Time, the parties agree as to themselves and their Subsidiaries that neither party nor any of its Subsidiaries, nor the Board of Directors of either party, nor any committee of either party, nor any employee of either party shall take or cause to be taken any action that would increase any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, compensation or benefits or obligation to fund benefits, or increase the number of participants, in each case, with respect to any Benefit Plan of either party.

ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.1    Preparation of Proxy Statement; Stockholders Approval.

        (a)   As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC proxy materials reasonably acceptable to Riverwood which shall constitute the Company Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Company Proxy Statement/Prospectus") and Riverwood shall prepare and file a registration statement on Form S-4 reasonably acceptable to the Company with respect to the issuance of Riverwood Common Stock in the Merger (the "Form S-4"). The Form S-4 and the Company Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Riverwood and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Riverwood and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Company Proxy Statement/Prospectus received from the SEC. Riverwood and the Company shall provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Company Proxy Statement/Prospectus prior to filing such with the SEC, and will promptly provide the other party with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Company Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed. The Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus to be mailed to the Company's stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Riverwood shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Riverwood Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Riverwood Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Company Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Riverwood or the Company, or any of their respective affiliates, officers or directors, should be discovered by Riverwood or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Riverwood and the Company.

        (b)   The Company shall duly take (subject to compliance with the provisions of Section 3.1(e), Section 3.2(e) and all applicable laws (provided that the Company shall have used reasonable best efforts to ensure that such representations are true and correct)) all necessary, proper and advisable action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Company Stockholder Approval; and the Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Riverwood such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); provided, that the Board of Directors of the Company may (upon the recommendation of a majority of the Independent Directors) make a Change in the Company Recommendation (i) pursuant to Section 5.4 hereof or (ii) if the Company's Board of Directors determines in good faith (after consultation with its legal and financial advisors) that not making a Change in the Company Recommendation would violate the fiduciary duties owed by the Company's Board of Directors to the Company's stockholders, and provided further, that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Riverwood or the Company (provided that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Riverwood its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger; provided, that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

        Section 5.2    Access to Information/Employees.

        (a)   Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other authorized representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with such parties, agents, advisors, attorneys and representatives with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (A) in the reasonable judgment of such party, any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties or (D) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, however, that with respect to this clause (D), the parties and/or counsel for the parties shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege. Any such information obtained pursuant to this Section 5.2 as well as any information about an Acquisition Proposal disclosed by the Company to Riverwood pursuant to the provisions of this Agreement ("Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by the party obtaining such information and all persons obtaining such information on such party's behalf or who obtain such information from such party. Confidential Information shall not include information that is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives (as defined below). Notwithstanding the foregoing, Confidential Information may be disclosed by a party (x) to its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively "Representatives") who need to know such information if the party informs such Representatives of the confidential nature of such information and directs them to treat such information confidentially and to use such information for no purpose other than as specifically permitted by the Agreement and (y) if the party is legally required to make such disclosure as a result of a court order, subpoena or similar legal duress, provided that prior to such disclosure, the disclosing party gives to the other party prompt written notice of its receipt of such order or subpoena or similar document so that the other party has a reasonable opportunity prior to disclosure to obtain a protective order (if disclosure of Confidential Information is so required, the disclosing party shall disclose only that portion of such information that is so required and shall assist the other party in obtaining protective orders or undertakings that confidential treatment will be accorded to any such information furnished). In the event of termination of this Agreement, each party will promptly return to the other party all Confidential Information in its possession (including all written materials prepared or supplied by or on its behalf containing or reflecting any Confidential Information) and will not retain any copies, extracts or other reproductions in whole or in part of any Confidential Information. Any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information shall be destroyed promptly upon termination of this Agreement, with such destruction confirmed to the other party in writing. Any oral Confidential Information will continue to be subject to the terms of this Section 5.2. Each party shall be responsible for the breach of the terms of this Section 5.2 by its Representative. Any investigation by Riverwood or the Company shall not affect the representation and warranties of the Company and Riverwood, as the case may be. In the event of any conflict between the terms of this Section 5.2 and the terms of a Confidentiality Agreement, the terms of this Section 5.2 shall control.

        Section 5.3    Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 5.3(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (b)   To the extent permissible under applicable law or any rule, regulation or restriction of a Governmental Entity, each of Riverwood and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        (c)   If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Riverwood and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

        Section 5.4    Acquisition Proposals.    The Company agrees that following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date (or the Extended Termination Date, if applicable), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for, 15% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (subject to Section 7.1(h)) accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and the Company's Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9, Rule 14e-2 and other applicable rules promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Company Recommendation, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, with respect to the actions contemplated by clauses (B) or (C), (i) the Company's Stockholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and a majority of the Company's Independent Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, a majority of the Company's Independent Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal will result in a Superior Proposal, (iii) in the case of clause (C) above, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement with terms at least as stringent as those in the Confidentiality Agreements and (iv) in the case of clause (C) above, prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Riverwood promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep Riverwood informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall permit Riverwood or the Company to terminate this Agreement (except as specifically provided in Article VII hereof).

        Section 5.5    Employee Benefits Matters.

        (a)   From and after the Effective Time until the first anniversary of the Effective Time (the "Benefits Continuation Period"), the Surviving Company shall provide, or cause to be provided, compensation and employee benefits (including adoption plans and severance plans) to the employees of the Company and its Subsidiaries and Riverwood and its Subsidiaries that are substantially comparable in the aggregate to those provided to such individuals by the Company and its Subsidiaries or Riverwood and its Subsidiaries, as the case may be, immediately prior to the Effective Time (but excluding for all purposes any equity-based or long-term incentive plans or arrangements); provided that with respect to employees who are subject to collective bargaining or employment agreements (including change in control agreements, severance plans or their provisions), compensation, benefits and payments shall be provided in accordance with the applicable collective bargaining agreements or employment agreements (including change in control agreements, severance plans or their provisions).

        (b)   With respect to any Benefit Plans of the Surviving Company or any of its Subsidiaries in which employees of the Company or any of its Subsidiaries or Riverwood or any of its Subsidiaries first become eligible to participate on or after the Effective Time, the Surviving Company shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements, except to the extent that such pre-existing condition exclusions or waiting periods apply to changes made by such employee under the terms of the Surviving Company Benefit Plan on the same basis as would apply to any employee of the Surviving Company making a similar change, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company, its Subsidiaries, Riverwood, its Subsidiaries and any predecessor entities thereof, for all Benefit Plan purposes (including, but not limited to, eligibility to participate, vesting credit, and entitlement to benefits, but excluding for purposes of benefit accrual) to the same extent such service would be recognized by the Surviving Company under the applicable Benefit Plan for similarly situated employees; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

        (c)   From and after the Effective Time, the Surviving Company and Riverwood shall honor and perform in accordance with their terms those employment agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule.

        Section 5.6    Fees and Expenses.    Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except, if the Merger is consummated, the Surviving Company or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Company Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

        Section 5.7    Directors' and Officers' Indemnification and Insurance.

        (a)   From and after the Effective Time Riverwood agrees that it will (i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Company's and Riverwood's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Riverwood (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Such substitute policies shall be issued by insurance companies having the same or better ratings and levels of creditworthiness as the insurance companies that have issued the current policies. The obligations of Riverwood under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7).

        (b)   If Riverwood or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Riverwood shall assume all of the obligations set forth in this Section 5.7.

        Section 5.8    Public Announcements.

        (a)   Riverwood and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the S-4 or the Company Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Riverwood nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that the foregoing shall be subject to the requirements of law and to each party's obligations pursuant to any listing agreement or the rules of any national securities exchange.

        (b)   Notwithstanding anything herein or any other agreement between the parties to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no party nor any employee, representative or other agent of such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws.

        Section 5.9    Accountant's Letters.

        (a)   Riverwood shall use reasonable best efforts to cause to be delivered to the Company two letters from Riverwood's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Riverwood and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        (b)   The Company shall use reasonable best efforts to cause to be delivered to Riverwood two letters from the Company's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Riverwood, in form reasonably satisfactory to Riverwood and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        Section 5.10    Listing of Shares of Riverwood Common Stock.    Riverwood shall use its reasonable best efforts to cause the shares of Riverwood Common Stock to be issued in the Merger, the shares of Riverwood Common stock held by the stockholders of Riverwood immediately prior to the Effective Time and the shares of Riverwood Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        Section 5.11    Company Affiliates; Restrictive Legend.    The Company will use all reasonable efforts to deliver or cause to be delivered to Riverwood, as promptly as practicable on or following the date hereof, from each person identified by the Company as an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act, an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act in the Form of Exhibit 5.11 to this Agreement (an "Affiliate Agreement"). Riverwood will give stop transfer instructions to its transfer agent with respect to any Riverwood Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Riverwood Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Riverwood in form and substance, that such transfer is exempt from registration under the Securities Act.

        Section 5.12    Section 16 Matters.    Prior to the Effective Time, each of Riverwood and the Company shall take all reasonable such steps as may be required and are consistent with applicable laws and regulations to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Riverwood Common Stock (including derivative securities with respect to Riverwood Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Tax Treatment.    Riverwood and the Company intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Riverwood and the Company, and each of their respective affiliates shall, to the extent consistent with their rights and obligations under this Agreement, use their reasonable best efforts to cause the Merger to so qualify, and the Company shall use its reasonable best efforts to obtain the opinions of Holme Roberts & Owen LLP referred to in Section 6.1(i) of this Agreement. For purposes of such tax opinions, each of Riverwood and the Company shall provide representation letters requested by such counsel, each dated on or before the date the Form S-4 shall become effective, and subsequently, on the Closing Date. Except for actions specifically contemplated by this Agreement, each of Riverwood and the Company and each of their respective affiliates shall use their reasonable best efforts not to take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.14    Changes to Riverwood's Capital Structure.    Prior to the Effective Time, Riverwood shall (a) restate its certificate of incorporation (the "Restated Certificate of Incorporation") to authorize (i) up to 500,000,000 shares of common stock, par value $0.01 per share ("Riverwood Common Stock") and (ii) up to 50,000,000 shares of preferred stock, par value $0.01 per share ("Riverwood Preferred Stock"), (b) reclassify its outstanding shares of capital stock so that each outstanding share of Riverwood Class A Common Stock and Riverwood Class B Common Stock shall be converted to the right to receive 15.21 shares of Riverwood Common Stock (the "Stock Split") and (c) enter into a Rights Agreement (the "Riverwood Rights Agreement") containing customary terms and conditions, having provided a copy of such agreement to the Company prior to its adoption and the terms of such agreement (x) being reasonably acceptable to the Company and (y) providing that the Merger shall not trigger rights of the Riverwood Stockholders to exercise the Riverwood Rights (as defined below), and designate an amount of shares of Riverwood Preferred Stock as Series A Junior Preferred Stock, such shares to be reserved for issuance upon exercise of the rights (the "Riverwood Rights") provided for in the Riverwood Rights Agreement.

        Section 5.15    Financing.    Each of Riverwood and the Company agrees to use its reasonable best efforts to obtain the financing required to repay any indebtedness of Riverwood and the Company required to be repaid in connection with the transactions contemplated by this Agreement, including using reasonable best efforts to obtain senior secured financing on the terms set forth in the commitment letter referred to in Section 6.1(h).

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the Company and Riverwood to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement by the stockholders of the Company.

          (b)   No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c)   HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the Family Stockholders under the HSR Act shall have been terminated or shall have expired, and any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed.

          (d)   NYSE Listing. The shares of Riverwood Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e)   Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f)    Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(c)), all consents, clearances, approvals and actions of, filings with and notices to any Governmental Entity required of Riverwood, the Company or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Riverwood and its Subsidiaries (including the Surviving Company and its Subsidiaries), taken together after giving effect to the Merger.

          (g)   Blue Sky Approvals. Riverwood shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

          (h)   Financing. Riverwood and the Company shall have completed financing arrangements, and entered into definitive financing agreements, and shall have received funds thereunder sufficient to repay or redeem the existing indebtedness of Riverwood and the Company and their Subsidiaries that is required to be repaid in connection with the Merger, including senior secured financing on the terms set forth in the commitment letter, dated the date hereof, addressed to Riverwood and the Company from a syndicate of financial institutions including JPMorganChase Bank with respect to senior secured financing of $1.5 billion, including the fee letter and side letter entered into in connection with such commitment letter, and such other additional financing as shall be required on such terms and conditions as shall be reasonably acceptable to Riverwood and the Company, provided that if the senior secured financing referred to in such commitment letter is not consummated, any such alternate senior secured financing will be on terms and conditions reasonably acceptable to Riverwood and the Company.

          (i)    Tax Opinions. The Company shall have received from Holme Roberts & Owen LLP, counsel to the Company, on or before the date the Form S-4 shall become effective, and subsequently on the Closing Date, written opinions dated as of such dates, and in form and substance reasonably satisfactory to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.2    Additional Conditions to Obligations of Riverwood.    The obligations of Riverwood to effect the Merger are subject to the satisfaction of, or waiver by Riverwood, on or prior to the Closing Date of the following conditions:

          (a)   Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Riverwood shall have received a certificate of the chief executive officer, and the chief financial officer of the Company to such effect.

          (b)   Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and shall have complied with Section 4.2(c) in all respects, and Riverwood shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (c)   The Company Rights Agreement. No Stock Acquisition Date or Distribution Date (as such terms are defined in Company Rights Agreement) shall have occurred pursuant to Company Rights Agreement.

          (d)   No Material Change. The Company and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect.

          (e)   Conversion of Company Convertible Preferred Stock. All outstanding shares of Company Convertible Preferred Stock shall have been converted into Company Common Stock.

        Section 6.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

          (a)   Representations and Warranties. Each of the representations and warranties of Riverwood set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Riverwood set forth in this Agreement that is not so qualified shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Riverwood, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Riverwood to such effect.

          (b)   Performance of Obligations of Riverwood. Riverwood shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and shall have complied with Section 4.1(c) in all respects, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Riverwood to such effect.

          (c)   No Material Change. Riverwood and its Subsidiaries shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII
TERMINATION AND AMENDMENT

        Section 7.1    General.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the Company:

          (a)   by mutual written consent duly authorized by the Boards of the Company and Riverwood;

          (b)   by the Company or Riverwood if the Closing shall not have occurred on or before October 31, 2003 (the "Termination Date" which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on the Termination Date the conditions to Closing set forth in Sections 6.1(c) and 6.1(f) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled then the Termination Date shall be automatically extended to December 31, 2003 (the "Extended Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

          (c)   by the Company, if Riverwood shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by Riverwood prior to the Termination Date and (ii) renders the condition set forth in Section 6.3(a), 6.3(b) or 6.3(d) incapable of being satisfied prior to the Termination Date;

          (d)   by Riverwood, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by the Company prior to the Termination Date and (ii) renders the condition set forth in Section 6.2(a), 6.2(b) or 6.2(d) incapable of being satisfied prior to the Termination Date;

          (e)   by the Company or Riverwood, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or of the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 5.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 5.3;

          (f)    by Riverwood if (i) the Board of Directors of the Company shall have withdrawn or changed or modified the Company Recommendation in a manner adverse to Riverwood or (ii) for any reason the Company fails to call or hold the Company Stockholders Meeting within five months of the date hereof;

          (g)   by the Company, if the (i) Board of Directors of the Company (upon the recommendation of a majority of the Independent Directors) authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Riverwood in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) Riverwood does not make, within five Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company's stockholders as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-day period, and (iii) the Company, at or prior to any termination pursuant to this Section 7.1(g), pays Riverwood the Termination Fee (as defined below) set forth in Section 7.2; and

          (h)   by the Company or Riverwood, if the Company Stockholder Approval shall not have been received at a duly held meeting of the stockholders of the Company called for such purpose (including any adjournment or postponement thereof).

        Section 7.2    Obligations in Event of Termination.

        (a)   In the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 3.1(j), Section 3.2(j), Section 5.2 (as it relates to Confidential Information only), Section 5.6, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of the Company or Riverwood; provided, however, that termination shall not preclude any party from suing the other party for, or relieve any party hereto from any liability arising from a, willful breach of this Agreement.

        (b)   If this Agreement is terminated (i) by Riverwood pursuant to Section 7.1(f)(i); (ii) by Riverwood pursuant to Section 7.1(f)(ii), unless there is a Permitted Reason for the failure to hold the Company Stockholders Meeting; (iii) by Riverwood or the Company pursuant to Section 7.1(h) because of the failure to obtain the Company Stockholder Approval unless there is a Permitted Reason for the failure to obtain the Company Stockholder Approval; (iv) by Riverwood or the Company pursuant to Section 7.1(b) because the Merger shall not have been consummated at or prior to the Termination Date or the Extended Termination Date, as the case may be, and, at the time of the termination, (x) the Company Stockholder Approval shall not have been obtained, unless there is a Permitted Reason for the failure to obtain the Company Stockholder Approval and (y) after the date hereof and prior to the Termination Date or the Extended Termination Date, as the case may be, there shall have been made in good faith by a third party (other than Riverwood or any of its affiliates) an offer or proposal for, or an announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), a transaction that would constitute a Business Combination involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the Termination Date or the Extended Termination Date, as the case may be); or (v) by the Company pursuant to Section 7.1(g), then the Company shall pay to Riverwood, at or prior to a termination pursuant to clause 7.1(g) or the sending by the Company of a notice of termination in the case of clauses (b)(iii) or (b)(iv) and not later than one Business Day after the receipt by the Company of a notice of termination from Riverwood in the case of clauses (b)(i), (b)(ii), (b)(iii) or (b)(iv), a termination fee of $30 million (the "Termination Fee").

        (c)   For the purposes of this Section 7.2, "Business Combination" means with respect to the Company, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) the Company's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 40% of the voting securities of such ultimate parent entity or (B) the individuals comprising the board of directors of the Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 40% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 40% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise

(other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company's stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person); provided, however, that any purchase, sale or other transfer of the voting securities of the Company held by any Family Stockholder as of the date hereof to or from any of the other Family Stockholders shall not be considered a Business Combination.

        (d)   All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Riverwood.

        (e)   The parties each agree that the agreements contained in Section 7.2(b) are an integral part of the transaction contemplated by this Agreement. If the Company fails to promptly pay Riverwood any fee due under such Section 7.2(b), the Company shall pay the costs and expenses of Riverwood (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, taken to collect payment.

        (f)    In the event that the Company is required to pay Riverwood a Termination Fee under Section 7.2(b), the Company shall also pay and reimburse Riverwood for all Expenses of Riverwood, up to a total amount of no more than $3 million, within one Business Day of receipt of a notice from Riverwood providing reasonable information regarding such Expenses and requesting payment.

        (g)   For purposes of this Section 7.2, "Permitted Reason" means with respect to (i) calling or holding the Company Stockholder Meeting, that the Company Stockholder Meeting shall not have occurred because of the failure of the SEC to declare the Form S-4 Effective and (ii) obtaining Company Stockholder Approval, that Company Stockholder Approval shall not have been obtained because of the failure of the Family Stockholders to vote in accordance with the Voting Agreement.

        Section 7.3    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Riverwood, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.4    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Sections 1.9(d), 5.5(c) and

5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

        Section 8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to Riverwood, to:

      Riverwood Holding, Inc.
      3350 Riverwood Parkway
      Suite 1400
      Atlanta, GA 30339
      Fax: (770) 644-2929
      Attention: General Counsel

      with a copy to:

      Debevoise & Plimpton
      919 Third Avenue
      New York, New York 10022
      Fax: (212) 909-6836
      Attention: Paul S. Bird, Esq.

          (b)   if to the Company to:

      Graphic Packaging International Corporation
      4455 Table Mountain Drive
      Golden, Colorado 80403
      Fax: (303) 215-0737
      Attention: General Counsel

      with a copy to:

      Holme Roberts & Owen LLP
      1700 Lincoln Street, Suite 4100
      Denver, Colorado 80203-4541
      Fax: (303) 866-0200
      Attention: W. Dean Salter, Esq.

        Section 8.3    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        Section 8.5    Entire Agreement; No Third Party Beneficiaries.

        (a)   This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 1.9(d) and Section 5.5 (which are intended to be for the benefit, respectively, only of the individuals party to the employment agreements listed on Schedule 3.2(q) of the Company Disclosure Schedule, and may be enforced by such individuals) and Section 5.7 (which is intended to be for the benefit of the individuals covered thereby, and may be enforced by such individuals).

        Section 8.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

        Section 8.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 8.9    Submission to Jurisdiction; Waivers.    Each of Riverwood and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Riverwood and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Riverwood and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 8.10    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.11    Definitions.    As used in this Agreement:

          (a)   "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (b)   "Benefit Plans" means, with respect to any Person, each foreign or domestic employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral) in effect on the date of this Agreement or disclosed on the Company Disclosure Schedule or the Riverwood Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA or any similar foreign law.

          (c)   "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (d)   "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (e)   "Riverwood Group Shareholders" means Clayton, Dubilier & Rice Fund V Limited Partnership, the 1818 Fund, L.P., HWH Investment Pte Ltd., J.P. Morgan Partners, L.P., EXOR Group S.A., First Plaza Group Trust and Madison Dearborn Capital Partners, L.P.

          (f)    "Confidentiality Agreements" means the letter agreement, dated July 22, 2002, between Riverwood and the Company, and the letter agreement, dated October 11, 2002, between Riverwood and the Company.

          (g)   "Independent Directors" means the members of the Company's Board of Directors who are not Family Stockholders or, to the extent such stockholders are trusts, are not the direct or indirect beneficiaries of any such trust.

          (h)   "known" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers and senior management as listed on such party's annual report to its shareholders and such knowledge as would be reasonably expected to be known by such executive officers in the ordinary and usual course of the performance of their professional responsibilities to such party.

          (i)    "Lien" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

          (j)    "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to (i) the business, financial condition, results of operations or prospects of such entity and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (w) to the economy or financial markets in general, (x) to changes in general in the industries in which such entity operates, provided, however, that the effect of such changes shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such entity, (y) to changes in applicable law or regulations or in GAAP, provided, however, that the effect of such changes shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on such entity, or (z) to the announcement of this Agreement or the transactions contemplated hereby; or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

          (k)   "other party" means, with respect to the Company, Riverwood and means, with respect to Riverwood, the Company, unless the context otherwise requires.

          (l)    "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (m)  "Related Persons" means, as to any Person, any trade or business, whether or not incorporated, which, together with such Person, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

          (n)   "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (o)   "Superior Proposal" means with respect to the Company, a bona fide written proposal made by a third party: (I) which is (i) for a sale, lease, exchange, transfer or other disposition of substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of all of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise; (II) which is (i) otherwise on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account all relevant aspects of the proposal and the third party making the proposal, would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed; and (III) for which all of the debt and equity financing required to consummate the proposed transaction is as fully and unconditionally committed, as evidenced by written commitments provided to the board of directors of the Company, as the debt and equity financing required to consummate the Merger under this Agreement is at such time.

        IN WITNESS WHEREOF, Riverwood, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RIVERWOOD HOLDING, INC.
By:	/s/ STEPHEN M. HUMPHREY
	Name:	Stephen M. Humphrey
	Title:	President and Chief Executive Officer
RIVERWOOD ACQUISITION SUB LLC
By:	/s/ STEPHEN M. HUMPHREY
	Name:	Stephen M. Humphrey
	Title:	President
GRAPHIC PACKAGING INTERNATIONAL CORPORATION
By:	/s/ JEFFREY H. COORS
	Name:	Jeffrey H. Coors
	Title:	President and Chief Executive Officer

Index

Page
Acquisition Proposal	A-42
Actions	A-12
Affiliate Agreement	A-45
Affiliates	A-8
Agreement	A-1
Applicable Company Laws	A-2
beneficial ownership	A-54
beneficially own	A-54
Benefit Plans	A-54
Benefits Continuation Period	A-43
Blue Sky Laws	A-11
Board of Directors	A-54
Book Entry Shares	A-3
Business Combination	A-50
Business Day	A-54
CBCA	A-2
Certificates	A-3
Certificates of Merger	A-2
Change in the Company Recommendation	A-39
Closing	A-2
Closing Date	A-2
Code	A-1
Collective Bargaining Agreement	A-19
Common Certificates	A-3
Company	A-1
Company Assets	A-48
Company Board Approval	A-25
Company Common Stock	A-1
Company Convertible Preferred Stock	A-1
Company Disclosure Schedule	A-22
Company Exhibit 21	A-22
Company Identified Contracts	A-30
Company Leased Real Property	A-32
Company Leases	A-32
Company Owned Real Property	A-32
Company Permits	A-25
Company Proxy Statement/Prospectus	A-38
Company Real Property	A-32
Company Recommendation	A-39
Company Rights	A-22
Company Rights Agreement	A-22
Company SEC Reports	A-24
Company Stock Incentive Plans	A-23
Company Stock Options	A-23
Company Stockholder Approval	A-25
Company Stockholder Meeting	A-39
Company Title IV Plan	A-27

A-I

Company Voting Debt	A-23
Confidential Information	A-40
Confidential Agreement	A-54
Delaware LLC Act	A-2
DOJ	A-41
EC Merger Regulation	A-41
Effective Time	A-2
Environmental Claim	A-16
Environmental Law	A-16
Environmental Liabilities	A-16
ERISA	A-54
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-3
Expenses	A-43
Extended Termination Date	A-49
Family Stockholders	A-1
Financing	A-47
Form A-4	A-38
FTC	A-41
GAAP	A-11
Governmental Entity	A-10
Hazardous Material	A-16
HSR Act	A-11
Intellectual Property	A-6
knowledge	A-54
known	A-54
LLC Agreement	A-2
Material Adverse Effect	A-54
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Necessary Consents	A-11
New Employment Agreement	A-2
NYSE	A-6
other party	A-55
parties	A-1
Permitted Reason	A-50
Person	A-55
Preferred Certificates	A-3
Preferred Stock Conversion	A-1
Regulatory Law	A-41
Representatives	A-40
Restated Certificate of Incorporation	A-46
Riverwood	A-1
Riverwood Assets	A-20
Riverwood Balance Sheet	A-20
Riverwood Board Approval	A-12
Riverwood Class A Common Stock	A-9
Riverwood Class B Common Stock	A-9

A-II

Riverwood Common Stock	A-46
Riverwood Disclosure Schedule	A-8
Riverwood Exhibit 21	A-8
Riverwood Identified Contracts	A-18
Riverwood Leased Real Property	A-20
Riverwood Leases	A-20
Riverwood Owned Real Property	A-20
Riverwood Permits	A-12
Riverwood Permits Liens	A-46
Riverwood Preferred Stock	A-46
Riverwood Real Property	A-20
Riverwood Rights	A-46
Riverwood Rights Agreement	A-46
Riverwood SEC Reports	A-11
Riverwood Stock Option Plans	A-12
Riverwood Stockholders	A-1
Riverwood Title IV Plan	A-14
Riverwood Voting Debt	A-9
SEC	A-8
Securities Act	A-8
Subsidiary	A-55
Superior Proposal	A-55
Surviving Company	A-2
Tax Return	A-17
Taxes	A-17
Termination Date	A-49
Termination Fee	A-50
Treasury Regulation	A-1
Violation	A-10
Voting Agreement	A-1

A-III

Annex B

EXECUTION COPY

VOTING AGREEMENT
DATED AS OF MARCH 25, 2003
BETWEEN
RIVERWOOD HOLDING, INC.
AND
THE FAMILY STOCKHOLDERS

        VOTING AGREEMENT, dated as of March 25, 2003, between RIVERWOOD HOLDING, INC., a Delaware corporation ("Riverwood"), and the persons listed on signature pages hereof (each, a "Family Stockholder" and, collectively, the "Family Stockholders").

W I T N E S S E T H:

        WHEREAS, each Family Stockholder owns the number of shares of 10% Series B Convertible Preferred Stock, stated value $100.00 per share, of Graphic Packaging International Corporation, a Colorado corporation (the "Company") (the "Series B Preferred Stock"), and of Common Stock, par value $0.01 per share, of the Company (including any common stock into which such Series B Preferred Stock may be converted or exchanged after the date hereof, the "Common Stock") set forth opposite such Family Stockholder's name on Schedule A hereto (such shares of Common Stock and Series B Preferred Stock, together with any other shares of capital stock of the Company acquired by any Family Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        WHEREAS, concurrently with the execution and delivery of this Agreement, Riverwood and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement") providing for the merger of the Company with and into a subsidiary of Riverwood (the "Merger") upon the terms and subject to the conditions set forth therein;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Riverwood, certain stockholders of Riverwood and the Family Stockholders are entering into a Stockholders Agreement (as the same may from time to time be modified supplemented or restated, the "Stockholders Agreement") with the Company, governing certain of the rights, duties and obligations of the parties thereto relating to their ownership of stock of the Company following the Merger, such agreement to become effective immediately upon the Effective Time (as defined in the Merger Agreement);

        WHEREAS, as a condition and inducement to the Company's willingness to enter into the Merger Agreement, certain stockholders of Riverwood (the "Riverwood Stockholders") have given their written consent, dated as of the date hereof, in the form of Exhibit 1(a) to the Merger Agreement, pursuant to which the Riverwood Stockholders have approved, among other things, the adoption of the Merger Agreement; and

        WHEREAS, as a condition and inducement to Riverwood's willingness to enter into the Merger Agreement, the Family Stockholders desire to enter into this Agreement, pursuant to which (i) the Family Stockholders are agreeing, among other things, to vote their shares of Common Stock and Series B Preferred Stock in favor of the adoption of the Merger Agreement and, at the Closing (as defined in the Merger Agreement), to convert their shares of Series B Preferred Stock into Common Stock, and (ii) Riverwood is agreeing to make a monetary payment to the Family Stockholders in consideration of such conversion.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES
OF EACH FAMILY STOCKHOLDER

        Each Family Stockholder, severally and not jointly, represents and warrants to Riverwood as follows:

        Section 1.1    Authority.    Such Family Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Family Stockholder and constitutes a valid and binding obligation of such Family Stockholder enforceable in accordance with its terms. If such Family Stockholder is married and the Subject Shares of such Family Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Family Stockholder's spouse, enforceable against such spouse in accordance with its terms. If such Family Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        Section 1.2    No Conflicts; Required Filings and Consents.

          (a)   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Family Stockholder or to such Family Stockholder's property or assets.

          (b)   The execution and delivery of this Agreement by such Family Stockholder do not, and the performance of this Agreement by such Family Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Family Stockholder of any of his obligations under this Agreement and (ii) that the Family Stockholders shall be required make an appropriate report pursuant to the HSR Act (as defined in the Merger Agreement) with respect to the transactions contemplated by the Merger Agreement.

        Section 1.3    The Subject Shares.    Such Family Stockholder is the record and beneficial owner of, or is a trust that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Family Stockholder's name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Family Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Family Stockholder's name on Schedule A hereto. Such Family Stockholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement or the Stockholders Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Family Stockholder to sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

        Section 1.4    Reliance by Riverwood.    Such Family Stockholder understands and acknowledges that Riverwood is entering into the Merger Agreement in reliance upon such Family Stockholder's execution and delivery of this Agreement.

        Section 1.5    Litigation.    There is no action, proceeding or investigation pending or threatened against such Family Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Family Stockholder in connection with this Agreement.

        Section 1.6    Finder's Fees.    No broker, investment bank, financial advisor or other person is entitled to any broker's finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Family Stockholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF RIVERWOOD

        Riverwood represents and warrants to each of the Family Stockholders as follows:

        Section 2.1    Authority.    Riverwood has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Riverwood and constitutes a valid and binding obligation of Riverwood enforceable in accordance with its terms.

        Section 2.2    No Conflicts; Required Filings and Consents.

          (a)   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Riverwood or to Riverwood's property or assets.

          (b)   The execution and delivery of this Agreement by Riverwood does not, and the performance of this Agreement by Riverwood will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Riverwood of any of its obligations under this Agreement.

ARTICLE III

VOTING OF SUBJECT SHARES

        Section 3.1    Agreement to Vote.    From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Family Stockholder, severally and not jointly, and subject to the provisions of Section 5.1, agrees as follows:

          (a)   At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Family Stockholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and, subject to Section 4.4, any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

          (b)   At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Family Stockholder shall vote (or cause to be voted) its Subject Shares (and each class thereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Family Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        Section 3.2    No Solicitation of Transactions.    Subject to the terms of Section 5.1, none of the Family Stockholders nor any of their affiliates shall, directly or indirectly, and each Family Stockholder will instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Family Stockholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Riverwood) conducted heretofore with respect to any of the foregoing. Each Family Stockholder shall promptly advise Riverwood orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Family Stockholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide Riverwood with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

ARTICLE IV

ADDITIONAL AGREEMENTS

        Section 4.1    No Disposition or Encumbrance of Subject Shares.    Except as provided in the next to the last sentence of this Section 4.1, each Family Stockholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Family Stockholder further agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, each Family Stockholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Family Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Riverwood, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Family Stockholder for all purposes of this Agreement. "Permitted Transferee" means, with respect to any Family Stockholder, (A) any other Family Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Family Stockholder or Adolph Coors, Jr., (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (E) if such Family Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

        Section 4.2    Disclosure.    Each of the Family Stockholders hereby permits Riverwood to publish and disclose in the Registration Statement of Riverwood to be filed on Form S-4 with respect to the Merger and all documents and schedules filed with the SEC in connection therewith, such Family Stockholder's identity and ownership of the Subject Shares and, with the prior approval of the Family Representative, the nature of such Family Stockholder's commitments, arrangements and understandings under this Agreement.

        Section 4.3    Waiver of Appraisal Rights.    Each of the Family Stockholders hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Article 113 of the Colorado Business Corporation Act (the "CBCA").

        Section 4.4    Reasonable Efforts.    Each Family Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement; provided, however, that this Section 4.4 shall not require the Family Stockholders to interfere with the composition or actions of the Company's Board of Directors or to acquire additional securities nor provide financing to the Company.

        Section 4.5    Family Representative.    Each Family Stockholder hereby designates and appoints (and each permitted Transferee of each such Family Stockholder is hereby deemed to have so designated and appointed) Jeffrey H. Coors and, in the case of his inability to act, William K. Coors (the "Family Representative"), as its attorney-in-fact with full power of substitution for each of them, to serve as the representative of such Family Stockholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Family Stockholder (including the voting of the Subject Shares in accordance with Sections 3.1(a) and (b)), and hereby acknowledges that the Family Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Family Stockholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Family Stockholder. Each such Family Stockholder hereby authorizes (and each such Permitted Transferee of such Family Stockholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Family Stockholder pursuant to this Agreement, except for notices and actions taken by the Family Representative. Riverwood is and will be entitled to rely on any action so taken or any notice given by any Family Representative and is and will be entitled and authorized to give notices only to the Family Representative for any notice contemplated by this Agreement to be given to any such Family Stockholder. A successor to the Family Representative may be chosen by the holders of a majority of the shares held by the Family Stockholders; provided that notice thereof is given by the new Family Representative to Riverwood.

        Section 4.6    Irrevocable Proxy.    Notwithstanding the generality of Section 4.5, each Family Stockholder hereby constitutes and appoints the Family Representative with full power of substitution, as the proxy pursuant to the provisions of Article 107 of the CBCA and attorney of such Family Stockholder, and hereby authorizes and empowers the Family Representative to represent, vote and otherwise act (by voting at any meeting of the stockholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Family Stockholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Family Stockholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Family Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Family Stockholder regarding the matters referred to in Sections 3.1(a) and (b).

        Section 4.7    Conversion of Preferred.

          (a)   At the Closing and immediately prior to the Effective Time (as such terms are defined in the Merger Agreement), the Grover C. Coors Trust shall convert all of the shares of Series B Preferred Stock held by such trust into shares of Common Stock in accordance with the terms of the Articles of Incorporation of the Company as amended by the Company's Board of Directors on August 14, 2000 (the "Share Conversion").

          (b)   In consideration of the Share Conversion, promptly after such conversion Riverwood shall pay by wire transfer, to an account or accounts specified by not less than three day's notice from the Family Representative to Riverwood, funds in an amount equal to the present value, calculated using a discount rate of 8.5%, of the dividend payments payable to the Series B Preferred Stock from the Effective Time of the Merger through the first date as of which the Company may redeem the Series B Preferred Stock.

        Section 4.8    Additional Consideration.

          (a)   In the event that the Merger Agreement shall have been terminated under circumstances where Riverwood is entitled to receive the Termination Fee (as defined in and in accordance with the Merger Agreement), each Family Stockholder shall pay to Riverwood, on demand, an amount equal to such Family Stockholder's pro rata share (based on the number of subject shares held by such stockholder on the date hereof, treating the Series B Preferred Stock on an as converted basis) of (i) 75% of the first $20 million of all Profit (as defined in Section 4.8(b)) earned by the Family Stockholders, collectively, and (ii) 50% of the next $40 million of all Profit earned by the Family Stockholders, collectively, in each case from the consummation of any Business Combination (as defined in the Merger Agreement) that is consummated within two years of such termination.

          (b)   For purposes of this Section 4.8, the "Profit" of the Family Stockholders, collectively, from any Business Combination shall equal (i) the aggregate consideration received by the Family Stockholders pursuant to such Business Combination, valuing any non-cash consideration (including any residual interest in the Company) at its Fair Market Value on the date of the consummation of the Business Combination plus (ii) the Fair Market Value, determined as of the date of disposition, of all Subject Shares of the Family Stockholders disposed of after the termination of the Merger Agreement and prior to the date of the consummation of the Business Combination minus (iii) the Fair Market Value of all Subject Shares of the Family Stockholders, determined as of (x) the day immediately prior to date of the Merger Agreement or (y) the day immediately prior to the date that the Company first receives notice of or otherwise becomes aware of an Acquisition Proposal (as defined in the Merger Agreement), whichever date of determination yields a lower Fair Market Value.

          (c)   In the event that (i) prior to the Effective Time, a Superior Proposal shall have been made and (ii) the Effective Time of the Merger shall have occurred and Riverwood for any reason shall have increased the amount of the Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof, the Family Stockholders hereby agree that they will not be entitled to receive, and shall waive any right to receive, 50% of any such additional Merger Consideration that would otherwise have been received by the Family Stockholders, and that the full amount of any such additional Merger Consideration shall be payable by Riverwood only with respect to shares of the Common Stock held by Persons other than the Family Stockholders.

          (d)   For purposes of this Section 4.8, the Fair Market Value of any non-cash consideration consisting of:

    (i)
    securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or the NASDAQ/NMS for the ten trading days prior to the date of determination; and

    (ii)
    consideration which is other than cash or securities of the form specified in clause (i) of this Section 4.8(d) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Riverwood, on the one hand, and the Family Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (e)   Any payment of profit under this Section 4.8 shall (i) if paid in cash, be paid by wire transfer of same day funds to an account designated by Riverwood and (ii) if paid through transfer of freely tradeable securities, be paid through delivery of such securities, suitably endorsed for transfer.

ARTICLE V

STOCKHOLDER CAPACITY

        Section 5.1    Stockholder Capacity.    No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Family

Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Family Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Family Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE VI

TERMINATION

        Section 6.1    Termination.    This Agreement shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that (i) the provisions of Section 4.8 of this Agreement shall survive any such termination and (ii) a termination of this Agreement shall not relieve any party from liability for any breach hereof.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Additional Shares.    In the event any Family Stockholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the "Additional Securities"), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Family Stockholder agrees not to purchase or in any other manner acquire any Additional Securities, except for (x) the purchase or other acquisition pursuant to Section 4.1 of Common Stock or Series B Preferred Stock that is held by another Family Stockholder as of the date hereof and (y) with respect to any Family Stockholder who is an employee of the Company, pursuant to a Company Benefit Plan (as defined in the Merger Agreement).

        Section 7.2    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

        Section 7.3    Jurisdiction.    Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of Delaware or the United States District Court for the District of Delaware (each, a "Delaware Court"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Delaware Court, and any claim that any such action or proceeding brought in any Delaware Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Delaware Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

        Section 7.4    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

        Section 7.5    Specific Performance.    Each Family Stockholder acknowledges and agrees that (i) the obligations and agreements of such Family Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) Riverwood is and will be relying on such covenants in connection with entering into the Merger Agreement, the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of obligations or agreements will cause Riverwood irreparable injury for which adequate remedies are not available at law. Therefore, each Family Stockholder agrees that Riverwood shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Family Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Riverwood may have.

        Section 7.6    Amendment, Waivers, etc.    Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Riverwood and the Family Representative. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

        Section 7.7    Assignment; No Third Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with this Section 7.7 shall, upon the delivery of the documents contemplated by Section 7.7, become a "Family Stockholder", and (ii) Riverwood may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Riverwood. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        Section 7.8    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 7.9    Notices.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

  (A) if to Riverwood to:

    Riverwood Holding, Inc.
    3350 Riverwood Parkway
    Suite 1400
    Atlanta, GA 30339
    Attn: General Counsel
    Telecopy: (770) 644-2929

    with a copy to:

    Debevoise & Plimpton
    919 Third Avenue
    New York, New York 10022
    Attn.: Paul S. Bird
    Telecopy: (212) 909-6836

  (B) if to any Family Stockholder to:

    Coors Family Trust
    Mail Stop VR 900
    P.O. Box 4030
    Golden, CO 80401
    Attn: Jeffrey H. Coors
    Telecopy: (303) 277-6887

    with a copy to:

    Davis Graham & Stubbs LLP
    1550 Seventeenth Street,
    Suite 500
    Denver, CO 80202
    Attn.: Jennings J. Newcom
    Telecopy: (303) 892-7400

        Section 7.10    Remedies.    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 7.11    Severability.    If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        Section 7.12    Integration.    This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

        Section 7.13    Section Headings.    The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 7.14    Further Assurances.    From time to time at the request of Riverwood, and without further consideration, each Family Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

        Section 7.15    Stop Transfer.    Each of the Family Stockholders agrees that such Family Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

        Section 7.16    Public Announcements.    Each Family Stockholder will consult with Riverwood before issuing, and provide Riverwood with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, the New York Stock Exchange).

        Section 7.17    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

RIVERWOOD HOLDING, INC.
By:	/s/ Stephen M. Humphrey Name: Stephen M. Humphrey Title: President and Chief Executive Officer

The undersigned each hereby (i) acknowledges
and accepts his appointment as a Family
Representative pursuant to Section 4.5
and the grant of the proxy referred to in
Section 4.6, and (ii) agrees and confirms
that he will vote all Subject Shares in
accordance with Sections 3.1(a) and (b):

/s/ Jeffrey H. Coors Name: Jeffrey H. Coors
/s/ William K. Coors Name: William K. Coors

ADOLPH COORS FOUNDATION, except with respect to Section 4.8 of the Voting Agreement, which shall not be applicable to such foundation
By:	/s/ William K. Coors William K. Coors

/s/ William K. Coors
William K. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, May Kistler Coors Trust dated September 24, 1965, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

/s/ Joseph Coors, Jr.
Joseph Coors, Jr. as Trustee of May Kistler Coors Trust dated September 24, 1965, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Grover C. Coors Trust dated September 12, 1969

/s/ Jeffrey H. Coors
Jeffrey H. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969, May Kistler Coors Trust dated September 24, 1965, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

/s/ Peter H. Coors
Peter H. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969, May Kistler Coors Trust dated September 24, 1965, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946, Joseph Coors Trust dated December 14, 1988, Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976, Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

/s/ John K. Coors
John K. Coors as Trustee of May Kistler Coors Trust dated September 24, 1965, Grover C. Coors Trust dated August 7, 1952, Herman F. Coors Trust dated July 5, 1946, Augusta Coors Collbran Trust dated July 5, 1946, Bertha Coors Munroe Trust dated July 5, 1946, Louise Coors Porter Trust dated July 5, 1946

/s/ Darden K. Coors Darden K. Coors as Trustee of Herman F. Coors Trust dated July 5, 1946
/s/ Melissa E. Coors Melissa E. Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969
/s/ J. Bradford Coors J. Bradford Coors as Trustee of Adolph Coors, Jr. Trust dated September 12, 1969

/s/ John K. Coors John K. Coors, Individually
/s/ Joseph Coors, Jr. Joseph Coors, Jr., Individually
/s/ William K. Coors William K. Coors, Individually
/s/ Jeffrey H. Coors Jeffrey H. Coors, Individually
/s/ Peter H. Coors Peter H. Coors, Individually
/s/ Darden K. Coors Darden K. Coors, Individually

Schedule A to
Voting Agreement

Ownership of Subject Shares

Stockholder	Shares of Common Stock		Shares of Series B Preferred Stock
Adolph Coors, Jr. Trust dated September 12, 1969	2,800,000		—
Augusta Coors Collbran Trust dated July 5, 1946	1,015,350		—
Bertha Coors Munroe Trust dated July 5, 1946	1,140,490		—
Grover C. Coors Trust dated August 7, 1952	2,727,016		1,000,000	(1)
Herman F. Coors Trust dated July 5, 1946	1,435,000		—
Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976	59,356		—
Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976	59,354		—
Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976	59,354		—
Joseph Coors Trust dated December 14, 1988	250,000		—
Louise Coors Porter Trust dated July 5, 1946	920,220		—
May Kistler Coors Trust dated September 24, 1965	1,726,652		—
Darden K. Coors	4,830	(2)	—
Jeffrey H. Coors	288,227	(3)	—
John K. Coors	2,375		—
Joseph Coors, Jr.	3,565	(4)	—
Peter H. Coors	9,074		—
William K. Coors	153,691	(5)	—
Adolph Coors Foundation	857,744		—

(1)
Convertible into 48,484,848 shares of Common Stock.

(2)
Includes 3,644 shares held in 401(k) Plan. Does not include 11,138 shares held in options.

(3)
Includes 140,590 shares held in 401(k) Plan; 250 shares held in PAYSOP; and 86,885 shares that have been issued and will be fully vested by 12/10/06 over which Mr. Coors has voting rights. Does not include 226,321 unissued shares held in deferred compensation plan; 300,000 unissued shares held in long term incentive plan; 1,603,489 shares held in options; or 30,400 shares held indirectly by partner.

(4)
Includes 194 shares held in PAYSOP.

(5)
Does not include 6,184 shares held in options.

Annex C

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

                      March 25, 2003

Board of Directors
Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, CO 80403

Members of the Board:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of Graphic Packaging International Corporation (the "Company"), other than the Family Stockholders (as such term is defined in the Merger Agreement described below), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of March 25, 2003 (the "Merger Agreement"), among Riverwood Holding, Inc. ("Riverwood"), Riverwood Acquisition Sub LLC ("Merger Sub"), a wholly owned subsidiary of Riverwood, and the Company. The Merger Agreement provides for the merger (the "Merger") of the Company with and into the Merger Sub, pursuant to which each outstanding share of Company Common Stock will be converted into the right to receive one share (the "Exchange Ratio") of common stock, par value $0.01 per share (the "Riverwood Common Stock"), of Riverwood.

        In arriving at our opinion, we have reviewed certain business and financial information relating to the Company and Riverwood, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company and Riverwood, and have met with the managements of the Company and Riverwood to discuss the business and prospects of the Company and Riverwood. We have also relied upon the views of the managements of the Company and Riverwood concerning the business, financial, operational and strategic benefits and implications of the Merger, including financial forecasts provided to or discussed with us by the Company and Riverwood relating to the synergistic values, tax benefits and operating cost savings expected to be achieved through the combination of the operations of the Company and Riverwood. We have also considered certain financial and stock market data of the Company and certain financial data of Riverwood, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and Riverwood. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts relating to the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. With respect to the financial forecasts relating to Riverwood and the cost savings, tax benefits and other potential synergies anticipated to result from the Merger, we have assumed, that such forecasts (including adjustments thereto) represent reasonable estimates and judgments as to the future financial performance of Riverwood and as to such cost savings, tax benefits and other potential synergies (including the amount, timing and achievability thereof). We also have assumed, with your consent, that all necessary regulatory and third party approvals and consents for the Merger will be obtained without material delay or expense and without any limitation, restriction or condition being imposed that would have an adverse effect on the business of Company or Riverwood or the contemplated benefits of the

C-1

Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have assumed, with your consent, that each outstanding share of class A common stock, par value $0.01 per share, of Riverwood and class B common stock, par value $0.01 per share, of Riverwood will be reclassified into and become 15.21 shares of Riverwood Common Stock immediately prior to the Merger. You have also informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Riverwood, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon the information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the actual value of the shares of Riverwood Common Stock will be when issued to the holders of the Company Common Stock pursuant to the Merger or the prices at which such shares will trade at any time. Our opinion does not address any aspect or implication of the treatment of certain restricted shares of Company Common Stock held by executives of the Company provided for in the Merger Agreement. In addition, our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies that might be available to the Company, nor does it address the Company's underlying business decision to proceed with the Merger.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We have in the past provided, and may in the future provide, investment banking and financial services to the Company and Riverwood, for which we have received, and expect to receive, compensation. In addition, we or one or more of our affiliates may provide Riverwood, or otherwise assist Riverwood in obtaining financing in connection with the Merger, and we will receive compensation in connection therewith. In the ordinary course of our business, we and our affiliates may actively trade the debt or equity securities of both the Company and Riverwood for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock, other than the Family Stockholders, from a financial point of view.

Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ WILLIAM S. OGLESBY

C-2

 Annex D

                      March 24, 2003

Independent Committee of the Board of Directors
Graphic Packaging International Corporation
4455 Table Mountain Drive
Golden, CO 80403

Members of the Committee:

        We understand that Graphic Packaging International Corporation (the "Company") proposes to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 23, 2003 (the "Merger Agreement"), with Riverwood Holding, Inc. ("Riverwood") and Riverwood Acquisition Sub LLC ("Merger Sub"), which provides, among other things, for the merger of the Company with and into Merger Sub. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Riverwood, and each outstanding share of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company, other than shares held in treasury or held by Riverwood or Merger Sub, will be converted into the right to receive a certain number of shares of common stock, par value $0.01 per share (the "Riverwood Common Stock"), of Riverwood, as set forth in the Merger Agreement.

        We also understand that the Grover C. Coors Trust (the "Trust"), among other parties, proposes to enter into a Voting Agreement, substantially in the form of the draft dated March 22, 2003 (the "Voting Agreement"), with Riverwood, pursuant to which, among other things, the Trust will agree to convert shares of 10% Series B Convertible Preferred Stock, stated value $100.00 per share (the "Preferred Stock"), of the Company prior to the consummation of the Merger (the "Conversion"). Pursuant to the Conversion, the Trust will convert its shares of Preferred Stock for shares of Company Common Stock, in accordance with the conversion terms of such Preferred Stock, in exchange for an amount equal to the present value, calculated using a discount rate of 8.5%, of the dividend payments payable to the Series B Preferred Stock from the Effective Time of the Merger through the first date as of which the Company may redeem the Series B Preferred Stock (the "Consideration"). We understand that the Conversion is a condition precedent to the consummation of the Merger. The terms and conditions of the Merger and the Conversion are more fully set forth in the Merger Agreement and the Voting Agreement (collectively, the "Agreements"). You have asked for our opinion as to whether the Consideration to be paid pursuant to the Voting Agreement is fair from a financial point of view to the Company.

        For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available documents and other information related to the Preferred Stock;

  (ii)
  reviewed certain publicly available financial statements and other financial and operating data concerning the Company;

  (iii)
  reviewed the draft Agreements and certain related documents;

  (iv)
  reviewed the cost of capital, and reviewed the potential terms of a comparable security being issued by the Company and the combined entity; and

  (v)
  considered such other factors and performed such other analyses as we have deemed appropriate.

D-1

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made any independent valuation or appraisal of the assets and liabilities of the Company, nor have we been furnished with any such appraisals. In addition, we have assumed that the Conversion will be consummated in accordance with the terms set forth in the Voting Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        This opinion does not address the underlying decision by the Company to enter into the Merger Agreement. In addition, this opinion does not address the fairness, from a financial point of view, of the Exchange Ratio or any other element of the Merger. In arriving at our opinion, we were not authorized to and did not investigate any alternative transactions with respect to the Preferred Stock.

        We have acted as financial advisor to the Company in connection with the Conversion and the Merger and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. As previously discussed, an affiliate of Morgan Stanley is a director of Riverwood and Morgan Stanley may provide or seek to provide financial advisory or financing services to the Company, the Trust or Riverwood in connection with financing arrangements for the Merger or in the future.

        Morgan Stanley is a full service securities firm engaged in securities trading, asset management and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of our trading, asset management, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or Riverwood.

        It is understood that this letter is for the information of the Independent Committee of the Board of Directors of the Company for the purpose of evaluating the Consideration to be paid pursuant to the Voting Agreement. In addition, we express no opinion as to the prices at which the Company Common Stock will trade at any time and we express no opinion or recommendation as to how the Trustees of the Trust should vote at the Trustees' meeting held in connection with the Conversion or how the holders of the Company Common Stock should vote at the shareholders' meeting held in connection with the Merger.

        Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid in connection with the Conversion pursuant to the Voting Agreement is fair from a financial point of view to the Company.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED
By:	/s/ LISA E. BEESON Lisa E. Beeson Managing Director

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The combined company's certificate of incorporation provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that the combined company's directors shall have no personal liability to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        The combined company's by-laws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

        The combined company will enter into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits.

        The following exhibits are included as exhibits to this Registration Statement. Those exhibits below incorporated by reference herein are indicated as such by the information supplied after this exhibit. If no such information appears after an exhibit, such exhibit is filed herewith unless otherwise indicated.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.2
Voting Agreement, dated as of March 25, 2003, between Riverwood Holding, Inc. and the persons listed on the signature pages thereof. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
3.1	Form of Restated Certificate of Incorporation of Riverwood Holding, Inc.[nc_cad,217]
3.2	Form of Amended and Restated By-Laws of Riverwood Holding, Inc.[nc_cad,217]
4.1	Form of Certificate for the Common Stock, par value $0.01 per share.[nc_cad,217]
4.2	Form of Rights Agreement between Riverwood Holding, Inc. and Wells Fargo Bank Minnesota, N.A.[nc_cad,217]
4.3
Amended and Restated Credit Agreement, dated as of August 10, 2001, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto, Deutsche Banc Alex Brown, Inc., as syndication agent, and Chase Manhattan Bank, as administrative agent. Filed as Exhibit 4.4 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
4.4
Amendment No. 1 and Waiver, dated as of April 23, 2002, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, as administrative agent.[nc_cad, 217]
4.5
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Connecticut, as trustee, relating to the 10 1/4% Senior Notes due 2006 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.6 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.
4.6
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Massachusetts, as trustee, relating to the 10 7/8% Senior Subordinated Notes due 2008 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.7 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.

4.7
Indenture, dated as of July 28, 1997, among Riverwood International Corporation, RIC Holding, Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Registration Statement on Form S-4 (Registration No. 333-33499) of Riverwood International Corporation, Riverwood Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.
4.8
Indenture, dated June 21, 2001, among Riverwood International Corporation, RIC Holding Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton.
8.1	Form of Tax Opinion of Holme Roberts & Owen LLP.
10.1
Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and the Other Riverwood Stockholders named therein.[nc_cad,217]
10.2
Stockholders Agreement, dated as of March 25, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.[nc_cad,217]
10.3
Amendment No. 1 to Stockholders Agreement, dated as of April 29, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.[nc_cad, 217]
10.4
Amendment No. 2 to Stockholders Agreement, dated as of June 12, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.[nc_cad, 217]
10.5	Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. and the Other Riverwood Stockholders named therein.[nc_cad,217]
10.6
Wood Products Supply Agreement, dated as of October 18, 1996, between Plum Creek Timber Company, L.P. and Riverwood International Corporation, including annexes. Filed as Exhibit 10.1 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.7
Form of Investor Stock Subscription Agreement, between Riverwood Holding, Inc. (formerly named New River Holding, Inc.) and each of the investors named on the schedule thereto. Filed as Exhibit 10.6 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.

10.8
Form of Management Stock Subscription Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the purchasers named therein. Filed as Exhibit 10.4 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.9
Form of Management Stock Option Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the grantees named therein. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.10
Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.11
Indemnification Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.[nc_cad, 217]
10.12	Consulting Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation and Clayton, Dubilier & Rice, Inc.[nc_cad,217]
10.13
Management Stock Option Agreement, dated as of January 1, 2002, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.14
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.15
Form of Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.16	2003 Riverwood Holding, Inc. Long-Term Incentive Plan.[nc_cad,217]
10.17	Form of 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan.[nc_cad,217]
10.18
Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.19
Agreement, dated as of November 18, 1999, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.20	Second Amended and Restated Employment Agreement, dated March 25, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Stephen M. Humphrey.[nc_cad,217]

10.21
Amended and Restated Employment Agreement, dated as of January 1, 2002, among Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.10 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.22
Amendment No. 1, dated as of December 19, 2001, between Stephen M. Humphrey and Riverwood International Corporation, to the Promissory Note, dated November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.23
Promissory Note, dated as of November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.24
Management Stock Option Agreement, dated as of March 31, 1997, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.2 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed May 9, 1997 (Commission File No. 1-11113), and incorporated herein by reference.
10.25
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Jeffrey H. Coors.[nc_cad,217]
10.26
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and David Scheible. [nc_cad,217]
10.27
Employment Agreement, dated as of September 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc and Daniel J. Blount. Filed as Exhibit 10.16 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.28
Employment Agreement, dated as of November 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.29
Amendment to Employment Agreement, dated as of March 18, 2003, between Riverwood Holding, Inc. Riverwood International Corporation, and Steven D. Saucier. Filed as Exhibit 10.22 to Riverwood Holding Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113) and incorporated herein by reference.
10.30
Employment Agreement, dated as of May 1, 2001, among Riverwood International Corporation, Riverwood Holding, Inc. and Wayne E. Juby. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.31
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Donald W. Sturdivant.[nc_cad,217]

10.32
Employment Agreement, dated as of September 30, 2002, among Riverwood International Corporation, Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.33
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.22 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
16.1
Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated June 11, 2003. Filed as Exhibit 16.1 to Riverwood Holding, Inc.'s Current Report on Form 8-K filed June 12, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
18.1
Letter Re: Change in Accounting Principles. Filed as Exhibit 10.23 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
21.1	List of subsidiaries. Filed as Exhibit 21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
23.1	Consent of PricewaterhouseCoopers LLP (for Riverwood Holding, Inc.).
23.2	Consent of PricewaterhouseCoopers LLP (for Graphic Packaging International Corporation).
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Debevoise & Plimpton (included in Exhibit 5.1).
23.5	Consent of Holme Roberts & Owen LLP (included in Exhibit 8.1).*
24.1	Power of Attorney (included on the signature page to this registration statement filed on May 2, 2003).[nc_cad,217]
99.1	Opinion of Credit Suisse First Boston LLC. Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.2	Opinion of Morgan Stanley & Co. Incorporated. Attached as Annex D to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.3	Form of proxy card.
99.4	Consent of Credit Suisse First Boston LLC.
99.5	Consent of Morgan Stanley & Co. Incorporated.

*
To be filed by amendment

†
Previously filed

        (b) Financial Statement Schedules.

    Financial schedules filed as part of this registration statement:

    1.    Riverwood Holding, Inc.—Schedule II—Valuation and Qualifying Accounts. 2.    Graphic Packaging International Corporation—Schedule II—Valuation and Qualifying Accounts.

RIVERWOOD HOLDING, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(IN THOUSANDS OF DOLLARS)

(Classification)	Balance Beginning of Period	(Credits) Charges to Costs and Expenses	Deductions (a)	Balance at End of Period
Year ended December 31, 2002:
Allowances Reducing the Assets in the Balance Sheet:
Doubtful accounts receivable	$3,294	$2,234	$(3,573)	$1,955
Deferred tax assets	219,747	357	—	220,104

Total	$223,041	$$2,591	$(3,573)	$222,059

Year ended December 31, 2001:
Allowances Reducing the Assets in the Balance Sheet:
Doubtful accounts receivable	$2,769	$2,276	$(1,751)	$3,294
Deferred tax assets	174,859	44,888	—	219,747

Total	$177,628	$47,164	$(1,751)	$223,041

Year ended December 31, 2000:
Allowances Reducing the Assets in the Balance Sheet:
Doubtful accounts receivable	$4,474	$404	$(2,109)	$2,769
Deferred tax assets	214,911	(40,052)	—	174,859

Total	$219,385	$(39,648)	$(2,109)	$177,628

NOTE:

(a)
The reductions in the allowance for doubtful accounts receivable relate principally to charges for which reserves were provided, net of recoveries.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

	Balance at beginning of year	Additions Charged to Costs and Expenses		Other		Deductions		Balance at end of year
Allowance for doubtful receivables
Year Ended December 31,
2000	$2,260	$1,425		$(22	)(1)	$(693	)(2)	$2,970
2001	$2,970	$728		$—		$(1,929	)(2)	$1,769
2002	$1,769	$901		$—		$(275	)(2)	$2,395
Deferred tax asset valuation allowance
Year Ended December 31,
2000	$123	$215	(3)	$—		$—		$338
2001	$338	$—		$—		$(82	)(3)	$256
2002	$256	$51,043	(3)	$—		$—		$51,299

(1)
The 2000 disposition of the Malvern, Pennsylvania plant.

(2)
Write off of uncollectible accounts.

(3)
Adjustments to the deferred tax asset valuation allowance relate to uncertainty surrounding the ultimate deductibility of the goodwill impairment charge in 2002 and a foreign net operating loss carryforward.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (5)   That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on July 1, 2003.

RIVERWOOD HOLDING, INC.
By:	/s/ STEPHEN M. HUMPHREY NAME: STEPHEN M. HUMPHREY TITLE: PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on July 1, 2003 by the following persons in the capacities indicated.

* B. Charles Ames	Chairman of the Board of Directors
/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President, Chief Executive Officer and Director (Principal Executive Officer)
* Daniel J. Blount	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Kevin J. Conway	Director
* Leon J. Hendrix, Jr.	Director
* Hubbard C. Howe	Director
* Alberto Cribiore	Director
* Brian J. Richmand	Director

* Lawrence C. Tucker	Director
* Samuel M. Mencoff	Director
* John R. Miller	Director
* G. Andrea Botta	Director
* Gianluigi Gabetti	Director
* Martin D. Walker	Director

*By:	/s/ EDWARD W. STROETZ, JR. Edward W. Stroetz, Jr. Attorney-In-Fact, pursuant to Power of Attorney, dated May 2, 2003

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
2.2
Voting Agreement, dated as of March 25, 2003, between Riverwood Holding, Inc. and the persons listed on the signature pages thereof. Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement, and incorporated herein by reference.
3.1	Form of Restated Certificate of Incorporation of Riverwood Holding, Inc.†
3.2	Form of Amended and Restated By-Laws of Riverwood Holding, Inc.†
4.1	Form of Certificate for the Common Stock, par value $0.01 per share.[nc_cad,217]
4.2	Form of Rights Agreement between Riverwood Holding, Inc. and Wells Fargo Bank Minnesota, N.A.[nc_cad,217]
4.3
Amended and Restated Credit Agreement, dated as of August 10, 2001, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto, Deutsche Banc Alex Brown, Inc., as syndication agent, and Chase Manhattan Bank, as administrative agent. Filed as Exhibit 4.4 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
4.4
Amendment No. 1 and Waiver, dated as of April 23, 2002, among Riverwood International Corporation, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, as administrative agent.[nc_cad, 217]
4.5
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Connecticut, as trustee, relating to the 10 1/4% Senior Notes due 2006 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.6 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.
4.6
Indenture, dated March 27, 1996, among RIC Holding, Inc., Riverwood Holding, Inc., CDRO Acquisition Corporation and Fleet National Bank of Massachusetts, as trustee, relating to the 10 7/8% Senior Subordinated Notes due 2008 of Riverwood International Corporation, together with the First Supplemental Indenture and the Second Supplemental Indenture thereto. Filed as Exhibit 4.7 to RIC Holding, Inc.'s Annual Report on Form 10-K filed April 16, 1996 (Commission File No. 1-11113), and incorporated herein by reference.
4.7
Indenture, dated as of July 28, 1997, among Riverwood International Corporation, RIC Holding, Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Registration Statement on Form S-4 (Registration No. 333-33499) of Riverwood International Corporation, Riverwood Holding, Inc. and RIC Holding, Inc. under the Securities Act of 1933, as amended, and incorporated herein by reference.

4.8
Indenture, dated June 21, 2001, among Riverwood International Corporation, RIC Holding Inc., Riverwood Holding, Inc. and State Street Bank and Trust Company, as trustee, relating to the 10 5/8% Senior Notes due 2007 of Riverwood International Corporation. Filed as Exhibit 4.1 to the Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed August 14, 2001 (Commission File No. 1-11113), and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton.
8.1	Form of Tax Opinion of Holme Roberts & Owen LLP.
10.1
Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and the Other Riverwood Stockholders named therein.[nc_cad,217]
10.2
Stockholders Agreement, dated as of March 25, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.[nc_cad,217]
10.3
Amendment No. 1 to Stockholders Agreement, dated as of April 29, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.[nc_cad, 217]
10.4
Amendment No. 2 to Stockholders Agreement, dated as of June 12, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A.[nc_cad, 217]
10.5	Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. and the Other Riverwood Stockholders named therein.[nc_cad,217]
10.6
Wood Products Supply Agreement, dated as of October 18, 1996, between Plum Creek Timber Company, L.P. and Riverwood International Corporation, including annexes. Filed as Exhibit 10.1 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.7
Form of Investor Stock Subscription Agreement, between Riverwood Holding, Inc. (formerly named New River Holding, Inc.) and each of the investors named on the schedule thereto. Filed as Exhibit 10.6 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.8
Form of Management Stock Subscription Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the purchasers named therein. Filed as Exhibit 10.4 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.9
Form of Management Stock Option Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the grantees named therein. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.10
Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.

10.11
Indemnification Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership.[nc_cad, 217]
10.12	Consulting Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation and Clayton, Dubilier & Rice, Inc.†
10.13
Management Stock Option Agreement, dated as of January 1, 2002, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.14
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.15
Form of Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.16	2003 Riverwood Holding, Inc. Long-Term Incentive Plan.[nc_cad,217]
10.17	Form of 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan.[nc_cad,217]
10.18
Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.19
Agreement, dated as of November 18, 1999, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.20	Second Amended and Restated Employment Agreement, dated March 25, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Stephen M. Humphrey.†
10.21
Amended and Restated Employment Agreement, dated as of January 1, 2002, among Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.10 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.22
Amendment No. 1, dated as of December 19, 2001, between Stephen M. Humphrey and Riverwood International Corporation, to the Promissory Note, dated November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.23
Promissory Note, dated as of November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.24
Management Stock Option Agreement, dated as of March 31, 1997, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.2 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed May 9, 1997 (Commission File No. 1-11113), and incorporated herein by reference.

10.25
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Jeffrey H. Coors.[nc_cad,217]
10.26
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and David Scheible. [nc_cad,217]
10.27
Employment Agreement, dated as of September 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Daniel J. Blount. Filed as Exhibit 10.16 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.28
Employment Agreement, dated as of November 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 1-11113), and incorporated herein by reference.
10.29
Amendment to Employment Agreement, dated as of March 18, 2003, between Riverwood Holding, Inc., Riverwood International Corporation, and Steven D. Saucier. Filed as Exhibit 10.22 to Riverwood Holding Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113) and incorporated herein by reference.
10.30
Employment Agreement, dated as of May 1, 2001, among Riverwood International Corporation, Riverwood Holding, Inc. and Wayne E. Juby. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
10.31
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Donald W. Sturdivant.[nc_cad,217]
10.32
Employment Agreement, dated as of September 30, 2002, among Riverwood International Corporation, Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
10.33
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.22 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
16.1
Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated June 11, 2003. Filed as Exhibit 16.1 to Riverwood Holding, Inc.'s Current Report on Form 8-K filed June 12, 2002 (Commission File No. 1-11113), and incorporated herein by reference.
18.1
Letter Re: Change in Accounting Principles. Filed as Exhibit 10.23 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
21.1	List of subsidiaries. Filed as Exhibit 21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113), and incorporated herein by reference.
23.1	Consent of PricewaterhouseCoopers LLP (for Riverwood Holding, Inc.).

23.2	Consent of PricewaterhouseCoopers LLP (for Graphic Packaging International Corporation).
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Debevoise & Plimpton (included in Exhibit 5.1).
23.5	Consent of Holme Roberts & Owen LLP (included in Exhibit 8.1).*
24.1	Power of Attorney (included on the signature page to this registration statement filed on May 2, 2003).[nc_cad,217]
99.1	Opinion of Credit Suisse First Boston LLC. Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.2	Opinion of Morgan Stanley & Co. Incorporated. Attached as Annex D to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.
99.3	Form of proxy card.
99.4	Consent of Credit Suisse First Boston LLC.
99.5	Consent of Morgan Stanley & Co. Incorporated.

*
To be filed by amendment.

†
Previously filed

QuickLinks

GRAPHIC PACKAGING INTERNATIONAL CORPORATION MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Table of Contents
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
Prior to the Merger
Upon Completion of The Merger
Combined Company Summary Unaudited Condensed Pro Forma Combined Financial Information (in thousands, except per share data)
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING
THE PROPOSED MERGER
INTERESTS OF CERTAIN PERSONS IN THE MERGER
THE MERGER AGREEMENT
MATERIAL TERMS OF RELATED AGREEMENTS
  Transfer Restrictions
INFORMATION ABOUT RIVERWOOD
INFORMATION ABOUT GRAPHIC
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
Combined Company Unaudited Condensed Pro Forma Combined Balance Sheet As of March 31, 2003 (in thousands)
Combined Company Unaudited Condensed Pro Forma Combined Statement of Operations For the Three Months Ended March 31, 2003 (in thousands, except per share data)
Combined Company Unaudited Condensed Pro Forma Combined Statement of Operations For the Year Ended December 31, 2002 (in thousands, except per share data)
Combined Company Notes to Unaudited Condensed Pro Forma Combined Financial Statements (Unaudited)
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER AND OTHER INFORMATION
Pension Plan Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
COMPARISON OF STOCKHOLDER RIGHTS
DESCRIPTION OF THE COMBINED COMPANY'S CAPITAL STOCK
LEGAL MATTERS
EXPERTS
INDEPENDENT AUDITORS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
RIVERWOOD HOLDING, INC. CONSOLIDATED BALANCE SHEETS (In thousands of dollars)
RIVERWOOD HOLDING, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands of dollars)
RIVERWOOD HOLDING, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars)
RIVERWOOD HOLDING, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (In thousands of dollars)
RIVERWOOD HOLDING, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RIVERWOOD HOLDING, INC. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Report of Independent Auditors
INDEPENDENT AUDITORS' REPORT
RIVERWOOD HOLDING, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars) (unaudited)
RIVERWOOD HOLDING, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) (In thousands of dollars) (unaudited)
RIVERWOOD HOLDING, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars) (unaudited)
RIVERWOOD HOLDING, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
REPORT OF INDEPENDENT AUDITORS
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share data)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS) (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONSOLIDATED BALANCE SHEET (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
GRAPHIC PACKAGING INTERNATIONAL CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Year Ended December 31, 2002 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Year Ended December 31, 2001 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Year Ended December 31, 2000 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET At December 31, 2002 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET At December 31, 2001 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Year Ended December 31, 2002 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Year Ended December 31, 2001 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Year Ended December 31, 2000 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share data) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (in thousands) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET (in thousands, except share data)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Three Months Ended March 31, 2003 (in thousands) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS Three Months Ended March 31, 2002 (in thousands) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET At March 31, 2003 (in thousands) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING BALANCE SHEET At December 31, 2002 (in thousands)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Three Months Ended March 31, 2003 (in thousands) (unaudited)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS Three Months Ended March 31, 2002 (in thousands) (unaudited)
  Annex A
  EXECUTION COPY
Table of Contents
LIST OF EXHIBITS
Index
  Annex B
  EXECUTION COPY
Schedule A to Voting Agreement
Ownership of Subject Shares
  Annex C
  Annex D
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
RIVERWOOD HOLDING, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS OF DOLLARS)
GRAPHIC PACKAGING INTERNATIONAL CORPORATION SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS (In thousands)
SIGNATURES
Exhibit Index